As filed with the Securities and Exchange Commission on __________
Registration No. __________
___________________________________________________________________________
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
____________________

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
___________________

ACCESS PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

Delaware	3841	83-0221517
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

2600 Stemmons Freeway, Suite 176
Dallas, Texas 75207
(214) 905-5100
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
___________________

Jeffrey B. Davis
Chief Executive Officer
2600 Stemmons Freeway, Suite 176
Dallas, Texas 75207
(214) 905-5100
(Name, address, including zip code, and telephone number, including area code, of agent for service)
___________________
Copies to:

David P. Luci
President and Chief Business Officer
MacroChem Corporation
80 Broad Street, 22nd Floor
New York, NY 10004
(212) 514-8094

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effectiveness of this registration statement and the satisfaction or waiver of all other conditions under the merger agreement described herein.

If the securities being registered on this form are being offered in connection with the formulation of a holding company and there is compliance with General Instruction G, check the following box. 

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. 

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. (Check one):

Larger accelerated filer  ☐                                                                                                Accelerated filer  ☐

Non-accelerated filer  ☐                                                                                     Smaller reporting company  ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $0.01 par value per share	2,500,000 (1)	$1.00 (1)	$2,500,000	$98.25

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933. For the purposes of this table, we have used the average of the high and low prices as reported on the OTC Bulletin Board on December 1, 2008.

_________________

The registrant hereby amends the registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that the registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this information statement/prospectus is not complete and may be changed. Access may not sell these securities until the registration statement filed with the Securities and Exchange Commission, of which this document is a part, is declared effective. This information statement/prospectus is not an offer to sell and it is not soliciting an offer to buy these securities in any jurisdiction where the offer, solicitation or sale is not permitted or would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. Any representation to the contrary is a criminal offense.

MACROCHEM CORPORATION
80 Broad Street, 22nd Floor
New York, NY 10004

NOTICE OF ACTION BY WRITTEN CONSENT

TO THE STOCKHOLDERS OF MACROCHEM CORPORATION:

NOTICE IS HEREBY GIVEN that on July 30, 2008, MacroChem Corporation, a Delaware corporation, obtained written consent from stockholders holding a majority of the outstanding shares of common stock of MacroChem entitled to vote on the following actions:

1.

To ratify and approve the agreement and plan of merger (“Merger Agreement”) by and between MacroChem, MACM Acquisition Corp. and Access Pharmaceuticals, Inc. (“Access”) and the transactions contemplated thereby.

The details of the foregoing action and other important information are set forth in the accompanying information statement and a copy of the Merger Agreement is attached as Appendix A. The board of directors of MacroChem (“ MacroChem Board of Directors”) has unanimously approved the above action.

Under Section 228 of the Delaware General Corporation Law (“DGCL”), action by stockholders may be taken without a meeting, without prior notice, without a vote, by written consent of the holders of outstanding capital stock having not less than the minimum number of votes that would be necessary to authorize the action at a meeting at which all shares entitled to vote thereon were present and voted. On that basis, the stockholders holding a majority of the outstanding shares of capital stock entitled to vote approved the foregoing actions. No other vote or stockholder action is required. Under Delaware law, appraisal rights are afforded to stockholders who properly dissent with the merger and comply with the requirements set forth herein. If you do not comply with the procedures governing appraisal rights set forth under Delaware law and explained elsewhere in this information statement, you may not be entitled to payment for your shares.  In the event that holders of more than 5% of the outstanding common stock of MacroChem exercise dissenter or appraisal rights, Access shall not be required to close the Merger.

Please read this information statement carefully and in its entirety. Although you will not have an opportunity to vote on the approval of the Merger Agreement and the merger, this information statement contains important information about these actions.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND MACROCHEM A PROXY.

This information statement is being mailed on or about _________, 2008 to all stockholders of record as of ___________, 2008.

By Order of the Board of Directors

/s/ Robert J. DeLuccia

Robert J. DeLuccia, Chairman

Access Pharmaceuticals, Inc.	MacroChem Corporation

2,500,000
Access Pharmaceuticals, Inc.
Common Stock

PRELIMINARY INFORMATION STATEMENT
WE ARE NOT ASKING YOU FOR A PROXY AND
YOU ARE REQUESTED NOT TO SEND MACROCHEM A PROXY.
GENERAL INFORMATION

The boards of directors of Access Pharmaceuticals, Inc., (“Access”), and MacroChem Corporation, (“MacroChem”) have each approved the merger of MacroChem with a wholly owned subsidiary of Access. If the proposed merger is completed, the holders of MacroChem’s common stock and in-the-money warrants are expected to receive approximately 0.05423180 of a share of Access common stock for each share of MacroChem common stock they own immediately prior to completion of the merger with such exchange not to exceed in the aggregate 2,500,000 shares of Access common stock.

This information statement is being furnished to MacroChem stockholders in connection with the actions taken by MacroChem’s Board of Directors and the written consent of the holders of a majority of MacroChem’s outstanding voting securities with respect to the actions described below. On July 10, 2008, MacroChem’s Board of Directors unanimously approved these actions, subject to stockholder approval.  In accordance with Section 228 of the DGCL, on or about July 30, 2008,  MacroChem received written consents in lieu of a meeting from 5 stockholders (the “Majority Stockholders”) holding 28,715,565 shares of MacroChem’s common stock, representing approximately 63% of the 45,798,412 total shares of common stock issued and outstanding as of July   30, 2008, the record date. A copy of the written consent is attached hereto as Appendix B.  This information statement is being sent to MacroChem’s stockholders to comply with the requirements of Section 14(c) of the Securities Exchange Act of 1934, as amended (“Exchange Act”), and shall constitute notice to MacroChem’s stockholders of action taken by written stockholder consent.

Pursuant to the Merger Agreement dated as of July 10, 2008, by and between MacroChem, MACM Acquisition Corp. (“Merger Sub”) and Access, Merger Sub will merge with and into MacroChem, with MacroChem being the surviving corporation and a wholly-owned subsidiary of Access. The merger will become effective as of the date and at such time as the Certificate of Merger is filed with the Secretary of State of the State of Delaware with respect to the merger (the “Effective Time”). In accordance with the terms of the Merger Agreement, at the Effective Time, each share of MacroChem common stock and in-the-money warrants to purchase MacroChem common stock (the “MacroChem Warrants”) outstanding immediately prior to the Effective Time will be converted into the right to receive a proportionate share of an aggregate of approximately 2,500,000 fully paid and non-assessable shares of common stock, par value $0.01 per share, of Access, subject to certain adjustments set forth in the Merger Agreement.  Access common stock currently trades on the OTC Bulletin Board under the symbol ACCP.  At the Effective Time, MacroChem common stock will no longer be outstanding and shall automatically be cancelled and retired and cease to exist, and each holder of MacroChem common stock shall cease to have any rights with respect to the shares of MacroChem common stock, except the right to receive the shares of Access common stock as described above.  No fractions of a share of Access common stock will be issued, and in lieu of such issuance, a holder of MacroChem common stock or MacroChem Warrants, as the case may be, who would otherwise be entitled to a fraction of a share of Access common stock as a result of the exchange of shares contemplated by the Merger Agreement will receive cash in lieu of such fractional share(s) based on a formula set forth in the Merger Agreement.  In addition, at the Effective Time, by virtue of consummating the Merger, Access will have assumed all of MacroChem’s liabilities.

We encourage you to read carefully this information statement/prospectus including the section entitled “Risk Factors” beginning on page 16.

IN CONNECTION WITH THE MERGER, YOU HAVE THE RIGHT TO EXERCISE DISSENTERS’ RIGHTS UNDER THE DELAWARE GENERAL CORPORATION LAW AND OBTAIN THE FAIR VALUE” OF YOUR SHARES OF THE COMPANY’S COMMON STOCK, PROVIDED THAT YOU COMPLY WITH THE CONDITIONS ESTABLISHED UNDER APPLICABLE DELAWARE LAW. IF YOU DO NOT COMPLY WITH THE PROCEDURES GOVERNING APPRAISAL RIGHTS SET FORTH UNDER DELAWARE LAW AND EXPLAINED ELSEWHERE IN THIS INFORMATION STATEMENT, YOU MAY NOT BE ENTITLED TO PAYMENT FOR YOUR SHARES. IN THE EVENT THAT HOLDERS OF MORE THAN 5% OF THE OUTSTANDING COMMON STOCK OF MACROCHEM EXERCISE DISSENTERS OR APPRAISAL RIGHTS, ACCESS SHALL HOT BE REQUIRED TO CLOSE THE MERGER.

FOR A DISCUSSION REGARDING YOUR APPRAISAL RIGHTS, SEE THE SECTION TITLED “APPRAISAL RIGHTS” AND APPENDIX C AND APPENDIX D TO THIS INFORMATION STATEMENT.

Neither of the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this information statement/prospectus.  Any representation to the contrary is a criminal offense.

THIS IS NOT A NOTICE OF A MEETING OF STOCKHOLDERS AND NO STOCKHOLDERS’ MEETING WILL BE HELD TO CONSIDER ANY MATTER DESCRIBED HEREIN.

The information in this prospectus is not complete and may be changed.  We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Preliminary Prospectus Subject to completion _________

THE MERGER	33
General	33
Background of the Merger	33
MacroChem’s Reasons for the Merger and Recommendation	33
No Independent Financial Advisor	34
Vote Required	34
Completion and Effectiveness of the Merger	34
Appraisal Rights	34

THE MERGER AGREEMENT	35
Structure of the Merger and Conversion of MacroChem Common Stock and In The Money MacroChem Warrants	35
General	35
Exchange Ratios	35
Exchange of MacroChem Common Stock for certificates representing shares of Access Common Stock	35
Restriction on Sales of Shares Held by holders of Access Common Stock	35
Conditions to the Merger	36
Conditions to Access’ and MacroChem’s Obligations	36
Conditions to Access’ Obligations	36
Conditions to MacroChem Obligations	37
Termination	37
Conduct of Business of MacroChem	37
Representations and Warranties	38
Accounting Treatment	40
Material United States Federal Income Tax Consequences	40
Indemnification and Insurance	41
Reasonable Best Efforts to Complete the Merger	41
MacroChem Prohibited from Soliciting Other Offers	41

INFORMATION ABOUT ACCESS	43
Business	43
Products	43
Approved Products	44
Products in Development Status	44
Drug Development Strategy	47
Process	48
Scientific Background	48
Core Drug Delivery Technology Platforms	49
Synthetic Polymer Targeted Drug Delivery Technology	49
Cobalamin-Mediated Oral Delivery Technology	49
Cobalamin-Mediated Targeted Delivery Technology	50
Angiolix	50
Prodrax	51
Alchemix	51
Other Key Developments	52
Patents	53
Government Regulation	54
Competition	55
Supplies	56
Employees	56
Web Availability	56

DESCRIPTION OF PROPERTY	57

LEGAL PROCEEDINGS	57

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS	58
Code of Business Conduct and Ethics	60

EXECUTIVE COMPENSATION	60
2005 Equity Incentive Plan	62
Outstanding Equity Awards at December 31, 2007	63
Director Compensation – 2007	65

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	66

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS	67
The 2007 Special Stock Option Plan	68
Annual Incentive	68
Stock Option Plans	68
Section 162(m)	69
Section 16(a) Beneficial Ownership Reporting Compliance	69

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS	70

MARKET FOR COMMON STOCK	71
Price Range of Common Stock and Dividend Policies	71
Holders	72
Options and Warrants	72
Shares Eligible for Future Shares	72
Dividends	72

DESCRIPTION OF SECURITIES	73
Common Stock	73
Preferred Stock	73
Transfer Agent and Registrar	74
Delaware Law and Certain Charter and By-Law Provisions	74
Elimination of Monetary Liability for Officers and Directors	74
Indemnification of Officers and Directors	74
Disclosure of Commission Position on Indemnification for Securities Act Liabilities	74

EXPERTS	75

LEGAL MATTERS	75

WHERE YOU CAN FIND MORE INFORMATION	75

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	76
Overview	76
Products	76
Approved Products	77
Products in Development Status	77
Recent Events	77
Results of Operations	79
Liquidity and Capital Resources	82
Critical Accounting Policies and Estimates	83
Off-Balance Sheet Transactions	85
Changes and Disagreements with Accountants on Accounting and Financial Disclosures	85

INDEX TO ACCESS FINANCIAL STATEMENTS	F-1
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	F-2
ACCESS AUDITED FINANCIAL STATEMENTS
Consolidated Balance Sheets	F-3
Consolidated Statements of Operations and Comprehensive Loss	F-4
Consolidated Statements of Shareholders' Equity (Deficit)	F-5
Consolidated Statements of Cash Flows	F-6
Notes to Consolidated Financial Statements	F-7
ACCESS UNAUDITED QUARTERLY FINANCIAL STATEMENTS
Condensed Consolidated Balance Sheets	F-23
Condensed Consolidated Statements of Operations	F-24
Condensed Consolidated Statements of Cash Flows	F-25
Notes to Condensed Consolidated Financial Statements	F-26

INDEX TO SOMANTA FINANCIAL STATEMENTS	F-30
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	F-31
SOMANTA AUDITED FINANCIAL STATEMENTS
Consolidated Balance Sheet	F-32
Consolidated Statements of Operations	F-33
Consolidated Statements of Shareholders' Deficit	F-34
Consolidated Statements of Cash Flows	F-36
Notes to Consolidated Financial Statements	F-37
SOMANTA UNAUDITED QUARTERLY FINANCIAL STATEMENTS
Condensed Consolidated Balance Sheets	F-57
Condensed Consolidated Statements of Operations	F-58
Condensed Consolidated Statement of Stockholders’ Deficit	F-60
Condensed Consolidated Statements of Cash Flows	F-64
Notes to Condensed Consolidated Financial Statements	F-66

INFORMATION ABOUT MACROCHEM
Business	86
Overview	86
Drug Delivery Technology	87
Product Candidates	88
Other Product Candidates	90
Competition	91
Government Regulation	92
Research and Development	93
Patents, Trademarks and License Agreements	93
Employees	94
Web Availability	94
Manufacturing	94

DESCRIPTION OF PROPERTY	94

LEGAL PROCEEDINGS	94

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLAN	94

MARKET FOR COMMON STOCK	95
Dividend Policy	95

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
AND RELATED STOCKHOLDERS MATTERS FOR MACROCHEM PHARMACEUTICALS, INC.	96

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	97
General	97
Critical Accounting Policies and Estimates	99
Results of Operations	100
Liquidity and Capital Resources	101
Recent Accounting Pronouncements	102
Mergers	103
Other Events	103

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE	103

INDEX TO MACROCHEM FINANCIAL STATEMENTS	F-75
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	F-76
MACROCHEM AUDITED FINANCIAL STATEMENTS
Consolidated Balance Sheet	F-77
Consolidated Statements of Operations and Comprehensive Loss	F-78
Consolidated Statement of Stockholders' Deficit	F-79
Consolidated Statements of Cash Flows	F-80
Notes to Consolidated Financial Statements	F-82
MACROCHEM UNAUDITED FINANCIAL STATEMENTS
Condensed Consolidated Balance Sheets	F-94
Condensed Consolidated Statements of Operations	F-95
Condensed Consolidated Statements of Cash Flows	F-96
Notes to Condensed Consolidated Financial Statements	F-97

VIRIUM FINANCIAL STATEMENTS
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANING FIRM	F-110
Balance Sheets March 31, 2008 (Unaudited), December 31, 2007 and December 31, 2006	F-111
Statement of Operations Three Months Ended March 31, 2008 (Unaudited), Years Ended December 31, 2007	F-112
and 2006 and Period from July 15, 1997 (Inception) to March 31, 2008 (Unaudited)
Statements of Stockholders' Deficiency Years Ended December 31, 2007 and 2006, Three Months Ended	F-113
March 31, 2008 (Unaudited), Period from July 15, 1997 (Inception) to March 31, 2008 (Unaudited)
Statements of Cash Flows Three Months Ended March 31, 2008 (Unaudited), Years Ended December 31, 2007	F-114
and 2006 and Period from July 15, 1997 (Inception) to March 31, 2008 (Unaudited)
Notes to Financial Statements	F-115

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS	F-126
Pro Forma Condensed Combined Balance Sheet	F-127
Pro Forma Condensed Combined Statements of Operations	F-128
Notes to Pro Formas	F-130

COMPARISON OF STOCKHOLDER RIGHTS AND CORPORATE GOVERNANCE MATTERS

ADDITIONAL INFORMATION
Experts
Householding of Proxy Materials
Where You Can Find More Information

Appendix A Agreement and Plan of Merger

Appendix B Written Consent to Action of a Majority-In-Interest of the Stockholders of MacroChem Corporation

Appendix C Notification of Appraisal Rights of MacroChem Corporation Pursuant to Section 262 of the Delaware General Corporation Law

Appendix D Section 262 of the Delaware General Corporation Law

SUMMARY TERM SHEET FOR THE MERGER

The following is a summary of the principal terms of the merger. This summary does not contain all information that may be important to you. Access and MacroChem encourage you to read carefully this information statement, including the appendices, in their entirety.

On July 10, 2008, MacroChem Corporation entered into the Merger Agreement with Access Pharmaceuticals, Inc.  In connection with the merger:

•
Each issued and outstanding share of MacroChem common stock and all shares to be issued in connection with the exercise or conversion of any and all options to purchase shares of MacroChem common stock or warrants (including, without limitation, in-the-money MacroChem warrants) to purchase shares of MacroChem common stock, in the aggregate, shall be converted into the right to receive an aggregate of approximately 2,500,000 shares of Access common stock, however, no fractional shares will be issued and instead Access will pay cash in lieu of any fractional shares;

•
Certain of MacroChem’s convertible promissory notes outstanding at the Effective Time will convert automatically into the right to receive a number of shares of common stock of Access at the closing price of such shares on July 10, 2008; all remaining convertible promissory notes of MacroChem will be assumed by Access at the closing of the merger (the “Effective Time”);

•
The in-the-money MacroChem warrants will convert into the right to receive a portion of the merger consideration (as described above) at the Effective Time and shall no longer be outstanding and shall be cancelled, retired and shall cease to exist following the Effective Time;

•
Any MacroChem options and MacroChem warrants which are not exercised or converted prior to the Effective Time shall not be assumed by Access and all such securities either shall be exercised or terminated prior to the Effective Time.

•
MacroChem’s officers and directors will resign effective as of the Effective Time of the merger, except that Jeffrey B. Davis, Access’ CEO and a director of Access and MacroChem will remain as a director of MacroChem after the merger .  As of the Effective Time, Mr. Davis shall become an officer of MacroChem.

Access common stock trades on the OTC Bulletin Board under the symbol “ACCP.” On November 24, 2008, the last reported sales price of Access common stock at the end of regular trading hours, as reported on the OTC Bulletin Board, was $1.00.  MacroChem common stock trades on the OTC Bulletin Board under the symbol “MACM”. On November 24, 2008, the last reported sales price of MacroChem common stock at the end of regular trading hours, as reported on the OTC Bulletin Board, was $0.025.

The Access and MacroChem stockholders are not required to vote on the merger. The obligations of Access and MacroChem to complete the merger are also subject to the satisfaction or waiver of several other conditions to the merger. More information about Access, MacroChem and the merger is contained in this information statement/prospectus.

Sincerely,
/s/ Jeffrey B. Davis	/s/ David P. Luci
Jeffrey B. Davis	David P. Luci
Chief Executive Officer	President and Chief Business Officer
Access Pharmaceuticals, Inc.	MacroChem Corporation

This information statement/prospectus is dated ________, 2008, and is being mailed to stockholders of MacroChem on or about _______, 2008.

ADDITIONAL INFORMATION

This information statement/prospectus incorporates by reference important business and financial information about Access and MacroChem from documents that are not included in or delivered with this information statement/prospectus. For a more detailed description of the information incorporated by reference into this information statement/prospectus and how you may obtain it, see “Additional Information—Where You Can Find More Information” beginning on page 75.

You can obtain any of the documents incorporated by reference into this information statement/prospectus from Access or MacroChem, as applicable, or from the Securities and Exchange Commission, which is referred to as the SEC, through the SEC’s website at www.sec.gov. Documents incorporated by reference are available from Access and MacroChem without charge, excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference as an exhibit in this information statement/prospectus. Access stockholders and MacroChem stockholders may request a copy of such documents by contacting the applicable department at:

Access Pharmaceuticals, Inc.	MacroChem Corporation
2600 Stemmons Freeway, Suite 176	80 Broad Street, 22nd Floor
Dallas, Texas 75207	New York, NY 10004
Attn: Investor Relations	Attn: Chief Business Officer

In addition, you may obtain copies of the information relating to Access, without charge, by sending an e-mail to akc@accesspharma.com or by calling (214) 905-5100.

You may obtain copies of the information relating to MacroChem, without charge, by sending an e-mail to dluci@macrochem.com or by calling (212) 514-8094.

We are not incorporating the contents of the websites of the SEC, Access, MacroChem or any other person into this document. We are only providing the information about how you can obtain certain documents that are incorporated by reference into this information statement/prospectus at these websites for your convenience.

QUESTIONS AND ANSWERS ABOUT THE MERGER

Following are questions and related answers that address some of the questions you may have regarding the pending merger (the “Merger”) transaction between MacroChem Corporation (“MacroChem”), MACM Acquisition Corp. and Access Pharmaceuticals, Inc. (“Access”). These questions and answers may not contain all of the information relevant to you, do not purport to summarize all material information relating to the Merger Agreement, or any of the other matters discussed in this information statement, and are subject to, and are qualified in their entirety by, the more detailed information contained in or attached to this information statement. Therefore, please carefully read this information statement, including the attached appendices, in its entirety.

Q. WHY DID I RECEIVE THIS INFORMATION STATEMENT?

A. Applicable requirements of Delaware law and the federal securities laws require MacroChem to provide you with information regarding the Merger. As explained more fully elsewhere in this information statement, since MacroChem has adopted the Merger Agreement and the merger has been approved by the written consent of the holders of a majority of MacroChem’s outstanding capital stock, your consent to the Merger or the other actions in connection therewith, is not required and is not requested. Nevertheless, this information statement contains important information about the merger, and the other actions contemplated thereby.

Q. WHY AM I NOT BEING ASKED TO VOTE ON THE MERGER?

A. Five of MacroChem’s stockholders, who currently own in the aggregate approximately 67.4% of the voting power of outstanding shares of MacroChem’s capital stock, have executed a written consent dated July 30, 2008 approving the Merger and the transactions contemplated by the Merger Agreement.  This consent of stockholders is sufficient to approve entering into the transactions.  Accordingly, the actions will not be submitted to our other stockholders for a vote.

Q. WHEN IS IT EXPECTED THAT THE MERGER WILL BE COMPLETE?

A. MacroChem and Access signed the Merger Agreement on July 10, 2008.  The holders of a majority of MacroChem’s capital stock approved the merger by written consent dated July 30, 2008.  The parties are working toward completing the Merger as quickly as possible, and hope to complete the Merger the first quarter of 2009; however, the exact timing cannot be predicted. In order to complete the Merger, several conditions set forth in the Merger Agreement must be met or waived. The Merger will become effective when a certificate of merger is filed with the Secretary of State of the State of Delaware.

Q. WHAT WILL I RECEIVE IN THE MERGER?

A. The holders of MacroChem common stock and in-the-money warrants as a group will receive an aggregate approximately 2,500,000 shares of Access common stock.  This means that each share of MacroChem common stock will convert into the right to receive approximately 0.05423180 shares of Access common stock.  Rather than issue fractional shares, Access will pay cash in lieu of any fractional shares.  After the Merger is completed, it is expected that MacroChem’s pre-merger stockholders and warrant holders will own approximately 2,500,000 shares of Access common stock, or approximately 12.6% of the outstanding shares on an as converted basis of the newly merged company, subject to adjustment under the terms of the Merger Agreement.

Q. HAS SOMEONE DETERMINED THAT THE MERGER IS ADVISABLE FOR THE MACROCHEM STOCKHOLDERS AND ACCESS STOCKHOLDERS?

A. Yes. MacroChem’s Board of Directors and the Board of Directors of Access have independently determined that the merger is advisable for their stockholders, respectively. MacroChem’s Board of Directors and the Board of Directors of Access have approved the merger and the Merger Agreement, and Access’ Board of Directors has approved the issuance of their common stock in the merger, as well as the other actions contemplated in connection with the merger. The number of shares of Access common stock to be issued pursuant to the Merger Agreement was determined by negotiation between MacroChem and Access.  This consideration does not necessarily bear any relationship to our asset value, net worth or other established criteria of value and should not be considered indicative of the actual value of MacroChem. Furthermore, neither MacroChem  nor Access have obtained either an appraisal of either company or their respective securities or an opinion from any third party that the merger is fair from a financial perspective.

Q. DO I HAVE APPRAISAL OR DISSENTER’S RIGHTS?

A. Yes. Under Delaware law, holders of MacroChem Common Stock are entitled to appraisal rights in connection with the merger. You are urged to read the discussion of appraisal rights commencing on page 34 and applicable Delaware law attached as Appendix D to this information statement for a more complete discussion of appraisal  rights. If you do not comply with the procedures governing appraisal rights set forth under Delaware law and explained elsewhere in this information statement, you may not be entitled to payment for your shares.  In the event that holders of more than 5% of the outstanding common stock of MacroChem exercise dissenter or appraisal rights, Access shall not be required to close the Merger.

Q. WHAT WILL HAPPEN IF THE MERGER IS NOT COMPLETED?

A. If the merger is not completed for any reason, MacroChem may be subject to a number of other risks. MacroChem will have no operating business and will have incurred the expenses associated with attempting to effectuate the merger and the transactions contemplated by the merger. The failure to consummate the merger would have an adverse impact on the financial condition of MacroChem and the value of its equity interests.

Q. WHO CAN ANSWER QUESTIONS REGARDING THE MERGER?

A. If you would like additional copies of this information statement, or if you have questions about the merger, amendments or the other matters discussed in this document, you should contact:

MacroChem Corporation
80 Broad Street, 22nd Floor
New York, New York 10004
Attention: Chief Business Officer

Q. WHERE CAN I FIND MORE INFORMATION ABOUT THE COMPANY?

A. MacroChem and Access file periodic reports and other information with the Securities and Exchange Commission (“SEC”). You may read and copy this information at the SEC’s public reference facilities. Please call the SEC at 1-800-SEC-0330 for information about these facilities. This information is also available on the Internet site maintained by the SEC at http://www.sec.gov. For further information, please refer to the section of this information statement titled “AVAILABLE INFORMATION.”

SUMMARY

The following is a summary that highlights information contained in this information statement/prospectus. This summary may not contain all of the information that may be important to you. For a more complete description of the merger agreement and the merger contemplated by the merger agreement, we encourage you to read carefully this entire information statement/prospectus, including the attached appendices. In addition, we encourage you to read the information incorporated by reference into this information statement/prospectus, which includes important business and financial information about Access and MacroChem that has been filed with the SEC. You may obtain the information incorporated by reference into this information statement/prospectus without charge by following the instructions in the section entitled “Additional Information—Where You Can Find More Information” beginning on page 75.

The Companies

Access
Access Pharmaceuticals, Inc.
2600 Stemmons Freeway, Suite 176
Dallas, Texas 75207
(214) 905-5100

Access’ Business

Access Pharmaceuticals, Inc. (“Access”) is a Delaware corporation. Access is an emerging biopharmaceutical company focused on developing products based upon its nanopolymer chemistry technologies. Access currently has one approved product, two products in Phase 2 clinical trials and five products in pre-clinical development. Access’ description of Access business, including Access’ list of products and patents, takes into consideration Access’ acquisition of Somanta Pharmaceuticals, Inc. which closed January 4, 2008.

•
MuGard™ is Access’ approved product for the management of oral mucositis, a frequent side-effect of cancer therapy for which there is no established treatment. The market for mucositis treatment is estimated to be in excess of $1 billion world-wide. MuGard, a proprietary nanopolymer formulation, has received marketing allowance in the U.S. from the Food & Drug Administration (“FDA”).

•
Access’ lead development candidate for the treatment of cancer is ProLindac™, a nanopolymer DACH-platinum prodrug. ProLindac is currently in a Phase 2 clinical trial being conducted in the EU in patients with ovarian cancer. The DACH-platinum incorporated in ProLindac is the same active moiety as that in oxaliplatin (Eloxatin; Sanofi-Aventis), which has sales in excess of $2.0 billion.

•
Pre-clinical development of Cobalamin™, Access’ proprietary nanopolymer oral drug delivery technology based on the natural vitamin B12 uptake mechanism. We are currently developing a product for the oral delivery  of insulin.

•	Pre-clinical development of Angiolix®, a humanized monoclonal antibody which acts as an anti-angiogenesis factor and is targeted to cancer cells, notably breast, ovarian and colorectal cancers.
•	Pre-clinical development of Prodrax®, a non-toxic prodrug which is activated in the hypoxic zones of solid tumors to kill cancer cells.
•	Pre-clinical development of Alchemix®, a chemotherapeutic agent that combines multiple modes of action to overcome drug resistance.
•	Pre-clinical development of Cobalamin-mediated targeted delivery.
•	Phenylbutyrate (“PB”), an HDAC inhibitor and a differentiating agent, is a Phase 2 clinical candidate being developed in collaboration with MacroChem Corporation.

Products

Access used its drug delivery technologies to develop the following products and product candidates:

Access Drug Portfolio
Compound	Originator	Technology	Indication	Clinical Stage (1)

MuGard™	Access	Mucoadhesive liquid	Mucositis	Marketing clearance received
ProLindacTM (Polymer Platinate, AP5346) (2)	Access – U London	Synthetic polymer	Cancer	Phase 2
Phenylbutyrate (PB)	National Institute of Health	Small molecule	Cancer	Phase 2
Oral Insulin	Access	Cobalamin	Diabetes	Pre-clinical
Oral Delivery System	Access	Cobalamin	Various	Pre-clinical
Angiolix®	Immunodex, Inc.	Humanized monoclonal antibody	Cancer	Pre-clinical
Prodrax®	Univ London	Small molecule	Cancer	Pre-clinical
Alchemix®	DeMontford Univ	Small molecule	Cancer	Pre-clinical
Cobalamin-Targeted Therapeutics	Access	Cobalamin	Anti-tumor	Pre-clinical

(1)	For more information, see “Government Regulation” for description of clinical stages.
(2)	Licensed from the School of Pharmacy, The University of London. Subject to a 1% royalty and milestone payments on sales.

MacroChem
MacroChem Corporation
80 Broad Street, 22nd Floor
New York, NY 10004
(212) 514-8094

MacroChem’s Business

MacroChem is a specialty pharmaceutical company that develops and seeks to commercialize pharmaceutical products. Currently, MacroChem’s portfolio of proprietary product candidates includes products based on MacroChem drug delivery technologies: SEPA(R), MacroDerm(TM) and DermaPass(TM) as well as SR-9025 and certain other early stage product candidates MacroChem acquired in the acquisition of Virium Pharmaceuticals in April 2008.

MacroChem’s SEPA topical drug delivery technology (SEPA is an acronym for “Soft Enhancement of Percutaneous Absorption,” where “soft” refers to the reversibility of the skin effect of the technology, and “percutaneous” means “through the skin”) enhances the efficiency and rate of diffusion of drugs into and through the skin. MacroChem’s composition of matter patent on the SEPA family of compounds expired in November 2006. MacroChem owns six composition of matter and use patents, with expiration dates ranging from 2015 to 2019, for the combination of SEPA with numerous existing classes of drugs, including antifungals and human sex hormones. MacroChem’s patented MacroDerm drug delivery technology encompasses a family of low to moderate molecular weight polymers that impede dermal drug or chemical penetration, which may be usable, for example, to prevent chemicals in insect repellant from penetrating the skin. MacroChem owns three patents covering the composition of matter and methods of use of MacroChem MacroDerm polymers that expire in 2015. MacroChem has also filed a patent application for MacroChem’s DermaPass family of transdermal absorption enhancers that have a different drug delivery profile than SEPA, which MacroChem believes could be used with a wider range of active pharmaceutical ingredients.

One of MacroChem’s lead product candidates is EcoNail, a topically applied SEPA-based econazole lacquer for the treatment of onychomycosis, a condition commonly known as nail fungus. Econazole, a commercially available topical antifungal agent most commonly used to treat fungal skin infections, inhibits in vitro growth of the fungi most commonly implicated in onychomycosis. When used in EcoNail, SEPA works by allowing more rapid and complete release of econazole from the lacquer into and through the nail plate. In a pre-clinical study using human cadaver nails, EcoNail delivered through the nail more than 14,000 times the minimum concentration of econazole needed to inhibit the fungi most commonly associated with onychomycosis. Following MacroChem’s laboratory studies, MacroChem conducted a randomized, double blind controlled Phase 1 tolerance/human exposure trial of EcoNail in nineteen patients with onychomycosis of the toenails. In this study, EcoNail was well tolerated, and investigators reported no serious drug-related adverse events. Serum assays used to determine the level of drug in the bloodstream showed no detectable levels of econazole, further supporting EcoNail’s systemic safety profile. Full data from the 18-week trial was presented in May 2005 at the annual meeting of the Society for Investigative Dermatology. MacroChem has a composition of matter and use patent covering EcoNail that will expire in 2019.

MacroChem commenced a 48 week, blinded open label Phase 2 efficacy study of EcoNail in the third quarter of 2006 which was completed in Q2 2008. This study was conducted through a contract research organization with significant experience in onychomycosis trials. The study protocol allowed for an interim review of the data after all patients have completed 24 weeks of treatment. On November 6, 2007, MacroChem announced that clinical photographs of 37 patients were assessed by an external expert panel, and 20 (54%) showed evidence of clinical improvement, defined as an increase in uninvolved nail of onychomycosis. All week 24 cultures were negative for dermatophyte growth, and the panel observed no signs of local irritation related to the once-daily EcoNail treatment. In a consensus clinical judgment by the external panel, 13 of 37 (32%) of patients demonstrated greater than or equal to 25% clinical improvement. MacroChem continues to actively seek partnering opportunities to maximize the commercial potential of EcoNail.

At the completion of the Phase 2 study, the final clinical data which was evaluated by MacroChem expert panel showed that 24 patients (65%) demonstrated evidence of clinical improvement, defined in the protocol as an increase in uninvolved (clear) nail area. While none of the 37 patients reached all criteria of the composite primary endpoint, the consensus judgment of the panel was that 15 of 37 patients (41%) demonstrated significant (greater than or equal to 25%) clinical improvement. All patients had fungal culture-proven nail infections at entry, but after 48 weeks of once-daily treatment with EcoNail, 100% of patients had cultures that were negative for dermatophyte growth. Eight of the 37 patients (22%) achieved the secondary endpoint of negative mycology (negative fugal culture plus negative KOH evaluation) at 48 weeks. The panel observed no signs of local irritation related to the once-daily EcoNail treatment. During the trial, no patient required interruption of dosing due to local intolerability. Through 56 weeks of observation, no cutaneous adverse events were attributed by the investigators to EcoNail.

MacroChem’s other lead product is pexiganan, a novel, small peptide anti-infective for treatment of patients with mild diabetic foot infection (DFI). In October 2007, MacroChem acquired the exclusive worldwide license rights for drug uses of pexiganan, from Genaera Corporation. Pexiganan is formulated as a cream and has a novel mechanism of action based on its ability to disrupt the integrity of bacterial cell membranes that cause DFI and has antimicrobial activity against organisms that commonly infect skin and soft tissue. Pexiganan has a low potential for induction of resistance and no cross-resistance with existing therapeutic antibiotics as a consequence of its mechanism of action. In clinical trials previously conducted by Genaera Corporation, over 1,000 human subjects were exposed to pexiganan without safety concerns, including patients who received pexiganan in two Phase 3 clinical trials submitted in a new drug application to the U.S. Food and Drug Administration (FDA) in 1998. The primary clinical endpoint (rates of clinical cure or improvement) of one of the two Phase 3 trials was judged by the FDA to have been achieved. The other Phase 3 clinical trial, which did not meet its specified endpoint, provided strong supportive data indicative of the clinical benefit of pexiganan. At the time of this second Phase 3 study, the prior holder of the rights to pexiganan experienced difficulties with the product’s Chemistry Manufacturing & Controls (CMC) and an FDA request for one additional controlled trial precluded approval. MacroChem believes that since that time, significant improvements have been made in peptide manufacturing processes as well as in clinical trial design and execution. MacroChem has initiated a program to address the previously identified CMC issues and intend to resume formal dialogue with the FDA to determine the appropriate clinical development path.

MacroChem’s product candidate, SR-9025 or 4'-thio-beta-D-arabinofuranosylcytosine, is a new generation nucleoside analogue which we acquired in the merger transaction with Virium Pharmaceuticals in April 2008 and which was invented by Southern Research Institute of Birmingham, Alabama.  This compound is within a certain class of anti-cancer drugs generally characterized as cytotoxic agents with proven success in certain blood-borne cancers. In pre-clinical studies, SR-9025 has shown activity against leukemia, colon, lung, prostate, pancreatic, renal, and breast cancers. There have been two dose-escalation Phase I clinical trials completed in patients with advanced solid tumor malignancies, showing encouraging results and MacroChem is in the process of developing its clinical strategy to capitalize on these data.

MacroChem’s product candidate, Opterone, is a topically applied SEPA-based testosterone cream designed to treat male hypogonadism. Male hypogonadism is a condition in which men have levels of circulating testosterone below the normal range and may exhibit one or more associated symptoms, including low energy levels, decreased sexual performance, loss of sex drive, increased body fat or loss of muscle mass. In December 2005, we received a letter from the Division of Reproductive and Urologic Products of the U.S. Food and Drug Administration, or FDA, in response to questions posed by MacroChem regarding a proposed Phase 3 clinical program for Opterone. In the letter, the FDA requested that we conduct additional investigation into multiple dose safety and pharmacokinetics before beginning any eventual Phase 3 protocol. The additional investigation and Phase 3 revisions will increase the time and expense associated with the development of Opterone. The next step in the development process for Opterone is a Phase 2 trial. MacroChem is seeking a partner to advance development of this product candidate. MacroChem may elect not to develop Opterone further if MacroChem cannot find a partner. MacroChem has a composition of matter and use patent covering Opterone that will expire in 2017.

In addition to EcoNail, pexiganan and Opterone, MacroChem is evaluating several earlier stage product candidates. MacroChem has developed and tested SEPA-based formulations to deliver other active pharmaceutical ingredients including topical anesthetic and topical non-steroidal anti-inflammatory drugs (NSAIDs). MacroChem has also tested application of MacroChem MacroDerm polymers for use with cosmetics, pharmaceuticals and consumer products like insect repellants and sunscreens to decrease skin penetration and/or improve persistence on the skin. For example, MacroChem’s laboratory data demonstrated that, when formulated with the insect repellant DEET, increasing concentrations of MacroDerm reduces the amount of DEET that is absorbed through human skin. MacroChem has performed initial laboratory experiments to test the ability of DermaPass to improve transdermal delivery of various active pharmaceutical ingredients.

Since inception, MacroChem’s primary source of funding for MacroChem operations has been the private and public sale of MacroChem securities. MacroChem’s ability to continue as a going concern after MacroChem current capital resources are exhausted depends on MacroChem ability to secure additional financing, to consummate a strategic transaction, or to make alternative arrangements to fund operations, which MacroChem cannot guarantee.

The Merger (see page 33)

Access and MacroChem have agreed to the acquisition of MacroChem by Access under the terms of the merger agreement that is described in this information statement/prospectus. In the merger, MACM Acquisition Corporation, a wholly owned subsidiary of Access, will merge with MacroChem, with MacroChem surviving as a wholly owned subsidiary of Access. We have attached the merger agreement to this information statement/prospectus as Annex A. We encourage you to carefully read the merger agreement in its entirety because it is the legal document that governs the merger.

Merger Consideration

If the proposed merger is completed, the holders of MacroChem’s common stock and In The Money Warrants outstanding immediately prior to the closing of the merger (the “Effective Time”) are expected to receive approximately 0.05423180 of a share of Access common stock for each share of MacroChem common stock or In The Money Warrants they own immediately prior to completion of the merger not to exceed in the aggregate 2,500,000 of Access common stock. For a full description of a comparison of the rights of the Access common stock to the rights of the MacroChem common stock, see “Comparison of Stockholder Rights and Corporate Governance Matters” beginning on page 43. The merger is expected to qualify as a “reorganization” under the Internal Revenue Code. See “Risk Factors—Risks Relating to the Merger” beginning on page 16.

For a full description of the merger consideration and the possible adjustment to the merger consideration, see “The Merger Agreement—Exchange Ratios” beginning on page 35.

Fractional Shares

Access will not issue fractional shares of Access common stock in the merger. As a result, each MacroChem stockholder and holder of In The Money Warrants will receive cash for any fractional share of Access common stock the stockholder or In The Money Warrant holder, as applicable, would otherwise be entitled to receive in the merger after aggregating all fractional shares to be received by the stockholder or In The Money Warrant holder.

For a full description of the treatment of fractional shares, see “The Merger Agreement—General” beginning on page 35.

Treatment of MacroChem Stock Options

Each outstanding option to purchase MacroChem common stock will either convert upon exercise to common stock of MacroChem before the merger or cease to exist after the merger.

Treatment of MacroChem In The Money Warrants

Each of MacroChems’s outstanding In The Money Warrants will convert into Access common stock equal to the number of shares of Access common stock that would be issued in exchange for the number of shares of MacroChem common stock into which the In The Money Warrants would otherwise be entitled to convert into had such warrant been exercised immediately prior to the consummation of the Merger assuming a cashless exercise of such In The Money Warrant.

Access Board of Directors after the Merger

Upon completion of the merger, the Access board of directors will be remain the same. The directors of Access prior to the completion of the merger will continue to serve as the directors of Access after the merger.

Ownership of Access after the Merger

Based on the number of shares of Access common stock and preferred stock and MacroChem common stock outstanding on July 30, 2008 and without giving effect to any further issuances of shares of stock by Access, holders of MacroChem common stock are expected to hold approximately 12.6% of the fully diluted shares of Access common stock on an as converted basis immediately after the merger.

Access stockholders will continue to own their existing shares, which will not be affected by the merger. Access may issue additional shares of its equity securities prior to the closing of the merger and MacroChem stockholders would be diluted in the case of any such issuances.

Opinion of Financial Advisor

MacroChem

The MacroChem board of directors did not engage a financial advisor to assist in the sale of MacroChem or to render a financial opinion as to the fairness, from a financial point of view, of the consideration to be paid to the MacroChem stockholders in the merger. The MacroChem board of directors determined that the factors which weighed in favor of the merger, as discussed below, were substantial in relation to the factors which weighed against the merger. The board of directors also considered the cost of obtaining a fairness opinion as prohibitively expensive in light of MacroChem’s financial condition.

Share Ownership of Directors and Executive Officers

At the close of business on July 30, 2008, the MacroChem record date, directors and executive officers of MacroChem and their affiliates beneficially owned and were entitled to vote approximately 39,676,952 shares of MacroChem common stock (on an as-converted basis and after the exercise of certain warrants held by them), collectively representing approximately 74% of the shares of MacroChem common stock (on an as-converted basis) outstanding on that date. SCO Capital Partners LLC, and its affiliates, are represented on MacroChem’s Board of Directors and collectively control approximately 63% of MacroChem’s common stock). Lake End Capital, LLC are represented on MacroChem’s board of directors and controls approximately 7% of MacroChem’s common stock. MacroChem has received written consent from certain MacroChem stockholders representing approximately 63% of MacroChem’s outstanding common stock under which the parties, subject to certain limited exceptions, have voted their shares in favor of the merger. A copy of the form of the Written Consent is attached as Annex B.

No vote is required by the shareholders of Access in order to complete the merger.

Interests of Directors and Executive Officers of MacroChem in the Merger (see page 70)

In considering the recommendation of the MacroChem board of directors with respect to the merger agreement and the merger contemplated by the merger agreement, you should be aware that members of the MacroChem board of directors and MacroChem executive officers have interests in the merger contemplated by the merger agreement that may be different than, or in addition to, the interests of MacroChem stockholders, generally. These interests include:

•	the use of certain executive officers of MacroChem by Access upon completion of the merger as consultants to Access;

•
that Jeffrey Davis is a director of both MacroChem and Access and that Mr. Davis is also an affiliate of SCO Capital an entity that beneficially owns approximately 63% of MacroChem’s common stock and approximately 71% of Access’ common stock on an as converted basis as of November 24, 2008. Mr. Davis is also a director of Access and Chief Executive Officer of Access.

Each of the MacroChem and Access boards of directors were aware of these interests and considered them, among other matters, in making their recommendations.

Dissenters’ or Appraisal Rights (see page 34)

Holders of shares of MacroChem common stock who do not vote in favor of approval and adoption of the merger agreement and approval of the merger and who properly demand appraisal of their shares will be entitled to appraisal rights in connection with the merger under Section 262 of the Delaware General Corporate Law (“DGCL”). Under the DGCL, holders of shares of Access common stock are not entitled to appraisal rights in connection with the merger.

Annex C to this information statement/prospectus contains the full text of Section 262 of the DGCL, which relates to the rights of appraisal. We encourage you to read these provisions carefully and in their entirety.

Conditions to Completion of the Merger (see page 36)

A number of conditions must be satisfied before the merger will be completed. These include among others:

•	The Form S-4 shall have become effective under the Securities Act of 1993, as amended;
•	The representations and warranties made by MacroChem in the Merger Agreement are true and correct;
•
MacroChem has performed, in all material respects, all obligations and complied with all covenants required by the Merger Agreement to be performed or complied with, in all material respects, by MacroChem prior to the Effective Time;

•
Access and Merger Sub shall have received evidence to its reasonable satisfaction that such licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and other third parties as are necessary in connection with the transactions contemplated by the merger have been obtained, except where the failure to do so would not, individually or in the aggregate, have a material adverse effect with respect to the MacroChem;

•
There shall be no pending third party litigation or pending or threatened litigation with any governmental entity (i) challenging or seeking to restrain or prohibit the consummation of the Merger or the transactions contemplated thereby, or (ii) seeking to prohibit or limit the ownership or operation by MacroChem of any material portion of the business or assets of MacroChem, or (iii) seeking to impose limitations on the ability of Access to acquire or hold any shares of common stock of the Surviving Corporation;

•
All outstanding MacroChem options and MacroChem warrants not exercised prior to the Effective Time shall be terminated and the in-the-money MacroChem warrants shall automatically convert into the right to receive the Merger Consideration (Access Common Stock) as provided in the Merger Agreement; and

•
Any applicable period during which stockholders of MacroChem have the right to exercise appraisal, dissenters’ or other similar rights under Section 262 of the DGCL or other applicable law shall have expired and stockholders of MacroChem holding in the aggregate more than five percent of the outstanding shares of MacroChem Common Stock shall not have exercised appraisal, dissenters’ or similar rights under Section 262 of the DGCL or other applicable law with respect to such shares by virtue of the Merger.

•	The representations and warranties made by Access and/or MACM Acquisition Corp. in the Merger Agreement are true and correct;
•
Access has performed, in all material respects, all obligations and complied with all covenants required by the Merger Agreement to be performed or complied with, in all material respects, by it prior to the Effective Time;

•
MacroChem shall have received evidence to MacroChem’s reasonable satisfaction that such licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and other third parties as are necessary in connection with the transactions contemplated by the merger have been obtained, except where the failure to do so would not, individually or in the aggregate, have a material adverse effect with respect to the Access; and

•
There shall be no pending third party litigation or pending or threatened litigation with any governmental entity challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated thereby.

Each of Access, MACM Acquisition Corporation and MacroChem may waive the conditions to the performance of its respective obligations under the merger agreement and complete the merger even though one or more of these conditions has not been met.

Regulatory Matters (see page 40)

The merger is not subject to antitrust laws or any federal or state regulatory requirements.

Reasonable Best Efforts to Complete the Merger (see page 41)

Each of Access and MacroChem has agreed to cooperate fully with the other party and use its reasonable best efforts to take, or cause to be taken, all actions necessary, proper or advisable under applicable law and regulations to complete the merger as promptly as practicable, but in no event later than October 31, 2008. As further described below, since this date has since passed, either Access or MacroChem have the ability to terminate the Merger Agreement.

Termination of the Merger Agreement (see page 37)

Under circumstances specified in the merger agreement, either Access or MacroChem may terminate the merger agreement. Subject to the limitations set forth in the merger agreement, the circumstances generally include, but are not limited to, if:

•	The merger has not been consummated by October 31, 2008, provided that the party seeking to terminate the merger agreement is not then in breach of the terms of the merger agreement;
•	By mutual consent of Access and MacroChem; and
•	By either Access or MacroChem if MacroChem is unable to obtain stockholder approval.

On August 27, 2008, after the Board’s approval of the merger agreement, MacroChem entered into a Note Purchase Agreement with Access. Under the terms of the Note Purchase Agreement, Access initially loaned MacroChem $225,000. Access, in its sole discretion, may from time to time advance additional loan amounts to MacroChem. All amounts loaned to MacroChem by Access are secured by substantially all of the assets of MacroChem pursuant to the terms of the Note Purchase Agreement. The Note bears interest at 10% and is repayable at the earlier of: (i) December 31, 2008, or (ii) the date of the termination of the Agreement and Plan of Merger dated as of July 10, 2008 between MacroChem and Access. As of November 24, 2008 MacroChem had borrowed $504,000 from Access.

 Material United States Federal Income Tax Consequences of the Merger (see page 40)

MacroChem expects the merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code. If the merger qualifies as a “reorganization,” MacroChem stockholders generally will not recognize a gain or loss for federal income tax purposes. No gain or loss will be recognized for federal income tax purposes by MacroChem, Access, or Access stockholders as a result of the merger.

Tax matters are complicated, and the tax consequences of the merger to each MacroChem stockholder will depend on the facts of each stockholder’s situation. MacroChem stockholders are urged to read carefully the discussion in the section entitled “The Merger—Material United States Federal Income Tax Consequences of the Merger” and to consult their tax advisors for a full understanding of the tax consequences of their participation in the merger.

Accounting Treatment (see page 40)

Access will account for the merger as a business combination under United States generally accepted accounting principles.

Risk Factors

In evaluating the merger agreement and the merger, in the case of MacroChem stockholders, or the issuance of shares of Access common stock in the merger, you should carefully read this information statement/prospectus and especially consider the factors discussed in the section entitled “Risk Factors” beginning on page 16.

Summary Selected Historical Financial Data

Access and MacroChem are providing the following information to aid you in your analysis of the financial aspects of the merger.

Access

The following summary condensed consolidated financial information as of and for the years ended December 31, 2007, 2006, 2005, 2004, and 2003 have been derived from our audited financial statements. The financial information as of and for the nine months ended September 30, 2008, and 2007 is derived from our unaudited condensed financial statements. The summary condensed consolidated financial information set forth below should be read in conjunction with “Management's Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and notes thereto included elsewhere in this Prospectus.

For the Nine Months Ended September 30		For the Year Ended December 31,
2008	2007	2007	2006	2005	2004	2003
(in thousands, except per share amounts)
Consolidated Statement of Operations and Comprehensive Loss Data:
Total revenues	$217	$6	$57	$-	$-	$-	$-
Operating loss	(15,460)	(4,988)	(6,900)	(5,175)	(9,622)	(6,003)	(5,426)
Interest and miscellaneous income	167	72	125	294	100	226	279
Interest and other expense	(351)	(3,277)	(3,514)	(7,436)	(2,100)	(1,385)	(1,281)
Loss on extinguishment of debt	-	-	(11,628)	-	-	-	-
Unrealized loss on fair value of warrants	-	-	-	(1,107)	-	-	-
Income tax benefit	-	-	61	173	4,067	-	-
Loss from continuing operations	(15,644)	(8,193)	(21,856)	(13,251)	(7,555)	(7,162)	(6,428)

Preferred stock dividends	(2,873)	-	(14,908)
Discontinued operations net of taxes
($61 in 2007, $173 in 2006 and $4,067 in 2005)	-	-	112	377	(5,855)	(3,076)	(507)
Net loss	(18,517)	(8,193)	(36,652)	(12,874)	(1,700)	(10,238)	(6,935)

Common Stock Data:
Net loss per basic and diluted common share	$(3.30)	$(2.31)	$(10.32)	$(3.65)	$(0.53)	$(3.38)	$(2.61)
Weighted average basic and diluted common shares outstanding	5,607	3,544	3,552	3,532	3,237	3,032	2,653

September 30,		December 31,
2008	2007	2007	2006	2005	2004	2003
		(in thousands)
Consolidated Balance Sheet Data:
Cash, cash equivalents and short term investments	$4,618	$1,176	$6,921	$4,389	$474	$2,261	$2,587
Total assets	5,754	3,500	9,149	6,426	7,213	11,090	11,811
Deferred revenue	2,450	1,167	978	173	173	1,199	1,184
Convertible notes, net of discount	5,500	16,906	5,564	8,833	7,636	13,530	13,530
Total liabilities	12,765	20,691	8,468	16,313	11,450	17,751	17,636
Total stockholders' equity (deficit)	(7,011)	(17,191)	681	(9,887)	(4,237)	(6,661)	(5,825)

MacroChem

MACROCHEM CORPORATION

Income Statement Data:	Nine Months Ended September 30, 2008 (Unaudited)	Year Ended December 31, 2007

Revenues	$2,652	$0
General and Administrative Expenses	$2,962,453	$3,717,994
Interest Expense (Income)	$160,759	$(84,595)
Net Loss	$(9,801,622)	$(8,866,182)
Loss Per Common Share	$(0.27)	$(1.66)
Weighted Average Shares Outstanding	36,604,749	7,635,313

September 30, 2008 (Unaudited)	December 31, 2007

Balance Sheet Data:

Cash	$32,879	2,423,519
Total Current Assets	$149,003	$3,313,813
Total Current Liabilities	$3,045,508	$404,634
Total Stockholders' (Deficiency)	$(2,566,734)	$(627,667)

Selected Unaudited Pro Forma Condensed Combined Financial Data

The following unaudited pro forma condensed combined financial statements are based upon the historical condensed consolidated financial statements and notes thereto (as applicable) of Access and MacroChem, which are included elsewhere in this information statement/prospectus. The financial data gives pro forma effect to the merger as if the merger had been completed on September 30, 2008, for the unaudited pro forma condensed combined balance sheet and  for the nine months ended September 30, 2008, and the year ended December 31, 2007, for the unaudited pro forma condensed combined statement of operations.

MacroChem common stockholders are expected to receive approximately 2,500,000 shares of Access common stock for MacroChem capital stock they own immediately prior to the completion of the merger.

The pro forma adjustments are based upon available information and certain assumptions that Access believes are reasonable under the circumstances. A final determination of fair values relating to the merger, which cannot be made prior to the completion of the merger, may differ materially from the preliminary estimates and will include management’s final valuation of the fair value of assets acquired and liabilities assumed. This final valuation will be based on the actual net tangible assets of MacroChem that exist as of the date of the completion of the merger. The final valuation may change the allocations of the purchase price, which could affect the fair value assigned to the assets and liabilities and could result in a change to the unaudited pro forma condensed combined financial data. These adjustments are more fully described in the notes to the unaudited pro forma condensed combined financial statements under the heading “Unaudited Pro Forma Condensed Combined Financial Statements.” beginning on page F-126.

The selected unaudited pro forma condensed combined financial data (i) have been derived from and should be read in conjunction with the unaudited pro forma condensed combined financial statements and accompanying notes included in this informationstatement/prospectus as described under “Unaudited Pro Forma Condensed Combined Financial Statements” beginning on page F-126, and (ii) should be read in conjunction with the consolidated financial statements of Access and MacroChem and other information filed by Access and MacroChem with the SEC and incorporated by reference into this information statement/prospectus. See “Additional Information—Where You Can Find More Information” beginning on page 75.

Unaudited Pro Forma Condensed Combined Statement of Operations Data:	For the Twelve Months Ended December 31, 2007	For the Nine Months Ended September 30, 2008

Total revenues	$63,304	$220,978
Total expenses	16,372,328	19,753,737
Loss from operations	(16,309,024)	(19,532,759)
Interest and miscellaneous income	206,595	193,097
Interest expense	(3,741,011)	(664,486)
Loss on extinguishment of debt	(11,628,000)	-
Gain (loss) in change in value of warrant liabilities	(5,119,000)	-
Gain on sale of equipment	106,000	6,466
Amortization of debt issuance costs	(117,302)	-
Loss before discontinued operations
and before income tax benefit	(26,364,742)	(19,997,682)
Income tax benefit	56,000	-
Loss from continuing operations	(26,308,742)	(19,997,682)
Beneficial conversion feature	(3,223,929)	-
Preferred stock dividends	(15,504,017)	(2,873,000)
Discontinued operations, net of taxes of $61,000 and $0	112,000
Net loss	$(44,924,688)	$(22,870,682)

Unaudited Pro Forma Condensed Combined Balance Sheet Data:	As of September 30, 2008

Cash and cash equivalents	$233,879
Short term investments, at cost	4,417,000
Receivables	105,000
Prepaid expenses and other current assets	226,124
Total current assets	$4,982,003
Property and equipment, net	110,523
Patents net	1 ,068,099
Other assets	62,900
Total assets	$6,223,525
Accounts payable and accrued expenses	5,086,467
Dividends payable	1,799,000
Accrued interest payable	453,250
Current portion of deferred revenue	169,304
Convertible notes payable, net	791,487
Long-term debt	5,500,000
Long-term deferred revenue	2,311,469
Total liabilities	16,110,977
Preferred Stock	-
Common Stock	90,000
Additional paid-in capital	135,759,152
Less treasury stock, at cost	(4,000)
Notes receivable from stockholders	(1,045,000)
Accumulated deficit	(144,687,604)
Total stockholders’ deficiciency	(9,887,452)

Comparative Per Share Information

The following tables set forth historical per share information of Access and MacroChem and unaudited pro forma condensed combined per share information after giving effect to the merger under the purchase method of accounting, based on an average price per share of Access common stock of $3.19. The unaudited pro forma condensed combined financial data are not necessarily indicative of the financial position had the merger occurred on September 30, 2008, or operating results that would have been achieved had the merger been in effect as of January 1, 2007 and should not be construed as representative of future financial position or operating results. The unaudited pro forma condensed combined per share information is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial statements and accompanying notes included in this information statement/prospectus as described under “Unaudited Pro Forma Condensed Combined Financial Statements” beginning on page F-110. The historical per share information is derived from the audited financial statements as of and for the years ended December 31, 2007 for Access and MacroChem and the unaudited financial statements for the period ended September 30, 2008 .

	Historical Access	Historical MacroChem	Pro Forma Combined	Pro Forma Equivalent of One MacroChem Share (1)

Net (loss) per share—basic and diluted:
Nine Months ended September 30, 2008	$(3.30)	$(0.27)	$(3.49)	$(0.19)
Year ended December 31, 2007	(10.32)	(1.66)	(8.15)	(0.44)
Cash dividends declared per share (3)	-	-	-
Weighted average number of shares (in millions):
Nine months ended September 30, 2008	5.6	36.6	8.1
Year ended December 31, 2007	3.6	7.6	6.1
Book value per share:
September 30, 2008 (2)	$(1.08)	$(0.05)	$(1.04)	$(0.06)
December 31, 2007 (2)	(0.19)	(0.03)	0.01	(0.00)
Outstanding shares (in millions):
September 30, 2008 (2)	6.5	45.9	9.0
December 31, 2007 (2)	3.6	22.5	6.1

(1)
The Pro Forma Equivalent of one MacroChem Share amounts were calculated by applying the exchange ratio of 0.05423180 to the pro forma combined net loss and book value per share. The actual exchange ratio in the merger is subject to change.

(2)	As of September 30, 2008 and December 31, 2008 for Access and MacroChem.
(3)	No dividends have been declared or paid for any period.

This information is only a summary and should be read in conjunction with the financial statements and accompanying notes of Access and MacroChem contained in the annual reports and other information that has been filed with the SEC and incorporated by reference into this proxy statement/prospectus and with the unaudited pro forma condensed combined financial statements referred to above. See “Additional Information—Where You Can Find More Information” beginning on page 75.

Comparative Per Share Market Price Data

Access common stock trades on the OTC Bulletin Board under the symbol “ACCP.” MacroChem common stock trades on the OTC Bulletin Board under the symbol “MACM.” The following table sets forth the closing prices for Access common stock and MacroChem common stock as reported on the OTC Bulletin Board on July 9, 2008, the last trading day before Access and MacroChem announced the merger, and November 24, 2008 the latest practicable date before the date of this information statement/ prospectus.

	Access Common Stock	MacroChem Common Stock	Pro Forma Equivalent Value of MacroChem Common Stock
July 9, 2008	$3.19	$0.25	$0.17
November 24, 2008	$1.00	$0.025	$0.05

The above tables show only historical comparisons. These comparisons may not provide meaningful information to MacroChem stockholders in determining whether to approve and adopt the merger agreement and approve the merger contemplated by the merger agreement. See “Additional Information—Where You Can Find More Information” beginning on page 75.

RISK FACTORS

You should carefully consider the following factors, in addition to the other information included elsewhere in this information statement and the other documents that MacroChem and Access  have filed with the SEC. Additional risks and uncertainties not presently known to MacroChem or Access or that you may not currently believe to be important to you, if they materialize, also may adversely affect the merger and the value of MacroChem stock.

Risks Relating to the Proposed Merger:

There may be adverse tax consequences as a result of the merger.

As a general rule, Federal and state tax laws and regulations have a significant impact upon the structuring of business combinations. MacroChem has evaluated the possible tax consequences of any prospective business combination and endeavored to structure the acquisition transaction so as to achieve the most favorable tax treatment to MacroChem and MacroChem’s stockholders. There can be no assurance that the Internal Revenue Service (“IRS”) or relevant state tax authorities will ultimately assent to MacroChem tax treatment of a particular consummated business combination. To the extent the IRS or any relevant state tax authorities ultimately prevail in re-characterizing the tax treatment of a business combination, there may be adverse tax consequences to MacroChem and MacroChem’s stockholders. See “Certain U.S. Federal Tax Considerations.”

There was no independent valuation of MacroChem with respect to this Merger.

The number of shares of MacroChem’s Common Stock to be issued pursuant to the Merger Agreement was determined by negotiation between MacroChem and Access. This consideration does not necessarily bear any relationship to MacroChem’s asset value, net worth or other established criteria of value and should not be considered indicative of the actual value of MacroChem. Furthermore, MacroChem has not obtained either an appraisal of any entity or their respective securities or an opinion that the merger is fair from a financial perspective to MacroChem stockholders.

Risks Relating to Access Business:

Access may be required to pay liquidated damages to certain investors if it does not maintain an effective registration statement relating to common stock issuable upon conversion of Series A Preferred stock or upon exercise of certain warrants.

Pursuant to issuing Series A Preferred Stock and warrants, Access entered into an Investor Rights Agreement with the purchasers of Series A Preferred Stock. The Investor Rights Agreement requires, among other things, that under certain circumstances Access maintain an effective registration statement for common stock issuable upon conversion of Series A Preferred Stock or upon exercise of certain warrants. If Access fails to maintain such an effective registration statement it may be required to pay liquidated damages to the holders of such Series A Preferred Stock and warrants for the period of time in which an effective registration statement was required to be in place but was not in place. Access is required to accrue liquidated damages at a rate of 1% per month, of the holders’ total investment amount with respect to securities that are required to be registered but are not covered by an effective registration statement and may not be sold pursuant to Rule 144. Such liquidated damages shall continue to accrue until a registration statement is declared effective, such securities are no longer required to be covered by a registration statement, or until such damages reach the maximum amount of 10% of the holders’ total investment amount. A registration statement filed by Access relating to a portion of such securities was declared effective on November 13, 2008.

Failure to achieve and maintain effective internal controls could have a material adverse effect on Access’ business.

Effective internal controls are necessary for Access to provide reliable financial reports. If Access cannot provide reliable financial reports, Access’ operating results could be harmed. All internal control systems, no matter how well designed, have inherent limitations. Therefore, even those systems determined to be effective can provide only reasonable assurance with respect to financial statement preparation and presentation.

As noted in Form 10-Q, Item 4T for September 30, 2008, Access has determined that a material weakness exists relating to the monitoring and review of work performed by our Chief Financial Officer in connection with our internal control over financial reporting. All of our financial reporting is carried out by our Chief Financial Officer. This lack of accounting staff results in a lack of segregation of duties and accounting technical expertise necessary for an effective system of internal control.

While Access continues to evaluate and improve its internal controls, Access cannot be certain that these measures will ensure that Access implements and maintains adequate controls over its financial processes and reporting in the future. Any failure to implement required new or improved controls, or difficulties encountered in their implementation, could result in our financial results being misstated, could harm our operating results or cause Access to fail to meet its reporting obligations.

Failure to achieve and maintain an effective internal control environment could cause investors to lose confidence in Access’ reported financial information, which could have a material adverse effect on its stock price.

Without obtaining adequate capital funding, Access may not be able to continue as a going concern.

The report of Access’ independent registered public accounting firm for the fiscal year ended December 31, 2007 contained a fourth explanatory paragraph to reflect its significant doubt about Access’ ability to continue as a going concern as a result of Access’ history of losses and Access’ liquidity position. If Access is unable to obtain adequate capital funding in the future, Access may not be able to continue as a going concern, which would have an adverse effect on Access’ business and operations, and investors’ investment in Access may decline.

Access has experienced a history of losses, Access expects to incur future losses and Access may be unable to obtain necessary additional capital to fund operations in the future.

Access has recorded minimal revenue to date and has incurred a cumulative operating loss of approximately $18.5 million for the nine months ended September 30, 2008. Net losses for the years ended 2007 and 2006 were $36.7 million and $12.9 million, respectively. Access’ losses have resulted principally from costs incurred in research and development activities related to Access’ efforts to develop clinical drug candidates and from the associated administrative costs. Access expects to incur additional operating losses over the next several years. Access also expects cumulative losses to increase if Access expands research and development efforts and preclinical and clinical trials. Access’ net cash burn rate for the nine months ended September 30, 2008 was approximately $506,000 per month. Access projects its net cash burn rate from operations for the next 13 months to be approximately $525,000 per month. Capital expenditures are forecasted to be minor for the next 13 months.

Access requires substantial capital for its development programs and operating expenses, to pursue regulatory clearances and to prosecute and defend its intellectual property rights. Access believes that its existing capital resources, interest income, product sales, royalties, revenue and milestones from possible licensing agreements and collaborative agreements will be sufficient to fund its currently expected operating expenses and capital requirements into the fourth quarter of 2009. Access will need to raise substantial additional capital to support its ongoing operations.

If Access does raise additional funds by issuing equity securities, further dilution to existing stockholders would result and future investors may be granted rights superior to those of existing stockholders. If adequate funds are not available to Access through additional equity offerings, Access may be required to delay, reduce the scope of or eliminate one or more of its research and development programs or to obtain funds by entering into arrangements with collaborative partners or others that require Access to issue additional equity securities or to relinquish rights to certain technologies or drug candidates that Access would not otherwise issue or relinquish in order to continue independent operations.

Access has issued and outstanding shares of Series A Preferred Stock with rights and preferences superior to those of its common stock.

The issued and outstanding shares of Series A Preferred Stock grants the holders of such preferred stock anti-dilution, dividend and liquidations rights that are superior to those held by the holders of our common stock.  Should Access issue additional shares of common stock for a price below $3.00 per share, the conversion price of the Series A Preferred Stock shall be lowered to the lowest issue price below $3.00 per share which will have the effect of diluting the holders of our common stock.

Access does not have operating revenue and it may never attain profitability.

To date, Access has funded its operations primarily through private sales of common stock, preferred stock and convertible notes. Contract research payments and licensing fees from corporate alliances and mergers have also provided funding for its operations. Its ability to achieve significant revenue or profitability depends upon its ability to successfully complete the development of drug candidates, to develop and obtain patent protection and regulatory approvals for Access’ drug candidates and to manufacture and commercialize the resulting drugs. Access sold its only revenue producing assets to Uluru, Inc. in October 2005. Access is not expecting any revenues in the short-term from its other assets. Furthermore, Access may not be able to ever successfully identify, develop, commercialize, patent, manufacture, obtain required regulatory approvals and market any additional products. Moreover, even if Access does identify, develop, commercialize, patent, manufacture, and obtain required regulatory approvals to market additional products, Access may not generate revenues or royalties from commercial sales of these products for a significant number of years, if at all. Therefore, its proposed operations are subject to all the risks inherent in the establishment of a new business enterprise.  In the next few years, its revenues may be limited to minimal product sales and royalties, any amounts that Access receives under strategic partnerships and research or drug development collaborations that Access may establish and, as a result, Access may be unable to achieve or maintain profitability in the future or to achieve significant revenues in order to fund its operations.

Although Access expects that the acquisition of MacroChem will result in benefits to the combined company the combined company may not realize those benefits because of integration and other challenges.

Access’ ability to realize the anticipated benefits of the merger will depend, in part, on the ability of Access to integrate the business of Somanta with the business of Access. The combination of two independent companies is a complex, costly and time-consuming process. This process may disrupt the business of either or both of the companies, and may not result in the full benefits expected by Access and Somanta. The difficulties of combining the operations of the companies include, among others:

•	unanticipated issues in integrating information, communications and other systems;

•	retaining key employees;

•	consolidating corporate and administrative infrastructures;

•	the diversion of management’s attention from ongoing business concerns; and

•	coordinating geographically separate organizations.

Access may not successfully commercialize its drug candidates.

Access’ drug candidates are subject to the risks of failure inherent in the development of pharmaceutical products based on new technologies, and its failure to develop safe commercially viable drugs would severely limit its ability to become profitable or to achieve significant revenues. Access may be unable to successfully commercialize Access’ drug candidates because:

•	some or all of its drug candidates may be found to be unsafe or ineffective or otherwise fail to meet applicable regulatory standards or receive necessary regulatory clearances;
•	its drug candidates, if safe and effective, may be too difficult to develop into commercially viable drugs;
•	it may be difficult to manufacture or market its drug candidates on a large scale;
•	proprietary rights of third parties may preclude it from marketing its drug candidates; and
•	third parties may market superior or equivalent drugs.

The success of Access’ research and development activities, upon which Access primarily focuses, is uncertain.

Access’ primary focus is on its research and development activities and the commercialization of compounds covered by proprietary biopharmaceutical patents and patent applications. Research and development activities, by their nature, preclude definitive statements as to the time required and costs involved in reaching certain objectives. Actual research and development costs, therefore, could exceed budgeted amounts and estimated time frames may require extension. Cost overruns, unanticipated regulatory delays or demands, unexpected adverse side effects or insufficient therapeutic efficacy will prevent or substantially slow Access’ research and development effort and Access’ business could ultimately suffer. Access anticipates that it will remain principally engaged in research and development activities for an indeterminate, but substantial, period of time.

Access may be unable to successfully develop, market, or commercialize its products or its product candidates without establishing new relationships and maintaining current relationships.

Access’ strategy for the research, development and commercialization of its potential pharmaceutical products may require it to enter into various arrangements with corporate and academic collaborators, licensors, licensees and others, in addition to its existing relationships with other parties. Specifically, Access may seek to joint venture, sublicense or enter other marketing arrangements with parties that have an established marketing capability or Access may choose to pursue the commercialization of such products on its own. Access may, however, be unable to establish such additional collaborative arrangements, license agreements, or marketing agreements as Access may deem necessary to develop, commercialize and market Access’ potential pharmaceutical products on acceptable terms. Furthermore, if Access maintains and establishes arrangements or relationships with third parties, its business may depend upon the successful performance by these third parties of their responsibilities under those arrangements and relationships.

Access’ ability to successfully commercialize, and market Access’ product candidates could be limited if a number of these existing relationships were terminated.

Furthermore, its strategy with respect to its polymer platinate program is to enter into a licensing agreement with a pharmaceutical company pursuant to which the further costs of developing a product would be shared with its licensing partner. Although Access has had discussions with potential licensing partners with respect to its polymer platinate program, to date Access has only entered into a licensing arrangement for the ProLindac in the Greater China Region. Access may be unable to execute its licensing strategy for polymer platinate.

Access may be unable to successfully manufacture its products and its product candidates in clinical quantities or for commercial purposes without the assistance of contract manufacturers, which may be difficult for it to obtain and maintain.

Access has limited experience in the manufacture of pharmaceutical products in clinical quantities or for commercial purposes and Access may not be able to manufacture any new pharmaceutical products that Access may develop. As a result, Access has established, and in the future intends to establish arrangements with contract manufacturers to supply sufficient quantities of products to conduct clinical trials and for the manufacture, packaging, labeling and distribution of finished pharmaceutical products if any of its potential products are approved for commercialization. If Access is unable to contract for a sufficient supply of its potential pharmaceutical products on acceptable terms, its preclinical and human clinical testing schedule may be delayed, resulting in the delay of its clinical programs and submission of product candidates for regulatory approval, which could cause its business to suffer. Its business could suffer if there are delays or difficulties in establishing relationships with manufacturers to produce, package, label and distribute its finished pharmaceutical or other medical products, if any, market introduction and subsequent sales of such products. Moreover, contract manufacturers that Access may use must adhere to current Good Manufacturing Practices, as required by the FDA. In this regard, the FDA will not issue a pre-market approval or product and establishment licenses, where applicable, to a manufacturing facility for the products until the manufacturing facility passes a pre-approval plant inspection. If Access is unable to obtain or retain third party manufacturing on commercially acceptable terms, Access may not be able to commercialize its products as planned. Its potential dependence upon third parties for the manufacture of its products may adversely affect its ability to generate profits or acceptable profit margins and its ability to develop and deliver such products on a timely and competitive basis.

ProLindac™ is manufactured by third parties for Access’ Phase 2 clinical trials. Manufacturing is ongoing for the current clinical trials. Certain manufacturing steps are conducted by the Company to enable significant cost savings to be realized.

Access is subject to extensive governmental regulation which increases its cost of doing business and may affect its ability to commercialize any new products that Access may develop.

The FDA and comparable agencies in foreign countries impose substantial requirements upon the introduction of pharmaceutical products through lengthy and detailed laboratory, preclinical and clinical testing procedures and other costly and time-consuming procedures to establish its safety and efficacy. All of its drugs and drug candidates require receipt and maintenance of governmental approvals for commercialization. Preclinical and clinical trials and manufacturing of its drug candidates will be subject to the rigorous testing and approval processes of the FDA and corresponding foreign regulatory authorities. Satisfaction of these requirements typically takes a significant number of years and can vary substantially based upon the type, complexity and novelty of the product. The status of Access’ principal products is as follows:

•	A mucoadhesive liquid technology product, MuGard™, has received marketing approval by the FDA.
•	ProLindac™ is currently in a Phase 2 trial in Europe.
•	ProLindac™ has been approved for an additional Phase 1 trial in the US by the FDA.
•	Phenylbutrate is in planning stage for a Phase 2 trial in the United States.
•	Cobalamin™ mediated delivery technology is currently in the pre-clinical phase.
•	Angiolix® is currently in the pre-clinical phase.
•	Prodrax® is currently in the pre-clinical phase.
•	Alchemix® is currently in the pre-clinical phase.
•	Access also has other products in the preclinical phase.

Due to the time consuming and uncertain nature of the drug candidate development process and the governmental approval process described above, Access cannot assure you when Access, independently or with its collaborative partners, might submit a NDA, for FDA or other regulatory review.

Government regulation also affects the manufacturing and marketing of pharmaceutical products. Government regulations may delay marketing of Access’ potential drugs for a considerable or indefinite period of time, impose costly procedural requirements upon its activities and furnish a competitive advantage to larger companies or companies more experienced in regulatory affairs. Delays in obtaining governmental regulatory approval could adversely affect Access’ marketing as well as its ability to generate significant revenues from commercial sales. Access’ drug candidates may not receive FDA or other regulatory approvals on a timely basis or at all. Moreover, if regulatory approval of a drug candidate is granted, such approval may impose limitations on the indicated use for which such drug may be marketed. Even if Access obtains initial regulatory approvals for its drug candidates, Access’ drugs and its manufacturing facilities would be subject to continual review and periodic inspection, and later discovery of previously unknown problems with a drug, manufacturer or facility may result in restrictions on the marketing or manufacture of such drug, including withdrawal of the drug from the market. The FDA and other regulatory authorities stringently apply regulatory standards and failure to comply with regulatory standards can, among other things, result in fines, denial or withdrawal of regulatory approvals, product recalls or seizures, operating restrictions and criminal prosecution.

The uncertainty associated with preclinical and clinical testing may affect Access’ ability to successfully commercialize new products.

Before Access can obtain regulatory approvals for the commercial sale of any of its potential drugs, the drug candidates will be subject to extensive preclinical and clinical trials to demonstrate their safety and efficacy in humans.  Preclinical or clinical trials of any of its future drug candidates may not demonstrate the safety and efficacy of such drug candidates at all or to the extent necessary to obtain regulatory approvals. In this regard, for example, adverse side effects can occur during the clinical testing of a new drug on humans which may delay ultimate FDA approval or even lead it to terminate its efforts to develop the drug for commercial use. Companies in the biotechnology industry have suffered significant setbacks in advanced clinical trials, even after demonstrating promising results in earlier trials. In particular, polymer platinate has taken longer to progress through clinical trials than originally planned. This extra time has not been related to concerns of the formulations but rather due to the lengthy regulatory process. The failure to adequately demonstrate the safety and efficacy of a drug candidate under development could delay or prevent regulatory approval of the drug candidate. A delay or failure to receive regulatory approval for any of Access’ drug candidates could prevent Access from successfully commercializing such candidates and Access could incur substantial additional expenses in its attempts to further develop such candidates and obtain future regulatory approval.

Access may incur substantial product liability expenses due to the use or misuse of its products for which Access may be unable to obtain insurance coverage.

Access’ business exposes it to potential liability risks that are inherent in the testing, manufacturing and marketing of pharmaceutical products. These risks will expand with respect to its drug candidates, if any, that receive regulatory approval for commercial sale and Access may face substantial liability for damages in the event of adverse side effects or product defects identified with any of its products that are used in clinical tests or marketed to the public. Access generally procures product liability insurance for drug candidates that are undergoing human clinical trials. Product liability insurance for the biotechnology industry is generally expensive, if available at all, and as a result, Access may be unable to obtain insurance coverage at acceptable costs or in a sufficient amount in the future, if at all. Access may be unable to satisfy any claims for which Access may be held liable as a result of the use or misuse of products which Access has developed, manufactured or sold and any such product liability claim could adversely affect its business, operating results or financial condition.

Access may incur significant liabilities if it fails to comply with stringent environmental regulations or if Access did not comply with these regulations in the past.

Access’ research and development processes involve the controlled use of hazardous materials. Access is subject to a variety of federal, state and local governmental laws and regulations related to the use, manufacture, storage, handling and disposal of such material and certain waste products. Although Access believes that its activities and its safety procedures for storing, using, handling and disposing of such materials comply with the standards prescribed by such laws and regulations, the risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of such accident, Access could be held liable for any damages that result and any such liability could exceed its resources.

Intense competition may limit Access’ ability to successfully develop and market commercial products.

The biotechnology and pharmaceutical industries are intensely competitive and subject to rapid and significant technological change. Access’ competitors in the United States and elsewhere are numerous and include, among others, major multinational pharmaceutical and chemical companies, specialized biotechnology firms and universities and other research institutions.

The following products may compete with polymer platinate:

 •      Cisplatin, marketed by Bristol-Myers Squibb, the originator of the drug, and several generic manufacturers;
 •      Carboplatin, marketed by Bristol-Myers Squibb, the originator of the drug, and several generic manufacturers;
 •      Oxaliplatin, marketed exclusively by Sanofi-Aventis.

The following companies are working on therapies and formulations that may be competitive with Access’ polymer platinate:

•     Antigenics and Regulon are developing liposomal platinum formulations;
•     Spectrum Pharmaceuticals and GPC Biotech are developing oral platinum formulations;
•     Poniard Pharmaceuticals is developing both i.v. and oral platinum formulations;
•     Nanocarrier and Debio are developing micellar nanoparticle platinum formulations; and
•	American Pharmaceutical Partners, Cell Therapeutics, Daiichi, and Enzon are developing anticancer drugs in combination with polymers and other drug delivery systems.

Companies working on therapies and formulations that may be competitive with Access’ vitamin mediated drug delivery system are Bristol-Myers Squibb, Centocor (acquired by Johnson & Johnson), Endocyte, GlaxoSmithKline, Imclone and Xoma which are developing targeted monoclonal antibody therapy.

Amgen, Carrington Laboratories, , EUSA Pharma, Endo Pharmaceuticals, Eisai, Nuvelo, Inc. and EKR Therapeutics, Inc are developing products to treat mucositis that may compete with Access’ mucoadhesive liquid technology.

BioDelivery Sciences International, Biovail Corporation, Cellgate, CIMA Labs, Inc., Depomed Inc., Emisphere Technologies, Inc., Eurand, Flamel Technologies, Generex Biotechnology, Nobex, Oramed Pharmaceuticals, and Xenoport are developing products which compete with Access’ oral drug delivery system.

Companies working on therapies and formulations that may be competitive with Access’ Sodium Phenylbutyrate are Medicis Pharmaceuticals currently sells Sodium Phenylbutyrate (Buphenyl ®) for the treatment of a urea cycle disorder, hyperuremia. We are aware of numerous products in development for brain cancers. We are aware of several products being developed by academic and commercial organizations targeting glioblastoma.

There are several companies that are marketing or developing anti-angiogenesis compounds for cancer therapy that might compete with Angiolix, Access’ monoclonal antibody product, Angiolix has a unique mechanism of action which should differentiate it from the other anti-angiogenesis compounds.

Companies working on therapies and formulations that may be competitive with Access’ Prodrax are Novocea, Inc., which has exclusively licensed from KuDOS Pharmaceuticals, a subsidiary of Astra Zeneca, a small molecule prodrug that is selectively activated by low oxygen tumors that is similar to our Prodrax.Threshold Pharmaceuticals is developing a small molecule prodrug that is activated in hypoxia by a different mechanism to that of Prodrax.

We are not aware of any other organization developing a drug similar to Alchemix. Several groups are developing agents against p-glycoprotein, which is only one of the identified mechanisms of drug resistance within cells, and other groups are developing agents that have the potential to become chemosensitisers, which means they will make cancer cells more sensitive to the effects of chemotherapy.

Many of these competitors have and employ greater financial and other resources, including larger research and development, marketing and manufacturing organizations. As a result, Access’ competitors may successfully develop technologies and drugs that are more effective or less costly than any that Access is developing or which would render Access’ technology and future products obsolete and noncompetitive.

In addition, some of Access’ competitors have greater experience than Access does in conducting preclinical and clinical trials and obtaining FDA and other regulatory approvals. Accordingly, Access’ competitors may succeed in obtaining FDA or other regulatory approvals for drug candidates more rapidly than Access does. Companies that complete clinical trials, obtain required regulatory agency approvals and commence commercial sale of their drugs before their competitors may achieve a significant competitive advantage. Drugs resulting from Access’ research and development efforts or from its joint efforts with collaborative partners therefore may not be commercially competitive with its competitors' existing products or products under development.

Access depends on licenses from third parties and the maintenance of its licenses are necessary for its success.

Access, as a result of its acquisition of Somanta Pharmaceuticals, Inc., has obtained rights to some product candidates through license agreements with various third party licensors as follows:

•	Exclusive Patent and Know-how Sub-license Agreement between Somanta and Immunodex, Inc. dated August 18, 2005, as amended;

•	Patent and Know-how Assignment and License Agreement between Somanta and De Montfort University dated March 20, 2003;

•	Patent and Know-how Assignment and License Option Agreement between Somanta and The School of Pharmacy, University of London dated March 16, 2004, as amended on September 21, 2005; and

•	The Phenylbutyrate Co-Development and Sublicense Agreement between Somanta and Virium Pharmaceuticals, Inc. dated February 16, 2005, as amended.

Access is dependent upon these licenses for its rights to develop and commercialize its product candidates. While Access believes it is in compliance with its obligations under the licenses, certain licenses may be terminated or converted to non-exclusive licenses by the licensor if Access breaches the terms of the license. Access cannot guarantee you that the licenses will not be terminated or converted in the future.

While Access expects that it will be able to continue to identify licensable product candidates or research suitable for licensing and commercialization by it, there can be no assurance that this will occur. For example, Access is in discussions with the National Institutes of Health to obtain licenses to certain patents held by them that will be necessary for the manufacture of its product candidate Angiolix. Unless Access obtains licenses on terms that are acceptable to it, Access may not be able to manufacture and obtain product registrations on Angiolix.  On December 5, 2006, NIH provided Access with proposed terms for a non-exclusive license. Access is in discussion with NIH on those proposed terms and conditions. On May 15, 2007, NIH terminated Access’ non-exclusive license application since it had not accepted the terms and had not executed the proposed license agreement.

Access’ ability to successfully develop and commercialize its drug candidates will substantially depend upon the availability of reimbursement funds for the costs of the resulting drugs and related treatments.

The successful commercialization of, and the interest of potential collaborative partners to invest in the development of its drug candidates, may depend substantially upon reimbursement of the costs of the resulting drugs and related treatments at acceptable levels from government authorities, private health insurers and other organizations, including health maintenance organizations, or HMOs. Limited reimbursement for the cost of any drugs that Access develops may reduce the demand for, or price of such drugs, which would hamper its ability to obtain collaborative partners to commercialize its drugs, or to obtain a sufficient financial return on its own manufacture and commercialization of any future drugs.

The market may not accept any pharmaceutical products that Access successfully develops.

The drugs that Access is attempting to develop may compete with a number of well-established drugs manufactured and marketed by major pharmaceutical companies. The degree of market acceptance of any drugs developed by it will depend on a number of factors, including the establishment and demonstration of the clinical efficacy and safety of its drug candidates, the potential advantage of its drug candidates over existing therapies and the reimbursement policies of government and third-party payers. Physicians, patients or the medical community in general may not accept or use any drugs that Access may develop independently or with its collaborative partners and if they do not, its business could suffer.

Trends toward managed health care and downward price pressures on medical products and services may limit its ability to profitably sell any drugs that Access may develop.

Lower prices for pharmaceutical products may result from:

•	third-party payers' increasing challenges to the prices charged for medical products and services;

•
the trend toward managed health care in the United States and the concurrent growth of HMOs and similar organizations that can control or significantly influence the purchase of healthcare services and products; and

•	legislative proposals to reform healthcare or reduce government insurance programs.

The cost containment measures that healthcare providers are instituting, including practice protocols and guidelines and clinical pathways, and the effect of any healthcare reform, could limit Access’ ability to profitably sell any drugs that Access may successfully develop. Moreover, any future legislation or regulation, if any, relating to the healthcare industry or third-party coverage and reimbursement, may cause its business to suffer.

Access may not be successful in protecting its intellectual property and proprietary rights.

Access’ success depends, in part, on its ability to obtain U.S. and foreign patent protection for its drug candidates and processes, preserve its trade secrets and operate its business without infringing the proprietary rights of third parties. Legal standards relating to the validity of patents covering pharmaceutical and biotechnological inventions and the scope of claims made under such patents are still developing and there is no consistent policy regarding the breadth of claims allowed in biotechnology patents. The patent position of a biotechnology firm is highly uncertain and involves complex legal and factual questions. Access cannot assure you that any existing or future patents issued to, or licensed by, it will not subsequently be challenged, infringed upon, invalidated or circumvented by others. As a result, although Access, together with its subsidiaries, are either the owner or licensee to 17 U.S. patents and to 9 U.S. patent applications now pending, and 5 European patents and 13 European patent applications, Access cannot assure you that any additional patents will issue from any of the patent applications owned by, or licensed to, it. Furthermore, any rights that Access may have under issued patents may not provide it with significant protection against competitive products or otherwise be commercially viable.

Access’ patents for the following technologies expire in the years and during the date ranges indicated below:

•	Mucoadhesive technology in 2021,
•	ProLindac™ in 2021,
•	Phenylbutyrate between 2011 and 2016,
•	Angiolix® in 2015,
•	Alchemix® in 2015,
•	Cobalamin mediated technology between 2009 and 2019

In addition to issued patents, Access has a number of pending patent applications. If issued, the patents underlying theses applications could extend the patent life of its technologies beyond the dates listed above.

Patents may have been granted to third parties or may be granted covering products or processes that are necessary or useful to the development of Access’ drug candidates. If Access’ drug candidates or processes are found to infringe upon the patents or otherwise impermissibly utilize the intellectual property of others, Access’ development, manufacture and sale of such drug candidates could be severely restricted or prohibited. In such event, Access may be required to obtain licenses from third parties to utilize the patents or proprietary rights of others. Access cannot assure you that it will be able to obtain such licenses on acceptable terms, if at all. If Access becomes involved in litigation regarding its intellectual property rights or the intellectual property rights of others, the potential cost of such litigation, regardless of the strength of its legal position, and the potential damages that Access could be required to pay could be substantial.

Access’ business could suffer if Access loses the services of, or fail to attract, key personnel.

Access is highly dependent upon the efforts of its senior management and scientific team, including its Chief Executive Officer, Jeffrey B. Davis. The loss of the services of one or more of these individuals could delay or prevent the achievement of its research, development, marketing, or product commercialization objectives. While Access has employment agreements with Jeffrey B. Davis, David P. Nowotnik, PhD its Senior Vice President Research and Development, and Stephen B. Thompson, its Vice President and Chief Financial Officer, their employment may be terminated by them or Access at any time. Mr. Davis’, Dr. Nowotnik's and Mr. Thompson’s agreements expire within one year and are extendable each year on the anniversary date. Access does not have employment contracts with its other key personnel. Access does not maintain any "key-man" insurance policies on any of its key employees and Access does not intend to obtain such insurance. In addition, due to the specialized scientific nature of its business, Access is highly dependent upon its ability to attract and retain qualified scientific and technical personnel. In view of the stage of its development and its research and development programs, Access has restricted its hiring to research scientists and a small administrative staff and Access has made only limited investments in manufacturing, production, sales or regulatory compliance resources. There is intense competition among major pharmaceutical and chemical companies, specialized biotechnology firms and universities and other research institutions for qualified personnel in the areas of Access’ activities, however, and Access may be unsuccessful in attracting and retaining these personnel.

An investment in Access’ common stock may be less attractive because it is not traded on a recognized public market.

Access’ common stock has traded on the OTC Bulletin Board, or OTCBB since June 5, 2006. From February 1, 2006 until June 5, 2006 Access traded on the “Pink Sheets” after its common stock was de-listed from trading on AMEX. The OTCBB and Pink Sheets are viewed by most investors as a less desirable, and less liquid, marketplace. As a result, an investor may find it more difficult to purchase, dispose of or obtain accurate quotations as to the value of its common stock.

Access’ common stock is subject to Rules 15g-1 through 15g-9 under the Exchange Act, which imposes certain sales practice requirements on broker-dealers who sell its common stock to persons other than established customers and "accredited investors" (as defined in Rule 501(c) of the Securities Act). For transactions covered by this rule, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to the sale. This rule adversely affects the ability of broker-dealers to sell Access’ common stock and purchasers of its common stock to sell their shares of Access’ common stock.

Additionally, Access’ common stock is subject to SEC regulations applicable to "penny stock." Penny stock includes any non-NASDAQ equity security that has a market price of less than $5.00 per share, subject to certain exceptions.  The regulations require that prior to any non-exempt buy/sell transaction in a penny stock, a disclosure schedule proscribed by the SEC relating to the penny stock market must be delivered by a broker-dealer to the purchaser of such penny stock.  This disclosure must include the amount of commissions payable to both the broker-dealer and the registered representative and current price quotations for Access’ common stock.  The regulations also require that monthly statements be sent to holders of penny stock that disclose recent price information for the penny stock and information of the limited market for penny stocks.  These requirements adversely affect the market liquidity of Access’ common stock.

Ownership of Access’ shares is concentrated in the hands of a few investors which could limit the ability of Access’ other stockholders to influence the direction of the company.

As calculated by the SEC rules of beneficial ownership, SCO Capital Partners LLC and affiliates, Larry N. Feinberg (Oracle Partners LP, Oracle Institutional Partners LP and Oracle Investment Management Inc.), and Lake End Capital LLC each beneficially owned approximately 71.5%, 28.5% and 20.3%, respectively, of Access’ common stock as of November 24, 2008. Accordingly, they collectively may have the ability to significantly influence or determine the election of all of Access’ directors or the outcome of most corporate actions requiring stockholder approval. They may exercise this ability in a manner that advances their best interests and not necessarily those of Access’ other stockholders.

Provisions of Access’ charter documents could discourage an acquisition of our company that would benefit its stockholders and may have the effect of entrenching, and making it difficult to remove, management.

Provisions of Access’ Certificate of Incorporation, By-laws and Stockholders Rights Plan may make it more difficult for a third party to acquire control of the Company, even if a change in control would benefit Access stockholders. In particular, shares of Access preferred stock may be issued in the future without further stockholder approval and upon such terms and conditions, and having such rights, privileges and preferences, as Access’ Board of Directors may determine, including, for example, rights to convert into Access common stock. The rights of the holders of Access common stock will be subject to, and may be adversely affected by, the rights of the holders of any of Access’ preferred stock that may be issued in the future. The issuance of Access preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire control of Access. This could limit the price that certain investors might be willing to pay in the future for shares of Access common stock and discourage these investors from acquiring a majority of Access common stock. Further, the existence of these corporate governance provisions could have the effect of entrenching management and making it more difficult to change Access’ management.

Substantial sales of Access common stock could lower its stock price.

The market price for Access common stock could drop as a result of sales of a large number of its presently outstanding shares or shares that Access may issue or be obligated to issue in the future. All of the 6,515,791 shares of Access common stock that are outstanding as of November 24, 2008, are unrestricted and freely tradable or tradable pursuant to a resale registration statement or under Rule 144 of the Securities Act or are covered by a registration rights agreement.

Future sales by our stockholders may adversely affect our stock price and our ability to raise funds in new stock offerings.

Sales of our common stock in the public market following this offering could lower the market price of our common stock. Sales may also make it more difficult for us to sell equity securities or equity-related securities in the future at a time and price that our management deems acceptable or at all. Of the 6,515,791 shares of common stock outstanding as of November 24, 2008, 6,515,791 shares are, or will be, freely tradable without restriction, unless held by our “affiliates.” Some of these shares may be resold under Rule 144. The sale of the 10,809,539 shares issuable upon conversion of our preferred stock and 9,687,326 shares issuable upon exercise of outstanding warrants could also lower the market price of our common stock.

Risks Relating to MacroChem Business:

MacroChem may not continue as a going concern if the merger with Access Pharmaceuticals is not consummated.

MacroChem signed the merger agreement with Access Pharmaceuticals on July 10, 2008 and expects to close the transaction in the fourth quarter of 2008 at which time the Company would become a wholly-owned subsidiary of Access.  If for any reason the merger transaction is not consummated, MacroChem may not be able to continue as a going concern because MacroChem  no longer has any significant cash resource to fund operations.  If MacroChem cannot continue as a going concern, you will lose all or a substantial portion of any investment in MacroChem.

MacroChem has a history of operating losses, expects to continue to incur losses and rely extensively on external financing to maintain MacroChem operations. If MacroChem is unable to obtain external financing, MacroChem would be required to further limit, scale back or cease MacroChem operations entirely.

Since 1981, MacroChem has been engaged primarily in research and development and has derived limited revenues from feasibility studies and the licensing of MacroChem technology. MacroChem has not generated any material revenues from the sale of any products. In addition, MacroChem has incurred net operating losses every year since MacroChem began doing business and MacroChem anticipates that MacroChem will continue to incur operating losses for the foreseeable future. As of December 31, 2007, MacroChem had an accumulated deficit of approximately $90,847,978. For the fiscal year ended December 31, 2007, MacroChem had net loss of $8,866,182, however, such loss was partially the result of a non-cash increase in a liability classified warrant caused by an increase in MacroChem stock price. For the fiscal year ended December 31, 2006, MacroChem had a net income of $1,951,279, however, such net income was the result of a non-cash reduction in a liability classified warrant caused by a decline in MacroChem stock price. For the fiscal year ended 2005, MacroChem had a net loss of $5,760,475.

On August 31, 2005, due to MacroChem’s financial condition at the time and MacroChem inability to raise sufficient capital to maintain operations, MacroChem discontinued all research and development activities and terminated substantially all of MacroChem non-management personnel. In December 2005 and February 2006, MacroChem raised an aggregate of $8.25 million in a private placement of MacroChem securities to investors. As a result of this private placement, MacroChem resumed operations with a focus on advancing clinical development of MacroChem’s lead product, EcoNail. In October 2007, MacroChem raised an additional $3,535,000 in a subsequent private placement. In addition, in October 2007, MacroChem acquired the exclusive worldwide license rights for drug uses of pexiganan, a novel small peptide anti-infective for treatment of patients with mild diabetic for infection (DFI), from Genaera Corporation. The audit report of Vitale, Caturano & Company, Ltd., MacroChem’s independent registered public accounting firm, on MacroChem 2007 financial statements includes an explanatory paragraph concerning MacroChem’s ability to continue as a going concern. The inclusion of this explanatory paragraph may materially and adversely affect MacroChem’s ability to raise new capital. MacroChem’s continuation as a going concern depends on its ability to secure additional financing, to consummate a strategic transaction, or to make alternative arrangements to fund operations, which MacroChem cannot guarantee.

Before MacroChem or any of MacroChem potential licensees may market any of MacroChem product candidates, significant additional development efforts and substantial testing will be necessary. MacroChem will require substantial additional financing to fund clinical studies on MacroChem product candidates. MacroChem may not be able to secure financing on favorable terms or at all. If MacroChem is unable to obtain external financing, MacroChem would have to reduce, delay or eliminate MacroChem clinical studies.

MacroChem product candidates are in the early stages of development and are subject to the risk of failure inherent in the development of innovative technologies.

Various pharmaceutical companies have developed systems to enhance the topical delivery of specific drugs, but relatively limited research has been conducted about using topical delivery systems for a wider range of pharmaceutical products. Topical delivery systems currently are used only in a limited number of products. In addition, some topical delivery systems have demonstrated adverse side effects for users, including skin irritation and delivery difficulties.

MacroChem product candidates are in the early stages of development and will require significant further research, development, testing and regulatory clearances. MacroChem product candidates are subject to the risks of failure inherent in the development of products based on innovative technologies. These risks include the possibilities that any or all of MacroChem product candidates may be found to be ineffective or toxic, or otherwise may fail to receive necessary regulatory clearances.

Even if MacroChem succeeds with pre-clinical and clinical trials, MacroChem product candidates must undergo a rigorous regulatory approval process, which includes extensive review of pre-clinical and clinical testing, to demonstrate safety and efficacy before MacroChem can market them. If the results of MacroChem pre-clinical and clinical testing indicate that MacroChem product candidates are not safe or effective, MacroChem’s business will suffer.

Each of MacroChem product candidates, including EcoNail, pexiganan and Opterone, must undergo a rigorous regulatory approval process, including significant pre-clinical and clinical testing to demonstrate that they are safe and effective for human use, before MacroChem can market them. Conducting clinical trials is a lengthy, expensive and uncertain process. Completion of clinical trials may take several years or more. In addition, MacroChem clinical trials may be delayed by many factors, including:

•	inability to fund clinical trials;
•	slow or insufficient patient enrollment;
•	failure of the FDA to approve MacroChem clinical trial protocols;
•	inability to manufacture significant amounts of MacroChem product candidates for use in a trial;
•	safety issues; and
•	government or regulatory delays.

In addition, the results of pre-clinical studies and early clinical trials may not accurately predict results that MacroChem will obtain in later testing. A number of other companies in the pharmaceutical industry have suffered significant setbacks in advanced clinical trials, even after they achieved promising results in earlier trials. If MacroChem, the FDA or physicians do not believe that MacroChem clinical trials demonstrate that MacroChem product candidates are safe and effective, MacroChem’s business, financial condition and results of operations will be materially adversely affected.

MacroChem’s product candidates are subject to significant FDA supervision and may not successfully complete the extensive regulatory approval process required prior to the marketing of any pharmaceutical product.

MacroChem activities are regulated by a number of government authorities in the United States and other countries, including the FDA. The FDA regulates pharmaceutical products, including their manufacture and labeling. Before obtaining regulatory approval to market any product candidate under development, MacroChem must demonstrate to the FDA that the product is safe and effective for use in each proposed indication through, among other things, pre-clinical studies and clinical trials. Data obtained from testing is subject to varying interpretations which can delay, limit or prevent FDA approval.

On October 11, 2002, the FDA advised MacroChem that further clinical trials of MacroChem drugs containing SEPA had been placed on clinical hold pending review of questions surrounding a 26-week transgenic-mouse (Tg.AC) carcinogenicity study of SEPA MacroChem performed in 1999. On April 10, 2003, the FDA lifted this clinical hold. In releasing the hold, the FDA requested additional information on that 1999 study, which MacroChem have provided.

On December 5, 2005, MacroChem received a response from the Division of Reproductive and Urologic Products at the FDA to questions posed by MacroChem regarding the proposed Phase 3 clinical program for Opterone, a topical cream for male testosterone deficiency containing SEPA. In the response, the FDA reiterated its safety concerns regarding the skin irritation potential of SEPA related to pre-clinical studies of SEPA, including without limitation, the 26-week transgenic-mouse (Tg.AC) carcinogenicity study of SEPA. The FDA also expressed concern regarding skin irritation observed in some patients in recently completed Opterone clinical studies. To address these concerns as well as other issues related to Opterone’s safety and efficacy program, the FDA requested that MacroChem, if MacroChem intend to pursue clinical development of Opterone, conduct additional investigation into multiple dose safety and pharmacokinetics before beginning any eventual Phase 3 study. The FDA also confirmed the requirement for other clinical pharmacology studies prior to any NDA submission and requested that MacroChem revise MacroChem’s proposed Phase 3 protocol to include additional patients and to extend patient exposure and safety follow-up. If MacroChem decides to pursue the clinical development of Opterone, the additional investigation and Phase 3 revisions will increase the time and expense associated with the development of Opterone and may materially adversely affect MacroChem’s ability to find a partner to advance the development of Opterone. Furthermore, there can be no assurance that the results of the studies, if conducted, will address the FDA’s safety concerns or justify further development of Opterone or that any SEPA-based product will be approved by the FDA.

To date, neither the FDA nor any of its international equivalents has approved any of MacroChem technologies or product candidates for marketing. If the FDA does not approve MacroChem product candidates for marketing, MacroChem will be materially adversely affected.

MacroChem face additional risks associated with the regulatory approval process, including:

•
Changes in existing regulatory requirements could prevent or affect MacroChem regulatory compliance. Federal and state laws, regulations and policies may be changed with possible retroactive effect. In addition, how these rules actually operate can depend heavily on administrative policies and interpretations over which MacroChem have no control. MacroChem also may lack the experience with these policies and interpretations to assess their full impact upon MacroChem business.

•	Obtaining FDA clearances is time-consuming and expensive and MacroChem cannot guarantee that such clearances will be granted or, if granted, will not be withdrawn.
•
The FDA review process may prevent MacroChem from marketing MacroChem product candidates or may involve delays that significantly and negatively affect MacroChem product candidates. MacroChem also may encounter similar delays in foreign countries.

•	Regulatory clearances may place significant limitations on the uses for which any approved products may be marketed.
•
Any marketed product and its manufacturer are subject to periodic review by the FDA. Any discovery of previously unrecognized problems with a product or a manufacturer could result in suspension or limitation of previously obtained or new approvals.

Because the regulatory approval process is complex, MacroChem cannot accurately predict the regulatory approval timeline for MacroChem product candidates.

The laws and regulations administered by the FDA are complex, and compliance with these laws and regulations requires substantial time, effort and expense. Because of this complexity, and because the regulatory approval path for MacroChem product candidates has not yet been confirmed by the FDA, MacroChem cannot guarantee that MacroChem’s efforts will be sufficient to ensure compliance with all applicable laws and regulations, nor can MacroChem accurately predict the regulatory approval timeline for MacroChem product candidates.

Federal regulatory reforms may create additional burdens that would cause MacroChem to incur additional costs and may adversely affect MacroChem’s ability to commercialize MacroChem products.

From time to time, legislation is drafted, introduced and passed in Congress that could significantly change the statutory provisions governing the approval, manufacturing and marketing of products regulated by the FDA. For example, on September 27, 2007, the Food and Drug Administration Amendments Act of 2007 (the “FDAAA”) was enacted, giving the FDA enhanced post-market authority, including the authority to require post-market studies and clinical trials, labeling changes based on new safety information, and compliance with a risk evaluation and mitigation strategy approved by the FDA. The FDA’s post-market authority takes effect 180 days after the enactment of the law. Failure to comply with any requirements under the FDAAA may result in significant penalties. The FDAAA also authorizes significant civil money penalties for the dissemination of false or misleading direct-to-consumer advertisements and allows the FDA to require companies to submit direct-to-consumer television drug advertisements for FDA review prior to public dissemination. Additionally, the new law expands the clinical trial registry so that sponsors of all clinical trials, except for Phase I trials, are required to submit certain clinical trial information for inclusion in the clinical trial registry data bank. In addition to the FDAAA, FDA regulations and guidance are often revised or reinterpreted by the agency in ways that may significantly affect MacroChem’s business and MacroChem’s products. It is impossible to predict whether further legislative changes will be enacted, or FDA regulations, guidance or interpretations will change, and what the impact of such changes, if any, may be.

If MacroChem product candidates are not accepted by physicians and patients, MacroChem may never generate profits from operations.

Even if MacroChem product candidates receive regulatory approval, MacroChem may not be able to market them effectively, they may be uneconomical to market or third parties may market equivalent or superior products. MacroChem will need to expend significant effort to educate physicians and patients regarding any product candidate that receives regulatory approval. Consequently, unless MacroChem product candidates obtain market acceptance, MacroChem may never be profitable.

If physicians or patients perceive that testosterone replacement therapies create health risks, the viability of Opterone may be questioned, and MacroChem business and the price of MacroChem stock may be negatively affected.

Recent studies of female hormone replacement therapy products have reported an associated increase in health risks. As a result of these studies, some companies that sell or develop female hormone replacement products have experienced decreased sales of these products, and in some cases, a decline in their stock. From time to time, publications have suggested potential health risks associated with testosterone replacement therapy, including fluid retention, sleep apnea, breast tenderness or enlargement, increased red blood cells, development of clinical prostate disease, increased cardiovascular disease risk and the suppression of sperm production. It is possible that studies on the effect of testosterone replacement therapy could demonstrate these or other adverse health risks. This, along with the negative publicity surrounding hormone replacement therapy in general, could negatively impact market acceptance of Opterone, which could adversely affect MacroChem’s business and the price of MacroChem stock.

MacroChem depends on patents to protect MacroChem technologies and if MacroChem’s current patents are ineffective or MacroChem is unable to secure and maintain adequate patent protection, MacroChem’s ability to compete with other pharmaceutical companies may be negatively affected.

MacroChem believes that patent protection of MacroChem technologies, processes and products is important to MacroChem’s future operations. The success of MacroChem’s product candidates depends, in part, on MacroChem’s ability to secure and maintain adequate patent protection.

Although MacroChem has filed and intend to file additional patent applications, the patent application process is lengthy and expensive and there is no guarantee that a patent will be issued or, if issued, that it will be of commercial benefit to MacroChem. In addition, it is impossible to anticipate the breadth or degree of protection that any patents MacroChem obtains may afford MacroChem. Further, products that MacroChem’s develop could infringe patents held by third parties. In these cases, MacroChem may have to obtain licenses from third parties, which may not be available on commercially acceptable terms, if at all. MacroChem does not maintain separate insurance to cover intellectual property infringement.

MacroChem’s composition of matter patent covering SEPA expired in November 2006. The expiration of that patent will enable competitors to develop SEPA-based product candidates covering applications for which MacroChem have not obtained composition and use patents. As a result, MacroChem’s competitive position may be adversely affected.

Currently, MacroChem is not involved in any litigation, settlement negotiations or other legal action regarding patent issues and are not aware of any patent litigation threatened against MacroChem. MacroChem may, however, become involved in patent litigation against third parties to enforce MacroChem’s patent rights, to invalidate patents held by those third parties or to defend against claims of those third parties. MacroChem intends to enforce MacroChem’s patent position and defend MacroChem’s intellectual property rights vigorously. The cost to MacroChem of any patent litigation or similar proceeding could be substantial and it may absorb significant management time. In the event of an unfavorable resolution of any infringement litigation against MacroChem, MacroChem may be enjoined from manufacturing or selling any products without a license from a third party.

If MacroChem is not able to protect the confidentiality of MacroChem’s proprietary information and know-how, the value of MacroChem’s technologies may be adversely affected.

In addition to patent protection, MacroChem utilizes significant unpatented proprietary technology and rely on unpatented trade secrets and proprietary know-how to protect certain aspects of MacroChem technologies. To the extent that MacroChem relies on unpatented proprietary technology, MacroChem cannot guarantee that others will not independently develop or obtain substantially equivalent or superior technologies or otherwise gain access to MacroChem trade secrets, that any obligation of confidentiality will be honored or that MacroChem will be able to effectively protect MacroChem rights to MacroChem proprietary technologies.

If MacroChem is not able to retain MacroChem key personnel and/or recruit additional key personnel in the future, MacroChem business may suffer.

The success of MacroChem business depends on MacroChem ability to attract, retain and motivate qualified senior management personnel and qualified scientific personnel. MacroChem considers Robert J. DeLuccia, Chairman of the Board, to be a key employee and MacroChem have entered into an employment agreement with him. MacroChem does not maintain key person life insurance on any of MacroChem employees. In MacroChem’s industry, the competition for experienced personnel is intense and can be expected to increase. From time to time MacroChem may face, and in the past has faced, difficulties in attracting and retaining employees with the requisite experience and qualifications. If MacroChem fails to retain or attract this type of personnel, it could have a significant negative effect on MacroChem’s ability to develop MacroChem technologies.

MacroChem failures to identify pharmaceuticals that are compatible with MacroChem drug delivery technologies or additional product candidates or technologies would impair MacroChem ability to grow.

MacroChem’s growth depends on MacroChem’s ability to identify drugs suitable for delivery using MacroChem proprietary drug delivery technologies, MacroChem’s ability to identify other product candidates or technologies, and MacroChem’s ability, financially or otherwise, to obtain such product candidates and technologies. Identifying suitable drugs or product candidates is a lengthy and complex process. Even if identified, the drugs or product candidates may not be available to MacroChem or MacroChem may otherwise be unable to enter into licenses or other agreements for their use. Other companies, including those with substantially greater financial, marketing and sales resources, may compete with MacroChem for the licensing or acquisition of drugs and product candidates and MacroChem may not be able to enter into licenses or other agreements on acceptable terms, or at all. If MacroChem is unable to identify and license or acquire drugs that are compatible with MacroChem drug delivery technologies or additional product candidates or technologies, MacroChem’s ability to grow MacroChem portfolio of product candidates and MacroChem prospects would be adversely affected.

MacroChem does not have any laboratory facilities or scientific personnel and depend on third parties to conduct research and development activities for MacroChem technologies and product candidates.

MacroChem does not have laboratory facilities or scientific personnel capable of conducting research and development activities for MacroChem technologies and product candidates and currently MacroChem does not have plans to obtain such facilities and personnel. Accordingly, MacroChem’s ability to conduct research and development activities is and will be limited and MacroChem will depend to a significant extent on third-party contractors for such research and development activities. If any of MacroChem third-party contractors fails to perform its obligations in a timely fashion or in accordance with applicable regulations, it may adversely affect MacroChem’s business. If MacroChem decides to establish internal research and development capabilities, MacroChem would need to hire and retain significant additional personnel, locate and acquire appropriate laboratory facilities, comply with extensive government regulations, and obtain additional capital, which may not be available on acceptable terms, or at all.

MacroChem does not have any manufacturing facilities and depends on third parties to manufacture MacroChem product candidates.

MacroChem does not have facilities capable of manufacturing any of MacroChem’s product candidates and MacroChem does not have plans to obtain these facilities. Accordingly, MacroChem will depend on third-party contractors, licensees, or corporate partners to manufacture MacroChem products. If any of MacroChem’s third-party manufacturers fails to perform its obligations in a timely fashion or in accordance with applicable regulations, it may delay clinical trials, the commercialization of MacroChem product candidates or MacroChem’s ability to supply MacroChem product candidates for sale. If MacroChem decides to establish a commercial manufacturing facility, MacroChem would need to hire and retain significant additional personnel, comply with extensive government regulations, and obtain significant amounts of additional capital, which may not be available on acceptable terms, or at all.

MacroChem faces the risk of product liability claims, and MacroChem may not have sufficient product liability insurance to cover such claims. It may be expensive and difficult to obtain adequate insurance coverage.

The design, development, manufacture and sale of MacroChem product candidates involve risk of liability claims and associated adverse publicity. MacroChem has product liability insurance coverage with an aggregate policy limit of approximately $10,000,000 for claims related to MacroChem product candidates that may arise from clinical trials conducted prior to November 1, 2002. MacroChem also has product liability insurance coverage with aggregate policy limits between approximately $3,000,000 and $5,000,000 for claims related to MacroChem product candidates that may arise from clinical trials conducted after September 25, 2003. In the event that MacroChem products receive regulatory approval and become commercialized, MacroChem would need to acquire additional coverage. Product liability insurance is expensive, may be difficult to obtain and may not be available on acceptable terms, if at all. If MacroChem obtains coverage, MacroChem cannot guarantee that the coverage limits of these insurance policies will be adequate. A successful claim against MacroChem if MacroChem is uninsured, or which is in excess of MacroChem’s insurance coverage, could have a material adverse effect on MacroChem and MacroChem’s financial condition.

MacroChem relies on a third-party supplier for a non-active ingredient in some of MacroChem product candidates and, in the event the supplier is unable to supply MacroChem with adequate product, MacroChem’s business may be negatively affected if MacroChem are not able to timely obtain a substitute ingredient.

MacroChem relies on a third-party supplier, Seppic Inc., for a non-active ingredient that is important to the formulation and production of some of MacroChem topical product candidates. While MacroChem believes similar products are available from other suppliers, if Seppic Inc. were unable or unwilling to supply its product in sufficient quantities at a reasonable price, MacroChem’s results could suffer, as MacroChem may encounter significant costs and delays in identifying and measuring the efficacy of replacement third party products.

Risks Related to MacroChem’s Industry

MacroChem’s industry is highly competitive and MacroChem’s competitors have or may have significantly more resources than MacroChem.

MacroChem competes with a number of firms, many of which are large, multi-national organizations with worldwide distribution. MacroChem believes that MacroChem’s major competitors in the drug delivery sector of the health care industry include Anacor Pharmaceuticals, Bentley Pharmaceuticals, Inc., Biosante Pharmaceuticals, Inc., NexMed, Inc., Connetics Corporation, Antares Pharma, Inc. and Barrier Therapeutics, Inc. Competitors with approved products in the therapeutic areas that MacroChem clinical stage product candidates seek to address include, with respect to onychomycosis:

•	Novartis AG, maker of Lamisil®, an oral therapy;
•	Johnson & Johnson, maker of Sporanox®, an oral therapy; and
•	Sanofi Aventis (Dermik Laboratories), maker of Penlac, a topical nail lacquer.

and with respect to male hypogonadism:

•	Solvay Pharmaceuticals, Inc., maker of Androgel®, a topical gel therapy;
•	Auxilium Pharmaceuticals, Inc., maker of Testim®, a topical gel therapy;
•	Watson Pharmaceuticals, Inc., maker of Androderm®, a transdermal patch; and
•	Columbia Laboratories, Inc., maker of Striant®, a buccal film which is placed between the patient’s cheek and gum;

A number of companies, including NexMed, Inc./Novartis AG, IVREA/MediQuest Therapeutics, Inc., and Schering-Plough/Anacor Pharmaceuticals, Inc. are also developing topical therapies for onychomycosis. In addition, a number of other companies, including Auxilium Pharmaceuticals, Inc., are also developing topical and/or transmucosal testosterone products.

With respect to mild diabetic foot infection (DFI), there is currently no topical treatment approved by the FDA. In addition, MacroChem are not aware of any other companies working on a topical treatment for mild diabetic foot infection.

These companies have or may have substantially greater capital resources, research and development and technical staff, facilities and experience in obtaining regulatory approvals, as well as in manufacturing, marketing and distributing products, than MacroChem. Recent trends in this industry are toward further market consolidation of large drug companies into a smaller number of very large entities, further concentrating financial, technical and market strength and increasing competitive pressure in the industry. Academic institutions, hospitals, governmental agencies and other public and private research organizations also are conducting research and seeking patent protection and may develop competing products or technologies of their own through joint ventures or other arrangements. In addition, recently developed technologies, or technologies that may be developed in the future, may or could be the basis for competitive products which may be more effective or less costly to use than any products that MacroChem currently is developing.

MacroChem expects any future products approved for sale to compete primarily on the basis of product efficacy, safety, patient compliance, reliability, price and patent position. Generally, the first pharmaceutical product to reach the market in a therapeutic or preventive area often has a significant commercial advantage compared with later entrants to the market. MacroChem’s competitive position also will depend on MacroChem’s ability to resume research and development activities, engage third parties to conduct research and development activities, attract and retain qualified scientific and other personnel, develop effective proprietary products, implement production and marketing plans, obtain patent protection and secure adequate capital resources.

Government and private initiatives to reduce health care costs could have a material adverse effect on pharmaceutical pricing and on MacroChem operations.

The future revenues and profitability of, and availability of capital for, biomedical and pharmaceutical companies may be affected by the continuing efforts of governmental and private third-party payers to contain or reduce the costs of health care through various means. Reimbursement by payors such as government and managed care organizations has become an increasingly important factor in the success of a drug, as has the listing of new products on large formulary lists (as well as their designated “Tier” on such lists), including those of managed care organizations, pharmaceutical benefit providers and group buying organizations. Failure of a pharmaceutical product to be included on formulary lists, to obtain a Tier position on such formulary lists which provides for a sufficiently low patient cost, or to be reimbursed by government or managed care organizations, could negatively impact the profitability of a drug.

Furthermore, in some foreign markets pricing or profitability of prescription pharmaceuticals is subject to government control and to possible reform in the health care system. Frequently, it is not possible to obtain pricing in foreign markets that is as favorable as that obtainable in the U.S. In the U.S., there have been, and MacroChem expects there will continue to be, a number of federal and state proposals to impose similar governmental control. While MacroChem cannot predict whether any of these legislative or regulatory proposals will be adopted, the announcement or adoption of these proposals could have a material adverse effect on MacroChem prospects.

If MacroChem succeeds in bringing to market one or more of MacroChem’s product candidates, MacroChem cannot assure you that these product candidates will be cost effective or that reimbursement to the consumer will be available or will be sufficient to allow MacroChem to sell these products on a profitable basis.

Risks Related to the Securities Market

MacroChem’s stock price has been, and likely will continue to be, highly volatile, and as a result, an investment in MacroChem stock is subject to substantial risk.

The market price of MacroChem stock has been, and will likely continue to be, highly volatile due to the risks and uncertainties described in this section of this document, as well as other factors, including:

•	the lack of any significant trading volume in the trading of MacroChem shares on the OTC.BB market;
•	the discontinuance in August 2005 of all of MacroChem research and product development activities and MacroChem dependence on additional external funding in resuming such activities;
•	the results of MacroChem previously conducted clinical trials for MacroChem SEPA-based formulations;
•	conditions and publicity regarding the pharmaceutical industry generally as well as the specific therapeutic areas MacroChem product candidates seek to address;
•	price and volume fluctuations in the stock market at large which do not relate to MacroChem operating performance; and
•	MacroChem’s ability to raise additional capital.

Over the two-year period ending December 31, 2007, the closing price of MacroChem common stock as reported on the Pink Sheets LLC and the OTC Bulletin Board ranged from a high of $2.70 to a low of $0.26. On November 24, 2008, the closing price for MacroChem common stock on the OTC Bulletin Board was $0.025. In the past, companies that have experienced stock price volatility have sometimes been the subject of securities class action litigation. If litigation were instituted on this basis, it could result in substantial costs and a diversion of management’s attention and resources. As a result of this volatility, an investment in MacroChem stock is subject to substantial risk.

On November 22, 2005, MacroChem common stock was delisted from the Nasdaq Capital Market for failure to meet its listing standards. MacroChem common stock currently is quoted on the OTC Bulletin Board, which investors may perceive as less desirable and which could negatively affect the liquidity of an investment in MacroChem common stock.

MacroChem’s listing on The Nasdaq Capital Market was conditioned on MacroChem’s compliance with Nasdaq’s continued listing requirements. The minimum standards for continued listing on The Nasdaq Capital Market include stockholders’ equity of $2.5 million or market capitalization of $35 million and a minimum bid price of $1.00.

On October 18, 2005, MacroChem received a Nasdaq Staff Determination indicating that MacroChem securities were subject to delisting from The Nasdaq Capital Market as MacroChem did not comply with the minimum bid price requirement for continued listing. MacroChem requested a hearing before a Nasdaq Listing Qualifications Panel to review the Staff Determination. On November 21, 2005, MacroChem withdrew its appeal of the Nasdaq Staff Determination and MacroChem common stock was delisted from quotation on the Nasdaq Capital Market effective as of Tuesday, November 22, 2005. Immediately thereafter, MacroChem common stock was quoted on the Pink Sheets LLC, and on December 22, 2005, MacroChem stock became eligible for quotation on the OTC Bulletin Board and presently trades under the symbol “MACM.OB.”

The over-the-counter market is generally considered to be a less efficient system than markets such as Nasdaq or other national exchanges because of lower trading volumes, transaction delays and reduced security analyst and news media coverage. These factors could contribute to lower prices and larger spreads in the bid and ask prices for MacroChem common stock. Additionally, trading of MacroChem common stock in an over-the-counter market may make MacroChem less desirable to institutional investors and may, therefore, limit MacroChem future equity funding options.

Together, certain of MacroChem shareholders own a majority of MacroChem stock and could ultimately control decisions regarding MacroChem.

A small group of investors hold approximately 62.77% of the outstanding common stock of the MacroChem. Because these investors currently own a large portion of MacroChem voting stock, they may be able to generally determine or they will be able to significantly influence the outcome of corporate actions requiring shareholder approval. As a result, these parties may be in a position to control matters affecting MacroChem, including amendments to MacroChem’s articles of incorporation and bylaws; payment of dividends on MacroChem common stock; and acquisitions, sales of all or substantially all of MacroChem’s assets, mergers or similar transactions, including transactions involving a change of control. As a result, some investors may be unwilling to purchase MacroChem common stock. In addition, if the demand for MacroChem common stock is reduced because of these shareholders’ control of the MacroChem, the price of MacroChem common stock could be materially depressed. In addition, for so long as SCO Capital Partners, LLC owns 20% of MacroChem outstanding common stock, it has the right to designate two individuals to serve on the MacroChem board of directors.

Certain of MacroChem’s shareholders own large blocks of MacroChem common stock and securities exercisable into shares of MacroChem common stock, and any exercises, or sales by these shareholders could substantially lower the market price of MacroChem common stock.

Several of MacroChem’s shareholders own large blocks of MacroChem voting stock. The resale of the shares of MacroChem common stock owned by these shareholders (issuable to them upon exercise of outstanding warrants to purchase MacroChem common stock) could substantially depress MacroChem’s stock price.

If further material weaknesses are identified and reported as to the adequacy of MacroChem internal controls over financial reporting as of December 31, 2008, as required by Section 404 of the Sarbanes-Oxley Act of 2002, investors could lose confidence in the reliability of MacroChem financial statements, which could result in a decrease in the value of your investment.

As directed by Section 404 of the Sarbanes-Oxley Act of 2002, the Securities and Exchange Commission, or SEC, adopted rules requiring public companies to include in their annual reports on Form 10-K a report of management on the MacroChem’s internal controls over financial reporting, including management’s assessment of the effectiveness of the MacroChem’s internal controls over financial reporting as of MacroChem’s fiscal year end.  In addition, the accounting firm auditing MacroChem’s financial statements must also attest to, and report on, the operating effectiveness of the MacroChem’s internal controls beginning in 2009.  As of December 31, 2007, Management concluded that MacroChem’s internal control over financial reporting contained a material weakness due to a lack of segregation of duties and ability to properly account for complex and nonroutine transactions.  Fiscal 2009 currently will be the first year for which MacroChem must undergo the auditor attestation process required by Section 404 and there is a risk that MacroChem may not comply with all of its requirements. If MacroChem’s internal controls are not designed or operating effectively as required by Section 404, MacroChem's independent auditors may either disclaim an opinion as it relates to management’s assessment of the effectiveness of its internal controls or may issue an adverse opinion on the effectiveness of MacroChem’s internal controls. If MacroChem is unable to remediate any material weaknesses by December 31, 2009, MacroChem’s independent auditors will be required to issue an adverse opinion on MacroChem’s internal controls. If MacroChem’s independent auditors disclaim an opinion as to the effectiveness of MacroChem’s internal controls or if they render an adverse opinion due to the material weaknesses in MacroChem’s internal controls, then investors may lose confidence in the reliability of MacroChem’s financial statements, which could cause the market price of MacroChem’s common stock to decline and make it more difficult for MacroChem to raise capital in the future.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This information statement/prospectus and the other documents incorporated by reference into this information statement/prospectus contain or may contain “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These statements can be identified by the fact that they do not relate strictly to historical or current facts. Access and MacroChem have based these forward-looking statements on its current expectations about future events. Further, statements that include words such as “may,” “will,” “project,” “might,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” “continue” or “pursue,” or the negative of these words or other words or expressions of similar meaning, may identify forward-looking statements. These forward-looking statements are found at various places throughout this information statement/prospectus and the other documents incorporated by reference. These forward-looking statements, including, without limitation, those relating to future actions, new projects, strategies, future performance, the outcome of contingencies such as legal proceedings and future financial results, in each case relating to Access or MacroChem, respectively, wherever they occur in this information statement/prospectus or the other documents incorporated by reference herein, are necessarily estimates reflecting the best judgment of the respective management of Access and MacroChem and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. These forward-looking statements should, therefore, be considered in light of various important factors, including those set forth in this information statement/prospectus and incorporated by reference into this information statement/prospectus. In addition to the risk factors identified elsewhere, important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include, without limitation:

•
the effects of local and national economic, credit and capital market conditions on the economy in general, and on the pharmaceutical industry in particular, and the effects of foreign exchange rates and interest rates;

•	the ability to obtain or meet the closing conditions in the merger agreement, including applicable regulatory and tax requirements, and to otherwise complete the merger in a timely manner;

•	the ability to timely and cost-effectively integrate the operations of Access and MacroChem;

•	the ability to realize the synergies and other perceived advantages resulting from the merger;

•	access to available and feasible financing on a timely basis;

•	the ability to retain key personnel both before and after the merger;

•	the ability of each company to successfully execute its business strategies;

•	the extent and timing of market acceptance of new products or product indications;

•	the ability of each company to procure, maintain, enforce and defend its patents and proprietary rights;

•	changes in laws, including increased tax rates, regulations or accounting standards, third party relations and approvals, and decisions of courts, regulators and governmental bodies;

•	litigation outcomes and judicial actions, including costs and existing or additional litigation associated with the merger, and legislative action, referenda and taxation;

•	acts of war or terrorist incidents; and

•	the effects of competition, including locations of competitors and operating and market competition.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this information statement/prospectus or, in the case of documents incorporated by reference, as of the date of those documents. Neither Access nor MacroChem undertakes any obligation to publicly update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this information statement/prospectus or to reflect the occurrence of unanticipated events, except as required by law.

THE MERGER

This section of the information statement describes the merger and related transactions. Although MacroChem believes that the description in this section covers the material terms of the merger and the transactions, this summary may not contain all of the information that is important to you. You must carefully read the entire information statement and the other documents MacroChem refers to in this information statement, including the Merger Agreement, for a more complete understanding of the Merger Agreement and the transactions contemplated thereby.

General

The Merger Agreement provides that, at the Effective Time of the merger, MACM Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Access, will merge with and into MacroChem, with MacroChem continuing in existence as the surviving corporation.  Each share of MacroChem Common Stock issued and outstanding at the Effective Time will be converted into approximately 0.05423180 shares of Access’ common stock with such exchange not to exceed in aggregate 2,500,000 shares of Access common stock.

Outstanding MacroChem warrants and options to purchase shares of MacroChem common stock shall be treated as follows:

•
Any in-the-money MacroChem warrants will convert into the right to receive a portion of the merger consideration (as described above) at the Effective Time and shall no longer be outstanding and shall be cancelled, retired and shall cease to exist following the Effective Time;

•
Any MacroChem options and MacroChem warrants which are not exercised or converted prior to the Effective Time shall not be assumed by Access and all such securities either shall be exercised or terminated prior to the Effective Time.

Certain of MacroChem’s convertible promissory notes outstanding at the Effective Time will convert automatically into the right to receive a number of shares of common stock of Access at the closing price of such shares on July 10, 2008; all remaining convertible promissory notes of MacroChem will be assumed by Access at the Effective Time.

The articles of incorporation and bylaws of MACM Acquisition Corp. will be MacroChem articles of incorporation and bylaws from and after the Effective Time.

MacroChem’s officers and directors will resign effective as of the Effective Time of the merger, except that Jeffrey B. Davis, Access’ CEO and a director of both Access and MacroChem will remain a director of MacroChem after the merger.  As of the Effective Time, Mr. Davis shall become an officer of MacroChem.

Background of the Merger

Beginning on or about June 16, 2008, members of MacroChem’s Board of Directors and the Board of Directors of Access commenced dialogue about the possibility of merging MacroChem with Access. The parties continued to consider the possibilities throughout the week of June 16, 2008 including, without limitation, deal structure and material terms. On June 26, 2008, MacroChem’s Board of Directors met to discuss MacroChem’s cash flows and business development activities recently conducted along with an update on third party discussions of the nature of mergers and acquisitions. MacroChem’s Board of Directors engaged in a lengthy discussion of MacroChem’s strategic focus and agreed management should continue to pursue all ongoing business development and potential merger discussions on a parallel track given MacroChem’s cash needs. Thereafter, management of MacroChem and of Access continued to negotiate transaction terms. Further discussion ensued during the week of June 30, 2008. During this period, Access and MacroChem signed a Confidentiality Agreement on July 2, 2008 and each company’s management team supplied the other company with corporate and other records, agreements and documents for the purpose of performing due diligence on the business and operations of the other company. Members of Access’ management and Board of Directors requested a contract be drafted on the terms and provisions then being considered in ongoing negotiations and MacroChem’s management delivered a proposed merger agreement to Access during the week of June 30, 2008. On July 9, 2008, after each company had completed its due diligence process, MacroChem’s Board of Directors and the Access Board of Directors each approved entering into the definitive Merger Agreement, the merger and the transactions contemplated thereby.  On July 10, 2008, Access and MacroChem executed the Merger Agreement.

MacroChem’s Reasons for the Merger and Recommendation

In reaching the decision to adopt the Merger Agreement and recommend it for approval by the respective equity holders of the companies, MacroChem Board of Directors and the Board of Directors of Access consulted with respective management, as well as outside advisors. As discussed in greater detail below, these consultations included discussions regarding Access’ strategic business plan, the costs and risks of executing MacroChem’s business plan as a public company, MacroChem’s cash position and prospects for raising more cash, its past and current business operations, and its future prospects, the strategic rationale for the potential transaction with Access and the terms and conditions of the Merger Agreement.

MacroChem’s Board of Directors determined that the merger is advisable and in the best interest of MacroChem’s stockholders. In reaching its decision to approve the Merger Agreement, MacroChem’s Board of Directors reviewed Access’ business strategy and financial position and MacroChem management reviewed Access’ key contracts and performed a due diligence investigation. MacroChem’s Board of Directors identified and considered several factors in its assessment, which, when taken as a whole, supported the decision to approve the merger and Merger Agreement.

These factors and potential benefits of the merger considered by MacroChem’s Board included the following:

•	the ability of the combined company to potentially secure investor capital and financing for development of MacroChem product portfolio;

•	the cash reserve of Access positioning MacroChem products back in development in the near term;
•	MacroChem’s cash reserves were not sufficient for MacroChem to continue operations as a going concern beyond the third quarter of 2008;

•	leveraging Access’ existing research and development capabilities and general and administrative infrastructure to further reduce MacroChem overhead associated with ongoing development;

•	elimination of certain contingent liabilities associated with MacroChem’s potential financing efforts if MacroChem were to remain stand-alone rather than merge with Access; and

•
The remote likelihood that potential alternative transactions will be available to MacroChem or if available if any such transactions would be likely to close in sufficient time based on the MacroChem’s cash position.

Access’ Board of Directors considered the following additional factors:

•	access to a rich pipeline of products including those in the late stages of clinical development and attractive early stage oncology products; and

•	securing a rich pipeline of products at an attractive price based upon the stage of corporate development within which MacroChem is situated.

Taking into account all of the material facts, matters and information, including those described above, MacroChem’s Board of Directors and the Board of Directors of Access believe that the Merger Agreement is advisable and fair to and in the best interests of each of MacroChem and Access and each company’s respective equity holders.

No Independent Financial Advisor

Neither MacroChem nor Access has engaged an independent financial advisor to consult with, or render an opinion on, the relative advantages and disadvantages of the transactions.

Vote Required

Section 228 of the DGCL provides that any action required or permitted to be taken at a meeting of the stockholders may be taken without a meeting if, before or after the action, a written consent is signed by stockholders holding at least a majority of the voting power, except that if a different proportion of voting power is required for such an action at a meeting, then that proportion of written consents is required. In order to eliminate the costs and management time involved in obtaining proxies and in order to effect the proposals as early as possible in order to accomplish MacroChem purposes as described herein, MacroChem’s Board of Directors decided to utilize, and did in fact obtain by written consent dated July 30, 2008 of the Majority Stockholders, holding 63% of MacroChem’s Common Stock, approving each of the actions.

Completion and Effectiveness of the Merger

The merger will be completed when all of the conditions to completion of the merger are satisfied or waived.  The merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware.

Appraisal Rights

Under Delaware law, MacroChem stockholders are entitled, after complying with certain requirements of Delaware law, to dissent from the approval of the authority with respect to the merger, pursuant to Section 262 of the DGCL (“Dissenters’ Law”) and to be paid the “fair value” of their shares of MacroChem’s Common Stock in cash by complying with the procedures set forth in the Dissenters’ Law. Set forth below is a summary of the procedures relating to the exercise of appraisal rights by MacroChem stockholders. This summary does not purport to be a complete statement of the provisions of the Dissenters’ Law and is qualified in its entirety by reference to such provisions, which are contained in Appendix D to this information statement.

MacroChem is sending a notice of appraisal rights to MacroChem stockholders with this information statement, attached as Appendix C to this information statement. Dissenting stockholders must, by no later than 20 days following MacroChem’s mailing of the notice of appraisal rights demand in writing from MacroChem or Access the appraisal of such holders’ shares.

THE MERGER AGREEMENT

This section summarizes the material provisions of the Merger Agreement. The following is not a complete statement of all the provisions of the Merger Agreement. Detailed terms and conditions are contained in the Merger Agreement, a copy of which is attached to this information statement as Appendix A and is incorporated into this information statement by reference. For a complete presentation of this information, please read the full text of the Merger Agreement.

Structure of the Merger and Conversion of MacroChem Common Stock and In the Money MacroChem Warrants

General

Pursuant to the Merger Agreement, MACM Acquisition Corp. will merge with and into MacroChem, with MacroChem being the surviving corporation and a wholly-owned subsidiary of Access (“Parent”).  The merger will become effective as of the date and at such time as the Certificate of Merger is filed with the Secretary of State of the State of Delaware (the “Effective Time”).  In accordance with the terms of the Merger Agreement, at the Effective Time, each share of MacroChem common stock and in-the-money MacroChem warrants outstanding immediately prior to the Effective Time will be converted into the right to receive a proportional share of an aggregate of approximately 2,500,000 fully paid and non-assessable shares of Access common stock, par value $0.01 per share (“Access Common Stock”), subject to certain adjustments under the terms of the Merger Agreement. After the merger is completed, it is expected that MacroChem pre-merger stockholders will own approximately 2,500,000 shares of Access Common Stock or approximately 12.6% of the outstanding shares of the combined company, subject to adjustment under the terms of the Merger Agreement.  At the Effective Time, shares of MacroChem common stock will no longer be outstanding and shall automatically be cancelled and retired and cease to exist, and each holder of MacroChem common stock shall cease to have any rights with respect to the shares of MacroChem common stock, except the right to receive the merger consideration (as described above).

No fractions of a share of Access Common Stock will be issued, and in lieu of such issuance, a holder of MacroChem Common Stock or In the Money MacroChem Warrants, as the case may be, who would otherwise be entitled to a fraction of a share of Access Common Stock as a result of the exchange of shares contemplated by the Merger Agreement will receive from MacroChem cash in lieu of such fractional share(s) based on a formula set forth in the Merger Agreement.  In addition, at the Effective Time, by virtue of consummating the Merger, Access will have assumed all of MacroChem’s liabilities and other obligations.

Exchange Ratios

At the Effective Time, Access will issue to the holders of MacroChem common stock and in-the-money MacroChem warrants an aggregate of approximately 2,500,000 shares of Access Common Stock.  Each holder of MacroChem common stock at the Effective Time will receive approximately 0.05423180 shares of Access Common Stock for each share of MacroChem common stock.  Each holder of in-the-money MacroChem warrants will receive that number of shares of Access Common Stock as would have been received had such holder converted such in-the-money MacroChem warrants to shares of MacroChem common stock immediately prior to the Effective Time in a cashless exercise, and then applying the same exchange ratio as applied above to holders of MacroChem common stock at the Effective Time.

Exchange of MacroChem Common Stock for certificates representing shares of Access Common Stock

When the merger is completed, shares of MacroChem Common Stock will be canceled and the former holders of MacroChem common stock will receive certificates representing shares of Access Common Stock which constitute the number of full shares of Access Common Stock to which they are entitled under the Merger Agreement. No fractional shares will be issued and instead Access will pay cash in lieu of issuance of any fractional shares as provided by the terms of the Merger Agreement.

Restrictions on Sales of Shares Held by holders of Access Common Stock

Shares of Access Common Stock to be issued to holders of MacroChem common stock and in-the-money MacroChem warrants in the merger will be registered by Access in a registration statement on form S-4 prior to the Effective Time and shall not be the subject of any stop order or proceedings seeking a stop order.  Certain of such shares shall be subject to the requirements of Rule 144. Any material “blue sky” and other state securities laws applicable to the registration and qualification of Access Common Stock issuable or required to be reserved for issuance pursuant to the Merger Agreement will have been complied with.

Conditions to the Merger

Conditions to Access’ and MacroChem’s Obligations

Neither Access nor MacroChem are obligated to complete the merger unless various conditions are satisfied or waiver, including without limitation the following:

•
No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; provided, however, that the Access and MacroChem shall use their reasonable best efforts to have any such injunction, order, restraint or prohibition vacated;

•
Other than the filing of the Delaware Certificate of Merger, all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any governmental entity in connection with the Merger and the consummation of the other transactions contemplated by the Merger Agreement, the failure of which to file, obtain or occur is reasonably likely to have a Material Adverse Effect with respect to Access or a Material Adverse Effect with respect to MacroChem, shall have been filed, been obtained or occurred on terms and conditions which would not reasonably be likely to have a Material Adverse Effect with respect to Access or MacroChem;

•
This Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order, and any material "blue sky" and other state securities laws applicable to the registration and qualification of Access Common Stock issuable or required to be reserved for issuance pursuant to this Merger Agreement shall have been complied with;

No stop order suspending the use of the Information Statement shall have been issued and no proceeding for that purpose shall have been initiated or threatened in writing by the SEC or its staff;

The Merger and the Merger Agreement shall have been approved and adopted by the requisite vote of the holders of shares of MacroChem Common Stock to the extent required pursuant to the requirements of the certificate of incorporation and the DGCL;

Conditions to Access’ Obligations

Access is not obligated to complete the merger unless various conditions are satisfied or waived, including without limitation the following:

•
The representations and warranties of MacroChem contained in the Merger Agreement shall be true and correct in all material respects on and as of the Closing Date, with the same force and effect as if made on and as of the Closing Date, except for (i) changes contemplated by the Merger Agreement or in the applicable disclosure schedules, (ii) representations and warranties that are qualified by materiality or Material Adverse Effect, in which case such representations and warranties shall be true and correct in all respects, and (iii) representations and warranties which address matters only as of a particular date, in which case such representations and warranties qualified as to materiality or Material Adverse Effect shall be true and correct in all respects, and those not so qualified shall be true and correct in all material respects, on and as of such particular date;

•
MacroChem has performed, in all material respects, all obligations and complied with all covenants required by the Merger Agreement to be performed or complied with, in all material respects, by MacroChem prior to the Effective Time;

•
Access and MACM Acquisition Corp. shall have received evidence to its reasonable satisfaction that such licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and other third parties as are necessary in connection with the transactions contemplated by the merger have been obtained, except where the failure to do so would not, individually or in the aggregate, have a material adverse effect with respect to the MacroChem;

•
There shall be no pending third party litigation or pending or threatened litigation with any governmental entity (i) challenging or seeking to restrain or prohibit the consummation of the Merger or the transactions contemplated thereby, (ii) seeking to prohibit or limit the ownership or operation by MacroChem of any material portion of the business or assets of MacroChem, or (iii) seeking to impose limitations on the ability of Access to acquire or hold any shares of common stock of the Surviving Corporation;

•
MacroChem shall have complied with the requirements of the 1994 Equity Incentive Plana and the 2001 Incentive Plan and all outstanding MacroChem options and MacroChem warrants not exercised prior to the Effective Time shall be terminated and the in-the-money MacroChem warrants shall automatically convert into the right to receive the Merger Consideration (Access Common Stock) as provided in the Merger Agreement;

•
As of the Effective Time Access and MacroChem’s President & Chief Business Officer shall have mutually agreed on terms to discharge the MacroChem’s obligations and agree upon the terms of, if any, a consulting and transition agreement;

•
Since the dated of the Merger Agreement, there shall not have occurred any Material Adverse Effect or Material Adverse Change (in each case as defined in the Merger Agreement) with respect to MacroChem;

•
Any applicable period during which stockholders of MacroChem have the right to exercise appraisal, dissenters’ or other similar rights under Section 262 of the DGCL or other applicable law shall have expired and stockholders of MacroChem holding in the aggregate more than five percent of the outstanding shares of MacroChem common stock shall not have exercised appraisal, dissenters’ or similar rights under Section 262 of the DGCL or other applicable law with respect to such shares by virtue of the Merger; and

•
The directors and officers of MacroChem, in office immediately prior to the Effective Time, shall have resigned as directors and officers of the Surviving Corporation effective as of the Effective Time.

•
The MacroChem shall have delivered a properly executed statement, dated as of the Closing Date, in a form reasonably acceptable to Access, conforming to the requirements of Treasury Regulations Section 1.1445-2(c)(3).

Conditions to MacroChem Obligations

MacroChem is not obligated to complete the merger unless various conditions are satisfied or waived, including, without limitation, the following:

•
The representations and warranties of Access contained in the Merger Agreement shall be true and correct in all material respects on and as of the Closing Date, with the same force and effect as if made on and as of the Closing Date, except for (i) changes contemplated by the Merger Agreement or in the applicable disclosure schedules, (ii) representations and warranties that are qualified by materiality or Material Adverse Effect, in which case such representations and warranties shall be true and correct in all respects, and (iii) representations and warranties which address matters only as of a particular date, in which case such representations and warranties qualified as to materiality or Material Adverse Effect shall be true and correct in all respects, and those not so qualified shall be true and correct in all material respects, on and as of such particular date;

•
Access shall have performed, in all material respects, all obligations and complied with all covenants required by the Merger Agreement to be performed or complied with, in all material respects, by it prior to the Closing Date;

There shall not be pending by any governmental entity or any other person or solely with respect to any governmental entity, threatened by any suit, action or proceeding, challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by the Merger Agreement; and

•
MacroChem shall have received evidence to MacroChem’s reasonable satisfaction that such licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and other third parties as are necessary in connection with the transactions contemplated by the merger have been obtained, except where the failure to do so would not, individually or in the aggregate, have a material adverse effect with respect to Access.

Termination

Subject to certain circumstances set forth in the Merger Agreement, either MacroChem or Access may terminate the Merger Agreement since the Merger was not consummated prior to October 31, 2008.  With the exception of breaches of certain covenants and breaches of confidentiality, if either party terminates the agreement for this reason, then neither party shall have any further right or obligation as against any other.

Conduct of Business of MacroChem

In the Merger Agreement, MacroChem agreed to conduct MacroChem businesses in the ordinary course before the completion of the Merger and not to take various actions that could affect MacroChem businesses without the prior consent of Access. Until the termination of the Merger Agreement or completion of the Merger, MacroChem will not, except as previously disclosed to Access take such actions including, but not limited to the follow:

•	declare or pay any dividends or make other distributions or split, combine or reclassify, purchase or redeem any capital stock of MacroChem;

•	authorize for issuance, issue, deliver, sell, or pledge any capital stock or voting securities of MacroChem or any Subsidiary;

•	amend its Certificate of Incorporation or Bylaws or other comparable charter or organizational documents of MacroChem or any Subsidiary;

•
acquire or agree to acquire by merging or consolidating with, or by purchasing all or a substantial portion of the stock or assets of, or by any other manner, any business or any corporation or other business organization or division thereof;

•	sell, lease, license, mortgage or otherwise encumber any of the properties or assets of MacroChem other than in the ordinary course of business;

•
 incur any indebtedness or guarantee any indebtedness of another person or entity or amend, terminate or seek a waiver with respect to any existing agreement of the MacroChem evidencing indebtedness of MacroChem or make any loans, advances or capital contributions to, or investments in, any other person;

•	acquire or agree to acquire any assets, other than inventory in the ordinary course of business, or make or agree to make any capital expenditures;

•
pay, discharge or satisfy any claims, liabilities or obligations, except for payment of liabilities in the ordinary course of business consistent with past practice and in accordance with their terms in effect on the date of the Merger Agreement;

•	adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or reorganization;

•	change any material accounting principle;

•	settle or compromise any litigation

•	transfer to any person any rights to its intellectual property;

•	enter into any agreement pursuant to which any other party is granted exclusive marketing or other exclusive rights of any type with respect to its products or technology; and

•	make any material tax election.

Representations and Warranties

The Merger Agreement contains various representations and warranties of Access and Merger Sub, including, among others, representations and warranties as to the following:

•	Access’ and Merger Sub’s valid existence and good standing and its corporate power and authority to carry on its business;

•	Access’ capitalization;

•	Access’ and Merger Sub’s power and authority to enter into and perform its obligations under the Merger Agreement;

•	Access’ and Merger Sub’s power and authority to enter into and perform its obligations under the Merger Agreement;

•	the accuracy of Access’ financial statements, and the absence of any material liabilities and material claims not disclosed therein;

•	the accuracy of information supplied by Access or Merger Sub included in its Form S-4;

•	the absence of any Material Adverse Change with respect to Access since March 31, 2008;

•	the absence of any pending or threatened litigation against Access, its properties and its business and Access’ compliance with all applicable laws, rules and regulations;

•	the Merger Agreement has been approved by Access as the sole stockholder of Merger Sub;

•	the accuracy and timely filing of tax returns by Access;

•	the absence of any brokers in the Merger transaction; and

•	the accuracy of statements included in certain certificates of officers of Access.

The Merger Agreement also contains various representations and warranties of MacroChem’s, including, among others, representations and warranties as to the following:

•	MacroChem’s valid existence and good standing and MacroChem corporate power and authority to carry on MacroChem business;

•	MacroChem’s ownership of subsidiaries;

•	MacroChem’s capitalization;

•	MacroChem’s power and authority to enter into and perform MacroChem obligations under the Merger Agreement and related agreements;

•	the accuracy of MacroChem’s financial statements, reports filed with the SEC, and the lack of any material liabilities and material claims not disclosed therein;

•	MacroChem’s maintenance and effectiveness of disclosure controls and procedures;

•	the accuracy of information supplied by MacroChem included in Access’ Form S-4;

•	the absence of any Material Adverse Change with respect to Access since March 31, 2008;

•	the absence of any pending or threatened litigation against Access, its properties and its business and Access’ compliance with all applicable laws, rules and regulations;

•	the absence of any work stoppage or labor disputes;

•	the accuracy of disclosure relating to MacroChem’s employee benefit plans;

•	the accuracy and timely filing of tax returns by MacroChem;

•	MacroChem’s ownership of good and marketable title to all properties and assets and good and valid leasehold interests in all real property leases;

•	MacroChem’s compliance with environmental laws;

•	the accuracy of information regarding MacroChem’s debts and contractual obligations;

•	the absence of any brokers in the Merger transaction;

•	MacroChem ownership and rights in its intellectual property;

•	MacroChem’s compliance with regulatory requirements; and

•	MacroChem maintenance of insurance policies.

Accounting Treatment

The merger, for accounting and financial reporting purposes, will be accounted for as stock acquisition of MacroChem by Access.  As such, Access will be the surviving company in the merger.

Material United States Federal Income Tax Consequences

The following is a summary of certain material United States federal income tax consequences of the merger. The following discussion is based upon the current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated under the Code, Internal Revenue Service (“IRS”) rulings and pronouncements, and judicial decisions now in effect, all of which are subject to change at any time by legislative, judicial or administrative action. Any such changes may be applied retroactively.

Neither MacroChem nor Access has sought and they will not seek any rulings from the IRS or opinions from counsel with respect to the United States federal income tax consequences discussed below. The discussion below does not in any way bind the IRS or the courts or in any way constitute an assurance that the United States federal income tax consequences discussed below will be accepted by the IRS or the courts. The tax treatment of a stockholder may vary depending on such stockholder’s particular situation or status. With respect to holders of MacroChem Common Stock, this discussion is limited to holders of MacroChem Common Stock who hold their MacroChem Common Stock as capital assets and it does not address aspects of United States federal income taxation that may be relevant to MacroChem holders of MacroChem Common Stock who are subject to special treatment under United States federal income tax laws, such as dealers in securities, financial institutions, insurance companies, tax-exempt entities, persons holding MacroChem Common Stock as part of a hedge, straddle or other risk reduction transaction, and persons that are subject to loss disallowance rules with respect to their shares of MacroChem Common Stock.  In addition, the discussion does not consider the effect of any applicable foreign, state, local or other tax laws, or estate or gift tax considerations or the alternative minimum tax. MacroChem provides no assurance with respect to any individual holder’s tax status or taxable position with respect to the Merger, the Merger Agreement or the transactions contemplated thereby and holders are encouraged to seek independent advice from the tax advisors.

HOLDERS OF MACROCHEM COMMON STOCK SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS AND OF CHANGES IN APPLICABLE TAX LAWS.

The following notice is based on United States Treasury Regulations governing practice before the IRS: (1) any United States federal tax advice contained in this information statement is not intended or written to be used, and cannot be used by any taxpayer, for the purpose of avoiding United States federal tax penalties that may be imposed on the taxpayer, (2) any such advice is written to support the promotion or marketing of the transactions described in this memorandum, and (3) each taxpayer should seek advice based on the taxpayer’s particular circumstances from an independent tax advisor.

MacroChem has elected to be subject to tax as a “corporation” for federal income tax purposes. As a result, the merger is intended to qualify for federal income tax purposes as a “tax-free reorganization” within the meaning of Section 368(a) of the Code. Assuming the merger qualifies as a tax-free reorganization, (i) no gain or loss will be recognized for federal income tax purposes by the holders of MacroChem Common Stock upon consummation of the merger, (ii) neither MacroChem nor Access will recognize any gain or loss as a result of the merger, (iii) the aggregate tax basis of the shares of Access Common Stock received in the merger by all holders of MacroChem Common Stock will be the same as the aggregate tax basis of the shares of MacroChem Common Stock held by such holders prior to the Effective Time, and (iv) the holding period of the Common Stock received in the merger will include the period for which the shares of MacroChem Common Stock were held.

Indemnification and Insurance

Under the terms of the Merger Agreement, Access agreed, following completion of the merger, to indemnify and hold harmless any person eligible for indemnification pursuant to MacroChem’s certificate of incorporation or bylaws or any agreement of indemnification, in each case as the same existed on July 9, 2008, the date of the Merger Agreement, for any claims arising out of (i) the fact that such person was an officer, director or employee of MacroChem, pertaining to matters existing on or prior to the Effective Date and (ii) indemnified liabilities resulting from the transaction contemplated by the Merger Agreement.

Reasonable Best Efforts to Complete the Merger

Under the terms of the merger agreement, each of Access and MacroChem has agreed to cooperate fully with the other and use its reasonable best efforts to take all actions, and to do all things necessary, proper or advisable to complete the merger in the most expeditious manner possible, including:

•	obtaining all consents, approvals, waivers, licenses, permits or authorizations as are required to be obtained in connection with the merger;

•	defending any lawsuit or proceeding seeking to challenge the merger agreement or the merger contemplated by the merger agreement;

•	accepting and delivering any additional instruments necessary to consummate the merger;

•	satisfying the conditions to closing set forth in the merger agreement.

MacroChem Prohibited from Soliciting Other Offers

Under the terms of the merger agreement, subject to certain exceptions described below, MacroChem agreed that it will not, directly or indirectly:

•
solicit, initiate or take any action knowingly to facilitate the submission of inquiries, proposals or offers from any person (other than Access or MacroChem Acquisition Corporation) relating to an acquisition proposal;

•
enter into or participate in any discussions or negotiations regarding any acquisition proposal, or furnish to any other person any information with respect to its business, properties or assets or any acquisition proposal, or otherwise cooperate in any way with, or knowingly assist or participate in, facilitate or encourage, any effort or attempt by any other person (other than Access or MacroChem Acquisition Corporation) to do or seek any acquisition proposal.

 In addition, MacroChem agreed that it will not authorize or permit any of its subsidiaries, directors, officers, employees, agents or representatives (including any retained investment banker, attorney or accountant), to do any of the foregoing.

For purposes of the restrictions described above, an acquisition proposal is any inquiry, proposal or offer, filing of any regulatory application or disclosure of any intention relating to any of the following:

•	the direct or indirect acquisition by any person or group of equity securities representing 33.3% or more of the consolidated assets or any class of securities of MacroChem and/or its subsidiaries;

•	a tender offer or exchange offer that would result in any person owning 33.3% or more of any class of equity securities of MacroChem or any of its subsidiaries;

•
any merger, consolidation, business combination or similar transaction involving MacroChem or any of its subsidiaries whose assets individually or in the aggregate, constitute more than 33.3% of MacroChem's consolidated assets, other than transactions specifically permitted under the merger agreement; or

•	any transaction, the consummation of which would or could reasonably be expected to impede, interfere with, prevent or materially delay the merger.

Under the merger agreement, MacroChem also agreed, and agreed to cause their subsidiaries, affiliates, directors, officers, employees, agents and representatives (including any retained investment banker, attorney or accountant), to:

•	cease all existing activities or negotiations with respect to any acquisition proposal; and

•	not release any third party from, or waive any provisions of, any existing confidentiality or standstill agreement with respect to any acquisition proposal.

Notwithstanding the prohibitions described above, MacroChem may (either directly or indirectly through advisors, agents or other intermediaries):

·        furnish information, pursuant to an appropriate confidentiality letter (a copy of which is required to be provided to Access), concerning MacroChem and its businesses, properties or assets to a third party who has made a bona fide transaction proposal;

·        engage in discussions or negotiations with a third party who has made a bona fide transaction proposal;

·        following receipt of a bona fide transaction proposal, make disclosure to its stockholders;

·        following receipt of a bona fide transaction proposal, fail to make or withdraw or modify the recommendation of its board of directors; and/or

·        take any action required to be taken by MacroChem pursuant to a non-appealable, final order by any court of competent jurisdiction.

The actions referred to above may be taken only to the extent that the board of directors of MacroChem shall have concluded in good faith on the basis of advice from outside counsel that such action is required in order to satisfy its fiduciary duties to the stockholders of MacroChem under applicable law and not until after prompt advance notice to Access with respect to such action.  The MacroChem board of directors is required to continue to advise Access after taking such action, including disclosing the terms and conditions of the acquisition proposal and the identity of the person making it.

INFORMATION ABOUT ACCESS

DESCRIPTION OF BUSINESS

Business

Access Pharmaceuticals, Inc. (together with our subsidiaries, “We”, “Access” or the “Company”) is a Delaware corporation. We are an emerging biopharmaceutical company focused on developing products based upon our nanopolymer chemistry technologies. We currently have one approved product, two products in Phase 2 clinical trials and five products in pre-clinical development. Our description of our business, including our list of products and patents, takes into consideration our acquisition of Somanta Pharmaceuticals, Inc. which closed January 4, 2008.

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MuGard™ is our approved product for the management of oral mucositis, a frequent side-effect of cancer therapy for which there is no established treatment. The market for mucositis treatment is estimated to be in excess of US$1 billion world-wide. MuGard, a proprietary nanopolymer formulation, has received marketing allowance in the U.S. from the Food & Drug Administration (“FDA”).

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Our lead development candidate for the treatment of cancer is ProLindac™, a nanopolymer DACH-platinum prodrug. ProLindac is currently in a Phase 2 clinical trial being conducted in the EU in patients with ovarian cancer. The DACH-platinum incorporated in ProLindac is the same active moiety as that in oxaliplatin (Eloxatin; Sanofi-Aventis), which has sales in excess of $2.0 billion.

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Pre-clinical development of Cobalamin™, our proprietary nanopolymer oral drug delivery technology based on the natural vitamin B12 uptake mechanism. We are currently developing a product for the oral delivery  of insulin.

•	Pre-clinical development of Angiolix®, a humanized monoclonal antibody which acts as an anti-angiogenesis factor and is targeted to cancer cells, notably breast, ovarian and colorectal cancers.
•	Pre-clinical development of Prodrax®, a non-toxic prodrug which is activated in the hypoxic zones of solid tumors to kill cancer cells.
•	Pre-clinical development of Alchemix®, a chemotherapeutic agent that combines multiple modes of action to overcome drug resistance.
•	Pre-clinical development of Cobalamin-mediated targeted delivery.
•	Phenylbutyrate (“PB”), an HDAC inhibitor and a differentiating agent, is a Phase 2 clinical candidate being developed in collaboration with Virium Pharmaceuticals.

Products

Access used its drug delivery technologies to develop the following products and product candidates:

Access Drug Portfolio
Compound	Originator	Technology	Indication	Clinical Stage (1)

MuGard™	Access	Mucoadhesive liquid	Mucositis	Marketing clearance received
ProLindacTM (Polymer Platinate, AP5346) (2)	Access – U London	Synthetic polymer	Cancer	Phase 2
Phenylbutyrate (PB)	National Institute of Health	Small molecule	Cancer	Phase 2
Oral Insulin	Access	Cobalamin	Diabetes	Pre-clinical
Oral Delivery System	Access	Cobalamin	Various	Pre-clinical
Angiolix®	Immunodex, Inc.	Humanized monoclonal antibody	Cancer	Pre-clinical
Prodrax®	Univ London	Small molecule	Cancer	Pre-clinical
Alchemix®	DeMontford Univ	Small molecule	Cancer	Pre-clinical
Cobalamin-Targeted Therapeutics	Access	Cobalamin	Anti-tumor	Pre-clinical

(1)	For more information, see “Government Regulation” for description of clinical stages.
(2)	Licensed from the School of Pharmacy, The University of London. Subject to a 1% royalty and milestone payments on sales.

Approved Products

MuGard™ - Mucoadhesive Liquid Technology (MLT)

Mucositis is a debilitating condition involving extensive inflammation of mouth tissue that affects annually an estimated 400,000 cancer patients in the United States undergoing chemotherapy and radiation treatment. Any treatment that would accelerate healing and/or diminish the rate of appearance of mucositis would have a significant beneficial impact on the quality of life of these patients and may allow for more aggressive chemotherapy. We believe the potential addressable market for a mucositis product could be over $1 billion world-wide.

Access’ MuGard is a viscous polymer solution which provides a coating for the oral cavity. MuGard is dispensed in a ready to use form. A multi-site, randomized clinical study was performed in the United States testing MuGard and MuGard containing an anti-inflammatory drug to determine the effect of these products on the prevention and treatment of mucositis. The data from this trial indicated that the patients using MuGard displayed a lower incidence of mucositis than is typically seen in the studied population with no additional benefit from the drug.

The data were retrospectively compared with two historical patient databases to evaluate the potential advantages MuGard may represent in the prevention, treatment and management of mucositis. The patient evaluation was conducted using the oral mucositis assessment scale (OMAS), which qualifies the disease severity on a scale of 0-5. Key highlights of the comparison with the historical patient databases are as follows:

•      the average severity of the disease was reduced by approximately 40%;
•      the maximum intensity of the mucositis was approximately 35% lower; and
•      the median peak intensity was approximately 50% lower.

These data confirmed the fact that MuGard could represent an important advancement in the management and prevention of mucositis. On September 20, 2006, we announced that we had submitted a Premarket Notification 510(k) application to the United States Food and Drug Administration (FDA) announcing the Company’s intent to market MuGard. On December 13, 2006, we announced that we had received marketing clearance for MuGard from FDA for the indication of the management of oral wounds including mucositis, aphthous ulcers and traumatic ulcers.

Access is currently seeking marketing partners to market MuGard in other territories worldwide. In August 2007, we signed a definitive licensing agreement with SpePharm Holding, B.V. under which SpePharm will market Access’ product MuGard in Europe. In January 2008, we also signed a definitive licensing agreement with RHEI Pharmaceuticals, Inc. under which RHEI will market Access’ product MuGard in China and other Southeast Asian countries. In August 2008, we signed a definitive licensing agreement with Milestone Biosciences, LLC under which Milestone will market MuGard in the United States and Canada.

Products in Development Status

ProLindac™ (Polymer Platinate, AP5346) DACH Platinum

Chemotherapy, surgery and radiation are the major components in the clinical management of cancer patients. Chemotherapy serves as the primary therapy for some solid tumors and metastases and is increasingly used as an adjunct to radiation and surgery to improve their effectiveness. For chemotherapeutic agents to be effective in treating cancer patients, however, the agent must reach the target cells in effective quantities with minimal toxicity in normal tissues.

The current optimal strategy for chemotherapy involves exposing patients to the most intensive cytotoxic regimens they can tolerate and clinicians attempt to design a combination of chemotherapeutic drugs, a dosing schedule and a method of administration to increase the probability that cancerous cells will be destroyed while minimizing the harm to healthy cells. Notwithstanding clinicians’ efforts, most current chemotherapeutic drugs have significant shortcomings that limit the efficacy of chemotherapy. For example, certain cancers are inherently unresponsive to chemotherapeutic agents. Alternatively, other cancers may initially respond, but subgroups of cancer cells acquire resistance to the drug during the course of therapy and the resistant cells may survive and cause a relapse. Serious toxicity, including bone marrow suppression, renal toxicity, neuropathy, or irreversible cardiotoxicity, are some of the limitations of current anti-cancer drugs that can prevent their administration in curative doses.

Oxaliplatin, a formulation of DACH platinum, is a chemotherapeutic which was initially approved in France and in Europe in 1999 for the treatment of colorectal cancer. It is now also being marketed in the United States and generated worldwide sales in excess of $2 billion in 2006. Carboplatin and Cisplatin, two other approved platinum chemotherapy drugs, are not indicated for the treatment of metastatic colorectal cancer. Oxaliplatin, in combination with 5-flurouracil and folinic acid (known as the FOLFOX regime) is indicated for the first-line treatment of metastatic colorectal cancer in Europe and the U.S. The colorectal cancer market is a significant opportunity as there are over 940,000 reported new cases annually worldwide, increasing at a rate of approximately three percent per year, and 500,000 deaths.

Currently, platinum compounds are one of the largest selling categories of chemotherapeutic agents, with annual sales in excess of $3.0 billion in 2006. As is the case with all chemotherapeutic drugs, the use of such compounds is associated with serious systemic side effects. The drug development goal therefore is to enhance delivery of the active drug to the tumor and minimize the amount of active drug affecting normal organs in the body.

Utilizing a biocompatible water-soluble polymer (HPMA) as a drug carrier, Access’ drug candidate ProLindac, links DACH platinum to a polymer in a manner which permits the selective release of active drug to the tumor by several mechanisms, including taking advantage of the differential pH in tumor tissue compared to healthy tissue. The polymer also capitalizes on the biological differences in the permeability of blood vessels at tumor sites versus normal tissue. In this way, tumor selective delivery and platinum release is achieved. The ability of ProLindac to inhibit tumor growth has been evaluated in more than ten preclinical models. Compared with the marketed product oxaliplatin, ProLindac showed either marked superiority or superiority in most of these models. Preclinical studies of the delivery of platinum to tumors in an animal model have shown that, compared with oxaliplatin at equitoxic doses, ProLindac delivers in excess of 16 times more platinum to the tumor. An analysis of tumor DNA, which is the main target for anti-cancer platinum agents, has shown that ProLindac delivers approximately 14 times more platinum to tumor DNA than oxaliplatin. Results from preclinical efficacy studies conducted in the B16 and other tumor models have also shown that ProLindac is superior to oxaliplatin in inhibiting the growth of tumors. An extensive preclinical package has been developed supporting the development of ProLindac.

In 2005, we completed a Phase 1 multi-center clinical study conducted in Europe, which enrolled 26 patients. The study was reported in a journal publication, Cancer Chemotherapy and Pharmacology, 60(4): 523-533 in 2007. The European trial was designed to identify the maximum tolerated dose, dose limiting toxicities, the pharmacokinetics of the platinum in plasma and the possible anti-tumor activity of ProLindac. The open-label, non-randomized, dose-escalation Phase 1 study was performed at two European centers. ProLindac was administered as an intravenous infusion over one hour, once a week on days 1, 8 and 15 of each 28-day cycle to patients with solid progressive tumors. We obtained results in 26 patients with a broad cross-section of tumor types, with doses ranging from 80-1,280 mg Pt/m2.

Of the 26 patients, 10 were not evaluable for tumor response, principally due to withdrawal from the study prior to completing the required cycle. Of the 16 evaluable patients, 2 demonstrated a partial response, 1 experienced a partial response based on a biomarker and 4 experienced stable disease. One of the patients who attained a partial response had a melanoma with lung metastasis; a CT scan revealed a tumor decrease of greater than 50%. The other patient who responded had ovarian cancer; she had a reduction in lymph node metastasis and remission of a liver metastasis. The patient who experienced a partial response based on a biomarker was an ovarian cancer patient for whom Ca125 levels returned to normal. Also of note, a patient with cisplatin resistant cervical cancer showed a short lasting significant reduction in lung metastasis after 3 doses. However, due to toxicity, the patient could not be retreated to determine whether the partial response could be maintained.

A Phase 2 clinical trial of ProLindac is underway in ovarian cancer patients who have relapsed after first line platinum therapy. The primary aim of the study is to determine the response rate of ProLindac monotherapy in this patient population. The response rates for other platinum compounds in this indication are well known, and will be used for comparison. Patients are dosed either once every 2 weeks or once every three weeks. As the Phase 1 study involved weekly dosing, the initial phase of the ovarian cancer monotherapy study involves some dose escalation to determine recommended doses using these dosing regimens. Preliminary results from the dose ranging part of the study were presented at AACR-NCI-EORTC conference in San Francisco in October 2007. Significantly, there was a reduction of the Ca125 biomarker in five of the six patients in a cohort receiving of ProLindac on a once every three week dosing schedule. The Ca125 biomarker has been demonstrated to be a reliable indicator of the clinical progression of ovarian cancer

The Company has submitted an IND application to the US Food and Drug Administration, and has received clearance from the agency to proceed with a Phase 1 clinical study of ProLindac in combination with fluorouracil and leucovorin. The study is designed to evaluate the safety of the ProLindac in combination with two standard drugs used to treat colorectal cancer and to establish a safe dose for Phase 2 clinical studies of this combination in colorectal cancer. The company is currently evaluating whether clinical development of ProLindac in this indication might proceed more rapidly by utilizing an alternative clinical strategy and/or conducting studies in the US and/or elsewhere in the world.

Sodium Phenylbutyrate

Sodium Penylbutyrate, or PB, is a small molecule that was previously approved by the FDA for sale as a treatment for a rare genetic disorder in infants known as hyperuremia. PB has a number of additional mechanisms of action, including the inhibition of histone deacetylase. Histone deacetylase is a class of enzymes that remove acetyl groups from the amino acids in DNA. The inhibition of histone deacetylase allows the body’s cancer suppressing genes to work as intended. In addition, PB is not toxic to cells. These characteristics make PB a good candidate to become a chemopotentiator; that is, a substance that enhances the activity of a chemotherapeutic agent. As a result, PB will ideally be administered in conjunction with radiation and/or chemotherapy.

In February 2005, we entered into a Phenylbutyrate Co-development and Sublicense Agreement with Virium Pharmaceuticals, Inc., pursuant to which Virium granted us an exclusive, worldwide sublicense to PB, excluding the U.S. and Canada, for the treatment of cancer, autoimmune diseases and other clinical indications. We paid Virium a license fee of $50,000. Virium has retained all rights with respect to PB inside the U.S. and Canada.  Access’ single largest stockholder, SCO Capital Partners, LLC, is also the single largest stockholder of Virium Pharmaceuticals, Inc.  On April 18, 2008, Virium was acquired by MacroChem and is currently a wholly-owned subsidiary of MacroChem. As a result of the Merger any fees owed and paid by Access to Virium shall be treated as intercompany receivables and payments.

Virium is also a party to a sublicense agreement with VectraMed, Inc. for the rights to develop and commercialize PB worldwide for the treatment of cancer, autoimmune diseases and other clinical indications. VectraMed obtained its rights to the product under an Exclusive Patent License Agreement dated May 25, 1995 with the U.S. Public Health Service, representing the National Institutes of Health. VectraMed subsequently assigned all its rights to PB to Virium pursuant to a novation agreement dated May 10, 2005.

Pursuant to our agreement with Virium, we are responsible for the conduct of clinical trials and patent prosecution related to PB outside of the U.S. and Canada. The Virium agreement also requires us to pay Virium a royalty on the sales of PB products until such time as the patents covering such products expire. These patents expire at various times between 2011 and 2016. Our agreement with Virium expires upon the expiration of the last to expire of these patents in 2016.

On December 6, 2006, we signed a letter of intent (LOI) pertaining to a license and collaboration agreement with Virium covering all formulations or drug combinations where Phenylbutyrate is an active ingredient. Pursuant to the LOI, in addition to current worldwide rights, excluding North America, involving the current formulation of Phenylbutyrate, we would obtain a participation in any revenue or royalties derived from sales in the U.S. and Canada. In return, we would grant Virium a reciprocal participation in Europe. In the rest of the world, Access and Virium would share revenues and royalties equally. The LOI’s terms provide that both companies will, among other things, share data and jointly undertake the necessary pre-clinical and clinical studies, seek regulatory approvals and file for patent protection in all territories. It also provides for the formation of a joint development committee to oversee all aspects of the development and commercialization of Phenylbutyrate. Completion of the transaction contemplated by the LOI remains subject to the negotiation and execution of a definitive agreement.

Phenylbutyrate has been the subject of numerous Phase 1 and Phase 2 clinical studies sponsored by the National Cancer Institute and others demonstrating the safety and efficacy of PB in cancer, both as a monotherapy and in combination with other anticancer compounds. To date, we have not been involved in any capacity in the conduct of any clinical trial related to PB.

We believe that PB may be a candidate to become a biological-response modifier that acts as a dose-dependent inhibitor of cancer cell proliferation, migration, and invasiveness, possibly by inhibition of urokinase and c-myc pathways, which means that it inhibits the protease activity that irreversibly induces programmed cell death. In addition, we believe that PB shows potential for the treatment of malignant gliomas, which are cancers of the brain. We are aware of numerous products in development for brain cancers. We are aware of several products being developed by academic and commercial organizations targeting glioblastoma. Medicis Pharmaceuticals currently sells Sodium Phenylbutyrate (Buphenyl ® ) for the treatment of a urea cycle disorder, hyperuremia.

There are thirteen key use patents related to PB which have been issued to the NIH and licensed by us as follows:

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A patent covering a method of inhibiting rapid tumor growth issued in the U.S. that expires on March 14, 2014 with foreign counterparts in Austria, Australia, Canada, Germany, European Union, Spain, Israel, New Zealand and South Africa;

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A patent covering a method of treating brain cancer, leukemia, prostate cancer, breast cancer, skin cancer and non-small cell lung cancer issued in the U.S. that expires on June 3, 2014 with foreign counterparts in Austria, Australia, Canada, Germany, European Union, Spain, Israel, Japan, New Zealand, Portugal and South Africa;

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A patent covering a method of treating brain cancer, skin cancer, benign enlarged prostate and a cervical infection issued in the U.S. that expires on February 25, 2014 with foreign counterparts in Austria, Australia, Canada, Germany, European Union, Spain, Israel, Japan, New Zealand, Portugal and South Africa;

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A patent covering a method of inducing the production of TGF alpha (which slows the growth of cancer cells) issued in the U.S. that expires on January 13, 2015 with foreign counterparts in Austria, Australia, Canada, Germany, European Union, Spain, Israel, Japan, New Zealand, Portugal and South Africa;

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A patent covering a pharmaceutical composition for treating or preventing a cancerous condition issued in the U.S. that expires on January 20, 2015 with foreign counterparts in Austria, Australia, Canada, Germany, European Union, Spain, Israel, Japan, New Zealand, Portugal and South Africa;

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A patent covering a method of inducing the differentiation of a cell issued in the U.S. that expires on June 3, 2014 with foreign counterparts in Austria, Australia, Canada, Germany, European Union, Spain, Israel, Japan, New Zealand, Portugal and South Africa;

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A patent covering a method of treating brain cancer, non-small cell lung cancer, prostate cancer, skin cancer, brain tumors, cancers of the blood, lung cancer and breast cancer issued in the U.S. that expires on August 26, 2014 with foreign counterparts in Austria, Australia, Canada, Germany, European Union, Spain, Israel, Japan, New Zealand, Portugal and South Africa;

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A patent covering a method of inhibiting the growth of rapidly growing nonmalignant or malignant tumor cells issued in the U.S. that expires on March 2, 2016 with foreign counterparts in Austria, Australia, Canada, Germany, European Union, Spain, Israel, Japan, New Zealand, Portugal and South Africa;

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A patent covering a method of sensitizing a subject to radiation therapy or chemotherapy and a method of treating brain cancer, leukemia, non-small cell lung cancer, skin cancer, cancers of the blood, lung cancer, or renal cancer issued in the U.S. that expires on December 1, 2015 with foreign counterparts in Austria, Australia, Canada, Germany, European Union, Spain, Israel, Japan, New Zealand, Portugal and South Africa;

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A patent covering a method of treating brain cancer, non-small cell lung cancer, prostate cancer, skin cancer, cancers of the blood, breast cancer, benign prostate enlargement, cervical infection, bladder cancer, kidney cancer, colon cancer, or nose cancer issued in the U.S. that expires on March 16, 2016 with foreign counterparts in Austria, Australia, Canada, Germany, European Union, Spain, Israel, Japan, New Zealand, Portugal and South Africa;

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A patent covering a method of inducing the production of hemoglobin (blood) and a method of treating a pathology associated with abnormal hemoglobin (blood) activity issued in the U.S. that expires on January 27, 2015 with foreign counterparts in Austria, Australia, Canada, Germany, European Union, Spain, Israel, Japan, New Zealand, Portugal and South Africa;

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A patent covering a method of preventing prostate cancer, brain cancer, skin cancer, cancers of the blood, breast cancer, non-small cell lung cancer, or renal cancer issued in the U.S. that expires on August 5, 2014 with foreign counterparts in Austria, Australia, Canada, Germany, European Union, Spain, Israel, Japan, New Zealand, Portugal and South Africa; and

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A patent covering a method of inhibiting the production of cancer in a cell issued in the U.S. that expires on March 14, 2011, June 3, 2013 or March 7, 2014, depending on the subject matter disclosed in the priority applications with foreign counterparts in Austria, Australia, Canada, Germany, European Union, Spain, Israel, Japan, New Zealand, Portugal and South Africa.

Our co-development partner, Virium advised us that it intends to initiate a Phase 1/2 clinical trial using PB to treat glioblastoma in the near future. We intend to wait for the results of this Phase 1/2 clinical trial and the re-formulation of the PB compound to a sustained release version before initiating our own clinical trial related to PB in Europe. At this time, we do not know when Virium will initiate such clinical trial, when it will be completed, or whether it will be successful, nor do we know when Virium will have completed the re-formulation of the PB compound to a sustained release version.

We also believe that further studies should be considered to identify a subset of patients that have tumors sensitive to PB, either as a single agent or in combination with radiation therapy or other chemotherapeutic agents, and that we should focus on this subset of patients in our future clinical trials related to PB, subject to the successful completion of clinical trials by Virium.

Research Projects, Products and Products in Development

Drug Development Strategy

A part of our integrated drug development strategy is to form alliances with centers of excellence in order to obtain alternative lead compounds while minimizing the overall cost of research. The Company does not spend significant resources on fundamental biological research but rather focuses on its chemistry expertise and clinical development. For example, certain of our polymer platinate technology has resulted in part from a research collaboration with The School of Pharmacy, University of London.

Our strategy is to focus on our polymer therapeutic program for the treatment of cancer while continuing to develop technologies such as Cobalamin-mediated oral drug delivery and Cobalamin-mediated tumor targeting which could provide us with a revenue stream in the short term through commercialization or outlicensing to fund our longer-term polymer and oncology drug development programs such as Angiolix, Alchemix and Prodrax. To reduce financial risk and equity financing requirements, we are directing our resources to the preclinical and early clinical phases of development. Where the size of the necessary clinical studies and cost associated with the later clinical development phases are significant, we plan to co-develop with or to outlicense to marketing partners our therapeutic product candidates. By forming strategic alliances with pharmaceutical and/or biotech companies, we believe that our technology can be more rapidly developed and successfully introduced into the marketplace.

We will continue to evaluate the most cost-effective methods to advance our programs. We will contract certain research and development, manufacturing and manufacturing scaleup, certain preclinical testing and product production to research organizations, contract manufacturers and strategic partners. As appropriate to achieve cost savings and accelerate our development programs, we will expand our internal core capabilities and infrastructure in the areas of chemistry, formulation, analytical methods development, clinical development, biology and project management to maximize product opportunities in a timely manner.

Process

We begin the product development effort by screening and formulating potential product candidates, selecting an optimal active component, developing a formulation, and developing the processes and analytical methods. Pilot stability, toxicity and efficacy testing are conducted prior to advancing the product candidate into formal preclinical development.  Specialized skills are required to produce these product candidates utilizing our technology. We have a limited core internal development capability with significant experience in developing these formulations, but also depend upon the skills and expertise of our contractors.

Once the product candidate has been successfully screened in pilot testing, our scientists, together with external consultants, assist in designing and performing the necessary preclinical efficacy, pharmacokinetic and toxicology studies required for IND submission. External investigators and scaleup manufacturing facilities are selected in conjunction with our consultants. The initial Phase 1 and Phase 2 studies are conducted by institutions and investigators supervised and monitored by our employees and contract research organizations. We do not plan to have an extensive clinical development organization as we plan to have the advance phases of this process conducted by a development partner. Should we conduct Phase 3 clinical studies we expect to engage a contract research organization to perform this work.

We contract with third party contract research organizations (CROs) to complete our large clinical trials and for data management of all of our clinical trials. Currently, we have one Phase 2 trial in process continuing into 2008 and a new Phase 2 trial planned for mid 2008 subject to preliminary findings in other trials and our ability to fund such trials.

With all of our product development candidates, we cannot assure you that the results of the in vitro or animal studies are or will be indicative of the results that will be obtained if and when these product candidates are tested in humans. We cannot assure you that any of these projects will be successfully completed or that regulatory approval of any product will be obtained.

We expended approximately $2,602,000 and $2,053,000 on research and development during the years 2007 and 2006, respectively.

Scientific Background

Access possesses a broad range of technologies and intellectual property in the areas of drug delivery and oncology. Our core technologies rely on the use of nanopolymers for use in the management of oral conditions such as mucositis, and in drug delivery. In addition, we have small molecule and monoclonal antibody programs which also embody the principals of drug delivery and drug targeting.

 The ultimate criteria for effective drug delivery is to control and optimize the localized release of the drug at the target site and rapidly clear the non-targeted fraction. Conventional drug delivery systems such as controlled release, sustained release, transdermal systems and others are designed for delivering active product into the systemic circulation over time with the objective of improving patient compliance. These systems do not address the biologically relevant issues such as site targeting, localized release and clearance of drug. The major factors that impact the achievement of this ultimate drug delivery goal are the physical characteristics of the drug and the biological characteristics of the disease target sites. The physical characteristics of the drug affect solubility in biological systems, its biodistribution throughout the body, and its interactions with the intended pharmacological target sites and undesired areas of toxicity. The biological characteristics of the diseased area impact the ability of the drug to selectively interact with the intended target site to allow the drug to express the desired pharmacological activity.

We believe our drug delivery technologies are differentiated from conventional drug delivery systems in that they seek to apply a disease-specific approach to improve the drug delivery process with formulations to significantly enhance the therapeutic efficacy and reduce toxicity of a broad spectrum of products.

Core Drug Delivery Technology Platforms

Our current drug delivery technology platforms for use in cancer chemotherapy are:

•	Synthetic Polymer Targeted Drug Delivery Technology;

•	Cobalamin™-Mediated Oral Delivery Technology;

•	Cobalamin™-Mediated Targeted Delivery Technology;

•	Angiolix®;

•	Prodrax®; and

•	Alchemix®.

 Each of these platforms is discussed below:

Synthetic Polymer Targeted Drug Delivery Technology

In collaboration with The School of Pharmacy, University of London, we have developed a synthetic polymer technology, which utilizes hydroxypropylmethacrylamide with platinum, designed to exploit enhanced permeability and retention, or EPR, at tumor sites to selectively accumulate drug and control drug release. This technology is employed in our lead clinical program, ProLindac. Many solid tumors possess vasculature that is hyperpermeable, or leaky, to macromolecules. In addition to this enhanced permeability, tumors usually lack effective lymphatic and/or capillary drainage. Consequently, tumors selectively accumulate circulating macromolecules, including, for example, up to 10% of an intravenous dose in mice. This effect has been termed EPR, and is thought to constitute the mechanism of action of styrene-maleic/anhydride-neocarzinostatin, or SMANCS, which is in regular clinical use in Japan for the treatment of hepatoma. These polymers take advantage of endothelial permeability as the drug carrying polymers are trapped in tumors and then taken up by tumor cells. Linkages between the polymer and drug can be designed to be cleaved extracellularly or intracellularly. Utilizing the principles of prodrugs, the drug is essentially inert while attached to the polymer, but is released inside the tumor mass while polymer/drug not delivered to tumors is cleared from the body via the kidneys. For example, ProLindac is attached to a pH-sensitive linker which releases the platinum cytotoxic agent much faster in the low pH environments found typically outside of hypoxic tumor cells and within specific compartments inside of tumor cells. Data generated in animal studies have shown that the polymer/drug complexes are far less toxic than free drug alone and that greater efficacy can be achieved. Thus, these polymer complexes have demonstrated significant improvement in the therapeutic index of anti-cancer drugs, including, for example, platinum.

Cobalamin™-Mediated Oral Delivery Technology

Oral delivery is the preferred method of administration of drugs where either long-term or daily use (or both) is required. However many therapeutics, including peptide and protein drugs, are poorly absorbed when given orally. With more and more peptide and protein based biopharmaceuticals entering the market, there is an increasing need to develop an effective oral delivery system for them, as well as for long-standing injected drugs such as insulin.

The difficulty in administering proteins orally is their susceptibility to degradation by digestive enzymes, their inability to cross the intestinal wall and their rapid excretion by the body. Over the years, many different methodologies for making protein drugs available orally have been attempted. Most of the oral protein delivery technologies involve protecting the protein degradation in the intestine. More recently, strategies have been developed that involve coadministering the protein or peptide with permeation enhancers, which assist in passive transit through the gut wall or by attaching the protein or peptide to a molecule that transports the protein across the gut wall. However, the field of oral drug delivery of proteins and peptides has yet to achieve successful commercialization of a product (although positive results have been achieved in early clinical trials for some products under development).

Many pharmaceutically active compounds such as proteins, peptides and cytotoxic agents cannot be administered orally due to their instability in the gastrointestinal tract or their inability to be absorbed and transferred to the bloodstream. A technology that would allow many of these actives to be taken orally would greatly enhance their acceptance and value. Several technologies for the protection of sensitive actives in the gastro-intestinal tract and/or enhancement of gastro-intestinal absorption have been explored and many have failed.

Our proprietary technology for oral drug delivery utilizes the body’s natural vitamin B12 (VB12) transport system in the gut. The absorption of VB12 in the intestine occurs by way of a receptor-mediated endocytosis. Initially, VB12 binds to intrinsic factor (IF) in the small intestine, and the VB12-IF complex then binds to the IF receptor on the surface of the intestine. Receptor-mediated endocytosis then allows the transport of VB12 across the gut wall. After binding to another VB12-binding protein, transcobalamin II (TcII), VB12 is transferred to the bloodstream.

Our scientists discovered that Cobalamin (analogs of VB12) will still be transported by this process even when drugs, macromolecules, or nanoparticles are coupled to the Cobalamin. Thus Cobalamin serves as a carrier to transfer these materials from the intestinal lumen to the bloodstream. For drugs and macromolecules that are stable in the gastro-intestinal tract, the drug or macromolecule can be coupled directly (or via a linker) to Cobalamin. If the capacity of the Cobalamin transport system is inadequate to provide an effective blood concentration of the active, transport can be amplified by attaching many molecules of the drug to a polymer, to which Cobalamin is also attached. A further option, especially for drugs and macromolecules that are unstable in the intestine, is to formulate the drug in a nanoparticle which is then coated with Cobalamin. Once in the bloodstream, the active is released by diffusion and/or erosion of the nanoparticle. Utilization of nanoparticles also serves to ‘amplify’ delivery by transporting many molecules at one time due to the inherently large nanoparticle volume compared with the size of the drug.

Our proprietary position in this technology involves the conjugation of Cobalamin and/or folic acid and/or biotin (or their analogs) to a polymer to which is also attached the drug to be delivered, or attached to a nanoparticle in which the drug is incorporated. Since many molecules of the drug are attached to a single polymer strand, or are incorporated in a single nanoparticle, disease targeting is amplified compared to simpler conjugates involving one molecule of the vitamin with one drug molecule. However, in situations when such a simple conjugate might be preferred, our patents also encompass these vitamin-drug conjugates.

Cobalamin™-Mediated Targeted Delivery Technology

Most drugs are effective only when they reach a certain minimum concentration in the region of disease, yet are well distributed throughout the body contributing to undesirable side effects. It is therefore advantageous to alter the natural biodistribution of a drug to have it more localized where it is needed. Our Cobalamin-mediated targeted delivery technology utilizes the fact that in many diseases where there is rapid growth and/or cell division, the demand for certain vitamins increases. By coupling the drug to a vitamin analog, the analog serves as a carrier to increase the amount of drug at the disease site relative to its normal distribution.

One application of this technology is in tumor targeting. The use of cytotoxic drugs is one of the most common methods for treating a variety of malignancies including solid and non-solid tumors. The drawbacks of chemotherapeutic treatments, which include tumor resistance, cancer relapse and toxicity from severe damage to healthy tissues, has fuelled a scientific quest for novel treatments that are specifically targeted to malignant cells thus reducing damage to collateral tissues.

The design of targeted therapies involves exploitation of the difference between the structure and function of normal cells compared with malignant cells. Differences include the increased levels of surface receptors on cancer cells, which makes them more sensitive to treatment regimes that target these cell surface receptors and differences in blood supply within and around tumor cells compared with normal cells.

Two basic types of targeting approaches are utilized, passive tumor targeting and active tumor targeting.

▪
passive tumor targeting involves transporting anti-cancer agents through the bloodstream to tumor cells using a “carrier” molecule. Many different carrier molecules, which can take a variety of forms (micelles, nanoparticles, liposomes and polymers), are being investigated as each provides advantages such as specificity and protection of the anti-cancer drug from degradation due to their structure, size (molecular weights) and particular interactions with tumor cells. Our polymer platinate program is a passive tumor targeting technology.

▪
active tumor targeting involves attaching an additional fragment to the anticancer drug and the carrier molecule to create a new “targeted” agent that will actively seek a complementary surface receptor to which it binds (preferentially located on the exterior of the tumor cells). The theory is that the targeting of the anti-cancer agent through active means to the affected cells should allow more of the anti-cancer drug to enter the tumor cell, thus amplifying the response to the treatment and reducing the toxic effect on bystander, normal tissue.

Examples of active targeting fragments include antibodies, growth factors and vitamins. Our scientists have specifically focused on using Cobalamin compounds (analogs of vitamin B12), but we have also used and have certain intellectual property protection for the use of  folate and biotin which may more effectively target anti-cancer drugs to certain solid tumors.

It has been known for some time that vitamin B12 and folic acid are essential for tumor growth and as a result, receptors for these vitamins are up-regulated in certain tumors. Vitamin B12 receptor over-expression occurs in breast, lung, leukemic cells, lymphoma cells, bone, thyroid, colon, prostate and brain cancers and some other tumor lines, while folate receptor over-expression occurs in breast, lung, ovarian, endometrial, renal, colon, brain and cancers of myeloid hemotopoietic cells and methotrexate-sensitive tumors.

Angiolix®

Angiolix (huMc-3 mAB) is a humanized monoclonal antibody targeting a protein known as Lactadherin. Lactadherin promotes the growth of new blood vessels (angiogenesis) to support tumor growth. Angiolix, by blocking Lactadherin, has the potential to induce programmed cell death, or apoptosis, in blood vessels supporting tumors. Angiolix was sublicensed from Immunodex, Inc., who licensed the product from Cancer Research Institute of Contra Costa. Under that agreement, we are required to meet certain development targets, and make certain payments including an annual license maintenance fee and milestone payments.

We believe that Angiolix has a large market potential in the treatment of cancer. Avastin® is a marketed anti-angiogenesis monoclonal antibody that is effective by using a similar mechanism to that of Angiolix, and is used in the treatment of colorectal and other cancer types. Angiolix is unique in that it targets a propriety gene product which is expressed by cancerous tumors. We are not aware of any other organization developing similar products targeting this protein. The key patent relating to Angiolix has been issued in the U.S. and Australia. In general, it covers the composition of matter and various aspects of the binding to applicable antigens as well as the manufacture of Angiolix. We also have foreign counterparts to this patent pending in the European Union and Canada.

Angiolix is a humanized monoclonal antibody. Humanization is a process by which genetic material from a mouse cell is made tolerable to humans, using a patented technology developed by the National Institutes of Health. The NIH previously granted to the Cancer Research Institute of Contra Costa a license to the applicable humanization technology. Pursuant to the Immunodex agreement, Immunodex and the Cancer Research Institute of Contra Costa are seeking to obtain for us the NIH’s consent to a sublicense to us of the Cancer Research Institute of Contra Costa right to use the NIH humanization technology.

We have an agreement with an academic investigator for the development of Angiolix. We intend to complete preclinical development of Angiolix through the contributions of this investigator and through a contract manufacturer and contract testing laboratories, such that we are able to begin a Phase 1 clinical study of Angiolix in 2009.

Prodrax®

Prodrax is a prodrug technology whereby non-toxic small molecule anticancer drugs become highly cytotoxic in low oxygen tumors by irreversible conversion to a form capable of binding to the DNA in tumor cells. This binding of DNA can result in tumor cell death. Prodrax molecules are di-N-oxides of chloroalkylaminoanthraquinone derivatives. We have a license to this technology from the University of London School of Pharmacy.

Prodrax is inert in normally oxygenated cells and becomes toxic in low oxygen areas, enabling it to kill tumor cells. Many solid tumors have a low oxygen area that is resistant to radiation and conventional chemotherapy. These cells repopulate the tumor with additional tumor cells that may be resisted to radiation- and conventional chemotherapy. These cells are often referred to as quiescent.

Prodrax becomes irreversibly converted to its toxic form in low oxygen tumor cells where it remains localized. When the surrounding oxygenated cells are killed by radiotherapy or chemotherapy, these Prodrax-containing quiescent cells move closer to the oxygen source and attempt to resume more active replication. It is in this state that they are killed by Prodrax, through potent DNA damage.

When given in conjunction with radiotherapy or conventional chemotherapy we expect Prodrax to result in significant improvement of tumor clearance and to reduce the likelihood of tumor repopulation, improving disease free survival. It is estimated that over 50% of all solid tumors exhibit clinically significant hypoxia, or low oxygenation, and that over two million people in the U.S. and Europe suffer from solid tumor cancers. If successful, Prodrax could improve the prognosis for a significant number of cancer sufferers in a wide range of tumor types.

In a 2-year research agreement with the University of Bradford in the UK, which expired in March 2008, several Prodrax molecules were made and tested, two lead compounds were identified. Additional testing is required in order to select a primary lead which will be taken forward into clinical development. We expect to identify the lead in the first half of 2009.

Alchemix®

Alchemix is the name applied to a series of molecules which can bind to the DNA of tumor by at least two mechanisms; intercelation and alkylation. Alchemix molecules are intended to interrupt all phases of the cancer cell growth cycle to overcome drug resistant tumors. We believe that Alchemix is toxic to cancer cells due to its selective inhibition of many DNA processing enzymes and that it is as well tolerated in animals as a number of classes of approved chemotherapeutic drugs such as epirubicin and cisplatin, .

The Alchemix platform technology is licensed from De Montfort University in the UK. Although we are not obligated to make any royalty payments to De Montfort based on the sale of any product that is based on Alchemix, we are obligated to pay De Montfort certain milestone payments based on the achievement of agreed upon clinical milestones. Our agreement with De Montfort expires in 2015, upon the expiration of the last to expire of the Alchemix patents in 2015. The key patent relating to Alchemix has been issued in the U.S, the European Union and in Australia. In general, it covers composition of matter. We have prepared a detailed pre-clinical and clinical development plan related to Alchemix. We plan to manufacture, undertake pre-clinical studies and, initiate a Phase1/2 clinical trial with respect to Alchemix within the next 24 months.

In August 2004, we entered into a Research Collaboration and License Agreement with Advanced Cardiovascular Devices, LLC. Under this agreement, we granted Advanced Cardiovascular Devices an exclusive, worldwide license to Alchemix solely for use in the treatment of vascular disorders or proliferations using stents and other medical devices. The term of this agreement expires when the underlying patent expires in 2015. Pursuant to this agreement, Advanced Cardiovascular Devices paid Somanta an upfront fee of $10,000. In addition, Advanced Cardiovascular Devices is obligated to develop a product based on Alchemix pursuant to an agreed upon timetable. If Advanced Cardiovascular Devices fails to achieve any of the agreed upon milestones, we would then have the right to terminate the agreement; provided, however, that Advanced Cardiovascular Devices could prevent us from so terminating the agreement with respect to the applicable failure by paying us a fee not to exceed $500,000 to reinstate its rights under the agreement. In addition, Advanced Cardiovascular Devices is also obligated to pay us a royalty based on net sales, if any, of products based on Alchemix. Either party may terminate this agreement on thirty (30) days advance notice for breach by the other party if the breach is not cured within such thirty (30) day period. In addition, Advance Cardiovascular Devices may terminate the agreement upon written notice to us and without any further obligation to us if the licensed technology does not perform to the reasonable satisfaction of Advanced Cardiovascular Devices or cannot be commercialized because of safety or efficacy reasons or because Advanced Cardiovascular Devices is unable to raise the funds necessary to develop a product based on the licensed technology.

Other Key Developments

On September 3, 2008, we announced that we had retained Piper Jaffray to augment ongoing business development efforts with the goal of establishing additional strategic development and commercialization partnerships for our product pipeline. The Piper Jaffray healthcare investment banking team will focus on partnering opportunities for ProLindac, Angiolix and the Cobalamin programs.

On August 27, 2008, we entered into a Note Purchase Agreement with MacroChem Corporation in order for Access to loan MacroChem amounts to keep certain of their licenses and vendors current. As of September 30, 2008, we loaned MacroChem $225,000.

On August 18, 2008, we announced the signing of a definitive licensing agreement under which Milestone Biosciences, LLC will market MuGard in the United States and Canada.

On July 10, 2008, we announced the signing of a definitive merger agreement to acquire MacroChem Corporation. Pursuant to the terms of the merger agreement, MacroChem’s common shareholders and warrant holders will receive an aggregate of 2.5 million shares of Access common stock which would represent approximately 8% of the combined company. The closing of the transaction is subject to numerous conditions. There can be no assurance that the transaction will be consummated or if consummated that it will be on the terms described above.

On June 4, 2008, we announced the signing of a definitive licensing agreement with Jiangsu Aosaikang Pharmaeutical Co., Ltd (“ASK”). Under which agreement ASK will manufacture, develop and commercialize our proprietary product ProLindac for the Greater China Region which includes the People’s Republic of China, the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan. Under the terms of the agreement ASK  paid Access an upfront fee and will pay subsequent milestone payments along with a royalty upon commercialization of ProLindac. In addition, in cooperation with Access, ASK has committed to fund two Phase 2 studies for ProLindac in colorectal cancer and one other indication to be determined by both parties.

Steven H. Rouhandeh was appointed as a director and Chairman of the Board effective as of March 4, 2008.

On February 4, 2008, we entered into securities purchase agreements (the “Purchase Agreements”) with accredited investors whereby we agreed to sell 272.5 shares of our preferred stock, designated “Series A Cumulative Convertible Preferred Stock”, par value $0.01 per share, for an issue price of $10,000 per share, (the “Series A Preferred Stock”) and agreed to issue warrants to purchase 499,594 shares of our common stock, which includes placement agent warrants to purchase 45,417 shares of our common stock, at an exercise price of $3.50 per share, for an aggregate purchase price for the Series A Preferred Stock and Warrants of $2,725,000. The shares of Series A Preferred Stock are convertible into common stock at the initial conversion price of $3.00 per share.

On January 14, 2008, we announced the signing of a definitive licensing agreement under which RHEI Pharmaceuticals, Inc. will market and manufacture MuGard in the Peoples Republic of China and certain Southeast Asian countries. RHEI will also obtain the necessary regulatory approvals for MuGard in the territory.

On January 4, 2008, we closed our acquisition of Somanta Pharmaceuticals, Inc. In connection with the acquisition, Access issued an aggregate of approximately 1.5 million shares of Access Pharmaceuticals, Inc. common stock to the common and preferred shareholders of Somanta as consideration. In addition, Access exchanged all outstanding warrants of Somanta for warrants to purchase 191,991 shares of Access common stock at exercise prices ranging between $18.55 and $69.57 per share.

In addition, $1,576,000 of Somanta Pharmaceuticals’ acquired accounts payable were settled by issuing 538,508 shares of Access common stock and warrants to purchase 246,753 shares of Access common stock at an exercise price of $3.50 per share. The value of the shares and warrants issued was determined based on the fair value of the accounts payable.

On December 26, 2007, Jeffrey B. Davis, Chairman of the Board of Directors was named Chief Executive Officer. Stephen R. Seiler resigned as President and Chief Executive Officer and concurrently resigned from the Board of Directors effective December 19, 2007.

On November 7, 2007, we entered into securities purchase agreements (the “Purchase Agreements”) with accredited investors whereby we agreed to sell 954.0001 shares of a newly created series of our preferred stock, designated “Series A Cumulative Convertible Preferred Stock”, par value $0.01 per share, for an issue price of $10,000 per share, (the “Series A Preferred Stock”) and agreed to issue warrants to purchase 1,589,999 shares of our common stock at an exercise price of $3.50 per share, for an aggregate purchase price for the Series A Preferred Stock and Warrants of $9,540,001. The shares of Series A Preferred Stock are convertible into common stock at the initial conversion price of $3.00 per share.

As a condition to closing, SCO Capital Partners LLC and affiliates, along with the other holders of an aggregate of $6,000,000 Secured Convertible Notes, also exchanged their notes and accrued interest for an additional 1,836.0512 shares of Series A Preferred Stock and were issued warrants to purchase 1,122,031 shares of our common stock at an exercise price of $3.50 per share, and Oracle Partners LP and affiliates, along with the other holders of an aggregate of $4,015,000 Convertible Notes also exchanged their notes and accrued interest for 437.3104 shares of the Series A Preferred Stock and were issued warrants to purchase 728,850 shares of our common stock at an exercise price of $3.50 per share. SCO Capital Partners LLC currently has two designees serving on our Board of Directors. In connection with the exchange of the notes, all security interests and liens relating thereto were terminated.

As a condition to closing, we entered into an Investor Rights Agreement with each of the investors purchasing shares of Series A Preferred Stock, and our Board of Directors approved with respect to the shareholder rights plan any action necessary under our shareholder rights plan to accommodate the issuance of the Series A Preferred Stock and warrants without triggering the applicability of the shareholder rights plan. The Investor Rights Agreement grants certain registration and other rights to each of the investors.

In connection with the sale and issuance of Series A Preferred Stock and warrants, we entered into a Director Designation Agreement whereby we agreed to continue SCO’s right to designate two individuals to serve on the Board of Directors of Access.

On August 27, 2007, we signed a definitive licensing agreement with SpePharm Holding, B.V. under which SpePharm will market Access’ product MuGard in Europe.

On August 1, 2007, we announced that Esteban Cvitkovic, a member of our board of directors as Vice Chairman Europe, agreed to an expanded role as Senior Director, Oncology Clinical R&D.

All shares and per share information reflect a one for five reverse stock split effected June 5, 2006.

Access was incorporated in Wyoming in 1974 as Chemex Corporation, and in 1983 Access changed its name to Chemex Pharmaceuticals, Inc. Access changed its state of incorporation from Wyoming to Delaware on June 30, 1989. In 1996 Access merged with Access Pharmaceuticals, Inc., a private Texas corporation, and changed its name to Access Pharmaceuticals, Inc. Access’ principal executive office is located at 2600 Stemmons Freeway, Suite 176, Dallas, Texas 75207; Access’ telephone number is (214) 905-5100.

Patents

We believe that the value of technology both to us and to our potential corporate partners is established and enhanced by our broad intellectual property positions. Consequently, we have already been issued and seek to obtain additional U.S. and foreign patent protection for products under development and for new discoveries. Patent applications are filed with the U.S. Patent and Trademark Office and, when appropriate, with the Paris Convention's Patent Cooperation Treaty (PCT) Countries (most major countries in Western Europe and the Far East) for our inventions and prospective products.

Two U.S. patent applications and two European patent applications are under review for our mucoadhesive liquid technology. Our patent applications cover a range of products utilizing our mucoadhesive liquid technology for the management of the various phases of mucositis.

Three U.S. patents and two European patents have issued and one U.S. patent and two European patent applications are pending for polymer platinum compounds. The two patents and patent applications are the result in part of our collaboration with The School of Pharmacy, University of London, from which the technology has been licensed and include a synthetic polymer, hydroxypropylmethacrylamide incorporating platinates, that can be used to exploit enhanced permeability and retention in tumors and control drug release. The patents and patent applications include a pharmaceutical composition for use in tumor treatment comprising a polymer-platinum compound through linkages that are designed to be cleaved under selected conditions to yield a platinum which is selectively released at a tumor site. The patents and patent applications also include methods for improving the pharmaceutical properties of platinum compounds.

We have two patented Cobalamin-mediated targeted therapeutic technologies:

-
the use of vitamin B12 to target the transcobalamin II receptor which is upregulated in numerous diseases including cancer, rheumatoid arthritis, certain neurological and autoimmune disorders with two U.S. patents and three U.S. and four European patent applications; and

-
oral delivery of a wide variety of molecules which cannot otherwise be orally administered, utilizing the active transport mechanism which transports vitamin B12 into the systemic circulation with six U.S. patents and two European patents and one U.S. and one European patent application.

We also have intellectual property in connection with the use of another B vitamin, folic acid, for targeting of polymer therapeutics. Enhanced tumor delivery is achieved by targeting folate receptors, which are upregulated in certain tumor types. We have two U.S, and two European patent applications related to folate polymer therapeutics

Our patents for the following technologies expire in the years and during the date ranges indicated below:

•	Mucoadhesive technology in 2021,
•	ProLindac™ in 2021,
•	Phenylbutyrate between 2011 and 2016,
•	Angiolix® in 2015,
•	Alchemix® in 2015,
•	Cobalamin mediated technology between 2008 and 2019

In addition to issued patents, we have a number of pending patent applications. If issued, the patents underlying theses applications could extend the patent life of our technologies beyond the dates listed above.

We have a strategy of maintaining an ongoing line of patent continuation applications for each major category of patentable carrier and delivery technology. By this approach, we are extending the intellectual property protection of our basic targeting technology and initial agents to cover additional specific carriers and agents, some of which are anticipated to carry the priority dates of the original applications.

Government Regulation

We are subject to extensive regulation by the federal government, principally by the FDA, and, to a lesser extent, by other federal and state agencies as well as comparable agencies in foreign countries where registration of products will be pursued. Although a number of our formulations incorporate extensively tested drug substances, because the resulting formulations make claims of enhanced efficacy and/or improved side effect profiles, they are expected to be classified as new drugs by the FDA.

The Federal Food, Drug and Cosmetic Act and other federal, state and foreign statutes and regulations govern the testing, manufacturing, safety, labeling, storage, shipping and record keeping of our products. The FDA has the authority to approve or not approve new drug applications and inspect research, clinical and manufacturing records and facilities.

Among the requirements for drug approval and testing is that the prospective manufacturer's facilities and methods conform to the FDA's Code of Good Manufacturing Practices regulations, which establish the minimum requirements for methods to be used in, and the facilities or controls to be used during, the production process. Such facilities are subject to ongoing FDA inspection to insure compliance.

The steps required before a pharmaceutical product may be produced and marketed in the U.S. include preclinical tests, the filing of an IND with the FDA, which must become effective pursuant to FDA regulations before human clinical trials may commence, numerous phases of clinical testing and the FDA approval of a New Drug Application (“NDA”) prior to commercial sale.

Preclinical tests are conducted in the laboratory, usually involving animals, to evaluate the safety and efficacy of the potential product. The results of preclinical tests are submitted as part of the IND application and are fully reviewed by the FDA prior to granting the sponsor permission to commence clinical trials in humans. All trials are conducted under International Conference on Harmonization, or ICH, good clinical practice guidelines. All investigator sites and sponsor facilities are subject to FDA inspection to insure compliance. Clinical trials typically involve a three-phase process. Phase 1 the initial clinical evaluations, consists of administering the drug and testing for safety and tolerated dosages and in some indications such as cancer and HIV, as preliminary evidence of efficacy in humans. Phase 2 involves a study to evaluate the effectiveness of the drug for a particular indication and to determine optimal dosage and dose interval and to identify possible adverse side effects and risks in a larger patient group. When a product is found safe, an initial efficacy is established in Phase 2, it is then evaluated in Phase 3 clinical trials. Phase 3 trials consist of expanded multi-location testing for efficacy and safety to evaluate the overall benefit to risk index of the investigational drug in relationship to the disease treated. The results of preclinical and human clinical testing are submitted to the FDA in the form of an NDA for approval to commence commercial sales.

The process of forming the requisite testing, data collection, analysis and compilation of an IND and an NDA is labor intensive and costly and may take a protracted time period. In some cases, tests may have to be redone or new tests instituted to comply with FDA requests. Review by the FDA may also take considerable time and there is no guarantee that an NDA will be approved. Therefore, we cannot estimate with any certainty the length of the approval cycle.

We are also governed by other federal, state and local laws of general applicability, such as laws regulating working conditions, employment practices, as well as environmental protection.

Competition

The pharmaceutical and biotechnology industry is characterized by intense competition, rapid product development and technological change. Competition is intense among manufacturers of prescription pharmaceuticals and other product areas where we may develop and market products in the future. Most of our potential competitors are large, well established pharmaceutical, chemical or healthcare companies with considerably greater financial, marketing, sales and technical resources than are available to us. Additionally, many of our potential competitors have research and development capabilities that may allow such competitors to develop new or improved products that may compete with our product lines. Our potential products could be rendered obsolete or made uneconomical by the development of new products to treat the conditions to be addressed by our developments, technological advances affecting the cost of production, or marketing or pricing actions by one or more of our potential competitors. Our business, financial condition and results of operation could be materially adversely affected by any one or more of such developments. We cannot assure you that we will be able to compete successfully against current or future competitors or that competition will not have a material adverse effect on our business, financial condition and results of operations. Academic institutions, governmental agencies and other public and private research organizations are also conducting research activities and seeking patent protection and may commercialize products on their own or with the assistance of major health care companies in areas where we are developing product candidates. We are aware of certain development projects for products to treat or prevent certain diseases targeted by us, the existence of these potential products or other products or treatments of which we are not aware, or products or treatments that may be developed in the future, may adversely affect the marketability of products developed by us.

In the area of advanced drug delivery, which is the focus of our early stage research and development activities, a number of companies are developing or evaluating enhanced drug delivery systems. We expect that technological developments will occur at a rapid rate and that competition is likely to intensify as various alternative delivery system technologies achieve similar if not identical advantages.

Even if our products are fully developed and receive required regulatory approval, of which there can be no assurance, we believe that our products can only compete successfully if marketed by a company having expertise and a strong presence in the therapeutic area. Consequently, we do not currently plan to establish an internal marketing organization. By forming strategic alliances with major and regional pharmaceutical companies, management believes that our development risks should be minimized and that the technology potentially could be more rapidly developed and successfully introduced into the marketplace.

The following products may compete with polymer platinate:

• Cisplatin, marketed by Bristol-Myers Squibb, the originator of the drug, and several generic manufacturers;
• Carboplatin, marketed by Bristol-Myers Squibb in the US; and
• Oxaliplatin, marketed exclusively by Sanofi-Aventis.

The following companies are working on therapies and formulations that may be competitive with Access’ polymer platinate:

•	Antigenics and Regulon are developing liposomal platinum formulations;
•	Spectrum Pharmaceuticals and GPC Biotech are developing oral platinum formulations;
•	Poniard Pharmaceuticals is developing both i.v. and oral platinum formulations;
•	Nanocarrier and Debio are developing micellar nanoparticle platinum formulations; and
▪	AmericanPharmaceutical Partners, Cell Therapeutics, Daiichi, and Enzon are developing alternate drugs in combination with polymers and other drug delivery systems.

Companies working on therapies and formulations that may be competitive with Access’ vitamin mediated drug delivery system are Bristol-Myers Squibb, Centocor (acquired by Johnson & Johnson), Endocyte, GlaxoSmithKline, Imclone and Xoma which are developing targeted monoclonal antibody therapy.

Amgen, Carrington Laboratories, CuraGen Corporation, Cytogen Corporation, Endo Pharmaceuticals, MGI Pharma, Nuvelo, Inc. and OSI Pharmaceuticals are developing products to treat mucositis that may compete with Access’ mucoadhesive liquid technology.

BioDelivery Sciences International, Biovail Corporation, Cellgate, CIMA Labs, Inc., Cytogen Corporation, Depomed Inc., Emisphere Technologies, Inc., Eurand, Flamel Technologies, Nobex and Xenoport are developing products which compete with Access’ oral drug delivery system.

Companies working on therapies and formulations that may be competitive with Access’ Sodium Phenylbutyrate are Medicis Pharmaceuticals which currently sells Sodium Phenylbutyrate (Buphenyl®) for the treatment of a urea cycle disorder, hyperuremia. We are aware of numerous products in development for brain cancers. We are aware of several products being developed by academic and commercial organizations targeting glioblastoma.

We are targeting a propriety gene product which is expressed by cancerous tumors. We are not aware of any other organization developing similar products targeting this type of protein.

Companies working on therapies and formulations that may be competitive with Access’ Prodrax are Novocea, Inc., which has exclusively licensed from KuDOS Pharmaceuticals, a subsidiary of Astra Zeneca, a small molecule prodrug that is selectively activated by low oxygen tumors that is similar to our Prodrax, and Novocea is developing this small molecule prodrug in a similar fashion to Prodrax.

We are not aware of any other organization developing a drug similar to Alchemix. Several groups are developing agents against p-glycoprotein, which is only one of the identified mechanisms of drug resistance within cells, and other groups are developing agents that have the potential to become chemosensitisers, which means they will make cancer cells more sensitive to the effects of chemotherapy.

Many of these competitors have and employ greater financial and other resources, including larger research and development, marketing and manufacturing organizations. As a result, Access’ competitors may successfully develop technologies and drugs that are more effective or less costly than any that Access is developing or which would render Access’ technology and future products obsolete and noncompetitive.

In addition, some of Access’ competitors have greater experience than Access does in conducting preclinical and clinical trials and obtaining FDA and other regulatory approvals. Accordingly, Access’ competitors may succeed in obtaining FDA or other regulatory approvals for drug candidates more rapidly than Access does. Companies that complete clinical trials, obtain required regulatory agency approvals and commence commercial sale of their drugs before their competitors may achieve a significant competitive advantage. Drugs resulting from Access’ research and development efforts or from its joint efforts with collaborative partners therefore may not be commercially competitive with its competitors' existing products or products under development.

Suppliers

Some materials used by Access are specialized. Access obtains materials from several suppliers based in different countries around the world. If materials are unavailable from one supplier Access has alternate suppliers available.

Employees

As of November 24, 2008, we had ten full time employees, five of whom have advanced scientific degrees. We have never experienced employment-related work stoppages and consider that we maintain good relations with our personnel. In addition, to complement our internal expertise, we have contracts with scientific consultants, contract research organizations and university research laboratories that specialize in various aspects of drug development including clinical development, regulatory affairs, toxicology, process scale-up and preclinical testing.

Web Availability

We make available free of charge through our web site, www.accesspharma.com, our annual reports on Form 10-K and Form 10-KSB, as applicable, and other reports required under the Securities and Exchange Act of 1934, as amended, as soon as reasonably practicable after such reports are filed with, or furnished to, the Securities and Exchange Commission (the “SEC”). These documents are also available through the SEC’s website at www.sec.gov certain of our corporate governance policies, including the charters for the Board of Directors’ audit, compensation and nominating and corporate governance committees and our code of ethics, corporate governance guidelines and whistleblower policy. The public may read and copy materials we file with the Commission at the SEC’s Public Reading Room at 100 F Street, NE, Washington, DC 20549, on official business days during the hours of 10:00 am and 3:00 pm. The public may obtain information on the operation of the Public Reading Room by calling the Commission at 1-800-SEC-0330. We will provide to any person without charge, upon request, a copy of any of the foregoing materials. Any such request must be made in writing to Access Pharmaceuticals, Inc., 2600 Stemmons Freeway, Suite 176, Dallas, TX 75207 attn: Investor Relations.

DESCRIPTION OF PROPERTY

Access maintains one facility of approximately 9,000 square feet for administrative offices and laboratories in Dallas, Texas. Access has a lease agreement for the facility, which terminates in December 2008. Access anticipates renewing its current lease in December 2008.  Adjacent space may be available for expansion which Access believes would accommodate growth for the foreseeable future.

Access believes that its existing properties are suitable for the conduct of its business and adequate to meet its present needs.

LEGAL PROCEEDINGS

The Company is not currently subject to any material pending legal proceedings.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The following table sets forth the Directors, Executive Officers, and Key Employees of Access along with their respective ages and positions and is as follows:

Steven H. Rouhandeh	51	Chairman of the Board
Jeffrey B. Davis	45	Chief Executive Officer, Director
Esteban Cvitkovic, M.D.	59	Vice Chairman – Europe
Mark J. Ahn, Ph.D.	46	Director
Mark J. Alvino	41	Director
Stephen B. Howell, M.D.	64	Director
David P. Luci	42	Director
David P. Nowotnik, Ph.D.	59	Senior Vice President Research & Development
Phillip S. Wise	50	Vice President, Business Development & Strategy
Stephen B. Thompson	55	Vice President, Chief Financial Officer, Treasurer,
		Secretary

No director, officer, affiliate or promoter of Access has, within the past five years, filed any bankruptcy petition, been convicted in or been the subject of any pending criminal proceedings, or is any such person the subject or any order, judgment or decree involving the violation of any state or federal securities laws.

The following is a brief account of the business experience during the past five years of each director and executive officer of Access, including principal occupations and employment during that period and the name and principal business of any corporation or other organization in which such occupation and employment were carried on.

Mr. Steven H. Rouhandeh became a director and Chairman of the Board on March 4, 2008. He is a Chief Investment Officer of SCO Capital Partners, L.P., a New York based life sciences fund. Mr. Rouhandeh also is a founder of SCO Financial Group LLC, a highly successful value-oriented healthcare group with an 11-year track record in this sector (advisory, research, banking and investing). He possesses a diverse background in financial services that includes experience in asset management, corporate finance, investment banking and law. He has been active throughout recent years as an executive in venture capital and as a founder of several companies in the biotech field. His experience also includes positions as Managing Director of a private equity group at Metzler Bank, a private European investment firm and Vice President, Investment Banking at Deutsche Morgan Grenfell.  Mr. Rouhandeh was also a corporate attorney at New York City-based Cravath, Swaine & Moore. Mr. Rouhandeh holds a J.D., from Harvard Law School, Harvard University and B.A. Government, Economics, from Southern Illinois University.

Mr. Jeffrey B. Davis became a director in March 2006. Mr. Davis became Chief Executive Officer of the Company on December 26, 2007. Previously, Mr. Davis was Chairman of the Board and Chairman of the Compensation Committee of the Board. Mr. Davis currently serves as President of SCO Financial Group LLC and has been employed by SCO since 1997. Previously, Mr. Davis served in senior management at a publicly traded healthcare technology company. Prior to that, Mr. Davis was an investment banker with various Deutsche Bank banking organizations, both in the U.S. and Europe. Mr. Davis also served in senior marketing and product management positions at AT&T Bell Laboratories, where he was also a member of the technical staff, and at Philips Medical Systems North America.  Mr. Davis is currently on the board of MacroChem Corporation and Uluru, Inc., a private biotechnology company.  Mr. Davis holds a B.S. in biomedical engineering from Boston University and an M.B.A. degree from the Wharton School, University of Pennsylvania.

Dr. Esteban Cvitkovic became a director in February 2007 as Vice Chairman (Europe) and is also a consultant to the Company as Senior Director, Oncology Clinical Research & Development. Recently, the oncology-focused CRO, Cvitkovic & Associés Consultants (CAC), founded by Dr. Cvitkovic 11 years ago and which he developed from a small oncology consultancy to a full-service CRO, was sold to AAIPharma to become AAIOncology. Dr. Cvitkovic is currently a Senior Medical Consultant to AAIOncology. In addition, he maintains a part-time academic practice including teaching at the hospitals Beaujon and St. Louis in Paris. Dr. Cvitkovic is Scientific President of the FNAB, a foundation devoted to the furthering of personalized cancer treatments. Together with a small number of collaborators, he has recently co-founded Oncoethix, a biotech company focused on licensing and co-development of anti-cancer molecules. Dr. Cvitkovic has authored more than 200 peer-reviewed articles and 600 abstracts focused on therapeutic oncology development. His international career includes staff and academic appointments at Memorial Sloan Kettering Cancer Center (New York), Columbia Presbyterian (New York), Instituto Mario Negri (Milan), Institut Gustave Roussy (Villejuif), Hôpital Paul Brousse (Villejuif) and Hôpital St. Louis (Paris).

Dr. Mark J. Ahn became a director in September 2006 and is a member of the Nominating & Corporate Governance Committee. Dr. Ahn is Professor and Chair, Science & Technology Faculties of Commerce & Administration Science at Victoria University of Welling, New Zealand and has been in this position since September 2007. Dr. Ahn was President and Chief Executive Officer and a member of the board of directors of Hana Biosciences, Inc. from November 2003 to September 2007. Prior to joining Hana, from December 2001 to November 2003, he served as Vice President, Hematology and corporate officer at Genentech, Inc. where he was responsible for commercial and clinical development of the Hematology franchise. From February 1991 to February 1997 and from February 1997 to December 2001, Dr. Ahn was employed by Amgen and Bristol-Myers Squibb Company, respectively, holding a series of positions of increasing responsibility in strategy, general management, sales & marketing, business development, and finance. He has also served as an officer in the U.S. Army. Dr. Ahn is a Henry Crown Fellow at the Aspen Institute, founder of the Center for Non-Profit Leadership, a director of TransMolecular, Inc., a privately held biotechnology company focused on neuroncology, and a member of the Board of Trustees for the MEDUNSA (Medical University of South Africa) Trust. Dr. Ahn received a B.A. in History and an M.B.A. in Finance from Chaminade University. He was a graduate fellow in Economics at Essex University, and has a Ph.D. in Business Administration from the University of South Australia.

Mr. Mark J. Alvino became a director in March 2006 initially as a designee of SCO Capital Partners LLC and is a member of the Nominating and Corporate Governance Committee. Mr. Alvino is currently Managing Director for Griffin Securities and has been in this position since May 2007. Mr. Alvino was Managing Director for SCO Financial Group LLC from July 2002 to May 2007. He is currently on the board of directors of MacroChem Corporation. He previously worked at Feinstein Kean Healthcare, an Ogilvy Public Relations Worldwide Company. There he was Senior Vice President, responsible for managing both investor and corporate communications programs for many private and public companies and acted as senior counsel throughout the agency's network of offices. Prior to working at FKH, Mr. Alvino served as Vice President of Investor Relations and managed the New York Office of Allen & Caron, Inc., an investor relations agency. His base of clients included medical devices, biotechnology, and e-healthcare companies. Mr. Alvino also spent several years working with Wall Street brokerages including Ladenburg, Thallman & Co. and Martin Simpson & Co.

Stephen B. Howell, M.D. has served as one of Access’ directors since 1996. Dr. Howell is a member of the Compensation Committee of the Board. Dr. Howell is a Professor of Medicine at the University of California, San Diego, and director of the Cancer Pharmacology Program of the UCSD Cancer Center. Dr. Howell is a recipient of the Milken Foundation prize for his contributions to the field of cancer chemotherapy. He has served on the National Research Council of the American Cancer Society and is on the editorial boards of multiple medical journals. Dr. Howell founded DepoTech, Inc. and served as a member of its board of directors from 1989 to 1999. Dr. Howell served on the board of directors of Matrix Pharmaceuticals from 2000 to 2002. Dr. Howell received his A.B. at the University of Chicago and his M.D. from Harvard Medical School.

Mr. David P. Luci has served as one of Access’ directors since January 2007 and is also chairman of the Audit and Finance Committee and a member of the Compensation Committee. Mr. Luci is currently President and Chief Business Officer of MacroChem Corporation. Mr. Luci was Executive Vice President of Bioenvision, Inc. until August 2007. He has also served as Bioenvision’s chief financial officer, general counsel and corporate secretary since July 2004, after serving as director of finance, general counsel and corporate secretary since July 2002. From September 1994 to July 2002, Mr. Luci served as a corporate associate at Paul, Hastings, Janofsky & Walker LLP (New York office). Prior to that, Mr. Luci served as a senior auditor at Ernst & Young LLP (New York office). Mr. Luci is a certified public accountant. He holds a Bachelor of Science in Business Administration with a concentration in accounting from Bucknell University and a J.D. (cum laude) from Albany Law School of Union University.

David P. Nowotnik, Ph.D. has been Senior Vice President Research and Development since January 2003 and was Vice President Research and Development from 1998. From 1994 until 1998, Dr. Nowotnik had been with Guilford Pharmaceuticals, Inc. in the position of Senior Director, Product Development and was responsible for a team of scientists developing polymeric controlled-release drug delivery systems. From 1988 to 1994 he was with Bristol-Myers Squibb researching and developing technetium radiopharmaceuticals and MRI contrast agents. From 1977 to 1988 he was with Amersham International leading the project which resulted in the discovery and development of Ceretec.

Mr. Phillip S. Wise has been Access’ Vice President Business Development since June 2006. Mr. Wise was Vice President of Commercial and Business Development for Enhance Pharmaceuticals, Inc. and Ardent Pharmaceuticals, Inc. from 2000 until 2006. Prior to that time he was with Glaxo Wellcome, from 1990 to 2000 in various capacities.

Mr. Stephen B. Thompson has been Vice President since 2000 and Access’ Chief Financial Officer since 1996. From 1990 to 1996, he was Controller and Administration Manager of Access Pharmaceuticals, Inc., a private Texas corporation. Previously, from 1989 to 1990, Mr. Thompson was Controller of Robert E. Woolley, Inc., a hotel real estate company where he was responsible for accounting, finances and investor relations. From 1985 to 1989, he was Controller of OKC Limited Partnership, an oil and gas company, where he was responsible for accounting, finances and SEC reporting. Between 1975 and 1985 he held various accounting and finance positions with Santa Fe International Corporation.

Section 16(a) of the Securities Exchange Act of 1934, as amended (The "Exchange Act"), requires the Registrant's officers and directors, and persons who own more than 10% of a registered class of the Registrant's equity securities, to file reports of ownership and changes in ownership of equity securities of the Registrant with the Securities and Exchange Commission and NASDAQ. Officers, directors and greater-than 10% stockholders are required by the Securities and Exchange Commission regulation to furnish the Registrant with copies of all Section 16(a) that they file.

Code of Business Conduct and Ethics

In October 2004, Access adopted a written Code of Business Conduct and Ethics for Employees, Executive Officers and Directors, applicable to all employees, management, and directors, designed to deter wrongdoing and promote honest and ethical conduct, full, fair and accurate disclosure, compliance with laws, prompt internal reporting and accountability to adherence to the Code of Business Conduct and Ethics.

EXECUTIVE COMPENSATION

The following executive compensation disclosure reflects compensation awarded to, earned by or paid to Access’ Chief Executive Officer and each of Access’ other executive officers listed below whose total compensation exceeded $100,000 for the fiscal year ended December 31, 2007 and 2006. Access refers to Access’ Chief Executive Officer and these other executive officers as Access’ "named executive officers" elsewhere in this prospectus.

Summary Compensation Table

Name and Principal Position (8)	Year	Salary ($) (1)	Bonus ($)		Stock Awards ($) (2)		Option Awards ($) (3)		All Other Compensation (4)		Total ($)
Stephen R. Seiler (5) Former President and CEO	2007	$350,000		$-		$-		$270,000		$14,840	$634,840

Rosemary Mazanet(6) Former Acting CEO	2007 2006	$8,076 357,385	$	- 100,000	$	- -		$263,071 81,464	$	- 2,594	$271,147 541,443

David P. Nowotnik, Ph.D. Senior Vice President Research and Development	2007 2006	$253,620 253,620		$20,000	$	- -		$40,732		$12,225 7,152	$265,845 321,504

Phillip S. Wise(7) Vice President, Business Development	2007 2006	$200,000 116,667	$	- 25,000	$	- -	$	- 40,732		$9,876 $ 358	$209,876 182,757

Stephen B. Thompson Vice President, Chief Financial Officer	2007 2006	$154,080 154,080	$	- 20,000	$	- -	$	- 40,732		$7,427 4,508	$161,507 219,320
____________________
(1)	Includes amounts deferred under our 401(k) Plan.
(2)	There were no stock awards grants in 2007 and 2006 and no restricted stock outstanding at December 31, 2007 and 2006.
(3)
The value listed in the above table represents the fair value of the options granted in prior years that was recognized in 2007 and 2006 under FAS 123R. Fair value is calculated as of the grant date using a Black-Scholes option-pricing model. The determination of the fair value of share-based payment awards made on the date of grant is affected by our stock price as well as assumptions regarding a number of complex and subjective variables. Our assumptions in determining fair value are described in note 10 to our audited financial statements for the year ended December 31, 2007, included in our Annual Report on Form 10-K.

(4)
Amounts reported for fiscal years 2007 and 2006 consist of: (i) amounts we contributed to our 401(k) Plan with respect to each named individual, and (ii) amounts we paid for group term life insurance for each named individual.

(5)	Amounts listed in 2007 for Mr. Seiler indicate compensation paid to him in connection with his services as our President and CEO commencing on January 1, 2007 and ending December 16, 2007.
(6)	Amounts listed in 2007 and 2006 for Dr. Mazanet indicate compensation paid to her in connection with her services as our Acting CEO commencing on May 11, 2005 and ending January 4, 2007.
(7)	Phillip S. Wise became our Vice President Business Development June 1, 2006.
(8)	Jeffrey B. Davis became our Chief Executive Officer effective December 26, 2007 and his employment agreement started January 4, 2008.

Employment Agreements

President and Chief Executive Officer

Access is a party to an employment agreement, with Jeffrey B. Davis, who was named by the Board as Access’ Chief Executive Officer, effective as of December 26, 2007. Mr. Davis’ agreement was effective January 4, 2008 (the “Effective Date”) and was amended April 9, 2008. Pursuant to the terms of his employment agreement, Mr. Davis was paid an annual salary of $335,000 from the Effective Date through March 31, 2008, and is currently paid an annual salary of $240,000 from April 1, 2008. Mr. Davis does not currently have any stock options resulting from his employment with us. Mr. Davis was awarded stock options to purchase 600,000 shares of Common Stock. However, as of the Effective Date and pursuant to the amended employment agreement, Mr. Davis has agreed to forgo any stock options awarded under the terms of the original employment agreement. Mr. Davis is entitled to similar employee benefits as Access’ other executive officers.

Access was a party to an employment arrangement with Stephen R. Seiler, who was named by the Board as Access’ President and Chief Executive Officer and director, effective as of January 4, 2007 (the "Effective Date"), and resigned from those positions on December 16, 2007. Mr. Seiler was paid an annual salary of $350,000 and was granted stock options to purchase 500,000 shares of Common Stock with an exercise price equal to the closing price of Common Stock on the day preceding the Effective Date. Pursuant to a separation agreement with Mr. Seiler, 100,000 of his options vested on December 16, 2007, and such options shall remain exercisable until March 12, 2010. The stock options were granted under Access’ 2005 Equity Incentive Plan and the 2007 Special Stock Option Plan. Mr. Seiler was entitled to similar employee benefits as Access’ other executive officers.

Access was a party to an employment arrangement with Rosemary Mazanet, Access’ former Acting Chief Executive Officer. Dr. Mazanet reported directly to, and was subject to the direction of, the Board. Dr. Mazanet salary was set at $25,000 monthly. Dr. Mazanet was granted a non-qualified stock option of 6,000 shares of Common Stock, vesting over a six month period.  In November 2005, Dr. Mazanet was also granted 50,000 options under Access’ 2005 Equity Incentive Plan. Of the options granted, 14,000 options vested on grant, the rest vest upon attainment of preset milestones. Dr. Mazanet also received similar employee benefits as Access’ other executive officers, D&O insurance coverage and received a signing bonus of $30,000. The Board granted Dr. Mazanet an additional 200,000 options in 2006. Additionally, Dr. Mazanet was awarded a bonus of $100,000 in April 2007.

Senior Vice President

Access is a party to an employment agreement with David P. Nowotnik, Ph.D., Access’ Senior Vice President, Research and Development, which renews automatically for successive one-year periods, with the current term extending until November 16, 2007. Under this agreement, Dr. Nowotnik is currently entitled to receive an annual base salary of $253,620, subject to adjustment by the Board. Dr. Nowotnik is eligible to participate in all of Access’ employee benefit programs available to executives. Dr. Nowotnik is also eligible to receive:

•	a bonus payable in cash and Common Stock related to the attainment of reasonable performance goals specified by the Board;
•	stock options at the discretion of the Board;
•	long-term disability insurance to provide compensation equal to at least $60,000 annually; and
•	term life insurance coverage of $254,000.

Dr. Nowotnik is entitled to certain severance benefits in the event that Access terminates his employment without cause or if Dr. Nowotnik terminates his employment following a change of control. In the event that Access terminates the employment agreement for any reason, other than for cause, Dr. Nowotnik will receive his salary for six months. Access will also continue benefits for such period. In the event that Dr. Nowotnik's employment is terminated within six months following a change in control or by Dr. Nowotnik upon the occurrence of certain events following a change in control, Dr. Nowotnik will receive twelve months salary and his stock options will become immediately exercisable. Access will also continue payment of benefits for such period.

All Stock options were approved by the Compensation Committee of the Board of Directors. Stock options are priced at the market price of common stock the day of the grant. Stock options generally vest over four years and can be exercised up to ten years from grant date.

Vice President – Business Development and Strategy

Phillip S. Wise is entitled to an annual base salary of $200,000, subject to adjustment by the Board. He is eligible to receive:

•	a bonus payable in cash and Common Stock related to the attainment of reasonable performance goals specified by the Board;
•	stock options at the discretion of the Board;
•	long-term disability insurance to provide compensation equal to at least $120,000 annually; and
•	term life insurance coverage of $200,000.

All Stock options were approved by the Compensation Committee of the Board of Directors. Stock options are priced at the market price of common stock the day of the grant. Stock options generally vest over four years and can be exercised up to ten years from grant date.

Vice President – Chief Financial Officer

Access is party to an employment agreement with Stephen B. Thompson, Access’ Vice President and Chief Financial Officer, which renews automatically for successive one-year periods. Mr. Thompson is entitled to an annual base salary of $154,080, subject to adjustment by the Board. The employment agreement also grants Mr. Thompson similar employee benefits as Access’ other executive officers. Mr. Thompson is also eligible to receive:

•	a bonus payable in cash and Common Stock related to the attainment of reasonable performance goals specified by the Board;
•	stock options at the discretion of the Board;
•	long-term disability insurance to provide compensation equal to at least $90,000 annually; and
•	term life insurance coverage of $155,000.

Mr. Thompson is entitled to certain severance benefits in the event that Access terminates his employment without cause or if Mr. Thompson terminates his employment following a change of control. In the event that Access terminates the employment agreement for any reason, other than cause, Mr. Thompson will receive salary for six months. Access will also continue benefits for such period. In the event that Mr. Thompson's employment is terminated within six months following a change of control or by Mr. Thompson upon the occurrence of certain events following a change in control, Mr. Thompson will receive twelve months salary and his stock options will become immediately exercisable. Access will also continue payment of benefits for such period.

All Stock options were approved by the Compensation Committee of the Board of Directors. Stock options are priced at the market price of common stock the day of the grant. Stock options generally vest over four years and can be exercised up to ten years from grant date.

2005 Equity Incentive Plan

Access’ board of directors adopted and Access’ stockholders approved Access’ 2005 Equity Incentive Plan (the “Plan”) in May 2005. As of September 30, 2008, there are 3,150,000 shares approved in the Plan. As of December 31, 2007, options to purchase 926,386 shares of common stock were outstanding at a weighted average exercise price of $1.59 per share and 748,614 shares remained available for future grant.

Purpose.   The purpose of the Plan is to attract and retain the best available personnel for positions of substantial responsibility and to provide additional incentive to employees and directors of and advisers and consultants to the Company. The purpose of the proposed amendment is to provide the Company with additional capacity to award stock options to existing personnel and to attract qualified new employees, directors, advisers and consultants through grants of stock options.

Administration.   The Plan is administered by the Compensation Committee. The Compensation Committee presently is composed of Jeffrey B. Davis, David P. Luci and Stephen B. Howell, MD. Subject to the provisions of the Plan, the Compensation Committee has discretion to determine when awards are made, which employees are granted awards, the number of shares subject to each award and all other relevant terms of the awards. The Compensation Committee also has broad discretion to construe and interpret the Plan and adopt rules and regulations thereunder. The Compensation Committee approved the 2007 Special Stock Option Plan and the grant of 450,000 options to Mr. Seiler, the Company’s former President and Chief Executive Officer.

Eligibility.   Awards may be granted to persons who are employees of the Company whether or not officers or members of the Board and directors of or advisers or consultants to the Company or of any of the Company’s subsidiaries.  No election by any such person is required to participate in the Plan.

Shares Subject to the Plan.   The shares issued or to be issued under the Plan are shares of Common Stock, which may be newly issued shares or shares held in the treasury or acquired in the open market. Currently, no more than 3,150,000 shares may be issued under the Plan. The foregoing limit is subject to adjustment for stock dividends, stock splits or other changes in the Company’s capitalization.

Stock Options.   The Compensation Committee in its discretion may issue stock options which qualify as incentive stock options under the Internal Revenue Code or non-qualified stock options. The Compensation Committee will determine the time or times when each stock option becomes exercisable, the period within which it remains exercisable and the price per share at which it is exercisable, provided that no incentive stock option shall be exercised more than 10 years after it is granted and no other options shall be exercised more than 10 years and one day after it is granted, and further provided that the exercise price of any incentive stock option shall not be less than the fair market value of the Common Stock on the date of grant. The closing price of the Common Stock on the OTC Bulletin Board on October 6, 2008 was $2.45 per share.

Payment for shares purchased upon exercise of an option must be made in full in cash or check, by payment through a broker in accordance with Regulation T of the Federal Reserve Board or by such other mode of payment as the Committee may approve, including payment in whole or in part in shares of the Common Stock, when the option is exercised. No option is transferable except by will or the laws of descent and distribution or pursuant to a qualified domestic relations order, as defined by the Code or in Title I of the Employee Retirement Income Security Act of 1974, as amended.

Notwithstanding any other provision of the Plan, each non-employee director is also entitled to receive options to purchase 2,500 shares of Common Stock on the date of each annual meeting of stockholders and options to purchase 25,000 shares of Common Stock when he or she is first appointed as a director.

Tax Considerations.   The following is a brief and general discussion of the federal income tax rules applicable to awards under the Plan. With respect to an incentive stock option, an employee will generally not be taxed at the time of grant or exercise, although exercise of an incentive option will give rise to an item of tax preference that may result in an alternative minimum tax. If the employee holds the shares acquired upon exercise of an incentive stock option until at least one year after issuance and two years after the option grant, he or she will have long-term capital gain (or loss) based on the difference between the amount realized on the sale or disposition and his or her option price. If these holding periods are not satisfied, then upon disposition of the shares the employee will recognize ordinary income equal, in general, to the excess of the fair market value of the shares at time of exercise over the option price, plus capital gain in respect of any additional appreciation. With respect to a non-qualified option, an employee will not be taxed at the time of grant; upon exercise, he or she will generally realize compensation income to the extent the then fair market value of the stock exceeds the option price. The Company will generally have a tax deduction to the extent that, and at the time that, an employee realizes compensation income with respect to an award.

Any tax deductions the Company may be entitled to in connection with awards under the Plan may be limited by the $1 million limitation under Section 162(m) of the Code on compensation paid to any of our chief executive officer or other named officers. This limitation is further discussed in the Compensation Committee Discussion on Executive Compensation.

For purposes of this summary, we have assumed that no award will be considered “deferred compensation” as that term is defined for purposes of the federal tax rules governing nonqualified deferred compensation arrangements, Section 409A of the Code, or, if any award were considered to any extent to constitute deferred compensation, its terms would comply with the requirements of that legislation (in general, by limiting any flexibility in the time of payment). For example, the award of a non-qualified stock option with an exercise price which is less than the market value of the stock covered by the option would constitute deferred compensation. If an award includes deferred compensation, and its terms do not comply with the requirements of these tax rules, then any deferred compensation component of the award will be taxable when it is earned and vested (even if not then payable) and the recipient will be subject to a 20% additional tax.

In all cases, recipients of awards should consult their tax advisors regarding the tax treatment of any awards received by them.

401(k) Plan

Access maintains a defined contribution employee retirement plan, or 401(k) plan, for Access’ employees. Access’ executive officers are also eligible to participate in the 401(k) plan on the same basis as Access’ other employees. The plan is intended to qualify as a tax-qualified plan under Section 401(k) of the Internal Revenue Code. The plan provides that each participant may contribute up to the statutory limit, which is $15,500 for calendar year 2008. Participants who are 50 years or older can also make "catch-up" contributions, which in calendar year 2008 may be up to an additional $5,000 above the statutory limit. Under the plan, each participant is fully vested in his or her deferred salary contributions, including any matching contributions by us, when contributed. Participant contributions are held and invested by the participants in the plan's investment options. The plan also permits Access to make discretionary contributions and matching contributions, subject to established limits and a vesting schedule. In 2006, Access matched 100% of participant contributions up to the first two percent of eligible compensation. Access matched participant contributions at the first four percent of eligible compensation in 2008 and 2007.

Outstanding Equity Awards at December 31, 2007

The following table sets forth certain information regarding outstanding equity awards held by Access’ named executive officers at December 31, 2007. There were no outstanding stock awards held by such officer at December 31, 2007:

Option Awards

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($) (1)	Option Expiration Date

Stephen R. Seiler	100,000	-	-	2.90	03/12/10
Rosemary Mazanet(2)	33,333 200,000 48,251 6,000	66,667 - 1,749 -	-	2.90 0.63 5.45 12.50	01/04/17 08/17/16 11/02/15 05/11/15
David P. Nowotnik, Ph.D. (3)	100,000 6,000 5,000 7,000 10,000 10,000 10,000 10,000	- 2,000 - - - - - -	-	0.63 11.60 29.25 10.10 18.65 12.50 10.00 15.00	08/17/16 05/23/15 01/23/14 01/30/13 03/22/12 03/01/10 07/20/09 11/16/08

Phillip S. Wise	100,000	-	-	0.63	08/17/16
Stephen B. Thompson (3)	100,000 3,750 3,000 4,000 6,000 9,000 4,000 4,000	- 1,250 - - - - - -	-	0.63 11.60 29.25 10.10 18.65 12.50 10.00 15.00	08/17/16 05/23/15 01/23/14 01/30/13 03/22/12 03/01/10 07/20/09 06/18/08
____________________

(1)	On December 31, 2007, the closing price of our Common Stock as quoted on the OTC Bulletin Board was $3.25.

(2)
Options listed for Dr. Mazanet include options paid to her in connection with her services as our Acting CEO commencing on May 11, 2005 and ending on January 4, 2007. Dr. Mazanet’s options stopped vesting when she retired from the Board of Directors on May 21, 2008. The Board granted her the right to exercise her vested options up to May 21, 2010.

(3)	Dr. Nowotnik and Mr. Thompson’s options to purchase shares of common stock will be fully vested in April 2009.

(4)
Jeffrey B. Davis became our Chief Executive Officer effective December 26, 2007, and his employment agreement became effective January 4, 2008. Mr. Davis does not currently have any stock options resulting from his employment with us.

Board Committees

The Board established an Audit and Finance Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Each of the committees of the Board acts pursuant to a separate written charter adopted by the Board. On February 8, 2007, the Board also established an Executive Committee consisting of Mr. Davis, Mr. Stephen R. Seiler and Dr. Ahn. The committee was dissolved on February 12, 2008.

The Audit and Finance Committee is currently comprised of David P. Luci (chairman) and John J. Meakem, Jr. Mr. Luci is independent under applicable SEC rules relating to Audit Committee member independence. Mr. Meakem is independent under applicable SEC and AMEX rules and regulations. The Board has determined that Mr. Luci, the chairman of the Audit and Finance Committee, is an “audit committee financial expert,” under applicable SEC rules and regulations. The Audit and Finance Committee’s responsibilities and duties are among other things to engage the independent auditors, review the audit fees, supervise matters relating to audit functions and review and set internal policies and procedure regarding audits, accounting and other financial controls.

The Compensation Committee is currently comprised of Mr. David P. Luci and Dr. Stephen B. Howell. Mr. Luci is a non-employee director under applicable SEC rules and “outside” under Internal Revenue Code Section 162(m). Mr. Luci and Dr. Howell are not independent under applicable AMEX rules and regulations.

The Nominating and Corporate Governance Committee is currently comprised of John J. Meakem, Jr. (chairman), Mark Ahn, PhD and Mark J. Alvino. All committee members are independent under applicable AMEX rules and regulations. The Nominating and Corporate Governance Committee is responsible for, among other things, considering potential Board members, making recommendations to the full Board as to nominees for election to the Board, assessing the effectiveness of the Board and implementing Access’ corporate governance guidelines.

Compensation of Directors

Each director who is not also an Access employee receives a quarterly fee of $3,000 and $1,000 per quarter per committee (aggregate for all committees) in which he/she is a member. The Chairman of the Board is paid an additional $1,000 per quarter and the Chairman of each of the Audit and Finance and Compensation Committee is paid an additional $500 per quarter. Each director will have $2,000 deducted from his or her fee if the director misses more than one Board meeting, and $1,000 deducted per committee meeting not attended. In addition, Access reimbursed each director, whether an employee or not, the expenses of attending Board and committee meetings. Each non-employee director is also entitled to receive options to purchase 2,500 shares of Common Stock on the date of each annual meeting of stockholders and options to purchase 25,000 shares of Common Stock when he/she is first appointed as a director.

Director Compensation Table - 2007

The table below represents the compensation paid to our outside directors during the year ended December 31, 2007:
Name	Fees earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)(1)	All Other Compensation ($)	Total ($)
Mark J. Ahn, PhD (2)	16,000	-	2,000	-	18,000
Mark J. Alvino	16,000	-	-	-	16,000
Esteban Cvitkovic, MD (3)	11,000	-	256,000	153,000	420,000
Jeffrey B. Davis	22,000	-	-	-	22,000
Stephen B. Howell, MD (4)	15,000	-	2,000	67,000	84,000
David P. Luci (5)	13,000	-	50,000	-	63,000
Rosemary Mazanet, MD, PhD (6)	12,000	-	330,000	29,000	371,000
John J. Meakem, Jr. (7)	18,000	-	2,000	-	20,000
___________________

(1)
The value listed in the above table represents the fair value of the options recognized as expense under FAS 123R during 2007, including unvested options granted before 2007 and those granted in 2007. Fair value is calculated as of the grant date using a Black-Scholes (“Black-Scholes”) option-pricing model. The determination of the fair value of share-based payment awards made on the date of grant is affected by our stock price as well as assumptions regarding a number of complex and subjective variables. Our assumptions in determining fair value are described in note 10 to our audited financial statements for the year ended December 31, 2007, included in our Annual Report on Form 10-K.

(2)	Represents expense recognized in 2007 in respect of 25,000 options to purchase shares based on a grant date fair value of $7,592.
(3)
Represents expense recognized in 2007 in respect of 25,000 options to purchase shares based on a grant date fair value of $157,027 and an additional 25,000 options to purchase shares based on a grant date fair value of $99,347. Includes $153,000 Dr. Cvitkovic received for scientific consulting services in 2007.

(4)
Represents expense recognized in 2007 in respect of 25,000 options to purchase shares based on a grant date fair value of $5,581. Includes $67,000 Dr. Howell received for scientific consulting services in 2007.

(5)	Represents expense recognized in 2007 in respect of 25,000 options to purchase shares based on grant date fair value of $65,768.
(6)
Represents expense recognized in 2007 in respect of 50,000 options to purchase shares based on a grant date fair value of $147,737; 200,000 options to purchase shares based on a grant date fair value of $81,464; and an additional 100,000 options to purchase shares based on a grant date fair value of $263,071. Includes $29,000 Dr. Mazanet received for scientific consulting services in 2007.

(7)	Represents expense recognized in 2007 in respect of 25,000 options to purchase shares based on a grant date fair value of $5,581.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Based solely upon information made available to Access, the following table sets forth certain information with respect to the beneficial ownership of Access’ Common Stock as of November 24, 2008 (i) each person who is known by Access to beneficially own more than five percent of Access’ Common Stock; (ii) each of Access’ directors; (iii) each of Access’ named executive officers; and (iv) all Access’ executive officers and directors as a group. Beneficial ownership as reported in the following table has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended. The address of each holder listed below, except as otherwise indicated, is c/o Access Pharmaceuticals, Inc., 2600 Stemmons Freeway, Suite 176, Dallas, Texas 75207.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Common Stock (1)
	Steven H. Rouhandeh(2)	-	*
	Jeffery B. Davis (3)	31,000	*
	Mark J. Ahn, Ph. D. (4)	86,525	*
	Mark J. Alvino (5)	156,000	1.3%
	Esteban Cvitkovic, M.D. (6)	156,000	2.3%
	Stephen B. Howell, M.D. (7)	56,422	*
	David P. Luci (8)	35,167	*
	David P. Nowotnik, Ph.D. (9)	166,852	2.5%
	Phillip S. Wise (10)	100,000	1.5%
	Stephen B. Thompson (11)	140,103	2.1%
	SCO Capital Partners LLC, SCO Capital Partners LP, and Beach Capital LLC (12)	6,973,818	55.4%
	Larry N. Feinberg (13)	1,025,333	14.2%
	Lake End Capital LLC (14)	844,720	11.6%
	Perceptive Life Sciences (15)	666,666	10.23%
	All Directors and Executive Officers as a group (consisting of 10 persons) (16)	802,889	11.1%

Preferred Stock
	Steven H. Rouhandeh(2)	-	*
	Jeffery B. Davis (3)	-	*
	David P. Luci (8)	8,333	*
	SCO Capital Partners LLC, SCO Capital Partners LP, and Beach Capital LLC (12)	7,077,100	65.5%
	Larry N. Feinberg (13)	1,457,699	13.5%
	Lake End Capital LLC (14)	793,067	7.3%
	All Directors and Executive Officers as a group (consisting of 10 persons) (16)	8,333	*

* - Less than 1%

(1)	Includes Access’ outstanding shares of Common Stock held plus all shares of Common Stock issuable upon exercise of options, warrants and other rights exercisable within 60 days of November 24, 2008.
(2)
Steven H. Rouhandeh is Chairman of SCO Securities LLC. a wholly-owned subsidiary of SCO Financial Group LLC. His address is c/o SCO Capital Partners LLC, 1285 Avenue of the Americas, 35th Floor, New York, NY 10019. SCO Securities LLC and affiliates (SCO Capital Partners LP and Beach Capital LLC) are known to beneficially own an aggregate of 787,796 shares of Access’ Common Stock, warrants to purchase an aggregate of 6,032,514 shares of Access’ Common Stock and 7,077,100 shares of Common Stock are issuable to them upon conversion of Series A Preferred Stock. Mr. Rouhandeh disclaims beneficial ownership of all such shares except to the extent of his pecuniary interest therein.

(3)
Includes 5,820 shares underlying warrants held directly by Mr. Davis and presently exercisable options for the purchase of 25,000 shares of Access’ Common Stock pursuant to the 2005 Equity Incentive Plan. Mr. Davis is President of SCO Securities LLC, a wholly-owned subsidiary of SCO Financial Group LLC. His address is c/o SCO Capital Partners LLC, 1285 Avenue of the Americas, 35th Floor, New York, NY 10019. SCO Securities LLC and affiliates (SCO Capital Partners LP and Beach Capital LLC) are known to beneficially own 787,796 shares of Access’ Common Stock, warrants to purchase an aggregate of 6,032,514 shares of Access’ Common Stock and 7,077,100 shares of Common Stock are issuable to them upon conversion of Series A Preferred Stock. Mr. Davis disclaims beneficial ownership of all such shares except to the extent of his pecuniary interest therein.

(4)	Includes presently exercisable options for the purchase of 31,000 shares of Access’ Common Stock pursuant to the 2005 Equity Incentive Plan.
(5)
Includes 55,525 shares of Common Stock underlying warrants held by Mr. Alvino and presently exercisable options for the purchase of 31,000 shares of Access’ Common Stock pursuant to the 2005 Equity Incentive Plan. Mr. Alvino is Managing Director of Griffin Securities LLC. His address is c/o Griffin Securities LLC, 17 State St., 3rd Floor, New York, NY 10004. Mr. Alvino is a designated director of SCO Securities LLC. SCO Securities LLC and affiliates (SCO Capital Partners LP and Beach Capital LLC) are known to beneficially own 787,796 shares of Access’ Common Stock, warrants to purchase an aggregate of 6,032,514 shares of Access’ Common Stock and 7,077,100 shares of Common Stock are issuable to them upon conversion of Series A Preferred Stock. Mr. Alvino disclaims beneficial ownership of all such shares except to the extent of his pecuniary interest therein. Mr. Alvino disclaims beneficial ownership of all such shares except to the extent of his pecuniary interest therein.

(6)
Includes presently exercisable options for the purchase of 56,000 shares of Access’ Common Stock pursuant to the 2005 Equity Incentive Plan and a warrant to purchase 50,000 shares of Access’ Common Stock at an exercise price of $3.15 per share.

(7)
Includes presently exercisable options for the purchase of 32,200 shares of Access’ Common Stock pursuant to the 2005 Equity Incentive Plan, 12,500 shares of Access’ Common Stock pursuant to the 1995 Stock Option Plan, and a warrant to purchase 2,000 shares of Access’ Common Stock at an exercise price of $24.80 per share.

(8)
Includes warrants to purchase an aggregate of 4,167 shares of Access’ Common Stock, 8,333 shares of Common Stock are issuable to him upon conversion of Series A Preferred Stock and presently exercisable options for the purchase of 31,000 shares of Access’ Common Stock pursuant to the 2005 Equity Incentive Plan.

(9)
Includes presently exercisable options for the purchase of 100,000 shares of Access’ Common Stock pursuant to the 2005 Equity Incentive Plan and 59,167 shares of Access’ Common Stock pursuant to the 1995 Stock Option Plan.

(10)	Includes presently exercisable options for the purchase of 100,000 shares of Access’ Common Stock pursuant to the 2005 Equity Incentive Plan.
(11)
Includes presently exercisable options for the purchase of 100,000 shares of Access’ Common Stock pursuant to the 2005 Equity Incentive Plan and 34,479 shares of Access’ Common Stock pursuant to the 1995 Stock Option Plan.

(12)
SCO Capital Partners LLC, SCO Capital Partner LP, Beach Capital LLC and SCO Financial Group's address is 1285 Avenue of the Americas, 35th Floor, New York, NY 10019. SCO Capital Partners LLC and affiliates (SCO Capital Partners LP, Beach Capital LLC and SCO Financial Group) are known to beneficially own an aggregate of 787,796 shares of Access’ Common Stock, warrants to purchase an aggregate of 6,032,514 shares of Access’ Common Stock and 7,077,100 shares of Common Stock issuable to them upon conversion of Series A Preferred Stock. Each of Mr. Rouhandeh. Mr. Davis and Mr. Alvino, Access’ directors and Mr. Rouhandeh and Mr. Davis a executives with SCO Capital Partners LLC, disclaim beneficial ownership of such shares except to the extent of their pecuniary interest therein.

(13)
Larry N. Feinberg is a partner in Oracle Partners, L.P. His address is c/o Oracle Partners, L.P., 200 Greenwich Avenue, 3rd Floor, Greenwich, CT 06830. Oracle Partners, L.P. and affiliates (Oracle Institutional Partners, L.P., Oracle Investment Management, Inc., Sam Oracle Fund, Inc. and Mr. Feinberg) are known to beneficially own an aggregate of 296,483 shares of Access’ Common Stock, warrants to purchase an aggregate of 728,850 shares of Access’ Common Stock and Series A Preferred Stock which may be converted into an aggregate of 1,457,699 shares of Access’ Common Stock.

(14)
Lake End Capital LLC’s address is 1285 Avenue of the Americas, 35th Floor, New York, NY 10019. Lake End Capital LLC is known to beneficially own an aggregate of 67,694 shares of Access’ Common Stock, warrants to purchase an aggregate of 777,027 shares of Access’ Common Stock and 793,067 shares of Common Stock issuable to them upon conversion of Series A Preferred Stock.

(15)
Midsummer Investment, Ltd.’s address is 295 Madison Ave., 38th Fl., New York, NY 10017. Midsummer Investment is known to beneficially own warrants to purchase an aggregate of 250,000 shares of Access’ Common Stock and Series A Preferred Stock which may be converted into an aggregate of 500,000 shares of Access’ Common Stock.

(16)	Does not include shares held by SCO Securities LLC and affiliates.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

Access adopted its 2005 Equity Incentive Plan in May 2005, as amended, authorizing 3,150,000 shares under the plan. Access issued 1,136,820 options or rights under this plan as of September 30, 2008. The balance of the options outstanding  from other plans as of November 24, 2008 is 218,000. Access adopted its 2001 Restricted Stock Plan in May 2001, authorizing 80,000 shares of its authorized but unissued common stock were reserved for issuance to certain employees, directors, consultants and advisors. Access issued 27,182 shares and 52,818 shares are available for grant.

The following table sets forth information as of December 31, 2007 about shares of Common Stock outstanding and available for issuance under our equity compensation plans existing as of such date.

Plan Category	Number of securities to be issued upon exercise of outstanding options warrants and rights	Weighted-average exercise price of outstanding options warrants and rights	Number of securities remaining available for the issuance under equity compensation plans (excluding securities reflected in column (a)

Equity compensation plans
approved by security holders
2005 Equity Incentive Plan	926,386	$ 1.59	717.328
1995 Stock Awards Plan	162,417	15.53	-
2001 Restricted Stock Plan	-	-	52,818

Equity compensation plans
not approved by security holders
2007 Special Stock Option Plan	100,000	2.90	350,000
Total	1,188,803	$ 3.60	1,120,146

The 2007 Special Stock Option Plan

The 2007 Special Stock Option Plan (the "Plan") was adopted by the Board in January 2007. The Plan is not intended to be an incentive stock option plan within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”). The Plan allows for the issuance of up to 450,000 options to acquire Access’ stock of which 100,000 have been issued. The purpose of the Plan is to encourage ownership of Common Stock by employees, consultants, advisors and directors of Access and its affiliates and to provide additional incentive for them to promote the success of Access’ business. The Plan provides for the grant of non-qualified stock options to employees (including officers, directors, advisors and consultants). The Plan will expire in January 2017, unless earlier terminated by the Board. The granted options in the Plan expire in March 12, 2010.

Annual Incentive

Each year, the Compensation Committee evaluates the performance of the Company as a whole, as well as the performance of each individual executive. Factors considered include Company development, performance against objectives, advancement of our research and development programs, commercial operations, product acquisition, and in-licensing and out-licensing agreements. The Compensation Committee does not utilize formalized mathematical formulas, nor does it assign weightings to these factors. The Compensation Committee, in its sole discretion, determines the amount, if any, of incentive payments to be awarded to each executive based on an individual’s targeted incentive payment. The Compensation Committee believes that analysis of our corporate growth requires subjectivity on the part of the Compensation Committee when determining incentive payments. The Compensation Committee believes that specific formulas restrict flexibility. Based on this criteria, for the 2007 fiscal year Mr. Seiler was granted options to purchase 500,000 shares of Common Stock under the 2005 Equity Incentive Plan and the 2007 Special Stock Option Plan. Pursuant to the terms of his separation agreement with us, 100,000 of these options vested and will expire on March 12, 2010.

Stock Option Plans

The Board has adopted and our stockholders have approved our 2005 Equity Incentive Plan and 1995 Stock Awards Plan. The 2005 Equity Incentive Plan currently provides for the issuance of up to a maximum of 3,150,000 shares of our Common Stock to our employees, directors and consultants or any of our subsidiaries. The 1995 Stock Awards Plan provided for the issuance of up to a maximum of 500,000 shares of our Common Stock to our employees, directors and consultants or any of our subsidiaries. A total of 128,000 options are outstanding under the 1995 Stock Awards Plan. Options granted under both plans may be either incentive stock options or options which do not qualify as incentive stock options. In 2007, the Board adopted the 2007 Special Stock Option Plan and Agreement (the “2007 Plan”). The 2007 Plan provides for the award of options to purchase a maximum of 450,000 shares of our Common Stock.

The stock option plans are administered by a committee of non-employee members of the Board, chosen by the Board, and is currently administered by the Compensation Committee. The Compensation Committee presently is composed of David P. Luci and Stephen B. Howell, MD. The Compensation Committee has the authority to determine those individuals to whom stock options are granted, the number of shares to be covered by each option, the option price, the type of option, the option period, the vesting restrictions, if any, with respect to exercise of each option, the terms for payment of the option price and other terms and conditions of each option.

Our non-employee directors, who include certain members of the Compensation Committee, are eligible to receive options under the 2005 Equity Incentive Plan. Each non-employee director is entitled to receive options to purchase 2,500 shares of our Common Stock on the date of each annual meeting of stockholders and options to purchase 25,000 shares of Common Stock when he/she is first appointed as a director.

Access was a party to an employment arrangement with Mr. Seiler. Mr. Seiler was granted stock options to purchase 500,000 shares of Common Stock. Pursuant to a separation agreement with Mr. Seiler, 100,000 of his options vested on December 16, 2007 and such options shall remain exercisable until March 12, 2010. The stock options were granted under Access’ 2005 Equity Incentive Plan and the 2007 Special Stock Option Plan.

Dr. Mazanet received options to purchase 6,000 shares of Common Stock in the 2005 fiscal year under the 1995 Stock Awards Plan and options to purchase 50,000 shares of Common Stock in the 2005 fiscal year under the 2005 Equity Incentive Plan. Dr. Mazanet also received options to purchase 200,000 shares of Common Stock in the 2006 fiscal year under the 2005 Equity Incentive Plan.

We also have a restricted stock plan, the 2001 Restricted Stock Plan under which 80,000 shares of our Common Stock have been reserved for issuance to certain employees, directors, consultants and advisors. The restricted stock granted under the plan generally vests over five years, 25% two years after the grant date with an additional 25% vesting on the next three anniversary dates. All stock is vested after five years. At December 31, 2007, there were 27,182 shares granted and 52,818 shares available for grant under the 2001 Restricted Stock Plan.

Section 162(m)

Section 162(m) of the Internal Revenue Code of 1986, as amended, currently imposes a $1 million limitation on the deductibility of certain compensation paid to each of our five highest paid executives. Excluded from this limitation is compensation that is “performance based.” For compensation to be performance based it must meet certain criteria, including being based on predetermined objective standards approved by stockholders. In general, we believe that compensation relating to options granted under the 1995 Stock Awards Plan and 2000 Plan should be excluded from the $1 million limitation calculation. Compensation relating to our incentive compensation awards do not currently qualify for exclusion from the limitation, given the discretion that is provided to the Compensation Committee in establishing the performance goals for such awards. The Compensation Committee believes that maintaining the discretion to evaluate the performance of our management is an important part of its responsibilities and inures to the benefit of our stockholders. The Compensation Committee, however, intends to take into account the potential application of Section 162(m) with respect to incentive compensation awards and other compensation decisions made by it in the future.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) (“Section 16(a)”) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers and holders of more than ten percent of our Common Stock to file with the SEC initial reports of ownership and reports of changes in ownership of such securities. Directors, officers and 10% holders are required by SEC rules to furnish us with copies of all of the Section 16(a) reports they file.

Based solely on a review of reports furnished to us during the 2007 fiscal year or written representations from our directors and executive officers, none of our directors, executive officers and 10% holders failed to file on a timely basis reports required by Section 16(a) during the 2007 fiscal year or in prior years, except for Esteban Cvitkovic and David P. Luci who each filed one late Form 4, reporting one transaction.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS

On occasion we may engage in certain related party transactions. Our policy is that all related party transactions are reviewed and approved by the Board of Directors or Audit Committee prior to the Company entering into any related party transactions.

On February 12, 2008, the Board of Directors of the Company elected Steven H. Rouhandeh as director and Chairman of the Board effective as of March 4, 2008.

David P. Luci, one of our directors, participated in the February 2008 sale of our preferred stock. Mr. Luci purchased 2.5 preferred shares for $25,000 and warrants to purchase 4,167 shares of our common stock. In addition, Mr. Luci is the President & Chief Business Officer of MacroChem, with which we expect to merge pursuant to the Merger Agreement dated July 9, 2008.

Dr. Esteban Cvitkovic, one of our directors, also serves as a consultant as Senior Director, Oncology Clinical Research & Development to the Company since August 2007. Dr. Cvitkovic currently receives $20,000 per month plus $2,500 for office expenses. Dr. Cvitkovic received warrants to purchase 200,000 shares of our Common Stock at $3.15 per share that can be exercised until January 4, 2012. The warrants vest over two years in 50,000 blocks with vesting on July 4, 2008, January 4, 2009, July 4, 2009 and the remaining shares on January 4, 2010. During 2007 Dr. Cvitkovic received $153,000. Dr. Cvitkovic received warrants to purchase 25,000 shares of our Common Stock at $4.35 per share with 12,500 options immediately in August 2007 and 12,500 options will vest in March 2008 based on the completion of certain defined tasks.

In the event SCO Capital Partners LLC (“SCO”) and its affiliates were to convert all of their shares of Series A Preferred Stock and exercise all of their warrants, they would own approximately 71.0% of the voting securities of Access. During 2007 SCO and affiliates were paid $240,000 in placement agent fees relating to the issuance of preferred stock and 100,000 warrants to purchase our common stock. SCO and affiliates also were paid $150,000 in investor relations fees in 2007. During 2006 SCO and affiliates were paid $415,000 in fees relating to the issuance of convertible notes and were paid $131,000 in investor relations fees. Pursuant to a management consulting agreement with SCO, SCO provides certain consulting services to the Company in exchange for a monthly fee of $12,500.

On November 7, 2007, we entered into securities purchase agreements (the “Purchase Agreements”) with accredited investors whereby we agreed to sell 954.0001 shares of a newly created series of our preferred stock, designated “Series A Cumulative Convertible Preferred Stock”, par value $0.01 per share, for an issue price of $10,000 per share, (the “Series A Preferred Stock”) and agreed to issue warrants to purchase 1,589,999 shares of our common stock at an exercise price of $3.50 per share, for an aggregate purchase price for the Series A Preferred Stock and Warrants of $9,540,001. The shares of Series A Preferred Stock are convertible into common stock at the initial conversion price of $3.00 per share.

On November 7, 2007, as a condition to closing our sale of Series A Preferred Stock, SCO Capital Partners LLC and affiliates, along with the other holders of an aggregate of $6,000,000 Secured Convertible Notes, also exchanged their notes and accrued interest for an additional 1,836.0512 shares of Series A Preferred Stock and were issued warrants to purchase 1,122,031 shares of our common stock at an exercise price of $3.50 per share, and Oracle Partners LP and affiliates, along with the other holders of an aggregate of $4,015,000 Convertible Notes also exchanged their notes and accrued interest for 437.3104 shares of the Series A Preferred Stock and were issued warrants to purchase 728,850 shares of our common stock at an exercise price of $3.50 per share.  SCO Capital Partners LLC currently has two designees serving on our Board of Directors.  In connection with the exchange of the notes, all security interests and liens relating thereto were terminated.

On November 7, 2007, as a condition to closing our sale of Series A Preferred Stock, we entered into an Investor Rights Agreement with each of the investors purchasing shares of Series A Preferred Stock and our Board of Directors approved with respect to the shareholder rights plan any action necessary under our shareholder rights plan to accommodate the issuance of the Series A Preferred Stock and warrants without triggering the applicability of the shareholder rights plan. In addition, we entered into an Investor Rights Agreement with the holders of Series A Preferred Stock. The Investor Rights Agreement grants certain registration and other rights to each of the investors.

In connection with the sale and issuance of Series A Preferred Stock and warrants, we entered into a Director Designation Agreement whereby we agreed to continue SCO’s right to designate two individuals to serve on the Board of Directors of Access.

Lake End Capital LLC is known to beneficially own warrants to purchase an aggregate of 1,195,717 shares of Access’ Common Stock and Series A Preferred Stock which may be converted into an aggregate of 793,067 shares of Access’ Common Stock. Lake End Capital LLC and Mr. Davis are known to beneficially own warrants and options to purchase an aggregate of 1,832,357 shares of Access’ Common Stock and 793,067 shares of Common Stock issuable upon conversion of Series A Preferred Stock. Jeffrey B. Davis, in his capacity as managing member of Lake End Capital LLC, has the power to direct the vote and disposition of the shares owned by Lake End Capital LLC. Mr. Davis is President of SCO Securities LLC, a wholly-owned subsidiary of SCO Financial Group LLC.

Dr. Howell, one of our directors, also served as a scientific consultant to the Company pursuant to a consulting agreement that provides for a minimum of two days consulting during 2007 at a rate of $5,880 per month plus expenses. Dr. Howell received warrants to purchase 2,000 shares of our Common Stock at $24.80 per share that can be exercised until January 1, 2009. During 2006, Dr. Howell was paid $69,000 in consulting fees; during 2005, Dr. Howell was paid $79,000 in consulting fees; and during 2004 Dr. Howell was paid $58,000 in consulting fees. Dr. Howell’s agreement with us expired March 1, 2008.

On January 20, 2006, Board approved the payment of a fee of $140,000 to J. Michael Flinn, our former Chairman of the Board, for services as Chairman of the Board for fiscal 2005. The $140,000 fee was paid on the completion of a financing. The Board also approved the grant of options to purchase 20,000 shares of Common Stock at an exercise price of $3.15 per share to J. Michael Flinn for services as Chairman of the Board. In May 2006, the Board also approved the payment of a fee of $43,333 to Mr. Flinn for services as Chairman of the Board for 2006. The Board also approved the grant of options to purchase 4,836 shares of Common Stock at an exercise price of $3.15 per share to Messrs. Duty and Meakem, members of the then existing Merger and Acquisitions Committee of the Board, for services in connection therewith. The Board also approved the grant of options to purchase 1,200 shares of Common Stock at an exercise price of $3.15 per share to each member of the Board, for services as members of the Board.

In August 2006, the Board approved the grant of options to purchase 25,000 shares of Common Stock at an exercise price of $0.63 per share to each member of the Board.

On October 12, 2000, the Board authorized a restricted stock purchase program. Under the program, our executive officers were given the opportunity to purchase shares of Common Stock in an individually designated amount per participant determined by our Compensation Committee. A total of 36,000 shares were purchased by such officers at $27.50 per share, the fair market value of the Common Stock on October 12, 2000, for an aggregate consideration of $990,000. The purchase price was paid through the participant’s delivery of a 50%-recourse promissory note payable to us. Each note bears interest at 5.87% compounded semi-annually and has a maximum term of ten years. The notes are secured by a pledge to us of the purchased shares. We recorded the notes receivable of $990,000 from participants in this program as a reduction of equity in the Consolidated Balance Sheet. As of December 31, 2007, principal and interest on the notes was: Mr. Gray - $857,000; Dr. Nowotnik - $428,000; and Mr. Thompson - $257,000. In accordance with the Sarbanes-Oxley Act of 2002, we no longer make loans to our executive officers.

MARKET FOR COMMON STOCK

Price Range of Common Stock and Dividend Policies

Access’ common stock has traded on the OTC Bulletin Board, or OTCBB, under the trading symbol ACCP since June 5, 2006. From February 1, 2006, until June 5, 2006, Access traded on the “Pink Sheets” under the trading symbol AKCA. From March 30, 2000, until January 31, 2006, Access traded on the American Stock Exchange, or AMEX, under the trading symbol AKC.

The following table sets forth, for the periods indicated, the high and low closing prices as reported by OTCBB, the Pink Sheets and AMEX for Access’ common stock for fiscal years 2007 and 2006 and as the most recent date of the first quarter 2008. The OTCBB and Pink Sheet quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

All per share information reflect a one for five reverse stock split effected June 5, 2006.

	Common Stock
	High	Low
Period Ended
First quarter March 31, 2008	$ 3.50	$ 1.35
Second quarter June 30, 2008	3.30	1.40
Third quarter September 30, 2008	3.49	2.50
Fourth quarter thru November 24, 2008	2.75	1.00

Fiscal Year Ended December 31, 2007
First quarter	$ 10.66	$ 2.50
Second quarter	6.75	4.30
Third quarter	5.16	2.10
Fourth quarter	4.48	2.10

Fiscal Year Ended December 31, 2006
First quarter	$ 2.65	$ 0.80
Second quarter	1.50	0.10
Third quarter	1.30	0.45
Fourth quarter	3.00	1.05

Holders

The number of record holders of Access common stock at November 24, 2008, was approximately 3,000. On November 24, 2008, the closing price for the common stock as quoted on the OTCBB was $1.00. There were 6,515,791 shares of common stock outstanding at November 24, 2008.  The number of record holders of Access preferred stock on November 24, 2008 was approximately 21.  There were 10,809,539 shares of Series A Preferred Stock outstanding on November 24, 2008.

Options and Warrants

There are 9,687,326 outstanding warrants and 1,354,820 outstanding options to purchase Access’ common equity as of November 24, 2008.

Shares Eligible for Future Sales

Access has issued 6,515,791 shares of its common stock as of November 24, 2008. Of these shares, 6,448,032 are unrestricted and held by non-affiliates, and are freely tradable without restriction under the Securities Act.  The remaining shares may be sold without restriction provided such sale is by a non-affiliate pursuant to Rule 144 of the Securities Act.  In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned restricted shares for at least six months (including the holding period of any prior owner or affiliate) would be entitled to sell such shares without restrictions or limitations.

Dividends

Access never declared or paid any cash dividends on its preferred stock or common stock and Access does not anticipate paying any cash dividends in the foreseeable future on its common stock. The payment of dividends on common stock, if any, in the future is within the discretion of Access’ Board of Directors and will depend on its earnings, capital requirements and financial condition and other relevant facts. Access currently intends to retain all future earnings, if any, to finance the development and growth of its business.

The holders of Series A Preferred Stock are entitled to receive dividends of 6% per annum on their shares Series A Preferred Stock. The dividends are payable by Access semi-annually and may be paid by Access either in cash, or if certain conditions are met, at Access’ option, in shares of Access’ common stock. To be eligible to pay dividends in shares of common stock, among other things, there must be in place a registration statement pursuant to which the holders of the Series A Preferred Stock are permitted to utilize the prospectus thereunder to resell all of the shares of common stock issuable in relation to the Series A Preferred Stock.

DESCRIPTION OF SECURITIES

Access’ certificate of incorporation authorizes the issuance of 100,000,000 shares of its common stock, $.01 par value per share, and 2,000,000 shares of preferred stock, $.01 par value per share, which may be issued in one or more series. Currently, 4,000 shares of preferred stock are designated as Series A Preferred Stock.  As of November 6, 2008, there were 6,515,791 shares of Access’ common stock outstanding and held of record by approximately 3,000 stockholders, and there were 3,242.8617 shares of its preferred stock outstanding convertible into 10,809,539 shares of common stock.

Common Stock

Holders of Access’ common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and have the right to vote cumulatively for the election of directors. This means that in the voting at Access’ annual meeting, each stockholder or his proxy, may multiply the number of his shares by the number of directors to be elected then cast the resulting total number of votes for a single nominee, or distribute such votes on the ballot among the nominees as desired. Holders of Access’ common stock are entitled to receive ratably such dividends, if any, as may be declared by Access’ Board of Directors out of funds legally available therefor, subject to any preferential dividend rights for Access’ outstanding preferred stock. Upon Access’ liquidation, dissolution or winding up, the holders of Access’ common stock are entitled to receive ratably Access’ net assets available after the payment of all debts and other liabilities and subject to the prior rights of any of Access’ outstanding preferred stock. Holders of Access’ common stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of Access’ common stock are, and the shares offered by the selling stockholders in this offering will be, fully paid and nonassessable. The rights, preferences and privileges of holders of Access’ common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of Access’ preferred stock which Access may designate and issue in the future.

Preferred Stock

Access’ Board of Directors is authorized, subject to certain limitations prescribed by law, without further stockholder approval, to issue from time to time up to an aggregate of 2,000,000 shares of preferred stock in one or more series and to fix or alter the designations, preferences, rights and any qualifications, limitations or restrictions of the shares of each such series thereof, including the dividend rights, dividend rates, conversion rights, voting rights and terms of redemption of shares constituting any series or designations of such series. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change of control.  The fact that Access’ board of directors has the right to issue preferred stock without stockholder approval could be used to institute a “poison pill” that would work to dilute the stock ownership of a potential hostile acquirer, effectively preventing acquisitions that have not been approved by Access’ board of directors.

Access’ Board of Directors has designated 4,000 shares of preferred stock as Series A Preferred Stock.  The shares of Series A Preferred are convertible at the option of the holder into shares of our common stock at a conversion price of $3.00 per share of common stock.

The Series A Preferred Stock is entitled to a liquidation preference equal to $10,000 per share and is entitled to a dividend of 6% per annum, payable semi-annually in cash or if certain conditions are met, in common stock, at the option of the Company at time of payment.  Our ability to pay dividends in shares of common stock is limited by among other things a requirement that (i) there is an effective registration statement on the shares of common stock, issuable to the holders of Series A Preferred Stock, in the 20 day period immediately prior to such dividend or (ii) that such shares of common stock referred to in (i) may be sold without restriction pursuant to Rule 144(k) during the 20 day period immediately prior to such dividend.

The Company has the right, but not the obligation, to force conversion of all, and not less than all, of the outstanding Series A Preferred Stock into common stock (i) as long as the closing price of our common stock exceeds $7.00 for at least 20 of the 30 consecutive trading days immediately prior to the conversion and the average daily trading volume is greater than 100,000 shares per day for at least 20 of the 30 consecutive trading days immediately prior to such conversion, in each case, immediately prior to the date on which we gives notice of such conversion or (ii) if we close a sale of common stock in which the aggregate proceeds are equal to or greater than $10,000,000.  Our ability to cause a mandatory conversion is subject to certain other conditions, including that a registration statement covering the common stock issuable upon such mandatory conversion is in effect and able to be used.

The conversion price of the Series A Preferred Stock is subject to a price adjustment upon the issuance of additional shares of common stock for a price below $3.00 per share and equitable adjustment for stock splits, dividends, combinations, reorganizations and the like.

The Series A Preferred Stock will vote together with the common stock on an as-if-converted basis.

Holders of Series A Preferred Stock are entitled to purchase their pro rata share of additional stock issuances in certain future financings.

Transfer Agent and Registrar

The transfer agent and registrar of our common stock is American Stock Transfer & Trust Company, New York, New York.

Delaware Law and Certain Charter and By-Law Provisions

Certain anti-takeover provisions.

We are subject to the provisions of Section 203 of the General Corporation Law of Delaware. Section 203 prohibits certain publicly held Delaware corporations from engaging in a "business combination" with an "interested stockholder," for a period of three years after the date of the transaction in which the person became an "interested stockholder", unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an "interested stockholder" is a person or entity who, together with affiliates and associates, owns (or within the preceding three years, did own) 15% or more of the corporation's voting stock. The statute contains provisions enabling a corporation to avoid the statute's restrictions if the stockholders holding a majority of the corporation's voting stock approve our Certificate of Incorporation provides that our directors shall be divided into three classes, with the terms of each class to expire on different years.

In addition, our Certificate of Incorporation, in order to combat "greenmail," provides in general that any direct or indirect purchase by us of any of our voting stock or rights to acquire voting stock known to be beneficially owned by any person or group which holds more than five percent of a class of our voting stock and which has owned the securities being purchased for less than two years must be approved by the affirmative vote of at least two-thirds of the votes entitled to be cast by the holders of voting stock, subject to certain exceptions. The prohibition of "greenmail" may tend to discourage or foreclose certain acquisitions of our securities which might temporarily increase the price of our securities. Discouraging the acquisition of a large block of our securities by an outside party may also have a potential negative effect on takeovers. Parties seeking control of us through large acquisitions of its securities will not be able to resort to "greenmail" should their bid fail, thus making such a bid less attractive to persons seeking to initiate a takeover effort.

We are a party to a Rights Agreement pursuant to which we agree to provide holders of our common stock with the right to buy shares of preferred stock should a party acquire or beneficially own more than 15% of our common stock without first being exempted by us.  Such shares of preferred stock will entitle to the holder to certain voting, dividend and liquidation preferences and is designed to discourage take-over attempts not previously approved by our Board of Directors.

Elimination of Monetary Liability for Officers and Directors

Our Certificate of Incorporation incorporates certain provisions permitted under the General Corporation Law of Delaware relating to the liability of directors. The provisions eliminate a director's liability for monetary damages for a breach of fiduciary duty, including gross negligence, except in circumstances involving certain wrongful acts, such as the breach of director's duty of loyalty or acts or omissions, which involve intentional misconduct or a knowing violation of law. These provisions do not eliminate a director's duty of care. Moreover, these provisions do not apply to claims against a Director for certain violations of law, including knowing violations of federal securities law. Our Certificate of Incorporation also contains provisions to indemnify the directors, officers, employees or other agents to the fullest extent permitted by the General Corporation Law of Delaware. We believe that these provisions will assist us in attracting and retaining qualified individual to serve as directors.

Indemnification of Officers and Directors

Our Certificate of Incorporation also contains provisions to indemnify the directors, officers, employees or other agents to the fullest extent permitted by the General Corporation Law of Delaware. These provisions may have the practical effect in certain cases of eliminating the ability of shareholders to collect monetary damages from directors. We believe that these provisions will assist us in attracting or retaining qualified individuals to serve as our directors.

Disclosure of Commission Position on Indemnification For Securities Act Liabilities

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

EXPERTS

The consolidated financial statements for Access Pharmaceuticals, Inc. for the years ended December 31, 2007 and 2006 included in this prospectus, and included in the Registration Statement, were audited by Whitley Penn LLP, an independent registered public accounting firm, as stated in their report appearing with the consolidated financial statements herein and incorporated in this Registration Statement, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements for Somanta Pharmaceuticals, Inc. for the years ended April 30, 2006, and April 30, 2007, included in this prospectus, and included in the Registration Statement, were audited by Stonefield Josephson, Inc., an independent registered public accounting firm, as stated in their report appearing with the consolidated financial statements herein and incorporated in this Registration Statement, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements for MacroChem Corporation for the years ended December 31, 2007 and 2006 included in this prospectus, and included in the Registration Statement, were audited by Vitale, Caturano & Company, Ltd., an independent registered public accounting firm, as stated in their report appearing with the consolidated financial statements herein and incorporated in this Registration Statement, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The financial statements of Virium Pharmaceuticals, Inc. as of December 31, 2007 and 2006 and for the years then ended and for the period from July 15, 1997 (date of inception) through December 31, 2007, as such amounts relate to the period from July 15, 1997 (date of inception) through March 31, 2008, included in this registration statement, have been included herein in reliance on the report, which includes an explanatory paragraph relating to Virium Pharmaceuticals, Inc.'s ability to continue as a going concern, of J.H. Cohn LLP, an independent registered public accounting firm, given on the authority of that firm as experts in accounting and auditing.
None of the independent public registered accounting firms named above have any interest in the prospectus.

LEGAL MATTERS

Bingham McCutchen LLP will pass upon the validity of the shares of common stock offered hereby.  Several partners and attorneys of Bingham McCutchen LLP are also shareholders of Access.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission, Washington, D.C. 20549, under the Securities Act of 1933, a registration statement on Form S-4 relating to the shares of common stock offered hereby. This Prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to our company and the shares we are offering by this Prospectus you should refer to the registration statement, including the exhibits and schedules thereto. You may inspect a copy of the registration statement without charge at the Public Reference Section of the Securities and Exchange Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission. The Securities and Exchange Commission also maintains an Internet site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission. The Securities and Exchange Commission's World Wide Web address is http://www.sec.gov.

We file periodic reports, proxy statements and other information with the Securities and Exchange Commission in accordance with requirements of the Exchange Act. These periodic reports, proxy statements and other information are available for inspection and copying at the regional offices, public reference facilities and Internet site of the Securities and Exchange Commission referred to above. In addition, you may request a copy of any of our periodic reports filed with the Securities and Exchange Commission at no cost, by writing or telephoning us at the following address:

Investor Relations
Access Pharmaceuticals, Inc.
2600 Stemmons Freeway, Suite 176
Dallas, Texas 75207
(214) 905-5100

Information contained on our website is not a prospectus and does not constitute a part of this Prospectus.

You should rely only on the information contained in or incorporated by reference or provided in this Prospectus. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume the information in this Prospectus is accurate as of any date other than the date on the front of this Prospectus.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with our consolidated financial statements and related notes included in this Prospectus.

Overview

Access Pharmaceuticals, Inc. (together with our subsidiaries, “We”, “Access” or the “Company”) is a Delaware corporation. We are an emerging biopharmaceutical company focused on developing products based upon our nanopolymer chemistry technologies. We currently have one approved product, two products in Phase 2 clinical trials and five products in pre-clinical development. Our description of our business, including our list of products and patents, takes into consideration our acquisition of Somanta Pharmaceuticals, Inc. which closed January 4, 2008.

•
MuGard™ is our approved product for the management of oral mucositis, a frequent side-effect of cancer therapy for which there is no established treatment. The market for mucositis treatment is estimated to be in excess of US$1 billion world-wide. MuGard, a proprietary nanopolymer formulation, has received marketing allowance in the U.S. from the Food & Drug Administration (“FDA”).

•
Our lead development candidate for the treatment of cancer is ProLindac™, a nanopolymer DACH-platinum prodrug. ProLindac is currently in a Phase 2 clinical trial being conducted in the EU in patients with ovarian cancer. The DACH-platinum incorporated in ProLindac is the same active moiety as that in oxaliplatin (Eloxatin; Sanofi-Aventis), which has sales in excess of $2.0 billion.

•
Pre-clinical development of Cobalamin™, our proprietary nanopolymer oral drug delivery technology based on the natural vitamin B12 uptake mechanism. We are currently developing a product for the oral delivery  of insulin.

•	Pre-clinical development of Angiolix®, a humanized monoclonal antibody which acts as an anti-angiogenesis factor and is targeted to cancer cells, notably breast, ovarian and colorectal cancers.
•	Pre-clinical development of Prodrax®, a non-toxic prodrug which is activated in the hypoxic zones of solid tumors to kill cancer cells.
•	Pre-clinical development of Alchemix®, a chemotherapeutic agent that combines multiple modes of action to overcome drug resistance.
•	Pre-clinical development of Cobalamin-mediated targeted delivery.
•	Phenylbutyrate (“PB”), an HDAC inhibitor and a differentiating agent, is a Phase 2 clinical candidate being developed in collaboration with Virium Pharmaceuticals.

Products

Access used its drug delivery technologies to develop the following products and product candidates:

Access Drug Portfolio
Compound	Originator	Technology	Indication	Clinical Stage (1)

MuGard™	Access	Mucoadhesive liquid	Mucositis	Marketing clearance received
ProLindacTM (Polymer Platinate, AP5346) (2)	Access – U London	Synthetic polymer	Cancer	Phase 2
Phenylbutyrate (PB)	National Institute of Health	Small molecule	Cancer	Phase 2
Oral Insulin	Access	Cobalamin	Diabetes	Pre-clinical
Oral Delivery System	Access	Cobalamin	Various	Pre-clinical
Angiolix®	Immunodex, Inc.	Humanized monoclonal antibody	Cancer	Pre-clinical
Prodrax®	Univ London	Small molecule	Cancer	Pre-clinical
Alchemix®	DeMontford Univ	Small molecule	Cancer	Pre-clinical
Cobalamin-Targeted Therapeutics	Access	Cobalamin	Anti-tumor	Pre-clinical

(1)	For more information, see “Government Regulation” for description of clinical stages.
(2)	Licensed from the School of Pharmacy, The University of London. Subject to a 1% royalty and milestone payments on sales.

Approved Products

MuGard™ - Mucoadhesive Liquid Technology (MLT)

Access’ MuGard is a viscous polymer solution which provides a coating for the oral cavity. MuGard is dispensed in a ready to use form. A multi-site, randomized clinical study was performed in the United States testing MuGard and MuGard containing an anti-inflammatory drug to determine the effect of these products on the prevention and treatment of mucositis. The data from this trial indicated that the patients using MuGard displayed a lower incidence of mucositis than is typically seen in the studied population with no additional benefit from the drug.

Access is currently seeking marketing partners to market MuGard™ in the United States and in other territories worldwide.

We have signed the following definitive licensing agreements to market Access’ product MuGard:

Territory	Partner	Date
United States & Canada	Milestone Biosciences, LLC	August 2008
Europe	SpePharm IP BV	August 2007
China (PRC), Hong Kong, Macau, Taiwan, Brunei, Cambodia, Laos, Malaysia, Myanmar, Phillippines, Singapore, Thailand & Vietnam	RHEI, Pharmaceuticals, Inc.	January 2008

Products in Development Status

ProLindac™ (Polymer Platinate, AP5346) DACH Platinum

We have commenced a European Phase 2 ProLindac trial in ovarian cancer patients who have relapsed after first line platinum therapy. The primary aim of the study is to determine the response rate of ProLindac monotherapy in this patient population. The response rates for other platinum compounds in this indication are well known, and will be used for comparison.

We have submitted an IND application to the US Food and Drug Administration, and have received clearance from the agency to proceed with a Phase 2 clinical study of ProLindac in combination with fluorouracil and leucovorin. The study is designed to evaluate the safety of ProLindac in combination with two standard drugs used to treat colorectal cancer and to establish a safe dose for further clinical studies of this combination in colorectal cancer. We are currently evaluating whether clinical development of ProLindac in this indication might proceed more rapidly by utilizing an alternative clinical strategy and/or conducting studies in the US and/or elsewhere in the world.

In June 2008, we signed a definitive licensing agreement with Jiangsu Aosaikang Pharmaeutical Co., Ltd (“ASK”). Under which agreement ASK will manufacture, develop and commercialize our proprietary product ProLindac for the Greater China Region which includes the People’s Republic of China, the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan. Under the terms of the agreement ASK  paid Access an upfront fee and will pay subsequent milestone payments along with a royalty upon commercialization of ProLindac. In addition, in cooperation with Access, ASK has committed to fund two Phase 2 studies for ProLindac in colorectal cancer and one other indication to be determined by both parties.

Recent Events

On September 3, 2008, we announced that we had retained Piper Jaffray to augment ongoing business development efforts with the goal of establishing additional strategic development and commercialization partnerships for our product pipeline. The Piper Jaffray healthcare investment banking team will focus on partnering opportunities for ProLindac, Angiolix and the Cobalamin programs.

On August 27, 2008, we entered into a Note Purchase Agreement with MacroChem Corporation in order for Access to loan MacroChem amounts to keep certain of their licenses and vendors current. As of September 30, 2008, we loaned MacroChem $225,000.

On August 18, 2008, we announced the signing of a definitive licensing agreement under which Milestone Biosciences, LLC will market MuGard in the United States and Canada.

On July 10, 2008, we announced the signing of a definitive merger agreement to acquire MacroChem Corporation. Pursuant to the terms of the merger agreement, MacroChem’s common shareholders and warrant holders will receive an aggregate of 2.5 million shares of Access common stock which would represent approximately 8% of the combined company. The closing of the transaction is subject to numerous conditions. There can be no assurance that the transaction will be consummated or if consummated that it will be on the terms described above.

On June 4, 2008, we announced the signing of a definitive licensing agreement with Jiangsu Aosaikang Pharmaeutical Co., Ltd (“ASK”). Under which agreement ASK will manufacture, develop and commercialize our proprietary product ProLindac for the Greater China Region which includes the People’s Republic of China, the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan. Under the terms of the agreement ASK  paid Access an upfront fee and will pay subsequent milestone payments along with a royalty upon commercialization of ProLindac. In addition, in cooperation with Access, ASK has committed to fund two Phase 2 studies for ProLindac in colorectal cancer and one other indication to be determined by both parties.

Steven H. Rouhandeh was appointed as a director and Chairman of the Board effective as of March 4, 2008.

On February 4, 2008, we entered into securities purchase agreements (the “Purchase Agreements”) with accredited investors whereby we agreed to sell 272.5 shares of our preferred stock, designated “Series A Cumulative Convertible Preferred Stock”, par value $0.01 per share, for an issue price of $10,000 per share, (the “Series A Preferred Stock”) and agreed to issue warrants to purchase 499,584 shares of our common stock, which includes placement agent warrants to purchase 45,417 shares of our common stock, at an exercise price of $3.50 per share, for an aggregate purchase price for the Series A Preferred Stock and Warrants of $2,725,000. Proceeds, net of issuance costs from the sale were $2,444,000. The shares of Series A Preferred Stock are convertible into common stock at the initial conversion price of $3.00 per share.

On January 14, 2008, we announced the signing of a definitive licensing agreement under which RHEI Pharmaceuticals, Inc. will market and manufacture MuGard in the Peoples Republic of China and certain Southeast Asian countries. RHEI will also obtain the necessary regulatory approvals for MuGard in the territory.

On January 4, 2008, we closed our acquisition of Somanta Pharmaceuticals, Inc. In connection with the acquisition, Access issued an aggregate of approximately 1.5 million shares of Access Pharmaceuticals, Inc. common stock to the common and preferred shareholders of Somanta as consideration. In addition, Access exchanged all outstanding warrants of Somanta for warrants to purchase 191,991 shares of Access common stock at exercise prices ranging between $18.55 and $69.57 per share.

In addition, $1,576,000 of Somanta Pharmaceuticals’ acquired accounts payable were settled by issuing 538,508 shares of Access common stock and warrants to purchase 246,753 shares of Access common stock at an exercise price of $3.50 per share. The value of the shares and warrants issued was determined based on the fair value of the accounts payable.

On December 26, 2007, Jeffrey B. Davis, Chairman of the Board of Directors was named Chief Executive Officer. Stephen R. Seiler resigned as President and Chief Executive Officer and concurrently resigned from the Board of Directors effective December 19, 2007.

On November 7, 2007, we entered into securities purchase agreements (the “Purchase Agreements”) with accredited investors whereby we agreed to sell 954.0001 shares of a newly created series of our preferred stock, designated “Series A Cumulative Convertible Preferred Stock”, par value $0.01 per share, for an issue price of $10,000 per share, (the “Series A Preferred Stock”) and agreed to issue warrants to purchase 1,589,999 shares of our common stock at an exercise price of $3.50 per share, for an aggregate purchase price for the Series A Preferred Stock and Warrants of $9,540,001. The shares of Series A Preferred Stock are convertible into common stock at the initial conversion price of $3.00 per share.

As a condition to closing, SCO Capital Partners LLC and affiliates, along with the other holders of an aggregate of $6,000,000 Secured Convertible Notes, also exchanged their notes and accrued interest for an additional 1,836.0512 shares of Series A Preferred Stock and were issued warrants to purchase 1,122,031 shares of our common stock at an exercise price of $3.50 per share, and Oracle Partners LP and affiliates, along with the other holders of an aggregate of $4,015,000 Convertible Notes also exchanged their notes and accrued interest for 437.3104 shares of the Series A Preferred Stock and were issued warrants to purchase 728,850 shares of our common stock at an exercise price of $3.50 per share. SCO Capital Partners LLC currently has two designees serving on our Board of Directors. In connection with the exchange of the notes, all security interests and liens relating thereto were terminated.

As a condition to closing, we entered into an Investor Rights Agreement with each of the investors purchasing shares of Series A Preferred Stock, and our Board of Directors approved with respect to the shareholder rights plan any action necessary under our shareholder rights plan to accommodate the issuance of the Series A Preferred Stock and warrants without triggering the applicability of the shareholder rights plan. The Investor Rights Agreement grants certain registration and other rights to each of the investors.

In connection with the sale and issuance of Series A Preferred Stock and warrants, we entered into a Director Designation Agreement whereby we agreed to continue SCO’s right to designate two individuals to serve on the Board of Directors of Access.

On August 27, 2007, we signed a definitive licensing agreement with SpePharm Holding, B.V. under which SpePharm will market Access’ product MuGard in Europe.

On August 1, 2007, we announced that Esteban Cvitkovic, a member of our board of directors as Vice Chairman Europe, agreed to an expanded role as Senior Director, Oncology Clinical R&D.

All shares and per share information reflect a one for five reverse stock split effected June 5, 2006.

Results of Operations

Comparison of Third Quarter 2008 Compared To Third Quarter 2007

Our licensing revenue for the third quarter of 2008 was $38,000 as compared to $6,000 for the same period of 2007. We recognize licensing revenue over the period of the performance obligation under our licensing agreements. We received upfront licensing payments from SpePharm, RHEI, Milestone and ASK.

We have a sponsored research and development agreement. Our revenue from this agreement for the third quarter of 2008 was $9,000 as compared to no revenues for the same period of 2007. We recognize revenue over the term of the agreement as services are performed.

Total research and development spending for the third quarter of 2008 was $1,284,000, as compared to $596,000 for the same period in 2007, an increase of $688,000. The increase in expenses was primarily due to:

•   costs for product manufacturing for a new ProLindac clinical trial expected to start in early 2009 ($259,000);
•   higher salary and related cost due to the hiring of additional scientific staff ($113,000);
•   costs for studies with contract laboratories and universities ($96,000);
•   higher scientific consulting expenses ($152,000); and
•   other net increases in research spending ($68,000).

Total general and administrative expenses were $1,439,000 for the third quarter of 2008, an increase of $439,000 compared to 2007 expenses of $1,000,000. The increase in spending was due primarily to the following:

•   possible liquidated damages that may be due under the agreement with investors ($366,000);
•   higher patent expenses and license fees ($243,000);
•   lower salary related expenses due to stock option expenses ($126,000); and
•   other net decreases in general and administrative expenses ($44,000).

Depreciation and amortization was $66,000 for the third quarter of 2008 as compared to $61,000 for the same period in 2007. The increase in depreciation and amortization was due to assets acquired in the Somanta acquisition and capital expenditures.

Total operating expenses for the third quarter of 2008 were $2,789,000 as compared to total operating expenses of $1,657,000 for same quarter in 2007, an increase of $1,132,000.

Interest and miscellaneous income was $62,000 for the third quarter of 2008 as compared to $12,000 for the same quarter of 2007, an increase of $50,000. The increase in interest and miscellaneous income was due higher cash balances during the third quarter of 2008 versus the same quarter in 2007 and miscellaneous income received in the third quarter of 2008.

Interest and other expense was $126,000 for the third quarter of 2008 as compared to $318,000 in 2007, a decrease of $192,000. The decrease in interest and other expense was due to $9,015,000 of convertible notes that were outstanding at September 30, 2007, that were not outstanding at September 30, 2008. The convertible notes were exchanged for preferred stock in November 2007.

Preferred stock dividends of $523,000 were accrued for the third quarter of 2008. Dividends are paid semi-annually in either cash or common stock. There was no preferred stock outstanding at September 30, 2007.

Net loss allocable to common stockholders for the third quarter of 2008 was $3,329,000, or a $0.57 basic and diluted loss per common share, compared with a loss of $1,957,000, or a $0.55 basic and diluted loss per common share for the same period in 2007, an increased loss of $1,372,000.

Comparison of Nine Months Ended September 30, 2008 Compared To Nine Months Ended September 30, 2007

Our licensing revenue for the first nine months of 2008 was $77,000 as compared to $6,000 for the same period of 2007. We recognize licensing revenue over the period of the performance obligation under our licensing agreements. We received upfront licensing payments from SpePharm, RHEI, Milestone and ASK.

We have a sponsored research and development agreement. Our revenue from this agreement for the first nine months of 2008 was $140,000 as compared to no revenues for the same period of 2007. We recognize revenue over the term of the agreement as services are performed.

Total research and development spending for the first nine months of 2008 was $12,108,000, as compared to $1,532,000 for the same period in 2007, an increase of $10,576,000. The increase in expenses was primarily due to:

•	the Somanta acquisition resulted in a one-time non-cash in-process research and development expense in the first quarter of 2008 ($8,879,000);
•	costs for product manufacturing for a new ProLindac clinical trial expected to start in early 2009 ($1,047,000);
•	higher scientific consulting expenses ($306,000);
•	higher salary and related cost due to the hiring of additional scientific staff ($219,000); and
•	other net increases in research spending ($125,000).

Total general and administrative expenses were $3,372,000 for the first nine months of 2008, an increase of $120,000 over 2007 expenses of $3,252,000. The increase in spending was due primarily to the following:

•	accrual of liquidated damages that may be due under an investor rights agreement with certain investors ($415,000);
•	higher patent expenses and license fees ($391,000);
•	higher general business consulting expenses ($69,000);
•	lower salary related expenses due to stock option expenses ($467,000);
•	lower salary and other salary related expenses ($213,000); and
•	other net decreases in general and administrative expenses ($75,000).

Depreciation and amortization was $197,000 for the first nine months of 2008 as compared to $210,000 for the same period in 2007 reflecting a decrease of $13,000. The decrease in depreciation and amortization was due to certain assets becoming fully depreciated.

Total operating expenses for the first nine months of 2008 were $15,677,000 as compared to total operating expenses of $4,994,000 for same period in 2007, an increase of $10,683,000.

Interest and miscellaneous income was $167,000 for the first nine months of 2008 as compared to $72,000 for the same period of 2007, an increase of $95,000. The increase in interest and miscellaneous income was due higher cash balances during the third quarter of 2008 versus the same quarter in 2007.

Interest and other expense was $351,000 for the first nine months of 2008 as compared to $3,277,000 in 2007, a decrease of $2,926,000. The decrease in interest and other expense was due to amortization of the discount on certain convertible notes and the amortization of certain additional notes recognized in 2007. In addition, the decrease in interest and other expense was due to $9,015,000 of convertible notes that were outstanding at September 30, 2007, that were not outstanding at September 30, 2008. The convertible notes were exchanged for preferred stock in November 2007.

On February 4, 2008, we issued 272.5 shares of our Series A Preferred Stock. The shares are convertible into common stock at $3.00 per share. Based on the price of our common stock on February 4, 2008, a new conversion price was calculated for the Series A Preferred Stock and was considered to be “in the money” at the time of the agreement to exchange the convertible notes for preferred stock. This resulted in a beneficial conversion feature. The preferred stockholder has the right at any time to convert all or any lesser portion of the Series A Preferred Stock into common stock. This resulted in an intrinsic value of the preferred stock. The difference between the implied value of the preferred stock and the beneficial conversion feature was treated as preferred stock dividends of $857,000.

An additional $451,000 in preferred stock dividends was recorded in the first quarter of 2008. The change was due to preferred stock dividends and the beneficial conversion feature associated with the warrants issued in association with the sale of preferred stock in November 2007.

Preferred stock dividends of $1,565,000 were accrued for the first nine months of 2008. Dividends are paid semi-annually in either cash or common stock. There was no preferred stock outstanding at September 30, 2007.

Net loss allocable to common stockholders for the first nine months of 2008 was $18,517,000, or a $3.30 basic and diluted loss per common share, compared with a loss of $8,193,000, or a $2.31 basic and diluted loss per common share for the same period in 2007, an increased loss of $10,324,000.

Comparison of Years Ended December 31, 2007 and 2006

Our licensing revenue for the year ended December 31, 2007, was $23,000. We recognize licensing revenue over the period of the performance obligation under our licensing agreement. We received a $1.0 million upfront licensing payment in August 2007 from SpePharm Holding, B.V. for marketing MuGard in Europe. We will recognize the upfront licensing fee over 14 ¾ years, the license term.

We have a sponsored research and development agreement. Our revenue from this agreement for the year ended December 31, 2007, was $34,000. We will recognize revenue over the term of the agreement as services are performed.

Total research spending for the year ended December 31, 2007, was $2,602,000, as compared to $2,053,000 2006, an increase of $549,000. The increase in expenses was primarily due to:

• costs for product manufacturing for a new ProLindac clinical trial expected to start in mid 2008 ($230,000);
• higher salary and related cost due to the hiring of additional scientific staff ($225,000);
• higher scientific consulting expenses ($179,000);
• higher salary related expenses due to stock option expenses ($23,000); and
• other net increases ($10,000).

The increase in research spending was partially offset by lower clinical development costs ($118,000). We incurred start-up costs for the clinical trial in early 2006.

Total general and administrative expenses were $4,076,000 for the year ended December 31, 2007, an increase of $1,263,000 over 2006 expenses of $2,813,000. The increase in spending was due primarily to the following:

• higher salary related expenses due to stock option expenses ($785,000);
• higher investor relations expenses ($476,000) due to our increased investor relations efforts;
• higher franchise taxes ($48,000);
• higher travel expenses ($39,000) due to business development activities; and
• other net increases ($87,000).

The increase in general and administrative spending was partially offset by:
• lower patent expenses ($43,000); and
• lower professional fees ($129,000).

Depreciation and amortization was $279,000 for the year ended December 31, 2007, as compared to $309,000 for 2006 reflecting a decrease of $30,000. The decrease in depreciation and amortization was due to assets becoming fully depreciated.

Total operating expenses for the year ended December 31, 2007, were $6,957,000 as compared to total operating expenses of $5,175,000 for 2006, an increase of $1,782,000.

Interest and miscellaneous income was $125,000 for the year ended December 31, 2007, as compared to $294,000 for 2006, a decrease of $169,000. The decrease in interest income was due to accretion of the receivable due from Uluru that was recorded in 2006.

Interest and other expense was $3,514,000 for the year ended December 31, 2007 as compared to $7,436,000 in 2006, a decrease of $3,922,000. The decrease in interest and other expense was due to amortization of the discount on the Oracle convertible notes and the amortization of the SCO notes recognized in 2006.

Convertible notes payable of $10,015,000 and accrued interest of $1,090,000 were converted from debt and accrued interest payable into preferred stock on November 10, 2007. A conversion of portion of the debt and interest resulted in a loss on the extinguishment of debt of $11,628,000. The same transaction also resulted in a beneficial conversion feature that was recorded as preferred stock dividends of $14,648,000.

In 2006, there was an unrealized loss on fair value of warrants of $1,107,000 due to the warrants issued to SCO and affiliates. We changed our accounting for the warrants in the fourth quarter of 2006 and there are no unrealized losses or gains in 2007.

We recognized deferred revenues of $173,000 from discontinued operations in 2007.

Net loss allocable to common stockholders for the year ended December 31, 2007 was $36,652,000, or a $10.32 basic and diluted loss per common share, compared with a loss of $12,874,000, or a $3.65 basic and diluted loss per common share for the same period in 2006, an increased loss of $23,778,000.

Over the past two years we have not been materially affected by inflation to changing prices.

Liquidity and Capital Resources

We have funded our operations primarily through private sales of common stock, preferred stock, convertible notes and through licensing agreements. Our principal source of liquidity is cash and cash equivalents. As of September 30, 2008, we had cash and cash equivalents of $4,618,000. Our net cash burn rate for the nine months ended September 30, 2008, was approximately $506,000 per month. As of September 30, 2008, our working capital was $79,000. Our working capital at September 30, 2008, represented a decrease of $6,160,000 as compared to our working capital as of December 31, 2007, of $6,239,000. The decrease in working capital at September 30, 2008 reflects the net capital raised in the February private placement of $2,444,000 and new licensing agreements with RHEI, ASK and Milestone, offset by operating expenses which included manufacturing product scale-up for our new ProLindac trial and Somanta expenses. Also included in the decrease are an estimated $1,799,000 in dividends due the Series A Preferred Shareholders which we anticipate will paid in shares of Access common stock and not in cash. As of September 30, 2008, we had one convertible note outstanding in the principle amount of $5,500,000 which is due September 13, 2011.

As of November 14, 2008, the Company did not have enough capital to achieve its long-term goals. If we raise additional funds by selling equity securities, the relative equity ownership of our existing investors would be diluted and the new investors could obtain terms more favorable than previous investors. A failure to obtain necessary additional capital in the future could jeopardize our operations.

Since our inception, we have devoted our resources primarily to fund our research and development programs. We have been unprofitable since inception and to date have received limited revenues from the sale of products. We cannot assure you that we will be able to generate sufficient product revenues to attain profitability on a sustained basis or at all. We expect to incur losses for the next several years as we continue to invest in product research and development, preclinical studies, clinical trials and regulatory compliance.

We have generally incurred negative cash flows from operations since inception, and have expended, and expect to continue to expend in the future, substantial funds to complete our planned product development efforts. Since inception in 1989, our expenses have significantly exceeded revenues, resulting in an accumulated deficit as of September 30, 2008 of $132,841,000. We expect that our capital resources will be adequate to fund our current level of operations into the fourth quarter of 2009. However, our ability to fund operations over this time could change significantly depending upon changes to future operational funding obligations, acquisitions of products or companies or capital expenditures. As a result, we will be required to seek additional financing sources within the next twelve months. We cannot assure you that we will ever be able to generate significant product revenue or achieve or sustain profitability.

We plan to expend substantial funds to conduct research and development programs, preclinical studies and clinical trials of potential products, including research and development with respect to our acquired and developed technology. Our future capital requirements and adequacy of available funds will depend on many factors, including:

•	the successful development and commercialization of ProLindac™, MuGard™ and our other product candidates;
•	the ability to convert, repay or restructure our outstanding convertible notes and debentures;
•	the ability to integrate Somanta Pharmaceuticals, Inc. assets and programs with ours;
•	the ability to establish and maintain collaborative arrangements with corporate partners for the research, development and commercialization of products;
•	continued scientific progress in our research and development programs;
•	the magnitude, scope and results of preclinical testing and clinical trials;the costs involved in filing, prosecuting and enforcing patent claims;
•	the costs involved in conducting clinical trials;
•	competing technological developments;
•	the cost of manufacturing and scale-up;
•	the ability to establish and maintain effective commercialization arrangements and activities; and
•	successful regulatory filings.

We have devoted substantially all of our efforts and resources to research and development conducted on our own behalf. The following table summarizes research and development spending by project category (in thousands), which spending includes, but is not limited to, payroll and personnel expense, lab supplies, preclinical expense, development cost, clinical trial expense, outside manufacturing expense and consulting expense:

(in thousands)	Twelve Months ended December 31,		Nine Months ended September 30,	Inception To Date (1)
Project	2007	2008	2008
Polymer Platinate (ProLindac™)	$2,563	$2,043	$3,090	$25,307
Mucoadhesive Liquid Technology (MLT)	21	10	-	1,511
Others (2)	18	-	206	5,268
Total	$2,602	$2,053	$3,296	$32,086

(1)	Cumulative spending from inception of the Company or project through September 30, 2008.
(2)	Includes: Vitamin Mediated Targeted Delivery, carbohydrate targeting and other related projects.

Due to uncertainties and certain of the risk factors described above, including those relating to our ability to successfully commercialize our drug candidates, our ability to obtain necessary additional capital to fund operations in the future, our ability to successfully manufacture our products and our product candidates in clinical quantities or for commercial purposes, government regulation to which we are subject, the uncertainty associated with preclinical and clinical testing, intense competition that we face, market acceptance of our products and protection of our intellectual property, it is not possible to reliably predict future spending or time to completion by project or product category or the period in which material net cash inflows from significant projects are expected to commence.  If we are unable to timely complete a particular project, our research and development efforts could be delayed or reduced, our business could suffer depending on the significance of the project and we might need to raise additional capital to fund operations, as discussed in the risk factors above, including without limitation those relating to the uncertainty of the success of our research and development activities and our ability to obtain necessary additional capital to fund operations in the future.  As discussed in such risk factors, delays in our research and development efforts and any inability to raise additional funds could cause us to eliminate one or more of our research and development programs.

We plan to continue our policy of investing any available funds in certificates of deposit, money market funds, government securities and investment-grade interest-bearing securities. We do not invest in derivative financial instruments.

Critical Accounting Policies and Estimates

The preparation of our consolidated financial statements in conformity with accounting principles generally accepted in the United State of America requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reported period. In applying our accounting principles, we must often make individual estimates and assumptions regarding expected outcomes or uncertainties. As you might expect, the actual results or outcomes are often different than the estimated or assumed amounts. These differences are usually minor and are included in our consolidated financial statements as soon as they are known. Our estimates, judgments and assumptions are continually evaluated based on available information and experience. Because of the use of estimates inherent in the financial reporting process, actual results could differ from those estimates.

Asset Impairment

Our intangible assets at December 31, 2007, consist primarily of patents acquired in acquisitions and licenses which were recorded at fair value on the acquisition date. We perform an impairment test on at least an annual basis or when indications of impairment exist. At December 31, 2007, Management believes no impairment of our intangible assets exists.

Based on an assessment of our accounting policies and underlying judgments and uncertainties affecting the application of those policies, we believe that our consolidated financial statements provide a meaningful and fair perspective of us. We do not suggest that other general factors, such as those discussed elsewhere in this report, could not adversely impact our consolidated financial position, results of operations or cash flows. The impairment test involves judgment on the part of management as to the value of goodwill, licenses and intangibles.

Stock Based Compensation Expense

On January 1, 2006, we adopted SFAS No. 123 (revised 2004), “Share-Based Payment,” (“SFAS 123(R)”), which requires the measurement and recognition of all share-based payment awards made to employees and directors including stock options based on estimated fair values. SFAS 123(R) supersedes the Company’s previous accounting under Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”), for periods beginning in fiscal year 2006. In March 2005, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 107 (“SAB 107”) relating to SFAS 123(R). We applied the provisions of SAB 107 in its adoption of SFAS 123(R).

We adopted SFAS 123(R) using the modified prospective transition method, which requires the application of the accounting standard as of January 1, 2006, the first day of the Company’s 2006 fiscal year. Our consolidated financial statements for the years ended December 31, 2007 and 2006, reflect the impact of SFAS 123(R). In accordance with the modified prospective transition method, our consolidated financial statements for prior periods have not been restated to include the impact of SFAS 123(R). Stock-based compensation expense recognized under SFAS 123(R) for the years ended December 31, 2007, and 2006 was approximately $1,048,000 and $284,000, respectively.

SFAS 123(R) requires companies to estimate the fair value of share-based payment awards on the date of grant using an option-pricing model. The value of the portion of the award that is ultimately expected to vest is recognized as expense over the requisite service period in the company’s Statement of Operations. Prior to the adoption of SFAS 123(R), we accounted for stock-based awards to employees and directors using the intrinsic value method in accordance with APB No. 25 as allowed under SFAS No. 123, “Accounting for Stock-Based Compensation” (“SFAS 123”). Under the intrinsic value method, no stock-based compensation expense for stock option grants was recognized because the exercise price of our stock options granted to employees and directors equaled the fair market value of the underlying stock at the date of grant. There were no restricted stock awards granted in either 2006 or 2007 ..

Stock-based compensation expense recognized in the our Statement of Operations for the years ended December 31, 2007, and 2006 includes compensation expense for share-based payment awards granted prior to, but  not yet vested as of December 31, 2005, based on the grant date fair value estimated in accordance with the pro forma provisions of SFAS 123 and compensation expense for the share-based payment awards granted subsequent to December 31, 2005, based on the grant date fair value estimated in accordance with the provisions of SFAS 123(R). Stock-based compensation expense recognized in the Company’s Statement of Operations for the year ended December 31, 2007 and 2006 is based on awards ultimately expected to vest and has been reduced for estimated forfeitures, which currently is nil. SFAS 123(R) requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates.

We used the Black-Scholes option-pricing model (“Black-Scholes”) as our method of valuation under SFAS 123(R) in fiscal years 2007 and 2006 and a single option award approach. This fair value is then amortized on a straight-line basis over the requisite service periods of the awards, which is generally the vesting period. The fair value of share-based payment awards on the date of grant as determined by the Black-Scholes model is affected by our stock price as well as other assumptions. These assumptions include, but are not limited to the expected stock price volatility over the term of the awards, and actual and projected employee stock option exercise behaviors.

Recent Accounting Pronouncements

In June 2006, the FASB issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an Interpretation of FASB Statement No. 109, Accounting for Income Taxes (“FIN 48”), to create a single model to address accounting for uncertainty in tax positions. FIN 48 clarifies the accounting for income taxes by prescribing a minimum recognition threshold a tax position is required to meet before being recognized in the financial statements. FIN 48 also provides guidance on derecognition, measurement, classification, interest, and penalties, accounting in interim periods, disclosure and transition. The Company adopted FIN 48 as of January 1, 2007, and the adoption did not have a material impact on the Company’s consolidated financial statements or effective tax rate and did not result in any unrecognized tax benefits.

Interest costs and penalties related to income taxes are classified as interest expense and general and administrative costs, respectively, in the Company’s consolidated financial statements. For the years ended December 31, 2007 and 2006, the Company did not recognize any interest or penalty expense related to income taxes. It is determined not to be reasonably likely for the amounts of unrecognized tax benefits to significantly increase or decrease within the next 12 months. The Company is currently subject to a three year statute of limitations by major tax jurisdictions. The Company and its subsidiaries file income tax returns in the U.S. federal jurisdiction.

In September 2006, the FASB issued Statement of Financial Accounting Standard (“SFAS”) No. 157, “Fair Value Measurements” (“SFAS 157”). SFAS 157 defines fair value, establishes a market-based framework or hierarchy for measuring fair value, and expands disclosures about fair value measurements. SFAS 157 is applicable whenever another accounting pronouncement requires or permits assets and liabilities to be measured at fair value. SFAS 157 does not expand or require any new fair value measures; however the application of this statement may change current practice. The requirements of SFAS 157 are first effective for our fiscal year beginning January 1, 2008. However, in February 2008 the FASB decided that an entity need not apply this standard to nonfinancial assets and liabilities that are recognized or disclosed at fair value in the financial statements on a nonrecurring basis until the subsequent year. Accordingly, our adoption of this standard on January 1, 2008, is limited to financial assets and liabilities. We do not believe the initial adoption of SFAS 157 will have a material effect on our financial condition or results of operations. However, we are still in the process of evaluating this standard with respect to its effect on nonfinancial assets and liabilities and therefore have not yet determined the impact that it will have on our financial statements upon full adoption.

In February 2007, FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities — Including an Amendment of FASB Statement No. 115. The fair value option permits entities to choose to measure eligible financial instruments at fair value at specified election dates. The entity will report unrealized gains and losses on the items on which it has elected the fair value option in earnings. SFAS 159 is effective beginning in fiscal year 2008. The Company is currently evaluating the effect of adopting SFAS 159, but does not expect it to have a material impact on its consolidated results of operations or financial condition.

Off-Balance Sheet Transactions

None

Changes in and Disagreements with Accountants on Accounting and Financial Disclosures

None

FINANCIAL STATEMENTS
ACCESS PHARMACEUTICALS, INC.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of Access Pharmaceuticals, Inc. and Subsidiaries

We have audited the accompanying consolidated balance sheets of Access Pharmaceuticals, Inc. and Subsidiaries, as of December 31, 2007 and 2006, and the related consolidated statements of operations, changes in stockholders’ equity (deficit), and cash flows for the years then ended.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Access Pharmaceuticals, Inc. and Subsidiaries as of December 31, 2007 and 2006, and the consolidated results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has had recurring losses from operations, negative cash flows from operating activities and an accumulated deficit. Management’s plans in regard to these matters are also described in Note 2. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. These consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

/s/ WHITLEY PENN LLP

Dallas, Texas
March 31, 2008

Access Pharmaceuticals, Inc. and Subsidiaries
CONSOLIDATED BALANCE SHEETS

ASSETS	December 31, 2007	December 31, 2006
Current assets Cash and cash equivalents Short term investments, at cost Receivables Receivables due from Somanta Pharmaceuticals Prepaid expenses and other current assets	$159,000 6,762,000 35,000 931,000 410,000	$1,194,000 3,195,000 359,000 - 283,000
Total current assets	8,297,000	5,031,000

Property and equipment, net	130,000	212,000

Debt issuance costs, net	-	158,000

Patents, net	710,000	878,000

Licenses, net	-	25,000

Other assets	12,000	122,000
Total assets	$9,149,000	$6,426,000

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities
  Accounts payable and accrued expenses
  Accrued interest payable
  Current portion of deferred revenue
  Current portion long-term debt, net of discount $0 at December 31, 2007 and $2,062,000 at December 31, 2006
$1,796,000 130,000 68,000 64,000	$1,226,000 581,000 173,000 8,833,000
Total current liabilities	2,058,000	10,813,000

Long-term deferred revenue	910,000	-
Long-term debt	5,500,000	5,500,000

Total liabilities	8,468,000	16,313,000
Commitments and contingencies

Stockholders' equity (deficit)
  Preferred stock - $.01 par value; authorized 2,000,000 shares;
     3,227.3617 issued at December 31, 2007; none issued at
     December 31, 2006
  Common stock - $.01 par value; authorized 100,000,000 shares;
     issued, 3,585,458 at December 31, 2007; issued 3,535,108
      at December 31, 2006
  Additional paid-in capital
  Notes receivable from stockholders
  Treasury stock, at cost – 163 shares
  Accumulated deficit
- 36,000 116,018,000 (1,045,000) (4,000) (114,324,000)	- 35,000 68,799,000 (1,045,000) (4,000) (77,672,000)
Total stockholders' equity (deficit)	681,000	(9,887,000)

Total liabilities and stockholders' equity (deficit)	$9,149,000	$6,426,000

The accompanying notes are an integral part of these consolidated statements.

Access Pharmaceuticals, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF OPERATIONS

	2007	2006
Revenues
License revenues	$23,000	$-
Sponsored research and development	34,000	-
Total revenues	57,000	-

Expenses
Research and development	2,602,000	2,053,000
General and administrative	4,076,000	2,813,000
Depreciation and amortization	279,000	309,000
Total expenses	6,957,000	5,175,000

Loss from operations	(6,900,000)	(5,175,000)

Interest and miscellaneous income	125,000	294,000
Interest and other expense	(3,514,000)	(7,436,000)
Loss on extinguishment of debt	(11,628,000)	-
Unrealized loss on fair value of warrants and beneficial conversion feature	-	(1,107,000)
	(15,017,000)	(8,249,000)
Loss before discontinued operations and before tax benefit	(21,917,000)	(13,424,000)
Income tax benefit	61,000	173,000
Loss from continuing operations	(21,856,000)	(13,251,000)

Less preferred stock dividends	(14,908,000)	-
Loss from continuing operations allocable to common stockholders	(36,764,000)	(13,251,000)

Discontinued operations, net of taxes of $61,000 in 2007 and $173,000 in 2006	112,000	377,000
Net loss allocable to common stockholders	$(36,652,000)	$(12,874,000)

Basic and diluted loss per common share
Loss from continuing operations allocable to common stockholders	$(10.35)	$(3.76)
Discontinued operations	0.03	0.11
Net loss allocable to common stockholders	$(10.32)	$(3.65)

Weighted average basic and diluted common shares outstanding	3,552,006	3,531,934

The accompanying notes are an integral part of these consolidated statements.

Access Pharmaceuticals, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

Common Stock		Preferred Stock		Additional paid-in capital	Notes receivable from stockholders	Treasury stock	Accumulated deficit
Shares	Amount	Shares	Amount

Balance, December 31, 2005	3,528,000	$35,000	-	$-	$62,942,000	$(1,045,000)	$(4,000)	$(66,165,000)
Common stock issued for compensation	7,000	-	-	-	77,000	-	-	-
Warrants issued	-	-	-	-	100,000	-	-	-
Stock option compensation expense	-	-	-	-	248,000	-	-	-
Issuance of convertible debt with warrants	-	-	-	-	5,432,000	-	-	-
Cumulative effect of change in accounting principle	-	-	-	-	-	-	-	1,367,000
Net loss	-	-	-	-	-	-	-	(12,874,000)
Balance, December 31, 2006	3,535,000	35,000	-	-	68,799,000	(1,045,000)	(4,000)	(77,672,000)

Common stock issued for services	19,000	-	-	-	83,000	-	-	-
Options exercised	31,000	1,000	-	-	35,000	-	-	-
Stock option compensation expense	-	-	-	-	1,048,000	-	-	-
Preferred stock issuances	-	-	954.0001	-	5,560,000	-	-	-
Warrants issued with preferred stock	-	-	-	-	3,980,000	-	-	-
Costs of stock issuances					(868,000)	-	-	-
Beneficial conversion Feature	-	-	-	-	14,648,000	-	-	-
Preferred stock dividend beneficial conversion feature	-	-	-	-	-	-	-	(14,648,000)
Conversion of convertible debt into preferred stock	-	-	2,273.3616	-	6,472,000	-	-	-
Warrants issued with preferred stock	-	-	-	-	4,633,000	-	-	-
Loss on extinguishment of debt – preferred stock	-	-	-	-	6,777,000	-	-	-
Loss on extinguishment of debt – warrants	-	-	-	-	4,851,000	-	-	-
Preferred dividends	-	-	-	-	-	-	-	(260,000)
Net loss	-	-	-	-	-	-	-	(21,744,000)
Balance, December 31, 2007	3,585,000	$36,000	3,227.3617	$-	$116,018,000	$(1,045,000)	$(4,000)	$(114,324,000)

The accompanying notes are an integral part of these consolidated statements.

Access Pharmaceuticals, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year ended December 31,
	2007	2006

Cash flows from operating activities:
Net loss	$(21,744,000)	$(12,874,000)
Adjustments to reconcile net loss to net cash used
in operating activities:
Unrealized loss	-	1,107,000
Loss on extinguishment of debt	11,628,000	-
Stock option expense	1,048,000	248,000
Stock issued for compensation/services	83,000	77,000
Depreciation and amortization	279,000	309,000
Amortization of debt costs and discounts	2,316,000	6,749,000
Loss (gain) on sale of assets	2,000	(550,000)
Change in operating assets and liabilities:
Receivables	(607,000)	4,129,000
Prepaid expenses and other current assets	(127,000)	14,000
Other assets	14,000	127,000
Accounts payable and accrued expenses	310,000	(1,657,000)
Accrued interest payable	1,150,000	363,000
Deferred revenues	805,000	-
Net cash used in operating activities	4,843,000	(1,958,000)

Cash flows from investing activities:
Capital expenditures	(18,000)	(3,000)
Proceeds from sale of equipment	13,000	-
Proceeds from sale of oral/topical care assets	-	550,000
Purchases of short-term investments
and certificates of deposit, net	(3,567,000)	(3,070,000)
Net cash used in investing activities	(3,572,000)	(2,523,000)

Cash flows from financing activities:
Payments of notes payable	(1,327,000)	(106,000)
Proceeds from secured convertible notes payable	-	5,432,000
Exercise of stock options	35,000	-
Proceeds from preferred stock issuances, net of costs	8,672,000	-
Net cash provided by financing activities	7,380,000	5,326,000

Net increase (decrease) in cash and cash equivalents	(1,035,000)	845,000
Cash and cash equivalents at beginning of year	1,194,000	349,000
Cash and cash equivalents at end of year	$159,000	$1,194,000

Cash paid for interest	$34,000	$315,000

Supplemental disclosure of noncash transactions
Common stock issued for SEDA and
Debt issuance costs	-	568,000
Accrued interest capitalized	511,000	433,000
Warrants issued per professional agreement
of consulting services	-	100,000
Cumulative change of accounting principle	-	1,367,000
Issuance of convertible debt with warrants	-	5,432,000
Preferred stock dividends	260,000	-
Debt exchanged for preferred stock	10,015,000	-
Accrued interest exchanged for preferred stock	1,090,000	-

The accompanying notes are an integral part of these consolidated statements.

Access Pharmaceuticals, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Two years ended December 31, 2007

  NOTE 1 - NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations

Access Pharmaceuticals, Inc. is an emerging pharmaceutical company engaged in the development of novel therapeutics for the treatment of cancer and supportive care of cancer patients. This development work is based primarily on the adaptation of existing therapeutic agents using the Company’s proprietary drug delivery technology. Our efforts have been principally devoted to research and development, resulting in significant losses since inception on February 24, 1988.

A summary of the significant accounting policies applied in the preparation of the accompanying consolidated financial statements follows.

Principles of Consolidation

The consolidated financial statements include the financial statements of Access Pharmaceuticals, Inc. and our wholly-owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates

In preparing consolidated financial statements in conformity with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

We tested intangible assets for impairment based on estimates of fair value. It is at least reasonably possible that the estimates used by us will be materially different from actual amounts. These differences could result in the impairment of all or a portion of our intangible assets, which could have a materially adverse effect on our results of operations.

Cash and Cash Equivalents

We consider all highly liquid instruments purchased with a maturity of three months or less to be cash equivalents for purposes of the statements of cash flows. Cash and cash equivalents consist primarily of cash in banks, money market funds and short-term corporate securities. We invest any excess cash in government and corporate securities. All other investments are reported as short-term investments.

Short-term Investments

Short-term investments consist of certificates of deposit. All short term investments are classified as held to maturity. The cost of debt securities is adjusted for amortization of premiums and accretion of discounts to maturity. Such amortization is included in interest income. The cost of securities sold is based on the specific identification method.

Property and Equipment

Property and equipment are recorded at cost. Depreciation is provided using the straight-line method over estimated useful lives ranging from three to seven years. Expenditures for major renewals and betterments that extend the useful lives are capitalized. Expenditures for normal maintenance and repairs are expensed as incurred. The cost of assets sold or abandoned and the related accumulated depreciation are eliminated from the accounts and any gains or losses are recognized in the accompanying consolidated statements of operations of the respective period.

Access Pharmaceuticals, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
Two years ended December 31, 2007

NOTE 1 - NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

Research and Development Expenses

Pursuant to SFAS No. 2, “Accounting for Research and Development Costs,” our research and development costs are expensed as incurred. Research and development expenses include, but are not limited to, payroll and personnel expense, lab supplies, preclinical, development cost, clinical trial expense, outside manufacturing and consulting. The cost of materials and equipment or facilities that are acquired for research and development activities and that have alternative future uses are capitalized when acquired.

Fair Value of Financial Instruments

The carrying value of cash, cash equivalents, short-term investments and accounts payable approximates fair value due to the short maturity of these items. It is not practical to estimate the fair value of the Company’s long-term debt because quoted market prices do not exist and there were no available securities with similar terms to use as a basis to value our debt.

Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.  The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is provided for deferred tax assets to the extent their realization is in doubt.

Loss Per Share

We have presented basic loss per share, computed on the basis of the weighted average number of common shares outstanding during the year, and diluted loss per share, computed on the basis of the weighted average number of common shares and all dilutive potential common shares outstanding during the year. Potential common shares result from stock options, vesting of restricted stock grants, convertible notes and warrants. However, for all years presented, all outstanding stock options, restricted stock grants, convertible notes and warrants are anti-dilutive due to the losses for the periods. Anti-dilutive common stock equivalents of 20,623,072 and 12,548,342 were excluded from the loss per share computation for 2007 and 2006, respectively.

Intangible Assets

We expense internal patent and application costs as incurred because, even though we believe the patents and underlying processes have continuing value, the amount of future benefits to be derived therefrom are uncertain. Purchased patents are capitalized and amortized over the life of the patent. We recognize the purchase cost of licenses and amortize them over their estimated useful lives.

The Company operates in a single segment.

Access Pharmaceuticals, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
  Two years ended December 31, 2007

NOTE 1 - NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES – Continued

Intangible assets consist of the following (in thousands):

	December 31, 2007		December 31, 2006
	Gross carrying value	Accumulated amortization	Gross carrying value	Accumulated amortization
Amortizable intangible assets
Patents	$1,680	$970	$1,680	$802
Licenses	500	500	500	475
Total	$2,180	$1,470	2,180	1,277

Amortization expense related to intangible assets totaled $193,000 and $218,000 for the years ended December 31, 2007, and 2006, respectively. The aggregate estimated amortization expense for intangible assets remaining as of December 31, 2007, is as follows (in thousands):

2008	$168
2009	168
2010	168
2011	168
Thereafter	168
38
Total	$710

Revenues
We recognize revenue, licensing and research and development revenues, over the period of the performance obligation under our agreements.

Stock-Based Compensation

On January 1, 2006, we adopted SFAS No. 123 (revised 2004), “Share-Based Payment,” (“SFAS 123(R)”), which requires the measurement and recognition of all share-based payment awards made to employees and directors including stock options based on estimated fair values. SFAS 123(R) supersedes the Company’s previous accounting under Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”), for periods beginning in fiscal year 2006. In March 2005, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 107 (“SAB 107”) relating to SFAS 123(R). We applied the provisions of SAB 107 in its adoption of SFAS 123(R).

We adopted SFAS 123(R) using the modified prospective transition method, which requires the application of the accounting standard as of January 1, 2006, the first day of the Company’s 2006 fiscal year. Our consolidated financial statements for the years ended December 31, 2007 and 2006, reflect the impact of SFAS 123(R). In accordance with the modified prospective transition method, our consolidated financial statements for prior periods have not been restated to include the impact of SFAS 123(R). Stock-based compensation expense recognized under SFAS 123(R) for the year ended December 31, 2007, was approximately $1,048,000 and $248,000 for the year ended December 31, 2006.

Access Pharmaceuticals, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
  Two years ended December 31, 2007

NOTE 1 - NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES – Continued

SFAS 123(R) requires companies to estimate the fair value of share-based payment awards on the date of grant using an option-pricing model. The value of the portion of the award that is ultimately expected to vest is recognized as expense over the requisite service period in the company’s Statement of Operations. Prior to the adoption of SFAS 123(R), we accounted for stock-based awards to employees and directors using the intrinsic value method in accordance with APB No. 25 as allowed under SFAS No. 123, “Accounting for Stock-Based Compensation” (“SFAS 123”). Under the intrinsic value method, no stock-based compensation expense for stock option grants was recognized because the exercise price of our stock options granted to employees and directors equaled the fair market value of the underlying stock at the date of grant. There were no restricted stock awards granted in 2007 or 2006 and therefore no stock compensation expense is recognized in 2007 or 2006.

We use the Black-Scholes option-pricing model (“Black-Scholes”) as its method of valuation under SFAS 123(R) in fiscal year 2007 and 2006 and a single option award approach. This fair value is then amortized on a straight-line basis over the requisite service periods of the awards, which is generally the vesting period. The fair value of share-based payment awards on the date of grant as determined by the Black-Scholes model is affected by our stock price as well as other assumptions. These assumptions include, but are not limited to the expected stock price volatility over the term of the awards, and actual and projected employee stock option exercise behaviors.

During 2007 and 2006, 230,000 stock options and 753,872 stock options, respectively, were granted under the 2005 Equity Incentive Plan. Assumptions for 2007 and 2006 are:

	2007	2006
Expected volatility assumption was based upon a combination of historical stock price volatility measured on a twice a month basis and is a reasonable indicator of expected volatility.	136%	127%
Risk-free interest rate assumption is based upon U.S. Treasury bond interest rates appropriate for the term of the Company’s employee stock options.	4.65%	4.85%
Dividend yield assumption is based on our history and expectation of dividend payments.	None	None
Estimated expected term (average of number years) is based on employee exercise behavior.	5.7 years	1.6 years

Access Pharmaceuticals, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
  Two years ended December 31, 2007

NOTE 1 - NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES – Continued

At December 31, 2007, the balance of unearned stock-based compensation to be expensed in future periods related to unvested share-based awards, as adjusted for expected forfeitures, is approximately $197,000. The period over which the unearned stock-based compensation is expected to be recognized is approximately three years. We anticipate that we will grant additional share-based awards to employees in the future, which will increase our stock-based compensation expense by the additional unearned compensation resulting from these grants. The fair value of these grants is not included in the amount above, because the impact of these grants cannot be predicted at this time due to the dependence on the number of share-based payments granted. In addition, if factors change and different assumptions are used in the application of SFAS 123(R) in future periods, stock-based compensation expense recorded under SFAS 123(R) may differ significantly from what has been recorded in the current period.

Our Employee Stock Option Plans have been deemed compensatory in accordance with SFAS 123(R). Stock-based compensation relating to this plan was computed using the Black-Scholes model option-pricing formula with interest rates, volatility and dividend assumptions as of the respective grant dates of the purchase rights provided to employees under the plan. The weighted-average fair value of options existing under all plans during 2007 was $2.65.

The following table summarizes stock-based compensation in accordance with SFAS 123(R) for the year ended December 31, 2007, and 2006 which was allocated as follows (in thousands):

	Year ended December 31, 2007	Year ended December 31, 2006
Research and development	$91	$68
General and administrative	957	180
Stock-based compensation expense included in operating expense	1,048	248

Total stock-based compensation expense	1,048	248
Tax benefit	-	-
Stock-based compensation expense, net of tax	$1,048	$248

Recent Accounting Pronouncements

In June 2006, the FASB issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an Interpretation of FASB Statement No. 109, Accounting for Income Taxes (“FIN 48”), to create a single model to address accounting for uncertainty in tax positions. FIN 48 clarifies the accounting for income taxes by prescribing a minimum recognition threshold a tax position is required to meet before being recognized in the financial statements. FIN 48 also provides guidance on derecognition, measurement, classification, interest, and penalties, accounting in interim periods, disclosure and transition. The Company adopted FIN 48 as of January 1, 2007, and the adoption did not have a material impact on the Company’s consolidated financial statements or effective tax rate and did not result in any unrecognized tax benefits.

Interest costs and penalties related to income taxes are classified as interest expense and general and administrative costs, respectively, in the Company’s consolidated financial statements. For the years ended December 31, 2007 and 2006, the Company did not recognize any interest or penalty expense related to income taxes. It is determined not to be reasonably likely for the amounts of unrecognized tax benefits to significantly increase or decrease within the next 12 months. The Company is currently subject to a three year statute of limitations by major tax jurisdictions. The Company and its subsidiaries file income tax returns in the U.S. federal jurisdiction.

In September 2006, the FASB issued Statement of Financial Accounting Standard (“SFAS”) No. 157, “Fair Value Measurements” (“SFAS 157”). SFAS 157 defines fair value, establishes a market-based framework or hierarchy for measuring fair value, and expands disclosures about fair value measurements. SFAS 157 is applicable whenever another accounting pronouncement requires or permits assets and liabilities to be measured at fair value. SFAS 157 does not expand or require any new fair value measures; however the application of this statement may change current practice.

Access Pharmaceuticals, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
Two years ended December 31, 2007

NOTE 1 - NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES – Continued

The requirements of SFAS 157 are first effective for our fiscal year beginning January 1, 2008. However, in February 2008 the FASB decided that an entity need not apply this standard to nonfinancial assets and liabilities that are recognized or disclosed at fair value in the financial statements on a nonrecurring basis until the subsequent year. Accordingly, our adoption of this standard on January 1, 2008, is limited to financial assets and liabilities. We do not believe the initial adoption of SFAS 157 will have a material effect on our financial condition or results of operations. However, we are still in the process of evaluating this standard with respect to its effect on nonfinancial assets and liabilities and therefore have not yet determined the impact that it will have on our financial statements upon full adoption.

In February 2007, FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities — Including an Amendment of FASB Statement No. 115. The fair value option permits entities to choose to measure eligible financial instruments at fair value at specified election dates. The entity will report unrealized gains and losses on the items on which it has elected the fair value option in earnings. SFAS 159 is effective beginning in fiscal year 2008. The Company is currently evaluating the effect of adopting SFAS 159, but does not expect it to have a material impact on its consolidated results of operations or financial condition.

NOTE 2 – LIQUIDITY

The accompanying consolidated financial statements have been prepared assuming that the Company is a going concern. The Company incurred a net loss in the years ended December 31, 2007 and 2006. As described in Note 13, the Company has issued convertible preferred stock in February 2008 and entered into a license in January 2008.

Management believes that these additional funds should cover the Company’s expected burn rate into the second quarter of 2009. The Company will require additional funds to fund operations. These funds are expected to come from the future sales of equity and/or license agreements.

NOTE 3 - RELATED PARTY TRANSACTIONS

Stephen B. Howell, M.D., a Director, receives payments for consulting services and reimbursement of direct expenses. Dr. Howell’s payments for consulting services and expense reimbursements are as follows:

	Consulting	Expense
Year	Fees	Reimbursement
2007	$70,000	$2,000
2006	69,000	5,000
Dr. Esteban Cvitkovic, a Director, also serves as a consultant as Senior Director, Oncology Clinical Research & Development to us since August 2007. Dr. Cvitkovic receives payments for consulting expenses, office expenses and reimbursement of direct expenses. Dr. Cvitkovic also received options to purchase 25,000 shares of our Common Stock at $4.35 per share with 12,500 options immediately in August 2007 and 12,500 options will vest in March 2008 based on the completion of certain defined tasks. Dr. Cvitkovic’s payments for consulting services and expense reimbursements are as follows:

	Consulting	Office	Expense	Fair Value
Year	Fees	Expenses	Reimbursement	of Options
2007	$153,000	$15,000	$12,000	$99,000

Dr. Rosemary Mazanet, a Director, receives payments for consulting services and reimbursement of direct expenses. Dr. Mazanet’s payments for consulting services and expense reimbursements are as follows:

	Consulting	Expense
Year	Fees	Reimbursement
2007	$29,000	$13,000

Access Pharmaceuticals, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
Two years ended December 31, 2007

NOTE 3 - RELATED PARTY TRANSACTIONS - Continued

In the event SCO Capital Partners LLC (“SCO”) and its affiliates were to convert all of their shares of Series A Preferred Stock and exercise all of their warrants, they would own approximately 69.8% of the voting securities of Access. During 2007 SCO and affiliates were paid $240,000 in placement agent fees relating to the issuance of preferred stock and 100,000 warrants to purchase our common stock, valued at $250,000. SCO and affiliates also were paid $150,000 in investor relations fees in 2007. During 2006 SCO and affiliates were paid $415,000 in fees relating to the issuance of convertible notes and were paid $131,000 in investor relations fees.

See Note 9 for a discussion of our Restricted Stock Purchase Program.

NOTE 4 - PROPERTY AND EQUIPMENT

Property and equipment consists of the following:	December 31,
	2007	2006
Laboratory equipment	$824,000	$1,090,000
Laboratory and building improvements	58,000	167,000
Furniture and equipment	40,000	134,000
	922,000	1,391,000
Less accumulated depreciation and amortization	792,000	1,179,000
Net property and equipment	$130,000	$212,000

Depreciation and amortization on property and equipment was $86,000 and $91,000 for the years ended December 31, 2007 and 2006, respectively.

NOTE 5 – 401(k) PLAN

We have a tax-qualified employee savings and retirement plan (the “401(k) Plan”) covering all our employees. Pursuant to the 401(k) Plan, employees may elect to reduce their current compensation by up to the statutorily prescribed annual limit ($15,500 in 2007 and $15,000 in 2006) and to have the amount of such reduction contributed to the 401(k) Plan. We have a 401(k) matching program whereby we contribute for each dollar a participant contributes a like amount, with a maximum contribution of 4% of a participant’s earnings in 2007 and 2% of a participant’s earnings in 2006. The 401(k) Plan is intended to qualify under Section 401 of the Internal Revenue Code so that contributions by employees or by us to the 401(k) Plan, and income earned on 401(k) Plan contributions, are not taxable to employees until withdrawn from the 401(k) Plan, and so that contributions by us, if any, will be deductible by us when made. At the direction of each participant, we invest the assets of the 401(k) Plan in any of 62 investment options. Company contributions under the 401(k) Plan were approximately $50,000 in 2007 and $11,000 in 2006.

NOTE 6 – DEBT

$5,500,000 due on September 13, 2011. The note bears interest at 7.7% per annum with $423,500 of interest due annually on September 13th. This investor amended this note’s due date until 2011 and delayed his interest payments which were due in 2005, 2006 and 2007 until September 13, 2008 or earlier if the Company raised more than $5.0 million in funds. The capitalized interest was $1,391,000 and interest on the capitalized interest was at 10%. We raised $9,540,000 in November 2007, and entered into an agreement with the investor to pay capitalized interest of $1,327,000 plus interest. At December 31, 2007 in addition to the note of $5,500,000 an additional $64,000 of capitalized interest was due. Interest of $129,000 was due at December 31, 2007. This note has a fixed conversion price of $27.50 per share of common stock and may be converted by the note holder or us under certain circumstances as defined in the note. If the notes are not converted we will have to repay the notes on the due dates.

Access Pharmaceuticals, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
Two years ended December 31, 2007

NOTE 6 – DEBT - Continued

$4,015,000 due on November 16, 2007 and $6,000,000 due on November 15, 2007 exchanged for stock.
On November 7, 2007, we entered into securities purchase agreements (the “Purchase Agreements”) with accredited investors whereby we agreed to sell 954.0001 shares of a newly created series of our preferred stock, designated “Series A Cumulative Convertible Preferred Stock”, par value $0.01 per share, for an issue price of $10,000 per share, (the “Series A Preferred Stock”) and agreed to issue warrants to purchase 1,589,999 shares of our common stock at an exercise price of $3.50 per share, for an aggregate purchase price for the Series A Preferred Stock and Warrants of $9,540,000. The shares of Series A Preferred Stock are convertible into common stock at the initial conversion price of $3.00 per share.

As a condition to closing, SCO Capital Partners LLC and affiliates, along with the other holders of an aggregate of $6,000,000 Secured Convertible Notes, also exchanged their notes and accrued interest for an additional 1,836.0512 shares of Series A Preferred Stock and were issued warrants to purchase 1,122,031 shares of our common stock at an exercise price of $3.50 per share, and Oracle Partners LP and affiliates, along with the other holders of an aggregate of $4,015,000 Convertible Notes also exchanged their notes and accrued interest for 437.3104 shares of the Series A Preferred Stock and were issued warrants to purchase 728,850 shares of our common stock at an exercise price of $3.50 per share.  SCO Capital Partners LLC currently has two designees serving on our Board of Directors.  In connection with the exchange of the notes, all security interests and liens relating thereto were terminated.

The conversion of debt into equity resulted in a loss on extinguishment of debt of $11,628,000. This represents the difference between the fair value of the equity interest granted, based on recent sales of identical equity instruments, and the carrying amount of the debt and interest settled.

$4,015,000 due on November 16, 2007. The investor’s notes were amended November 3, 2005, extending the term and adjusting the conversion price from $27.50 to $5.00 per common share. The amendment and modification resulted in us recording additional debt discount of $2.1 million, which was accreted to interest expense to the revised maturity date.

$6,000,000 due on November 15, 2007. The notes were sold in February 2006 in a private placement to a group of accredited investors led by SCO Capital Partners LLC and affiliates. We entered into a note and purchase agreement to which we sold and issued an aggregate of $5 million of 7.5% convertible notes due November 15, 2007 and warrants to purchase 3,863,634 shares of common stock of Access. Net proceeds to Access were $4.5 million.

On October 24, 2006, we entered into a note and warrant purchase agreement pursuant to which we sold and issued an aggregate of $500,000 of 7.5% convertible notes due November 15, 2007 and warrants to purchase 386,364 shares of common stock of Access. Net proceeds to Access were $450,000. On December 6, 2006, we entered into a note and warrant purchase agreement pursuant to which we sold and issued an aggregate of $500,000 of 7.5% convertible notes due November 15, 2007 and warrants to purchase 386,364 shares of common stock of Access. Net proceeds to Access were $450,000.

The Secured Convertible Notes included warrants and a conversion feature. Until September 30, 2006, we accounted for the warrants and conversion feature as liabilities and recorded at fair value. From the date of issuance to September 30, 2006, the fair value of these instruments increased resulting in a net unrealized loss of $1.1 million. On October 1, 2006, we adopted the provisions of EITF 00-19-2, “Accounting for Registration Payment Arrangements” (EITF 00-19-2), which requires that contingent obligations to make future payments under a registration payment arrangement be recognized and measured separately in accordance with SFAS No. 5, “Accounting for Contingencies.” Under previous guidance, the fair value of the warrant was recorded as a current liability in our balance sheet, due to a potential cash payment feature in the warrant. Access may be required to pay in cash, up to 2% per month, as defined, as liquidated damages for failure to file a registration statement timely as required by an investor rights agreement. The current liability was marked-to-market at each quarter end, using the Black-Scholes option-pricing model, with the change being recorded to general and administrative expenses. Under the new guidance in EITF 00-19-2, as we believe the likelihood of such a

Access Pharmaceuticals, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
Two years ended December 31, 2007

NOTE 6 – DEBT - Continued

cash payment to not be probable, have not recognized a liability for such obligations. Accordingly, a cumulative-effect adjustment of $1.4 million was made as of October 1, 2006, to accumulated deficit, representing the difference between the initial value of this warrant and its fair value as of this date and recorded to equity.

Subsequent to the adoption of EITF 00-19-2 on October 1, 2006, the Company has accounted for the $6,000,000 notes under EITF Issue No. 00-27, Application of Issue No. 98-5 to Certain Instruments. The value of the warrants was valued using a Black-Scholes option-pricing model with the following assumptions with a weighted average volatility of 120%, expected life of 6 years, expected yield of 0% and risk free rate of 5.0%. At December 31, 2006, approximately $1.6M of debt discount related to the warrants and embedded conversion feature had not been amortized to interest expense. This was amortized over the original remaining life of the debt through March 31, 2007.

NOTE 7 – COMMITMENTS AND CONTINGENCIES

Future maturities of the note payable and other obligations are as follows:

Future
Maturities	Debt
2008	64,000
2011	5,500,000

Operating Leases
At December 31, 2007, we have commitments under non-cancelable operating leases for office and research and development facilities until December 31, 2008, totaling $77,000. Rent expense for the years ended December 31, 2007, and 2006 was $94,000 and $94,000, respectively. We also have two other non-cancelable operating leases – one lease for a fire alarm system totaling $5,000 ending in 2008 and one lease for a copier totaling $38,000 ending in 2011 (with $9,600 expensed each year).

Legal
The Company is not currently subject to any material pending legal proceedings.

NOTE 8 – PREFERRED STOCK

On November 7, 2007, we entered into securities purchase agreements (the “Purchase Agreements”) with accredited investors whereby we agreed to sell 954.0001 shares of a newly created series of our preferred stock, designated “Series A Cumulative Convertible Preferred Stock”, par value $0.01 per share, for an issue price of $10,000 per share, (the “Series A Preferred Stock”) and agreed to issue warrants to purchase 1,589,999 shares of our common stock at an exercise price of $3.50 per share, for an aggregate purchase price for the Series A Preferred Stock and Warrants of $9,540,001. The shares of Series A Preferred Stock are convertible into common stock at the initial conversion price of $3.00 per share.

As a condition to closing, SCO Capital Partners LLC and affiliates, along with the other holders of an aggregate of $6,000,000 Secured Convertible Notes, also exchanged their notes and accrued interest for an additional 1,836.0512 shares of Series A Preferred Stock and were issued warrants to purchase 1,122,031 shares of our common stock at an exercise price of $3.50 per share, and Oracle Partners LP and affiliates, along with the other holders of an aggregate of $4,015,000 Convertible Notes also exchanged their notes and accrued interest for 437.3104 shares of the Series A Preferred Stock and were issued warrants to purchase 728,850 shares of our common stock at an exercise price of $3.50 per share.  SCO Capital Partners LLC currently has two designees serving on our Board of Directors.  In connection with the exchange of the notes, all security interests and liens relating thereto were terminated.

Access Pharmaceuticals, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
Two years ended December 31, 2007

NOTE 8 – PREFERRED STOCK - Continued

As a condition to closing, we entered into an Investor Rights Agreement with each of the investors purchasing shares of Series A Preferred Stock, and our Board of Directors approved with respect to the shareholder rights plan any action necessary under our shareholder rights plan to accommodate the issuance of the Series A Preferred Stock and warrants without triggering the applicability of the shareholder rights plan.

In connection with the sale and issuance of Series A Preferred Stock and warrants, we entered into a Director Designation Agreement whereby we agreed to continue SCO’s right to designate two individuals to serve on the Board of Directors of Access.

The issued and outstanding shares of Series A Preferred Stock grants the holders of such preferred stock anti-dilution, dividend and liquidations rights that are superior to those held by the holders of our common stock.  Should Access issue additional shares of common stock for a price below $3.00 per share, the conversion price of the Series A Preferred Stock shall be lowered to the lowest issue price below $3.00 per share which will have the effect of diluting the holders of our common stock.

In connection with the preferred stock offering, we issued warrants for placement agent fees, to purchase a total of 209,000 shares of common stock were issued. All of the warrants are exercisable immediately and expire five years from date of issue. The fair value of the warrants was $2.50 per share on the date of the grant using the Black-Scholes pricing model with the following assumptions: expected dividend yield 0.0%, risk-free interest rate 3.84%, expected volatility 114% and a term of 5 years.

Emerging Issues Task Force (EITF) Issue 00-19, Accounting for Derivative Financial Instruments Indexed to and Potentially Settled in, a Company’s Own Stock, to determine whether the instruments should be accounted for as equity or as liabilities.” EITF 00-19 requires the separation of single financial instruments into components. For example, common stock issued with warrants should be accounted for as equity, and the associated warrants could be classified as either equity or liability. We determined that the warrants issued along with the preferred stock and debt conversion are separate financial instruments and separately exercisable and therefore, are within the scope of EITF 00-19. Both the preferred stock and warrants were classified as equity. The warrants were measured at their fair value.

The conversion of debt into equity resulted in a loss on extinguishment of debt of $11,628,000. This represents the difference between the fair value of the equity interest granted, based on recent sales of identical equity instruments, and the carrying amount of the debt and interest settled.

Based on the loss on extinguishment of debt a new conversion price was calculated for the preferred stock and considered to be “in the money” at the time of the agreement to exchange the convertible notes for preferred stock. This resulted in a beneficial conversion feature. The preferred stockholder has the right at any time to convert all or any lesser portion of the Series A Preferred Stock into Common Stock. This resulted in an intrinsic value of the preferred stock. The difference between the implied value of the preferred stock and the beneficial conversion option was treated as preferred stock dividends of $14,648,000.

Access Pharmaceuticals, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
Two years ended December 31, 2007

NOTE 9 - STOCKHOLDERS' EQUITY

Restricted Stock Purchase Program

On October 12, 2000, the Board of Directors authorized a Restricted Stock Purchase Program. Under the Program, the Company’s executive officers and corporate secretary were given the opportunity to purchase shares of common stock in an individually designated amount per participant determined by the Compensation Committee of the Board of Directors. A total of 38,000 shares were purchased under the Program by four eligible participants at $27.50 per share, the fair market value of the common stock on October 12, 2000, for an aggregate consideration of $1,045,000. The purchase price was paid through the participants’ delivery of a 50%-recourse promissory note payable to the Company for three executive officer participants and a full-recourse promissory note payable to the Company for one participant. Each note bears interest at 5.87% compounded semi-annually and has a maximum term of ten years. The notes are secured by a pledge of the purchased shares to the Company. The Company recorded the notes receivable from participants in this Program of $1,045,000 as a reduction of equity in the Consolidated Balance Sheet. Interest on the notes is neither being collected nor accrued. The stock granted under the Program is fully vested at December 31, 2007.

Warrants

There were warrants to purchase a total of 8,476,397 shares of common stock outstanding at December 31, 2007. All warrants were exercisable at December 31, 2007. The warrants had various prices and terms as follows:

Summary of Warrants	Warrants Outstanding	Exercise Price	Expiration Date
2007 preferred stock offering (a)	3,649,880	$3.50	11/10/13
2006 convertible note (b)	3,863,634	1.32	2/16/12
2006 convertible note (b)	386,364	1.32	10/24/12
2006 convertible note (b)	386,364	1.32	12/06/12
2006 investor relations advisor (c)	50,000	2.70	12/27/11
2004 offering (d)	89,461	35.50	2/24/09
2004 offering (d)	31,295	27.00	2/24/09
2003 financial advisor (e)	14,399	19.50	10/30/08
2002 scientific consultant (f)	2,000	24.80	2/01/09
2001 scientific consultant (g)	3,000	15.00	1/1/08
Total	8,476,397

a)
In connection with the preferred stock offering in November 2007, warrants to purchase a total of 3,649,880 shares of common stock were issued. All of the warrants are exercisable immediately and expire five years from date of issue. The fair value of the warrants was $2.50 per share on the date of the grant using the Black-Scholes pricing model with the following assumptions: expected dividend yield 0.0%, risk-free interest rate 3.84%, expected volatility 114% and a term of 5 years.

b)
In connection with the convertible note offerings in 2006, warrants to purchase a total of 4,636,362 shares of common stock were issued. All of the warrants are exercisable immediately and expire six years from date of issue.

c)
During 2006, an investor relations advisor received warrants to purchase 50,000 shares of common stock at an exercise price of $2.70 per share at any time from December 27, 2006 until December 27, 2011, for investor relations consulting services to be rendered in 2007. All of the warrants are exercisable.

Access Pharmaceuticals, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
Two years ended December 31, 2007

NOTE 9 - STOCKHOLDERS' EQUITY  - Continued

d)
In connection with offering of common stock in 2004, warrants to purchase a total of 120,756 shares of common stock were issued. All of the warrants are exercisable and expire five years from date of issuance.

e)
During 2003, financial advisors received warrants to purchase 14,399 shares of common stock at any time until October 30, 2008, for financial consulting services rendered in 2003 and 2004. All the warrants are exercisable.

f)
During 2002, a director who is also a scientific advisor received warrants to purchase 2,000 shares of common stock at an exercise price of $24.55 per share at any time until February 1, 2009, for scientific consulting services rendered in 2002.

g)
During 2001, a director who is also a scientific advisor received warrants to purchase 3,000 shares of common stock at an exercise price of $15.00 per share at any time until January 1, 2008, for scientific consulting services rendered in 2001.

2001 Restricted Stock Plan

We have a restricted stock plan, the 2001 Restricted Stock Plan, as amended, under which 80,000 shares of our authorized but unissued common stock were reserved for issuance to certain employees, directors, consultants and advisors. The restricted stock granted under the plan generally vests, 25% two years after the grant date with additional 25% vesting every anniversary date. All stock is vested after five years. At December 31, 2007 there were 27,182 shares issued and 52,818 shares available for grant under the 2001 Restricted Stock Plan.

  NOTE 10 - STOCK OPTION PLANS

We have various stock-based employee compensation plans described below:

2005 Equity Incentive Plan

We have a stock awards plan, (the “2005 Equity Incentive Plan”), under which 1,675,000 shares of our authorized but unissued common stock were reserved for issuance to employees of, or consultants to, one or more of the Company and its affiliates, or to non-employee members of the Board or of any board of directors (or similar governing authority) of any affiliate of the Company. The 2005 Equity Incentive Plan replaced the previously approved stock option plan (the 1995 Stock Awards Plan").

For the 2005 Equity Incentive Plan, the fair value of options was estimated at the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions used for grants in fiscal 2007: dividend yield of 0%; volatility of 136%; risk-free interest rate of 4.65%; and expected lives of 5.7 years. The weighted average fair value of options granted was $3.27 per share during 2007. The assumptions for grants in fiscal 2006 were: dividend yield of 0%; volatility of 127%; risk-free interest rate of 4.85%; and expected lives of 1.6 years. The weighted average fair value of options granted was $0.36 per share during 2006.

Access Pharmaceuticals, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
Two years ended December 31, 2007

NOTE 10 - STOCK OPTION PLANS - Continued

Summarized information for the 2005 Equity Incentive Plan is as follows:

	Options	Weighted- average exercise Price
Outstanding options at January 1, 2006	50,000	$5.45
Granted, fair value of $ 0.36 per share	753,872	1.32
Forfeited	(1,200)	3.15
Outstanding options at December 31, 2006	802,672	1.04

Granted, fair value of $ 3.27 per share	230,000	3.62
Exercised	(31,286)	1.11
Forfeited	(75,000)	2.14
Outstanding options at December 31, 2007	926,386	1.59

Exercisable at December 31, 2007	698,081	1.38

The intrinsic value of options under this plan related to the outstanding and exercisable options were $1,805,000 and $1,504,000, respectively, at December 31, 2007. The intrinsic value of options under this plan related to the outstanding and exercisable options were $1,554,000 and $281,000, respectively, at December 31, 2006.

The total intrinsic value of options exercised during 2007 was $113,000.

Further information regarding options outstanding under the 2005 Equity Incentive Plan at December 31, 2006 is summarized below:

	Number of	Weighted average		Number of	Weighted average
Range of exercise prices	options outstanding	Remaining life in years	Exercise price	options excercisable	Remaining life in years	Exercise Price
$0.63 - 0.63	666,750	9.0	$0.63	565,342	9.0	$0.63
$2.90 - 7.23	259,636	9.4	4.06	132,739	9.2	4.67
	926,386			698,081

2007 Special Stock Option Plan

In January 2007 we adopted the 2007 Special Stock Option Plan and Agreement (the “Plan”). The Plan provides for the award of options to purchase 450,000 shares of the authorized but unissued shares of common stock of the Company. At December 31, 2007, there were 350,000 additional shares available for grant under the Plan.

Under the 2007 Special Stock Option Plan, 450,000 options were issued in 2007 and 350,000 were forfeited. 100,000 options were outstanding at December 31, 2007. 100,000 options in the 2007 Special Stock Option Plan were exercisable at December 31, 2007. All of the options had an exercise price of $2.90 per share and expire March 12, 2010.

For the 2007 Special Stock Option Plan, the fair value of options was estimated at the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions used for grants in fiscal 2007: dividend yield of 0%; volatility of 138%; risk-free interest rate of 4.66%; and expected lives of 5.0 years. The weighted average fair value of options granted was $2.70 per share during 2007.

Access Pharmaceuticals, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
Two years ended December 31, 2007

NOTE 10 - STOCK OPTION PLANS – Continued

2000 Special Stock Option Plan

In February 2000 we adopted the 2000 Special Stock Option Plan and Agreement (the “Plan”). The Plan provides for the award of options to purchase 100,000 shares of the authorized but unissued shares of common stock of the Company. At December 31, 2007, there were no additional shares available for grant under the Plan and all of the options expired on June 30, 2007.

Under the 2000 Special Stock Option Plan, 100,000 options were issued in 2000 and were outstanding at December 31, 2006. All of the options in the 2000 Special Stock Option Plan were exercisable at December 31, 2006. All of the options expired on June 30, 2007 and had an exercise price of $12.50 per share.

1995 Stock Awards Plan

Under the 1995 Stock Awards Plan, as amended, 500,000 shares of our authorized but unissued common stock were reserved for issuance to optionees including officers, employees, and other individuals performing services for us. At December 31, 2007, there were no additional shares available for grant under the 1995 Stock Awards Plan. A total of 162,417 options were outstanding under this plan at December 31, 2007.

Options granted under all the plans generally vest ratably over a four to five year period and are generally exercisable over a ten-year period from the date of grant. Stock options were generally granted with an exercise price equal to the market value at the date of grant.

Summarized information for the 1995 Stock Awards Plan is as follows:

	Options	Weighted- average exercise price
Outstanding options at January 1, 2006	430,271	$18.20
Forfeited	(69,354)	19.12
Outstanding options at December 31, 2006	18.03	18.03

Forfeited	(198,500)	20.07
Exercisable at December 31, 2007	162,417	15.53

Exercisable at December 31, 2007	157,337	15.64

 There was no intrinsic value related to outstanding or exercisable options under this plan at December 31, 2007 or 2006.

Further information regarding options outstanding under the 1995 Stock Awards Plan at December 31, 2007 is summarized below:

	Number of	Weighted average		Number of	Weighted average
Range of exercise prices	options outstanding	Remaining life in years	Exercise price	options excercisable	Remaining life in years	Exercise Price
$10.00 - 12.50	85,140	5.3	$11.42	80,238	5.1	$11.41
14.05 - 18.65	48,717	3.3	16.33	48,717	3.3	16.33
$20.25 – 29.25	28,560	6.1	26.42	28,382	6.1	26.41
	162,417			157,337

Access Pharmaceuticals, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
Two years ended December 31, 2007

NOTE 11 - INCOME TAXES

Income tax expense differs from the statutory amounts as follows:

	2007	2006
Income taxes at U.S. statutory rate	$(7,393,000)	$(4,378,000)
Change in valuation allowance	3,015,000	3,972,000
Change in miscellaneous items	-	(130,000)
Benefit of foreign losses not recognized	56,000	58,000
Expenses not deductible	3,957,000	240,000
Expiration of net operating loss and general
business credit carryforwards, net of revisions	365,000	238,000

Total tax expense	$-	$-

Deferred taxes are provided for the temporary differences between the financial reporting bases and the tax bases of our  assets and liabilities. The temporary differences that give rise to deferred tax assets were as follows:

	December 31,
	2007	2006
Deferred tax assets
Net operating loss carryforwards	$25,693,000	$22,634,000
General business credit carryforwards	2,469,000	2,402,000
Property, equipment and goodwill	87,000	46,000

Gross deferred tax assets	28,249,000	25,082,000
Valuation allowance	(28,249,000)	(25,082,000)

Net deferred taxes	$-	$-

At December 31, 2007, we had approximately $75,568,000 of net operating loss carryforwards and approximately $2,469,000 of general business credit carryforwards. These carryforwards expire as follows:

	Net operating loss carryforwards	General business credit carryforwards
2008	$4,004,000	$138,000
2009	1,661,000	185,000
2010	2,171,000	140,000
2012	4,488,000	13,000
2013	4,212,000	77,000
Thereafter	59,032,000	1,916,000
	$75,568,000	$2,469,000

As a result of a merger on January 25, 1996, a change in control occurred for federal income tax purposes which limits the utilization of pre-merger net operating loss carryforwards of approximately $3,100,000 to approximately $530,000 per year.

Access Pharmaceuticals, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
Two years ended December 31, 2007

NOTE 12 – QUARTERLY FINANCIAL DATA (UNAUDITED)

Our results of operations by quarter for the years ended December 31, 2007 and 2006 were as follows (in thousands, except per share amounts):

2007 Quarter Ended
	March 31	June 30	September 30	December 31
Loss from continuing operations	$(4,127)	$(2,109)	$(1,957)	$(13,663)
Preferred stock dividends	-	-	-	(14,908)
Discontinued operations, net of tax	-	-	-	112
Net loss allocable to common stockholders	$(4,127)	$(2,109)	$(1,957)	$(28,459)
Basic and diluted loss per common share	$(1.17)	$(0.60)	$(0.55)	$(8.00)

	2006 Quarter Ended
	March 31	June 30	September 30	December 31
Loss from continuing operations	$(4,856)	$(3,331)	$(2,015)	$(3,049)
Discontinued operations, net of tax	-	-	-	377
Net loss	$(4,856)	$(3,331)	$(2,015)	$(2,672)
Basic and diluted loss per common share	$(1.38)	$(0.94)	$(0.57)	$(0.76)

NOTE 13 – SUBSEQUENT EVENTS (UNAUDITED)

On February 4, 2008, we entered into securities purchase agreements (the “Purchase Agreements”) with accredited investors whereby we agreed to sell 272.5 shares of our preferred stock, designated “Series A Cumulative Convertible Preferred Stock”, par value $0.01 per share, for an issue price of $10,000 per share, (the “Series A Preferred Stock”) and agreed to issue warrants to purchase 545,000 shares of our common stock, which includes placement agent warrants to purchase 90,883 shares of our common stock, at an exercise price of $3.50 per share, for an aggregate purchase price for the Series A Preferred Stock and Warrants of $2,700,000. The shares of Series A Preferred Stock are convertible into common stock at the initial conversion price of $3.00 per share.

In addition, due to the acquisition of Somanta, Access issued 538,508 shares of Access common stock and 246,753 warrants to purchase Access common stock at an exercise price of $3.50 per share to satisfy  $1,576,000 of payables due Somanta creditors.

On January 14, 2008, we announced the signing of a definitive licensing agreement under which RHEI Pharmaceuticals, Inc. will market and manufacture MuGard in the Peoples Republic of China and certain Southeast Asian countries. RHEI will also obtain the necessary regulatory approvals for MuGard in the territory.

On January 4, 2008, we closed the acquisition of Somanta Pharmaceuticals, Inc. In connection with the merger, Access issued an aggregate of approximately 1.5 million shares of Access Pharmaceuticals, Inc. common stock to the common and preferred shareholders of Somanta as consideration. In addition, Access exchanged all outstanding warrants of Somanta for warrants to purchase 191,991 shares of Access common stock at exercise prices ranging between $18.55 and $69.57 per share.

Access Pharmaceuticals, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets
ASSETS	September 30, 2008 (unaudited)	December 31, 2007 (audited)
Current assets Cash and cash equivalents Short term investments, at cost Receivables Receivables due from Somanta Pharmaceuticals Prepaid expenses and other current assets	$ 201,000 4,417,000 330,000 - 110,000	$ 159,000 6,762,000 35,000 931,000 410,000
Total current assets	5,058,000	8,297,000
Property and equipment, net	100,000	130,000
Patents, net	584,000	710,000
Other assets	12,000	12,000
Total assets	$ 5,754,000	$ 9,149,000
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities Accounts payable and accrued expenses Dividends payable Accrued interest payable Current portion of deferred revenue Current portion of long-term debt	$ 2,571,000 1,799,000 445,000 164,000 -	$ 1,537,000 259,000 130,000 68,000 64,000
Total current liabilities	4,979,000	2,058,000
Long-term deferred revenue Long-term debt	2,286,000 5,500,000	910,000 5,500,000
Total liabilities	12,765,000	8,468,000
Commitments and contingencies

Stockholders' equity (deficit)
  Preferred stock - $.01 par value; authorized 2,000,000 shares;
3,251.8617 issued at September 30, 2008; 3,227.3617 issued
at December 31, 2007
  Common stock - $.01 par value; authorized 100,000,000 shares;
     issued, 6,485,791 at September 30, 2008 and 3,585,458 at
     December 31, 2007
  Additional paid-in capital
  Notes receivable from stockholders
  Treasury stock, at cost – 163 shares
  Accumulated deficit

	- 65,000 126,814,000 (1,045,000) (4,000) (132,841,000)	- 36,000 116,018,000 (1,045,000) (4,000) (114,324,000)
Total stockholders' equity (deficit)	(7,011,000)	681,000
Total liabilities and stockholders' equity (deficit)	$ 5,754,000	$ 9,149,000

The accompanying notes are an integral part of these consolidated statements.

Access Pharmaceuticals, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations
(unaudited)

	Three months ended September 30,		Nine months ended September 30,

	2008	2007	2008	2007
Revenues
License revenues	$38,000	$6,000	$77,000	$6,000
Sponsored research and development	9,000	-	140,000	-
Total revenues	47,000	6,000	217,000	6,000

Expenses
Research and development	1,284,000	596,000	12,108,000	1,532,000
General and administrative	1,439,000	1,000,000	3,372,000	3,252,000
Depreciation and amortization	66,000	61,000	197,000	210,000
Total expenses	2,789,000	1,657,000	15,677,000	4,994,000

Loss from operations	(2,742,000)	(1,651,000)	(15,460,000)	(4,988,000)

Interest and miscellaneous income	62,000	12,000	167,000	72,000
Interest and other expense	(126,000)	(318,000)	(351,000)	(3,277,000)
	(64,000)	(306,000)	(184,000)	(3,205,000)
Net loss	(2,806,000)	(1,957,000)	(15,644,000)	(8,193,000)

Less preferred stock dividends	523,000	-	2,873,000	-
Net loss allocable to common stockholders	$(3,329,000)	$(1,957,000)	$(18,517,000)	$(8,193,000)

Basic and diluted loss per common share Net loss allocable to common shareholders	$(0.57)	$(0.55)	$(3.30)	$(2.31)

Weighted average basic and diluted common shares outstanding	5,803,457	3,575,114	5,607,247	3,544,181

The accompanying notes are an integral part of these consolidated statements.

Access Pharmaceuticals, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows
(unaudited)

	Nine Months ended September 30,
	2008	2007
Cash flows from operating activities:
Net loss	$(15,644,000)	$(8,193,000)
Adjustments to reconcile net loss to cash used in operating activities:
Depreciation and amortization	197,000	210,000
Stock option expense	244,000	810,000
Stock issued for services	307,000	44,000
Acquired in-process research and development	8,879,000	-
Amortization of debt costs and discounts	-	2,316,000
Loss on sale of asset	-	2,000
Changes in operating assets and liabilities:
Receivables	(295,000)	(502,000)
Prepaid expenses and other current assets	(85,000)	(247,000)
Other assets	-	1,000
Accounts payable and accrued expenses	30,000	369,000
Dividends payable	(25,000)	-
Accrued interest payable	315,000	953,000
Deferred revenue	1,472,000	994,000
Net cash used in operating activities	(4,605,000)	(3,243,000)

Cash flows from investing activities:
Capital expenditures	(28,000)	(18,000)
Somanta acquisition, net of cash acquired	(65,000)	-
Proceeds from sale of asset	-	13,000
Redemptions of short term investments and certificates of deposit	2,345,000	2,680,000
Net cash provided by investing activities	2,252,000	2,675,000

Cash flows from financing activities:
Payments of notes payable	(64,000)	-
Proceeds from preferred stock issuances, net of costs	2,444,000	-
Proceeds from exercise of common stock options	15,000	35,000
Net cash provided by financing activities	2,395,000	35,000

Net increase (decrease) in cash and cash equivalents	42,000	(533,000)
Cash and cash equivalents at beginning of period	159,000	1,194,000
Cash and cash equivalents at end of period	$201,000	$661,000

Supplemental cash flow information:
Cash paid for interest	$9,000	$5,000

Supplemental disclosure of noncash transactions:
Shares issued for payables	1,576,000	-
Preferred stock dividends in dividends payable	1,799,000	-
Accrued interest capitalized	-	511,000
Beneficial conversion feature – February 2008 preferred stock dividends November 2007 preferred stock dividends correction	857,000 451,000	- -
Preferred stock issuance costs paid in cash	281,000	-

The accompanying notes are an integral part of these consolidated statements.

Access Pharmaceuticals, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements
Nine Months Ended September 30, 2008 and 2007
(unaudited)

(1)     Interim Financial Statements

The consolidated balance sheet as of September 30, 2008, and the consolidated statements of operations and cash flows for the three and nine months ended September 30, 2008, and 2007, were prepared by management without audit. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, except as otherwise disclosed, necessary for the fair presentation of the financial position, results of operations, and changes in financial position for such periods, have been made.

Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted. It is suggested that these interim financial statements be read in conjunction with the consolidated financial statements and notes thereto included in our Annual Report on Form 10-K for the year ended December 31, 2007. The results of operations for the period ended September 30, 2008, are not necessarily indicative of the operating results which may be expected for a full year. The consolidated balance sheet as of December 31, 2007, contains financial information taken from the audited financial statements as of that date.

The report of our independent registered public accounting firm for the fiscal year ended December 31, 2007, contained a fourth explanatory paragraph to reflect its significant doubt about our ability to continue as a going concern as a result of our history of losses and our liquidity position, as discussed herein and in this Form 10-Q. We expect that our capital resources and expected receipts due under our license agreements will be adequate to fund our current level of operations into the fourth quarter of 2009. If we are unable to obtain adequate capital funding in the future or enter into future license agreements for our products, we may not be able to continue as a going concern, which would have an adverse effect on our business and operations, and investors’ investment in us may decline.

(2)           Intangible Assets

Intangible assets consist of the following (in thousands):

	September 30, 2008		December 31, 2007
	Gross carrying value	Accumulated amortization	Gross carrying value	Accumulated Amortization
Amortizable intangible assets Patents	$ 1,680	$ 1,096	$ 1,680	$ 970

Amortization expense related to intangible assets totaled $42,000 and $126,000 for each of the three and nine months ended September 30, 2008, respectively, and totaled $42,000 and $151,000 for each of the three and nine months ended September 30, 2007, respectively. The aggregate estimated amortization expense for intangible assets remaining as of September 30, 2008, is as follows (in thousands):

2008	$ 42
2009	168
2010	168
2011	168
2012	38

Total	$ 584

(3)           Liquidity

The Company incurred significant losses from losses allocable to common stockholders of $18,517,000 for the nine months ended September 30, 2008, $36,652,000 for the year ended December 31, 2007, and $12,874,000 for the year ended December 31, 2006. At September 30, 2008, our working capital was $79,000. We expect that our capital resources and expected receipts due under our license agreements will be adequate to fund our current level of operations into the fourth quarter of 2009. However, our ability to fund operations over this time could change significantly depending upon changes to future operational funding obligations or capital expenditures. As a result we may be required to seek additional financing sources and enter into future licensing agreements with our products within the next twelve months.

(4)           Somanta Acquisition

On January 4, 2008, we acquired all the outstanding shares of Somanta Pharmaceuticals, Inc (“Somanta”). Somanta was engaged in the pharmaceutical development business. We anticipate that the acquisition will add additional product pipelines and complement our existing product pipelines. Total consideration paid in connection with the acquisition included:

•
Approximately 1.5 million shares of Access common stock were issued to the common and preferred shareholders of Somanta as consideration having a value of approximately $4,650,000 (the value was calculated using Access’ stock price on January 4, 2008, times the number of shares issued);

•
exchange of all outstanding warrants for Somanta common stock for warrants to purchase 191,991 shares of Access common stock at exercise prices ranging between $18.55 and $69.57 per share. The warrants were valued at approximately $281,000. All of the warrants are exercisable immediately and expire approximately four years from date of issue. The weighted average fair value of the warrants was $1.46 per share on the date of the grant using the Black-Scholes pricing model with the following assumptions: expected dividend yield 0.0%, risk-free interest rate 3.26%, expected volatility 114% and an expected term of approximately 4 years;

•	paid an aggregate of $475,000 in direct transaction costs; and
•	cancelled receivable from Somanta of $931,000.

The following table summarizes the initial fair values of the assets acquired and liabilities assumed at the date of the acquisition (in thousands) based on a preliminary valuation. Subsequent adjustments may be recorded upon the completion of the valuation and the final determination of the purchase price allocation.

Cash	$1
Prepaid expenses	25
Office equipment	14
Accounts payable	(2,582)
In-process research & development	8,879
$6,337

Approximately $8,879,000 of the purchase price represents the estimated fair value of the acquired in-process research and development projects that have no alternative future use.  Accordingly this amount was immediately expensed as research and development in the consolidated statement of operations upon the acquisition date.

Operating results of Somanta have been included in our consolidated financial statements since January 4, 2008.

The following unaudited pro forma information presents the 2008 and 2007 results of the Company as if the acquisition had occurred on January 1, 2007. The unaudited pro forma results are not necessarily indicative of results that would have occurred had the acquisition been in effect for the periods presented, nor are they necessarily indicative of future results. Net loss for Somanta for the 2007 period is for the three and nine months ended October 31, 2007, based on its fiscal year. Amounts are shown in thousands.

	Three months ended September 30,		Nine months ended September 30,
	2008	2007	2008	2007

Net loss	$(3,329)	$(2,454)	$(18,517)	$(14,627)

Net loss per common shares (basic and diluted)	$(0.57)	$(0.48)	$(3.30)	$(2.90)

Weighted average common shares outstanding (basic and diluted)	5,803	5,075	5,607	5,044

(5)           Equity

On February 4, 2008, we entered into securities purchase agreements (the “Purchase Agreements”) with accredited investors whereby we agreed to sell 272.50 shares of our preferred stock, designated “Series A Cumulative Convertible Preferred Stock”, par value $0.01 per share, for an issue price of $10,000 per share, (the “Series A Preferred Stock”) and agreed to issue warrants to purchase 454,167 shares of our common stock at an exercise price of $3.50 per share, for an aggregate purchase price for the Series A Preferred Stock and Warrants of $2,725,000. Proceeds, net of cash issuance costs from the sale were $2,444,000. The shares of Series A Preferred Stock are convertible into common stock at the initial conversion price of $3.00 per share.

In connection with the preferred stock offering, we issued warrants for placement agent fees to purchase a total of 45,417 shares of common stock. All of the warrants are exercisable immediately and expire six years from the date of issue. The fair value of the warrants was $2.29 per share on the date of grant using the Black-Scholes pricing model with the following assumptions: expected dividend yield 0.0%, risk-free interest rate 2.75%, expected volatility 110% and an expected term of 6 years.

The shares of Series A Preferred Stock are initially convertible into common stock at $3.00 per share. Based on the price of our common stock on February 4, 2008, a new conversion price was calculated for accounting purposes. As a result of the change in conversion price for accounting purposes the preferred stock and was considered to be “in the money”. This resulted in a beneficial conversion feature. The preferred stockholder has the right at any time to convert all or any lesser portion of the Series A Preferred Stock into common stock. This resulted in an intrinsic value of the preferred stock. The difference between the implied value of the preferred stock and the beneficial conversion option was treated as preferred stock dividends of $857,000.

An additional $451,000 in preferred stock dividends was recorded in the first quarter of 2008 as a result of a prior year correction. The change was due to preferred stock dividends and the beneficial conversion features associated with the warrants issued in connection with the November 2007 preferred stock agreement. The Company determined that the adjustment would have an immaterial effect to the Company’s consolidated financial statements for the year ended December 31, 2007, and the nine month period ended September 30, 2008, based on management’s qualitative and quantitative analysis relative to its materiality consistent with the applicable accounting guidance.

Pursuant to the terms of an Investor Rights Agreement with the Purchasers of Series A Preferred Stock, the Company is required to maintain an effective registration statement as more fully described in Item 1A to this Form 10-Q. As of September 30, 2008, the Securities and Exchange Commission had not yet declared the registration statement effective, and as a result, the Company accrued $415,000 in liquidated damages as of September 30, 2008. A registration statement filed by Access relating to a portion of such securities was declared effective on November 13, 2008.

During the first quarter of 2008, $1,576,000 of Somanta Pharmaceuticals’ acquired accounts payable were settled by issuing 538,508 shares of Access common stock and warrants to purchase 246,753 shares of Access common stock at an exercise price of $3.50 per share. The value of the shares and warrants issued was determined based on the fair value of the accounts payable.

Preferred stock dividends of $1,565,000 were accrued for the first nine months of 2008. Dividends are required to be paid semi-annually in either cash or common stock.

(6)           Stock Based Compensation

For the three and nine months ended September 30, 2008, we recognized stock-based compensation expense of $104,000 and $244,000, respectively, and $207,000 and $810,000 for the three and nine months ended September 30, 2007, respectively.

We granted no stock options during the third quarter of 2008. For the second quarter of 2008, we granted 305,000 stock options at a weighted average grant price of $2.73 under the terms of our 2005 Equity Incentive Plan. We granted no stock options during the first quarter of 2008.

The following table summarizes stock-based compensation for the three and nine months ended September 30, 2008, and 2007:

	Three months ended September 30,		Nine months ended September 30,
	2008	2007	2008	2007
Research and development	$39,000	$190,000	$78,000	$761,000
General and administrative	65,000	17,000	166,000	49,000
Stock-based compensation expense	104,000	207,000	244,000	810,000
included in operating expense

Our weighted average Black-Scholes fair value assumptions used to value the 2008 and 2007 first nine months grants are as follows:

	9/30/08
Expected life	6.2	yrs
Risk free interest rate	3.0%
Expected volatility(a)	133%
Expected dividend yield	0.0%

(a)	Reflects movements in our stock price over the most recent historical period equivalent to the expected life.

(7)         Definitive Merger Agreement and Loan

On July 10, 2008, we announced the signing of a definitive merger agreement to acquire MacroChem Corporation. Pursuant to the terms of the merger agreement, MacroChem’s common shareholders and warrant holders will receive an aggregate of 2.5 million shares of Access common stock which would represent approximately 8% of the combined company. The closing of the transaction is subject to numerous conditions. There can be no assurance that the transaction will be consummated or if consummated that it will be on the terms described above.

On August 27, 2008, we entered into a Note Purchase Agreement with MacroChem Corporation in order for Access to loan MacroChem amounts to keep certain of their licenses and vendors current. As of September 30, 2008, we loaned MacroChem $225,000.

INDEX TO SOMANTA FINANCIAL STATEMENTS
SOMANTA PHARMACEUTICALS, INC. AND SUBSIDIARIES

PAGE

Report of Independent Registered Public Accounting Firm	F-31

Consolidated Balance Sheet as of April 30, 2007	F-32

Consolidated Statements of Operations for the years ended April 30, 2007 and 2006 and for the period from inception of operations (April 19, 2001) to April 30, 2007	F-33

Consolidated Statements of Stockholders’ Deficit for the period from inception of operations (April 19, 2001) to April 30, 2007	F-34

Consolidated Statements of Cash Flows for the years ended April 30, 2007 and 2006 and for the period from inception of operations (April 19, 2001) to April 30, 2007	F-36

Notes to Consolidated Financial Statements as of April 30, 2007	F-37

Condensed Consolidated Balance Sheets at October 31, 2007 (unaudited)	F-57

Condensed Consolidated Statements of Operations for the Three and Six Months Ended October 31, 2007 and 2006 and for the Period from Inception of Operations (April 19, 2001) to October 31, 2007 (unaudited)
F-58

Condensed Consolidated Statement of Stockholders’ Deficit for the Period from Inception of Operations (April 19, 2001) to October 31, 2007 (unaudited)	F-60

Condensed Consolidated Statements of Cash Flows for the Six Months Ended October 31, 2007 and 2006 and for the Period from Inception of Operations (April 19, 2001) to October 31, 2007 (unaudited)	F-66

Notes to Condensed Consolidated Financial Statements as of October 31, 2007	F-68

Report of Independent Registered Public Accounting Firm

To the Board of Directors of Somanta Pharmaceuticals, Inc.
Irvine, California

We have audited the accompanying consolidated balance sheet of Somanta Pharmaceuticals, Inc., formerly Hibshman Optical Corp. (a development stage company) as of April 30, 2007, and the related consolidated statements of operations and consolidated stockholders’ deficit and consolidated cash flows for the years ended April 30, 2007 and 2006, and for the period from inception of operations (April 19, 2001) to April 30, 2007. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Somanta Pharmaceuticals, Inc. as of April 30, 2007, and the results of its operations and its cash flows for the years ended April 30, 2007 and 2006, and for the period from inception of operations (April 19, 2001) to April 30, 2007, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company’s operating losses, negative working capital and stockholders’ deficit raise substantial doubt about its ability to continue as a going concern. Management’s plans regarding those matters also are described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

As discussed in Note 2 to the consolidated financial statements, in 2006 the Company adopted Statement of Financial Accounting Standards No. 123 (Revised 2004), Share-Based Payments.

/s/ STONEFIELD JOSEPHSON, INC.
Irvine, California
June 27, 2007

Somanta Pharmaceuticals, Inc.
(Formerly Hibshman Optical Corp.)
(A Development Stage Company)

Consolidated Balance Sheet
April 30, 2007

Assets
Current assets:
Cash	$5,385
Prepaid expenses	43,308
Total current assets	48,693
Office equipment, net of accumulated depreciation of $6,750	16,560
Other assets:
Restricted funds	2,000
Deposits	73
Total other assets	2,073
Total assets	$67,326
Liabilities and Stockholders’ Deficit
Current liabilities:
Accounts payable	$774,022
Due to related parties	241,874
Accrued expenses	811,539
Accrued research and development expenses	554,733
Note payable	33,462
Liquidated damages related to Series A preferred stock and warrants	35,200
Deferred revenue	7,143
Warrant liabilities	5,786,844
Total current liabilities	8,244,817
Stockholders’ deficit:
Preferred stock,$0.001 par value, 20,000,000 shares authorized Series A Convertible Preferred Stock, $0.001 par value, 2,000 shares designated, 591.6318 shares issued and outstanding	1
Common Stock, $0.001 par value, 100,000,000 shares authorized, 14,292,603 shares issued and outstanding	14,293
Additional paid-in capital	7,604,360
Deficit accumulated during the development stage	(15,796,145)
Total stockholders’ deficit	(8,177,491)
Total liabilities and stockholders’ deficit	$67,326

The accompanying notes are an integral part of these consolidated financial statements.

Somanta Pharmaceuticals, Inc.
(Formerly Hibshman Optical Corp.)
(A Development Stage Company)

Consolidated Statements of Operations
Years ended April 30, 2007 and 2006 and for the Period from Inception of Operations
(April 19, 2001) to April 30, 2007
			From Inception of Operations(April 19, 2001) to April 30, 2007

	Year ended April 30,
	2007	2006
Revenue	$ 1,429	$ 1,428	$ 2,857
Operating expenses:
General and administrative	(3,312,660)	(2,845,634)	(7,337,118)
Research and development	(1,239,146)	(1,264,225)	(3,100,647)
Loss from operations	(4,550,377)	(4,108,431)	(10,434,908)
Other income (expense):
Interest income	28,084	12,348	40,432
Interest expense	(54)	(1,016,020)	(1,016,074)
Liquidated damages	(35,200)	—	(35,200)
Change in fair value of warrant liabilities	(2,931,118)	137,543	(2,793,575)
Gain on settlement of debt	—	5,049	5,049
Currency translation loss	(3,255)	(30,241)	(33,496)
Loss before income taxes	(7,491,920)	(4,999,752)	(14,267,772)
Income taxes	(3,717)	(2,339)	(6,056)
Net loss	(7,495,637)	(5,002,091)	(14,273,828)
Deemed dividends on convertible preferred stock	—	(1,522,317)	(1,522,317)
Net loss applicable to common shareholders	$(7,495,637)	$(6,524,408)	$(15,796,145)
Net loss per share—basic and diluted	$(0.56)	$(0.47)	$(1.24)
Weighted average number of shares outstanding—basic and diluted	14,278,247	14,274,365	13,247,052

The accompanying notes are an integral part of these consolidated financial statements.

Somanta Pharmaceuticals, Inc.
(Formerly Hibshman Optical Corp.)
(A Development Stage Company)

Consolidated Statement of Stockholders’ Deficit—(Continued)
For the Period from Inception of Operations (April 19, 2001) to April 30, 2006

	Peferred Stock		Common Stock		Additional Paid-in	Shares to be	Subscription	Deferred Equity- Based	Accumulated Other Comprehensive Loss-foreign Currency	Deficit Accumulated During Development	Total Stockholders' Equity/
	Shares	Amount	Shares	Amount	Capital	Issued	Receivable	Expense	Translation	Stage	(Deficit)
Balance at April 19, 2001(Inception)	-	$ -		$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -
Shares issued for cash at $.0326			4,299,860	4,300	135,680		(97,245)				42,735
Shares issued for services at $.0139			514,674	515	11,801			(11,177)			1,139
Amortization of deferred expense								521			521
Comprehensive loss—foreign currency translation adjustment									29,905		29,905
Net loss for the period from inception to April 30, 2002										(95,901)	(95,901)
Balance at April 30, 2002	—	—	4,814,534	4,815	147,481	—	(97,245)	(10,656)	29,905	(95,901)	(21,601)
Shares issued for cash at $1.0677			14,601	15	15,575						15,590
Shares issued for services at $.0214			219,010	219	4,472			(3,127)			1,564
Amortization of deferred expense								3,808			3,808
Receipt of cash for subscription receivable							91,517				91,517
Comprehensive loss—foreign currency translation adjustment									1,534		1,534
Net loss for the year ended April 30, 2003										(111,456)	(111,456)
Balance at April 30, 2003	—	—	5,048,145	5,049	167,528	—	(5,728)	(9,975)	31,439	(207,357)	(19,044)
Shares issued for cash at $1.2479			350,164	350	436,637		(81,464)				355,523
Shares issued for services at $1.2587			22,233	22	27,962			(25,216)			2,768
Amortization of deferred expense								7,691			7,691
Exchange for loan payment and compensation					181,371		2,909				184,280
Comprehensive loss—foreign currency translation adjustment									(51,651)		(51,651)
Net loss for the year ended April 30, 2004										(439,453)	(439,453)
Balance at April 30, 2004	—	—	5,420,542	5,421	813,498	—	(84,283)	(27,500)	(20,212)	(646,810)	40,114
Shares issued for cash at $1.3218			374,073	374	494,069						494,443
Shares issued for services at $1.2308			21,901	22	26,933						26,955
3,650 shares to be issued for service at $1.4973						5,465					5,465
Amortization of deferred expense								26,939			26,939
Receipt of cash for subscription receivable							84,283				84,283
Options issued for services					257,515						257,515
Comprehensive loss—foreign currency translation adjustment									(5,719)		(5,719)
Net loss for the year ended April 30, 2005										(1,129,290)	(1,129,290)
Balance at April 30, 2005	—	—	5,816,516	5,817	1,592,015	5,465	—	(561)	(25,931)	(1,776,100)	(199,295)

The accompanying notes are an integral part of these consolidated financial statements.

Somanta Pharmaceuticals, Inc.
(Formerly Hibshman Optical Corp.)
(A Development Stage Company)

Consolidated Statement of Stockholders’ Deficit—(Continued)
For the Period from Inception of Operations (April 19, 2001) to April 30, 2007

	Preferred	Stock	Common	Stock	Additional Paid-in	Shares to be	Subscription	Deferred Equity Based-	Accumulated other Comprehensive Loss-Foreign Currency Translation	Deficit Accumulated During Development	Total Stockholders' Equity
	Shares	Amount	Shares	Amount	Capital	Issued	Receivable	Expense	Adjustments	Stage	(Deficit)
Write off foreign currency translation adjustment									25,931		25,931
Shares issued for cash at $1.5656			12,669	13	19,821						19,834
Shares issued for prior service			3,650	3	5,462	(5,465)					—
Amortization of deferred expense								561			561
Options issued for services					300,616						300,616
Recapitalization with Bridge Oncology			7,865,000	7,865	(92,335)						(84,470)
Beneficial conversion feature associated with convertible debt financing					364,721						364,721
Convertible Series A Preferred Stock issued for cash at $10,000 (net of issuance costs of $544,169)	464.0000	0.464			4,095,830						4,095,830
Convertible Series A Stock issued on conversion of notes payable	128.6318	0.1286			1,286,318						1,286,318
Deemed dividend on account of beneficial conversion feature associated with issuance of Convertible Series A Preferred Stock					1,522,317					(1,522,317)	—
Issuance costs on warrants issued to placement agent in connection with the Convertible Series A Preferred Stock					(429,757)						(429,757)
Discount on warrant issued with Convertible Series A Preferred Stock					(2,048,531)						(2,048,531)
Recapitalization with Hibshman Optical Corp.			576,700	577	(7,708)						(7,131)
Warrant expense					92,689						92,689
Net loss for the year ended April 30, 2006										(5,002,091)	(5,002,091)
Balance at April 30, 2006	592.6318	$0.5926	14,274,534	$14,275	$6,701,458	$—	$—	$—	$—	$(8,300,508)	$(1,584,775)
Options issued for services					739,000						739,000
Warrant expense					163,920						163,920
Conversion of preferred stock	(1.000)	(.0010)	18,069	18	(18)						—
Net loss for the year ended April 30, 2007										(7,495,637)	(7,495,637)
Balance at April 30, 2007	591.6318	$0.5916	14,292,603	$14,293	$7,604,360	$—	$—	$—	$—	$(15,796,145)	$(8,177,492)

Somanta Pharmaceuticals, Inc.
(Formerly Hibshman Optical Corp.)
(A Development Stage Company)
Consolidated Statements of Cash Flows
Years ended April 30, 2007 and 2006 and for the Period from Inception of Operations
(April 19, 2001) to April 30, 2007

	Year ended April 30,		From Inception of operations (April 19, 2001) to
	2007	2006	April 30, 2007
Cash flows provided by (used for) operating activities:
Net loss	$(7,495,637)	$(5,002,091)	$(14,273,828)
Adjustments to reconcile net loss to net cash provided by (used for) operating activities:
Depreciation	5,462	1,496	6,994
Gain on sale of equipment	(622)	—	(622)
Amortization of stock based expense	—	561	39,520
Write off foreign currency translation adjustment	—	25,931	25,931
Change in fair value of warrant liabilities	2,931,118	(137,543)	2,793,575
Shares issued for services and compensation	—	—	219,262
Gain on settlement of debts	—	(5,049)	(5,049)
Options expense	739,000	300,616	1,297,131
Warrant expense	163,920	92,689	256,609
Interest expense related to beneficial conversion feature on convertible note	—	364,721	364,721
Interest expense related to warrants issued on convertible note	—	514,981	514,981
Changes in assets and liabilities:
(Increase) decrease in assets—
VAT receivable	1,628	61,952	3,444
Restricted funds	150,048	(152,048)	(2,000)
Prepaid expenses	47,767	(82,166)	(43,037)
Deposits	2,627	(2,700)	(73)
Increase (decrease) in liabilities:
Accounts payable	516,222	199,086	776,723
Accrued liabilities	1,052,994	137,846	1,354,412
Liquidated damages	35,200	—	35,200
Deferred revenue	(1,429)	8,572	7,143
Due to officer and related party	233,874	(186,263)	95,980
Net cash used for operating activities	(1,617,828)	(3,859,409)	(6,532,983)
Cash flows used for investing activities:
Purchase of equipment	—	(21,391)	(24,824)
Sale of equipment	2,000	—	2,000
Net cash used for investing activities	2,000	(21,391)	(22,824)
Cash flows provided by financing activities:
Loan payable—related party	—	—	79,402
Loan payment—related party	—	—	(7,367)
Proceeds from convertible note-related party	—	1,250,000	1,250,000
Proceeds from note payable - related party	33,462	—	33,462
Proceeds from issuance of common stock	—	19,834	928,125
Proceeds from issuance of preferred stock	—	4,095,831	4,095,831
Cash received for subscription receivable	—	—	175,801
Net cash provided by financing activities	33,462	5,365,665	6,555,254
Effect of exchange rate changes on cash	—	—	5,938
Increase (decrease) in cash	(1,582,366)	1,484,865	5,385
Cash, beginning of year	1,587,750	102,885	—
Cash, end of year	$5,385	$1,587,750	$5,385
Supplemental disclosure of cash flow information:
Interest paid	54	$1,016,020	$1,016,074
Income tax paid	$3,717	$2,339	$6,056
Supplemental disclosure of non-cash operating and financing activities:
Loan reduction with shares	$—	$—	$2,909
Issuance of warrants in conjunction with convertible preferred stock	$—	$2,341,785	$2,341,785
Deemed dividends related to convertible preferred stock	$—	$1,522,317	$1,522,317
Conversion of note and accrued interest	$—	$1,286,318	$1,286,318

The accompanying notes are an integral part of these consolidated financial statements.

Somanta Pharmaceuticals, Inc.
(Formerly Hibshman Optical Corp.)
(A Development Stage Company)

Notes to Consolidated Financial Statements

1. ORGANIZATION, BASIS OF PRESENTATION AND NATURE OF OPERATIONS

Organization

Somanta Pharmaceuticals, Inc. is a Delaware corporation that was formed for the purpose of effecting the reincorporation of Hibshman Optical Corp., a New Jersey corporation, into the State of Delaware and for the purpose of consummating a business combination via a reverse merger of Somanta Incorporated and Hibshman Optical Corp. Pursuant to this reverse merger, Somanta Incorporated became the wholly-owned subsidiary of Somanta Pharmaceuticals, Inc. and the sole operating subsidiary of Somanta Pharmaceuticals, Inc. For financial reporting purposes, this transaction has been reflected in the accompanying financial statements as a recapitalization of Somanta Incorporated and the financial statements of Somanta Pharmaceuticals, Inc. reflect the historical financial information of Somanta Incorporated. References herein to the “Company” or “Somanta” are intended to refer to each of Somanta Pharmaceuticals, Inc. and its wholly owned subsidiary Somanta Incorporated, as well as Somanta Incorporated’s wholly-owned subsidiary Somanta Limited.

Hibshman Optical Corp. was originally incorporated in the State of New Jersey in 1991 under the name PRS Sub I, Inc. The name was subsequently changed to Service Lube, Inc., then to Fianza Commercial Corp. and then to Hibshman Optical Corp. The business plan since that time had been to seek to enter into a business combination with an entity that had ongoing operations through a reverse merger or other similar type of transaction.

Somanta Incorporated was incorporated as Somantis Limited under the laws of England and Wales on April 19, 2001. Somantis Limited changed its name to Somanta Limited on March 14, 2005, and performed business as a United Kingdom entity through the fiscal year ending April 30, 2005. On August 22, 2005, Somanta Limited became a wholly owned subsidiary of Bridge Oncology Products, Inc. (“BOPI”), a privately held Delaware corporation, pursuant to a share exchange with BOPI.; however, Somanta Limited was deemed the accounting acquirer in this share exchange transaction. On August 24, 2005, the name of BOPI was changed to Somanta Incorporated.

Somanta Pharmaceuticals, Inc. is a development stage biopharmaceutical company engaged in the development of products for the treatment of cancer. The Company has in-licensed five product development candidates from academic and research institutions in the United States and Europe designed for use in anti-cancer therapy in order to advance them along the regulatory and clinical pathways toward commercial approval. The Company intends to obtain approval from the United States Food and Drug Administration (“FDA”) and from the European Medicines Evaluation Agency (“EMEA”) for the products.

Somanta is a development stage enterprise since the Company has not generated revenue from the sale of its products, and its efforts have been principally devoted to identification, licensing and clinical development of its products as well as raising capital through April 30, 2007. Accordingly, the financial statements have been prepared in accordance with the provisions of Statement of Financial Accounting Standards (SFAS) No. 7, “Accounting and Reporting by Development Stage Enterprises.”

Basis of Presentation

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates. In the opinion of management, all adjustments (consisting solely of normal recurring adjustments) considered necessary for a fair presentation have been included.

Going Concern

The Company reported a net loss and net loss applicable to common shareholders of $7,495,637 for the year ended April 30, 2007. The net loss from date of inception, April 19, 2001 to April 30, 2007, totaled $14,273,828 (net loss applicable to common shareholders of $15,796,145). The Company’s operating activities have used cash since its inception. These losses raise substantial doubt about the Company’s ability to continue as a going concern.

On April 18, 2007, the Company, Somanta Incorporated, a wholly-owned subsidiary of the Company and Somanta Limited, a wholly-owned subsidiary of Somanta Incorporated, and Access Pharmaceuticals, Inc. (“Access”) and Somanta Acquisition Corporation (“Merger Sub”), a wholly-owned subsidiary of Access and a Delaware corporation, entered into an Agreement and Plan of Merger (the “Merger Agreement”). Pursuant to the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub will merge with and into Somanta, with Somanta continuing as the surviving corporation and becoming a wholly-owned subsidiary of Access (the “Merger”). The Board of Directors of Somanta has approved the Merger and the Merger Agreement.

In connection with the Merger, all of Somanta’s common stock that is outstanding at the effective time of the Merger (the “Effective Time”) will be converted into 500,000 shares of Access common stock. No fractional shares of Access common stock will be issued as a result of the Merger. In addition, all of Somanta’s preferred stock, included accrued and unpaid dividends, that is outstanding at the Effective Time of the Merger will be converted into 1,000,000 shares of Access’ common stock. No shares of Access preferred stock will be issued as a result of the Merger.

On April 26, 2007, the Company entered into a Note Purchase Agreement, a Security Agreement, a Patent Collateral Assignment and Security Agreement and a Trademark Collateral Security and Pledge Agreement (collectively, the “Loan Documents”) with Access Pharmaceuticals, Inc. as more fully described in Note 15. Under the terms of the Loan Documents, Access initially loaned the Company $33,462. Access, in its sole discretion, may from time to time advance additional loan amounts to the Company. All amounts loaned to the Company by Access are secured by substantially all of the assets of the Company pursuant to the terms of the Loan Documents. The Note bears interest at 10% and is repayable at the earlier of: (i) August 31, 2007, or (ii) the date of the termination of the Agreement and Plan of Merger dated as of August 18, 2007 between the Company and Access.

If the merger fails to close, the Company expects that it will no longer be able to operate its business and will not have the resources to repay the loan.

The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the possible inability of the Company to continue as a going concern.

Reclassifications

For comparative purposes, prior periods’ consolidated financial statements have been reclassified to conform with report classifications of the current period.

2.     Significant Accounting Policies

Cash and Cash Equivalents

The Company considers all highly liquid financial instruments with a maturity of three months or less when purchased to be cash equivalents. At April 30, 2007, there were no cash equivalents.

Office Equipment

Office equipment is recorded at cost, net of accumulated depreciation. Depreciation on equipment is calculated using the straight-line method over the estimated useful lives of the assets, five years. The Company recorded depreciation expense for the years ended April 30, 2007 and 2006 of $5,462 and $1,496, respectively.

Intangible Assets—Patents and Licenses

All patent and license costs are charged to expense when incurred.

Revenue Recognition

The Company recognizes revenue from licensing its proprietary technology in accordance with SEC staff Accounting Bulletin No. 104 (“SAB 104”). SAB 104 requires revenue to be recognized when all of the following criteria are met: persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the price is fixed or determined, and collection is reasonably assured. Licensing fees, including upfront payments upon execution of a new agreement, are recognized ratably over the license term of such agreement.

Research and Development

All research and development costs consist of expenditures for royalty payments, licensing fees, contracted research by third parties and the fees and expense of consultants to manage the research and development efforts.

Stock Based Compensation

On December 16, 2004, the FASB issued SFAS No. 123 (revised 2004), “Share-Based Payment” (SFAS 123R). SFAS 123R eliminates the alternative of applying the intrinsic value measurement provisions of APB 25 to stock compensation awards issued to employees. Rather, the new standard requires enterprises to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. That cost will be recognized over the period during which an employee is required to provide services in exchange for the award, known as the requisite service period (usually the vesting period). On April 14, 2005, the Securities and Exchange Commission announced the adoption of a rule that defers the required effective date of SFAS 123R. The SEC rule provides that SFAS 123R is now effective for registrants as of the beginning of the first fiscal year beginning after June 15, 2005.

Effective May 1, 2006, the Company adopted SFAS 123R and accordingly has adopted the modified prospective application method. Under this method, SFAS 123R is applied to new awards and to awards modified, repurchased, or cancelled after the effective date. Additionally, compensation cost for the portion of awards that are outstanding as of the date of adoption for which the requisite service has not been rendered (such as unvested options) is recognized over a period of time as the remaining requisite services are rendered. The amounts recorded as expense in the years ended April 30, 2007 and 2006 was $739,000 and $300,615, respectively.  As of April 30, 2007, there were 3,483,163 options outstanding.

Prior to May 1, 2006, the Company accounted for its employee stock option plan in accordance with the provisions of SFAS No. 123, “Accounting for Stock-Based Compensation,” and SFAS No. 148, “Accounting for Stock-Based Compensation - Transition and Disclosure.”

Translation of Foreign Currency in Financial Statements

From inception through the fiscal year ended April 30, 2005, the functional currency of the Company was the United Kingdom pound and its reporting currency was United States dollar.

Assets and liabilities of foreign operations where the functional currency is other than the U.S. dollar are translated at fiscal year-end rates of exchange, and the related revenue and expense amounts are translated at the weighted average rates of exchange during the fiscal year. Translation adjustments arising from differences in exchange rates from these transactions are reported as accumulated other comprehensive loss—foreign currency translation adjustment in the statement of stockholders’ deficit. The currency exchange rate as of April 30, 2005 was $1.9122.

On August 22, 2005, the Company, then known as Somanta Limited, took part in a share exchange with Bridge Oncology Products, Inc., a Delaware company, and became a subsidiary of Bridge Oncology Products, Inc. (Note 10). As a result of this transaction, Somanta Limited became a wholly owned subsidiary of a U.S. entity and accordingly changed its functional currency to the U.S. dollar as of the fiscal year beginning May 1, 2005.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Income Taxes

Deferred taxes are provided for on a liability method for temporary differences between the financial reporting and tax basis of assets and liabilities that will result in taxable or deductible amounts in the future. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will be realized.

Income taxes are calculated in accordance with the tax laws of the United States for the years ended April 30, 2007 and April 30, 2006.  Since the Company had net losses for the years ended April 30, 2007 and 2006, provisions for income taxes in the financial statements include only state minimum taxes for the year ended April 30, 2007.

Segment Reporting

The Company has adopted SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information.” Since the Company operates in one business segment dedicated to development of therapeutic candidates for the treatment of cancers, segment disclosure has not been presented.

Fair Value of Financial Instruments

Statement of Financial Accounting Standard No. 107, Disclosures about Fair Value of Financial Instruments, requires that the company disclose estimated fair values of financial instruments. The carrying amounts reported in the balance sheets for current assets and current liabilities qualifying as financial instruments are a reasonable estimate of fair value.

Basic and diluted net loss per share

Net loss per share is calculated in accordance with the Statement of Financial Accounting Standards No. 128 (SFAS No. 128), Basic net loss per share is based upon the weighted average number of common shares outstanding. Diluted net loss per share is based on the assumption that all potential dilutive convertible shares and stock options or warrants were converted or exercised. The calculation of diluted net loss per share excludes potential common stock equivalents if the effect is anti-dilutive. The Company’s weighted common shares outstanding for basic and dilutive were the same since the effect of common stock equivalents was anti-dilutive.

The Company has the following dilutive convertible shares, stock options and warrants as of April 30, 2007 and 2006 which were excluded from the calculation since the effect is anti-dilutive.
	2007	2006
Convertible preferred stock	9,859,125	9,877,194
Stock options	3,483,163	3,825,249
Warrants	7,102,838	6,952,838
Total	20,445,126	20,655,281

The Company’s undeclared dividend on it’s Preferred Stock amounting to $115,604 was included in the computation of net loss per share in accordance with SFAS No. 129 for the year ended April 30, 2006.

The Company’s undeclared dividends on its Preferred Stock amounting to $474,104 for the year ended April 30, 2007 was included in the computation of net loss per share in accordance with SFAS No. 129.

Aggregate undeclared dividends on Preferred Stock amounting to $589,708 are included in the computation of net loss per share for the period from inception (April 19, 2001) to April 30, 2007.

Recent Accounting Pronouncements

In February 2006, the FASB issued SFAS 155 “Accounting for Certain Hybrid Financial Instruments,” an amendment of FASB Statements No. 133 and in February 2006, the FASB issued SFAS 155, “Accounting for Certain Hybrid Financial Instruments,” an amendment of FASB Statements No. 133 and 140. This Statement amends FASB Statements No. 133, “Accounting for Derivative Instruments and Hedging Activities,” and No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities”. This Statement resolves issues addressed in Statement 133 Implementation Issue No. D1, Application of Statement 133 to Beneficial Interests in Securitized Financial Assets. This Statement:

a.	Permits fair value remeasurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation;

b.	Clarifies which interest-only strips and principal-only strips are not subject to the requirements of Statement 133;

c.
Establishes a requirement to evaluate interests in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation;

d.	Clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives; and

e.
Amends Statement 140 to eliminate the prohibition on a qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument.

This Statement is effective for all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006. The fair value election provided for in paragraph 4(c) of this Statement may also be applied upon adoption of this Statement for hybrid financial instruments that had been bifurcated under paragraph 12 of Statement 133 prior to the adoption of this Statement. Earlier adoption is permitted as of the beginning of an entity’s fiscal year, provided the entity has not yet issued financial statements, including financial statements for any interim period for that fiscal year. Provisions of this Statement may be applied to instruments that an entity holds at the date of adoption on an instrument-by-instrument basis. The Company is currently evaluating the impact of SFAS 155.

In March 2006, the FASB issued SFAS No. 156 (“FAS 156”), “Accounting for Servicing of Financial Assets-An Amendment of FASB Statement No. 140.” Among other requirements, FAS 156 requires a company to recognize a servicing asset or servicing liability when it undertakes an obligation to service a financial asset by entering into a servicing contract under certain situations. Under FAS 156 an election can also be made for subsequent fair value measurement of servicing assets and servicing liabilities by class, thus simplifying the accounting and providing for income statement recognition of potential offsetting changes in the fair value of servicing assets, servicing liabilities and related derivative instruments. The Statement will be effective beginning the first fiscal year that begins after September 15, 2006. The Company does not expect the adoption of FAS 156 will have a material impact on the financial position or results of operations.

In June 2006, the FASB issued FASB Interpretation (FIN) No. 48, “Accounting for Uncertainty in Income Taxes” that provides guidance on the accounting for uncertainty in income taxes recognized in financial statements. The interpretation will be adopted by us on May 1, 2007. We are currently evaluating the impact of adopting FIN 48; however, we do not expect the adoption of this provision to have a material effect on our financial position, results of operations or cash flows.

In July 2006, the FASB issued FASB Staff Position (FSP) No. FAS 13-2, “Accounting for a Change or Projected Change in the Timing of Cash Flows Relating to Income Taxes Generated by a Leveraged

Lease Transaction,” that provides guidance on how a change or a potential change in the timing of cash flows relating to income taxes generated by a leveraged lease transaction affects the accounting by a lessor for the lease. This staff position will be adopted by us on May 1, 2007. The Company is currently evaluating the impact of adopting this FSP; however, the Company does not expect the adoption of this provision to have a material effect on the financial position, results of operations or cash flows.

In September 2006, the FASB issued Statement No. 157, “Fair Value Measurements” (SFAS 157). This Statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (GAAP), and expands disclosures about fair value measurements. This Statement applies under other accounting pronouncements that require or permit fair value measurements, the Board having previously concluded in those accounting pronouncements that fair value is the relevant measurement attribute. Accordingly, this Statement does not require any new fair value measurements. However, for some entities, the application of this Statement will change current practice. This Statement is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The Company does not expect the adoption of SFAS No. 157 to have a material impact on the consolidated financial statements.

In September 2006, the FASB issued Statement No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans—an amendment of FASB Statements No. 87, 88, 106, and 132(R)” (SFAS 158). This Statement improves financial reporting by requiring an employer to recognize the over funded or under funded status of a defined benefit postretirement plan (other than a multiemployer plan) as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income of a business entity or changes in unrestricted net assets of a not-for-profit organization. This Statement also improves financial reporting by requiring an employer to measure the funded status of a plan as of the date of its year-end statement of financial position, with limited exceptions. This Statement is effective as of the end of the fiscal year ending after December 15, 2006. The Company does not have any defined benefit plans, or other post-retirement plans. Therefore, the Company does not expect SFAS No. 158 to have any impact on the consolidated financial statements.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities”. The objective of this statement is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. This Statement is expected by the Board to expand the use of fair value measurement, consistent with the Board’s long-term measurement objectives for accounting for financial instruments. This statement is effective for fiscal years beginning after November 15, 2007. The Company is currently evaluating the impact of adopting this statement; however, the Company does not expect the adoption of this provision to have a material effect on its financial position, results of operations or cash flow.

3.     ACCRUED EXPENSES

Accrued expenses consist of the following at April 30, 2007:

Payroll & vacation	$472,014
Accounting & legal	326,325
Consultant	13,200
$811,539

4.     WARRANT LIABILITIES

The Company issued 6,792,852 warrants in conjunction with convertible note (Note 10) and private placement (Note 11). These warrants have registration rights for the underlying shares. EITF 00-19 provides that contracts that include any provision that could require net-cash settlement cannot be accounted for as equity of the Company. The warrant agreements require net cash settlement, at the option of the holders, in the event the Company fails to issue and deliver common stock on exercise of the warrants within three business days of receipt of a written exercise notice by a holder. Pursuant to EITF 00-19, the fair value of the warrants revalued at April 30, 2007 was recorded as a warrant liability amounting $5,786,844. The change in fair value of warrant liabilities from April 30, 2006 to April 30, 2007 in the amount of $2,931,118 was recorded as other expense in the consolidated statements of operations for the year ended April 30, 2007. The change in fair value from the issuance date to April 30, 2006 in the amount of $137,543 was recorded as other income in the consolidated statements of operations for the year ended April 30, 2006.

In the year ended April 30, 2007, the Company issued warrants to non-employees to purchase up to 150,000 common shares over a period of six years at a price of $.01. The Company recorded $163,920 to permanent equity as, pursuant to EITF 00-19, no criteria were met requiring liability classification.

5.     RELATED PARTY TRANSACTIONS

Fees Paid to Related Parties

Pursuant to a financial advisory agreement dated March 2005 between Bridge Oncology and SCO Financial Group LLC (SCO), which the Company has assumed, the Company compensates SCO with a monthly fee of $12,500 and an annual grant of warrants (Note 4) to purchase 150,000 shares of Company common stock at an exercise price of $.01 for the term of the agreement for financial advisory services.  The Company recorded advisory service fees totaling $150,000 and $112,500 to SCO for the years ended April 30, 2007 and 2006, respectively. The Company recorded non-cash advisory service fees to SCO related to the warrant grants totaling $163,920 (Note 4) and $88,734 for the years ended April 30, 2007 and 2006, respectively.

The Company recorded board of director fees of $76,000 and $38,187 for the years ended April 30, 2007 and 2006, respectively.

Agreement with Related Party

Virium Pharmaceuticals, Inc.

The Company entered into an exclusive co-development and sublicense agreement in February 2005 with a related entity, Virium Pharmaceuticals, Inc. These two entities share a common director and their largest single shareholder, SCO Capital Partners LLC. On May 19, 2005, the Company paid $50,000 to this related party to in-license phenylbutyrate and expensed this amount.

6.     LEASES

The lease on the Company’s London office space of approximately 500 sq. ft. for its United Kingdom operations is an operating lease which expired on May 16, 2007.  Lease expense for the years ended April 30, 2007 and 2006 were $22,370 and $26,724, respectively.

7.     INCOME TAXES

The significant components of the Company’s income tax provision (benefit) at April 30, 2007 and April 30, 2006 are as follows:

	April 30, 2007	April 30, 2006
Current Taxes:
Federal	$—	$—
State	3,717	2,339
Foreign	—	—
Total	$3,717	$2,339
Deferred Taxes:
Federal	—	—
State	—	—
Foreign	—	—
Total	—	—

The principal components of the Company’s deferred tax assets at April 30, 2007 and April 30, 2006 are as follows:

	April 30, 2007	April 30, 2006
US Net Operating Loss Carryforwards at statutory rate	$2,602,000	$1,107,000
UK Net Operating Loss Carryforwards at statutory rate	703,000	703,000
Total	3,305,000	1,810,000
Less Valuation Allowance	(3,305,000)	(1,810,000)
Net Deferred Tax assets	$—	$—

A reconciliation of the provision (benefit) for income taxes to the amount computed by applying the statutory income tax rate to the loss before income taxes is as follows:

	April 30, 2007	April 30, 2006
Income tax (benefit) expense at statutory rate	$(2,549,000)	(1,701,000)
Non Deductible Expenses at statutory rate	1,050,000	335,000
Other	4,000	18,000
Change in valuation allowance at statutory rate	1,495,000		1,348,000
	$-	$

The Company has established a valuation allowance against its deferred tax asset, due to the uncertainty of the realization of the asset. Management periodically evaluates the recoverability of the deferred tax asset. At such time as it is determined that it is more likely than not that deferred tax assets are realizable, the valuation allowance will be reduced.

At April 30, 2007 and 2006, the Company had US net operating loss carryforwards of approximately $7,652,000 and $3,256,000 respectively, which may be available to offset future taxable income for tax purposes. These net operating loss carryforwards expire through 2026. At April 30, 2007 and 2006, the Company also had UK net operating loss carryforwards of approximately $2,696,000.

The Internal Revenue Code limits the availability of net operating losses that arose prior to certain cumulative changes in a corporation’s ownership resulting in a change of control of the Company. The Company’s use of $167,000 of its prior net operating loss carryforwards will be significantly limited, because the Company underwent “ownership changes” during the fiscal year ended April 30, 2006. Further, the use of UK net operating loss carryforwards may be limited.

8. STOCKHOLDERS’ TRANSACTIONS

Common Stock

From inception through April 30, 2003, the Company financed its operations through the sale of 4,314,461 shares of common stock to individual investors at prices in United Kingdom Pounds translated into US Dollars ranging from approximately $0.03, to $1.10, for a total of $155,570. Of this total, $5,728 remained unpaid at the end April 30, 2003 and was recorded as subscription receivable. In addition, 733,684 shares were issued at $0.03 for the services of consultants, for a total of $17,007. Of this total, $9,975 was recorded to deferred equity-based expense, because some services were performed in the subsequent years. The services were accounted for at the fair value of the common stock issued, measured at the dates the commitments for service were reached with the contractors. The fair value of these shares was determined as equal to the value at which shares were being sold to unaffiliated investors at the times of the commitments for service.

For the year ending April 30, 2004, the Company completed additional sales of 350,164 shares of common stock at approximately $1.23 for a total of $436,987. At the end of April 30, 2004, the amount remaining unpaid for all prior equity sales was $84,283 and was recorded as subscription receivable. The Company issued 22,233 shares of common stock at approximately $1.23 for the services of a consultant, for a total of $27,985. Of this total, $25,216 was recorded as deferred equity-based expense. During the year ended April 30, 2004, 146,007 issued shares were purchased by the President and Chief Executive Officer of the Company from an individual who had not paid for the shares. The fair value of these shares was determined as equal to the value at which shares were being sold to all other unaffiliated investors at the time of this share purchase. The Company recorded the difference between the purchase price and the fair value of the shares as compensation expense amounting to $181,371.

For the year ending April 30, 2005, the Company sold 374,074 shares to individual investors at approximately $1.33, for a total of $494,443. In this period, 21,901 shares of common stock were issued at approximately $1.23 per share for the services of a consultant, for a total of $26,955.

During the year ended April 30, 2006, the Company sold 12,669 shares to an individual investor at approximately $1.57, for a total of $19,834. In this period, 3,650 shares of common stock were issued at approximately $1.50 in satisfaction of the shares to be issued at April 30, 2005 for a balance of $5,465.

Stock-Based Compensation

The Board of Directors adopted and the stockholders approved the 2005 Equity Incentive Plan in June 2005. The plan was adopted to recognize the contributions made by the Company’s employees, officers, consultants, and directors, to provide those individuals with additional incentive to devote themselves to its future success, and to improve the Company’s ability to attract, retain and motivate individuals upon whom the Company’s growth and financial success depends. Under the plan, stock options may be granted as approved by the Board of Directors or the Compensation Committee. There are 8,000,000 shares reserved for grants of options under the plan, of which 2,204,701 have been issued as substitutions with the exact same terms for the 2,204,701 previously issued options outstanding as of April 30, 2005. Stock options vest pursuant to individual stock option agreements. No options granted under the plan are exercisable after the expiration of ten years (or less in the discretion of the Board of Directors or the Compensation Committee) from the date of the grant. The plan will continue in effect until terminated or amended by the Board of Directors or until expiration of the plan on August 31, 2015.

On April 13, 2007, the Company’s Board of Directors approved a merger agreement with Access Pharmaceuticals, Inc, as more fully described in Note 15. Under the terms of that agreement Access will not assume, or provide a substitute option, for any of the Company’s stock options.  Rather, all of the outstanding options to purchase Company common stock issued pursuant to the Company’s 2005 Equity Incentive Plan will be cancelled prior to the closing of the transaction in accordance with Section 11.3(d) of the Equity Incentive Plan. As a result, pursuant to the terms of Section 11.3(d) of the Equity Incentive Plan, the Company’s Board of Directors has resolved to: (i) allow the immediate and accelerated vesting of all of the options granted, and (ii) allowed the exercise of the option in whole or in part until May 31, 2007. Based on FAS 123(R), no incremental expense was recorded for these options with accelerated vesting as the fair value of the modified options was less than the fair value of the original options calculated immediately before the terms were modified. None of the options were exercised thru May 31, 2007. Additional expenses of $507,284 was due to the acceleration of the vesting.

FAS 123(R) requires the use of a valuation model to calculate the fair value of each stock-based award. Since May 1, 2003, the Company has used the Black-Scholes model to estimate the fair value of stock options granted. For the valuation of stock-based awards granted in the years ended April 30, 2007 and 2006, respectively, the Company used the following significant assumptions:

Compensation Amortization Period. All stock-based compensation is amortized over the requisite service period of the options, which is generally the same as the vesting period of the options. For all stock options, the Company amortizes the fair value on a straight-line basis over the service periods.

Expected Term or Life. The expected term or life of stock options granted or stock purchase rights issued represents the expected weighted average period of time from the date of grant to the estimated date that the stock option would be fully exercised. To calculate the expected term, the Company used the total of one-half of the option term and one-half of the vesting periods.

Expected Volatility. Expected volatility is a measure of the amount by which the Company’s stock price is expected to fluctuate. The Company’s stock is currently traded on the over-the -counter bulletin board under the trading symbol “SMPM”. The Company estimated the expected volatility of the stock options at grant date using the daily stock price of three comparable companies over a recent historical period equal to the Company’s expected term.

Risk-Free Interest Rate. The risk-free interest rate used in determining the fair value of our stock-based awards is based on the implied yield on U.S. Treasury zero-coupon issues with remaining terms equivalent to the expected term of our stock-based awards.

Expected Dividends. The Company has never paid any cash dividends on common stock and does not anticipate paying any cash dividends in the foreseeable future. Consequently, the Company used an expected dividend yield of zero in valuation models.

Expected Forfeitures. As stock-based compensation expense recognized in the consolidated statements of operations for year ended April 30, 2007 is based on awards that are ultimately expected to vest, it should be reduced for estimated forfeitures. FAS 123(R) requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. Pre-vesting forfeitures were estimated to be 0% for stock options granted for the year ended April 30, 2007 based upon historical forfeitures.

Summary of Significant Assumptions of the Valuation of Stock-Based Awards. The weighted-average estimated fair value of stock options granted during the year ended April 30, 2007 and 2006 was $0.43 and $0.42 per share, respectively. The fair value for these stock options was estimated at the date of grant with the following weighted-average assumptions for the years ended April 30, 2007 and April 30, 2006, respectively:

	Year ended April 30,
	2007	2006
Expected volatility	80.17 to 81.38%	101.80%
Weighted-average volatility	80.41%	101.80%
Expected dividend yield	0%	0%
Expected term in years	6.0	6.0 to 7.0
Risk-free interest rate	4.8% to 5.1%	4.1% to 4.6%

During the years ended April 30, 2007 and 2006, the Company recognized compensation costs related to stock options of $739,000 and $300,615, respectively.

The following table summarizes activity for stock options issued to employees, consultants and directors for the years ended April 30, 2007 and 2006:

	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value
Outstanding at April 30, 2005	2,204,701	$1.23	7.6	$44,094
Granted	1,781,170	0.60
Exercised	—
Forfeited	(160,622)	1.23
Expired	—
Outstanding at April 30, 2006	3,825,249	0.94	7.9	$65,696
Granted	122,500	0.60
Exercised	—
Forfeited	(339,417)	0.60
Expired	(125,169)	1.15
Outstanding at April 30, 2007	3,483,163	$0.95	0.1	$1,040,399
Exercisable at April 30, 2007	3,483,163	$0.95	0.1	$1,040,399

The aggregate intrinsic value represents the difference between the stock price on the last day of the fiscal year, April 30, 2007, which was $1.25, and the exercise price multiplied by the number of options outstanding.

The following table summarizes information about non-vested Company stock options as of April 30, 2007 (unaudited):

Shares	Weighted Average Grant Date Fair Value
Non-vested at April 30, 2006	1,849,128	$0.43
Granted	122,500	$0.43
Vested	(1,632,211)	$0.48
Forfeited	(339,417)	$0.18
Non-vested at April 30, 2007	-0-

Stock Warrants

Through the year ended April 30, 2005, the Company issued no warrants. During the year ended April 30, 2006, the Company issued warrants to non-employees to purchase up to 6,952,838 common shares over periods ranging from 5 to 7 years at prices ranging from $0.01 to $2.25. Included in the warrants issued were warrants to a non-employee to purchase up to 9,987 common shares over a five year period at a price of $2.25. In the year ended April 30, 2007, the Company issued warrants to non-employees to purchase up to 150,000 common shares over a period of six years at a price of $.01 (Note 4). In accordance with EITF 96-18, the Company determined that the fair value of the equity instrument issued was more reliably measured because it was difficult to determine the value of the services performed. In accordance with FASB Statement No. 123R, the Company has expensed the fair value of all the warrants issued during the year. The fair value was estimated using the Black-Scholes valuation method. The assumptions utilized in the valuation model were a dividend yield of zero, volatility factors ranging from 76.5 to 97.2%, the risk-free interest rates prevailing at the warrant issuance dates, which ranged from 4.1 to 4.9%, and expected warrant lives ranging from 2.5 to 3.5 years. The fair market value of the warrants used in the Black-Scholes valuation model was equal to the most recent value at which shares were being sold to unaffiliated investors.

The following table summarizes the activity for warrants issued during the years ended April 30, 2007 and 2006.

	Shares	Wtd. Avg. Exercise Price
Outstanding April 30, 2005	—
Granted	6,952,838	$.62
Exercised	—
Forfeited	—
Expired	—
Outstanding April 30, 2006	6,952,838	$.62
Granted	150,000	$.01
Exercised	—
Forfeited	—
Expired	—
Outstanding April 30, 2007	7,102,838	$.61

The following table summarizes information about warrants outstanding as of April 30, 2007:

Warrants Outstanding	Warrants Exercisable
Exercise Prices	Number Outstanding	Wtd. Avg Remaining Contr. Life	Wtd. Avg Exercise Price	Number Exercisable	Wtd. Avg Exercise Price
$0.01	1,166,534	5.8 years	$0.01	1,166,534	$0.01
$0.60	987,720	4.8 years	$0.60	987,720	$0.60
$0.75	4,938,597	4.8 years	$0.75	4,938,597	$0.75
$2.25	9,987	3.1 years	$2.25	9,987	$2.25

9.     SHARE EXCHANGE AGREEMENT AND PLAN OF MERGER AGREEMENT

On August 22, 2005, Somanta Limited, a company organized under the laws of England and Wales, became a wholly-owned subsidiary of Bridge Oncology Products, Inc. (“BOPI”), a privately held Delaware corporation pursuant to a share exchange with BOPI. BOPI was formed in February 2005, and its only operation was to in-license a product development candidate for development outside the United States and Canada.

Under the terms of a Share Exchange Agreement by and among BOPI, Somanta Limited, and the shareholders and option holders of Somanta Limited, BOPI (i) issued 5,832,834 shares of BOPI to the twenty-five holders of 79,898,686 ordinary shares of Somanta Limited and (ii) issued substitute options to purchase 2,032,166 shares of BOPI to the eleven holders of Somanta Limited options covering 27,836,800 ordinary shares of Somanta Limited. The exchange ratio in the share exchange was 1 share of BOPI for each 13.698 shares of Somanta Limited. As a result of this share exchange, the shareholders of Somanta Limited owned 50% of the fully diluted ownership of BOPI, and the holders of BOPI owned the remaining 50%.

Somanta Limited options were all priced at 5 pence pursuant to Somanta Limited’s Board resolution dated May 18, 2005. These option grant prices were converted into US dollars at the exchange rate on June 13, 2005, to $0.09 per share. After the exchange ratio from the share exchange was applied, these options now have an exercise price of $1.232828 per share for each BOPI option issued in the share exchange.

The acquisition was accounted for as a recapitalization, as described in FASB 141, 17-3. This transaction is treated as a capital transaction in substance, rather than a business combination. That is, the transaction is equivalent to Somanta Limited issuing stock for the net monetary assets of BOPI, accompanied by a recapitalization. The assets of BOPI were recorded at the historical value. The intangible asset on BOPI’s books was written off to the income statement on the date of the acquisition (August 22, 2005). Accordingly, the historical financial statements of Somanta Limited became the historical financial statements of BOPI after this transaction. In accounting for this transaction, since Somanta Limited is deemed to be the purchaser and surviving company, its net assets have been included in the consolidated balance sheets at their historical book values.

On August 24, 2005, the name of BOPI was changed to Somanta Incorporated (“SI”).

On September 7, 2005, SI entered into a letter of intent to effect a merger with Hibshman Optical Corp (“Hibshman”), a New Jersey corporation, and a public reporting company that did not have a market for its common stock. Hibshman was formed in 1991 under the name PRS Sub I, Inc., as a subsidiary of People Ridesharing Systems, Inc. (“PRS”), a public corporation that had filed for Bankruptcy in 1989. In March 1992, the name of PRS Sub I was changed to Service Lube, Inc., in anticipation of becoming an operating business. In April 1992 the name was changed to Fianza Commercial Corp. Again in April 1992 the name was changed to Hibshman. Hibshman never had an operating business, its stock never traded publicly, and its shareholders never received stock certificates.

On September 27, 2005, Hibshman, pursuant to an action taken by the written consent of its board and shareholders, adopted an Agreement and Plan of Merger to effect the reincorporation of Hibshman into Delaware prior to the merger with SI. Hibshman formed a new Delaware corporation which was a wholly owned subsidiary of Hibshman (“Delaware NewCo”). At the closing of the reincorporation, Hibshman merged into Delaware NewCo and each outstanding Hibshman share was exchanged for .01305340 of Delaware NewCo shares with each registered holder of a fractional share being issued 50 Delaware NewCo shares in lieu of such fractional share. Delaware NewCo was the surviving entity and the successor issuer under the Exchange Act and had 576,700 outstanding shares. Delaware NewCo was named “Somanta Pharmaceuticals, Inc.”

On January 31, 2006, pursuant to an Agreement and Plan of Merger by and among Delaware NewCo, SI, and Somanta Merger Sub (“Merger Sub”), a wholly-owned subsidiary of Delaware NewCo, SI merged with Merger Sub and became a wholly-owned subsidiary of Delaware NewCo. In connection with this merger transaction, Delaware NewCo issued to the holders of SI capital stock an aggregate of 13,697,834 shares of Delaware NewCo common stock and assumed the SI 2005 Equity Incentive Plan and all options outstanding thereunder which options became options to purchase 3,831,864 shares of Delaware NewCo common stock. As a result, (i) the shareholders and optionholders of SI owned approximately 97% of the total outstanding common stock of Delaware NewCo on a fully diluted basis, (ii) Delaware NewCo assumed the SI 2005 Equity Incentive Plan and reserved 8,000,000 common shares for issuance under the Plan, and (iii) Delaware NewCo changed its name to Somanta Pharmaceuticals, Inc.

The acquisition was accounted for as a recapitalization, as described in FASB 141, 17-3. This transaction is treated as a capital transaction in substance, rather than a business combination. That is, the transaction is equivalent to Somanta Incorporated issuing stock for the net monetary assets of Hibshman Optical Corp., accompanied by a recapitalization. Accordingly, the historical financial statements of Somanta Incorporated became the historical financial statements of Hibshman Optical Corp. after this transaction. In accounting for this transaction, since Somanta Incorporated is deemed to be the purchaser and surviving company, its net assets have been included in the consolidated balance sheets at their historical book values. Somanta Pharmaceuticals, Inc., elected to change the fiscal year end from December 31 to April 30 of Somanta Incorporated.

10.     CONVERTIBLE NOTE

On August 23, 2005, Bridge Oncology Products, Inc. (“BOPI”) issued a $1,000,000 secured convertible note to SCO Capital Partners LLC (“SCO”). The note was secured by BOPI’s assets, carries an annual interest rate of 7.5%, and was due at the earlier of (i) BOPI’s completion of a qualified equity financing of at least $10,000,000 or (ii) August 23, 2006. SCO had the option to be repaid in cash or to convert the debt into the shares of a qualified equity financing at the lowest price paid by institutional investors.

On November 7, 2005, SCO agreed to expand its secured convertible note to SI from $1,000,000 up to $1,250,000. Under the terms of the revised arrangement with SI, the security and interest rate remained unchanged. The terms were amended to require repayment at the earlier of (i) SI’s completion of an equity financing of at least $5,000,000 or (ii) February 28, 2006. Consistent with the secured convertible note above, SCO had the option to be repaid in cash or to convert the debt into the shares of a qualified equity financing at the lowest price paid by institutional investors.

In addition, for each $50,000 borrowed on the additional $250,000 line of credit, the Company agreed to issue a six-year warrant to purchase 173,307 shares of common stock in the amount of 1% of the Company’s fully diluted common shares outstanding at an exercise price of $0.01 per share. SI has drawn an additional $250,000 under this arrangement, for a total amount outstanding of $1,250,000 and has issued warrants to purchase a total of 866,534 shares of common stock to SCO. These warrants are immediately exercisable upon issuance and expire on November 8, 2012. The fair market value of these warrants, as discussed further below, was estimated to be $0.59 per share at the issuance date and re-measured at $0.59 as of April 30, 2006. The assumptions used in the Black-Scholes model were risk-free interest rate of 4.5% at the time of issuance and 4.95% at April 30, 2006, volatility factors of 97.24% at the issuance and 76.63% at April 30, 2006, calculated as the weighted average of the stock price volatility of ranked comparable public companies, and contractual terms equal to the exercise periods of the respective warrants. The fair value of the common stock as used in this calculation was $.60 per share, as negotiated between the Company and the Series A Convertible Preferred Stock investors. None of these warrants have been exercised as of April 30, 2007.

These warrants have registration rights for the underlying shares. The investor rights agreement for the warrant requires the Company pay a penalty in cash as liquidated damages if the underlying shares are not registered in a Registration Statement and such Registration Statement is not declared effective on or prior to the 90th day following the initial closing date. The Company will be required to pay, in cash, liquidated damages for such failure, equal to 1% of the holder’s subscription amount. Pursuant to Emerging Issues Task Force (EITF) No. 00-19, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock, the fair value of the warrants at the issuance was recorded as a warrant liability, as 1) the shares are required to be registered and 2) net cash settlement could occur. EITF 00-19 provides that contracts that include any provision that could require net-cash settlement cannot be accounted for as equity of the Company. The warrant agreements require net cash settlement, at the option of the holders, in the event the Company fails to issue and deliver common stock on exercise of the warrants within three business days of receipt of a written exercise notice by a holder and the holder purchases shares of common stock to deliver in satisfaction of a sale of the shares of warrants stock which the holder anticipated to receive upon exercise.

In accordance with Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities, (“FASB 133”), the Company determined that the conversion feature of the notes did not meet the criteria for bifurcation of the conversion option, as the debt met the definition of “conventional convertible debt”, as defined under EITF 00-19, and therefore the conversion feature of the debt did not need to be bifurcated and accounted for as a derivative.

In accordance with EITF No. 00-27, Application of Issue No. 98-5 to Certain Convertible Instruments, which provides guidance on the calculation of a beneficial conversion feature on a convertible instrument, the Company has determined that the convertible note payable had a non-cash beneficial conversion feature of $364,721, which was determined once the qualified equity financing was finalized. The beneficial conversion feature was calculated on the note commitment date but recognized when the contingency of conversion was resolved and was determined based on the difference between the calculated conversion value after the allocation of the full fair value of the warrants of $514,981 to the debt as debt discount and the fair value of the Company’s common stock of $0.60 per share. The value of the Company’s common stock of $0.60 per share was based on the value of common stock obtained through negotiation for independent sales of common stock to unaffiliated investors. After the allocation of proceeds between the debt and warrants are made, conversion price of $0.425 was calculated based on the allocated amount to debts divided by 2,083,333, the total number of shares into which the note is convertible. The calculated amount of $0.175, the difference of the fair value of the common stock of $0.60 and the effective conversion price of $0.425, represents the beneficial value per share. This beneficial value was applied to the total shares into which the note is convertible, to calculate the beneficial conversion feature. The proceeds of $1,250,000 on the note were recorded net of the discount of $364,721 on account of the beneficial conversion feature and discount of $514,981 on account of the full fair value of the warrants. In conjunction with the private placement (Note 12), the debt and accrued interest was converted into 128.6318 shares of Series A Convertible Preferred Stock. The discounts on account of the beneficial conversion feature and fair value of the warrants have been recognized as additional interest expense on conversion.

11.     PRIVATE PLACEMENT

On January 31, 2006, Somanta Pharmaceuticals, Inc. completed a private placement of 592.6318 shares of its Series A Convertible Preferred Stock (“Series A Preferred”) at a price of $10,000 per share, including six-year warrants to purchase an additional 4,938,598 shares of its common stock. The Series A Preferred shares consisted of 464 shares purchased by investors which are convertible into 7,733,333 shares of common stock and 128.6318 shares that gave effect to the conversion amount of $1,286,318, representing the value of the converted note of $1,250,000 (Note 11) and the associated accrued interest of $36,318. The total 592.6318 preferred shares are convertible into 9,877,197 common shares. Gross proceeds to Somanta were $4,640,000, including $3,671,209 in cash, payments to various vendors amounting $968,791, which included cash payment of $624,105 to SCO Securities, LLC, its placement agent.

The Series A Preferred is initially convertible into 9,877,197 shares of the Company’s common stock at a conversion price of $0.60 per share. The conversion value is subject to adjustment. The exercise price for the warrants is $0.75 per share and they are immediately exercisable upon issuance. The fair market value of these warrants, as discussed further below, was estimated to be $0.41 per share at the issuance date.  The warrants expire on January 31, 2012. None of the warrants have been exercised as of April 30, 2007.

Holders of the Series A Preferred stock are entitled to receive dividends at 8% per annum. Dividends will accrue and will be cumulative from the date of issuance, whether or not earned or declared by the Board of Directors. Dividends can be paid at the Company’s option either in cash or shares of the Company’s common stock on April 30 and October 31 of each year. The holders of the Series A Preferred stock have full voting rights and powers, subject to the Beneficial Ownership Cap, equal to the voting rights and powers of the Common stock holders.

The Series A Preferred stockholders have a liquidation preference, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, senior to the holders of common stock in an amount equal to $10,000 per share of preferred stock plus any accumulated and unpaid dividends on the preferred stock. In the alternative, the holders of the Series A Preferred may elect to receive the amount per share that would be distributed among the holders of the preferred stock and common stock pro rata based on the number of shares of the common stock held by each holder assuming conversion of all preferred stock, if such amount is greater than the amount such holder would receive pursuant to the liquidation preference. A change of Control of the Corporation will not be deemed a liquidation.

The Series A Preferred Stock is not redeemable for cash. The holder of any share or shares of Series A Preferred can, at the holder’s option, at any time convert all or any lesser portion of such holder’s shares of Series A Preferred stock into such number of shares of common stock as is determined by dividing the aggregate liquidation preference of the shares of preferred stock to be converted plus accrued and unpaid dividends thereon by the conversion value then in effect for such Preferred Stock (“Conversion Value”). The Company can, on the occurrence of a conversion triggering event, elect to convert all of the outstanding preferred stock into common stock. A conversion triggering event is (i) a time when the registration statement covering the shares of common stock into which the Series A Preferred is convertible is effective and sales may be made pursuant thereto or all of the shares of common stock into which the Series A Preferred is convertible may be sold without restriction pursuant to Rule 144(k) promulgated by the SEC and the daily market price of the common stock, after adjusting for stock splits, reverse splits, stock dividends and the like is $5 or more for a period of 30 of the immediately preceding 60 consecutive trading days and the volume of common stock traded on the applicable stock exchange on each such trading day is not less than 100,000 shares, or (ii) a time when the Company consummates a sale of common stock in a firm commitment underwritten public offering in which the offering price before deduction of expenses of the common stock is greater than 200% of the Conversion Value and the aggregate gross proceeds of the offering to the Company are greater than $25 million.

All the outstanding preferred stock will be automatically converted to common stock upon an occurrence of a qualified change of control provided that upon consummation of a qualified change of control the holders of the shares issuable on automatic conversion shall be entitled to receive the same per share consideration as the qualified change of control transaction consideration. The holders of the Series A Preferred may require the Company to redeem the shares upon the Company’s failure or refusal to convert any shares of Preferred Stock in accordance with the terms of issue, or by providing a written notice to that effect.

The Series A Preferred has been classified as equity, as the Series A Preferred stock is not redeemable. In accordance with EITF No. 00-27, Application of Issue No. 98-5 to Certain Convertible Instruments, the Company has determined that the Series A Preferred had a beneficial conversion feature of $1,522,317 as of the date of issuance. As such, the Company recorded a non-cash deemed dividend of $1,522,317 resulting from the difference between the conversion price determined after allocation of the full fair value of the warrants of $0.41 at the issuance date, revalued at $0.78 as of April 30, 2007, and the fair value of common stock of $0.60. The carrying value of the Series A Preferred of $5,926,318 was recorded net of the deemed dividend of $1,522,317 and a discount of $2,048,531 at the issuance date. The change in fair value of the warrants was recorded as other income in the consolidated statement of operations for the year ended April 30, 2007.

The holders of the Series A Preferred and warrants have registration rights which obligate the Company to file a registration statement with the Securities and Exchange Commission (“SEC”) covering the resale of the common stock issuable upon conversion of the Series A Preferred and the common stock issuable upon exercise of the warrants (as well as certain other securities of the Company) within 30 days after the closing of the private placement. In the event the registration statement is not filed within such thirty day period or if the registration statement is not effective within 120 days after the date it is filed, or a registration statement, once declared effective ceases to remain effective during the period that the securities covered by the agreement are not sold, the Company will be required to pay, in cash, liquidated damages for such failure, equal to 1% of the holders of the Series A Preferred investment amount for each thirty day period in which the registration statement is not filed or effective, or maintained effective, as the case may be. This penalty obligation expired on January 31, 2007 since the SEC declared the Registration Statement effective on August 10, 2006.

In accordance with EITF Issue 05-4, The Effect of a Liquidated Damages Clause on a Freestanding Financial Instrument Subject to Issue No. 00-19, the Company believes that the effect of the liquidated damages should be treated under the first view (View A), which states that a registration rights agreement should be treated as a combined unit together with the underlying financial instruments, warrants and derivative debenture and evaluated as a single instrument under EITF Issue 00-19 and FAS 133. The Company concluded that this view is the most appropriate for the transaction. The Registration Rights Agreement and the financial instruments to which it pertains (the warrants and the preferred stock) were considered a combined instrument and accounted for accordingly.  The SEC declared the Registration Statement effective on August 10, 2006. As a result, during the quarter ended July 31, 2006, the Company accrued a liability of liquidated damages of $120,502. During the quarter ended October 31, 2006 an agreement was reached with SCO on the liquidated damages matter. The agreement concluded that since the securities owned by SCO Capital Partners, LLC were not registered because SCO voluntarily withdrew them from the Registration because of the resale restrictions required by the SEC, the Company is not obligated for any liquidated damages pertaining specifically to SCO Capital Partners, LLC. Accordingly, the Company reversed out $85,302 of liquidated damages in the prior quarter ended October 31, 2006.

The Company also issued six year warrants to its placement agent to purchase 987,720 common shares at $0.60 per share to SCO Securities LLC, as part of the success fees of 10% of the aggregate value of the transaction at sales price of common stock. These warrants are immediately exercisable upon issuance. The fair value of these warrants at the date of issuance was estimated to be $0.44 per share and revalued at $0.41 as of April 30, 2006 and has been recorded as issuance costs and offset against the proceeds of the Series A Preferred. On February 27, 2007, the Company issued a six year warrant to SCO Financial Group to purchase 150,000 common shares at $.01 per share.

The fair value of warrants issued in connection with the issue of convertible debt and convertible preferred stock, including the agent warrants, was estimated at the date of grant and revalued at April 30, 2007 using a Black Scholes option pricing model with the following assumptions: a risk free interest rate of approximately 4.5% at the issuance date and 4.6% on April 30, 2007, no dividend yield, volatility factors of 81.89% to 97.24% at the issuance date and 50.89% to 60.56% at April 30, 2007, contractual terms of 6 and 7 years and expected terms based upon the formula prescribed in SEC Staff Accounting Bulletin 107 of 3 years and 3.5 years. These assumptions use the interest rate prevailing at the time of issuance, volatility factors calculated as the weighted average of the stock price volatility of ranked comparable public companies, and contractual terms equal to the exercise periods of the respective warrants. The fair value of the common stock as used in this calculation was $.60 per share at the issuance date, as negotiated between the Company and unaffiliated third party Series A investors, and $1.25 on April 30, 2007. The change in fair value of the warrants for the year ended April 30, 2007 of $2,931,118 was reported in other expense and disclosed in the financial statements.

The fair value of the above warrants has been classified as a liability pursuant to EITF 00-19 as described in Note 4 for the years ended April 30, 2007.

The fair value of the warrants was reassessed at the end of the fiscal year 2007 with changes in fair value recorded in other income (expense) and disclosed in the financial statements.

The holders of the Series A Preferred Stock are entitled to receive, when, if and as declared by the Board, dividends at 8% per annum cumulative from the date of issuance of the shares of Preferred Stock. The board did not declare the dividends as of April 30 2007. Therefore, a dividend of $589,708 and $115,604 for the year ended April 30, 2007 and 2006, respectively,   on the Preferred Stock has not been recorded in the consolidated financial statements, but in accordance with SFAS No. 129, the dividend amount has been included in the calculation of net loss per share.

12.     SECURED NOTE

On April 26, 2007, the Company entered into a Note Purchase Agreement, a Security Agreement, a Patent Collateral Assignment and Security Agreement and a Trademark Collateral Security and Pledge Agreement (collectively, the “Loan Documents”) with Access Pharmaceuticals, Inc. (“Access”). Under the terms of the Loan Documents, Access initially loaned the Company $33,462. Access, in its sole discretion, may from time to time advance additional loan amounts to the Company. All amounts loaned to the Company by Access are secured by substantially all of the assets of the Company pursuant to the terms of the Loan Documents. The Note bears interest at 10% and is repayable at the earlier of: (i) August 31, 2007, or (ii) the date of the termination of the Agreement and Plan of Merger dated as of August 18, 2007 between the Company and Access.

13.     COMMITMENTS—EMPLOYMENT AND CONSULTING AGREEMENTS

In January 2006, the Company entered into employment agreements with the Company’s President and Chief Executive Officer (“CEO”), and with the Company’s Executive Chairman, for one year terms. These agreements were automatically renewed for an additional on year term on January 31, 2007. Under these agreements, the President and Executive Chairman are to be paid annual base salaries of $275,000 and $248,000, respectively. Both officers are eligible to receive annual bonuses and additional stock option grants at the discretion of the Company’s board of directors. In July 2006, the Company’s CEO and Executive Chairman agreed to defer 50% of their base salaries until the completion of the Company’s next fund raising at which time the deferred amounts would be repaid and the deferrals would cease. Effective October 1, 2006, the Company’s CEO and Executive Chairman agreed to defer 100% of their base salaries until the completion of the Company’s next fund raising, or the completion of a merger or other consolidation with another company, at which time the deferred amounts would be repaid and the deferrals would cease. Effective June 30, 2006, our Executive Chairman was appointed by our Board to be our Chief Financial Officer, Secretary and Treasurer.

In January 2006, the Company entered into an employment agreement with the Company’s Chief Financial Officer (“CFO”). Under the agreement, the CFO was to be paid an annual base salary of $215,000 and also entitled to receive an annual bonus and additional stock option grants at the discretion of the Company’s board of directors. In June 2006, the Company’s CFO resigned. The Company is not obligated to pay him any severance or other payments as the result of his departure; however, the board agreed to amend the terms of his stock option agreement to immediately vest him in twenty five percent (25%) of the shares covered by the option, or 101,668 shares, and enable him to exercise such option until June 30, 2007. Based on FAS 123R, no incremental expense was recorded for these options with accelerated vesting as the fair value of the modified options was less than the fair value of the original options calculated immediately before the terms were modified.

In November 2005, the Company entered into two consulting agreements: (i) a Service Provision Agreement with Pharma Consultancy Limited, a UK company controlled by Luiz Porto, one of the Company’s stockholders pursuant to which the Company will pay Dr. Porto approximately $278,000 per year, for services rendered by Dr. Porto to the Company as an independent consultant in connection with the management of the Company’s clinical activities, that will terminate on December 31, 2006 unless extended by a mutual written agreement of the parties and may be terminated, with or without cause, by giving the other party thirty (30) days’ prior written notice; and (ii) a Service  Provision Agreement with Gary Bower pursuant to which the Company will pay Mr. Bower approximately $156,000 per year for services rendered by Mr. Bower to the Company as an independent consultant in connection with the pre-clinical activities related to the manufacturing of the Company’s product candidates, that will terminate on December 31, 2006 unless extended by a mutual written agreement of the parties and that may be terminated, with or without cause, by giving the other party thirty (30) days’ prior written notice.

The agreement with Mr. Bower was amended in April 2006 to include GTE Consultancy Limited, a company organized under the laws of United Kingdom and owned by Mr. Bower, as the service provider pursuant to the agreement. With the approval of the Company’s board of directors, both Dr. Porto and Mr. Bower may also be granted cash bonuses and stock options in the future. In July 2006, Pharma Consultancy Limited and GTE Consultancy Limited amended their agreements to reduce, effective September 1, 2006, their consulting services to the Company by 33%, which in turn, will reduce the Company’s payments by approximately $91,000 and $51,000, respectively, on an annualized basis. Both agreements expired by there terms on December 31, 2006 and were not renewed.

The Company’s former CFO resigned in August 2005, in connection with the closing of the share exchange agreement with Bridge Oncology. In January 2006, he entered into a consulting arrangement with the Company under which he is paid $5,000 per month retroactive to June 2005. Effective June 1, 2006, the former CFO agreed to modify his consulting arrangement to provide his services for $100 per hour in lieu of a fixed retainer and was granted options to acquire 25,000 of the Company’s common stock at $.60 per share vesting quarterly over twenty four months.  Those options expired as of May 31, 2007.

14.     SIGNIFICANT CONTRACTS AND LICENSES

IN-LICENSING AGREEMENTS

De Montfort University

In November 2001, the Company entered into a Patent and Know-how Assignment and License Agreement with De Montfort University of Leicester, England, pursuant to which De Montfort University agreed to assign to the Company the key patent related to chloroethylaminoanthraquinone, a cytotoxic small molecule and to exclusively license to the Company certain know-how related to this molecule for use in field of the treatment of cancer. In March 2003, the Company amended and restated that agreement to extend the time period in which the assignment and license would be triggered. In October 2005, De Montfort University formally assigned the patent that covers the molecule to the Company. Pursuant to the agreement with De Montfort University, the Company paid De Montfort an initial assignment fee of $42,815 in March 2004 and issued 219,010 shares of common stock to De Montfort valued at $4,677 in December 2001. The Company is not obligated to make any royalty payments to De Montfort based on the sale of any product that is based on this small molecule, but it is obligated to pay De Montfort certain milestone payments based on the achievement of agreed upon clinical milestones. If the Company successfully achieves each of these milestones, it would be obligated to pay De Montfort a total aggregate amount of milestone payments of GBP 250,000, or approximately $500,000. The Company is obligated to use its commercial best efforts to achieve these agreed upon clinical milestones. The Company has the right to terminate its agreement with De Montfort on 90 days advance notice, and either party has the right to terminate the agreement for breach by the other party upon 90 days advance notice (60 days for payment failures), if such breach is not cured within the notice period.

Immunodex, Inc.

On January 25, 2002, the Company entered into a Patent Know-How and License Option Agreement with Immunorex, Inc. (later renamed Immunodex, Inc.) giving it a worldwide, exclusive sublicense, with the right to further sublicense, to all human radioimmunotherapy applications of certain patents on BrE3 and Mc3 monoclonal antibodies for use in breast cancer and other types of cancer. Pursuant to this agreement, the Company paid Immunodex an initial license fee of $10,000 and sold 292,012 shares of common stock to Immunodex for $5,638. On August 16, 2005, the Company entered into a Patent and Know-how Exclusive Sublicense Agreement with Immunodex, Inc. which had essentially the same terms and conditions as the 2002 agreement and which superseded that agreement. It also superseded prior agreements dated March 1, 2002 and September 17, 2002 related to the same subject matter. Pursuant to this August 2005 agreement, the Company paid Immunodex an initial license fee of $300,000. In addition, the Company is obligated to pay Immunodex $150,000 upon the delivery by Immunodex of each cell line that is necessary to manufacture each of the BrE3 and Mc3 monoclonal antibodies. The Company is further obligated to pay Immunodex annual license maintenance fees and all costs and expenses associated with the prosecution and maintenance of each of the patents licensed to the Company under the agreement. The Company’s obligation to pay this fee is reduced at such time as it begins to sell a product based on either of the antibodies, and terminates in its entirety at such time as the Company is selling products based on both antibodies. As noted below, on November 3, 2006 we terminated our license with respect on one of the monoclonal antibodies (huBrE-3 mAb), and continue to develop on Angiolix.

Assuming that we begin to sell products based on Angiolix fifteen (15) years after the date of the August 2005 agreement, or August 2020, which is our anticipated development timetable, we would have to pay to Immunodex an additional $2,600,000 in maintenance fees during that time period. In addition, we are obligated to pay Immunodex a royalty based on the net sales, if any, of products based on Angiolix. Further, we are obligated to develop Angiolix on an agreed upon timetable. If we fail to achieve any of the agreed upon clinical development and regulatory milestones, Immunodex would then have the right to terminate the August 2005 agreement, and if such a termination occurs, we would be obligated to pay Immunodex a termination fee of up to $500,000. We are also entitled to terminate the agreement with respect to Angiolix upon ninety (90) days advance notice to Immunodex. If we do so without cause, we would also be required to pay a termination fee of up to $500,000. Notwithstanding the foregoing, we do not have to pay a termination fee with respect to Angiolix if the agreement is terminated due to: (i) negative results of toxicity testing for the applicable drug candidate that the FDA indicates would preclude further testing of such drug candidate, (ii) a third party being granted orphan drug status by the FDA for a drug that would preclude us from receiving orphan drug status with respect to the applicable drug candidate, or (iii) our inability to achieve commercially viable yields with respect to the manufacture of the applicable drug candidate.

If we sublicense our rights with respect to Angiolix, we would be obligated to pay to Immunodex a sublicensing fee not to exceed $1,000,000 for each such sublicense granted based on payments received from each such sublicensee.

The term of the August 2005 agreement expires on the latter to occur of: (i) the expiration of the last to expire licensed patent, or (ii) fifteen (15) years after the first commercial sale of a product covered by the licensed patents. The August 2005 agreement superseded prior agreements with Immunodex dated January 25, 2002, March 1, 2002 and September 17, 2002, in each case related to the same subject matter.

In February 2006, the Company made a deposit of $150,000 into an escrow account pursuant to the agreement. This amount was released on November 7, 2006.

Effective November 3, 2006, the Company entered into a Side Amendment to Patent and Know-how Exclusive Sublicense Agreement with Immunodex and the Cancer Research Institute of Contra Costa (“CRICC”) (the “Side Amendment”). Pursuant to the Side Amendment, the Company has agreed with Immunodex and CRICC to reduce the amount of the annual maintenance fee under the License Agreement from $250,000 to $200,000 and to defer the annual maintenance fee that was due in August 2006 until the earlier of (i) the closing of a fundraising resulting in gross proceeds to us of at least $5,000,000, or (ii) January 31, 2007 (the “2006 Annual Maintenance Fee”). If the Company is unable to timely pay the 2006 Annual Maintenance Fee, the annual maintenance fee due under the License Agreement would revert to $250,000.

The Company has retained its rights with respect to huMc-3 mAb and its product candidate Angiolix; however, the Company has agreed to suspend the development of Angiolix until such time as the Company has paid the 2006 Annual Maintenance Fee. In addition, each of the product development milestones with respect to Angiolix set forth in the License Agreement has been reset to begin at such time as we make the 2006 Annual Maintenance Fee payment.

In addition, the Company agreed to reimburse Immunodex for certain out of pocket expenses in the aggregate amount of approximately $21,000, which amount was payable upon the execution of the Side Amendment.

On January 18, 2007 the Company entered into an Amendment to the Side Amendment which defers the amounts due on January 31, 2007, including the 2006 Annual Maintenance Fee, until July 31, 2007. In consideration for the deferral, the Company will pay $12,000 for each month of the deferral. In addition, the Company paid $2,050 of patent annuity payments.

On November 8, 2006, the Company made application to the National Institutes of Health for a non-exclusive license to certain patents held by NIH related to the humanization of Angiolix (huMc-3 mAb).  On December 5, 2006 NIH provided the Company with proposed terms for a non-exclusive license. On May 15, 2007, the NIH terminated Somanta’s non-exclusive license application since Somanta had not accepted the terms and had not executed the proposed license agreement.

The School of Pharmacy, University of London (SOP)

In March 2004, the Company entered into a Patent and Know-how Assignment and License Option Agreement with The School of Pharmacy, University of London. The Agreement granted to the Company an option to acquire the rights to the key patent application related to di-N-oxides of chloroethylaminoanthraquinone as a bioreductive prodrug and an exclusive worldwide license to the related know-how for development and commercialization in the field of the treatment of cancer. Pursuant to this agreement, the Company paid an initial option fee of $44,575 and issued 131,505 shares of common stock valued at $2,630 to The School of Pharmacy. In September 2005, The School of Pharmacy formally assigned to the Company the rights to the key patent application and the relevant know-how in the field of the treatment of cancer. The Agreement obligate the Company to pay The School of Pharmacy certain milestone payments based on the achievement of agreed upon clinical milestones with respect to the prodrug. If the Company successfully achieve each of these milestones, it would be obligated to pay The School of Pharmacy a total aggregate amount of milestone payments of GBP 275,000, or approximately $550,000. The Company is obligated to use its commercial best efforts to achieve these agreed upon clinical milestones. If the Company fails to achieve any of these agreed upon clinical milestones, The School of Pharmacy would have the right to terminate the know-how license under the agreement. In addition, the Company is obligated to pay The School of Pharmacy a royalty on net sales, if any, of products based on the prodrug. The Company has the right to terminate the agreement with the The School of Pharmacy on 90 days advance notice, and either party has the right to terminate the agreement for breach by the other party upon 90 days advance notice (60 days for payment failures), if such breach is not cured within the notice period. In February, 2006, SOP waived the condition in the agreement that the Company assign the patent back to SOP if the Company was unable to complete a substantial funding by December 31, 2005.

Virium Pharmaceuticals, Inc. (Virium)

In February 2005, Bridge Oncology Products, Inc. (BOPI), entered into a Phenylbutyrate Co-development and Sublicense Agreement with Virium Pharmaceuticals, Inc. covering the worldwide rights, excluding the United States and Canada, for the treatment of cancer, autoimmune diseases and other clinical indications. BOPI paid an upfront license fee of $50,000. As a result of the exchange agreement with BOPI, the Company has succeeded to the rights and obligations under this Agreement. The Company’s single largest stockholder, SCO Capital Partners, LLC, is also the single largest stockholder of Virium Pharmaceuticals, Inc., and the companies share a common director.

Virium is also a party to a sublicense agreement with VectraMed, Inc. for the rights to develop and commercialize PB worldwide for the treatment of cancer, autoimmune diseases and other clinical indications. In turn, VectraMed has obtained its rights to the product under an Exclusive Patent License Agreement dated May 25, 1995 with the U.S. Public Health Service (“PHS”) representing the National Institutes of Health. VectraMed subsequently assigned all its rights to PB to Virium pursuant to a novation agreement dated May 10, 2005. Virium is in the process of obtaining PHS approval for this agreement.

The Company is responsible for the conduct of clinical trials and patent prosecution outside the United States and Canada and payment of royalties to Virium on net product sales until such time as the patents covering such products expire. These patents expire at various times between 2011 and 2016.

The Company’s agreement with Virium does not fully comply with the sublicensing requirements set forth in Virium’s agreement with the National Institutes of Health because it does not expressly incorporate by reference all of the relevant sections of Virium’s license with NIH. The Company is currently seeking to amend its agreement with Virium to bring it into full compliance with such sublicensing requirements and to permit the Company to become a direct licensee of the NIH, should Virium default on its license with the NIH.

On October 20, 2006, NIH conditionally consented to the sublicense to the Company. However, the NIH conditions include an amendment to the Virium license to reflect an updated Virium development plan and milestones, the payment of $216,971 in past due patent expenses and the payment of a $5,000 sublicense royalty. Based on the information provided by NIH, it appears that about $200,000 relates to foreign patent expenses for calendar 2005 which would be the Company’s responsibility under its license agreement with Virium. Of that amount, approximately $12,000 relates to foreign patent maintenance fees and $197,000 largely relates to foreign patent legal expenses.  Somanta accrued an additional approximately $38,700 as patent annuity and legal expense for the year ended April 30, 2007. Virium advised Somanta that they satisfied two of the three conditions to obtaining final NIH approval for Somanta’s sublicense. Virium is in the process of negotiating an installment payment plan with respect to the past due patent expenses.

On December 6, 2006, the Company signed a letter of intent (LOI) pertaining to a license and collaboration agreement with Virium covering all formulations or drug combinations where Phenylbutyrate is an active ingredient.  Pursuant to the LOI, in addition to current worldwide rights, excluding North America, involving the current formulation of Phenylbutyrate, Somanta would obtain a participation in any revenue or royalties derived from sales in North America.  In return, we would grant Virium a reciprocal participation in Europe.  In the rest of the world, Somanta and Virium would share revenues and royalties equally. The LOI’s terms provide that both companies will, among other things, share data and jointly undertake the necessary pre-clinical and clinical studies, seek regulatory approvals and file for patent protection in all territories. It also provides for the formation of a joint development committee to oversee all aspects of the development and commercialization of Phenylbutyrate. Completion of the transaction contemplated by the LOI remains subject to the negotiation and execution of a definitive agreement.

COLLABORATIONS

Cancer Research Institute of Contra Costa (CRICC)

In August 2005, the Company entered into an Agreement Regarding Academic Clinical Study with the Cancer Research Institute of Contra Costa to provide financial support for an on-going Phase I-II clinical trial of patients with recurrent, metastatic breast cancer using the humanized monoclonal antibody BrE-3, labeled with Yttrium-90. In this trial, the antibody is being administered to patients in combination with the chemotherapeutic drug, Xeloda®. This agreement superseded a similar agreement signed in October 2003, which related to the same subject matter. Pursuant to this agreement, the Company is obligated to reimburse the Cancer Research Institute of Contra Costa over the twenty-four moths after the date of the agreement for the costs associated with the treatment of at least 10 patients with recurrent, metastatic breast cancer that are enrolled in the current Phase I/II clinical trial of Phoenix, which is being conducted at New York University/Bellevue Hospital. The Company does not expect these reimbursement payments to exceed $300,000 in the aggregate.

Effective November 3, 2006, the Company entered into a Side Amendment to Patent and Know-how Exclusive Sublicense Agreement with Immunodex and the Cancer Research Institute of Contra Costa (“CRICC”) (the “Side Amendment”). Pursuant to the Side Amendment, the Company elected to terminate the License Agreement with respect to huBrE-3 mAb product candidate. As a result, the Company has terminated all development activities with respect to huBrE-3 mAb and returned the related cell lines to Immunodex. In connection therewith, the Company has terminated its financial support of the clinical trial currently being conducted at New York University with respect to huBrE-3 mAB (the “huBrE-3 mAb Clinical Trial”). The Company has agreed to pay a total of $31,400 to CRICC for the two patients that were dosed in the huBrE-3 mAb Clinical Trial, which amount shall become due and payable at the time the Company becomes obligated to make the 2006 Annual Maintenance Fee payment.

University of Bradford (“UoB”)

On March 1, 2006, the Company entered into an agreement with the University of Bradford, Leeds, United Kingdom for the Company to fund a two-year research and development project staffed by UoB scientists to evaluate di-N-oxides of chloroethylaminoanthraquinones as a bioreductive prodrug and to evaluate and provide data on chloroethylaminoanthraquinones to support the requirements to initial clinical trials. The Company paid $84,835 and accrued $180,000 for project costs based on this agreement as of April 30, 2007. In May 2007, UoB threaten suit for non-payment of the amounts owed.

Imperial College of Science, Technology and Medicine (“Imperial College”)

On July 27, 2006, the Company entered into an agreement with Imperial College and a post-graduate student for the Company to fund a three-year pre-clinical research project staffed by Imperial College scientists to evaluate Angiolix (huMc-3 mAb) for anti-vascular cancer therapy. The Company has accrued $10,000 for the project costs in the year ended April 30, 2007.

OUT-LICENSING AGREEMENT

Advanced Cardiovascular Devices LLC (ACD)

On August 31, 2004, the Company entered into a research collaboration and license agreement with ACD. Under the agreement Somanta granted to ACD an exclusive license to use Somanta’s intellectual property, including the licensed patent and know-how related to chloroethlylaminoanthraquinone (see De Montfort University), a cytotoxic small molecule, in the field of vascular disorders using stents and devices in that field. The term of this agreement expires when the underlying patent expires in 2015. ACD agreed to pay Somanta a licensing fee at such time as ACD had received funding, plus milestones, and royalties on future product sales. In August, 2005, ACD paid the Company a non-refundable licensing fee of $10,000. In addition, ACD is obligated to develop a product based on the small molecule pursuant to an agreed-upon timetable. If ACD fails to achieve any of the agreed upon milestones, the Company would have the right to terminate the agreement; provided, however, that ACD could prevent the Company from so terminating the agreement with respect to the applicable failure by paying the Company a fee not to exceed $500,000 to reinstate its rights under the agreement. In addition, ACD is also obligated to pay the Company a royalty based on net sales, if any, of products based on the small molecule. Either party may terminate this agreement on 30 days advance notice for breach by the other party if the breach is not cured within such 30 day period. In addition, ACD may terminate the agreement upon written notice to the Company and without any further obligation if the licensed technology does not perform to the reasonable satisfaction of ACD or cannot be commercialized because of safety or efficacy reasons or because ACD is unable to raise the funds necessary to develop a product based on the licensed technology.

15.     MERGER AGREEMENT

On April 18, 2007, the Company, Somanta Incorporated, a wholly-owned subsidiary of the Company and Somanta Limited,  a wholly-owned subsidiary of Somanta Incorporated, and Access Pharmaceuticals, Inc. (“Access”) and Somanta Acquisition Corporation (“Merger Sub”), a wholly-owned subsidiary of Access and a Delaware corporation, entered into an Agreement and Plan of Merger (the “Merger Agreement”). Pursuant to the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub will merge with and into Somanta, with Somanta continuing as the surviving corporation and becoming a wholly-owned subsidiary of Access (the “Merger”). In addition, Access has received voting agreements with certain executive officers, directors and affiliates of Somanta representing approximately 81% of Somanta’s outstanding common and approximately 60% of its outstanding preferred shares under which the parties, subject to certain limited exceptions, have granted an irrevocable proxy to Access to vote their shares in favor of the merger.

In connection with the Merger, all of Somanta’s common stock that is outstanding at the effective time of the Merger (the “Effective Time”) will be converted into 500,000 shares of Access common stock. No fractional shares of Access common stock will be issued as a result of the Merger. In addition, all of Somanta’s preferred stock, including accrued and unpaid dividends, that is outstanding at the Effective Time of the Merger will be converted into 1,000,000 shares of Access’ common stock. No shares of Access preferred stock will be issued as a result of the Merger.

As of April 18, 2007, there were (i) 15,459,137 shares of Somanta’s common stock outstanding, including 1,166,534 shares issuable upon the exercise of warrants that are expected to be exercised prior to the Effective Time, and (ii) 591.6 shares of Somanta’s preferred stock outstanding. Also as of April 18, 2007, there were outstanding warrants to purchase 5,936,304 shares of Somanta’s common stock that are not expected to be exercised prior to the Effective Time and are expected to be converted into warrants to purchase approximately 192,000 shares of Access’ common stock (subject to adjustment as provided in the Merger Agreement).

The completion of the Merger is subject to various conditions to closing, including, without limitation, obtaining the approval of the Somanta stockholders. The Merger is intended to qualify as reorganization for federal income tax purposes.

  Somanta Pharmaceuticals, Inc.
(Formerly Hibshman Optical Corp.)
(A Development Stage Company)

Condensed Consolidated Balance Sheets

	(Unaudited) October 31, 2007	(Audited) April 30, 2007

Assets
Current assets:
Cash	$1,424	$5,385
Prepaid expenses	25,391	43,308

Total current assets	26,815	48,693
Office equipment, net of accumulated depreciation of $9,441 and $6,750 for the period ended October 31, 2007 and April 30, 2007, respectively	13,870	16,560
Other assets:
Restricted funds	—	2,000
Deposits	73	73

Total other assets	73	2,073

Total assets	$40,758	$67,326

Liabilities and Stockholders’ Deficit
Current liabilities:
Accounts payable	$1,027,819	$774,022
Due to related parties	281,335	241,874
Accrued expenses	969,121	811,539
Accrued research and development expenses	354,733	554,733
Note payable	822,712	33,462
Liquidated damages related to Series A preferred stock and warrants	35,200	35,200
Deferred revenue	6,429	7,143
Warrant liabilities	117,636	5,786,844

Total current liabilities	3,614,985	8,244,817
Stockholders’ deficit:
Preferred stock - $0.001 par value, 20,000,000 shares authorized Series A Convertible Preferred Stock, $0.001 par value, 2,000 shares designated, 591.6318 issued and outstanding as of October 31, 2007 and April 30, 2007	1	1
Common stock, $0.001 par value, 100,000,000 shares authorized, 15,459,137 shares issued and outstanding as of October 31, 2007 and April 30, 2007	15,460	14,293
Additional paid-in capital	7,614,859	7,604,360
Deficit accumulated during development stage	(11,204,549)	(15,796,145)

Total stockholders’ deficit	(3,574,229)	(8,177,491)

Total liabilities and stockholders’ deficit	$40,756	$67,326

The accompanying notes to condensed consolidated financial statements are an integral part of these statements.

Somanta Pharmaceuticals, Inc.
(Formerly Hibshman Optical Corp.)
(A Development Stage Company)

Condensed Consolidated Statements of Operations
Three Months and Six Months Ended October 31, 2007 and 2006 and for the Period
from Inception of Operations
(April 19, 2001) to October 31, 2007
(Unaudited)

					From Inception of Operations (April 19, 2001) to October 31, 2007
	Three Months Ended October 31,		Six Months Ended October 31,

	2007	2006	2007	2006

Revenue	$357	$357	$714	$714	$3,571

Operating expenses:

General and administrative	(293,809)	(874,810)	(726,685)	(1,700,359)	(8,063,803)

Research and development	(269,688)	(583,318)	(321,827)	(901,352)	(3,422,474)

Loss from operations	(563,140)	(1,457,771)	(1,047,798)	(2,600,997)	(11,482,706)

Other income (expense):

Interest income	—	11,475	5	28,554	40,437

Interest expense	(20,181)	—	(27,316)	—	(1,043,390)

Liquidated damages	—	85,302	—	(35,200)	(35,200)

Change in fair value of warrant liabilities	88,157	119,762	5,669,206	394,324	2,875,631

Gain on settlement of debt	—	—	—	—	5,049

Currency translation loss	(589)	(768)	(710)	(2,002)	(34,206)

Income (loss) before income taxes	(495,753)	(1,242,000)	4,593,387	(2,215,321)	(9,674,385)

Income taxes	(1,600)	—	(1,791)	(250)	(7,847)

Net income (loss)	(497,353)	(1,242,000)	4,591,596	(2,215,571)	(9,682,232)

Deemed dividends on convertible preferred stock	—	—	—	—	(1,522,317)

Net income (loss) applicable to common shareholders	$(497,353)	$(1,242,000)	$4,591,596	$(2,215,571)	$(11,204,549)

Net income (loss) per share-basic	$(0.03)	$(0.09)	$0.31	$(0.16)	$(0.84)

Weighted average number of shares outstanding—basic	14,630,402	14,274,534	14,630,402	14,274,534	13,364,892

Net income (loss) per share-diluted	$(0.03)	$(0.09)	$0.19	$(0.16)	$(0.84)

Weighted average number of shares outstanding—diluted	14,630,402	14,274,534	23,889,527	14,274,534	13,364,892

The accompanying notes to condensed consolidated financial statements are an integral part of these statements.

Somanta Pharmaceuticals, Inc.
(Formerly Hibshman Optical Corp.)
(A Development Stage Company)

Condensed Consolidated Statement of Stockholders’ Deficit
For the Period from Inception of Operations (April 19, 2001) to October 31, 2007 (Unaudited)

	Preferred Stock		Common Stock
	Shares	Amount	Shares	Amount	Additional Paid-in Capital	Shares to be Issued
Balance at April 19, 2001 (Inception)	—	$—	—	$—	$—	$—
Shares issued for cash at $.0326			4,299,860	4,300	135,680	—
Shares issued for services at $.0139			514,674	515	11,801
Amortization of deferred expense
Comprehensive loss—foreign currency translation adjustment
Net loss for the period from inception to April 30, 2002

Balance at April 30, 2002	—	—	4,814,534	4,815	147,481	—
Shares issued for cash at $1.0677			14,601	15	15,575
Shares issued for services at $.0214			219,010	219	4,472
Amortization of deferred expense
Receipt of cash for subscription receivable
Comprehensive loss—foreign currency translation adjustment
Net loss for the year ended April 30, 2003

Balance at April 30, 2003	—	—	5,048,145	5,049	167,528	—
Shares issued for cash at $1.2479			350,164	350	436,637
Shares issued for services at $1.2587			22,233	22	27,962
Amortization of deferred expense
Exchange for loan payment and compensation					181,371
Comprehensive loss—foreign currency translation adjustment
Net loss for the year ended April 30, 2004

Balance at April 30, 2004	—	—	5,420,542	5,421	813,498	—
Shares issued for cash at $1.3218			374,073	374	494,069
Shares issued for services at $1.2308			21,901	22	26,933
3,650 shares to be issued for service at $1.4973						5,465
Amortization of deferred expense
Receipt of cash for subscription receivable
Options issued for services					257,515
Comprehensive loss—foreign currency translation adjustment
Net loss for the year ended April 30, 2005

Balance at April 30, 2005	—	—	5,816,516	5,817	1,592,015	5,465
Write off foreign currency translation adjustment
Shares issued for cash at $1.5656			12,669	13	19,821
Shares issued for prior service			3,650	3	5,462	(5,465)
Amortization of deferred expense
Options issued for services					300,616
Recapitalization with Bridge Oncology			7,865,000	7,865	(92,335)

Beneficial conversion feature associated with convertible debt financing					364,721
Convertible Series A Preferred shares issued for cash at $10,000 (net of issuance costs of $544,169)	464	0.464			4,095,830
Convertible Series A Shares issued on conversion of notes payable	128.6318	0.1286			1,286,318
Deemed dividend on account of beneficial conversion feature associated with issuance of Convertible Series A Preferred Shares					1,522,317
Issuance costs on warrants issued to placement agent in connection with the Convertible Series A Preferred stock					(429,757)
Discount on warrant issued with Convertible Series A Preferred stock					(2,048,531)
Recapitalization with Hibshman Optical Corp.			576,700	577	(7,708)
Warrant expense					92,689
Net loss for the year ended April 30, 2006

Balance at April 30, 2006	592.6318	.5926	14,274,535	14,275	6,701,458	—
Options issued for services					739,000
Warrant expense					163,920
Conversion of preferred stock	(1.000)	(.0010)	18,069	18	(18)
Net loss for the year ended April 30, 2007

Balance at April 30, 2007	591.6318	.5916	14,292,604	14,293	7,604,360

Conversion of warrants			1,166,534	1,167	10,499
Net income for the six months ended October 31, 2007

Balance at October 31, 2007 (unaudited)	591.6318	$.5916	15,459,138	$15,460	$7,614,859	—

Somanta Pharmaceuticals, Inc.
(Formerly Hibshman Optical Corp.)
(A Development Stage Company)

Condensed Consolidated Statement of Stockholders’ Deficit
For the Period from Inception of Operations
(April 19, 2001) to October 31, 2007 (Unaudited)

	Subscription Receivable	Deferred Equity- Based Expense	Accumulated Other Comprehensive Loss - Foreign Currency Translation Adjustment	Deficit Accumulated During Development Stage	Total Stockholders’ Equity/(Deficit)

Balance at April 19, 2001(Inception)	$—	$—	$—	$—	$—
Shares issued for cash at $.0326	(97,245)	—	—	—	42,735
Shares issued for services at $.0139		(11,177)			1,139
Amortization of deferred expense		521			521
Comprehensive loss—foreign currency translation adjustment			29,905		29,905
Net loss for the period from inception to April 30, 2002				(95,901)	(95,901)

Balance at April 30, 2002	(97,245)	(10,656)	29,905	(95,901)	(21,601)
Shares issued for cash at $1.0677					15,590
Shares issued for services at $.0214		(3,127)			1,564
Amortization of deferred expense		3,808			3,808
Receipt of cash for subscription Receivable	91,517				91,517
Comprehensive loss—foreign currency translation adjustment			1,534		1,534
Net loss for the year ended April 30, 2003				(111,456)	(111,456)

Balance at April 30, 2003	(5,728)	(9,975)	31,439	(207,357)	(19,044)
Shares issued for cash at $1.2479	(81,464)				355,523
Shares issued for services at $1.2587		(25,216)			2,768
Amortization of deferred expense		7,691			7,691
Exchange for loan payment and compensation	2,909				184,280
Comprehensive loss—foreign currency translation adjustment			(51,651)		(51,651)
Net loss for the year ended April 30, 2004				(439,453)	(439,453)

Balance at April 30, 2004	(84,283)	(27,500)	(20,212)	(646,810)	40,114
Shares issued for cash at $1.3218					494,443
Shares issued for services at $1.2308					26,955
3,650 shares to be issued for service at $1.4973					5,465
Amortization of deferred expense		26,939			26,939
Receipt of cash for subscription receivable	84,283				84,283
Options issued for services					257,515
Comprehensive loss—foreign currency translation adjustment			(5,719)		(5,719)
Net loss for the year ended April 30, 2005				(1,129,290)	(1,129,290)

Balance at April 30, 2005	—	(561)	(25,931)	(1,776,100)	(199,295)
Write off foreign currency translation adjustment			25,931		25,931
Shares issued for cash at $1.5656					19,834
Shares issued for prior service					—
Amortization of deferred expense		561			561
Options issued for services					300,616
Recapitalization with Bridge Oncology					(84,470)
Beneficial conversion feature associated with convertible debt financing					364,721
Convertible Series A Preferred shares issued for cash at $10,000 (net of issuance costs of $544,169)					4,095,830
Convertible Series A Shares issued on conversion of notes payable					1,286,318
Deemed dividend on account of beneficial conversion feature associated with issuance of Convertible Series A Preferred Shares				(1,522,317)	—
Issuance costs on warrants issued to placement agent in connection with the Convertible Series A Preferred stock					(429,757)
Discount on warrant issued with Convertible Series A Preferred stock					(2,048,531)
Recapitalization with Hibshman Optical Corp.					(7,131)
Warrant expense					92,689
Net loss for the year ended April 30, 2006				(5,002,091)	(5,002,091)

Balance at April 30, 2006	—	—	—	(8,300,508)	(1,584,775)
Options issued for services					739,000
Warrant expense					163,920
Conversion of preferred stock					—
Net loss for the year ended April 30, 2007				(7,495,637)	(7,495,637)

Balance at April 30, 2007	—	—	—	(15,796,145)	(8,177,492)
Conversion of warrants					11,666
Net income for the six months ended October 31, 2007				4,591,596	4,591,596

Balance at October 31, 2007 (unaudited)	$—	$—	—	$(11,204,549)	$(3,574,229)

The accompanying notes to condensed consolidated financial statements are an integral part of these statements.

Somanta Pharmaceuticals, Inc.
(Formerly Hibshman Optical Corp.)
(A Development Stage Company)

Condensed Consolidated Statements of Cash Flows
Six Months Ended October 31, 2007 and 2006 and for the Period from Inception of Operations
(April 19, 2001) to October 31, 2007
(Unaudited)

			From Inception of Operations (April 19, 2001) to October 31, 2007
	Six Months Ended October 31,

	2007	2006

Cash flows provided by (used for) operating activities:
Net income (loss)	4,591,596	(2,215,571)	(9,682,232)
Adjustments to reconcile net loss to net cash provided by (used for) operating activities:
Depreciation	2,690	2,770	9,684
Gain on sale of equipment	—	(622)	(622)
Amortization of stock based expense	—	—	39,520
Write off foreign currency translation adjustment	—	—	25,931
Change in fair value of warrant liabilities	(5,669,206)	(394,324)	(2,875,631)
Shares issued for services and compensation	—	—	219,262
Gain on settlement of debts	—	—	(5,049)
Options expense	—	124,376	1,297,131
Warrants expense	—	—	256,609
Interest expense related to beneficial conversion feature on convertible note	—	—	364,721
Interest expense related to warrants issued on convertible note	—	—	514,981
Changes in assets and liabilities:
(Increase) decrease in assets -
VAT receivable	—	1,628	3,444
Other receivable	—	(22,509)	—
Restricted funds	2,000	(2,269)	—
Prepaid expenses	17,917	33,093	(25,120)
Deposits	—	—	(73)
Increase (decrease) in liabilities:
Accounts payable	229,784	214,931	1,012,445
Accrued liabilities	(42,418)	783,221	1,311,994
Liquidated damages	—	35,200	35,200
Deferred revenue	(714)	(714)	6,429
Due to officers and related parties	75,140	152,003	171,120

Net cash used for operating activities	(793,211)	(1,288,787)	(7,320,256)

Cash flows used for investing activities:
Purchase of equipment	—	—	(24,824)
Proceeds from sale of equipment	—	2,000	2,000

Net cash used for investing activities	—	2,000	(22,824)

Cash flows provided by financing activities:
Loan payable—related party	—	—	79,402
Loan payment-related party	—	—	(7,367)
Proceeds from convertible note-related party	—	—	1,250,000
Proceeds from note payable	789,250	—	822,712
Proceeds from issuance of common stock	—	—	928,125
Proceeds from issuance of preferred stock	—	—	4,095,831
Cash received for subscription receivable	—	—	175,801

Net cash provided by financing activities	789,250	—	7,344,504

Effect of exchange rate changes on cash	—	—	—

Increase (decrease) in cash	(3,961)	(1,286,787)	1,424
Cash, beginning of period	5,385	1,587,751	—

Cash, end of period	1,424	300,964	1,424

Supplemental disclosure of cash flow information:
Interest paid	—	—	—

Income tax paid	—	—	—

Supplemental disclosure of non-cash operating and financing activities:
Loan reduction with shares	—	—	2,909

Receivable from issuance of convertible stock	—	—	—

Issuance of warrants in conjunction with convertible preferred stock	—	—	2,341,785

Deemed dividends related to convertible preferred stock	—	—	1,522,317

Conversion of note and accrued interest	—	—	1,286,318
Accrued issuance costs related to convertible stock	—	—	—

The accompanying notes to condensed consolidated financial statements are an integral part of these statements.

SOMANTA PHARMACEUTICALS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

1.	ORGANIZATION, BASIS OF PRESENTATION, AND NATURE OF OPERATIONS

Organization

Somanta Pharmaceuticals, Inc. is a Delaware corporation that was formed for the purpose of effecting the reincorporation of Hibshman Optical Corp., a New Jersey corporation, into the State of Delaware and for the purpose of consummating a business combination via a reverse merger of Somanta Incorporated and Hibshman Optical Corp. Pursuant to this reverse merger, Somanta Incorporated became the wholly-owned subsidiary of Somanta Pharmaceuticals, Inc. and the sole operating subsidiary of Somanta Pharmaceuticals, Inc. For financial reporting purposes, this transaction has been reflected in the accompanying financial statements as a recapitalization of Somanta Incorporated and the financial statements of Somanta Pharmaceuticals, Inc. reflect the historical financial information of Somanta Incorporated. References herein to the “Company” or “Somanta” are intended to refer to each of Somanta Pharmaceuticals, Inc. and its wholly owned subsidiary Somanta Incorporated, as well as Somanta Incorporated’s wholly-owned subsidiary Somanta Limited.

Hibshman Optical Corp. was originally incorporated in the State of New Jersey in 1991 under the name PRS Sub I, Inc. The name subsequently changed to Service Lube, Inc., then to Fianza Commercial Corp. and then to Hibshman Optical Corp. The business plan since that time had been to seek to enter into a business combination with an entity that had ongoing operations through a reverse merger or other similar type of transaction.

Somanta Incorporated was incorporated as Somantis Limited under the laws of England and Wales on April 19, 2001. Somantis Limited changed its name to Somanta Limited on March 14, 2005, and performed business as a United Kingdom entity through the fiscal year ending April 30, 2005. On August 22, 2005, Somanta Limited became a wholly owned subsidiary of Bridge Oncology Products, Inc. (“BOPI”), a privately held Delaware corporation, pursuant to a share exchange with BOPI; however, Somanta Limited was deemed the accounting acquirer in this share exchange transaction. On August 24, 2005, the name of BOPI was changed to Somanta Incorporated.

Somanta Pharmaceuticals, Inc. is a development stage biopharmaceutical company engaged in the development of products for the treatment of cancer. The Company has in-licensed four product development candidates from academic and research institutions in the United States and Europe designed for use in anti-cancer therapy in order to advance them along the regulatory and clinical pathways toward commercial approval. The Company intends to obtain approval from the United States Food and Drug Administration (“FDA”) and from the European Medicines Evaluation Agency (“EMEA”) for the products.

 Somanta is a development stage enterprise since the Company has not generated revenue from the sale of its products, and its efforts have been principally devoted to identification, licensing and clinical development of its products as well as raising capital through October 31, 2007. Accordingly, the financial statements have been prepared in accordance with the provisions of Statement of Financial Accounting Standards (SFAS) No. 7, “Accounting and Reporting by Development Stage Enterprises.”

Basis of Presentation

The accompanying unaudited condensed interim consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and with the instructions to Form 10-QSB and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements. These condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and notes for the years ended April 30, 2007 and 2006.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates. In the opinion of management, all adjustments (consisting solely of normal recurring adjustments) considered necessary for a fair presentation have been included. Operating results for the six months ended October 31, 2007 are not necessarily indicative of the results that may be expected for the full fiscal year ending April 30, 2008.

The Company reported a net income and net income applicable to common stockholders of $4,591,596 for the six month period ended October 31, 2007. The net loss from date of inception, April 19, 2001 to October 31, 2007, totaled $9,682,232 (net loss applicable to common stockholders of $11,204,549). The Company’s operating activities have used cash since its inception. These losses raise substantial doubt about the Company’s ability to continue as a going concern.

 On April 18, 2007, the Company, Somanta Incorporated, a wholly-owned subsidiary of the Company and Somanta Limited, a wholly-owned subsidiary of Somanta Incorporated, and Access Pharmaceuticals, Inc. (“Access”) and Somanta Acquisition Corporation (“Merger Sub”), a wholly-owned subsidiary of Access and a Delaware corporation, entered into an Agreement and Plan of Merger (the “Merger Agreement”). Pursuant to the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub will merge with and into Somanta, with Somanta continuing as the surviving corporation and becoming a wholly-owned subsidiary of Access (the “Merger”). The Board of Directors of Somanta has approved the Merger and the Merger Agreement. On August 17, 2007 the Company’s stockholders approved the merger.

In connection with the Merger, all of Somanta’s common stock that is outstanding at the effective time of the Merger (the “Effective Time”) will be converted into 500,000 shares of Access common stock. No fractional shares of Access common stock will be issued as a result of the Merger. In addition, all of Somanta’s preferred stock, included accrued and unpaid dividends, that are outstanding at the Effective Time of the Merger will be converted into 1,000,000 shares of Access’ common stock. No shares of Access preferred stock will be issued as a result of the Merger.

 On April 26, 2007, the Company entered into a Note Purchase Agreement, a Security Agreement, a Patent Collateral Assignment and Security Agreement and a Trademark Collateral Security and Pledge Agreement (collectively, the “Loan Documents”) with Access Pharmaceuticals, Inc. as more fully described in Note 7. Under the terms of the Loan Documents, Access initially loaned the Company $33,462 ($822,712 at October 31, 2007). Access, in its sole discretion, may from time to time advance additional loan amounts to the Company. All amounts loaned to the Company by Access are secured by substantially all of the assets of the Company pursuant to the terms of the Loan Documents. The Note bears interest at 10% and is repayable at the earlier of: (i) August 31, 2007, or (ii) the date of the termination of the Agreement and Plan of Merger dated as of August 18, 2007 between the Company and Access. No demand for repayment has been made by Access. To date the Merger has not closed since the Company has not been able to meet one of the key closing conditions.

If the merger fails to close, the Company expects that it will no longer be able to operate its business and will not have the resources to repay the loan.

The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the possible inability of the Company to continue as a going concern.

Reclassifications

For comparative purposes, prior periods’ consolidated financial statements have been reclassified to conform with report classifications of the current period. The Company has reclassified certain expenses related to the in-licensing of product candidates, milestone and license maintenance payments and patent expense from general and administrative expense to research and development expense.

Share-Based Compensation

On December 16, 2004, the FASB issued SFAS No. 123 (revised 2004), “Share-Based Payment” (SFAS 123R). SFAS 123R eliminates the alternative of applying the intrinsic value measurement provisions of APB 25 to stock compensation awards issued to employees. Rather, the new standard requires enterprises to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. That cost will be recognized over the period during which an employee is required to provide services in exchange for the award, known as the requisite service period (usually the vesting period). On April 14, 2005, the Securities and Exchange Commission announced the adoption of a rule that defers the required effective date of SFAS 123R. The SEC rule provides that SFAS 123R is now effective for registrants as of the beginning of the first fiscal year beginning after June 15, 2005.

Effective May 1, 2006, the Company adopted SFAS 123R and accordingly has adopted the modified prospective application method. Under this method, SFAS 123R is applied to new awards and to awards modified, repurchased, or cancelled after the effective date. Additionally, compensation cost for the portion of awards that are outstanding as of the date of adoption for which the requisite service has not been rendered (such as unvested options) is recognized over a period of time as the remaining requisite services are rendered.

Prior to May 1, 2006, the Company accounted for its employee stock option plan in accordance with the provisions of SFAS No. 123, “Accounting for Stock-Based Compensation,” and SFAS No. 148, “Accounting for Stock-Based Compensation – Transition and Disclosure.”

Fair Value of Financial Instruments

Statement of Financial Accounting Standard No. 107, Disclosures About Fair Value of Financial Instruments, requires that the company disclose estimated fair values of financial instruments. The carrying amounts reported in the balance sheets for current assets and current liabilities qualifying as financial instruments are a reasonable estimate of fair value.

Basic and diluted net income (loss) per share

Net income (loss) per share is calculated in accordance with the Statement of Financial Accounting Standards No. 128 (SFAS No. 128). Basic net income (loss) per share is based upon the weighted average number of common shares outstanding. Diluted net income (loss) per share is based on the assumption that all potential dilutive convertible shares and stock options or warrants were converted or exercised.

The Company has the following dilutive convertible shares, stock options and warrants as of October 31, 2007 and 2006 which were excluded from the calculation for the six months ended October 31, 2007 and from inception to date since the effect is anti-dilutive. For the six months ended October 31, 2007, the convertible preferred stock have been included.

	2007
	Three Months Ended October 31	Six Months Ended October 31	2006

Convertible preferred stock	9,859,125	9,859,125	9,877,194
Stock options	—	—	3,642,747
Warrants	5,936,304	7,102,838	6,952,838

Total	15,795,429	16,961,963	20,472,779

The Company’s undeclared dividends on its Preferred Stock amounting to $115,605 for the three months ended October 31, 2007 are included in the computation of net income per share for the period ended October 31, 2007 in accordance with SFAS No. 129.

Aggregate undeclared dividends on Preferred Stock amounting to $820,918 are included in the computation of net loss per share for the period from inception (April 19, 2001) to October 31, 2007.

Recent Accounting Pronouncements

In February 2006, the FASB issued SFAS 155 “Accounting for Certain Hybrid Financial Instruments,” an amendment of FASB Statement No. 133 and in February 2006, the FASB issued SFAS 155, “Accounting for Certain Hybrid Financial Instruments,” an amendment of FASB Statements No. 133 and 140. This Statement amends FASB Statements No. 133, “Accounting for Derivative Instruments and Hedging Activities,” and No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities”. This Statement resolves issues addressed in Statement 133 Implementation Issue No. D1, Application of Statement 133 to Beneficial Interests in Securitized Financial Assets. This Statement:

a.	Permits fair value remeasurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation;

b.	Clarifies which interest-only strips and principal-only strips are not subject to the requirements of Statement 133;

c.

Establishes a requirement to evaluate interests in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation;

d.	Clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives; and

e.

Amends Statement 140 to eliminate the prohibition on a qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument.

This Statement is effective for all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006. The fair value election provided for in paragraph 4(c) of this Statement may also be applied upon adoption of this Statement for hybrid financial instruments that had been bifurcated under paragraph 12 of Statement 133 prior to the adoption of this Statement. Earlier adoption is permitted as of the beginning of an entity’s fiscal year, provided the entity has not yet issued financial statements, including financial statements for any interim period for that fiscal year. Provisions of this Statement may be applied to instruments that an entity holds at the date of adoption on an instrument-by-instrument basis. The Company has no new instruments impacted by SFAS 155.

In March 2006, the FASB issued SFAS No. 156 (“FAS 156”), “Accounting for Servicing of Financial Assets-An Amendment of FASB Statement No. 140.” Among other requirements, FAS 156 requires a company to recognize a servicing asset or servicing liability when it undertakes an obligation to service a financial asset by entering into a servicing contract under certain situations. Under FAS 156 an election can also be made for subsequent fair value measurement of servicing assets and servicing liabilities by class, thus simplifying the accounting and providing for income statement recognition of potential offsetting changes in the fair value of servicing assets, servicing liabilities and related derivative instruments. The Statement will be effective beginning the first fiscal year that begins after September 15, 2006. The Company does not expect the adoption of FAS 156 will have a material impact on the financial position or results of operations.

In June 2006, the FASB issued FASB Interpretation (FIN) No. 48, “Accounting for Uncertainty in Income Taxes,” that provides guidance on the accounting for uncertainty in income taxes recognized in financial statements. The interpretation was adopted by us on May 1, 2007. Because of the Company’s operating losses, adoption of this provision does not have material effect on the financial position, results of operations or cash flows.

In July 2006, the FASB issued FASB Staff Position (FSP) No. FAS 13-2, “Accounting for a Change or Projected Change in the Timing of Cash Flows Relating to Income Taxes Generated by a Leveraged Lease Transaction,” that provides guidance on how a change or a potential change in the timing of cash flows relating to income taxes generated by a leveraged lease transaction affects the accounting by a lessor for the lease. This staff position was adopted by us on May 1, 2007. The Company does not expect the adoption of this provision to have a material effect on the financial position, results of operations or cash flows.

In September 2006, the FASB issued Statement No. 157, “Fair Value Measurements” (SFAS 157). This Statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (GAAP), and expands disclosures about fair value measurements. This Statement applies under other accounting pronouncements that require or permit fair value measurements, the Board having previously concluded in those accounting pronouncements that fair value is the relevant measurement attribute. Accordingly, this Statement does not require any new fair value measurements. However, for some entities, the application of this Statement will change current practice. This Statement is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The Company does not expect the adoption of SFAS No. 157 to have a material impact on the consolidated financial statements.

In September 2006, the FASB issued Statement No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans—an amendment of FASB Statements No. 87, 88, 106, and 132(R)” (SFAS 158). This Statement improves financial reporting by requiring an employer to recognize the over funded or under funded status of a defined benefit postretirement plan (other than a multiemployer plan) as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income of a business entity or changes in unrestricted net assets of a not-for-profit organization. This Statement also improves financial reporting by requiring an employer to measure the funded status of a plan as of the date of its year-end statement of financial position, with limited exceptions. This Statement is effective as of the end of the fiscal year ending after December 15, 2006. The Company does not have any defined benefit plans, or other post-retirement plans. Therefore, the Company does not expect SFAS No. 158 to have any impact on the consolidated financial statements.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities”. The objective of this statement is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. This Statement is expected by the Board to expand the use of fair value measurement, consistent with the Board’s long-term measurement objectives for accounting for financial instruments. This statement is effective for fiscal years beginning after November 15, 2007. The Company is currently evaluating the impact of adopting this statement; however, the Company does not expect the adoption of this provision to have a material effect on its financial position, results of operations or cash flow.

In December 2007, the FASB issued SFAS No. 141 (Revised 2007), “Business Combinations”. The objective of this statement will significantly change the accounting for business combinations. Under Statement 141R, an acquiring entity will be required to recognize all the assets acquired and liabilities assumed in a transaction at the acquisition –date fair value will limited exceptions. Statement 141 applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. The Company does not expect the adoption of SFAS No. 141R to have a material impact on the consolidated financial statements.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements-An Amendment of ARB No. 51". The objective of this statement is to establish new accounting and reporting standards for the Noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary.. Statement 160 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. The Company does not expect the adoption of SFAS No. 160 to have a material impact on the consolidated financial statements.

In late 2007, the Emerging Issues Task Force (“EITF”) added two new issues to their agenda. These include EITF Issue No. 07-1, “Accounting for Collaborative Arrangements Relating to the Development and Commercialization of Intellectual Property”, and EITF Issue No. 07-3, “Accounting for Nonrefundable Payments for Goods or Services to be Used in Future Research and Development Activities”. The Company expects that its activities will be subject to the EITF’s determination on these matter.

2.	PRIVATE PLACEMENT

On January 31, 2006, Somanta Pharmaceuticals, Inc. completed a private placement of 592.6318 shares of its Series A Convertible Preferred Stock (“Series A Preferred”) at a price of $10,000 per share, including six-year warrants to purchase an additional 4,938,598 shares of its common stock. The Series A Preferred shares consisted of 464 shares purchased by investors which are convertible into 7,733,333 shares of common stock and 128.6318 shares that gave effect to the conversion amount of $1,286,318, representing the value of the converted note of $1,250,000 and the associated accrued interest of $36,318. The total 592.6318 preferred shares are convertible into 9,877,197 common shares. Gross proceeds to Somanta were $4,640,000, including $3,671,209 in cash, payments to various vendors amounting $968,791, which included cash payment of $624,105 to SCO Securities, LLC, its placement agent.

The Series A Preferred is initially convertible into 9,877,197 shares of the Company’s common stock at a conversion price of $0.60 per share. The conversion value is subject to adjustment. The exercise price for the warrants is $0.75 per share and they are immediately exercisable upon issuance. The fair market value of these warrants, as discussed further below, was estimated to be $0.41 per share. The warrants expire on January 31, 2012. None of the warrants have been exercised as of October 31, 2007.

Holders of the Series A Preferred stock are entitled to receive dividends at 8% per annum. Dividends will accrue and will be cumulative from the date of issuance, whether or not earned or declared by the Board of Directors. Dividends can be paid at the Company’s option either in cash or shares of the Company’s common stock on April 30 and October 31 of each year. The holders of the Series A Preferred stock have full voting rights and powers, subject to the Beneficial Ownership Cap, equal to the voting rights and powers of the Common stock holders. The Board of Directors did not declare the dividends as of October 31, 2007. Therefore, a dividend of $115,605 for the quarter ended October 31, 2007, and $820,918 for the period from inception (April 19, 2001) to October 31, 2007 on the Preferred Stock have not been recorded in the consolidated financial statements, but in accordance with SFAS No. 129, the dividend amount has been included in the calculation of the net income per share.

The Series A Preferred stockholders have a liquidation preference, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, senior to the holders of common stock in an amount equal to $10,000 per share of preferred stock plus any accumulated and unpaid dividends on the preferred stock. In the alternative, the holders of the Series A Preferred may elect to receive the amount per share that would be distributed among the holders of the preferred stock and common stock pro rata based on the number of shares of the common stock held by each holder assuming conversion of all preferred stock, if such amount is greater than the amount such holder would receive pursuant to the liquidation preference. A change of control of the Corporation will not be deemed a liquidation.

The Series A Preferred Stock is not redeemable for cash. The holder of any share or shares of Series A Preferred can, at the holder’s option, at any time convert all or any lesser portion of such holder’s shares of Series A Preferred Stock into such number of shares of common stock as is determined by dividing the aggregate liquidation preference of the shares of preferred stock to be converted plus accrued and unpaid dividends thereon by the conversion value then in effect for such Preferred Stock (“Conversion Value”). The Company can, on the occurrence of a conversion triggering event, elect to convert all of the outstanding preferred stock into common stock. A conversion triggering event is (i) a time when the registration statement covering the shares of common stock into which the Series A Preferred is convertible is effective and sales may be made pursuant thereto or all of the shares of common stock into which the Series A Preferred is convertible may be sold without restriction pursuant to Rule 144(k) promulgated by the SEC and the daily market price of the common stock, after adjusting for stock splits, reverse splits, stock dividends and the like is $5 or more for a period of 30 of the immediately preceding 60 consecutive trading days and the volume of common stock traded on the applicable stock exchange on each such trading day is not less than 100,000 shares, or (ii) a time when the Company consummates a sale of common stock in a firm commitment underwritten public offering in which the offering price before deduction of expenses of the common stock is greater than 200% of the Conversion Value and the aggregate gross proceeds of the offering to the Company are greater than $25 million.

All the outstanding preferred stock will be automatically converted to common stock upon an occurrence of a qualified change of control provided that upon consummation of a qualified change of control the holders of the shares issuable on automatic conversion shall be entitled to receive the same per share consideration as the qualified change of control transaction consideration. The holders of the Series A Preferred may require the Company to redeem the shares upon the Company’s failure or refusal to convert any shares of Preferred Stock in accordance with the terms of issue, or by providing a written notice to that effect.

The Series A Preferred has been classified as equity, as the Series A Preferred stock is not redeemable. In accordance with EITF No. 00–27, Application of Issue No. 98–5 to Certain Convertible Instruments, the Company has determined that the Series A Preferred had a beneficial conversion feature of $1,522,317 as of the date of issuance. As such, the Company recorded a non-cash deemed dividend of $1,522,317 resulting from the difference between the conversion price determined after allocation of the full fair value of the warrants of $0.41 and the fair value of common stock of $0.60. The carrying value of the Series A Preferred of $5,926,318 was recorded net of the deemed dividend of $1,522,317 and a discount of $2,048,531 on account of the full fair value of the warrants at the issuance date.

The fair value of the above warrants has been classified as a liability pursuant to EITF 00-19.

3.	LIQUIDATED DAMAGES AND WARRANT LIABILITIES

 In connection with the additional $250,000 line of credit drawn pursuant to a convertible note which was converted into Series A Preferred on January 31, 2006 (Note 4), the Company issued warrants to purchase a total of 866,534 shares of common stock at an exercise price of $0.01 per share to SCO. The warrants are immediately exercisable upon issuance and expire on November 8, 2012. The fair market value of these warrants, as discussed further below, was estimated to be $0.59 per share. The assumptions used in the Black-Scholes model were risk-free interest rate of 4.5% at the time of issuance, volatility factors of 97.24% calculated as the weighted average of the stock price volatility of ranked comparable public companies, and contractual terms equal to the exercise periods of the respective warrants. The fair value of the common stock as used in this calculation was $.60 per share, as negotiated between the Company and the Series A Convertible Preferred Stock investors. These warrants were exercised on August 20, 2007 by a partial forgiveness of $11,666 of debt owed by the Company to SCO Financial Group.

The holders of the Series A Preferred and warrants have registration rights which obligate the Company to file a registration statement with the Securities and Exchange Commission (“SEC”) covering the resale of the common stock issuable upon conversion of the Series A Preferred and the common stock issuable upon exercise of the warrants (as well as certain other securities of the Company) within 30 days after the closing of the private placement. In the event the registration statement is not filed within such thirty day period or if the registration statement is not effective within 120 days after the date it is filed, or a registration statement, once declared effective ceases to remain effective during the period that the securities covered by the agreement are not sold, the Company will be required to pay, in cash, liquidated damages for such failure, equal to 1% of the holders of the Series A Preferred investment amount for each thirty day period in which the registration statement is not filed or effective, or maintained effective, as the case may be. The SEC declared the Registration Statement effective on August 10, 2006.

In accordance with EITF Issue 05-4, The Effect of a Liquidated Damages Clause on a Freestanding Financial Instrument Subject to Issue No. 00-19, the Company believes that the effect of the liquidated damages should be treated under the first view (View A), which states that a registration rights agreement should be treated as a combined unit together with the underlying financial instruments, warrants and derivative debenture and evaluated as a single instrument under EITF Issue 00-19 and FAS 133. The Company concluded that this view is the most appropriate for the transaction. The Registration Rights Agreement and the financial instruments to which it pertains (the warrants and the preferred stock) were considered a combined instrument and accounted for accordingly. The SEC declared the Registration Statement effective on August 10, 2006. As a result, during the quarter ended July 31, 2006, the Company accrued a liability of liquidated damages of $120,502. During the quarter ended October 31, 2006 an agreement was reached with SCO on the liquidated damages matter. The agreement concluded that since the securities owned by SCO Capital Partners, LLC were not registered because SCO voluntarily withdrew them from the Registration because of the resale restrictions required by the SEC, the Company is not obligated for any liquidated damages pertaining specifically to SCO Capital Partners, LLC. Accordingly, the Company reversed out $85,302 of liquidated damages in the prior quarter ended October 31, 2006.

The Company also issued six year warrants to its placement agent to purchase 987,720 common shares at $0.60 per share to SCO Securities LLC, as part of the success fees of 10% of the aggregate value of the transaction at sales price of common stock. These warrants are immediately exercisable upon issuance. The fair value of these warrants at the date of issue was estimated to be $0.44 per share and has been recorded as issuance costs and offset against the proceeds of the Series A Preferred.

The fair value of warrants issued in connection with the issue of convertible debt and convertible preferred stock, including the agent warrants, was estimated at the date of grant and revalued at October 31, 2007 using a Black Scholes option pricing model with the following assumptions: a risk free interest rate of approximately 4.5% at the issuance date and 3.94% on October 31, 2007, no dividend yield, volatility factors of 81.89% to 97.24% at the issuance date and 53.6% at October 31, 2007, contractual terms of 6 and 7 years and expected terms based upon the formula prescribed in SEC Staff Accounting Bulletin 107 of 2.1 years and years. These assumptions use the interest rate prevailing at the time of issuance, volatility factors calculated as the weighted average of the stock price volatility of ranked comparable public companies, and contractual terms equal to the exercise periods of the respective warrants. The fair value of the common stock as used in this calculation was $.60 per share at the issuance date, as negotiated between the Company and unaffiliated third party Series A investors, and $0.17 on October 31, 2007. The change in fair value of the warrants for the three months ended October 31, 2007 of $88,157, was reported in other income and disclosed in the financial statements.

The following table summarizes the activity for warrants issued during the six month period ended October 31, 2007.

 On August 20, 2007, SCO Capital Partners LLC exercised warrants on 1,166,534 shares of common stock at $.01 per share by forgiving $11,666 owed by the Company to SCO Financial Group LLC.

	Number of shares	Weighted Average Exercise Price

Balance—April 30, 2007	7,102,838	0.61
Granted	—	—
Exercised	1,166,534	0.001
Forfeited	—	—
Expired	—	—

Balance—October 31, 2007	5,936,304	0.61

The following table summarizes information about warrants outstanding as of October 31, 2007.

	Warrants Outstanding			Warrants Exercisable

Exercise Prices	Number Outstanding	Wtd. Avg Remaining Contr. Life	Wtd. Avg Exercise Price	Number Exercisable	Wtd. Avg Exercise Price

$0.60	987,720	4.2 years	$0.60	987,720	$0.60
$0.75	4,938,597	4.2 years	$0.75	4,938,597	$0.75
$2.25	9,987	2.5 years	$2.25	9,987	$2.25

4.	EMPLOYMENT AND CONSULTING AGREEMENTS

In January 2006, the Company entered into employment agreements with the Company’s President and Chief Executive Officer (“CEO”), and with the Company’s Executive Chairman, for one year terms. These agreements were automatically renewed for an additional oneyear term on January 31, 2007. Under these agreements, the President and Executive Chairman are to be paid annual base salaries of $275,000 and $248,000, respectively. Both officers are eligible to receive annual bonuses and additional stock option grants at the discretion of the Company’s board of directors. In July 2006, the Company’s CEO and Executive Chairman agreed to defer 50% of their base salaries until the completion of the Company’s next fund raising at which time the deferred amounts would be repaid and the deferrals would cease. Effective October 1, 2006, the Company’s CEO and Executive Chairman agreed to defer 100% of their base salaries until the completion of the Company’s next fund raising, or the completion of a merger or other consolidation with another company, at which time the deferred amounts would be repaid and the deferrals would cease. Effective June 30, 2006, our Executive Chairman was appointed by our Board to be our Chief Financial Officer, Secretary and Treasurer.

5.	STOCK- BASED COMPENSATION

The Board of Directors adopted and the stockholders approved the 2005 Equity Incentive Plan in June 2005. The plan was adopted to recognize the contributions made by the Company’s employees, officers, consultants, and directors, to provide those individuals with additional incentive to devote themselves to its future success, and to improve the Company’s ability to attract, retain and motivate individuals upon whom the Company’s growth and financial success depends. Under the plan, stock options may be granted as approved by the Board of Directors or the Compensation Committee. There are 8,000,000 shares reserved for grants of options under the plan, of which 2,204,701 have been issued as substitutions with the exact same terms for the 2,204,701 previously issued options outstanding as of April 30, 2005. Stock options vest pursuant to individual stock option agreements. No options granted under the plan are exercisable after the expiration of ten years (or less in the discretion of the Board of Directors or the Compensation Committee) from the date of the grant. The plan will continue in effect until terminated or amended by the Board of Directors or until expiration of the plan on August 31, 2015.

On April 13, 2007, the Company’s Board of Directors approved a merger agreement with Access Pharmaceuticals, Inc, as more fully described in Note 15. Under the terms of that agreement Access will not assume, or provide a substitute option, for any of the Company’s stock options. Rather, all of the outstanding options to purchase Company common stock issued pursuant to the Company’s 2005 Equity Incentive Plan will be cancelled prior to the closing of the transaction in accordance with Section 11.3(d) of the Equity Incentive Plan. As a result, pursuant to the terms of Section 11.3(d) of the Equity Incentive Plan, the Company’s Board of Directors has resolved to: (i) allow the immediate and accelerated vesting of all of the options granted, and (ii) allowed the exercise of the option in whole or in part until May 31, 2007. Based on FAS 123(R), no incremental expense was recorded for these options with accelerated vesting as the fair value of the modified options was less than the fair value of the original options calculated immediately before the terms were modified. None of the options were exercised thru May 31, 2007. Additional expense of $507,284 was recorded in the year ended April 30, 2007 due to the acceleration of the vesting. There is no stock-based compensation expense for the three months ended October 31, 2007.

6.	RELATED PARTY TRANSACTIONS

Fees Paid to Related Parties

Pursuant to a financial advisory agreement dated March 2005 between Bridge Oncology and SCO Financial Group LLC (SCO), which the Company has assumed, the Company compensates SCO with a monthly fee of $12,500 and an annual grant of warrants to purchase 150,000 shares of Company common stock at an exercise price of $.01 for the term of the agreement for financial advisory services. The Company recorded advisory service fees totaling $75,000 and $75,000 to SCO for the six months ended October 31, 2007 and 2006, respectively.

Agreement with Related Party

Virium Pharmaceuticals, Inc.

The Company entered into an exclusive co-development and sublicense agreement in February 2005 with a related entity, Virium Pharmaceuticals, Inc. These two entities share a common director and their largest single shareholder, SCO Capital Partners LLC. On May 19, 2005, the Company paid $50,000 to this related party to in-license phenylbutyrate and expensed this amount.

7.	SECURED NOTE

On April 26, 2007, the Company entered into a Note Purchase Agreement, a Security Agreement, a Patent Collateral Assignment and Security Agreement and a Trademark Collateral Security and Pledge Agreement (collectively, the “Loan Documents”) with Access Pharmaceuticals, Inc. (“Access”). Under the terms of the Loan Documents, Access initially loaned the Company $33,462 ($822,712 at October 31, 2007). Access, in its sole discretion, may from time to time advance additional loan amounts to the Company. All amounts loaned to the Company by Access are secured by substantially all of the assets of the Company pursuant to the terms of the Loan Documents. The Note bears interest at 10% and is repayable at the earlier of: (i) August 31, 2007, or (ii) the date of the termination of the Agreement and Plan of Merger dated as of August 18, 2007 between the Company and Access. To date the Merger has not closed since the Company has not been able to meet one of the key closing conditions. No demand for repayment has been received from Access.

8.	MERGER AGREEMENT

 On April 18, 2007, the Company, Somanta Incorporated, a wholly-owned subsidiary of the Company and Somanta Limited, a wholly-owned subsidiary of Somanta Incorporated, and Access Pharmaceuticals, Inc. (“Access”) and Somanta Acquisition Corporation (“Merger Sub”), a wholly-owned subsidiary of Access and a Delaware corporation, entered into an Agreement and Plan of Merger (the “Merger Agreement”). Pursuant to the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub will merge with and into Somanta, with Somanta continuing as the surviving corporation and becoming a wholly-owned subsidiary of Access (the “Merger”). In addition, Access has received voting agreements with certain executive officers, directors and affiliates of Somanta representing approximately 81% of Somanta’s outstanding common and approximately 60% of its outstanding preferred shares under which the parties, subject to certain limited exceptions, have granted an irrevocable proxy to Access to vote their shares in favor of the merger.

In connection with the Merger, all of Somanta’s common stock that is outstanding at the effective time of the Merger (the “Effective Time”) will be converted into 500,000 shares of Access common stock. No fractional shares of Access common stock will be issued as a result of the Merger. In addition, all of Somanta’s preferred stock, including accrued and unpaid dividends, that is outstanding at the Effective Time of the Merger will be converted into 1,000,000 shares of Access’ common stock. No shares of Access preferred stock will be issued as a result of the Merger.

As of April 18, 2007, there were (i) 15,459,137 shares of Somanta’s common stock outstanding, including 1,166,534 shares issuable upon the exercise of warrants that are expected to be exercised prior to the Effective Time, and (ii) 591.6 shares of Somanta’s preferred stock outstanding. Also as of April 18, 2007, there were outstanding warrants to purchase 5,936,304 shares of Somanta’s common stock that are not expected to be exercised prior to the Effective Time and are expected to be converted into warrants to purchase approximately 192,000 shares of Access’ common stock (subject to adjustment as provided in the Merger Agreement). On August 17, 2007, the Company’s stockholders approved the Merger. On August 20, 2007, SCO Capital Partners LLC exercised warrants on 1,166,534 shares of common stock at $.01 per share by forgiving $11,622 owed by the Company to SCO Financial Group LLC

The completion of the Merger is subject to various conditions to closing, including, without limitation, obtaining the approval of the Somanta stockholders. The Merger is intended to qualify as reorganization for federal income tax purposes. To date the Merger has not closed since the Company has not been able to meet one of the key closing conditions.

9.	SUBSEQUENT EVENTS

As of December 19, 2007, the Company had borrowed $856,064 from Access under the Secured Note (Footnote 7)

INFORMATION ABOUT MACROCHEM

DESCRIPTION OF BUSINESS

Overview

MacroChem is a specialty pharmaceutical company that develops and seeks to commercialize pharmaceutical products. Currently, MacroChem’s portfolio of proprietary product candidates includes products based on MacroChem drug delivery technologies: SEPA(R), MacroDerm(TM) and DermaPass(TM) as well as SR-9025 and certain other early stage product candidates MacroChem acquired in the acquisition of Virium Pharmaceuticals in April 2008. When MacroChem acquired Virium in April 2008, Virium was a non-public, development stage company whose business was developing and commercializing novel therapeutics with a focus in oncology. Virium has in-licensed opportunities for the development and commercialization of several oncology-related compounds and technologies in order to advance them along the regulatory and clinical pathways toward commercial approval. These opportunities involved compounds that Virium believed to show promising late-stage, pre-clinical or early clinical data.

MacroChem’s SEPA topical drug delivery technology (SEPA is an acronym for “Soft Enhancement of Percutaneous Absorption,” where “soft” refers to the reversibility of the skin effect of the technology, and “percutaneous” means “through the skin”) enhances the efficiency and rate of diffusion of drugs into and through the skin. MacroChem’s composition of matter patent on the SEPA family of compounds expired in November 2006. MacroChem owns six composition of matter and use patents, with expiration dates ranging from 2015 to 2019, for the combination of SEPA with numerous existing classes of drugs, including antifungals and human sex hormones. MacroChem’s patented MacroDerm drug delivery technology encompasses a family of low to moderate molecular weight polymers that impede dermal drug or chemical penetration, which may be usable, for example, to prevent chemicals in insect repellant from penetrating the skin. MacroChem owns three patents covering the composition of matter and methods of use of MacroChem MacroDerm polymers that expire in 2015. MacroChem has also filed a patent application for MacroChem’s DermaPass family of transdermal absorption enhancers that have a different drug delivery profile than SEPA, which MacroChem believes could be used with a wider range of active pharmaceutical ingredients.

One of MacroChem’s lead product candidates is EcoNail, a topically applied SEPA-based econazole lacquer for the treatment of onychomycosis, a condition commonly known as nail fungus. Econazole, a commercially available topical antifungal agent most commonly used to treat fungal skin infections, inhibits in vitro growth of the fungi most commonly implicated in onychomycosis. When used in EcoNail, SEPA works by allowing more rapid and complete release of econazole from the lacquer into and through the nail plate. In a pre-clinical study using human cadaver nails, EcoNail delivered through the nail more than 14,000 times the minimum concentration of econazole needed to inhibit the fungi most commonly associated with onychomycosis. Following MacroChem’s laboratory studies, MacroChem conducted a randomized, double blind controlled Phase 1 tolerance/human exposure trial of EcoNail in nineteen patients with onychomycosis of the toenails. In this study, EcoNail was well tolerated, and investigators reported no serious drug-related adverse events. Serum assays used to determine the level of drug in the bloodstream showed no detectable levels of econazole, further supporting EcoNail’s systemic safety profile. Full data from the 18-week trial were presented in May 2005 at the annual meeting of the Society for Investigative Dermatology. MacroChem has a composition of matter and use patent covering EcoNail that will expire in 2019.

MacroChem commenced a 48 week, blinded open label Phase 2 efficacy study of EcoNail in the third quarter of 2006 which was completed in Q2 2008. This study was conducted through a contract research organization with significant experience in onychomycosis trials. The study protocol allowed for an interim review of the data after all patients have completed 24 weeks of treatment. On November 6, 2007, MacroChem announced that clinical photographs of 37 patients were assessed by an external expert panel, and 20 (54%) showed evidence of clinical improvement, defined as an increase in uninvolved nail of onychomycosis. All week 24 cultures were negative for dermatophyte growth, and the panel observed no signs of local irritation related to the once-daily EcoNail treatment. In a consensus clinical judgment by the external panel, 13 of 37 (32%) of patients demonstrated greater than or equal to 25% clinical improvement. MacroChem continues to actively seek partnering opportunities to maximize the commercial potential of EcoNail.

At the completion of the Phase 2 study, the final clinical data which was evaluated by MacroChem expert panel showed that 24 patients (65%) demonstrated evidence of clinical improvement, defined in the protocol as an increase in uninvolved (clear) nail area. While none of the 37 patients reached all criteria of the composite primary endpoint, the consensus judgment of the panel was that 15 of 37 patients (41%) demonstrated significant (greater than or equal to 25%) clinical improvement. All patients had fungal culture-proven nail infections at entry, but after 48 weeks of once-daily treatment with EcoNail, 100% of patients had cultures that were negative for dermatophyte growth. Eight of the 37 patients (22%) achieved the secondary endpoint of negative mycology (negative fugal culture plus negative KOH evaluation) at 48 weeks. The panel observed no signs of local irritation related to the once-daily EcoNail treatment. During the trial, no patient required interruption of dosing due to local intolerability. Through 56 weeks of observation, no cutaneous adverse events were attributed by the investigators to EcoNail.

MacroChem’s other lead product is pexiganan, a novel, small peptide anti-infective for treatment of patients with mild diabetic foot infection (DFI). In October 2007, MacroChem acquired the exclusive worldwide license rights for drug uses of pexiganan, from Genaera Corporation. Pexiganan is formulated as a cream and has a novel mechanism of action based on its ability to disrupt the integrity of bacterial cell membranes that cause DFI and has antimicrobial activity against organisms that commonly infect skin and soft tissue. Pexiganan has a low potential for induction of resistance and no cross-resistance with existing therapeutic antibiotics as a consequence of its mechanism of action. In clinical trials previously conducted by Genaera Corporation, over 1,000 human subjects were exposed to pexiganan without safety concerns, including patients who received pexiganan in two Phase 3 clinical trials submitted in a new drug application to the U.S. Food and Drug Administration (FDA) in 1998. The primary clinical endpoint (rates of clinical cure or improvement) of one of the two Phase 3 trials was judged by the FDA to have been achieved. The other Phase 3 clinical trial, which did not meet its specified endpoint, provided strong supportive data indicative of the clinical benefit of pexiganan. At the time of this second Phase 3 study, the prior holder of the rights to pexiganan experienced difficulties with the product’s Chemistry Manufacturing & Controls (CMC) and an FDA request for one additional controlled trial precluded approval. MacroChem believes that since that time, significant improvements have been made in peptide manufacturing processes as well as in clinical trial design and execution. MacroChem has initiated a program to address the previously identified CMC issues and intend to resume formal dialogue with the FDA to determine the appropriate clinical development path.

MacroChem’s product candidate, SR-9025 or 4'-thio-beta-D-arabinofuranosylcytosine, is a new generation nucleoside analogue which we acquired in the merger transaction with Virium Pharmaceuticals in April 2008 and which was invented by Southern Research Institute of Birmingham, Alabama.  This compound is within a certain class of anti-cancer drugs generally characterized as cytotoxic agents with proven success in certain blood-borne cancers. In pre-clinical studies, SR-9025 has shown activity against leukemia, colon, lung, prostate, pancreatic, renal, and breast cancers. There have been two dose-escalation Phase I clinical trials completed in patients with advanced solid tumor malignancies, showing encouraging results and the MacroChem is in the process of developing its clinical strategy to capitalize on these data expeditiously.

MacroChem’s product candidate, Opterone, is a topically applied SEPA-based testosterone cream designed to treat male hypogonadism. Male hypogonadism is a condition in which men have levels of circulating testosterone below the normal range and may exhibit one or more associated symptoms, including low energy levels, decreased sexual performance, loss of sex drive, increased body fat or loss of muscle mass. In December 2005, we received a letter from the Division of Reproductive and Urologic Products of the U.S. Food and Drug Administration, or FDA, in response to questions posed by MacroChem regarding a proposed Phase 3 clinical program for Opterone. In the letter, the FDA requested that we conduct additional investigation into multiple dose safety and pharmacokinetics before beginning any eventual Phase 3 protocol. The additional investigation and Phase 3 revisions will increase the time and expense associated with the development of Opterone. The next step in the development process for Opterone is a Phase 2 trial. MacroChem is seeking a partner to advance development of this product candidate. MacroChem may elect not to develop Opterone further if MacroChem cannot find a partner. MacroChem has a composition of matter and use patent covering Opterone that will expire in 2017.

In addition to EcoNail, pexiganan and Opterone, MacroChem is evaluating several earlier stage product candidates. MacroChem has developed and tested SEPA-based formulations to deliver other active pharmaceutical ingredients including topical anesthetic and topical non-steroidal anti-inflammatory drugs (NSAIDs). MacroChem has also tested application of MacroChem MacroDerm polymers for use with cosmetics, pharmaceuticals and consumer products like insect repellants and sunscreens to decrease skin penetration and/or improve persistence on the skin. For example, MacroChem’s laboratory data demonstrated that, when formulated with the insect repellant DEET, increasing concentrations of MacroDerm reduces the amount of DEET that is absorbed through human skin. MacroChem has performed initial laboratory experiments to test the ability of DermaPass to improve transdermal delivery of various active pharmaceutical ingredients.

Since inception, MacroChem’s primary source of funding for MacroChem operations has been the private and public sale of MacroChem securities. MacroChem’s ability to continue as a going concern after MacroChem current capital resources are exhausted depends on MacroChem ability to secure additional financing, to consummate a strategic transaction, or to make alternative arrangements to fund operations, which MacroChem cannot guarantee.

Drug Delivery Technologies

To be effective, drugs must reach an intended site in the body, at an effective concentration, and for an appropriate length of time. Currently, the vast majority of drugs are administered either orally or by injection. However, there are numerous drugs for which these modes of administration are not well suited. For example, oral administration of certain drugs may result in irritation of the gastro-intestinal tract or undesirable rapid first pass metabolism. First pass metabolism, which refers to the chemical breakdown of compounds in the liver and gastro-intestinal tract, can result in a significant reduction in the amount of drug reaching its intended site of activity in the body. In some cases, liver damage may occur due to the toxicities associated with the breakdown of a particular drug. In the case of injectable drugs, administration may be painful and in many cases requires frequent and costly office visits to treat chronic conditions.

One alternative method of administering drugs is topical delivery. Topical delivery works by either introducing drugs into the skin (dermal delivery) for the treatment of dermatologic or localized conditions and diseases, or through the skin (transdermal delivery) and into the bloodstream for the treatment of systemic conditions and diseases. Topical drug delivery has several advantages. For example, topical drug delivery:

•	helps to avoid inactivation of a drug caused by first pass metabolism in the liver and gastro-intestinal tract;
•	can provide local delivery of appropriate concentrations of a drug to the intended site of action without systemic exposure;
•	helps avoid gastro-intestinal distress caused by ingesting a drug; and
•	simplifies drug administration to patients who have difficulty swallowing oral dosage forms or who do not wish to endure the discomfort of injections.

SEPA Drug Delivery Technology

Delivering drug molecules through the skin is challenging. The skin naturally serves as the primary barrier that prevents outside organisms, chemicals and toxins from easily entering the body. Human skin is made up of two layers: the outer layer or epidermis (which includes the stratum corneum) and the inner layer or dermis. The stratum corneum acts as the main barrier to drug delivery. The stratum corneum consists of corneocytes, which are dead, flattened skin cells filled with keratin, and a lipid matrix, which is made up of multi-layered oily molecules that hold the corneocytes together in a sheet.

MacroChem’s SEPA drug delivery technology is a family of compounds that can enhance the transport, penetration and controlled delivery of a wide range of drugs through the skin. MacroChem has chosen SEPA 0009, a member of the SEPA family, for clinical development. SEPA enhances transdermal drug delivery by temporarily and reversibly disrupting the alignment of the lipid bilayer within the lipid matrix in the stratum corneum. This disruption renders the skin temporarily permeable, allowing a drug to diffuse through the stratum corneum in the epidermis, and then into and through the dermis, where it can enter the bloodstream through the capillaries.

SEPA possesses the following attributes:

•	Reversible: The alignment of the lipid bilayer within the lipid matrix in the stratum corneum reverts back to normal after SEPA has diffused through it without causing permanent changes to the skin.
•	Rapidly metabolized: The human body rapidly metabolizes SEPA into ethylene glycol and decanoic acid, two metabolites well understood by regulatory agencies.
•	Chemically non-reactive: SEPA does not react chemically with most other organic molecules and, as a result, is compatible with a wide range of active pharmaceutical ingredients.
•	Versatile: The rate and amount of drug absorbed by the skin or body in a SEPA-based formulation can be controlled by varying the components in the formulation.

SEPA, when properly combined with active pharmaceutical ingredients, may provide for a variety of convenient and easy-to-apply formulations, including creams, gels, ointments, lacquers and solutions for the treatment of a wide range of systemic and localized conditions. MacroChem believes that products incorporating SEPA may allow selected drugs to be administered more effectively and with improved patient compliance compared to alternative methods of drug administration, such as ingestion and injection.

MacroDerm Drug Delivery Technology

For chemicals that penetrate the skin too readily or that can be toxic if significantly absorbed into the bloodstream, it may be desirable to retard the rate of drug absorption to achieve an optimal delivery profile. For these chemicals, MacroChem has developed MacroChem second drug delivery technology, called MacroDerm, encompassing a series of low to moderate molecular weight polymers that impede drug penetration through the skin. MacroChem believes MacroDerm may have uses in cosmetics, personal care products and selected pharmaceuticals. Potential applications include their formulation with sunscreens, moisturizers and insect repellents to decrease skin penetration and improve persistence on the skin. MacroChem has synthesized MacroDerm prototypes and MacroChem is seeking strategic partners to evaluate, manufacture and market specific MacroDerm products.

New Transdermal Drug Delivery Technology

MacroChem has also filed a patent application for DermaPass, a new family of enhancers that MacroChem believes can be used with a wider variety of active pharmaceutical ingredients than SEPA. MacroChem has performed initial laboratory experiments to test the ability of DermaPass to improve transdermal delivery of various active pharmaceutical ingredients.

Product Candidates:

EcoNail for Onychomycosis

Onychomycosis, a fungal infection of the nail, is predominantly an infection of the toe nail bed and nail plate underlying the surface of a nail. Typical symptoms of onychomycosis can include:

•	nail discoloration;
•	nail thickening;
•	cracking and fissuring of the nail plate; and
•	in severe cases, inflammation, pain and secondary infection of the nail bed and adjacent skin.

According to Fitzpatrick’s Dermatology in General Medicine (Sixth Edition), onychomycosis is a common disease, the prevalence of which varies by geographic region and ranges from approximately 2% to 18% of the worldwide population, with up to 48% of the population experiencing onychomycosis at least once by age 70. According to an article published in 2000 in the Journal of the American Academy of Dermatology, a large scale study found that the prevalence of onychomycosis in the normal population of North America was approximately 14%.

Current Treatments and Their Shortcomings

Current treatment options for onychomycosis include oral drugs, debridement (filing, trimming and scraping), nail avulsion (surgical or chemical excision of the infected nail plate) and topical drug therapies. There are two oral therapies marketed for the treatment of onychomycosis in the U.S.: Lamisil (terbinafine) and Sporanox (itraconazole). The leading oral treatment, Lamisil, has a complete cure rate of approximately 38%, but also has a 15% relapse rate. Sporanox has a complete cure rate of approximately 14%. Complete cure refers to mycological cure, or simultaneous occurrence of a negative KOH (a potassium hydroxide staining method for direct microscopic examination of nail scrapings) and a negative fungal culture, plus clinical cure, or clearance of all signs of infection. One risk associated with each of the oral treatments, both of which undergo substantial first pass metabolism by the liver, is liver disease. As a result, patients must continually monitor their liver function for signs of failure, including fatigue, anorexia, nausea and/or vomiting, jaundice, dark urine or pale stools. Such monitoring typically requires blood tests and associated office visits, which can impact patient compliance. In the rare case that liver failure occurs, it can result in death or the need for a liver transplant. Mechanical debridement, which is a traditional podiatric approach to onychomycosis that reduces the thickness of the nail, is not a cure for onychomycosis and requires time, specialized instruments and experience. Nail avulsion, which requires surgical or chemical removal of the nail plate causes discomfort and traumatizes the nail bed.

Topical Administration

The only topical onychomycosis drug currently marketed in the U.S. is Penlac® (ciclopirox), a nail lacquer which has a complete cure rate of less than 10% and requires up to 48 weeks of treatment, including periodic removal of any unattached infected nail by a health care professional.

The EcoNail Approach

Topically delivered lacquer formulations, like EcoNail, have specific advantages over other existing oral treatments because they are applied like nail polish, treat fungal nail infections locally, and facilitate close and extended contact between an antifungal drug and the outer, or dorsal, nail surface. Developers of topical nail lacquers for onychomycosis face two major challenges. First, lacquers with acceptable hardness, durability and drying time tend not to release antifungal drugs from the lacquer matrix readily. Second, most antifungal drugs do not penetrate into the deep, or ventral, nail plate adequately when applied to the outer, or dorsal, nail surface, which results in insufficient antifungal concentrations at the site of infection.

EcoNail is a topically applied lacquer formulation containing econazole and SEPA for the topical treatment of onychomycosis. Econazole, a topical antifungal agent, effectively inhibits in vitro growth of the fungi most commonly implicated in onychomycosis. In contrast to SEPA’s action in disrupting the lipid bilayer of the skin, SEPA as used in EcoNail works to soften the lacquer in which econazole is contained, thereby allowing for more rapid and complete release of econazole from the lacquer into and through the nail. A 14-day study of lacquers containing radioactively labeled econazole on human non-diseased cadaver nails demonstrated that EcoNail delivered approximately seven times more econazole to the ventral nail and 200 times more econazole to the nail bed than a similar lacquer without SEPA. In this study, EcoNail delivered to the ventral nail more than 14,000 times the minimum concentration of econazole needed to inhibit the two most common fungi associated with onychomycosis. In addition, MacroChem believes that EcoNail, as a locally applied lacquer, will have a reduced risk of systemic side effects compared with oral treatments for onychomycosis.

Clinical Development

Following MacroChem laboratory studies, MacroChem conducted a Phase 1 tolerance/human exposure clinical trial of EcoNail in patients with onychomycosis and released six week safety and tolerance data from that trial in November 2004. The trial was a randomized, double-blind, controlled Phase 1 trial conducted at two U.S. clinical sites. Nineteen patients with onychomycosis of the toenails completed the safety-tolerability segment of the study, in which all fingernails and toenails were treated twice daily for six weeks with either EcoNail or a control nail lacquer. The six week safety-tolerability segment was followed by an open-label segment of the trial in which all patients received EcoNail applied once daily to all nails for an additional 12 weeks to extend patient exposure experience.

The main objectives of this Phase 1 study were to test the safety and local tolerability of EcoNail in patients with onychomycosis and to determine systemic exposure to econazole. In this study, EcoNail was well tolerated, and investigators reported no serious drug-related adverse events. Serum assays showed no detectable levels of econazole, further supporting EcoNail’s systemic safety profile. Full data from the 18 week trial were presented in May 2005 at the annual meeting of the Society for Investigative Dermatology.

MacroChem commenced a 48 week, blinded open label Phase 2 efficacy study of EcoNail in the third quarter of 2006. This study is being conducted through a contract research organization with significant experience in onychomycosis trials. The study protocol allows for an interim review of the data after all patients have completed 24 weeks of treatment. On November 6, 2007, MacroChem announced that clinical photographs of 37 patients were assessed by an external expert panel, and 20 (54%) showed evidence of clinical improvement, defined as an increase in uninvolved nail of onychomycosis. All week 24 cultures were negative for dermatophyte growth, and the panel observed no signs of local irritation related to the once-daily EcoNail treatment. In a consensus clinical judgment by the external panel, 13 of 37 (32%) of patients demonstrated greater than or equal to 25% clinical improvement.

Pexiganan for mild diabetic foot infections

Acquisition

On October 3, 2007, MacroChem announced it took a step to broaden its product portfolio by acquiring exclusive worldwide rights for drug uses of pexiganan, a novel, small peptide anti-infective for topical treatment of patients with mild diabetic foot infection (DFI) from Genaera.

Acquiring license rights to pexiganan represents the first product under MacroChem’s previously stated strategy to seek such opportunities to complement its proprietary products based on its transdermal drug delivery technologies.

Pexiganan Approach

There continues to be a very large and growing incidence of diabetes, approximately 20 million diabetics in the U.S. alone, and as a result a growing number of diabetic foot infections in the U.S. There is also a lack of effective topical anti-infectives to treat diabetic foot infection. MacroChem believes that pexiganan could fill an important unmet medical need for a topical anti-infective treatment and, provide a significant commercial opportunity with an addressable market of approximately 3.5 million diabetic foot infections annually.

Clinical Development

Clinical trials previously conducted by Genaera include two Phase 3 trials submitted in a New Drug Application (NDA) to the U.S. Food and Drug Administration (FDA) in 1998. At that time, outstanding issues with CMC (Chemistry, Manufacturing and Controls) and an FDA request for one additional controlled trial precluded approval. In recent years there have been many advances in the manufacturing of peptides, a better understanding of the treatment of diabetic foot infection, improvements in clinical trial design and execution, more clarity concerning regulatory requirements for topical anti-infectives and the potential market is even more attractive than before.

Other Product Candidates:

Opterone for Hypogonadism

Hypogonadism is a condition in which the testes produce insufficient amounts of testosterone, a hormone responsible for normal growth and development of the male sex organs and for maintenance of secondary male sex characteristics. Hypogonadism is generally characterized by serum testosterone levels of less than 300 nanograms per deciliter together with one or more of the following signs or symptoms:

•	low energy levels;
•	decreased sexual performance;
•	loss of sex drive;
•	increased body fat;
•	loss of muscle mass;
•	reduced bone density; and
•	mild depression.

According to the Endocrine Society, this disorder affects an estimated four to five million men in the United States, approximately 200,000 of whom receive hormone replacement therapy. According to a 2001 article published in The Journal of Clinical Endocrinology & Metabolism, the incidence of hypogonadal testosterone levels in U.S. males increases from approximately 20% in men over the age of 60 to approximately 50% in men over the age of 80.

Diagnosis of testosterone-deficiency often occurs when a patient seeks treatment for other conditions or symptoms. Routine testing of testosterone levels has become a more common part of men’s health evaluations by specialists, although testosterone testing is still relatively new among the majority of primary care physicians.

The Opterone Approach

Opterone is MacroChem topically applied cream formulation of 1% testosterone and SEPA. To the best of MacroChem knowledge, Opterone is the first and only clinical development stage testosterone cream in the U.S. In both laboratory and clinical settings, MacroChem demonstrated that SEPA enhances the absorption of testosterone through the skin. In vitro studies using human cadaver skin showed that MacroChem enhanced cream formulation delivered two to three times more testosterone transdermally over a 24-hour period when compared to equivalent doses of the currently marketed gel products. These in vitro studies also suggested that MacroChem enhanced cream formulation may deliver comparable amounts of testosterone in smaller dose volumes than currently marketed gel products. In addition, MacroChem believes that the creamy texture and consistency, the non-oily feel and the other physical attributes of Opterone cream will provide a more cosmetically pleasing application than available gel treatments.

Clinical Development

On December 5, 2005, MacroChem received a response from the Division of Reproductive and Urologic Products at the FDA to questions posed by MacroChem regarding the proposed Phase 3 clinical program for Opterone. In the response, the FDA reiterated its concerns regarding the skin irritation potential of SEPA related to pre-clinical studies of SEPA, including without limitation, a 26-week transgenic-mouse (Tg.AC) carcinogenicity study of SEPA. To address these concerns as well as other issues related to Opterone’s safety and efficacy program, the FDA requested that MacroChem conduct additional investigation into multiple dose safety and pharmacokinetics before beginning any eventual Phase 3 study. The FDA also requested that MacroChem revise its proposed Phase 3 protocol to include additional patients and to extend patient exposure and safety follow-up. The additional investigation and Phase 3 revisions will increase the time and expense associated with the development of Opterone. Accordingly, the next step in the development process for Opterone is a Phase 2 trial. MacroChem is seeking a partner to advance development of this product candidate. MacroChem may elect not to develop Opterone further if MacroChem cannot find a partner.

Earlier Stage Product Candidates

MacroChem has also tested a number of formulations containing MacroChem proprietary drug delivery technologies combined with various active pharmaceutical ingredients. As MacroChem continues to build MacroChem product candidate portfolio, MacroChem reviews its pre-clinical-stage product opportunities to identify those that show sufficient promise to be advanced into clinical development. MacroChem evaluates each new product candidate on its potential for success based on both scientific and commercialization criteria. These criteria include:

•	technical feasibility (formulation, product stability and laboratory results);
•	likelihood of laboratory results translating into a meaningful clinical benefit;
•	expected clinical studies needed and the regulatory pathway required to obtain marketing approval;
•	determination of the product candidate’s expected competitive advantage in the marketplace;
•	duration of development timeline leading to commercialization;
•	financial investment needed for development and availability of necessary financial resources; and
•	expected sales and profitability.

Competition

MacroChem competes with a number of companies, many of which are large, multi-national organizations with worldwide distribution. MacroChem believes that its major competitors in the drug delivery sector of the health care industry include Bentley Pharmaceuticals, Inc., Biosante Pharmaceuticals, Inc., NexMed, Inc., Antares Pharma, Inc. and Barrier Therapeutics, Inc. Established competitors in the therapeutic areas that MacroChem clinical stage product candidates seek to address include, with respect to onychomycosis, Novartis AG, Johnson & Johnson and Sanofi Aventis (Dermik Laboratories), and with respect to male hypogonadism, Solvay Pharmaceuticals, Inc., Auxilium Pharmaceuticals, Inc., Watson Pharmaceuticals, Inc. and Columbia Laboratories, Inc. Compared with MacroChem, these companies have or may have substantially greater capital resources, research and development and technical staff, facilities and experience in obtaining regulatory approvals, as well as in manufacturing, marketing and distribution of products.

With respect to mild diabetic foot infection (DFI), there is currently no topical treatment approved by the FDA. In addition, MacroChem is not aware of any other companies working on a topical treatment for mild diabetic foot infection.

With respect to onychomycosis, Novartis AG and Johnson & Johnson each offer an orally administered antifungal therapy and Sanofi Aventis (Dermik Laboratories) offers a topical nail lacquer therapy for treating fungal infections of the nail. A number of other companies, including Nexmed, Inc./Novartis AG, Schering-Plough/Anacor Pharmaceuticals, Inc. and Ivrea/MediQuest Therapeutics, Inc., are also developing topical therapies for these infections.

With respect to male hypogonadism, Solvay Pharmaceuticals, Inc. and Auxilium Pharmaceuticals, Inc. each offer a topically administered testosterone gel, Watson Pharmaceuticals, Inc. offers a testosterone patch, and Columbia Laboratories, Inc. offers a testosterone buccal film product. A number of other companies are also developing topical testosterone products.

MacroChem expects any products approved for sale to compete primarily on the basis of efficacy, safety, patient compliance, reliability, convenience, price and patent position. Generally, the first pharmaceutical product to reach the market in a therapeutic or preventive area often has a significant commercial advantage compared with later entrants to the market. MacroChem’s competitive position will also depend on MacroChem ability to attract and retain qualified scientific and other personnel, develop effective proprietary products, implement production and marketing plans, obtain patent protection and secure adequate capital resources.

Government Regulation

The production and marketing of MacroChem’s drug delivery systems and pharmaceutical products are subject to regulation for safety, efficacy and quality by numerous federal, state and local agencies and comparable agencies in foreign countries.

In the United States, the Federal Food, Drug and Cosmetics Act, the Public Health Service Act, the Controlled Substances Act and other federal statutes and regulations govern or influence the testing, manufacture, safety, labeling, storage, record keeping, approval, advertising and promotion of MacroChem proposed products and technologies.

Non-compliance with applicable requirements can result in fines and other judicially imposed sanctions including recalls and criminal prosecutions based on violation of statutory requirements by products, promotional practices, clinical practices or manufacturing practices. In addition, administrative remedies can involve voluntary recalls or cessation of sale of products, administrative detention, public notice, voluntary changes in labeling, manufacturing or promotional practices, as well as refusal of the government to approve New Drug Applications (NDAs). The FDA also has the authority to withdraw approval of drugs in accordance with statutory procedures.

The FDA approval procedure involves completion of certain pre-clinical and manufacturing/stability studies and the submission of the results of these studies to the FDA in an Investigational New Drug (IND) application in support of performing clinical trials. IND allowance is then followed by performance of human clinical trials, and additional pre-clinical and manufacturing quality control studies, supporting safety, efficacy and manufacturing quality control. The safety, chemistry, manufacturing and stability and clinical studies developed under the IND are generally compiled into an NDA or Abbreviated New Drug Application (ANDA) and submitted to the FDA for approval to market.

Pre-clinical studies involve laboratory evaluation of product characteristics and animal studies to assess the efficacy and safety of the product. Human clinical trials are typically conducted in three sequential phases, but the phases may overlap. Phase 1 trials typically consist of testing of the product in a small number of normal volunteers primarily for safety. In Phase 2, in addition to safety, the efficacy of the product is typically evaluated in a small patient population. Phase 3 trials typically involve multicenter testing for safety and clinical efficacy in an expanded population of patients at geographically dispersed test sites. A clinical plan, or “protocol,” accompanied by the identification of the institutions participating in the trials, must be submitted to the FDA prior to commencement of each clinical trial. The FDA may order the temporary or permanent discontinuation of a clinical trial at any time if adverse events that endanger patients in the trials are observed. In addition, the FDA may request Phase 4 clinical trials, to be performed after marketing approval, to resolve any lingering questions.

A 30-day waiting period after the filing of each IND application is required by the FDA prior to the commencement of clinical testing in human subjects. If the FDA does not comment on or question the IND application within 30 days, initial clinical studies may begin. However, any FDA comments or questions must be answered to the satisfaction of the FDA before initial clinical testing can begin. In some instances, this process can result in substantial delay and expense.

The results of the pre-clinical and clinical studies on new drugs are submitted to the FDA in the form of NDAs for approval to commence commercial sales. Following extensive review, the FDA may grant marketing approval, require additional testing or information, or deny the application. All products must continue to comply with all FDA requirements and the conditions in an approved application, including product specifications, manufacturing process and labeling requirements. Failure to comply, or the occurrence of unanticipated adverse events during commercial marketing, could lead to the need for labeling changes, product recall, seizure, injunctions against distribution or other FDA-initiated action, which could delay further marketing until the products are brought into compliance.

In certain cases, an ANDA may be filed in lieu of filing an NDA. An ANDA relies on bioequivalency tests that compare the applicant’s drug with an already approved reference drug, rather than on clinical trials. For example, an ANDA may be available for a new topical formulation of a drug which has already been approved by the FDA in other topical dosage forms.

The NDA itself is a complicated and detailed document and must include the results of extensive animal, clinical and other testing, the cost of which is substantial. Although the FDA is required to review applications within 180 days of filing, in the process of reviewing applications the FDA frequently requests that additional information be submitted and restarts the 180-day regulatory review period when the requested additional information is submitted. The effect of such requests and subsequent submissions can significantly extend the time for the NDA review process. Until an NDA is actually approved, no assurance can be given that the information requested and submitted will be considered adequate by the FDA to justify approval.

In addition, packaging and labeling of MacroChem proposed products are subject to FDA regulation. MacroChem must get FDA approval for all labeling and packaging prior to marketing of a regulated product.

Whether or not FDA approval has been obtained, approval of a product by a comparable regulatory authority must be obtained in most foreign countries before marketing of the product in that country. The approval procedure varies from country to country and may involve additional testing, and the time required may differ from that required for FDA approval. Although some procedures for unified filings exist for certain European countries, in general each country has its own procedure and requirements, many of which are time consuming and expensive. Thus, substantial delays in obtaining required approvals from foreign regulatory authorities can result after the relevant applications are filed. After such approvals are obtained, further delays may be encountered before the products become commercially available. Moreover, differing reimbursement regulations in various foreign countries may affect pricing of MacroChem drug candidates.

MacroChem cannot guarantee that any required FDA or other governmental approval will be granted or, if granted, will not be withdrawn. Governmental regulation may prevent or substantially delay the marketing of MacroChem proposed products, cause MacroChem to undertake costly procedures and furnish a competitive advantage to the more substantially capitalized companies with which MacroChem plan to compete. In addition, MacroChem cannot predict the extent of potentially adverse government regulations that may arise from future administrative action or legislation.

Research and Development

In August 2005, at the direction of MacroChem’s board of directors, MacroChem discontinued all research and development activities and terminated substantially all of its non-management personnel. Following this staff reduction, in order to conduct research and development activities, including stability studies, tests of MacroChem’s unique formulations and the design of manufacturing processes for MacroChem drug delivery technologies, MacroChem has contracted and will continue to contract with third parties to perform this work. MacroChem believes that there are numerous third party contractors who would be able to perform such research and development activities.

Prior to the staff reduction in August 2005, MacroChem conducted MacroChem research and development activities through its own staff and facilities, and also through collaborative arrangements with universities, contract research organizations and independent consultants. Research and developmental expenditures were $2,291,721, $679,759 and $2,135,393 during the years ended December 31, 2005, 2006 and 2007, respectively. MacroChem also relies upon third parties to conduct clinical studies and to obtain FDA and other regulatory approvals.

Patents, Trademarks and License Rights

MacroChem’s composition of matter patent on the SEPA family of compounds expired in November 2006. MacroChem owns six composition of matter and use patents, with expiration dates ranging from 2015 to 2019, for the combination of SEPA with numerous existing classes of drugs, including antifungals and human sex hormones. The patent for SEPA combined with antifungals covers the combination of SEPA and econazole in EcoNail, and the patent for SEPA combined with human sex hormones covers the combination of SEPA and testosterone in Opterone.

With respect to MacroChem MacroDerm technology, MacroChem has three U.S. patents covering the chemical composition and use of the MacroDerm polymers, which expire in 2015.

On October 3, 2007, MacroChem announced it took a step to broaden its product portfolio by acquiring exclusive worldwide rights for drug uses of pexiganan, a novel, small peptide anti-infective for topical treatment of patients with mild diabetic foot infection (DFI) from Genaera. Under the terms of the license agreement, MacroChem has paid Genaera an initial fee of $1 million through February 1, 2008. The deal terms also include payments of $7 million to Genaera upon the achievement of certain clinical and regulatory milestones through approval, sales-based milestones of up to $35 million, and 10% royalty payments on net sales.  In addition, MacroChem assumed all clinical development, manufacturing and regulatory activities for pexiganan.

MacroChem intends to seek other composition of matter and use patents regarding various formulations based on its drug delivery technologies and for new technologies. In 2007, MacroChem did not file any new U.S. patent applications.

In addition to the patent activity, MacroChem has trademarks for the marks SEPA and Opterone. MacroChem also have pending trademark applications for the marks MacroDerm and EcoNail.

MacroChem believes that patent protection of its technologies, processes and products is important to MacroChem’s future operations. The success of MacroChem’s proposed products may depend, in part, upon its ability to obtain patent and trademark protection. MacroChem intends to enforce MacroChem patent position and intellectual property rights vigorously. The cost of enforcing MacroChem patent rights in lawsuits, if necessary, may be significant and could interfere with MacroChem’s operations.

Employees

As of November 24, 2008, MacroChem had four full time employees, none of whom are dedicated to research and development or regulatory affairs. None of MacroChem’s employees are covered by a collective bargaining agreement, and MacroChem consider relations with MacroChem employees to be good.

Web Availability

We make available free of charge through our web site, www.macrochem.com, our annual reports on Form 10-K and Form 10-KSB, as applicable, and other reports required under the Securities and Exchange Act of 1934, as amended, as soon as reasonably practicable after such reports are filed with, or furnished to, the Securities and Exchange Commission (the “SEC”). These documents are also available through the SEC’s website at www.sec.gov certain of our corporate governance policies, including the charters for the Board of Directors’ audit, compensation and nominating and corporate governance committees and our code of ethics, corporate governance guidelines and whistleblower policy. The public may read and copy materials we file with the Commission at the SEC’s Public Reading Room at 100 F Street, NE, Washington, DC 20549, on official business days during the hours of 10:00 am and 3:00 pm. The public may obtain information on the operation of the Public Reading Room by calling the Commission at 1-800-SEC-0330. We will provide to any person without charge, upon request, a copy of any of the foregoing materials. Any such request must be made in writing to MacroChem Corporation, 80 Board Street, 22nd Floor, New York, New York 10004, attn: Investor Relations.

Manufacturing

In order to manufacture MacroChem’s product candidates for clinical trials and for commercial distribution following FDA approval, MacroChem will need to contract with a third party manufacturer to produce the product. MacroChem believes that there are numerous third party manufacturers who would be able to manufacture MacroChem’s product candidates for clinical trial purposes and on a commercial scale.

DESCRIPTION OF PROPERTY

We currently occupy approximately 3,975 square feet of office space under a lease which terminates in April 2010.  This space is located at 80 Broad Street, 22nd Floor, New York, New York 10004.  We believe that this facility is adequate to meet our current requirements. We also believe that suitable alternative locations are readily available.

LEGAL PROCEEDINGS

MacroChem is not currently subject to any material pending legal proceedings.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

     The following table details our equity compensation plans at December 31, 2007:

EQUITY COMPENSATION PLAN INFORMATION
	(a)	(b)	(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options and rights	Weighted-average exercise price of outstanding options and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	110,693	$ 79.84	1,296,654

Equity compensation plans not approved by security holders	2,646,904(1)	$ 1.18	None

Total	2,757,597	$ 4.33	1,296,654
b

(1)     MacroChem granted options to acquire shares of MacroChem common stock as follows:

Date	Grantee	Number of Shares
June 20, 2003	Mr. DeLuccia	11,904
February 14, 2006	Mr. DeLuccia	350,000
	Mr. Patriacca	175,000
	Mr. Deegan	150,000
February 22, 2006	Dr. Zabriskie	45,000
	Dr. Davis	45,000
	Mr. Davis	45,000
	Mr. Martin	45,000
	Mr. Echenberg	45,000
	Mr. Fischer	45,000
February 22, 2007	Mr. DeLuccia	400,000
	Mr. Patriacca	300,000
	Mr. Davis	45,000
	Dr. Davis	45,000
	Mr. Martin	45,000
	Mr. Fischer	45,000
	Mr. Echenberg	45,000
	Mr. Zabriskie	45,000
September 5, 2007	Mr. DeLuccia	300,000
	Mr. Patriacca	150,000
	Mr. Zabriskie	45,000
	Dr. Davis	45,000
	Mr. Davis	45,000
	Mr. Martin	45,000
	Mr. Echenberg	45,000
	Mr. Alvino	45,000

Since December 31, 2007, Mr. Patriacca, Dr. Zabriskie, Dr. Davis, Mr. Echenberg, Mr. Martin, Mr. Echenberg and Mr. Fischer have resigned from our Board of Directors or left employment with us.

MARKET FOR COMMON STOCK

Our common stock is traded on the OTC Bulletin Board under the symbol "MACM.OB.” Prior to February 10, 2006, our common stock was traded on the OTC Bulletin Board under the symbol "MCMP.OB.” Between November 24, 2003 and November 21, 2005, our common stock was traded on The Nasdaq Capital Market under the symbol "MCHM” and, prior to November 24, 2003, it was traded on The Nasdaq National Market under the symbol "MCHM.”

The following chart shows the high and low closing prices for our common stock for the periods indicated:

	Common Stock MACM
Year Ended	High	Low
December 31, 2006
First Quarter	$2.70	$1.08
Second Quarter	1.60	0.70
Third Quarter	0.85	0.26
Fourth Quarter	0.54	0.30

December 31, 2007
First Quarter	$0.75	$0.31
Second Quarter	1.15	0.40
Third Quarter	0.84	0.55
Fourth Quarter	0.90	0.45

December 31, 2008
First Quarter	$0.50	$0.30
Second Quarter	0.32	0.17
Third Quarter	0.25	0.17
Fourth Quarter Thru November 24, 2008	0.13	0.025

These prices are between dealers and do not reflect retail markups, markdowns or commissions and may not necessarily represent actual transactions. As of November 24, 2008, there were 660 holders of record of our common stock. On November 24, 2008, our common stock closed at $0..025 per share.

We have never paid cash dividends on our common stock and our Board of Directors does not contemplate declaring any dividends in the foreseeable future. We intend to retain any earnings to finance research, development, and expansion of our business.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of November 5, 2008 (except as noted), information concerning ownership of our voting securities by (1) each person known by us to be the beneficial owner of more than five percent (5%) of our voting securities, (2) each of our directors, (3) each of the executive officers and (4) all directors and executive officers as a group.  Except as otherwise indicated, the stockholders listed in the table have sole voting and investment powers with respect to the shares indicated. There were a total of 45,873,412 shares of our common stock outstanding on November 5, 2008.

The aggregate market value of common stock held by non-affiliates of MacroChem has been computed as if Steven H. Rouhandeh is the only “affiliate” listed on the table of Five Percent Stockholders and the table of Directors and Officers each set below are all “affiliates”, but we do not state whether each such listed stockholders are an affiliate.

In our 2006 private placement, unless an investor elected otherwise, its ability to exercise warrants is restricted to the extent that such exercise would result in the holder owning more than 4.95% of our issued and outstanding common stock. SCO Capital Partners LLC, Beach Capital LLC, SCO Capital Partners L.P. and Perceptive Life Sciences Master Fund Ltd. Perceptive elected not to be governed by these restrictions, and we have entered into an agreement with Perceptive whereby Perceptive's ability to exercise warrants will be subject to a beneficial ownership cap of 9.95% instead of 4.95%.  In the 2007 private placement, the investors were given the option to elect a similar restriction, whereby an electing investor's ability to exercise warrants is restricted to the extent that such exercise would result in the holder owning more than 4.99% of our issued and outstanding common stock.

We have determined the number of shares beneficially owned by each stockholder under rules promulgated by the SEC.  The information is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting or investment power and any shares as to which the individual or entity has the right to acquire beneficial ownership within 60 days after November 5, 2008, through the exercise of any stock option, warrant or other right.  The inclusion in the following table of those shares, however, does not constitute an admission that the named stockholder is a direct or indirect beneficial owner.
Class of Stock	Name and Address of Beneficial Owner	Number of shares Beneficially Owned	Percentage of Class

FIVE PERCENT STOCKHOLDERS

Common Stock	Steven H. Rouhandeh(1)	36,056,000	66.8%
Common Stock	Joseph Edelman(2)	5,372,780	9.95%
Common Stock	Franklin Resources, Inc.(3)	2,925,000	6.3%
Common Stock	Whalehaven Capital Fund Limited (4)	2,687,921	4.95%

DIRECTORS AND EXECUTIVE OFFICERS

Common Stock	Robert J. DeLuccia(5)(7)	808,900	1.8%
Common Stock	Jeffrey Davis (5)(6)(7)(8)(9)	2,199,867	4.7%
Common Stock	Mark J. Alvino(5)(10)	355,916	*
Common Stock	David P. Luci(5)	676,667	1.5%

Common Stock	All directors and officers as a group (5 persons)(7)	4,041,350	8.8%

------------------
* Less than one percent (1%).

(1)
SCO Capital Partners LLC is the record owner of 15,891,304 shares of common stock, Beach Capital LLC is the record owner of 1,979,078 shares of common stock and SCO Capital Partners, L.P. is the record owner of 993,941 shares of common stock. Mr. Rouhandeh, as Chairman and managing member of SCO Capital Partners LLC, managing member of Beach Capital LLC, and managing member of the general partner of SCO Capital Partners, L.P., has sole dispositive and voting power with respect to all shares listed in the table. The shares of common stock listed as beneficially owned by Mr. Rouhandeh include 8,075,498 shares of common stock issuable upon the exercise of warrants exercisable within 60 days. The Steven H. Rouhandeh Family Trust, of which Mr. Rouhandeh is a Trustee, is the record owner of 500,000 shares of common stock. The address of SCO Capital  Partners LLC, Beach Capital LLC, SCO Capital Partners, L.P., The Steven H. Rouhandeh Family Trust and Mr. Rouhandeh is 1285 Avenue of the Americas, 35th Floor, New York, New York10019.

(2)
According to a Schedule 13G/A dated November 16, 2007, Mr. Edelman has sole dispositive and voting power with respect to the shares listed in the table.  2,366,780 shares reported as beneficially owned by Mr. Edelman are held of  record by Perceptive Life Sciences Master Fund Ltd., a Cayman Islands company of which the investment manager is Perceptive Advisors LLC, a Delaware limited liability company of which Mr. Edelman is the managing  member and 6,000 shares are held by First New York Trading LLC.  These warrants beneficially owned by Mr. Edelman are subject to restrictions on their exercise, such that as a result of their exercise, Mr. Edelman, together with his affiliates, cannot hold more than 9.95% of the issued and outstanding common stock of the Company.  The address of Mr. Edelman is c/o First New York Securities, LLC, 850 Third Avenue, 8th Floor, New York, NY 10022.

(3)
According to a Schedule 13G dated December 11, 2006, Franklin Resources, Inc. has sole voting and dispositive power with respect to the shares listed in the table, as investment manager for investment management clients. The address of Franklin Resources, Inc. is One Franklin Parkway, San Mateo, CA 94403-1906.

(4)
The address of Whalehaven Capital Fund Limited is FWS Capital Ltd., Management for Whalehaven Capital, 160 Summit Avenue, Montvale, NJ 07645.    The shares of common stock listed as beneficially owned by Whalehaven Capital Fund Limited include 1,187,921 shares of common stock beneficially owned by Whalehaven Capital Fund Limited.  1,500,000 warrants held by Whalehaven Capital Fund Limited are subject to restrictions on their exercise such that as a result of their exercise, Whalehaven Capital Fund Limited, together with its affiliates, cannot hold more than 4.95% of the issued and outstanding common stock of the Company.

(5)	The address of Messrs. DeLuccia and Luci is c/o MacroChem Corporation, 80 Broad Street, Suite 2210, New York, New York 10004.

(6)	The address of Mr. Davis is 1285 Avenue of the Americas, 35th Floor, New York, New York 10019.

(7)
Includes the following numbers of shares issuable upon the exercise of stock options and/or warrants exercisable within 60 days:  Mr. DeLuccia 516,668 shares; Mr. Davis 1,335,165 shares; Mr. Luci 635,000 shares; and Mr. Alvino 355,916 shares.

(8)
Lake End Capital LLC is the record owner of the securities listed in the table.  Mr. Jeffrey Davis, as managing member of Lake End Capital LLC, has sole dispositive and voting power with respect to all shares held of record by Lake End Capital LLC.  The shares of common stock listed as beneficially owned by Jeffrey Davis include 1,139,773 shares of common stock issuable upon exercise of the warrants held by Lake End Capital LLC within 60 days and 60,000 shares of common stock issuable upon the exercise of options held by Mr. Davis within 60 days.  The warrants held by Lake End Capital LLC are subject to restrictions on their conversion and exercise such that as a result of their exercise, Lake End Capital LLC, together with its    affiliates, cannot hold more than 4.95% of the issued and outstanding common stock of the Company.  The address of Lake End Capital LLC is 33 Tall Oaks Drive, Summit, New Jersey 07501.

(9)	Includes 1,139,773 shares of common stock issuable upon the exercise of a warrant held of record by Lake End Capital LLC as described in Note 9 above that is exercisable within 60 days.

(10)	The address of Mr. Alvino is c/o Griffin Securities, Inc., 17 State Street, 3rd floor, New York, NY 10004.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with our consolidated financial statements and related notes included in this Information Statement/Prospectus.

We are a specialty pharmaceutical company that develops and seeks to commercialize pharmaceutical products. As of September 30, 2008, our portfolio of proprietary product candidates are based on our drug delivery technologies: SEPA, MacroDerm and DermaPass. Our SEPA topical drug delivery technology (SEPA is an acronym for “Soft Enhancement of Percutaneous Absorption,” where “soft” refers to the reversibility of the skin effect, and “percutaneous” means “through the skin”) enhances the efficiency and rate of diffusion of drugs into and through the skin. Our patented MacroDerm drug delivery technology encompasses a family of low to moderate molecular weight polymers that impede dermal drug or chemical penetration. We have also filed a patent application for our DermaPass family of transdermal absorption enhancers that have a different drug delivery profile than SEPA, which we believe could be used with a wider range of active pharmaceutical ingredients. Our product candidates include two clinical stage investigational new drugs: EcoNail, for the treatment of fungal infections of the nails and pexiganan, for the treatment of mild diabetic foot infection (DFI). We believe that products incorporating our drug delivery technologies may allow selected drugs to be administered more effectively and with improved patient compliance compared to alternative methods of drug administration, such as ingestion and injection.

Since inception, we have been engaged primarily in research and development. We have not generated any meaningful revenues from operations and we have sustained significant operating losses. We anticipate that we will continue to incur significant losses for the foreseeable future. We cannot guarantee that we will be successful in commercializing our products, or that we will ever become profitable. As of September 30, 2008, we had an accumulated deficit of $100,649,600. Our product candidates are in discovery or developmental stages and must undergo a rigorous regulatory approval process, which includes costly and extensive pre-clinical and clinical testing, to demonstrate safety and efficacy before we can market any resulting product. To date, neither the FDA nor any of its international equivalents has approved any of our product candidates for marketing.

Our results of operations can vary significantly from year-to-year and quarter-to-quarter, and depend, among other factors, on:

	the progress of clinical trials we conduct;

	the degree of our research, marketing and administrative efforts;

	our ability to raise additional capital;

	the signing of licenses and product development agreements;

	the timing of revenues recognized pursuant to license agreements; and

	the achievement of milestones by licensees.

We expect to continue spending funds on developing and seeking regulatory approval of our lead product candidates, EcoNail and pexiganan. Ultimately, if we receive regulatory approval for either product, significant expenses will be incurred in connection with its commercialization. In addition, we also plan to identify and develop, internally, through in-licensing, or through other collaborative arrangements, additional product candidates and technologies that fit within our growth strategy. If we identify potential product candidates, we will incur additional costs in connection with testing and seeking regulatory approval of those product candidates.

On October 10, 2007, the Company entered into a Securities Purchase Agreement, pursuant to which the Company issued in a private placement 5,891,667 shares of its common stock and five-year warrants to purchase 1,767,500 shares of the Company’s common stock at an exercise price of $0.60 per share, for aggregate proceeds of $3,535,000. In connection with the private placement, all of the 752.25 then outstanding shares of the Company’s Series C Cumulative Convertible Preferred Stock were converted into a total of 12,571,850 shares of common stock. In addition, outstanding warrants to purchase 8,648,102 shares of common stock previously issued with the Series C Preferred have been reset to purchase 17,885,848 shares of common stock at an exercise price of $0.60 per share, pursuant to anti-dilution provisions of those warrants.

In connection with the private placement, the Company entered into a Director Designation Agreement dated as of October 1, 2007 with SCO Capital Partners, LLC (“SCO”), a current stockholder and a purchaser in the private placement, pursuant to which, for so long as SCO holds 20% of the Company’s outstanding common stock, SCO has the right to designate two individuals to serve on the Company’s board of directors. SCO previously held the right to designate two individuals to serve on the Company’s board of directors for so long as it held 20% of the Company’s outstanding Series C Preferred.

The Company entered into an agreement and plan of merger with Access Pharmaceuticals, Inc. on July 10, 2008. As of September 30, 2008, our existing cash, cash equivalents and short term investments totaled $32,879. The Company’s continuation as a going concern depends on its ability to obtain additional financing, to consummate a strategic transaction or to make alternative arrangements to fund its operations, which cannot be guaranteed. There can be no assurance that the Company will be able to obtain additional financing, to consummate a strategic transaction, or to make alternative arrangements to fund its operations. The Company’s cash requirements may vary materially from those now planned because of changes in the focus and direction of its research and development programs, identification of additional product candidates and technologies, competitive and technical advances, patent developments or other developments related to the status of fund raising.

Research and Development Expenses. Research and development expenses consist of:

	payments to consultants, investigators, contract research organizations and manufacturers in connection with our pre-clinical and clinical trials;

	costs associated with conducting our clinical trials;

	costs of developing and obtaining regulatory approvals

          allocable costs, including occupancy and depreciation.

Because a significant portion of our research and development expenses (including laboratory supplies, travel, dues and subscriptions, temporary help costs, consulting costs and allocable costs such as occupancy and depreciation) benefit multiple projects or our drug delivery technologies in general, we do not track these expenses by project.

For the nine-month period ended September 30, 2008, we spent $916,940 on research and development including $614,700 in costs associated with a clinical trial for Econail, $295,110 in costs associated with the in-licensing of pexiganan acetate from Geneara, and $7,130 in costs not specifically tracked to a project. Opterone was not in clinical trial in 2008.  For the nine months ended September, 2007 we spent $1,047,187 on research and development, including $592,742 in costs associated with a clinical trial for Econail and $314,824 in costs associated with the in licensing of Suponex (pexignan acetate) and $140,861 in costs not specifically tracked to a project.

Each of our research and development programs is subject to risks and uncertainties, including the requirement to seek regulatory approval, that are outside of our control. Moreover, the product candidates identified in these research and development programs, which currently are in developmental stages, must overcome significant technological, manufacturing and marketing challenges before they can be successfully commercialized. As a result of these risks and uncertainties, we are unable to predict with any certainty the period in which material net cash inflows from these projects could be expected to commence or the completion date of these programs. For example, we are seeking a partner to advance development of our Opterone product candidate. We cannot predict whether our efforts to find a partner will be successful nor can we predict the manner and timing in which any eventual partner may elect to pursue development of Opterone. In addition, these risks and uncertainties also prevent us from estimating with any certainty the specific timing and future costs of our clinical development programs, although historical trends at similarly situated companies indicate that research and development expenses tend to increase in later stages of clinical development. Our failure to obtain requisite governmental approvals timely or at all will delay or preclude us from licensing or marketing our products or limit the commercial use of our products, which could adversely affect our business, financial condition and results of operations.

Marketing, General and Administrative Expenses. Marketing, general and administrative expenses consist primarily of salaries and other related costs for personnel, marketing and promotion, professional fees and facilities costs. Assuming we are able to raise sufficient capital, we anticipate that marketing, general and administrative expenses will increase over the next several years as we begin, when appropriate, to license, partner, or market our product candidates if and when they receive regulatory approval.

Critical Accounting Policies and Estimates

Our discussion and analysis of our financial condition and results of operations are based on our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses. The following is a brief discussion of the more significant accounting policies and methods that affect the judgments and estimates used in the preparation of our condensed consolidated financial statements.

Research and Development. Research and development costs are expensed as incurred.

Patent Assets. We defer costs and expenses incurred in connection with pending patent applications. We amortize costs related to successful patent applications over the estimated useful lives of the patents using the straight-line method. We charge accumulated patent costs and deferred patent application costs related to patents that are considered to have limited future value to operations. Estimates we use to determine the future value of deferred patent costs include analysis of potential market size, time and cost to complete clinical trials, anticipated interest in our products and potential value for licensing or partnering opportunities.

Deferred Taxes. As part of the process of preparing our financial statements we are required to estimate our income taxes in each of the jurisdictions in which we operate. This process involves estimating our actual current tax exposure together with assessing temporary differences resulting from differing treatments of items for tax and accounting purposes. We have recorded a valuation allowance to fully offset against these otherwise recognizable net deferred tax assets due to the uncertainty surrounding the timing of the realization of the tax benefit. In the event that we determine in the future that we will be able to realize all or a portion of the net deferred tax benefit, an adjustment to deferred tax valuation allowance would increase net income in the period in which such a determination is made. The utilization of net operating loss carryforwards and credits available to be used in any given year may be limited in the event of significant changes in ownership interest, as defined.

Warrant Liability. Based on certain terms in the warrants that we issued in connection with the sale of our Series C Cumulative Convertible Preferred Stock, we determined that the warrants should be classified as a liability and valued at fair market value each reporting period, with the changes in fair value recorded in earnings, in accordance with EITF 00-19, “Accounting for Derivative Financial Investments Indexed to, and Potentially Settled in, a Company’s Own Stock.”  We will continue to evaluate the warrants under EITF 00-19 to determine when, if ever, they meet certain criteria under EITF 00-19 for permanent equity.

Stock-Based Compensation.  On January 1, 2006, the Company adopted Statement of Financial Accounting Standards (“SFAS”) No. 123(R), “Share-Based Payment,” using the modified prospective method, which requires measurement of compensation cost for all stock awards at fair value on the date of grant and recognition of compensation over the requisite service period for awards expected to vest. The fair value of stock options is estimated using the Black-Scholes valuation model, and the fair value of restricted stock units is determined based on the number of shares granted and the quoted price of the Company’s common stock on the date of grant. Such value is recognized as expense over the requisite service period, net of estimated forfeitures, using the straight-line attribution method. The estimate of awards that will ultimately vest requires significant judgment, and to the extent actual results or updated estimates differ from the Company’s current estimates, such amounts will be recorded as a cumulative adjustment in the period estimates are revised. The Company considers many factors when estimating expected forfeitures, including types of awards, employee class and historical employee attrition rates. Actual results, and future changes in estimates, may differ substantially from the Company’s current estimates.

Results of Operations

Comparison of Nine Months Ended September 30, 2008 and 2007

We had $2,652 and no revenues for the nine- month periods ended September 30, 2008 and 2007, respectively. The increases in revenue is due to the recognition of an up-front fee of $50,000 assumed from Virium merger. This fee is being recognized over life of the agreement. For the year ending December 31, 2008 and the foreseeable future, we do not expect to have any meaningful revenues.

For the nine- month period ended September 30, 2008, research and development costs decreased by $130,247, or 12 % to $916,940 from $1,047,187 in the nine- month period ended September 30, 2007. This decrease is primarily attributable to the decrease in spending on clinical trials as well as a decrease in general research and development consulting costs.

For the nine- month period ended September 30, 2008, marketing, general and administrative costs increased by $208,266, or 8% to $2,962,453 from $2,754,187 in the nine- month period ended September 30, 2007. The increase is primarily attributable to an increase in stock based compensation of $242,389, severance payments of $158,786, financial advisory services of $101,804 and rent expense of $114,489. This increase was partially offset by decreases in public relations fees of $237,390, patent search fees of $119,642 and franchise tax fees of $42,260.

Other income and expense increased by $4,798,719 due to a gain of $3,731,913 in the nine- month period ended September 30, 2008 compared with a loss of $1,066,806 in the nine- month period ended September 30, 2007. The increase is primarily attributable to an increase in the gain associated with the change in value of the warrant liability of $3,886,206 for the nine month period ended September 30, 2008. Interest expense increased by $186,856 in the nine- month period ended September 30, 2008 from $0 in the nine- month period ended September 30, 2007. The increase in interest expense is payments due to debt holders assumed from the Virium merger agreement.

In-process research and development costs of $9,656,794 are attributed to the acquisition of Virium Pharmaceuticals Inc. in April of 2008. The acquisition costs are comprised of $6,869,618 related to the calculated value of 22,899,206 shares of the Company’s stock issued to Virium shareholders valued at $.30 per share, $2,403,916 of net liabilities and assets assumed as part of the merger, $143,020 related to the calculated value of 670,408 warrants issued to Virium shareholders and $240,240 in transaction costs.

For the reasons described above, the Company’s  condensed consolidated financial statements for the nine- month period ended September 30, 2008, reflect a net loss of $9,801,622 compared with a net loss of $4,868,180 for the nine- months ended September 30, 2007.

Comparison of Years Ended December 31, 2007 and 2006

The Company had no revenues for the years ended December 31, 2007 and 2006, respectively. For the year ending December 31, 2008, we do not expect to have any revenues.

Research and development costs for 2007 increased by $1,455,634 from $679,759 in 2006 to $2,135,393 in 2007, a 214.1% increase. The increase is attributable to the in licensing costs of the pexiganan acetate product of $1,222,123 and an increase in the costs for the EcoNail clinical trial of $133,900 and an increase in general costs of $99,611. Current operating plans call for the Company to spend approximately $1,000,000 on research and development in the year ending December 31, 2008.

Marketing, general and administrative costs for 2007 increased by $1,988 or less then 1% to $3,714,994, from $3,713,006 in 2006. The increase was attributable to increases of $129,498 in legal and accounting fees associated with certain SEC filings, $239,119 in patent and research fees and $223,636 in consulting and investor relations expenses. The above increases were offset by decreases of $286,379 in stock based compensation, $12,836 in payroll and related expenses, $40,934 in insurance premiums, $84,778 in filing and registration fees, $56,504 in rent and office related expenses, a reduction of the Delaware state franchise tax of $52,590 and a decrease in travel, conference and related expenses of $56,129. The current operating plan calls for the Company to spend up to approximately $1,200,000 in marketing, general and administrative expenses in the year ending December 31, 2008.

For the year ended December 31, 2007, other income was a loss of $3,015,795 compared to a gain of $6,344,044 for the year ended December 31, 2006. This loss is primarily a non-cash decrease as a result of a change in the valuation of warrants in accordance with EITF 00-19, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in a Company’s Own Stock” to reflect a decline in the exercise price of warrants outstanding which increases the value of the warrant liability. As a result, the fair value of the warrant liability increased by $3,206,390. Interest income for the year December 31, 2007 decreased by $158,834 to $84,595 compared to interest income of $243,429 for the year ended December 31, 2006. The decrease in interest income is due to the smaller amounts of cash available for investing purposes and lower interest rate returns available for the cash that is invested.

For the reasons described above, the Company’s financial statements reflect a net loss of $8,866,182 for the year ended December 31, 2007, compared to net income of $1,951,279 for the year ended December 31, 2006.

Comparison of Years Ended December 31, 2006 and2005

The Company had no revenues for the years ended December 31, 2006 and 2005, respectively.

Research and development costs for 2006 decreased by $1,611,962 from $2,291,721 in 2005 to $679,759 in 2006, a 70.3% decrease. The decrease is primarily attributable to the temporary cessation of research and development activities in August 2005, resulting in a reduction in payroll and employee related expenses of $692,824 and a reduction in lab operating expenses of $674,166 for the year ended December 31, 2006. In addition, there was a decrease in clinical development costs of $244,320.

Marketing, general and administrative costs for 2006 increased by $724,914, or 24.3% to $3,713,006, from $2,988,092 in 2005. The increase was primarily attributable to the Company’s adoption of SFAS No. 123(R), which requires the expensing of stock options granted to employees based on the fair value on the date of the grant, resulting in an expense of $941,127. In addition, expenses related to conferences and investor meetings increased by approximately $265,311. The effect of these amounts on marketing, general and administrative expenses for the year 2006 was partially offset by savings attributable to a staff reduction in August 2005 which resulted in a reduction of salary and related expenses of approximately $603,428 during the year ended December 31, 2006.

For the year ended December 31, 2006, other income increased by $6,278,494 to $6,344,044 compared to $65,550 for the year ended December 31, 2005. This gain is primarily a non-cash increase as a result of a change in the valuation of warrants in accordance with EITF 00-19, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in a Company’s Own Stock” to reflect a decline in price of our common stock for which the warrants are exercisable. As a result, the fair value of the warrant liability decreased by $6,100,615. Interest income for the year December 31, 2006 increased by $177,879 to $243,429 compared to interest income of $65,550 for the year ended December 31, 2005. The increase in interest income is due to the higher amounts of cash available for investing purposes and higher interest rate returns available for the cash that is invested.

For the reasons described above, the Company’s financial statements reflect a net income of $1,951,279 for the year ended December 31, 2006 compared to a net loss of $(5,760,475) for the year ended December 31, 2005.

Liquidity and Capital Resources

Since inception, our primary source of funding for our operations has been the private and public sale of our securities, and, to a lesser extent, the licensing of our proprietary technology and products, research collaborations, feasibility studies, government grants and the limited sales of products and test materials.

At September 30, 2008, working capital was approximately $(2,896,505), compared to $1,613,120 at September 30, 2007. The decrease in our working capital reflects use of funds for operations.

On October 10, 2007, the Company entered into a Securities Purchase Agreement, pursuant to which the Company issued in a private placement 5,891,667 shares of its common stock and five-year warrants to purchase 1,767,500 shares of the Company’s common stock at an exercise price of $0.60 per share, for gross proceeds of $3,535,000 ($3,046,245 net of issuance costs). In connection with the private placement, all of the 752.25 then outstanding shares of the Company’s Series C Cumulative Convertible Preferred Stock were converted into a total of 12,571,850 shares of common stock. In addition, outstanding warrants to purchase 8,648,102 shares of common stock previously issued with the Series C Preferred have been reset to purchase 17,885,848 shares of common stock at an exercise price of $0.60 per share, pursuant to anti-dilution provisions of those warrants.

In connection with the private placement, the Company entered into a Director Designation Agreement dated as of October 1, 2007 with SCO Capital Partners, LLC (“SCO”), a current stockholder and a purchaser in the private placement, pursuant to which, for so long as SCO holds 20% of the Company’s outstanding common stock, SCO has the right to designate two individuals to serve on the Company’s board of directors. SCO previously held the right to designate two individuals to serve on the Company’s Board of Directors for so long as it held 20% of the Company’s outstanding Series C Preferred.

Until such time as we obtain agreements with third-party licensees or partners to provide funding for our anticipated business activities, or otherwise generate revenue from the commercialization of our products, we will use our working capital to fund our operating activities.

As of September 30, 2008, we had $32,879 in cash, cash equivalents and short-term investments. On July 10, 2008, the Company entered into an agreement and plan of merger with Access Pharmaceuticals Inc. The Company’s continuation as a going concern depends on its ability to obtain additional financing, to consummate a strategic transaction or to make alternative arrangements to fund its operations, which cannot be guaranteed. Our cash requirements may vary materially from those now planned because of changes in the focus and direction of our research and development programs, competitive and technical advances, patent developments or other developments. To continue to operate, the Company will require significant additional funding. The Company is assessing opportunities to raise capital and expects to continue financing operations through sales of securities, strategic alliances and other financing vehicles, if any, that might become available to the Company on terms that it deems acceptable. The Company cannot assure that sufficient funds will be available to the Company, if they are available at all, to enable the Company to continue to operate. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

We do not enter into financial instrument transactions for trading or speculative purposes. We do not intend to establish any special purpose entity and do not have any material off balance sheet financing transactions. We do not believe that inflation will have any significant effect on the results of our operations.

Recent Accounting Pronouncements

In September 2006, the FASB issued FAS No. 157, “Fair Value Measurements” (“SFAS 157”). SFAS 157 establishes a common definition of fair value to be used whenever GAAP requires (or permits) assets or liabilities to be measured at fair value, and does not expand the use of fair value in any new circumstances. It also requires expanded disclosure about the extent to which companies measure assets and liabilities at fair value, the information used to measure fair value, and the effect of fair value measurements on earnings. On February 12, 2008, the FASB issued proposed FASB Staff Position No. SFAS No. 157-2, “Effective Date of FASB Statement No. 157” which defers the effective date for all nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (that is, at least annually) to fiscal years beginning after November 15, 2008. The Company adopted SFAS 157 for all financial assets and liabilities required to be measured at fair value on a recurring basis, prospectively from January 1, 2008. The application of SFAS 157 did not have a significant impact on the Company’s financial position, results of operations or cash flows.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities – including an amendment of FASB 115” (“SFAS 159”), which allows an entity to choose to measure certain financial instruments and liabilities at fair value. Subsequent measurements for the financial instruments and liabilities an entity elects to fair value will be recognized in earnings and this election is irrevocable. SFAS 159 also establishes additional disclosure requirements. SFAS 159 is effective for the Company beginning January 1, 2008. The Company has not elected to apply the fair value option to any of its financial instruments.

In December 2007, the FASB issued SFAS No. 141 (revised 2007), “Business Combinations” (“SFAS 141R”). SFAS 141R establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, any non controlling interest in the acquiree and the goodwill acquired. SFAS 141R also establishes disclosure requirements to enable the evaluation of the nature and financial effects of the business combination. SFAS 141R is effective beginning January 1, 2009. The Company is currently evaluating the potential impact of the adoption of SFAS 141R on its financial position, results of operations or cash flows.

In December 2007, the FASB issued SFAS No. 160, “Non Controlling Interests in Consolidated Financial Statements-an amendment of Accounting Research Bulletin No. 51” (“SFAS 160”). SFAS 160 establishes accounting and reporting standards for ownership interests in subsidiaries held by the parties other than parent, the amount of the consolidated net income attributable to the parent and to the non controlling interest, changes in parent’s ownership interest, and the valuation of retained non controlling equity investments when a subsidiary is deconsolidated. SFAS 160 also establishes disclosure requirements that clearly identify and distinguish between the interests of the parent and interests of the non controlling owners. SFAS 160 is effective for the Company beginning January 1, 2009. The Company is currently evaluating the potential impact of the adoption of SFAS 160 on its financial position, results of operations or cash flows.

In March 2008, the FASB issued SFAS No.161, “Disclosures about Derivative Instruments and Hedging Activities-an amendment of FASB Statement No.133” (“SFAS 161”). SFAS161 enhances disclosures about the Company’s derivative and hedging activities and thereby improves the transparency of financial reporting. SFAS 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008. The Company is currently evaluating the potential impact of the adoption of SFAS 161 on its financial position, results of operations or cash flows.

On October 10, 2008, the FASB issued FSP No. SFAS 157-3, “Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active.” FSP SFAS 157-3 clarifies the application of SFAS No. 157, “Fair Value Measurements,” in a market that is not active and provides an example to illustrate key considerations in determining the fair value of a financial asset when the market for that financial asset is not active. FSP SFAS 157-3 is effective immediately, including prior periods for which financial statements have not been issued. The Company is currently evaluating the potential impact of the adoption of SFAS 157-3 on its financial position, results of operations or cash flows.

Mergers.

On April 18, 2008, the Company acquired Virium Pharmaceuticals Inc. (“Virium”), a privately held biotechnology company focused primarily on oncology based technology, pursuant to the terms of an Agreement and Plan of Merger (the “Merger Agreement”) dated as of April 18, 2008 (the “Effective Time”) by and among the Company, VRM Acquisition, LLC, a Delaware limited liability company and a direct wholly-owned subsidiary of the Company (“VRM Acquisition”), Virium and Virium Holdings, Inc., a non-public Delaware corporation (“Holdings”) and the parent of Virium.  On the Effective Date, VRM Acquisition merged with and into Virium with Virium continuing as the surviving company and a wholly-owned subsidiary of the Company (the “Merger”).  Pursuant to the Merger Agreement, each share of Virium common stock outstanding at the Effective Time was converted into the right to receive 0.89387756 shares of the Company’s common stock (the “Merger Consideration”) resulting in an aggregate of 22,899,206 shares of MacroChem common stock being issued in the Merger. The fair value of the shares issued on the closing date to the stockholders of Virium was $6,869,618.

Virium has a pipeline of oncology products that target a variety of niche cancer indications.  Virium’s product pipeline included a next generation nucleoside analogue (small molecule) which it had licensed from the Southern Research Institute in August 2007.  This class of compounds has demonstrated proven efficacy in certain hematological cancer indications.

On July 10, 2008, Access Pharmaceuticals, Inc. (OTC BB: ACCP.OB) announced it had signed an agreement and plan of merger with MacroChem pursuant to which MacroChem is expected to be merged with and into a wholly-owned subsidiary of Access. The merger transaction is expected to close in the fourth quarter of 2008.  Holders of MacroChem common shares and in- the- money MacroChem warrants will receive an aggregate of 2,500,000 shares of common stock of Access Pharmaceuticals as merger consideration. All other options and warrants of MacroChem which are unexercised at the Effective Time of the merger shall automatically be cancelled and void.

Other Events.

On August 27, 2008, we entered into a Note Purchase Agreement with Access, pursuant to which Access has loaned us an initial loan amount of $225,000 and agreed to loan additional funds to us as required to operate our business.  The note is due upon the earlier of December 31, 2008 or the date of termination of the agreement and plan of the merger transaction.  We have agreed to pay interest to Access at the rate of 10% per annum.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

On April 24, 2008, the Company dismissed our independent registered public accounting firm Vitale, Caturano and Company, Ltd. (“Vitale”).

The dismissal was recommended by management based in part on expected efficiency gains from appointing a new accountant and was approved by the Audit Committee.  Expected efficiency gains associated with the appointment of JH Cohn LLP as the Company’s new accountant include JH Cohn LLP’s prior service as accountant for Virium Pharmaceuticals Inc., which the Company recently acquired.

Vitale’s reports relating to the financial statements of MacroChem for the years ended December 31, 2006 and December 31, 2007 did not contain an adverse opinion or a disclaimer of opinion, and was not qualified or modified as to audit scope or accounting principles, except that the December 31, 2007 report contained an explanatory paragraph relating to our ability to continue as a going concern.

During our fiscal years ended December 31, 2006 and December 31, 2007 through April 24, 2008, the date on which Vitale was dismissed, we had no disagreement with Vitale on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to Vitale’s satisfaction, would have caused Vitale to make reference to the subject matter of the disagreement in connection with its reports for such periods. During our fiscal years ended December 31, 2006 and December 31, 2007, and through April 24, 2008, there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.

On April 24, 2008 and effective the same date, we engaged JH Cohn LLP as its independent registered public accounting firm to audit our financial statements as of and for the fiscal year ending December 31, 2008 and to perform procedures related to the financial statements included in our quarterly reportsbeginning with quarter ended March 31, 2008.  The appointment of JH Cohn LLP was recommended by management and approved by the Audit Committee.

During the two most recent fiscal years and through April 24, 2008, we had not consulted with JH Cohn LLP regarding any matter which was the subject of any disagreement or any reportable event as defined in Regulation S-K Item 304(a)(1)(iv) and Regulation S-K Item 304(a)(1)(v), respectively, or on the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, relating to which either a written report was provided to us or oral advice was provided that JH Cohn LLP concluded was an important factor considered by us in reaching a decision as to the accounting, auditing or financial reporting issue.

On January 24, 2006, Deloitte & Touche LLP (“Deloitte”) resigned as our independent registered public accounting firm.

Deloitte’s report relating to the financial statements of the Company for the year ended December 31, 2004 did not contain an adverse opinion or a disclaimer of opinion, and was not qualified or modified as to audit scope or accounting principles, except the report contained an explanatory paragraph relating to the Company’s ability to continue as a going concern.

During the Company’s fiscal year ended December 31, 2004, and through January 24, 2006, the date which Deloitte resigned, the Company had no disagreement with Deloitte on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to Deloitte’s satisfaction, would have caused Deloitte to make reference to the subject matter of the disagreement in connection with its report for such period. During the Company’s fiscal year ended December 31, 2004, and through January 24, 2006, there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.

On February 14, 2006 and effective the same date, on the recommendation of the Company’s Audit Committee, the Company engaged Vitale, Caturano & Company, Ltd. (“Vitale”) as its independent registered public accounting firm to audit the Company’s financial statements as of and for the fiscal year ending December 31, 2005 and to perform procedures related to the financial statements included in the Company’s quarterly reports on Form 10-Q, beginning with quarter ended March 31, 2006.

During the two most recent fiscal years and through February 14, 2006, the Company had not consulted with Vitale on any matter which was the subject of any disagreement or any reportable event as defined in Regulation  S-K Item 304(a)(1)(iv) and Regulation S-K Item 304(a)(1)(v), respectively, or on the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, relating to which either a written report was provided to the Company or oral advice was provided that Vitale concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue.

FINANCIAL STATEMENTS
MACROCHEM CORPORATION

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of MacroChem Corporation:

We have audited the accompanying balance sheets of MacroChem Corporation (the “Company”) as of December 31, 2007 and 2006, and the related statements of operations, stockholders’ deficit/equity, and cash flows for each of the years in the three-year period ended December 31. 2007. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the auditing standards of the Public Company Accounting Standards Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the accompanying financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2007 and 2006, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2007 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements of December 31, 2007, the Company’s recurring losses and need to obtain additional financing raise substantial doubt about its ability to continue as a going concern. Management’s plans concerning these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of the uncertainty.

As discussed in Note 1 to the financial statements, effective January 1, 2006, the Company adopted the provisions of Statement of Financial Accounting Standard No. 123R "Share Based Payment”.

/s/ VITALE, CATURANO & COMPANY, LTD.

Boston, Massachusetts
March 12, 2008

MACROCHEM CORPORATION

BALANCE SHEETS

	December 31,
	2007	2006
ASSETS
Current assets:
Cash and cash equivalents	$2,423,519	$738,264
Short-term investments	759,247	4,157,038
Prepaid expenses and other current assets	131,047	153,660
Total current assets	3,313,813	5,048,962

Property and equipment, net	22,042	37,391

Patents, net	517,600	567,604
Total assets	$3,853,455	$5,653,957

LIABILITIES
Current liabilities:
Accounts payable	$94,439	$85,473
Accrued expenses and other liabilities	310,195	183,362
Total current liabilities	404,634	268,835

Warrants liability	4,076,488	870,098
Total liabilities	4,481,122	1,138,933

Commitments and contingencies (Note 6)

Preferred stock, $.01 par value, 6,000,000 shares authorized; liquidation value of $0 and $8,053,400, 0 and 805 shares Series C Convertible issued and outstanding at December 31, 2007 and December 31, 2006, respectively (Note 5)	——	333,783

STOCKHOLDERS’ (DEFICIT) EQUITY
Common stock, $.01 par value, 100,000,000 shares authorized; 22,500,026 and 2,620,679 shares issued at December 31, 2007 and December 31, 2006, respectively	225,000	26,206
Additional paid-in capital	90,054,421	85,599,924
Accumulated deficit	(90,847,978)	(81,385,779)
Less treasury stock, at cost, 529 shares at December 31, 2007 and December 31, 2006	(59,110)	(59,110)
Total stockholders’ (deficit) equity	(627,667)	4,181,241

Total liabilities and stockholders’ (deficit) equity	$3,853,455	$5,653,957

See notes to financial statements.

MACROCHEM CORPORATION

STATEMENTS OF OPERATIONS

	Fiscal Year Ended December 31,
	2007	2006	2005
REVENUES:	$——	$——	$——

OPERATING EXPENSES:
Research and development	2,135,393	679,759	2,291,721
Marketing, general and administrative	3,714,994	3,713,006	2,988,092
Costs associated with staff reduction and transition agreements	——	——	546,212
TOTAL OPERATING EXPENSES	5,850,387	4,392,765	5,826,025

LOSS FROM OPERATIONS	(5,850,387)	(4,392,765)	(5,826,025)

OTHER INCOME (LOSS):
Interest income	84,595	243,429	65,550
(Loss) Gain on change in value of warrant liability	(3,206,390)	6,100,615	——
Gain on sale of equipment	106,000	——	——
TOTAL OTHER INCOME (LOSS) (NOTES 1 and 5)	(3,015,795)	6,344,044	65,550

NET (LOSS) INCOME	$(8,866,182)	$1,951,279	$(5,760,475)

BENEFICIAL CONVERSION FEATURE (NOTE 5)	$(3,223,929)	$(11,895)	$(330,243)

DIVIDEND ON SERIES C CUMULATIVE PREFERRED STOCK	$(596,017)	$(752,066)	$——

NET (LOSS) INCOME ATTRIBUTABLE TO COMMON STOCKHOLDERS	$(12,686,128)	$1,187,318	$(6,090,718)

BASIC NET (LOSS) INCOME PER COMMON SHARE	$(1.66)	$0.84	$(6.25)

DILUTED NET (LOSS) INCOME PER COMMON SHARE	$(1.66)	$0.24	$(6.25)

WEIGHTED AVERAGE SHARES USED TO COMPUTE BASIC NET (LOSS) INCOME PER COMMON SHARE	7,635,313	1,423,665	974,367

WEIGHTED AVERAGE SHARES USED TO COMPUTE DILUTED NET (LOSS) INCOME PER COMMON SHARE	7,635,313	8,260,510	974,367

See notes to financial statements.

MACROCHEM CORPORATION
STATEMENTS OF STOCKHOLDERS’ (DEFICIT) EQUITY

	Common Stock Shares		Common Stock	Additional Paid-In Capital	Accumulated Deficit	Subtotal	Cost of Treasury Stock	Total Stockholders’ (Deficit) Equity
	Issued	Treasury

BALANCE, DECEMBER 31, 2004	926,285	(1,482)	$9,263	$83,320,908	$(76,824,517)	$6,505,654	$(169,150)	$6,336,504

Exercise of warrants	6,012	——	60	87,440	——	87,500	——	87,500
Stock issued to 401(k) trust	——	953	——	(94,431)	——	(94,431)	110,040	15,609
Issuance of common stock, net	65,141	——	651	417,430	——	418,081	——	418,081
Issuance of warrants in connection with sale of common stock	——	——	——	183,260	——	183,260	——	183,260
Net loss	——	——	——	——	(5,760,475)	(5,760,475)	——	(5,760,475)
BALANCE, DECEMBER 31, 2005	997,438	(529)	$9,974	$83,914,608	$(82,584,992)	$1,339,590	$(59,110)	$1,280,480

Non-cash dividend on preferred stock	1,429,700	——	14,297	737,769	(752,066)	——	——	——
Stock-based compensation expense	——	——	——	941,127	——	941,127	——	941,127
Conversion of preferred stock to common	193,541	——	1,935	6,420	——	8,355	——	8,355
Net income	——	——	——	——	$1,951,279	$1,951,279	——	$1,951,279
BALANCE, DECEMBER 31, 2006	2,620,679	(529)	$26,206	$85,599,924	$(81,385,779)	$4,240,351	$(59,110)	$4,181,241
Non-cash dividend on preferred stock	899,437	——	8,995	587,022	(596,017)	——	——	——
Stock-basedcompensation expense	——	——	——	654,747	——	654,747	——	654,747
Conversion of preferred stock to common	13,050,744	——	130,507	203,275	——	333,782	——	333,782
Sale of common stock, net of issuance costs	5,891,666	——	58,917	2,987,328	——	3,046,245	——	3,046,245
Exercise of warrants	37,500	——	375	22,125	——	22,500	——	22,500
Net loss	——	——	——	——	(8,866,182)	(8,866,182)	——	(8,866,182)
BALANCE, DECEMBER 31, 2007	22,500,026	(529)	$225,000	$90,054,421	$(90,847,978)	$(568,557)	$(59,110)	$(627,667)

See notes to financial statements.

MACROCHEM CORPORATION
STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2007	2006	2005

CASH FLOWS FROM OPERATING ACTIVITIES
Net (loss) income	$(8,866,182)	$1,951,279	$(5,760,475)

Adjustments to reconcile net (loss) income to net cash used by operating activities:
Depreciation and amortization	65,352	87,031	175,024
Stock-based compensation	654,747	941,127	——
401(k) contributions in company common stock	——	——	15,610
Deferred rent	——	——	(5,509)
Loss (Gain) on change in value of warrant liability	3,206,390	(6,100,615)	——
Change in assets and liabilities:
Prepaid expenses and other current assets	22,613	(46,900)	222,147
Accounts payable and accrued expenses	135,799	(106,195)	(392,821)

Net cash used in operating activities	(4,781,281)	(3,274,272)	(5,746,024)

CASH FLOWS FROM INVESTING ACTIVITIES:
Sales of short-term investments	3,397,791	——	1,185,406
Purchases of short-term investments	——	(4,157,038)	——
Expenditures for property and equipment	——	——	(14,519)
Additions to patents	——	(40,770)	(105,080)

Net cash provided by (used in) investing activities	3,397,791	(4,197,808)	1,065,807

CASH FLOWS FROM FINANCING ACTIVITIES:

Net proceeds from issuance of Series C Cumulative Convertible Preferred Stock	——	5,186,908	2,125,943
Net proceeds from sale of common stock	3,046,245	——	601,342
Proceeds from exercise of warrants	22,500	——	87,500

Net cash provided by financing activities	$3,068,745	$5,186,908	$2,814,785

See notes to financial statements. (Continued)

MACROCHEM CORPORATION
STATEMENTS OF CASH FLOWS (Continued)

	Years Ended December 31,

	2007	2006	2005

NET CHANGE IN CASH AND CASH EQUIVALENTS	$1,685,255	$(2,285,172)	$(1,865,432)

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	738,264	3,023,436	4,888,868

CASH AND CASH EQUIVALENTS, END OF YEAR	$2,423,519	$738,264	$3,023,436

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:

Cash paid for taxes	$——	$——	$——
Cash paid for interest	$——	$——	$——
Non-cash dividend to Series C Preferred stockholders	$596,017	$752,066	$——
Beneficial conversion feature associated with Series C Preferred Stock	$3,223,929	$11,895	$330,243
Conversion of Series C Preferred Stock to Common Stock	$333,782	$8,355	$——

See notes to financial statements.

MACROCHEM CORPORATION

NOTES TO FINANCIAL STATEMENTS

1.	Nature of Business and Summary of Significant Accounting Policies.

MacroChem Corporation (the “Company”) is a specialty pharmaceutical company that develops and seeks to commercialize pharmaceutical products using its proprietary drug delivery technologies.

The Company has been engaged primarily in research and development since its inception in 1981 and has derived limited revenues from the commercial sale of its products, licensing of certain technology and feasibility studies. The Company has had no revenues relating to the sale of any products currently under development. The Company has incurred losses from operations every year since its inception and the Company anticipates that operating losses may continue for the foreseeable future. At December 31, 2007 and 2006, the Company’s accumulated deficit was approximately $90.8 million and $81.4 million, respectively . The audit report of Vitale, Caturano & Company, Ltd., our independent registered public accounting firm, on our 2007 financial statements includes an explanatory paragraph concerning our ability to continue as a going concern. The inclusion of this explanatory paragraph may materially and adversely affect our ability to raise new capital. To continue to operate, the Company will require significant additional funding. The Company is assessing opportunities to raise capital and expects to continue financing operations through sales of securities, strategic alliances and other financing vehicles, if any, that might become available to the Company on terms that it deems acceptable. The Company cannot assure that sufficient funds will be available to the Company, if they are available at all, to enable the Company to continue to operate. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. The Company believes that its existing cash, cash equivalents and short-term investments will be sufficient to fund current operations under the Company’s current plan into the fourth quarter of 2008. The Company’s cash requirements may vary materially from those now planned because of changes in the focus and direction of its research and development programs, competitive and technical advances, patent developments or other developments.

The Company organizes itself as one segment reporting to the chief executive officer. Products and services consist primarily of research and development activities in the pharmaceutical industry.

Accounting Estimates – The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The primary estimates underlying the Company’s financial statements include the fair market value of warrants included in liabilities, the carrying value and useful lives of the Company’s patents and property and equipment, the valuation allowance established for the Company’s deferred tax assets, and the underlying assumptions to apply the pricing model to value stock options under SFAS No. 123(R). Management bases its estimates on certain assumptions, which it believes are reasonable in the circumstances, and while actual results could differ from those estimates, management does not believe that any change in those assumptions in the near term would have a significant effect on the financial position or the results of operations.

Fair Value of Financial Instruments – The carrying amounts of cash, cash equivalents, short-term investments, accounts payable and accrued expenses approximate their fair value because of their short-term nature.

Cash and Cash Equivalents – Cash and cash equivalents at December 31, 2007 and 2006 are primarily comprised of highly liquid investments with a maturity of three months or less when purchased.  Short-term investments are liquid certificates of deposit with a carrying value of $759,247 at December 31, 2007 and $4,157,038 at December 31, 2006.

Property and Equipment – Property and equipment are stated at cost. Depreciation and amortization are provided on the straight-line method over the estimated useful lives of the related assets, which range from three to ten years.

Patents – The Company has filed applications for United States and foreign patents covering aspects of its technology. Costs and expenses incurred in connection with pending patent applications are deferred. Costs related to successful patent applications are amortized over the estimated useful lives of the patents, not exceeding 20 years, using the straight-line method. Accumulated patent costs and deferred patent application costs related to patents that are considered to have limited future value are charged to expense. Accumulated amortization aggregated approximately $426,231 and $376,228, respectively, at December 31, 2007 and 2006. On an on-going basis, the Company evaluates the recoverability of the net carrying value of various patents by reference to the patent’s expected use in drug and other research activities as measured by outside interest in the Company’s patented technologies and management’s determination of potential future uses of such technologies.

Long-lived Assets – The Company reviews its long-lived assets for impairment when events or changes in circumstances indicate that the carrying amount of a long-lived asset may not be recoverable. Recoverability of such assets to be held and used is measured by a comparison of the carrying amount of the asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets.

Research and Development – Research and development costs are charged to operations as incurred. Such costs include proprietary research and development activities and expenses associated with research and development contracts, whether performed by the Company or contracted with independent third parties.

Stock Based Compensation – Adoption of SFAS 123(R)
Prior to January 1, 2006, the Company accounted for stock-based compensation issued to employees using the intrinsic value method, which follows the recognition and measurement principles of Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees,” and Financial Accounting Standards Board (“FASB”) Interpretation (‘‘FIN’’) No. 44, ‘‘Accounting for Certain Transactions Involving Stock Compensation.’’ Generally, no stock-based employee compensation cost related to stock options was reflected in net income, as all options granted under stock-based compensation plans had an exercise price equal to the market value of the underlying common stock on the grant date. Compensation cost related to restricted stock units granted to non-employee directors and certain key employees was reflected as an expense as services were rendered.

On January 1, 2006, the Company adopted Statement of Financial Accounting Standards (“SFAS”) No. 123(R), “Share-Based Payment,” using the modified prospective method, which requires measurement of compensation cost for all stock awards at fair value on the date of grant and recognition of compensation over the requisite service period for awards expected to vest. The fair value of stock options is estimated using the Black-Scholes valuation model, and the fair value of restricted stock units is determined based on the number of shares granted and the quoted price of the Company’s common stock on the date of grant. Such value is recognized as expense over the requisite service period, net of estimated forfeitures, using the straight-line attribution method. The estimate of awards that will ultimately vest requires significant judgment, and to the extent actual results or updated estimates differ from the Company’s current estimates, such amounts will be recorded as a cumulative adjustment in the period estimates are revised. The Company considers many factors when estimating expected forfeitures, including types of awards, employee class and historical employee attrition rates. Actual results, and future changes in estimates, may differ substantially from the Company’s current estimates.

Stock based compensation expense for the years ended December 31, 2007, 2006 and 2005 is as follows:

	Year Ended December 31,
	2007	2006	2005

Research and development	$——	$——	$——
Marketing, general and administrative	654,747	941,127	——
	$654,747	$941,127	$——

On November 10, 2005, the Financial Accounting Standards Board (“FASB”) issued FASB Staff Position SFAS 123(R)-3 “Transition Election Related to Accounting for Tax Effects of Share-Based Payment Awards.” The Company has elected to adopt the alternative transition method provided the FASB Staff Position for calculating the tax effects (if any) of stock-based compensation expense pursuant to SFAS 123(R). The alternative transition method includes simplified methods to establish the beginning balance of the additional paid-in capital pool related to the tax effects of employee stock-based compensation, and to determine the subsequent impact to the additional paid-in capital pool and the consolidated statements of operations and cash flows of the tax effects of employee stock-based compensation awards that are outstanding upon adoption of SFAS 123(R).

Income Taxes – The Company recognizes deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the Company’s financial statements or tax returns. Deferred tax assets and liabilities are determined based upon the difference between the financial reporting basis and the tax basis of existing assets and liabilities using enacted tax rates expected to be in effect in the year(s) in which the differences are expected to reverse. A valuation allowance is provided against deferred tax assets if it is more likely than not that such assets will not be realized.

Reverse Stock Split - On December 30, 2005, the Company implemented a 1-for-7 reverse stock split of its common stock and on February 9, 2006, the Company implemented a subsequent 1-for-6 reverse stock split of its common stock. Unless otherwise noted, data used throughout the Financial Statements have been adjusted to reflect these reverse splits.

Basic and Diluted (Loss) Income Per Share – Basic earnings per share is computed using the weighted average number of common shares outstanding during each year. Diluted earnings per common share for the year ended December 31, 2006 reflect the effect of the Company’s outstanding Series C Convertible Preferred shares, options and warrants, except where such items would be anti-dilutive. For the years ended December 31, 2007 and 2005, potential common shares are not included in the per share calculations for diluted EPS, because the effect of their inclusion would be anti-dilutive. Anti-dilutive potential shares from stock options and warrants not included in per share calculations under the treasury stock method for 2007, 2006 and 2005 were 18,000, 9,769,170 and 2,807,673 shares, respectively.

Basic and Diluted Income (Loss) Per Share	Year Ended December 31,
	2007	2006	2005
Basic net (loss) income attributable to common stockholders	$(12,686,128)	$1,187,318	$(6,090,718)
Dividend on Series C Cumulative Preferred Stock	$——	$752,066	$——
Net (loss) income used to compute diluted net (loss) income per common share	$(12,686,128)	$1,939,384	$(6,090,718)
Basic net (loss) income per common share	$(1.66)	$0.84	$(6.25)
Diluted net (loss) income per common share	$(1.66)	$0.24	$(6.25)
Weighted average shares used to compute basic net (loss) income per common share	7,635,313	1,423,665	974,367
Weighted average shares used to compute diluted net (loss) income per common share	7,635,313	8,260,510	974,367

Recent Accounting Pronouncement –   In September 2006, the FASB issued FAS No. 157, “Fair Value Measurements” (“FAS 157”). FAS 157 establishes a common definition of fair value to be used whenever GAAP requires (or permits) assets or liabilities to be measured at fair value, and does not expand the use of fair value in any new circumstances. It also requires expanded disclosure about the extent to which companies measure assets and liabilities at fair value, the information used to measure fair value, and the effect of fair value measurements on earnings. In addition, in February 2007, the FASB issued FAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities-including an amendment of FASB Statement No. 115” (“FAS 159”). FAS 159 expands the use of fair value accounting but does not affect existing standards that require assets or liabilities to be carried at fair value. Under FAS 159, a company may elect to use fair value to measure most financial assets and liabilities and any changes in fair value are recognized in earnings. The fair value election is irrevocable and generally made on an instrument-by-instrument basis, even if a company has similar instruments that it elects not to measure based on fair value. Both FAS 157 and FAS 159 will be effective for the Company on January 1, 2008. On February 12, 2008, the FASB issued proposed FASB Staff Position No. FAS No. 157-2, “Effective Date of FASB Statement No. 157” which defers the effective date for all nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (that is, at least annually) to fiscal years beginning after November 15, 2008. The Company does not expect the adoption of FAS 157 and FAS 159 will have a material impact on its financial statements upon adoption.

In December 2007, the FASB issued FAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements-an amendment of Accounting Research Bulletin No. 51” (“FAS 160”). FAS 160 clarifies the classification in a company’s consolidated balance sheet and the accounting for and disclosure of transactions between the company and holders of noncontrolling interests. FAS 160 is effective for the Company January 1, 2009. Early adoption is not permitted. The Company does not expect the adoption of FAS 160 to have a material impact on its financial statements upon adoption.

2.      Property and Equipment.

Property and equipment consists of the following as of December 31:

	2007	2006

Laboratory equipment	$1,069,282	$1,139,249
Office equipment	489,459	489,459
Leasehold improvements	250,049	250,049
Total	1,808,790	1,878,757

Less: accumulated depreciation	(1,786,748)	(1,841,366)

Property and equipment, net	$22,042	$37,391

3.      Accrued Expenses.

Accrued expenses and other liabilities consists of the following as of December 31:

	2007	2006

Accrued professional fees	$143,279	$98,300
Accrued vacation	54,504	31,103
Accrued other	112,412	53,959

	$310,195	$183,362

4.      Stock-Based Compensation

Stock Incentive Plans – The Company has granted options to purchase the Company’s common stock to employees and directors under various stock incentive plans. Under the plans, employees and non-employee directors are eligible to receive awards of various forms of equity-based incentive compensation, including stock options, restricted stock, and performance awards, among others. The plans are administered by the Board of Directors or the Compensation Committee of the Board of Directors, which determine the terms of the awards granted. Stock options are generally granted with an exercise price equal to the market value of a share of common stock on the date of grant, have a term of ten years or less, and vest over terms of two to three years from the date of grant.

Stock Option Plans – The Company  has two stock option plans, the 1994 Equity Incentive Plan (1994 Plan) and the 2001 Incentive Plan (the 2001 Plan).

Under the terms of the 1994 Plan, the Company may no longer award any options. All options previously granted under the 1994 Plan may be exercised at any time up to ten years from the date of award.

Under the terms of the 2001 Plan, the Company may grant options to purchase up to a maximum of 2,373,809 shares of common stock to certain employees, directors and consultants. On April 9, 2007, at the Company’s Annual Meeting of Stockholders, the Company’s stockholders approved an amendment to the Company’s 2001 Incentive Plan to increase the number of shares of Common Stock authorized for issuance under the Incentive Plan by 1,000,000 from 1,373,809, resulting in a maximum of 2,373,809 shares of Common Stock that may be granted as options. The options may be awarded as incentive stock options (employees only) and non-incentive stock options (certain employees, directors and consultants).

The 2001 Plan and the 1994 Plan state that the exercise price of options shall not be less than fair market value at the date of grant. The 2001 Plan has a total of 2,373,809 shares reserved for issuance. As of December 31, 2007, there were outstanding options to purchase 3,020,249 shares of common stock with 238,669 shares remaining available for future grants.

Stock-Based Compensation –Effective January 1, 2006, the Company adopted FAS No. 123(R), “Accounting for Stock-Based Compensation,” (“FAS 123(R)”) using the modified prospective method, which results in the provisions of FAS 123(R) being applied to the financial statements on a going-forward basis. FAS 123(R) requires companies to recognize stock-based compensation awards granted to its employees as compensation expense on a fair value method. Under the fair value recognition provisions of FAS 123(R), stock-based compensation cost is measured at the grant date based on the fair value of the award and is recognized as expense over the service period, which generally represents the vesting period. The grant date fair value of stock options is calculated using the Black-Scholes option-pricing model and the grant date fair value of restricted stock is based on intrinsic value. The expense recognized over the service period is required to include an estimate of the awards that will be forfeited.

All stock-based awards to non-employees are accounted for at their fair market value in accordance with FAS 123(R) and Emerging Issues Task Force No. 96-18, “Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services.” Under this method, the equity-based instrument was valued at either the fair value of the consideration received or the equity instrument issued on the date of grant. The resulting compensation cost was recognized and charged to operations over the service period, which was usually the vesting period.

For purposes of recording stock based compensation expense as required by Statement No. 123(R), the fair values of each stock option granted under the Company’s stock option plan for the fiscal years ended December 31, 2007 and 2006, respectively, were estimated as of the date of grant using the Black-Scholes option-pricing model.

The fair values of all stock option grants issued were determined using the following assumptions:
	Year Ended December 31,
	2007	2006
Risk-free interest rate	3.66%	4.86%
Expected life of option grants	6 years	6 years
Expected volatility of underlying stock	115%	102%
Expected dividend payment rate, as a percentage of the stock price on the date of grant	0%	0%

The dividend yield assumption is based on the Company’s history and expectation of future dividend payouts. The Company estimated stock price volatility using the historical volatility in the market price of its common stock for the expected term of the options. The risk-free interest rate assumption is based upon the U.S. Treasury yield curve in effect at the time of grant for periods corresponding with the expected life of the option.

As share-based compensation expense is recognized based on awards ultimately expected to vest, it must be reduced for estimated forfeitures. FAS 123(R) requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. Forfeiture rates are calculated based on actual historical forfeitures.

The expected life of employee stock options represents the weighted-average period the stock options are estimated to remain outstanding. The expected life of employee stock options is, in part, a function of the options’ remaining contractual life and the extent to which the option is in-the-money (i.e., the average stock price during the period is above the strike price of the stock option).

SFAS No. 123 requires the presentation of pro forma information for the comparative periods prior to the adoption as if all of the Company’s employee stock options had been accounted for under the fair value method of the original SFAS No. 123. The following table illustrates the effect on net loss and loss per share if the Company had applied the fair value recognition provisions of SFAS No. 123 to stock-based employee compensation for the year ended December 31, 2005:
2005
Net loss attributable to common stockholders as reported	$(6,090,718)
Add: Stock-based employee compensation expense included in reported net loss	——
Deduct: Total stock-based employee compensation measured using the fair value method	(733,414)

Pro forma net loss	$(6,824,132)

Basic and diluted net loss per share - as reported	$(6.25)

Basic and diluted net loss per share - pro forma	$(7.00)

For purposes of determining the disclosures required by SFAS No. 123, the fair values of each stock option granted in the fiscal year ended December 31, 2005 under the Company’s stock option plan were estimated on the date of grant using the Black-Scholes option-pricing model. The Company granted 9,142 options under its Stock Option Plans for the year ended December 31, 2005.

The Company uses the Black-Scholes option-pricing model to estimate the fair value of the options at the grant date. The weighted average grant date fair value of all stock option grants issued for the year ended December 31, 2005 was $91,907, using the following assumptions:
Year Ended December 31, 2005

Risk-free interest rate	4.25%
Expected dividend yield	0
Volatility	100%
Forfeiture rate	10%
Expected life of option grants (years)	6 years
Stock Option Activity – During the year ended December 31, 2007, the Company granted stock options to existing employees and Directors, as part of the Company’s yearly review process. All such options were granted with exercise prices equal to the current market value of the underlying common stock on the date of grant. Stock option activity was as follows:
	Number of Shares	Weighted Average Exercise Price Per Share	Weighted-Average Remaining Contractual Term	Aggregate Intrinsic Value
Balance, January 1, 2005	51,223	167.16
Granted	39,319	12.67
Exercised	——	——
Canceled	(17,153)	29.85
Balance, December 31, 2005	118,600	132.24
Granted	988,000	1.58
Exercised	——	——
Canceled	(39,003)	136.04
Balance, December 31, 2006	1,067,597	$10.21
Granted	2,095,000	0.63
Exercised	——
Canceled	(142,348)	$2.55
Outstanding at, December 31, 2007	3,020,249	$3.90	8.97	$——

Exercisable, December 31, 2007	753,391	$13.29	8.73	$——
Exercisable, December 31, 2006	408,436	$23.43	8.69	$——
Exercisable, December 31, 2005	88,360	$153.81	3.72	$——

The following table summarizes information relating to currently outstanding and exercisable options as of December 31, 2007 as follows:
		Outstanding	Weighted		Weighted
		Weighted-Average	Average	Exercisable	Average
	Number of	Remaining	Exercise	Number	Exercise
Exercise Price	Shares	Contractual Life (in Yrs)	Price	of Shares	Price
$0.45 - $10.50	2,953,350	9.00	$0.95	688,158	$1.60
$17.22 - $48.30	31,181	5.98	$34.82	31,181	$34.82
$53.34 - $76.44	8,696	5.67	$70.65	7,030	$70.97
$106.30 – $246.75	9,616	3.10	$188.62	9,616	$188.62
$254.94 - $532.90	17,406	2.21	$313.86	17,406	$313.86

As of December 31, 2007, there was $1,037,090 of total expected unrecognized compensation cost related to unvested stock options granted under the Company’s stock-based compensation plans. That cost is expected to be recognized over a period of up to three years.

Stock and Stock Option Issuances to Non-Employees – During 2007 and 2006, there were no options granted to non-employees or consultants.

Stock and Stock Option Issuances Outside the Stock Option Plans – During 2006, options to purchase an aggregate of 945,000 shares of common stock were granted to executive officers and directors of the Company. One third of the options vested on the date of grant and the remaining options vest over a two year period with an exercise price of $1.62. On the date of grant, the per share fair value of these options was $1.62. As of December 31, 2007, 95,000 of these options have canceled.

During 2003, 11,904 shares of restricted stock were granted to Robert J. DeLuccia, the Company’s Chief Executive Officer, of which 3,571 shares vested immediately, with the remainder vesting over two years, with an exercise price of $44.52 per share.

During 2006, 75,000 shares of restricted stock were granted to Robert J. DeLuccia, the Company’s Chief Executive Officer. The restricted stock vests if and when the Company’s common stock trades at or above $4.00 per share for thirty consecutive trading days.

5.      Stockholders’ Equity.

Authorized Capital Stock – Authorized capital stock consists of 100,000,000 shares of $.01 par value common stock of which 22,500,026 shares are issued (22,499,497 are outstanding) and 23,278,733 are reserved for issuance upon exercise of common stock options and warrants at December 31, 2007. Authorized preferred stock totals 6,000,000 shares, of which 500,000 shares have been designated Series A Preferred Stock, 600,000 shares have been designated Series B Preferred Stock and 1,500 shares have been designated Series C Cumulative Convertible Preferred Stock. On December 31, 2006 there were 805 shares of Series C Cumulative Preferred Stock outstanding. The Series C Preferred Stock has a liquidation value of $10,000 per share, is entitled to a dividend of 10% per annum, payable in cash or shares of our common stock at our option, which dividend rate is subject to increase to 14% upon the occurrence of certain events. The Series C Preferred Stock is redeemable at the holder’s election in the event the Company fails or refuses to convert any shares of Series C Preferred Stock in accordance with the terms of the Certificate of Designation, Rights and Preferences of the Series C Preferred Stock. The number of shares of common stock into which each share of Series C Preferred Stock is convertible is determined by dividing the liquidation value per share plus all accrued and unpaid dividends thereon by $1.05. On October 10, 2007, all of the 752.25 then outstanding shares of Series C Preferred Stock were converted into a total of 12,571,850 shares of common stock. As a result of a anti-dilutive provision in the Preferred Stock, the conversion price was reduced to $0.60 from the original $1.05 convertible value resulting in a beneficial conversion charge to common shareholders of $3,223,929. During 1998, the Company’s Board of Directors authorized the repurchase of up to 23,809 shares of common stock at market price. The Company repurchased no shares in 2005, 2006 and 2007. At December 31, 2007, 529 repurchased shares remain available for future use and 16,180 shares are available to be repurchased.

Series C Convertible Preferred Stock – On December 23, 2005, pursuant to the terms of a Preferred Stock and Warrant Purchase Agreement (the “Purchase Agreement”), the Company completed the first closing of a private placement (the “Series C Financing”) in which institutional investors (the “Purchasers”) acquired 250 shares of Series C Cumulative Convertible Preferred Stock (the “Series C Preferred Stock”) and six-year warrants (the “Warrants”) to purchase 2,380,951 shares of common stock at an exercise price of $1.26 per share, for an aggregate purchase price of $2.5 million (the “First Closing”). The net proceeds from the First Closing were $2,125,943. In the second closing of the Series C Financing, on February 13, 2006, the Company issued to institutional investors 575.5 shares of Series C Preferred Stock and six-year warrants to purchase 5,480,961 shares of the Company’s common stock at an exercise price of $1.26 per share, for an aggregate purchase price of approximately $5.75 million (the “Second Closing”).  The net proceeds from the Second Closing were $5,186,908. The terms of the Series C Preferred Stock and Warrants issued in the First Closing and the Second Closing were identical.  On October 10, 2007, the Company entered into a Securities Purchase Agreement, pursuant to which the Company issued in a private placement 5,891,667 shares of its common stock and five-year warrants to purchase 1,767,500 shares of the Company’s common stock at an exercise price of $0.60 per share, for aggregate gross proceeds of $3,535,000. In connection with the private placement, all of the 752.25 then outstanding shares of the Company’s Series C Cumulative Convertible Preferred Stock were converted into a total of 12,571,850 shares of common stock. In addition, outstanding warrants to purchase 8,648,102 shares of common stock previously issued with the Series C Preferred have been reset to purchase 17,885,848 shares of common stock at an exercise price of $0.60 per share, pursuant to anti-dilution provisions of those warrants.

Relevant Material Terms:  The terms and provisions of the Series C Preferred Stock are set forth in the Certificate of Designations, Rights and Preferences of Series C Cumulative Convertible Preferred Stock (the “Certificate of Designations”). Certain material terms of the Series C Preferred Stock relevant to this response are summarized below:

Obligations to Register Shares:  When issued, the securities offered and sold to the Purchasers in the Series C Financing were not registered under the Securities Act of 1933, as amended (the “Securities Act”) and were sold in reliance upon the exemption from securities registration afforded by Regulation D under the Securities Act. All of the Purchasers represented to MacroChem that they were “accredited investors”, as defined in Rule 501 of Regulation D. In connection with the Series C Financing, MacroChem entered into an Investor Rights Agreement with the Purchasers, pursuant to which MacroChem was required to file a registration statement with the Securities and Exchange Commission covering the resale of the common stock issuable upon conversion of the Series C Preferred Stock, issuable as payment of dividends on the Series C Preferred Stock and issuable upon exercise of the Warrants and the warrants issued to the placement agent, no later than March 27, 2006, and to use its best efforts to cause the registration statement to become effective within a specified time period. The registration statement became effective on April 18, 2006.

Dividends: The Series C Preferred Stock accrues dividends at the rate of 10% of the stated price annually, payable quarterly in cash or common stock. The first dividend payment date was March 31, 2006.

Liquidation: Upon liquidation, dissolution or winding up, the holders of Series C Preferred Stock are entitled, before any distributions are made to the holders of the common stock, or any other class or series of capital stock of the Company ranking junior to the Series C Preferred Stock as to such distributions, to be paid an amount equal to $10,000 per share and any unpaid dividends thereon, subject to adjustment.

Voting: The Certificate of Designations contains a provision that restricts a holder of Series C Preferred Stock from (i) converting Series C Preferred Stock into common stock to the extent that such conversion would result in the holder owning more than 4.95% of the issued and outstanding common stock of the Company or (ii) voting together with the common stock on an as-if-converted to common stock basis in respect of more than 4.95% of the issued and outstanding common stock of the Company. The Warrants issued pursuant to the purchase agreement contain a similar restriction (collectively, the “Beneficial Ownership Cap”). A holder of Series C Preferred Stock or a Warrant may elect, subject to certain conditions, to be exempt from the Beneficial Ownership Cap. Subject to the Beneficial Ownership Cap restrictions, as of the date of the second closing of the private placement financing in February 2006 (the “Second Closing”), the Series C Preferred Stock acquired by the purchasers was convertible into 4,057,885 shares of common stock and the holders of the Series C Preferred Stock vote on an as-converted basis with the holders of our common stock, and therefore held approximately 80.28% of the voting power of our outstanding securities.

Redemption:  If the Company fails or refuses to convert any shares of Series C Preferred Stock in accordance with the terms of the Series C Preferred Stock, the holders of the Series C Preferred Stock are entitled to elect to require the Company to redeem their Series C Preferred Stock. In the event of a redemption, the redemption price per share of Series C Preferred Stock is an amount in cash equal to the greater of (1) all accrued but unpaid dividends as of the date the holder makes the demand for redemption with respect to each share to be redeemed plus the $10,000 liquidation preference per share or (2) the total number of shares of common stock into which such Series C Preferred Stock is convertible multiplied by the then-current market price of the common stock.

Given that the redemption provision described above does not embody an unconditional obligation requiring the Company to redeem the instrument at a specified or determinable date or upon an event certain to occur, the Series C Preferred Stock is not a mandatorily redeemable financial instrument. Therefore, the Company determined that the guidance in FAS 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity, which requires liability classification for mandatorily redeemable financial instruments, does not apply.

Rule 5-02.28 of Regulation S-X requires securities with redemption features that are not solely within the control of the issuer to be classified outside of permanent equity. The holders of the Series C Preferred Stock control a majority of the voting power of the Company’s common stock and, as a result of this control, could directly or indirectly influence the triggering of the redemption provision by, for example, refusing to approve an increase in the authorized but unissued shares of common stock of the Company if, in the future, such increase were necessary to effect the conversion of the Series C Preferred Stock. Accordingly, the redemption provision is not solely within the Company’s control, and thus the Series C Preferred Stock is not permanent equity.

Because the Series C Preferred Stock did not qualify for treatment as a liability or as permanent equity as described above, the Company recorded the portion of the proceeds attributable to the Series C Preferred Stock as mezzanine equity pursuant to EITF Topic D-98, Classification and Measurement of Redeemable Securities. Because the Company has a substantial amount of authorized but unissued common stock (in excess of 95 million shares), the occurrence of a redemption event is not considered probable, and thus the carrying value of the Series C Preferred Stock is not being accreted to its redemption value.

Conversion:  The Company evaluated whether the embedded conversion feature in the Series C Preferred Stock required bifurcation and determined, in accordance with paragraph 12 of SFAS 133, that the economic characteristics and risks of the embedded conversion feature in the Series C Preferred Stock were clearly and closely related to the underlying common stock. In conducting this evaluation, the Company recognized that the cumulative fixed dividend and the potential redemption requirement of the Series C Preferred Stock are characteristics of debt. The Company also recognized, however, that the Series C Preferred Stock had the following equity like characteristics: the Series C Preferred Stock clearly gives the stockholders both existing and ongoing rights of ownership (i.e., a residual interest), as the holders of Series C Preferred Stock are entitled to vote on an as-converted basis with the holders of our common stock; the dividend, while fixed, is payable quarterly in cash or common stock at the Company’s election, and, to date, the Company’s Board of Directors has declared each quarterly dividend to be paid in shares of common stock; the redemption rights of the Series C preferred stock are perpetual and do not have a stated maturity or redemption date, unlike debt instruments; and the right of the holders of the Series C Preferred stock to receive payments, including the liquidation preference, is not secured by any collateral. Consequently, when all of the economic characteristics and risks of the Series C Preferred Stock are considered as a whole, the Company concluded that the Series C Preferred Stock is more akin to equity than to debt and, as a result, the Company concluded that bifurcation was not required under SFAS 133.

Pursuant to the guidance in paragraph 5 of EITF 00-27, Application of Issue No. 98-5 to Certain Convertible Instruments, the Company allocated the proceeds from the Series C financing between the Series C Preferred Stock and the warrants based upon their estimated fair values as of the closing date. The Company then calculated the intrinsic value of the beneficial conversion feature embedded in the Series C Preferred Stock. As the amount of the beneficial conversion feature exceeded the value allocated to the Series C Preferred Stock, the amount of the beneficial conversion feature recorded was limited to the proceeds allocated to the Series C Preferred Stock. The beneficial conversion value was recognized as an additional discount on the Series C Preferred Stock which amount was immediately accreted and treated as a deemed dividend to the holder of the shares of Series C Preferred Stock as all of the Series C Preferred Stock was eligible for conversion upon issuance.

Stock Sales –  On October 10, 2007, the Company entered into a Securities Purchase Agreement, pursuant to which the Company issued in a private placement 5,891,667 shares of its common stock and five-year warrants to purchase 1,767,500 shares of the Company’s common stock at an exercise price of $0.60 per share, for aggregate gross proceeds of $3,535,000. In connection with the private placement, all of the 752.25 then outstanding shares of the Company’s Series C Cumulative Convertible Preferred Stock were converted into a total of 12,571,850 shares of common stock. In addition, outstanding warrants to purchase 8,648,102 shares of common stock previously issued with the Series C Preferred have been reset to purchase 17,885,848 shares of common stock at an exercise price of $0.60 per share, pursuant to anti-dilution provisions of those warrants.

In connection with the private placement, the Company entered into a Director Designation Agreement dated as of October 1, 2007 with SCO Capital Partners, LLC (“SCO”), a current stockholder and a purchaser in the private placement, pursuant to which, for so long as SCO holds 20% of the Company’s outstanding common stock, SCO has the right to designate two individuals to serve on the Company’s board of directors. SCO previously held the right to designate two individuals to serve on the Company’s board of directors for so long as it held 20% of the Company’s outstanding Series C Preferred.

Warrants –   On October 10, 2007, in connection with the conversion of its Series C Preferred Stock to shares of common stock, warrants to purchase 8,648,102 shares of common stock previously issued with the Series C Preferred Stock have been reset to purchase 17,885,847 shares with an exercise price of $.60 per share pursuant to anti-dilution provisions in the warrants. On February 13, 2006, the Company closed a private placement in which institutional investors received six-year warrants to purchase 11,510,018 shares of the Company’s common stock at an exercise price of $0.60 per share (“Investor Warrants”). As of December 31, 2007, none of the $0.60 Investor Warrants had been exercised. The placement agent in the transaction received a warrant to purchase approximately 959,166 shares of common stock at a purchase price of $0.60 for a period of six years (“Placement Agent Warrants”). As of December 31, 2007, none of these $0.60 Placement Agent Warrants had been exercised. On December 23, 2005, the Company closed a private placement in which institutional investors received warrants to purchase 4,999,997 shares of common stock at an exercise price of $0.60 per share for a period of six years (“Investor Warrants”). As of December 31, 2007, 37,500 of these $0.60 Investor Warrants had been exercised. The placement agent in this transaction received a warrant to purchase approximately 416,666 shares of common stock at a purchase price of $0.60 for a period of six years (“Placement Agent Warrants”). As of December 31, 2007, none of the $0.60 Placement Agent Warrants had been exercised. In accordance with EITF 00-19, “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock,: the Investor Warrants and the Placement Agent Warrants are included as a liability and valued at fair market value until the Company meets the criteria under EITF 00-19 for permanent equity. Changes in the fair value of such warrants are recorded as a charge or credit to operations each reporting period. The Company valued the Investor Warrants and the Placement Agent Warrants at $4,076,488 on December 31, 2007 using the Black-Scholes model with the following assumptions: a risk-free interest rate of 3.05%, volatility of 114% and a dividend yield of 0%.

On October 10, 2007, the Company closed a private placement in which institutional investors received warrants to purchase approximately 1,767,500 shares of common stock for a period of five years. The exercise price of the warrants is $0.60 per share. The placement agent also received warrants to purchase 589,166 shares of common stock for a period of five years. The exercise price of these warrants is $0.60. At December 31, 2007, none of these warrants had been exercised.

On April 19, 2005, the Company closed a private placement in which institutional investors and certain executive officers and directors of the Company received warrants to purchase approximately 32,520 shares of common stock for a period of five years. The exercise price of the warrants is $14.70 per share for the institutional investors and $21.84 for the participating executive officers and directors. As of December 31, 2007, approximately 6,012 of the $14.70 warrants issued to the institutional investors had been exercised and none of the $21.84 warrants issued to participating executive officers and directors had been exercised. The placement agent in this transaction received a warrant to purchase approximately 1,190 shares of common stock at a purchase price of $14.70 for a period of five years. As of December 31, 2007, none of the $14.70 warrants issued to the placement agent had been exercised.

During 2004, the Company conducted a private placement in which primarily institutional investors received warrants to purchase an aggregate of 25,723 shares of common stock at a purchase price of $87.78 per share for a period of five years. As of December 31, 2007, none of the $87.78 warrants had been exercised.

Shareholder Rights Plan – The Company has adopted a shareholder rights plan. The Company declared a dividend consisting of one Right for each share of common stock outstanding on September 10, 1999. Stock issued after that date will be issued with an attached Right.

Each Right entitles the holder, upon the occurrence of certain events, to purchase 42/100th of a share of Series B Preferred Stock of the Company at an initial exercise price of $2,100.00, subject to adjustments for stock dividends, splits and similar events. The Rights are exercisable only if a person or group acquires 20% or more of the Company’s outstanding common stock, or announces an intention to commence a tender or exchange offer, the consummation of which would result in ownership by such person or group of 20% or more of the Company’s outstanding common stock.

On December 23, 2005, the shareholder rights plan was amended to provide that the acquisition of the Company’s Series C Cumulative Convertible Preferred Stock and warrants to acquire shares of its common stock by the purchasers in the Company’s recent private placement, and any subsequent acquisition by the purchasers of common stock upon the conversion or exercise of those securities, would not result in the Rights becoming exercisable.

The Board of Directors may, at its option after the occurrence of one of the events described above, exchange all of the then outstanding and exercisable Rights for shares of common stock at an exchange ratio of one share of common stock per Right.

The Board of Directors may redeem the Rights at the redemption price of $0.01 per Right at any time prior to the expiration of the rights plan on August 13, 2009. Distribution of the Rights is not a taxable event to shareholders.

The Board of Directors has authorized 600,000 shares of Series B Preferred Stock.

6.      Commitments and Contingencies.

At December 31, 2007, the Company had no long-term contractual obligations.

7.      Income Taxes.

No income tax provision or benefit has been provided for federal or state income tax purposes as the Company has incurred losses in all periods reported and recoverability of these losses in future tax filings is uncertain. As of December 31, 2007, the Company has available net operating loss carryforwards of approximately $77,284,666 for federal income tax purposes, expiring through 2027 and $34,476,179 for state income tax purposes, expiring through 2012. In addition, the Company has unused investment and research and development tax credits for federal and state income tax purposes aggregating $1,521,990 and $870,953, respectively. The use of the federal net operating loss may also be restricted due to changes in ownership in accordance with definitions as stated in the Internal Revenue Code.

Income taxes computed using the federal statutory income tax rate differs from the Company’s effective tax rate primarily due to the following:
	2007	2006	2005
Statutory U.S. federal tax rate	(34.0%)	(34.0%)	(34.0%)
State taxes, net of federal tax benefit	(6.2%)	(6.2%)	(6.2%)
Federal research and development credits	(0.2%)	(0.5%)	(1.5%)
Valuation allowance on deferred tax assets	40.4%	40.7%	41.7%
	---%	---%	---%

The net tax effect of differences in the timing of certain revenue and expense items and the related carrying amounts of assets and liabilities for financial reporting and tax purposes are not material and, accordingly, are not displayed in the table below. The components of the Company’s deferred tax assets as of December 31, 2007 and 2006 are as follows:

	2007	2006
Deferred Tax Assets:
Net operating loss carryforwards	$27,930,000	$25,920,000
Tax credit carryforwards	2,393,000	2,475,000
	30,323,000	28,395,000
Valuation allowance	(30,323,000)	(28,395,000)
Deferred tax asset, net	$——	$——

For the year ended December 31, 2007 the valuation allowance increased by approximately $1,928,000 and for the year ended December 31, 2006 decreased by approximately $423,000, respectively, due to the uncertainty of future realization of currently generated net operating loss and tax credit carryforwards.  During 2007, the adoption of FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” did not have a material impact on the financial statements.

8.      Employee Benefit Plan.

The Company sponsors a qualified 401(k) Retirement Plan (the “Plan”) under which employees are allowed to contribute certain percentages of their pay, up to the maximum allowed under Section 401(k) of the Internal Revenue Code. Company contributions to the Plan are at the discretion of the Board of Directors. The Company did not make any matching contributions for the year ended December 31, 2007 and 2006, respectively. The Company contributed 953 shares of common stock in 2005, valued at $15,610. The Company also contributed $42,539 in cash to the Plan in 2005.

9.      Selected Quarterly Financial Data (Unaudited)

The quarters ended March 31, June 30 and September 30, 2006 have been restated.

	First	Second	Third	Fourth
2007 Quarters
Revenues	$——	$——	$——	$——
Loss from Operations	(1,302,760)	(1,155,902)	(1,342,713)	(2,049,012)
Net (Loss)	(1,528,093)	(2,600,293)	(739,795)	(3,998,001)
Net (Loss) Attributable to Common Stockholders	(1,720,792)	(2,793,393)	(929,403)	(7,242,540)
Basic Net (Loss) per Common Share	$(0.62)	$(0.86)	$(0.25)	$(0.35)
Diluted Net (Loss) per Common Share	$(0.62)	$(0.86)	$(0.25)	$(0.35)

2006 Quarters
Revenues	$——	$——	$——	$——
Loss from Operations	(1,207,109)	(1,066,803)	(1,160,767)	(958,086)
Net Income (Loss)	(1,991,360)	4,410,432	685,163	(1,152,956)
Net Income (Loss) Attributable to Common Stockholders	(2,142,907)	4,205,008	481,164	(1,355,947)
Basic Net Income (Loss) per Common Share	$(1.98)	$3.86	$0.33	$(0.64)
Diluted Net Income (Loss) per Common Share	$(1.98)	$0.57	$0.08	$(0.12)

MACROCHEM CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2008	December 31, 2007
	(Unaudited)	(Note 1)

ASSETS
Current assets:
Cash and cash equivalents	$32,879	$2,423,519
Short-term investments	—	759,247
Prepaid expenses and other current assets	116,124	131,047
Total current assets	149,003	3,313,813

Property and equipment, net	10,523	22,042
Other assets	50,900	—
Patents, net	484,099	517,600

Total assets	$694,525	$3,853,455

LIABILITIES
Current liabilities:
Accounts payable	$1,428,488	$94,439
Accrued expenses and other liabilities	586,979	310,195
Deferred revenue	5,304	—
Accrued interest on notes payable	8,250	—
Note payable - related party	225,000
Convertible notes payable, net	791,487	—
Total current liabilities	3,045,508	404,634

Warrants liability (Note 4)	190,282	4,076,488
Deferred revenue	25,469	—

Total liabilities	3,261,259	4,481,122

Commitments and contingencies (Note 3)

STOCKHOLDERS’ DEFICIT
Cumulative preferred stock, $.01 par value, 6,000,000 shares authorized, none issued	—	—
Common stock, $.01 par value, 100,000,000 shares authorized; 45,873,412 issued and 45,872,883 outstanding as of September 30, 2008 and 22,500,026 shares issued and outstanding as of December 31, 2007	458,734	225,000
Additional paid-in capital	97,683,242	90,054,421
Accumulated deficit	(100,649,600)	(90,847,978)
Less treasury stock, at cost, 529 shares at September 30, 2008 and December 31, 2007	(59,110)	(59,110)
Total stockholders’ deficit	(2,566,734)	(627,667)

Total liabilities and stockholders’ deficit	$694,525	$3,853,455

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

MACROCHEM CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
For the nine months ended September 30, 2008 and 2007
(Unaudited)

	For the Nine Months Ended September 30,
	2008	2007
Other Income	$2,652	—
TOTAL OTHER INCOME	2,652

OPERATING EXPENSES:

Research and development	916,940	1,047,187

Marketing, general and administrative	2,962,453	2,754,187

In- process research and development	9,656,794	—

TOTAL OPERATING EXPENSES	13,536,187	3,801,374

LOSS FROM OPERATIONS	(13,533,535)	(3,801,374)

OTHER (EXPENSE) INCOME:

Interest income (expense), net	(160,759)	59,590

Gain (loss) on change in value of warrant liability	3,886,206	(1,194,396)

Gain on sale of equipment	6,466	68,000

TOTAL OTHER INCOME (EXPENSE)	3,731,913	(1,066,806)

NET LOSS	(9,801,622)	(4,868,180)

DIVIDEND ON SERIES C CUMULATIVE PREFERRED STOCK	—	(575,407)

NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS	$(9,801,622)	$(5,443,587)

BASIC NET LOSS PER COMMON SHARE	$(0.27)	$(1.63)

DILUTED NET LOSS PER COMMON SHARE	$(0.27)	$(1.63)

WEIGHTED AVERAGE SHARES USED TO COMPUTE BASIC NET LOSS PER COMMON SHARE	36,604,749	3,334,612

WEIGHTED AVERAGE SHARES USED TO COMPUTE DILUTED NET LOSS PER COMMON SHARE	36,604,749	3,334,612

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

MACROCHEM CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
For the nine months ended September 30, 2008 and 2007
(Unaudited)

	2008	2007

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(9,801,622)	$(4,868,180)
Adjustments to reconcile net loss to net cash used in operating activities:
In-process research and development	9,656,794	—
Depreciation and amortization	48,202	50,295
Stock-based compensation	654,871	456,482
Stock issued for services	120,000	—
(Gain)/loss on change in value of warrant liability	(3,886,206)	1,194,396
Changes in operating assets and liabilities, net of acquisition:
Prepaid expenses and other current assets	(35,977)	(20,478)
Accounts payable and accrued expenses	287,473	55,144

Net cash used in operating activities	(2,956,465)	(3,132,342)

CASH FLOWS FROM INVESTING ACTIVITIES:
Sales of short-term investments	759,247	2,652,192
Addition to patents	(42)	—
Expenditures for property and equipment	(3,140)	—
Payments for acquisition of Virium, net of cash acquired	(240,240)	—
Net cash provided by investing activities	515,825	2,652,192

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from debt issuance	400,000	—
Proceeds from note payable - related party	225,000	—
Repayment of debt	(575,000)	—
Net cash provided by financing activities	50,000	—

Net change in cash and cash equivalents	(2,390,640)	(480,150)
Cash and cash equivalents at beginning of period	2,423,519	738,264

Cash and cash equivalents at end of period	$32,879	$258,114

The Company did not pay any cash for income taxes during the three and nine month periods ended September 30, 2008 and 2007.

SUPPLEMENTAL DISCLOSURES OF NON-CASH INVESTING AND FINANCING ACTIVITIES:

See Note 7 for the acquisition of Virium Pharmaceuticals, Inc and consideration (principally shares, warrants and assumption of $1,000,000 debt) issued /assumed.

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

MACROCHEM CORPORATION

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(1) Basis of Presentation and Operations

The unaudited condensed consolidated financial statements included herein have been prepared by MacroChem Corporation (“MacroChem” or the “Company”) without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted pursuant to such rules and regulations. In the opinion of management, the accompanying unaudited condensed consolidated financial statements include all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the financial position, results of operations and cash flows of the Company at the dates and for the periods indicated. The results disclosed in the condensed consolidated statement of operations for the nine months ended September 30, 2008 are not necessarily indicative of the results to be expected for the full year. The unaudited condensed consolidated financial statements included herein should be read in conjunction with the audited financial statements and the notes thereto included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007.  The condensed consolidated balance sheet as of December 31, 2007 has been derived from the audited financial statements included in the Company’s Form 10-K for that year.

The Company has been engaged primarily in research and development since its inception in 1981 and has derived limited revenues from the commercial sale of its products, licensing of certain technology and feasibility studies. The Company has incurred losses from operations every year since its inception and the Company anticipates that losses will continue for the foreseeable future. At September 30, 2008, the Company’s accumulated deficit was $100,649,600. On July 10, 2008, the Company entered into an agreement and plan of merger with Access Pharmaceuticals, Inc.(“Access”). However, management believes that our continuation as a going concern depends on our ability to obtain additional financing, to consummate a strategic transaction or to make alternative arrangements to fund our operations.  There can be no assurance that the Company will be able to obtain additional financing, to consummate a strategic transaction, or to make alternative arrangements to fund our operations. The Company’s cash requirements may vary materially from those now planned because of changes in the focus and direction of its research and development programs, identification of additional product candidates and technologies, competitive and technical advances, patent developments or other developments related to the status of fund raising.  These matters raise substantial doubt about the Company’s ability to continue as a going concern.  The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

(2) Stock-Based Compensation

Stock Incentive Plans

The Company has granted options to purchase the Company’s common stock to employees and directors under various stock incentive plans. Under the plans, employees and non-employee directors are eligible to receive awards of various forms of equity-based incentive compensation, including stock options, restricted stock, and performance awards, among others. The plans are administered by the Board of Directors or the Compensation Committee of the Board of Directors, which determine the terms of the awards granted. Stock options are generally granted with an exercise price equal to the market value of a share of common stock on the date of grant, have a term of ten years or less, and vest over terms of two to three years from the date of grant.

Stock Option Plans

The Company has three stock option plans, the 1994 Equity Incentive Plan (the “1994 Plan”) and the 2001 Incentive Plan (the “2001 Plan”) and the 2008 Stock Incentive Plan ( the “2008 Plan”).

Under the terms of the 1994 Plan, the Company may no longer award any options. All options previously granted under the 1994 Plan may be exercised at any time up to ten years from the date of award.

Under the terms of the 2001 Plan, the Company may grant options to purchase up to a maximum of 2,373,809 shares of common stock to certain employees, directors and consultants. The options may be awarded as incentive stock options (employees only) and non-incentive stock options (certain employees, directors and consultants).

Under the terms of the 2008 Plan, the Company may grant options to purchase up to a maximum of 8,500,000 shares of future grants of options.

The 2008 Plan, 2001 Plan and the 1994 Plan state that the exercise price of options shall not be less than fair market value at the date of grant. As of September 30, 2008, there were outstanding options under all plans to purchase 5,651,988 shares of common stock with 6,003,545 shares remaining available for future grants under the 2001 and 2008 Plan.

Stock-Based Compensation

Effective January 1, 2006, the Company adopted SFAS No. 123(R), “Accounting for Stock-Based Compensation,” (“SFAS 123(R)”) using the modified prospective method, which results in the provisions of SFAS 123(R) being applied to the financial statements on a going-forward basis. SFAS 123(R) requires companies to recognize stock-based compensation awards granted to its employees as compensation expense on a fair value method. Under the fair value recognition provisions of SFAS 123(R), stock-based compensation cost is measured at the grant date based on the fair value of the award and is recognized as expense over the service period, which generally represents the vesting period. The grant date fair value of stock options is calculated using the Black-Scholes option-pricing model and the grant date fair value of restricted stock is based on fair value on the date of grant.  The expense recognized over the service period is required to include an estimate of the awards that will be forfeited.

All stock-based awards to non-employees are accounted for at their fair market value in accordance with SFAS 123(R) and Emerging Issues Task Force No. 96-18, “Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services.” Under this method, the equity-based instrument was valued at either the fair value of the consideration received or the equity instrument issued on the date of grant. The resulting compensation cost was recognized and charged to operations over the service period, which was usually the vesting period.

For purposes of recording stock-based compensation expense as required by SFAS 123(R), the fair values of each stock option granted under the Company’s stock option plan for the three and nine months ended September 30, 2008 were estimated as of the date of grant using the Black-Scholes option-pricing model.

The fair values of all stock option grants issued were determined using the following assumptions:

	Nine Months Ended September 30,
	2008	2007
Risk-free interest rate	2.00%	4.16%
Expected life of option grants	6 years	6 years
Expected volatility of underlying stock	110%	113%
Expected dividend yield	0%	0%

The dividend yield assumption is based on the Company’s history and expectation of future dividend payouts. The Company estimated the stock price volatility using the historical volatility in the market price of its common stock for the expected term of the options. The risk-free interest rate assumption is based upon the U.S. Treasury yield curve in effect at the time of grant for periods corresponding with the expected life of the option.

As share-based compensation expense is recognized based on awards ultimately expected to vest, it must be reduced for estimated forfeitures. SFAS 123(R) requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. Forfeiture rates are calculated based on actual historical forfeitures.

The expected life of employee stock options represents the weighted-average period the stock options are estimated to remain outstanding. The expected term of the options represents the estimated period of time until exercise and is based on historical experience of similar awards. The expected life of employee stock options is, in part, a function of the options’ remaining contractual life and the extent to which the option is in-the-money (i.e., the average stock price during the period is above the strike price of the stock option).

Stock Option Activity

Stock option activity for the nine months ended September 30, 2008 was as follows:

	Number of Shares	Weighted Average Exercise Price Per Share	Weighted-Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding December 31, 2007	3,020,249	$3.90	8.97	$—

Granted	4,840,000	$0.19	9.56	$—
Exercised	—	$—	—	$—
Cancelled or expired	(2,208,261)	$0.73	8.94	$—
Outstanding, September 30, 2008	5,651,988	$2.05	8.96	$—
Exercisable, September 30, 2008	2,352,940	$5.78	8.95	$—

As of September 30, 2008 there was $800,768 of total expected unrecognized compensation cost related to unvested stock options granted under the Company’s stock- based compensation plans. The cost is to be recognized over a period of up to three years.

Restricted Stock Activity

On March 7, 2008, the Company issued 400,000 shares of common stock to a consultant to the Company for services to be performed in the first three quarters of 2008.  The common shares vested immediately and were not subject to forfeiture.  The common shares had a fair value of $120,000 on the grant date.

On April 22, 2008, the Company issued 75,000 shares of common stock to the Company’s Chairman Robert DeLuccia. The common shares vested immediately and were not subject to forfeiture. The common shares had a fair value of $22,500.

(3) Commitments and Contingencies

Lease Commitments

The Company has the following commitments as of September 30, 2008:

	Payments Due in
	Total	2008	2009	2010

Occupancy Leases	$213,988	$33,788	$135,150	$45,050
Total	$213,988	$33,788	$135,150	$45,050

Other Commitments and Contingencies

RAI Merger

On April 17, 2008, the REIT Americas  Inc. (“RAI”) and Virium Pharmaceuticals agreed to terminate the Merger Agreement that had been entered into on May 25, 2007 by and among RAI and Virium Pharmaceuticals. Upon completion of a qualified financing, the Company will be obligated to pay RAI $535,000 in consideration for agreeing to terminate the Merger Agreement.

(4) Stockholders’ Equity

Authorized Capital Stock

Authorized capital stock consists of 100,000,000 shares of $.01 par value common stock of which 45,873,412 shares are issued (45,872,883 are outstanding) and 29,942,508 are reserved for issuance upon exercise of common stock options and warrants at September 30, 2008.  Authorized preferred stock totals 6,000,000 shares, of which 500,000 shares have been designated Series A Preferred Stock, 600,000 shares have been designated Series B Preferred Stock and 1,500 shares have been designated Series C Cumulative Convertible Preferred Stock. On September 30, 2008, there were no shares of Series A, B or C Cumulative Preferred Stock outstanding.

Stock Sales

On October 10, 2007, the Company entered into a Securities Purchase Agreement, pursuant to which the Company issued in a private placement 5,891,667 shares of its common stock and five-year warrants to purchase 1,767,500 shares of the Company’s common stock at an exercise price of $0.60 per share, for aggregate gross proceeds of $3,535,000. In connection with the private placement, all of the 752.25 then outstanding shares of the Company’s Series C Cumulative Convertible Preferred Stock were converted into a total of 12,571,850 shares of common stock. In addition, outstanding warrants to purchase 8,648,102 shares of common stock previously issued with the Series C Preferred have been reset to purchase 17,885,848 shares of common stock at an exercise price of $0.60 per share, pursuant to anti-dilution provisions of those warrants.

In connection with the private placement, the Company entered into a Director Designation Agreement dated as of October 1, 2007 with SCO Capital Partners, LLC (“SCO”), a current stockholder and a purchaser in the private placement, pursuant to which, for so long as SCO holds 20% of the Company’s outstanding common stock, SCO has the right to designate two individuals to serve on the Company’s Board of Directors. SCO previously held the right to designate two individuals to serve on the Company’s Board of Directors for so long as it held 20% of the Company’s outstanding Series C Preferred.

Warrants

On October 10, 2007, in connection with the conversion of its Series C Preferred Stock to shares of common stock, warrants to purchase 8,648,102 shares of common stock previously issued with the Series C Preferred Stock have been reset to purchase 17,885,847 shares with an exercise price of $.60 per share pursuant to anti-dilution provisions in the warrants. On February 13, 2006, the Company closed a private placement in which institutional investors received six-year warrants to purchase 11,510,018 shares of the Company’s common stock at an exercise price of $0.60 per share (“Investor Warrants”). As of September 30, 2008, none of the $0.60 Investor Warrants had been exercised. The placement agent in the transaction received a warrant to purchase approximately 959,166 shares of common stock at a purchase price of $0.60 for a period of six years (“Placement Agent Warrants”). As of September 30, 2008, none of these $0.60 Placement Agent Warrants had been exercised. On December 23, 2005, the Company closed a private placement in which institutional investors received warrants to purchase 4,999,997 shares of common stock at an exercise price of $0.60 per share for a period of six years (“Investor Warrants”). As of September 30, 2008, 37,500 of these $0.60 Investor Warrants had been exercised. The placement agent in this transaction received a warrant to purchase approximately 416,666 shares of common stock at a purchase price of $0.60 for a period of six years (“Placement Agent Warrants”).  As of September 30, 2008, none of the $0.60 Placement Agent Warrants had been exercised. In accordance with EITF 00-19, “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock” (“EITF 00-19”), the Investor Warrants and the Placement Agent Warrants are included as a liability and valued at fair market value until the Company meets the criteria under EITF 00-19 for permanent equity due to a put option in the agreement. Changes in the fair value of such warrants are recorded as a charge or credit to operations each reporting period. The Company valued the Investor Warrants and the Placement Agent Warrants at $190,282 on September 30, 2008 using the Black-Scholes model with the following assumptions: a risk-free interest rate of 2.00%, volatility of 110%, expected life of 1 year and a dividend yield of 0%.

On October 10, 2007, the Company closed a private placement in which institutional investors received warrants to purchase 1,767,500 shares of common stock for a period of five years. The exercise price of the warrants is $0.60 per share. The placement agent also received warrants to purchase 589,166 shares of common stock for a period of five years. The exercise price of these warrants is $0.60. At September 30, 2008, none of these warrants had been exercised.

On April 19, 2005, the Company closed a private placement in which institutional investors and certain executive officers and directors of the Company received warrants to purchase 32,520 shares of common stock for a period of five years. The exercise price of the warrants is $14.70 per share for the institutional investors and $21.84 for the participating executive officers and directors. As of September 30, 2008, 6,012 of the $14.70 warrants issued to the institutional investors had been exercised and none of the $21.84 warrants issued to participating executive officers and directors had been exercised. The placement agent in this transaction received a warrant to purchase 1,190 shares of common stock at a purchase price of $14.70 for a period of five years. As of September 30, 2008, none of the $14.70 warrants issued to the placement agent had been exercised.

During 2004, the Company conducted a private placement in which primarily institutional investors received warrants to purchase an aggregate of 25,723 shares of common stock at a purchase price of $87.78 per share for a period of five years. As of September 30, 2008, none of the $87.78 warrants had been exercised.

On June 23, 2008, the Company entered into a $400,000 Convertible Note agreement with new holders of convertible promissory notes whose notes mature on December 6, 2008, subject to certain conditions. The note holders received warrants to purchase 100,000 shares of common stock at an exercise price of $.01 per share for a period of five years These warrants were valued at $24,000 using the Black Scholes model and are being amortized over the term of the debt. As of September 30, 2008, none of the warrants had been exercised.

(5) Basic and Diluted (Loss) Income Per Share-

The Company presents “basic” earnings (loss) per share and, if applicable, “diluted” earnings per share pursuant to the provisions of Statement of Financial Accounting Standards No. 128, “Earnings per Share”. Basic earnings (loss) per share is calculated by dividing net income or loss by the weighted average number of common shares outstanding during each period. The calculation of diluted earnings per share is similar to that of basic earnings per share, except that the denominator is increased to include the number of additional common shares that would have been outstanding if all potentially dilutive common shares, such as those issuable upon the exercise of outstanding stock options and warrants were issued during the period and the treasury stock method had been applied to the proceeds from the exercise of the options and warrants and net income or loss was adjusted for changes in warrant liabilities.

As of September 30, 2008, there were options and warrants outstanding for the purchase of shares of common stock.  However, diluted per share amounts presented in the accompanying condensed consolidated statements of operations for the nine months ended September 30, 2008 and 2007 are the same as basic per share amounts because the assumed effects of the exercise of the Company’s options and warrants that were outstanding during all or part of the period would have been anti-dilutive due to the Company being in a net loss position.

(6) Recent Accounting Pronouncements

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS 157”). SFAS 157 establishes a common definition of fair value to be used whenever GAAP requires (or permits) assets or liabilities to be measured at fair value, and does not expand the use of fair value in any new circumstances. It also requires expanded disclosure about the extent to which companies measure assets and liabilities at fair value, the information used to measure fair value, and the effect of fair value measurements on earnings. On February 12, 2008, FASB issued proposed FASB Staff Position No. SFAS No. 157-2, “Effective Date of FASB Statement No. 157” which defers the effective date for all nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (that is, at least annually) to fiscal years beginning after November 15, 2008.  The Company adopted SFAS 157 for all financial assets and liabilities required to be measured at fair value on a recurring basis, prospectively from January 1, 2008. The application of SFAS 157 did not have a significant impact on the Company’s financial position, results of operations or cash flows.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities — including an amendment of FASB 115” (“SFAS 159”) which allows an entity to choose to measure certain financial instruments and liabilities at fair value. Subsequent measurements for the financial instruments and liabilities an entity elects to fair value will be recognized in earnings and this election is irrevocable. SFAS 159 also establishes additional disclosure requirements. SFAS 159 is effective for the Company beginning Jnuary 1, 2008. The Company has not elected to apply the fair value option to any of its financial instruments.

In December 2007, the FASB issued SFAS No.141 (revised 2007), “Business Combinations” (“SFAS 141R”). SFAS 141R establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, any non controlling interest in the acquiree and the goodwill acquired. SFAS 141R also establishes disclosure requirements to enable the evaluation of the nature and financial effects of the business combination. SFAS 141R is effective beginning January 1, 2009. The Company is currently evaluating the potential impact of the adoption of SFAS 141R on its financial position, results of operations or cash flows.

In December 2007, the FASB issued SFAS No.160, “Non Controlling Interests in Consolidated Financial Statements-an amendment of Accounting Research Bulletin

No. 51” (“SFAS 160”). SFAS 160 establishes accounting and reporting standards for ownership interests in subsidiaries held by the parties other than parent, the amount of the consolidated net income attributable to the parent and to the non controlling interest, changes in parent’s ownership interest, and the valuation of retained non controlling equity investments when a subsidiary is deconsolidated.  SFAS 160 also establishes disclosure requirements that clearly identify and distinguish between the interests of the parent and interests of the non controlling owners. SFAS 160 is effective for the Company beginning January 1, 2009. The Company is currently evaluating the potential impact of the adoption of FAS 160 on its financial position, results of operations or cash flows.

In March 2008, the FASB issued SFAS No. 161 “Disclosures about Derivative Instruments and Hedging Activities-an amendment of FASB Statement No. 133” (“SFAS 161”). SFAS 161 enhances disclosures about the Company’s derivative and hedging activities and thereby improves the transparency of financial reporting. SFAS 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008. The Company is currently evaluating the potential impact of the adoption of SFAS 161 on its financial position, results of operations or cash flows.

On October 10, 2008, the FASB issued FSP No. SFAS 157-3, ”Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active.” (“FSP SFAS 157-3”) clarifies the application of SFAS No. 157, “Fair Value Measurements,” in a market that is not active and provides an example to illustrate key considerations in determining the fair value of a financial asset when the market for that financial asset is not active. FSP SFAS 157-3 is effective immediately, including prior periods for which financial statements have not been issued. The Company is currently evaluating the potential impact of the adoption of FSP SFAS 157-3 on its financial position, results of operations or cash flows.

(7) Mergers

A. Virium Pharmaceuticals, Inc

On April 18, 2008, the Company acquired Virium Pharmaceuticals Inc. (“Virium”), a privately held biotechnology company focused primarily on oncology based technology, pursuant to the terms of an Agreement and Plan of Merger (the “Merger Agreement”) dated as of April 18, 2008 by and among the Company, VRM Acquisition, LLC, a Delaware limited liability company and a direct wholly-owned subsidiary of the Company (“VRM Acquisition”), Virium and Virium Holdings, Inc., a non-public Delaware corporation (“Holdings”) and the parent of Virium.  On the Effective Date, VRM Acquisition merged with and into Virium with Virium continuing as the surviving company and a wholly-owned subsidiary of the Company (the “Merger”).  Pursuant to the Merger Agreement, each share of Virium common stock outstanding at the Effective Time was converted into the right to receive 0.89387756 shares of the Company’s common stock (the “Merger Consideration”) resulting in an aggregate of 22,899,206 shares of MacroChem common stock being issued in the Merger. The fair value of the shares issued on the closing date to the stockholders of Virium was $6,869,618.

Virium has a pipeline of oncology products that target a variety of niche cancer indications.  Virium’s product pipeline included a next generation nucleoside analogue (small molecule) which it had licensed from the Southern Research Institute in August 2007.  This class of compounds has demonstrated proven efficacy in certain hematological cancer indications.  Upon completing the merger, management has commenced a process of conducting a strategic evaluation of each drug candidate in the Company’s newly constituted product portfolio.

In addition, all outstanding warrants to purchase shares of Virium common stock were converted into warrants to purchase   MacroChem common stock.  After giving effect to the Merger, these vested  warrants, which expire at various dates from 2012 to 2013, are   exercisable to purchase 446,938 shares of MacroChem common stock at an exercise price of $0.671 and 223,469 shares of MacroChem common stock at an exercise price of $1.119 per share.  As described in more detail below, MacroChem also assumed convertible notes of Virium.

On April 23, 2008, MacroChem assumed all obligations under the convertible promissory note in the aggregate principal amount of $500,000 issued to Strategic Capital Resources, Inc. by Virium on May 30, 2007 (the “First Convertible Note”).  The First Convertible Note was due to mature on April 25, 2008.  The First Convertible Note had a 12% annual interest rate until November 30, 2007, which increased to 15% thereafter.  MacroChem paid to Strategic Capital Resources, Inc. $44,726 in cash which represents all accrued and unpaid interest on such note through the date of consummation of the Merger plus $10,000. MacroChem made this payment in consideration of Strategic Capital Resources, Inc.’s prior agreement with Virium to extend the maturity date on its note from March 26, 2008 to April 25, 2008.  Upon closing of  MacroChem’s next round of equity financing, if any, the principal amount of the First Convertible Note and all accrued interest may be converted into MacroChem common stock at the discretion of each First Convertible Note holder such that each holder will be entitled to acquire shares of MacroChem common stock at $0.8950 per share, subject to anti-dilution adjustments.

On June 6, 2008, the Company repaid a principal amount of $400,000 to the holder of the First Convertible Note together with accrued and unpaid interest thereon.  Further, on June 23, 2008, the Company repaid the unpaid principal balance of $100,000 together with accrued and unpaid interest thereon to the remaining holder of the First Convertible Note.   Additionally, the First Convertible Note was repaid, in part, with funds from new holders of convertible promissory notes whose notes mature on December 6, 2008. The new promissory notes have a principal amount of $400,000 and a warrant to purchase 100,000 shares of common stock at $.01.  The fair value of the warrants issued of $24,000 is recorded as debt discount and are being amortized to interest expense over the term of the debt. The notes have a 12% interest rate with accrued interest due on or prior to the 5 th  day of each calendar month. These notes are due to mature on the earlier of  1) closing of the next financing by the Company or 2) December 6, 2008.

MacroChem also assumed on the Effective Date all obligations under convertible promissory notes in the aggregate principal amount of $500,000 issued by Virium on December 12, 2007 (the “Second Convertible Notes”).  The Second Convertible Notes were to mature on the earlier of (a) the closing of any equity financing by  MacroChem or (b) June 12, 2008.  The Second Convertible Notes have a 12% annual interest rate with all accrued interest due at maturity.  Upon closing of MacroChem’s next round of equity financing, if any, the principal amount of the Second Convertible Notes and all accrued interest thereon will be automatically converted into MacroChem common stock such that each Second Convertible Note holder will be entitled to acquire shares of MacroChem Common Stock at $0.8950 per share. Additionally, upon written consent to the borrower, simultaneously with the next round of financing, the holders have the ability to convert the entire outstanding principal and all accrued interest into shares. The conversion price will be equal to 50% of the qualified offering price.

In June 2008, a principal amount of $425,000 of the Second Convertible Notes were rolled forward to a maturity of December 31, 2008, subject to certain conditions and the Company repaid holders of the Second Convertible Notes a principal amount of $75,000 and accrued interest of $4,568.  To induce the holders to extend the maturity, the Company issued 212,500 warrants to purchase common stock at $.01. The fair value of the warrants issued of $51,053 is recorded as debt discount and will be amortized to interest expense over the term of the debt.

Prior to the merger agreement,, SCO Capital Partners, LLC (“SCO LLC”) together with its affiliates Beach Capital LLC, SCO Securities LLC and SCO Capital Partners, L.P. (collectively with SCO LLC, “SCO”) was the owner of the outstanding common stock of MacroChem, including warrants to purchase certain shares, and also held a majority of the outstanding stock of Holdings and warrants to purchase 112,500 shares of Virium common stock. Pursuant to a Director Designation Agreement dated as of October 1, 2007 between MacroChem and SCO LLC, SCO LLC has the right to designate two individuals to serve on MacroChem’s board of directors for so long as SCO holds 20% of MacroChem’s outstanding common stock.  The current SCO director designees are Jeffrey B. Davis and Mark J. Alvino.  Mr. Davis is currently the president of SCO Securities LLC and Chief Executive Officer of Access Pharmaceuticals, Inc. Prior to the Effective Date, Mr. Davis was a director of Virium.  Mr. Alvino is a former Managing Director of SCO Financial Group LLC and currently an officer of Griffin Securities, Inc.  SCO Securities LLC acted as placement agent in connection with MacroChem’s 2006 private placement.

 Pursuant to the terms of the Merger Agreement, at  the Effective Time , all members of the Special Committee, namely, John L. Zabriskie, Michael A. Davis, Paul S. Echenberg, and Peter G. Martin resigned from the board of directors of MacroChem.

Immediately following these resignations, David P. Luci and Dr. James Pachence were appointed to the board of directors of MacroChem.  Dr. Pachence and Mr. Luci will be entitled to the standard compensation payable to our directors which as of April 22, 2008, is now applicable to all directors and includes compensation of $12,000 annually, $1,000 per regular board meeting attended, $500 for each special, telephone or committee meeting attended and the stock option grants that our Compensation Committee from time to time deems appropriate. On June 26, 2008, Dr. James Pachence resigned from the office of Chief Executive Officer of the Company and resigned from his position as a member of our board of directors, in each case, effective immediately.

The acquisition of Virium on April 18, 2008 was accounted for by the Company under the purchase method of accounting in accordance with Statement of Financial Accounting Standards No. 141 “ Business Combinations”. Under the purchase method, assets acquired and liabilities assumed by the Company were recorded at their estimated fair values at the date of acquisition and the results of operations of the acquired company were consolidated with those of the Company from the date of acquisition

The total purchase price of $9,656,794, has been primarily allocated to in-process research and development and is comprised of $6,869,618 related to the calculated value of the Company’s common stock issued of $0.30 per share, $2,441,696 of liabilities the Company assumed in addition to $143,020 of warrants issued to certain debt holders. Additionally, the Company incurred $240,240 in professional fees and gained $37,780 in assets.

The components of the purchase price, which the Company has preliminarily allocated to in-process research and development, are summarized as follows:

Common stock issued	$6,869,618
Liabilities and assets assumed, net	2,403,916
Warrants related to debt assumed	143,020
Transaction costs	240,240
Total purchase price	$9,656,794

The following unaudited pro forma information presents the 2008 and 2007 results of the Company as if the acquisition had occurred on January 1, 2007. The unaudited pro forma results are not necessarily indicative of results that would have occurred had the acquisition been in effect for the periods presented, nor are they necessarily indicative of future results.

	Nine Months Ended September 30,
	2008	2007
Net income (loss)	$(10,125,596)	$(15,151,486)

Net income (loss) per common share (basic and diluted)	$(0.22)	$(0.58)
Weighted average common shares outstanding (basic and diluted)	45,714,287	26,233,818

(8)  Merger -Access Pharmaceuticals, Inc.

On July 10, 2008, Access Pharmaceuticals, Inc. (OTC BB: ACCP.OB) announced it had signed an agreement and plan of merger with MacroChem, pursuant to which MacroChem is expected to be merged with and into a wholly-owned subsidiary of Access Pharmaceuticals Inc. The merger transaction is expected to close in the fourth quarter of 2008.  Holders of MacroChem common shares and inthe money MacroChem warrants will receive an aggregate of 2,500,000 shares of common stock of Access as merger consideration at the closing of the merger. All other options and warrants of MacroChem which are unexercised at the Effective Time of the merger shall automatically be cancelled and void.

(9)        Note Purchase Agreement

On August 27, 2008, the Company entered into a Note Purchase Agreement with Access, pursuant to which Access has loaned us an initial loan amount of $225,000 and agreed to loan additional funds to us as required to operate our business upon the earlier of December 31, 2008 or the date of termination of the agreement and plan of the merger transaction.  We have agreed to pay interest to Access at the rate of 10% per annum.

VIRIUM PHARMACEUTICALS, INC.
(A DEVELOPMENT STAGE COMPANY)

Page

Report of Independent Registered Public Accounting Firm	F-110

Balance SheetsMarch 31, 2008 (Unaudited), December 31, 2007 and December 31, 2006	F-111

Statements of Operations Three Months Ended March 31, 2008 (Unaudited), Years Ended December 31, 2007 and 2006 and Period from July 15, 1997(Inception) to March 31, 2008 (Unaudited)	F-112

Statements of Stockholders’ DeficiencyYears Ended December 31, 2007 and 2006Three Months Ended March 31, 2008 (Unaudited), Period from July 15, 1997(Inception) to March 31, 2008(Unaudited)	F-113

Statements of Cash FlowsThree Months Ended March 31, 2008 (Unaudited), Years Ended December 31, 2007 and 2006 and Period from July 15, 1997(Inception) to March 31, 2008 (Unaudited)	F-114

Notes to Financial Statements	F-115

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have audited the accompanying balance sheets of Virium Pharmaceuticals, Inc. (a development stage company) as of December 31, 2007 and 2006, and the related statements of operations, stockholders’ deficiency and cash flows for the years then ended and for the period from July 15, 1997 (Date of Inception) through December 31, 2007, as such amounts relate to the amounts for the period from July 15, 1997 (Date of Inception) through March 31, 2008. These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Virium Pharmaceuticals, Inc. as of December 31, 2007 and 2006, and its results of operations and cash flows for the years then ended and for the period from July 15, 1997 (Date of Inception) to December 31, 2007, as such amounts relate to the amounts for the period from July 15, 1997 (Date of Inception) through March 31, 2008, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that Virium Pharmaceuticals, Inc. will continue as a going concern.  As discussed in Note 1 to the financial statements, Virium Pharmaceuticals, Inc. suffered losses from operations and has a working capital deficiency, which raises substantial doubt about its ability to continue as a going concern.  Management’s plans regarding those matters are also described in Note 1.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ J.H. Cohn LLP

Roseland, New Jersey
March 13, 2008  except for Note 3, as to which the date is April 17, 2008

VIRIUM PHARMACEUTICALS, INC
(A DEVELOPMENT STAGE COMPANY)

BALANCE SHEETS

	March 31,	December 31,	December 31,
	2008	2007	2006
	(unaudited)	(audited)	(audited)
A S S E T S
CURRENT ASSETS:
Cash	$10,175	$117,394	$59,992
Total current assets	10,175	117,394	59,992

Security deposit	5,850	4,810	2,250
Debt issuance costs, net	26,873	81,381	13,750
Total assets	$42,898	$203,585	$75,992

L I A B I L I T I E S A N D STOCKHOLDERS’ DEFICIENCY

CURRENT LIABILITIES:
Accounts payable and accrued expenses	$1,084,128	$1,058,772	$682,075
Other current liabilities	227,845	227,845	227,845
Deferred revenue	5,304	5,304	5,304
Accrued interest on notes payable	350,502	8,292	—
Convertible notes payable	775,000	775,000
Accrued interest on notes payable - related party	36,082	305,017	144,607
Convertible notes payable - related party	1,499,500	1,499,500	1,327,000
Total current liabilities	3,978,361	3,879,730	2,386,831

Deferred revenue	28,121	29,447	34,751
Total liabilities	4,006,482	3,909,177	2,421,582

Commitments and contingencies
STOCKHOLDERS’ DEFICIENCY:
Preferred stock - $0.001 par value; 1,000,000 shares authorized; No shares issued and outstanding as of March 31, 2008, December 31, 2007 and 2006	—	—	—
Common stock - $0.001 par value; 50,000,000 shares authorized; 23,941,900 issued and outstanding as of March 31, 2008 and December 31, 2007, 13,916,900 issued and outstanding as of December 31, 2006	23,942	23,942	13,917
Additional paid-in capital	695,518	695,518	522,595
Deficit accumulated during the development stage	(4,683,044)	(4,425,052)	(2,882,102)
Total stockholders’ deficiency	(3,963,584)	(3,705,592)	(2,345,590)
Total liabilities and stockholders’ deficiency	$42,898	$203,585	$75,992

SEE ACCOMPANYING NOTES TO THE FINANCIAL STATEMENTS

VIRIUM PHARMACEUTICALS, INC.
(A DEVELOPMENT STAGE COMPANY)

STATEMENTS OF OPERATIONS

	For the Three Months Ended March 31, 2008 (unaudited)	Year Ended December 31, 2007 (audited)	Year Ended December 31, 2006 (audited)	Period from July 15, 1997 (date of inception) to March 31, 2008 (unaudited)
REVENUE
License revenue	$1,326	$5,304	$5,304	$16,575
Total revenue	1,326	5,304	5,304	16,575

OPERATING COSTS
Research and development	(115,830)	316,465	714,449	1,854,523
General and administrative	247,365	914,476	314,001	1,939.143
Total operating costs	131,535	1,230,941	1,028,450	3,793,666

Loss from operations	(130,209)	(1,225,637)	(1,023,146)	(3,777,091)

OTHER EXPENSES
Interest expense	73,275	200,011	106,318	417,893
Amortization of debt issuance costs	54,508	117,302	165,000	488,060
Total other expenses	127,783	317,313	271,318	905,953

Net loss	$(257,992)	$(1,542,950)	$(1,294,464)	$(4,683,044)

SEE ACCOMPANYING NOTES TO THE FINANCIAL STATEMENTS

VIRIUM PHARMACEUTICALS, INC.
(A DEVELOPMENT STAGE COMPANY)

STATEMENTS OF STOCKHOLDERS’ DEFICIENCY

	Common Stock		Additional	Deficit Accumulated During the Development
	Shares	Amount	Paid-in Capital	Stage	Totals

Issuance of shares of common stock	10,000,000	$10,000	$(9,990)	—	$10
Net loss	—	—	—	(50,000)	(50,000)

Balance at December 31, 2004	10,000,000	10,000	(9,990)	(50,000)	(49,990)

Repurchase of outstanding common stock from sole stockholder	(10,000,000)	(10,000)	9,999	—	(1)
Issuance of shares of common stock	10,000,000	10,000	(9.999)	—	1
Issuance of common stock under license agreement	1,500,000	1,500	98,500	—	100,000
Warrant issued with convertible note	—	—	330,000	—	330,000
Net loss	—	—	—	(1,537,638)	(1,537,638)
Balance at December 31, 2005	11,500,000	11,500	418,510	(1,587,638)	(1,157,628)
Warrant issued for settlement of accrued consulting services	—	—	102,632	—	102,632
Warrant for consulting services exercised	2,391,900	2,392	—	—	2,392
Issuance of common stock under license agreement	25,000	25	1,453	—	1,478
Net loss	—	—	—	(1,294,464)	(1,294,464)
Balance at December 31, 2006	13,916,900	13,917	522,595	(2,882,102)	(2,345,590)
Exercise of warrant	10,000,000	10,000	90,000	—	100,000
Issuance of common stock under license agreement	25,000	25	5,615	—	5,640
Warrants issued with convertible notes	—	—	77,308	—	77,308
Net loss	—	—	—	(1,542,950)	(1,542,950)
Balance at December 31, 2007	23,941,900	23,942	695,518	(4,425,052)	(3,705,592)
Unaudited:
Net loss for the three months ended March 31, 2008	—	—	—	(257,992)	(257,992)
Balance at March 31, 2008	23,941,900	$23,942	$695,518	$(4,683,044)	$(3,963,584)

SEE ACCOMPANYING NOTES TO THE FINANCIAL STATEMENTS

VIRIUM PHARMACEUTICALS, INC.
(A DEVELOPMENT STAGE COMPANY)

STATEMENTS OF CASH FLOWS

	For the Three Months Ended March 31, 2008 (unaudited)	For the Year Ended December 31, 2007 (audited)	For the Year Ended December 31, 2006 (audited)	Period from July 15, 1997 (date of inception) to March 31, 2008 (unaudited)
OPERATING ACTIVITIES:
Net loss	$(257,992)	$(1,542,950)	$(1,294,464)	$(4,683,044)
Adjustments to reconcile net loss to cash used in operating activities:
Common stock issued for acquired technologies	—	5,640	1,478	107,118
Liabilities assumed with acquired technologies	—	—	—	260,167
Warrant issued for services	—	—	105,024	105,024
Amortization of debt issuance costs	54,508	117,302	165,000	488,060
Changes in operating assets and liabilities:
Accounts payable, accrued expenses and other liabilities	25,356	376,697	166,914	1,051,806
Accrued interest on convertible notes	73,275	168,702	106,318	386,584
Deferred revenue	(1,326)	(5,304)	(5,304)	33,425
Security deposit	(1,040)	(2,560)	—	(5,850)
Net cash used in operating activities	(107,219)	(882,473)	(755,034)	(2,256,710)

FINANCING ACTIVITIES:
Common stock issuance	—	—	—	10
Advances under convertible note	—	939,875	750,000	2,266,875
Net cash provided by financing activities	—	939,875	750,000	2,266,885
Net increase (decrease) in cash	(107,219)	57,402	(5,034)	10,175

Cash, beginning of period	117,394	59,992	65,026	—
Cash, end of period	$10,175	$117,394	$59,992	$10,175

Supplemental disclosure of non cash transactions:
Warrant issued and exercised for settlement of accrued consulting services	$—	$—	$105,024	$105,024
Warrants issued with convertible notes	—	77,308	—	407,308
Warrants exercised by reduction in note payable	—	100,000	—	100,000
Supplemental disclosure of cash flow data:
Interest paid	$—	$31,309		$31,309

SEE ACCOMPANYING NOTES TO THE FINANCIAL STATEMENTS

VIRIUM PHARMACEUTICALS, INC.
(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS
(Unaudited with respect to March 31, 2008 and the three months then ended)

Note 1 — Business, Basis of Presentation and Nature of Operations:

Business:

Virium Pharmaceuticals, Inc. (the “Company”) is a development stage biopharmaceutical company based in Princeton, New Jersey that in-licenses novel therapeutics and develops such therapeutics for the treatment of cancer.  The Company’s development strategy is structured around the development of novel and proprietary small molecule inhibitors targeting enzymes involved primarily in oncology.

Basis of Presentation:

The Company is a development stage enterprise since it has not yet generated any continuing revenue from the sale of products or royalties and, through March 31, 2008, its efforts have been principally devoted to identifying and acquiring, by license or other wise, drug candidates for the treatment of cancer.  Accordingly, the accompanying financial statements have been prepared in accordance with the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 7, “Accounting and Reporting by Development Stage Enterprises.”  The Company has reported a net loss of $1,542,950 and negative cash flows from operating activities of $882,473 for the year ended December 31, 2007.  The net loss from date of inception, July 15, 1997, to March 31, 2008 amounted to $4,683,044.  Management believes that the Company will continue to incur net losses and negative net cash flows from operating activities through at least 2011.

The accompanying unaudited financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information. Accordingly, the financial statements do not include all information and footnotes required by accounting principles generally accepted in the United States of America for complete annual financial statements. In the opinion of management, the accompanying unaudited financial statements reflect all adjustments, consisting of only normal recurring adjustments, considered necessary for a fair presentation. Interim operating results are not necessarily indicative of results that may be expected for the year ending December 31, 2008 or for any subsequent period.

Going Concern:

The Company’s continued operations will depend on its ability to raise additional funds through various potential sources such as equity and debt financing.  Through March 31, 2008, a significant portion of its financing has been through the issuance of convertible notes.  Given the current and desired pace of clinical development of its three primary product candidates and the costs of maintaining the general operations of the business, the Company will need additional funding in 2008.  The Company is currently in negotiations to raise additional capital, the Company will likely be forced to curtail or cease desired development activities and the general operations of the business.  There can be no assurance that such capital will be available on favorable terms or at all.  The Company will need additional financing thereafter until it can achieve profitability, if ever.

The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result if the Company is unable to continue as a going concern.

Note 2 — Significant Accounting Policies:

The significant accounting policies followed in the preparation of these financial statements are as follows:

Use of Estimates:

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect certain reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses for the periods presented. Accordingly, actual results could differ from those estimates.

Initial Capitalization and Stock Split

On January 4, 2005, the Company purchased all the outstanding shares of the Company’s stock for $1 from the Company’s sole stockholder.  On January 5, 2005, the Company issued 10,000,000 shares for $1, and SCO Capital Partners, LLC, considered the Company’s Majority Stockholder, received 8,500,000 of these initial shares.

On July 16, 2006, the Company decreased the par value of the Company’s common stock from $0.01 to $0.001, increased the number of shares authorized for issuance to 51,000,000 (50,000,000 authorized as common stock and 1,000,000 authorized as preferred stock), and effected a 100,000 — for - 1 stock split for all shares outstanding as of July 16, 2006.  All share and per share information has been retroactively adjusted to reflect the change in par value and stock split.

Fair Value of Financial Instruments:

For financial instruments consisting of cash and accounts payable included in the Company’s balance sheets, the carrying amounts reasonably approximate the fair values due to their short maturities. It is not practical to estimate the fair value of the Company’s debt because quoted market prices do not exist and there were no available securities with similar terms to use as a basis to value the debt.

Property and Equipment:

The Company has not acquired any property and equipment to date.  Property and equipment purchases will be recorded at cost and depreciated over estimated useful lives using the straight-line method. Leasehold improvements will be recorded at cost and depreciated over the shorter of their useful lives or the term of the lease by use of the straight-line method. Maintenance and repair costs will be charged to operations as incurred.

Revenue Recognition:

The Company expects to generate revenue principally from collaborative research and development arrangements, technology licenses, and government grants and eventually through the sales of products.  Revenue is recognized when the four basic criteria of revenue recognition are met: (1) a contractual agreement exists; (2) transfer of technology has been completed or services have been rendered; (3) the fee is fixed or determinable; and (4) collectability is reasonably assured.  Revenue arrangements with multiple components are divided into separate units of accounting if certain criteria are met, including whether the delivered component has stand-alone value to the customer, and whether there is objective and reliable evidence of the fair value of the undelivered items. Consideration received is allocated among the separate units of accounting based on their respective fair values, and the applicable revenue recognition criteria are then applied to each of the units. Where an item in a revenue arrangement with multiple deliverables does not constitute a separate unit of accounting and for which delivery has not occurred, the Company defers revenue until the delivery of the item is completed.

Upfront, non-refundable license fees and other fees received in connection with research and development collaboration are recorded as deferred revenue and recognized ratably over their relevant periods specified in the agreements, generally the research term or life of the relevant patents.    The Company has one sublicense agreement under which it has received an up-front non-refundable fee of $50,000.  The Company deferred the revenue recognition of the fee because the sublicense requires continuing obligations around the development activities.  The Company is recognizing the deferred revenue over the life of the agreement which is based on the life of the licensed patents.

Research and Development:

Research and development costs are charged to operations as incurred. Research and development expenses include license fees charged to in-process research and development, fees paid to development consultants, including our clinical program management and outside service providers for laboratory development, legal expenses resulting from intellectual property protection, and other expenses relating to the acquiring, design, development, testing, and enhancement of our development programs.  The Company accrues for costs incurred as the services are being provided by monitoring the status of the services being provided and the invoices received from external service providers. As actual costs become known, the Company adjusts its accruals in the period when actual costs become known.

Concentration of Risk:

Financial instruments, which potentially subject the Company to concentrations of credit risk, principally consist of cash.  The Company currently does not have any investments in excess of its cash balances.  The Company currently maintains all of its cash balances in an account with one financial institution. The Company will adopt an investment policy that includes guidelines related to diversification and maturities to maintain safety and liquidity should the Company accumulate significant cash balances. Accordingly, the Company does not believe it is exposed to any significant credit risk.

Equity Transactions:

Under SFAS No. 123 (revised 2004), “Share-Based Payment” (“SFAS 123(R)”), the Company is required to measure and recognize all share-based payment awards made to employees and directors including stock options based on estimated fair values.   SFAS 123(R) supersedes the Company’s previous accounting under Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”), for periods beginning in fiscal year 2006.

In accordance with the provisions of SFAS 123(R) and EITF No. 96-18, all issuances of common stock or other equity instruments to non-employees (including consultants) as the consideration for goods or services received by the Company are accounted for based on the fair value of the equity instruments issued unless the fair value of the consideration received can be more reliably measured.  The fair value of any warrants issued to non-employees is recorded in expense and additional paid-in capital in stockholders’ deficiency or current liabilities over the applicable service periods using variable accounting through the vesting date based on the fair value of the warrants at the end of each period.

Income Taxes:

Deferred income taxes are recognized for differences between the bases of assets and liabilities for financial statement and income tax purposes. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be deductible or taxable when the assets and liabilities are recovered or settled.  Deferred income taxes are also recognized for net operating loss carryforwards and tax credits that are available to offset future taxable income.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the year in which the temporary differences are expected to be reversed. Changes to enacted tax rates would result in either increases or decreases in the provision for income taxes in the period of change.  Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

The realization of deferred tax assets is primarily dependent on future earnings. Any reduction in estimated forecasted results may require that the Company record valuation allowances against deferred tax assets. Once a valuation allowance has been established, it will be maintained until there is sufficient positive evidence to conclude that it is more likely than not that the deferred tax assets will be realized. A pattern of sustained profitability will generally be considered as sufficient positive evidence to reverse a valuation allowance. If the allowance is reversed in a future period, the income tax provision will be correspondingly reduced. Accordingly, the increase and decrease of valuation allowances could have a significant negative or positive impact on future earnings.

In July 2006, the Financial Accounting Standards Board (“FASB”) issued FASB interpretation No. 48 (“FIN 48”), “Accounting for Uncertainty in Income Taxes-an interpretation of FASB Statement No. 109”. FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return.  FIN 48 also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition.  FIN 48 is effective for fiscal years beginning after December 15, 2007 and the Company’s implementation of FIN 48 as of January 1, 2008 is not expected to have any impact on the Company’s results of operations or financial position.

Warrants Issued with Debt Instruments:

The debt discount attributable to the value of warrants issued with the convertible promissory note are amortized to other expense over the terms of the related debt instrument on a straight-line basis, which approximates the effective interest method.

Recently Issued Accounting Standards:

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS 157”), which addresses how companies should measure fair value when they are required to use a fair value measure for recognition or disclosure purposes under U.S. generally accepted accounting principles (“GAAP”). As a result of SFAS 157, there is now a common definition of fair value to be used throughout GAAP which is expected to make the measurement of fair value more consistent and comparable. SFAS 157 is effective for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. The Company adopted FAS 157 for all financial assets and liabilities required to be measured at fair value on a recurring basis, prospectively from January 1, 2008.  The application of FAS 157 did not have a significant impact on the Company’s financial position, results of operations or cash flows.

On February 15, 2007, FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities”, (“SFAS 159”). SFAS 159 provides companies with an option to report selected financial assets and liabilities at fair value. SFAS 159 also establishes presentation and disclosure requirements to facilitate comparisons between companies using different measurement attributes for similar types of assets and liabilities. SFAS 159 is effective as of the beginning of the first fiscal year that begins after November 15, 2007. Earlier adoption is permitted provided the Company also elects to apply the provisions of SFAS 159. We are currently evaluating the impact that SFAS 159 may have on our financial statements.

In June 2007, the FASB ratified EITF Issue No. 07-03, “Accounting for Nonrefundable Advance Payments for Goods and Services Received for Use in Future Research and Development Activities” (“EITF 07-03”).  EITF 07-03 requires companies to defer nonrefundable advance payments for goods and services and to expense advance payments as the goods are delivered or services are rendered. If the Company does not expect to have the goods delivered or services performed, the advance should be expensed. EITF 07-03 is effective for fiscal years beginning after December 15, 2007. We are currently evaluating the impact of adopting EITF 07-03 on our results of operations and financial condition.

In September 2007, the FASB ratified EITF Issue No. 07-1 “Collaborative Arrangements” (“EITF 07-1”).  EITF 07-1 addresses the accounting for arrangements in which two companies work together to achieve a commercial objective, without forming a separate legal entity.  The nature and purpose of a company’s collaborative arrangements are required to be disclosed, along with the accounting policies applied and the classification and amounts for significant financial activities related to the arrangements.  EITF 07-1 is effective for fiscal years beginning after December 15, 2008.  The Company is currently assessing the impact EITF 07-1 will have on its results of operations and financial position.

The FASB and the Securities and Exchange Commission (the “SEC”) had issued certain other accounting pronouncements as of March 31, 2008 that will become effective in subsequent periods; however, the Company does not believe that any of those pronouncements would have significantly affected our financial accounting measurements or disclosures had they been in effect during the three months ended March 31, 2008 and for the years ended December 31, 2007 and 2006 or that they will have a significant effect at the time they become effective.

VIRIUM PHARMACEUTICALS, INC.
(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS
(Unaudited with respect to March 31, 2008 and the three months then ended)

Note 3 — RAI Merger

The Company entered into an Agreement and Plan of Merger on May 25, 2007, (the “Merger Agreement”) by and among REIT Americas, Inc. (“RAI”), the Company, Virium Pharmaceuticals, Inc., a newly formed  Delaware corporation and direct, wholly-owned subsidiary of RAI (“Pharmaceuticals”) and Virium Merger Sub, Inc., a newly formed  Delaware corporation and direct, wholly-owned subsidiary of Pharmaceuticals (“Merger Sub”). Pursuant to the terms and conditions of the Merger Agreement, the Company will merge with and into Merger Sub with the Company as the surviving corporation (the “Merger”). As a result of the Merger, each share of common stock, par value $0.001 per share, of the Company held by the Virium stockholders  will be exchanged for one newly-issued share of common stock, par value $0.01 per share, of Pharmaceuticals, on the terms and conditions set forth in the Merger Agreement. The consummation of the Merger is subject to certain conditions, including obtaining the approval of the RAI’s stockholders of a 23.06062-to-1 reverse stock split (the “Reverse Stock Split”), obtaining the approval of the RAI’s stockholders of a merger of RAI with and into Pharmaceuticals, with Pharmaceuticals as the surviving entity (the “Reincorporation Merger”), effecting the reverse stock split and consummating the Reincorporation Merger, and the obtaining of at least $2 million of funding through the sale of equity in Pharmaceuticals following the Merger. The Merger Agreement may be terminated by mutual consent or by either party after August 31, 2007, assuming the terminating party is not responsible for the delay in closing.

On August 31, 2007, the parties entered into an amendment to the Merger Agreement which changed the date from which either party may terminate the Merger Agreement from August 31, 2007 to November 2, 2007.  In October 2007, the parties entered into an additional amendment to allow the Company to raise additional funding prior to the closing of the Merger through the issuance of additional convertible notes.  In December 2007, the parties amended the Merger Agreement to extend the date by which either party may terminate the Merger Agreement to March 31, 2008. On April 17, 2008, the parties agreed to terminate the Merger Agreement. Upon completion of a qualified financing, the Company will be obligated to pay RAI $535,000 in consideration for agreeing to terminate the Merger Agreement.

Note 4 — Accounts Payable Accrued Expenses and Other Liabilities:

Accounts payable and accrued expenses at  March 31, 2008, December 31, 2007 and 2006 consist of the following:

	March 31, 2008	2007	2006

Licensing fees and development costs	$489,329	$489,329	$388,027
Other professional fees	436,849	323,623	—
Consulting fees	70,200	38,800	15,000
Patent costs	75,000	206,830	272,303
Other	12,750	190	6,745
Total	$1,084,128	$1,058,772	$682,075

The Company also has other current liabilities of $227,845 as of March 31, 2008, December 31, 2007 and 2006 which were acquired liabilities related to a licensing agreement.

VIRIUM PHARMACEUTICALS, INC.
(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS
(Unaudited with respect to March 31, 2008 and the three months then ended)

Note 4 — Debt

Convertible Promissory Note and Warrants — Related Party

In February 2005, the Company issued a convertible promissory note (the “Note”) and warrant to the Company’s Majority Stockholder.  The Note is structured as a line of credit and is secured by our assets.  The Note carries an annual interest rate of 12% with all accrued interest due at maturity, and was due at the earlier of (i) our completion of an equity financing of at least $5,000,000 or (ii) March 31, 2008 (as amended).  The warrant issued in connection with the Note was for 10,000,000 shares of the Company’s common stock at $0.01 per share, and expires seven years from the date of grant. The Note’s conversion feature was at the option of the Note holder, at a conversion rate based on the next offering of equity securities.  The Company accounts for the intrinsic value of beneficial conversion rights arising from the issuance of convertible debt instruments with non-detachable conversion rights that are in-the-money at the commitment date pursuant to the consensus of EITF Issue No. 98-5, “Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios” and EITF Issue No. 00-27 (“EITF 00-27”), “Application of Issue No. 98-5 to Certain Convertible Instruments.” Such values are determined by first allocating an appropriate portion of the proceeds received from the debt instruments to the warrants included in the exchange based on the fair values of the warrants and the debt instruments as explained above. The intrinsic value of the beneficial conversion rights at the commitment date may also be recorded as additional paid-in capital or liabilities and debt discount as of that date or, if the terms of the debt instrument are contingently adjustable, may only be recorded if a triggering event occurs and the contingency is resolved.  Because the conversion price of the Note was to be determined in the future based on the value of any future equity offering by the Company, without any discount, the beneficial conversion feature of the Note is considered a contingent beneficial conversion feature.  The Company will recognize any impact from beneficial conversion feature when the contingency no longer exists.

In May 2007, the Company and the Majority Stockholder entered into an agreement that called for the discharge of the remaining principal and interest due under the Note contingent on the Company completing the RAI Merger as described in Note 3.  The Company’s outstanding principal due on the Note was $1,274,500, $1,274,500 and $1,327,000 as of March 31, 2008, December 31, 2007 and 2006, respectively, with accrued interest of $342,177, $303,500 and $144,600 as of  March 31, 2008, December 31, 2007 and 2006, respectively.

In addition to the Note, the Majority Stockholder acquired $225,000 of the Second Bridge Notes described below.

Other Convertible Promissory Note and Warrants

On May 30, 2007, the Company issued a convertible promissory note (“First Bridge Note”) for $500,000 and a warrant to acquire 250,000 shares of the Company’s common stock.  The First Bridge Note was due to mature on the earlier of 1) the closing of any equity financing by the Company, or 2) November 26, 2007.  Until November 30, 2007, the First Bridge Note had a 12% interest rate with all accrued interest due at maturity, with principal and all accrued interest convertible into shares of the Company’s common stock at $0.80 per share at the discretion of the note holder.  On November 26, 2007, the Company amended the First Bridge Note to extend the maturity date to March 26, 2008 and issued and additional warrant to acquire 250,000 shares of the Company’s common stock.  Under the amendment, the interest rate was increased to 15% beginning December 1, 2007 and interest accrued through November 30, 2007 was due and paid by December 10, 2007. The interest accrued from December 1, 2007 through March 26, 2008 was due and paid by April 22, 2008.

On December 12, 2007, the Company issued $500,000 in additional convertible promissory notes (“Second Bridge Notes” and together with the First Bridge Note, the “Bridge Notes”) and a warrant to acquire 250,000 shares of the Company’s common stock.  The Second Bridge Notes mature on the earlier of 1) the closing of any equity financing by the Company, or 2) June 12, 2008.  The Second Bridge Notes have a 12% interest rate with all accrued interest due at maturity, and the principal and all accrued interest may be converted into shares of the Company’s common stock at $0.80 per share at the discretion of the note holder.

Because the conversion price of the Bridge Notes is higher than the fair value of the common stock as determined by the Company at the date of issuance, and the future possible beneficial conversion associated with the warrants’ conversion feature under the Merger Agreement is a contingent conversion feature, the Company will recognize any impact from the conversion feature when the contingency no longer exists.

All of the warrants issued in connection with the Bridge Notes are convertible into 750,000 shares of the Company’s common stock at $1.00 per share, and expire five years from the date of grant.  Like the Bridge Notes, the warrants allow the holder to convert into shares of Pharmaceuticals without being adjusted like the Company’s existing shares.  The Company accounted for the value of the warrants arising from the issuance of debt instruments pursuant to EITF 00-27, by allocating the proceeds first to the fair value of warrants, and then any residual amounts to the debt instruments.  The assumptions utilized in the valuation model were a dividend yield of zero, a volatility factor of 90%, the risk-free interest rate in place at the time of issuance which were 4.67% and 3.39%, and an expected warrant life of 5 years.  The fair value of the common stock used in the Black-Scholes valuation model was $0.2256 which was determined based on valuation procedures.  The fair value of the warrants was determined to be $77,308 and this amount was allocated to additional paid-in capital and deferred debt issuance costs.  The debt issuance costs are being expensed over the term of the bridge notes and the extension period.

Note 6 — Common Stock:

Majority Shareholder

In May 2007, the Company and our Majority Stockholder entered into an agreement under which the Majority Shareholder exercised its warrant for 10,000,000 shares of common stock for $100,000 which was satisfied as a reduction in the amount outstanding under the Note.

The Company has also paid advisory fees to the Company’s Majority Stockholder of $37,500, $150,000, $150,000, and $462,500 for the three months ended March 31, 2008 and for the years ended December 31, 2007 and 2006 and from inception, respectively.

Chairman Services

In November 2004, the Company entered in a consulting services agreement for the performance of chairman of the board services for the Company.  Our chairman is an officer of the Majority Stockholder.  Under the original agreement, our chairman was to receive a warrant representing 8% of the Company’s common stock shares.  The agreement also called for a monthly consulting fee of $12,500 per month.  The Company did not issue any equity instruments or pay any consulting fee under the original agreement.

In August 2006, the consulting agreement was amended and under the amendment, the Company issued a warrant to purchase 2,391,900 shares of the Company’s common stock.  The Company had accrued consulting expense from November 2004 through August 2006 for these consulting services.  The Company used valuation procedures to determine the fair value of the warrant.  The warrant had a strike price of $0.001 per share, and the total exercise price was considered satisfied by the services rendered when the warrant was exercised in August 2006.  The assumptions utilized in the valuation model were a dividend yield of zero, a volatility factor of 90%, the risk-free interest rate of 4.86% which was the prevailing rate at the warrant issuance date, and expected warrant life of 5 years.  The fair value of the warrant was determined to be $102,632.  The Company reversed the previous accrued consulting fees to the value of the warrant and credited the adjusted amount to additional paid-in capital when the warrant was granted.

UMDNJ Shares

In November 2006, the Company issued 25,000 shares of common stock as part of the consideration provided for under a license agreement with the University of Medicine and Dentistry of New Jersey (See “UMDNJ License” under Note 7).  The Company used a valuation model to determine the fair value of the shares.  The fair value was determined to be $0.059 per share, and the $1,478 value was considered part of the initial license fee and charged to research and development as licensed in-process research and development in 2006.

SRI Shares

In August 2007, the Company issued 25,000 shares of common stock as part of the consideration provided for under a license agreement with the Southern Research Institute (See “SRI License” under Note 7).  The Company used a valuation model to determine the fair value of the shares. The fair value was determined to be $0.2256 per share, and the $5,640 value was considered part of the initial license fee and charge to research and development as licensed in-process research and development in 2007.

Warrants:

As of March 31, 2008 , outstanding and fully vested warrants to purchase the Company’s common stock are as follows:

Warrant Right	Exercise Price	Expiration Date
250,000	$1.00	May 30, 2012
250,000	$1.00	November 30, 2012
250,000	$1.00	December 11, 2012

Note 7 — Licenses:

Phenylbutyrate License and Sublicense

In January 2005, the Company entered into an exclusive license agreement with VectraMed, Inc. (“VectraMed”) and subsequently a novation agreement with VectraMed and the National Institute of Health (“NIH”) for the exclusive worldwide rights to certain amino acid derivative compounds with potential therapeutic use as anti-cancer agents commonly known as Phenylbutyrate (“PB”).  VectraMed acquired the exclusive license rights from a former licensee through a transfer agreement in June 2003 and a subsequent novation agreement between VectraMed, NIH and the former licensee.  Under the agreement with VectraMed, the Company paid a one-time license fee of $250,000, assumed $260,167 in liabilities the majority of which were due to the former licensee, and agreed to issue 1,500,000 shares of the Company’s common stock to VectraMed.  The total consideration paid under the agreement was expensed as acquired technology in 2005.

The license, transfer and  novation agreements provide the Company with the exclusive worldwide rights to develop, make, use, and sell products derived from the licensed technology, and continues for the life of the last-to-expire patent. The licensed technology has produced thirteen issued patents, the last of which is due to expire in June 2014.   Under the agreements, the Company is obligated to make certain royalty and milestone payments to the NIH and the former licensee.  Future milestone payments include approximately $3 million of pre-commercialization milestones and an additional $3.2 million of milestones based on various product approvals and cumulative gross sales levels.

In addition to milestone payments, there is an annual minimum royalty of $5,000 due the NIH, and additional royalties based on net sales of any commercialized products, as well as a portion of any sub-license revenue received by the Company.    The Company is obligated to use its best efforts to advance the development of PB as outlined under a development program as amended from time to time by the Company and NIH.  The Company is also required to reimburse certain patent and patent prosecution costs incurred by NIH.

VIRIUM PHARMACEUTICALS, INC.
(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS
(Unaudited with respect to March 31, 2008 and the three months then ended)

In February 2005, the Company entered into a sublicense agreement with Bridge Oncology Products, Inc. (now known as Somanta Pharmaceuticals, Inc., “Somanta”) providing Somanta with rights to PB for markets outside the United States and Canada.  The Company’s Majority Stockholder is also the largest stockholder of Somanta. Under the terms of the agreement, Somanta paid an up-front non-refundable sublicense fee of $50,000, and will pay a royalty based on all direct product sales and the parties will split evenly any marketing right sublicense payments received by Somanta.  Somanta is also responsible for all patent and patent prosecution costs related to their territory rights.   The agreement also calls for the cooperation by the parties under a co-development plan for PB under which the parties will provide each other with development and clinical information.  Each party is responsible for their own development and regulatory costs, and neither party has any obligation to further develop the technology under the sublicense.

The Somanta agreement also requires them to reimbursement the Company (or NIH directly) for patent costs related to their territory rights.   If Somanta does not pay these patent reimbursement costs, the Company is still required to reimburse NIH for these costs under its license agreement.  We have accrued certain patent prosecution costs related to Somanta’s territories.  We will reverse these accruals when we receive confirmation that Somanta has paid outstanding patent reimbursement costs due under the license agreement with NIH.  Somanta paid to NIH $95,000 of patent costs for the year ended December 31, 2007.

On December 6, 2006, the Company signed a letter of intent (“LOI”) pertaining to a license and collaboration agreement with Somanta covering all formulations or drug combinations where PB is an active ingredient.  Pursuant to the LOI, the Company would provide Somanta with participation in any revenue or royalties derived from sales in North America in return for a portion of revenue or royalties derived from Europe.  In the rest of the world, the Company and Somanta would share revenues and royalties equally. The LOI’s terms provide that both companies will, among other things, share data and jointly undertake the necessary pre-clinical and clinical studies, seek regulatory approvals and file for patent protection in all territories. It also provides for the formation of a joint development committee to oversee all aspects of the development and commercialization of PB. Completion of the transaction contemplated by the LOI remains subject to the negotiation and execution of a definitive agreement.  On January 4, 2008, Somanta was acquired by Access Pharmaceuticals, Inc (“Access”).  Access has continued to pay for the amounts due under the Somanta agreement.

UMDNJ License

In November 2006, the Company exercised an option to license the exclusive worldwide rights to a certain class of anti-cancer drugs generally characterized as tubulin binding agents from the University of Medicine and Dentistry of New Jersey (“UMDNJ”).  Under the license agreement, the Company was obligated to pay $75,000 as an initial license fee, $17,267 as reimbursement for past patent expenses, and to issue 25,000 shares of the Company’s common stock to UMDNJ.  We also accrued the initial milestone of $200,000 which is due within 36 months from the date of the agreement based on the initial development plan goal of submitting an Investigational New Drug (IND) application to the Food and Drug Administration.  This initial milestone is due even if the Company fails to submit an IND application in the designated time.  The total consideration paid or accrued under the agreement was expensed as acquired technology in 2006.

The Company is obligated to pay an annual minimum maintenance payment of $25,000 until the first commercial sale of products as well as royalties based on product sales and certain milestone payments totaling up to $14.7 million, of which $1.7 million are for pre-approval events, $5 million are related to market approvals and first commercial sales in various countries, and $8 million are associated with cumulative sale milestones.  The Company is obligated to use its best efforts to advance the development of licensed technology as outlined under a development program that may be amended from time to time by the Company and UMDNJ.  The Company is also obligated to reimburse UMDNJ for all patent costs, and those reimbursements can be credited against annual minimum royalties and milestones due.

SRI License

On August 8, 2007, the Company entered into a license agreement (“SRI License”) for the exclusive worldwide rights to a nucleoside analogue (4’thioβ-D-arabinofuranosylcytosine) from the Southern Research Institute (“SRI”).  This compound is within a certain class of anti-cancer class of anti-cancer drugs generally characterized as cytotoxic agents. Under the license agreement, the Company was obligated to pay $200,000 as an initial license fee of which $50,000 is due within 30 days and $150,000 is due on August 8, 2008, and to issue 25,000 shares of the Company’s common stock.

The Company is obligated to make royalty payments based on product sales as well as additional milestone payments totaling up to $16.5 million, of which $1 million is for pre-approval events, $2 million is related to market approvals and first commercial sales, and $13.5 million is associated with cumulative sales milestones.  In addition, the Company is obligated to issue additional shares of its common stock of up to 75,000 shares based on the attainment of certain one-time milestones, and pay an annual minimum maintenance beginning in year four of the agreement to the extent it has not yet made royalty payments related to certain clinical indications.  The Company is obligated to use its best efforts to advance the development of licensed technology as outlined under a development program that may be amended from time to time by the Company and SRI.  The Company is also obligated to reimburse SRI for all patent and patent prosecution costs.

Note 8 — Income Taxes:

Income tax expense differs from the statutory amounts as follows:

	March 31, 2008	2007	2006

Income taxes at U.S. statutory rate	$(88,000)	$(525,000)	$(440,000)
State income tax benefit	(15,000)	(92,000)	(78,000)
Change in valuation allowance	103,000	617,000	518,000
Total tax expense	$—	$—	$—

Deferred taxes are provided for the temporary differences between the financial reporting basis and the tax basis of our assets and liabilities. The temporary differences that give rise to deferred tax assets were as follows:

	March 31, 2008	2007	2006
Deferred tax assets
Net operating loss carryforwards	$956,000	889,000	$455,000
Intangible assets	354,000	383,000	327,000
Deferred revenue	13,000	14,000	16,000
Accrued interest and debt issuance expenses	305,000	253,000	184,000
Other deferred expenses	246,000	231,000	171,000
Total deferred tax assets	1,874,000	1,770,000	1,153,000
Less valuation allowance	(1,874,000)	(1,770,000)	(1,153,000)
Net deferred tax assets	$—	$—	$—

At March 31, 2008, we had approximately $2,390,000 of net operating loss carry-forwards.  These net loss carryforwards begin expiring in 2011 and 2017 for state and federal purposes, respectively.

VIRIUM PHARMACEUTICALS, INC.
(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS
(Unaudited with respect to March 31, 2008 and the three months then ended)

The Company has established a valuation allowance against its deferred tax assets, due to the uncertainty of the realization of those assets.  Management periodically evaluates the recoverability of the deferred tax assets. At such time as it is determined that it is more likely than not that deferred tax assets are realizable, the valuation allowance will be reduced.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined financial statements apply to the merger between MacroChem and Access, by which MacroChem is expected to become a wholly owned subsidiary of Access, and are based upon the historical condensed consolidated financial statements and notes thereto (as applicable) of Access and MacroChem, which are included in this Form S-4. The unaudited pro forma condensed combined balance sheet gives pro forma effect to the merger as if the merger had been completed on September 30, 2008 and combines Access’s September 30, 2008 unaudited consolidated balance sheet with MacroChem’s September 30, 2008 unaudited consolidated balance sheet. The unaudited pro forma condensed combined statement of operations gives pro forma effect to the merger as if it had been completed on January 1, 2007 and combines Access’ audited consolidated statement of operations for the year ended December 31, 2007, with Somanta, MacroChem and Virium Pharmaceutical’s audited consolidated statement of operations for the year ended December 31, 2007 and combines Access’ unaudited consolidated statement of operations for the nine months ended September 30, 2007, with MacroChem and Virium.

On January 4, 2008, Access Pharmaceuticals, Inc. closed the acquisition of Somanta Pharmaceuticals, Inc. In connection with the merger, Access issued an aggregate of 1.5 million shares of Access Pharmaceuticals' common stock to the shareholders of Somanta as consideration. In addition, Access exchanged all outstanding warrants of Somanta for warrants to purchase 191,991 shares of Access common stock at exercise prices ranging between $18.55 and $69.57 per share. The total purchase price of $6,337,000 has been preliminarily allocated to in-process research and development.

On April 18, 2008, Macrochem acquired Virium Pharmaceuticals Inc., a privately held biotechnology company focused primarily on oncology based technology, pursuant to the terms of an Agreement and Plan of Merger dated as of April 18, 2008.  Pursuant to the Merger Agreement, each share of Virium common stock outstanding was converted into the right to receive 0.89387756 shares of the MacroChem’s common stock resulting in an aggregate of 22,899,206 shares of MacroChem common stock being issued in the merger. The fair value of the shares issued on the closing date to the stockholders of Virium was $6,869,618. The total purchase price of $9,656,794, has been preliminarily allocated to in-process research and development ("IPRD") and is comprised of $6,869,618 related to the calculated value of the Company’s common stock issued of $0.30 per share, $2,441,696 of liabilities the Company assumed in addition to $143,020 of warrants issued to certain debt holders. Additionally, the Company incurred $240,240 in professional fees and acquired $37,780 in assets.

The pro forma adjustments are based upon available information and certain assumptions that Access believes are reasonable under the circumstances.

Total consideration paid in connection with the acquisition is expected to include:

•
Approximately 2.5 million shares of Access common stock will be issued to the common shareholders and in-the-money  warrant holders of MacroChem as consideration having a value of approximately $7,975,000 (the value was calculated using Access’ five day average stock price from July 8, 2008 to July 14, 2008, times the shares issued);

•	an aggregate of $500,000 in direct transaction costs; and
•	cancelled receivable from MacroChem of $225,000.

The entire preliminary purchase price represents the estimated fair value of the acquired in-process research and development projects that have no alternative future use. Accordingly, this amount was immediately expensed and for the purposes of this pro forma is included as an increase in additional paid-in capital and an increase to accumulated deficit. However, if the merger should occur after December 31, 2008 the transaction will be accounted for under FASB 141(R) “Business Combinations”, whereby the total amount of IPRD would be capitalized and subject to impairment testing. Additionally, under FASB 141(R) any estimated transaction costs would be expensed.

The following table summarizes the initial estimated fair values of the assets acquired and liabilities assumed at the date of the acquisition (in thousands) based on a estimated purchase price allocation. Subsequent adjustments may be recorded upon the completion of the valuation and the final determination of the purchase price allocation.

Common stock issued	$7,975,000
Liabilities assumed	2,845,977
Liability forgiven	225,000
Assets acquired	(694,525)
Warrants related to debt assumed	995,152
Estimated transaction costs	500,000
Total purchase price	$11,846,604

These unaudited pro forma condensed combined financial statements should be read in conjunction with the historical consolidated financial statements and related notes contained in the annual, quarterly and other reports filed by Access, MacroChem, Somanta and Virium with the Securities and Exchange Commission.

UNAUDITED PRO FORMA FINANCIAL STATEMENTS

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF SEPTEMBER 30, 2008

	Historical
	Access Pharmaceuticals	Macrochem Corp.	Pro Forma adjustments		Pro Forma combined
A S S E T S	(unaudited)	(unaudited)	(unaudited)		(unaudited)

CURRENT ASSETS:
Cash and cash equivalents	$201,000	$32,879			$233,879
Short-term investments, at cost	4,417,000	-			4,417,000
Receivables	330,000	-	(225,000)	(d)	105,000
Prepaid expenses and other current assets	110,000	116,124			226,124
Total current assets	5,058,000	149,003	(225,000)		4,982,003

OTHER ASSETS:
Patents, net	584,000	484,099			1,068,099
Property and equipment, net	100,000	10,523			110,523
Other assets	12,000	50,900			62,900
Total other assets	696,000	545,522			1,241,522

Total assets	$5,754,000	$694,525	(225,000)		$6,223,525

L I A B I L I T I E S A N D S TOCK H O L D E R S' (DEFICIENCY)

CURRENT LIABILITIES:
Accounts payable and other liabilities	$2,571,000	$2,015,467	$500,000	(c)	$5,086,467
Dividends payable	1,799,000	-			1,799,000
Accrued interest payable	445,000	8,250			453,250
Convertible notes payable, net	-	791,487			791,487
Current portion of deferred revenue	164,000	5,304			169,304
Note payable-related party	-	225,000	(225,000)	(d)	-
Total current liabilities	4,979,000	3,045,508	275,000		8,299,508

NON CURRENT LIABILITIES
Warrants liability	-	190,282	(190,282)	(e)	-
Long term debt	5,500,000	-			5,500,000
Deferred revenue	2,286,000	25,469			2,311,469
Total non current liabilities	7,786,000	215,751	(190,282)		7,811,469

Total liabilities	12,765,000	3,261,259	84,718		16,110,977

STOCKHOLDERS’ (DEFICIENCY)
Preferred stock	-	-	-		-
Common stock	65,000	458,734	(458,734)	(b)
			25,000	(a)	90,000
Additional paid-in-capital	126,814,000	97,683,242	(97,683,242)	(b)	-
			7,950,000	(a)
			995,152	(a)	135,759,152
Notes receivable from stockholders	(1,045,000)	-			(1,045,000)

Accumulated deficit	(132,841,000)	(100,649,600)	100,649,600	(b)
			(11,846,604)	(a)
					144,687,604
Less treasury stock, at cost	(4,000)	(59,110)	59,110	(b)	(4,000)
Total stockholders’ (deficiency)	(7,011,000)	(2,566,734)	(309,718)		(9,887,452)
Total liabilities and stockholders’ (deficiency)	$5,754,000	$694,525	(225,000)	(c)	$6,223,525

See Notes to the Pro Forma Condensed Balance Sheet and Statement of Operations

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2008

(unaudited)

(in thousands except per share amounts)	Access Pharmaceuticals Inc.	MacroChem Corp	Virium Pharmaceuticals Inc.	Pro Forma Adjustments	MacroChem and Virium Combined	Pro Forma Adjustments	Access and MacroChem Combined

REVENUE	$ 217	$ 3	$ 1		$ 4		$ 221
OPERATING EXPENSES	15,677	13,536	197	(9,657) (f)	4,076		19,753
LOSS FROM OPERATIONS	(15,460)	(13,533)	(196)	9,657	(4,072)		(19,532)
OTHER (EXPENSE) INCOME
Interest and miscellaneous income	167	26	-		26		193
Interest and other expenses	(351)	(187)	(127)		(314)		(665)
Gain on change in value of warrant liability	-	3,886	-		3,886	(3,886) (e)	-
Gain on sale of equipment	-	6	-		6		6
TOTAL OTHER (EXPENSE) INCOME	(184)	3,731	(127)		3,604	(3,886)	(466)
NET LOSS	(15,644)	(9,802)	(323)	9,657	(468)	(3,886)	(19,998)
LESS PREFERRED STOCK DIVIDENDS	2,873	-	-		-		2,873
NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS	$ (18,517)	$ (9,802)	$ (323)	$ 9,657	$ (468)	$ (3,886)	$ (22,871)
LOSS PER SHARE, BASIC AND DILUTED	$ 3.30	$ (0.27)					$ (2.82)
WEIGHTED AVERAGE NUMBER OF SHARES	5,607	36,605					8,107

See Notes to the Pro Forma Condensed Balance Sheet and Statement of Operations

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2007
(unaudited)

(in thousands except per share amounts)	Access	Somanta	Pro Forma Adjustments	Access and Somanta Combined	MacroChem	Virium	Pro Forma Adjustments	MacroChem and Virium Combined	Pro Forma Adjustments	Access and MacroChem Combined

REVENUE	$ 57	$ 1		$ 58	-	$ 5		$ 5		$ 63
OPERATING EXPENSES	6,957	2,334		9,291	5,850	1,231		7,081		16,372
LOSS FROM OPERATIONS	(6,900)	(2,333)		(9,233)	(5,850)	(1,226)		(7,076)		(16,309)

OTHER (EXPENSE) INCOME
Interest and miscellaneous income	125	(3)		122	84	-		84		206
Interest and other expenses	(3,514)	(27)		(3,541)	-	(200)		(200)		(3,741)
Amortization of debt issuance costs	-	-		-	-	(117)		(117)		(117)
Loss on extinguishment of debt	(11,628)	-		(11,628)	-	-		-		(11,628)
Loss on change in value of warrant liability	-	5,119		5,119	(3,206)	-		(3,206)	3,206 (e)	5,119
Currency translation loss	-	(1)		(1)	-	-		-		(1)
Gain on sale of equipment	-	-		-	106	-		106		106
TOTAL OTHER (EXPENSE) INCOME	(15,017)	5,088		(9,929)	(3,016)	(317)		(3,333)	3,206	(10,056)
NET LOSS BEFORE DISCONTINUED OPERATIONS AND BEFORE INCOME TAX BENEFIT	(21,917)	(2,755)		(19,162)	(8,866)	(1,543)		(10,409)	3,206	(26,365)

INCOME TAX BENEFIT	61	(5)		56	-	-		-		56
NET INCOME FROM CONTINUING OPERATIONS	(21,856)	2,750		(19,106)	(8,866)	(1,543)		(10,409)	3,206	(26,309)
BENEFICIAL CONVERSION FEATURE	-	-		-	(3,224)	-		(3,224)		(3,224)
LESS PREFERRED STOCK DIVIDENDS	(14,908)	-		(14,908)	(596)	-		(596)		(15,504)
NET INCOME (LOSS) FROM CONTINUING OPERATIONS ATTRIBUTABLE TO COMMON STOCKHOLDERS	(36,764)	2,750		(34,014)	(12,686)	(1,543)		(14,229)	3,206	(45,037)
DISCONTINUED OPERATIONS NET OF TAXES	112	-		112	-	-		-		112
NET INCOME (LOSS) ATTRIBUTABLE TO COMMON STOCKHOLDERS	$(36,652)	$ 2,750		$ (33,902)	$ (12,686)	$ (1,543)		$ (14,229)	3,206	$ (44,925)

EARNINGS (LOSS) PER SHARE, BASIC AND DILUTED	$ (10.32)	$ 0.19		$ (6.73)	$ (1.66)			$ (0.47)		$ (7.42)

WEIGHTED AVERAGE NUMBER OF SHARES	3,552	14,630		5,052	7,635			30,534		6,052

See Notes to the Pro Forma Condensed Balance Sheet and Statement of Operations

Notes to Pro Forma Condensed Combined Balance Sheet and Statments of Operations

a)
To record the exchange, for accounting purposes, by Macrochem shareholders of their common stock for 2,500,000 shares of Access. The fair value of the shares issued on the five day average closing price between July 8, 2008 and July 14, 2008 to the stockholders of Macrochem was $7,975,000.  Additionally, to record the exchange of  Macrochem warrants for Access warrants.

The Merger will be accounted for as purchase by the Company under accounting principles generally accepted in the United States of  America.  Under the purchase method of accounting, the liabilities of  Macrochem will be recorded as of the acquisition date, at their respective fair values, and combined with those of the Company. The reported financial condition and results of operations of the Company after completion of the Merger will reflect these values, but will not be restated retroactively to reflect the historical financial position or results of operations of Macrochem. The estimated purchase price has been preliminarily allocated to Acquired In Process Research and Development. These unaudited pro forma statements were prepared under the assumption that the merger would occur prior to January 1, 2009. However, if the transaction does occur after December 31, 2008 the amount allocated to IPRD will be capitalized and subject to impairment testing. Additionally, under FASB 141(R), any estimated transaction costs would be expensed.

The components of the preliminary purchase price, which we anticipate will be charged to IPRD, are summarized as follows:

Common stock issued	$7,975,000
Liabilities assumed	2,845,977
Liability forgiven	225,000
Assets acquired	(694,525)
Warrants related to debt assumed	995,152
Estimated transaction costs	500,000
Total purchase price	$11,846,604

b)	To eliminate the stockholders’ deficiency section of Macrochem in connection with the merger.

c)	To reflect estimated transaction costs.

d)
To eliminate receivable/payable between two merger companies. The note is due upon the earlier of December 31, 2008 or the date of termination of the agreement and plan of the merger transaction. MacroChem agreed to pay interest to Access at the rate of 10% per annum. As of September 30, 2008 there was $0 interest recorded.

e)	To eliminate gain or loss in MacroChem warrant liability.

f)	To eliminate Virium in-process research and development of $9,656,794.

After the consummation of the transactions described herein, Access had 100,000,000 common shares authorized of which 8,985,791 shares are issued and outstanding; par value of $0.01 per share. Additionally, the Company had 2,000,000 preferred stock authorized of which 3,242.8617 shares are issued and outstanding convertible into 10,809,539 shares of common stock.

COMPARISON OF STOCKHOLDER RIGHTS AND CORPORATE GOVERNANCE MATTERS

Both Access and MacroChem are incorporated under the laws of the State of Delaware and, accordingly, the rights of the stockholders of each are governed by the DGCL. Before the completion of the merger, the rights of MacroChem stockholders are also governed by the MacroChem certificate of incorporation, and the MacroChem bylaws. Upon completion of the merger, MacroChem stockholders will receive Access common stock in exchange for their shares of MacroChem common stock. As a result, upon completion of the merger, the rights of MacroChem stockholders who become Access stockholders in the merger will be governed by the DGCL, the Access certificate of incorporation, and the Access bylaws.

The following is a summary of material differences between the current rights of Access stockholders and the current rights of MacroChem stockholders. While we believe that this summary covers the material differences between the two, this summary may not contain all of the information that is important to you. This summary is not intended to be a complete discussion of the respective rights of Access and MacroChem stockholders and it is qualified in its entirety by reference to the various documents of Access and MacroChem to which we refer in this summary. We urge you to carefully read this entire information statement/prospectus, the relevant provisions of the DGCL and the other documents to which we refer in this information statement/prospectus for a more complete understanding of the differences between being an Access stockholder and being a MacroChem stockholder. Access and MacroChem have filed with the SEC their respective documents referenced in this summary of stockholder rights and will send copies of these documents to you, without charge, upon your request. See “Additional Information—Where You Can Find More Information” beginning on page 75.

Provision	Access Common Stock and Preferred Stock	MacroChem Common Stock and Preferred Stock

ELECTIONS; VOTING PROCEDURAL MATTERS

Authorized Capital Stock
Access’ certificate of incorporation authorizes the issuance of up to 102,000,000 shares, each with a par value of $0.01 per share. Of the total authorized shares, 100,000,000 shares shall be common stock and 2,000,000 shares shall be preferred stock.

MacroChem’s certificate of incorporation authorizes the issuance of up to 106,000,000 shares, each with a par value of $0.01 per share. Of the total authorized shares, 100,000,000 shares shall be common stock and 6,000,000 shares shall be preferred stock.

Number of Directors
Access’ bylaws provide that the board of directors shall consist of between five (5) and fifteen (15) directors, and unless otherwise provided in the certificate of incorporation, the board of directors shall have the exclusive power to establish the size of the board of directors.  Currently there are 12 members on the board of Access.
MacroChem’s bylaws provide that the board of directors shall have the exclusive power to establish the size of the board of directors. Currently there are [six (6)] members on the board of MacroChem.

Stockholder Nominations and Proposals
Access’ most recent proxy statement dated April 22, 2008, provides that the 2009 annual meeting of stockholders is expected to be held on or about May 13, 2009. The Access board will make provisions for the presentation of proposals submitted by eligible stockholders who have complied with the relevant rules and regulations of the SEC. Proposals must be received by Access no later than December 12, 2008 to be considered for inclusion on the Access proxy statement and form of proxy relating to that meeting, and no later than March 13, 2009 for all other proposals.

MacroChem’s bylaws provide that, in order for a stockholder to make a director nomination or propose business at an annual meeting of the stockholders, the stockholder must give timely written notice to MacroChem’s secretary not less 60 nor more than 90 days prior to the anniversary date of the immediately preceding annual meeting (with certain adjustments if the date of the annual meeting is 30 or more days before or after such anniversary date).

Classified Board of Directors
Except as otherwise provided in Access’ bylaws or in its certificate of incorporation, the board of directors shall be divided into three (3) classes as nearly equal in number as possible.  Each director will be elected at the appropriate annual meeting and will hold officer for a term of three (3) years and until his successor is elected and qualified or until his earlier resignation or removal.
MacroChem’s certificate of incorporation and bylaws do not provide for the division of the board of directors into classes.
Removal of Directors
Access’ certificate of incorporation provides that any director of the entire board of directors may be removed from office at any time, but only for cause and only upon the affirmative vote of the holders of at least 66 2/3% of the shares entitled to vote in the election of directors.

Under MacroChem’s bylaws, subject to the certificate of incorporation, the board of directors or any individual director may be removed from office at any time without cause by the affirmative vote of the holders of at least a majority of the outstanding shares entitled to vote on such removal.

Special Meetings of Stockholders
Access’ bylaws provide that a special meeting of the board of directors or any committee designated by the board may be called at any time by the chairman of the board, if any, by the president or by a majority of the members of the board of directors or any such committee as the case may be.

MacroChem’s bylaws provide that a special meeting of the stockholders may be called by the chairman of the board, the president, a majority of the board of directors, or by stockholders holding a majority of the issued and outstanding capital stock of MacroChem.

Cumulative Voting
Access’ bylaws provide that every stockholder entitled to vote for the election of directors shall have the right to vote the number of shares owned by him for as many persons as there are directors to be elected and cumulative voting in the election of such directors shall be permitted.
All elections shall be determined by a plurality vote.

Vacancies
Access’ bylaws provide that, any vacancy or newly created directorships on the board of directors will be filled by the affirmative vote of a majority of the directors in office, although less than a quorum.

MacroChem’s bylaws provide that any vacancy or newly created directorships on the board of directors will be filled by the affirmative vote of a majority of the directors in office even if less than a quorum.

Voting Stock
Under Access’ certificate of incorporation, each stockholder of common stock shall have one vote for each share of stock standing in his name on the books of Access and entitled to vote.

Under Access’ certificate of designation, a holder of Access Series A preferred stock (none of which is currently outstanding) would be entitled to 100 votes, for each share of Series A preferred stock held, on all matters submitted to a vote of the stockholders of Access, voting together with the common as a single class.

The number of shares a holder of Series A preferred stock would be entitled to vote is subject to adjustment for any dividends on common stock which are paid in common stock or combination or consolidation of the outstanding shares of common stock by reclassification or otherwise into a greater or lesser number of shares of common stock.

Under MacroChem’s bylaws and certificate of incorporation the holders of common stock have the right to one vote per share of common stock.

Under MacroChem’s certificate of designations, each holder of outstanding Series A and Series C preferred stock shall be entitled to cast the number of votes equal to the number of shares of common stock into which the Series A and Series C preferred stock is convertible.  Except as provided in certain provisions in the certificate of designation with respect to the Series C preferred stock, the Series C preferred stock shall vote together with the holders of common stock as single class.

Stockholder Action by Written Consent
Access bylaws provide that, any action required to be taken at a meeting of stockholders, or any action which may be taken at a meeting of stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent in writing setting for the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

MacroChem’s bylaws provide that, any action to be taken at any annual meeting of the stockholders, may be taken without a meeting,  if a consent in writing, setting forth the action, is signed by the holders of outstanding stock having not less that the minimum number of votes that would be necessary to take such action at a meeting at which all shares entitled to vote were present and voted.

Notice of Meetings
Under Access bylaws, written notice of each stockholder meeting must include the date, time and place of such meeting.  Notice will be given not less than 10 nor more than 60 days prior to the date of the meeting to each stockholder entitled to vote at such meeting.

Under MacroChem’s bylaws, written notice of each stockholder meeting must include the date, time and place of such meeting.  Notice will be given not less than 10 nor more than 60 days prior to the date of the meeting to each stockholder entitled to vote at such meeting.  In the case of a special meeting the purpose or purposes of the meeting shall be provided.

Stockholders Rights Plan
Access is a party to a stockholder rights agreement under which holders of Access common stock as of a certain date are entitled to the right to purchase Access Series A preferred stock. The right will become exercisable only if a person or group other than SCO Capital Partners LLC, together with its affiliates (a) acquires 15% (20% in the case of Heartland Advisors, Inc, or 45% in the case of Oracle Partners LP) or more of Access’ common stock or (b) announces a tender offer that would result in ownership of 15% (20% in the case of Heartland Advisors, Inc, or 45% in the case Oracle Partners LP) or more of the common stock. Each right may entitle its holder (other than the 15% person or group) to receive upon exercise of the right, a one one-hundredth of a share of Series A preferred Stock. Holders of such Series A preferred stock shall be entitled to certain rights including a minimum quarterly dividend payments, voting rights, and consideration upon a change in control of Access.

MacroChem is a party to a stockholder rights agreement pursuant to which holders of MacroChem common stock as of a certain date are entitled to the right to purchase MacroChem Series B preferred stock of the Company at an initial exercise price of $2,100.00, subject to adjustments for stock dividends, splits and similar events. The Rights are exercisable only if a person or group acquires 20% or more of the Company’s outstanding common stock, or announces an intention to commence a tender or exchange offer, the consummation of which would result in ownership by such person or group of 20% or more of the Company’s outstanding common stock.

On December 23, 2005, the shareholder rights plan was amended to provide that the acquisition of the Company’s Series C Cumulative Convertible Preferred Stock and warrants to acquire shares of its common stock by the purchasers in the Company’s recent private placement, and any subsequent acquisition by the purchasers of common stock upon the conversion or exercise of those securities, would not result in the Rights becoming exercisable.

The Board of Directors may, at its option after the occurrence of one of the events described above, exchange all of the then outstanding and exercisable Rights for shares of common stock at an exchange ratio of one share of common stock per Right.

The Board of Directors may redeem the Rights at the redemption price of $0.01 per Right at any time prior to the expiration of the rights plan on August 13, 2009. Distribution of the Rights is not a taxable event to shareholders.

The Board of Directors has authorized 600,000 shares of Series B Preferred Stock.

The stockholder rights agreement shall have been terminated prior to consummation of the merger with Access.

Conversion Rights and Protective Provisions
Under Access’ certificate of designation, each share of Series A preferred stock (none of which is currently outstanding) would be convertible into 100 shares of Access common stock subject to adjustment for any dividends on common stock which are paid in common stock or combination or consolidation of the outstanding shares of common stock by reclassification or otherwise into a greater or lesser number of shares of common stock.

Holders of Series A convertible preferred stock shall have the right to convert each shares of Series A convertible preferred stock into two shares of common stock and one common stock purchase warrant.  Such common stock purchase warrant shall be at an exercise price of $1.50 per share and expires on December 31, 1993

Under MacroChem’s certificate of designations, each share of Series C convertible preferred stock is convertible, at the option of the holder thereof at any time and shall convert at MacroChem’s election upon a Conversion Triggering Event (as defined in the certificate of designation)

MacroChem’s certificate of designations provides that, upon certain terms and conditions, the holders of MacroChem Series C convertible preferred stock shall have a right to participate with respect to the issuance or possible issuance by MacroChem of any future equity or equity linked securities.

MacroChem’s Series C certificate of designations provides that upon a change in control (as defined in the certificate of designations) the successor corporation shall expressly assume the due and punctual observance and performance of each and every covenant and condition contained in the certificate of designations.

In accordance with the certificate of designations of MacroChem’s Series C convertible preferred stock, holders of a majority of the Series C convertible preferred stock of MacroChem have acknowledged and agreed that if the stockholders of MacroChem approve the merger agreement and the transactions contemplated thereby, then each share of preferred stock will be exchanged for common stock of Access and all the rights, preferences and privileges associated with such Series A preferred stock will cease to exist as of the closing of the merger.

INDEMNIFICATION OF OFFICERS AND DIRECTORS AND ADVANCEMENT OF EXPENSES; LIMITATION ON PERSONAL LIABILITY

Indemnification
Access’ certificate of incorporation provides that Access shall indemnify all persons to the extent and in the manner permitted by the provisions of the DGCL, subject to any permissible expansion or limitation of such indemnification as may be set forth in the bylaws or any stockholder or director resolution or by contract.  Additionally, no director of Access shall be liable to Access or its stockholders for monetary damages for a breach of fiduciary duty as a director, except for liability for: (i) breach of the director’s duty of loyalty, (ii) acts or omissions not in good faith or which involve intentional misconduct, (iii) unlawful payment of dividends or unlawful repurchases or redemptions, or (iv) any transaction from which the directors derived an improper personal benefit.

MacroChem’s bylaws provide that MacroChem shall indemnify any director or officer and shall have the power to indemnify any employee or agent, to the fullest extent not prohibited by applicable law.

Advancement of Expenses
MacroChem’s bylaws provide that MacroChem shall advance expenses to any person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of being or having been a director or officer, of MacroChem, or is or was serving at the request of MacroChem as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, provided, however, that if applicable law so requires, such advancement of expenses shall be made only upon delivery to MacroChem of any undertaking by such person to repay all amounts so advanced if there is a final judgment that such person is not entitled to be indemnified for such expenses.

DIVIDENDS

Declaration and Payment of Dividends
Access’ bylaws provide that dividends shall be declared and paid out of any surplus or net profits for the fiscal year in which the dividend is declared, and/or the preceding fiscal year as often and at such times as the board of directors may determine.  If the capital of Access is diminished by depreciation of property, or by losses, or otherwise, to an amount less than the aggregate amount of the capital represented by the issued and outstanding stock; the board of directors shall not declare and pay out of net profits any dividends upon any shares of its capital stock until the deficiency in the amount of capital represented by issued and outstanding stock shall have been repaired.

While dividends will accrue on outstanding shares of preferred stock, subject to the provisions of Access’ certificate of designation, Access shall be under no obligation to pay such accruing dividends, provided, however, that Access shall not declare, pay or set aside any dividends on any other shares of capital stock of Access unless the holders of preferred stock then outstanding shall first receive the dividend to which they are entitled pursuant to the terms of Access’ certificate of designation.

MacroChem’s Series A convertible preferred stock certificate of designation provides that when and if determined by the board of directors, the holders of Series A preferred stock shall be entitled to a dividend of $0.06 per shares of Series A preferred stock.

MacroChem’s Series C convertible preferred stock certificate of designation provides that subject to the preferential dividend rights of the preferred stock, dividends may be paid on the common stock from funds lawfully available for such purpose.  Dividends on Series C convertible preferred stock are cumulative and are payable when and if declared by the board of directors.  The dividend rate on Series C convertible preferred stock is 10% per annum.  If at any time a Breach Event (as defined in the Series C convertible preferred stock certificate of designation) occurs, then such dividend rate shall be increased to 14% per annum.

MacroChem shall not declare, pay or set aside any dividends on any other shares of capital stock of MacroChem unless the holders of Series C convertible preferred stock then outstanding shall first receive the dividends to which they are entitled pursuant to the terms of MacroChem’s certificate of designation.

AMENDMENTS TO ARTICLES OF INCORPORATION, CERTIFICATE OF DESIGNATION OR BYLAWS

General Provisions
Access’ certificate of incorporation provides that Access reserves the right to amend or repeal any provision of the certificate of incorporation.  Certain provision of the certificate of incorporation may not be altered or amended without the affirmative vote of the holders of at least 66-2/3% of the shares entitled to vote.

Access’ bylaws provide that subject to repeal or change by action of the stockholders in accordance with the certificate of incorporation, the board of directors may amend, supplement or repeal the bylaws.

MacroChem’s certificate of incorporation provides that MacroChem reserves the right to amend or repeal any provision of the certificate of incorporation.  Certain provision of the certificate of incorporation may not be altered or amended without the affirmative vote of the holders of at least 66-2/3% of the voting power of all the then outstanding  shares of capital stock of MacroChem entitled to vote, voting together as a single class.

MacroChem’s certificate of designation provides that the certificate may be amended, altered or repealed upon the affirmative vote of the holders of at least a majority of the shares of preferred stock outstanding. Currently, MacroChem does not have any shares of preferred stock outstanding.

MacroChem’s certificate of incorporation provides that MacroChem’s board of directors is expressly empowered to adopt, amend or repeal the bylaws.  The stockholders shall also have the power to adopt, amend or repeal the bylaws.  Any adoption, amendment or repeal of the bylaws by the stockholders shall require, in addition to any vote of the holders of any class of series of stock of MacroChem required to vote, the affirmative vote of 66-2/3% of the voting power of all the then outstanding  shares of capital stock of MacroChem entitled to vote, voting together as a single class.

ADDITIONAL INFORMATION

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (e.g. brokers) to satisfy the delivery requirements for proxy statements and annual reports to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as "householding," potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are our stockholders will be "householding" our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from affected stockholders. Once you have received notice from your broker that they will be "householding" communications to your address, "householding" will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in "householding" and would prefer to receive a separate proxy statement and annual report, please notify your broker, and direct your written request to MacroChem Pharmaceuticals, Inc., 19200 Von Karman Avenue, Suite 400, Irvine, California or call MacroChem at (949) 477-8090. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request "householding" of their communications should contact their broker.

Where You Can Find More Information

Access and MacroChem file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these reports, statements or other information filed by either Access or MacroChem at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The SEC filings of Access and MacroChem are also available to the public from commercial document retrieval services and at the website maintained by the SEC at www.sec.gov.

Access has filed a registration statement on Form S-4 to register with the SEC the Access common stock to be issued to MacroChem stockholders in the merger. This information statement/prospectus is a part of that registration statement and constitutes a prospectus of Access, in addition to being a proxy statement of MacroChem for MacroChem’s special meeting. The registration statement, including the attached annexes, exhibits and schedules, contains additional relevant information about Access, Access common stock and MacroChem. As allowed by SEC rules, this information statement/prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement.

Access and MacroChem incorporate by reference the agreement and plan of merger attached to this information statement/prospectus as Annex A.

Access has supplied all information contained in or incorporated by reference into this information statement/prospectus relating to Access and MacroChem has supplied all information contained in or incorporated by reference into this information statement/prospectus relating to MacroChem.

You may obtain copies of the information relating to Access, without charge, by sending an e-mail to akc@accesspharma.com or by calling (214) 905-5100.

You may obtain copies of the information relating to MacroChem, without charge, by sending an e-mail to dluci@macrochem.com or by calling (212) 514-8094.

IN ORDER FOR YOU TO RECEIVE TIMELY DELIVERY OF THE DOCUMENTS, ACCESS OR MACROCHEM, AS APPLICABLE, SHOULD RECEIVE YOUR REQUEST NO LATER THAN _________, 2008.

We have not authorized anyone to give any information or make any representation about the merger or the companies that is different from, or in addition to, that contained in this information statement/prospectus or in any of the materials that are incorporated into this information statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this information statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this information statement/prospectus does not extend to you. The information contained in this information statement/prospectus is accurate only as of the date of this document unless the information specifically indicates that another date applies.

APPENDIX A

Agreement and Plan of Merger, Dated July 9, 2008, by and among MacroChem, MACM Acquisition Corp. and Access Pharmaceuticals, Inc.

 TABLE OF CONTENTS

Page

ARTICLE I	THE MERGER

1.01	The Merger
1.02	Closing
1.03	Effective Time of the Merger
1.04	Effects of the Merger
1.05	Certificate of Incorporation; By-Laws; Purposes
1.06	Directors
1.07	Officers

ARTICLE II	EFFECT OF THE MERGER ON THE CAPITAL STOCK AND MEMBERSHIP UNITS OF THE CONSTITUENT COMPANIES

2.01	Effect on Capital Stock and Membership Units
2.02	Exchange of Certificates
2.03	Treatment of Company Warrants
2.04	Company Notes
2.05	Withholding Rights

ARTICLE III	REPRESENTATIONS AND WARRANTIES

3.01	Representations and Warranties of the Company
3.02	Representations and Warranties of Parent and Merger Sub

ARTICLE IV	ADDITIONAL AGREEMENTS

4.01	Company Financial Statements
4.02	Access to Information; Confidentiality
4.03	Reasonable Best Efforts
4.04	Indemnification of Company Directors and Officers
4.05	Public Announcements
4.06	Shareholder Rights Plan
4.07	Tax Free Reorganization Treatment

ARTICLE V	CONDITIONS PRECEDENT

5.01	Conditions to each Party’s Obligation to Effect the Merger
5.02	Conditions to Obligations of Parent and Merger Sub
5.03	Conditions to Obligations of the Company

ARTICLE VI	TERMINATION, AMENDMENT, AND WAIVER

6.01	Termination
6.02	Effect of Termination
6.03	Amendment
6.04	Extension; Waiver
6.05	Procedure for Termination, Amendment, Extension or Waiver

ARTICLE VII	GENERAL PROVISIONS

7.01	Nonsurvival of Representations and Warranties
7.02	Notices
7.03	Definitions
7.04	Interpretation
7.05	Counterparts
7.06	Entire Agreement; No Third-Party Beneficiaries
7.07	Governing Law; Consent to Jurisdiction; Waiver of Jury Trial
7.08	Assignment
7.09	Remedies

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of July 9, 2008, by and among Access Pharmaceuticals, Inc. (“Parent”), MACM Acquisition Corp., a Delaware corporation and a direct wholly-owned subsidiary of Parent (“Merger Sub”) and MacroChem Corporation, a Delaware corporation (the “Company”).  Certain capitalized terms used herein are defined in Section 7.03 of this Agreement.

WHEREAS, each of the respective Boards of Directors of Parent, Merger Sub and the Company has (i) determined it advisable and in the best interests of each corporation and their respective stockholders that Parent acquire the Company upon the terms and subject to the conditions set forth in this Agreement and (ii) approved this Agreement and the transactions contemplated hereby on the terms and subject to the conditions set forth herein;

WHEREAS, the acquisition of the Company shall be effected through the merger (the “Merger”) of Merger Sub with and into the Company, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Delaware General Corporation Law (the “DGCL”), as a result of which the Company shall become a wholly-owned Subsidiary of Parent;

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger; and

WHEREAS, for federal income Tax purposes, it is intended that the Merger shall qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and this Agreement is intended to be a “plan of reorganization” within the meaning of the regulations promulgated under Section 368 of the Code.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Parent, Merger Sub and the Company agree as follows:

ARTICLE I.

THE MERGER

1.01     The Merger.  Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, Merger Sub shall be merged with and into the Company at the Effective Time.  Upon the Effective Time, the separate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation and a wholly-owned Subsidiary of Parent (the “Surviving Corporation”).

1.02     Closing.  Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Section 7.01, and subject to the satisfaction or waiver of the conditions set forth in Article VI, the closing of the Merger (the “Closing”) shall take place at 10:00 a.m. (New York time) on a date to be specified by the parties hereto, such date to be no later than the second business day following satisfaction or waiver of all of the conditions set forth in Article VI capable of satisfaction prior to Closing (the “Closing Date”), at the offices of Bingham McCutchen, LLP, 399 Park Avenue, New York, New York 10019, unless another date, time or place is agreed to in writing by the parties hereto.

1.03      Effective Time.  Upon the Closing, the parties shall file with the Secretary of State of the State of Delaware a certificate of merger (the “Certificate of Merger”) in such form as required by, and executed and acknowledged in accordance with, the relevant provisions of the DGCL and shall, in each case, make all other filings or recordings required thereby.  The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such other time as is permissible in accordance with the DGCL and as Merger Sub and the Company shall agree should be specified in the Certificate of Merger (the time the Merger becomes effective being the “Effective Time”).

1.04      Effects of the Merger.  The Merger shall have the effects set forth in the applicable provisions of the DGCL.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

1.05 Certificate of Incorporation; By-Laws; Purposes.

(a)        At the Effective Time, and without any further action on the part of the Company or Merger Sub, the certificate of incorporation of Merger Sub as in effect at the Effective Time shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided therein or by applicable law.

(b)        At the Effective Time, and without any further action on the part of the Company or Merger Sub, the by-laws of Merger Sub as in effect at the Effective Time shall be the by-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

1.06      Directors.  From and after the Effective Time, the directors of the Surviving Corporation shall be Jeffrey B. Davis and David P. Luci, until the earlier of their respective resignation or removal or until their successors are duly elected and qualified, as the case may be.

1.07     Officers.  From and after the Effective Time, the officer of the Surviving Corporation shall be Jeffrey B. Davis and David Luci, until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

ARTICLE II.

EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT COMPANIES

2.01     Effect on Capital Stock and Company Notes.  As of the Effective Time, by virtue of the Merger and without any action on the part of the Company, Merger Sub or any holder of any shares of Company Common Stock, Company Notes, Company Warrants, In the Money Company Warrants or any common stock of Merger Sub:

(a)        Common Stock of Merger Sub.  Each share of common stock of Merger Sub outstanding immediately prior to the Effective Time shall be converted into one share of the common stock, par value $0.001 per share, of the Surviving Corporation.

(b)       Cancellation of Treasury Stock and Parent-Owned Company Stock.  Each share of Company Common Stock that is owned by the Company, and each share of Company Common Stock that is owned by Parent, Merger Sub or any other Subsidiary of Parent shall automatically be cancelled and retired and shall cease to exist, and no cash, Parent Capital Stock or other consideration shall be delivered or deliverable in exchange therefor.

(c) Conversion of Company Common Stock and In the Money Company Warrants.

(i)        Each issued and outstanding share of Company Common Stock (excluding shares cancelled pursuant to Section 2.01(b) and any Dissenting Shares to the extent provided in Section 2.04 but including all shares of Company Common Stock issued upon exercise of Company Options or Company Warrants occurring after the date of this Agreement and including all shares issuable upon conversion of any of the In the Money Company Warrants) shall be converted into the right to receive a number of shares of Parent Common Stock equal to:  (A) 2,500,000, divided by (B) the sum of (1) the total number of shares of Company Common Stock outstanding at the Effective Time, and (2) the total number of shares of Company Common Stock issuable upon conversion of the In the Money Company Warrants assuming a cashless conversion at the closing price of Company Common Stock on the date of this Agreement, such quotient to be carried out to eight decimal points (the “Common Stock Exchange Ratio”); provided, however, that in no event shall Parent be required to issue more than an aggregate of 2,500,000 shares of Parent Common Stock as consideration for the Merger and the transactions contemplated thereby;

(ii)       The total number of shares of Parent Common Stock issuable in exchange for the Company Common Stock and shares underlying the In the Money Company Warrants shall be referred to herein collectively as the “Merger Consideration.”  In no event shall the aggregate number of shares of Parent Common Stock to be issued or issuable hereunder in exchange for Company Common Stock and/or In the Money Company Warrants exceed, in the aggregate, 2,500,000 (or such lesser number if decreased in accordance with Section 2.04).  Except as set forth in this Article II, no other amounts shall be payable with respect to such Company Common Stock or In the Money Company Warrants.

(d)        Cancellation and Retirement of Company Common Stock.  As of the Effective Time, all shares of Company Common Stock issued and outstanding immediately prior to the Effective Time shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock (collectively, the “Certificates”) shall, to the extent such Certificate represents such shares, cease to have any rights with respect thereto, except the right to receive the Merger Consideration (and cash in lieu of fractional shares of Parent Common Stock) to be issued or paid in consideration therefor upon surrender of such Certificate in accordance with Section 2.02.

(e)
Cancellation and Retirement of In the Money Company Warrants.  As of the Effective Time, all of the In the Money Company Warrants outstanding immediately prior to the Effective Time shall no longer be outstanding and shall be cancelled and retired and shall cease to exist, and each holder of an In the Money Warrant shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration (and cash in lieu of fractional shares of Parent Common Stock) to be issued or paid in consideration therefor upon surrender of such In the Money Warrant in accordance with Section 2.02.

(f)
Company Notes. At the Effective Time, Parent shall assume the due and punctual performance of all of the terms and conditions of each outstanding Company Note and each such Company Note shall, unless the conversion rights thereunder have previously expired, become convertible into the number of New Securities (as defined in the Company Notes) of Parent and at such Conversion Price (as defined in the Company Notes) as set forth therein. The “Company Notes” shall be the convertible promissory notes made by the Company listed in Section 2.01(f) of the Company Disclosure Schedule. The parties acknowledge that certain of the Company Notes automatically will convert, at the closing price of Parent Common Stock on the date hereof, to the right to receive Parent Common Stock at the Effective Time.

2.02 Exchange of Certificates.

(a)
Exchange Agent.  As of the Effective Time, Parent shall enter into an agreement with such bank or trust company as may be designated by Parent (the “Exchange Agent”) which shall provide that Parent shall deposit with the Exchange Agent, for the benefit of the holders of Certificates and In the Money Company Warrants, for exchange in accordance with this Article II, certificates representing the shares of Parent Common Stock (such shares of Parent Common Stock, together with any dividends or distributions with respect thereto with a record date after the Effective Time and any cash payable in lieu of any fractional shares of Parent Common Stock being hereinafter referred to as the “Exchange Fund”) issuable pursuant to Section 2.01 in exchange for outstanding shares of Company Common Stock and In the Money Company Warrants.

(i)
Exchange Procedures.  Promptly after the Effective Time, the Exchange Agent shall mail to each holder of record of Certificates and In the Money Company Warrants immediately prior to the Effective Time whose shares of Company Common Stock and/or In the Money Company Warrants were converted into shares of Parent Common Stock pursuant to Section 2.01(c) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates and/or In the Money Company Warrants shall pass only upon delivery of the Certificates and/or In the Money Company Warrants, as applicable, to the Exchange Agent, and which shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates and/or In the Money Company Warrants in exchange for certificates representing shares of Parent Common Stock.  Upon surrender of a Certificate and/or In the Money Company Warrants for cancellation (or indemnity reasonably satisfactory to Parent and the Exchange Agent, if any of such Certificates and/or In the Money Company Warrants are lost, stolen or destroyed) to the Exchange Agent together with such letter of transmittal, duly executed, the holder of such Certificate and/or In the Money Company Warrants shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Parent Common Stock which such holder has the right to receive in respect of all Certificates and/or In the Money Company Warrants surrendered by such holder pursuant to the provisions of this Article II (after taking into account all shares of Company Common Stock than held by such holder either directly or upon conversion of the In the Money Company Warrants in a cashless conversion), and the Certificates and/or In the Money Company Warrants, as applicable, so surrendered shall forthwith be cancelled.  In the event of a transfer of ownership of shares of Company Common Stock and/or In the Money Company Warrants which is not registered in the transfer records of the Company, a certificate representing the proper number of shares of Parent Common Stock may be issued to a transferee if the Certificate and/or In the Money Company Warrants, as applicable, is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer Taxes have been paid.  Until surrender as contemplated by this Section 2.02(b), subject to the provisions of Section 6.02(h) (Dissenters Rights) each Certificate and In the Money Company Warrants, in each case, shall be deemed at any time after the Effective Time to represent only the Parent Common Stock into which the shares of Company Common Stock represented by such Certificate or In the Money Company Warrants have been converted as provided in this Article II and the right to receive upon such surrender cash in lieu of any fractional shares of Parent Common Stock as contemplated by this Section 2.02(b).

(ii)
Distributions with Respect to Unexchanged Shares.  No dividends or other distributions with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to this Section 2.02 until the surrender of such Certificate and/or In the Money Company Warrants, as applicable, in accordance with this Article II.  Subject to the effect of applicable laws, following surrender of any such Certificate and/or In the Money Company Warrants, as applicable, there shall be paid to the holder of the certificate representing the whole shares of Parent Common Stock issued in exchange therefor without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of any fractional share of Parent Common Stock to which such holder is entitled pursuant to this Section 2.02 and the amount of any dividends or other distributions with a record date after the Effective Time and a payment date subsequent to such surrender payable with respect to such whole shares of Parent Common Stock.

(iii)
No further Ownership Rights in Company Common Stock.  All shares of Parent Common Stock issued upon conversion of shares of Company Common Stock and In the Money Company Warrants in accordance with the terms hereof, and all cash paid pursuant to this Section 2.02 in lieu of fractional shares, shall be deemed to have been issued in full satisfaction of all rights pertaining to such Company Common Stock and/or In the Money Company Warrants, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Company Common Stock and In the Money Company Warrants which were outstanding prior to the Effective Time.  If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article II.

(iv)
No Fractional Shares.  (i) No certificate or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates and/or In the Money Company Warrants, and such fractional share interests shall not entitle the owner thereof to vote or to any rights of a stockholder of Parent.  In lieu of such issuance of fractional shares, Parent shall pay each holder of Certificates and In the Money Company Warrants an amount in cash equal to the product obtained by multiplying (a) the fractional share interest to which such holder would otherwise be entitled (after taking into account all shares of Company Common Stock held immediately prior to the Effective Time by such holder) by (b) the average of the closing sale prices for a share of Parent Common Stock on the OTC Bulletin Board for the ten trading days immediately preceding the date of the Effective Time.

(b)
As soon as reasonably practicable after the determination of the amount of cash, if any, to be paid to holders of Certificates and/or In the Money Company Warrants, as applicable, with respect to any fractional share interests, the Exchange Agent shall make available such amounts to such holders of Certificates and/or In the Money Company Warrants, subject to and in accordance with the terms of this Section 2.02.

(c)
Termination of Exchange Fund.  Any portion of the Exchange Fund deposited with the Exchange Agent pursuant to this Section 2.02 which remains undistributed to the holders of the Certificates and/or In the Money Company Warrants six months after the Effective Time shall be delivered to Parent, upon demand, and any holders of Certificates and/or In the Money Company Warrants who have not theretofore complied with this Article II shall thereafter look only to Parent and only as general creditors thereof for payment of their claim for Parent Common Stock, cash in lieu of fractional shares of Parent Common Stock and any dividends or distributions with respect to Parent Common Stock to which such holders may be entitled pursuant to this Article II.

(d)
No Liability.  None of Parent, Merger Sub, the Company or the Exchange Agent shall be liable to any Person in respect of any shares of Parent Common Stock (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.  If any Certificates and/or In the Money Company Warrants shall not have been surrendered prior to three years after the Effective Time of the Merger, or immediately prior to such earlier date on which any Merger Consideration, any cash in lieu of fractional shares of Parent Common Stock or any dividends or distributions with respect to Parent Common Stock would otherwise escheat to or become the property of any Governmental Entity, any such Merger Consideration or cash shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

(e)
Investment of Exchange Fund.  The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by Parent on a daily basis. Any interest and other income resulting from such investments shall be paid to Parent.

(f)
Adjustment Provisions.  In the event Parent changes (or establishes a record date for changing) the number of shares of Parent Common Stock issued and outstanding prior to the Effective Time as a result of, including, without limitation, a forward or reverse stock split, stock dividend, recapitalization or similar transaction with respect to the outstanding Parent Common Stock and the record date therefor shall be prior to the Effective Time, the Common Stock Exchange Ratio shall be proportionately adjusted.  If between the date hereof and the Effective Time, Parent shall merge, be acquired or consolidated with, by or into any other corporation (a “Business Combination”) and the terms thereof shall provide that Parent Common Stock shall be converted into or exchanged for the shares of any other corporation or entity, then provision shall be made as part of the terms of such Business Combination so that security holders of the Company who would be entitled to receive shares of Parent Common Stock pursuant to this Agreement shall be entitled to receive, in lieu of each share of Parent Common Stock issuable to such security holders as provided herein, the same kind and amount of securities or assets as shall be distributable upon such Business Combination with respect to one share of Parent Common Stock (provided that nothing herein shall be construed so as to release the acquiring entity in any such Business Combination from its obligations under this Agreement as the successor to Parent).

2.03       Treatment of Company Options and Company Warrants.    Parent shall not assume any options to purchase shares of Company Common Stock (the “Company Options”), even if such Company Options are outstanding immediately prior to the Effective Time and are fully vested and exercisable immediately prior to the Effective Time.  All Company Options shall have been exercised or terminated prior to the Closing Date.  The Company shall have taken all necessary action to implement and carry out the provisions of this Section 2.03, including, without limitation, taking the actions described in Section 6.02(e).

Section 2.03 of the Company Disclosure Letter sets forth a list of the outstanding “in the money” warrants to purchase shares of Company Common Stock (the “In the Money Company Warrants”).  At the Effective Time, the In the Money Company Warrants shall automatically convert into the right to receive a portion of the Merger Consideration as provided in Section 2.01 above.  Except for the obligation to grant a portion of the Merger Consideration to holders of the In the Money Company Warrants, Parent shall not assume either the In the Money Company Warrants or the warrants to purchase shares of Company Common Stock (the “Company Warrants”), even if such Company Warrants are outstanding immediately prior to the Effective Time and are fully vested and exercisable immediately prior to the Effective Time.  The Company shall have taken all necessary action to implement and carry out the provisions of this Section 2.03, including, without limitation, taking the actions described in Section 6.02(e).

2.04                      Dissenting Shares.

(a) Subject to the provisions of Section 6.02(g) and notwithstanding any provision of this Agreement to the contrary, the shares of any holder of Company Common Stock who has demanded and perfected appraisal rights of such shares in accordance with Delaware Law and who, as of the Effective Time of the Merger, has not effectively withdrawn or lost such appraisal rights ("Dissenting Shares") shall not be converted into or represent a right to receive Parent Common Stock pursuant to Section 2.01(c), but the holder thereof shall only be entitled to such rights as are granted by Delaware Law, and the total number of shares of Parent Common Stock issuable as Merger Consideration as provided in Section 2.01(c) shall be proportionately decreased.

(b) Notwithstanding the foregoing, if any holder of shares of Company Common Stock who demands appraisal of such shares under Delaware Law shall effectively withdraw the right to appraisal, then, as of the later of the Effective Time and the occurrence of such event, such holder's shares shall automatically be converted into and represent only the right to receive Parent Common Stock, without interest thereon, upon surrender of the Certificate representing such shares as provided in Section 2.01(c), and the total number of shares of Parent Common Stock issuable as Merger Consideration as provided in Section 2.01(c) shall be proportionally increased to the extent such number was previously decreased pursuant to Section 2.05(a) above with respect to such shares.

(c) The Company shall give Parent (i) prompt notice of any written demands for appraisal of any shares of Company Common Stock, withdrawals of such demands, and any other instruments served pursuant to Delaware Law and received by the Company which relate to any such demand for appraisal and (ii) the opportunity to participate in all negotiations and proceedings which take place prior to the Effective Time with respect to demands for appraisal under Delaware Law.  The Company shall not, except with the prior written consent of Parent or as may be required by applicable law, voluntarily make any payment with respect to any demands for appraisal of the Company Common Stock or offer to settle or settle any such demands.

2.05                      Withholding Rights.  Each of Parent and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax law.  To the extent that amounts are so withheld by Parent or the Surviving Corporation, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to such holder in respect of which such deduction and withholding was made by Parent or the Surviving Corporation, as the case may be.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES

3.01     Representations and Warranties of the Company and its Subsidiaries. Except as may be set forth in a disclosure letter (to the extent each disclosure item therein is clearly marked to indicate the section, paragraph or subparagraph of this Agreement to which such disclosure is an exception, referencing the same section, paragraph and subparagraph as used in this Agreement, in each case, except to the extent that any such disclosure is reasonably discernable to apply to more than one section, paragraph or subparagraph of this Agreement) delivered by the Company to Parent and Merger Sub at the time of execution of this Agreement (the “Company Disclosure Letter”), the Company hereby represents and warrants to Parent and Merger Sub as follows:

(a)        Organization; Standing and Corporate Power. The Company is duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to carry on its business as it is now being conducted.  The Company is duly qualified or licensed to do business and is in good standing in each jurisdiction (domestic or foreign) in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not have a Material Adverse Effect with respect to the Company.  The Company has delivered to Parent complete and correct copies of each of (i) the certificate of incorporation (including any Certificate of Designations thereto) (the “Company Certificate”) and by-laws (the “Company By-laws”) of the Company, in each case as amended and as currently in effect and (ii) the minute books of the Company which contain records of all meetings held of, and other corporate actions taken by, its stockholders, board of directors and any committees appointed by its board of directors.

(b)       Subsidiaries. Except as set forth in Section 3.01(b) of the Company Disclosure Letter, the Company does not own, directly or indirectly, any capital stock or other ownership interest in any Person.

(c)
Capital Structure.  The authorized capital stock of the Company consists of (x) 100,000,000 shares of Company Common Stock and (y) 6,000,000 shares of Company Preferred Stock.  As of the date hereof, there were:  (i) 45,798,412 shares of Company Common Stock issued and outstanding; (ii) 0 shares of Company Preferred Stock issued and outstanding, (iii) 299 shares of Company Common Stock held in the treasury of the Company; (iv) 1,784,584 shares of Company Common Stock reserved for issuance upon exercise of options available for grant pursuant to the Company’s stock option plans; (v) 7,376,488 shares of Company Common Stock issuable upon exercise of awarded but unexercised stock options; and (vi) warrants representing the right to purchase 20,445,984 shares of Company Common Stock.  Except as set forth above, as of the date hereof, there were no shares of capital stock or other equity securities of the Company issued, reserved for issuance or outstanding.  All outstanding shares of capital stock of the Company are, and all shares which may be issued as described above will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights.  The shares of Company Common Stock to be issued in connection with the Merger (x) will, when issued, be duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights and (y) will be issued in compliance in all material respects with all applicable federal and state securities laws and applicable rules and regulations promulgated thereunder.  Except as set forth above and in (i) Section 3.01(c) of the Company Disclosure Letter and (ii) the Rights Agreement dated as of August 13, 1999, between the Company and American Stock Transfer & Trust Company as Rights Agent (the “Shareholder Rights Plan”), there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company is a party or by which it is bound obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity or voting securities of the Company or obligating the Company to issue, grant, extend, accelerate the vesting of or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking.  There are no outstanding contractual obligations, commitments, understandings or arrangements of the Company to repurchase, redeem or otherwise acquire or make any payment in respect of any shares of capital stock of the Company.  As of the date hereof, all of the issued and outstanding shares of common stock in Virium Pharmaceuticals Inc., a Subsidiary of the Company, are owned by the Company, free and clear of any Lien, and as of the Closing Date, all of the common stock of Virium Pharmaceuticals Inc. will be owned by the Company free and clear of any Lien.

(d)        Authority; Noncontravention. The Company has the requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company.  This Agreement has been duly executed and delivered by the Company and (assuming due authorization, execution and delivery by Parent and Merger Sub) constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).  The execution and delivery of this Agreement does not, and the consummation by the Company of the transactions contemplated by this Agreement and compliance by the Company with the provisions hereof will not, conflict with, or result in any breach or violation of, or any default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of, or a “put” right with respect to any obligation under, or to a loss of a material benefit under, or result in the creation of any pledge, claim, lien, charge, encumbrance or security interest of any kind or nature whatsoever except for a Permitted Lien (collectively, “Liens”) upon any of the properties or assets of the Company under, (i) the Company Certificate or Company By-laws, (ii) any agreement, contract, license, loan or credit agreement, note, note purchase agreement, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to the Company or its properties or assets or (iii) subject to the governmental filings and other matters referred to in the last sentence of this Section 3.01(d), any judgment, order, decree, statute, law, ordinance, rule, regulation or arbitration award applicable to the Company or its properties or assets. Each Lien of the Company in excess of $5,000 is set forth in Section 3.01(d) of the Company Disclosure Letter. No consent, approval, order or authorization of, or registration, declaration or filing with, or notice to, any federal, state or local government or any court, administrative agency or commission or other governmental authority or agency, domestic or foreign (a “Governmental Entity”) is required by or with respect to the Company in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of any of the transactions contemplated hereby or the performance by the Company of its obligations hereunder, except for the filing of the Delaware Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business.

 (e)       Company SEC Documents; Undisclosed Liabilities.  Since January 1, 2005, the Company has filed with the SEC all reports, schedules, forms, statements and other documents required pursuant to the Securities Act and the Exchange Act (collectively, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the “Company SEC Documents”).  As of their respective dates, the Company SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Documents.  Except to the extent that information contained in any Company SEC Document has been revised or superseded by a later filed Company SEC Document, none of the Company SEC Documents (including any and all Company SEC Financial Statements included therein) contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.  The financial statements of Company included in the Company SEC Documents (the “Company SEC Financial Statements”) comply as to form in all material respects with applicable published accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP, applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the financial position of the Company as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal recurring year-end audit adjustments).  The Company has no liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be recognized or disclosed on a balance sheet of the Company or in the notes thereto, except (i) liabilities reflected in the audited balance sheet of the Company as of March 31, 2008, (ii) liabilities incurred since March 31, 2008, in the ordinary course of business consistent with past practice and (iii) liabilities that would not be reasonably likely to have a Material Adverse Effect with respect to the Company.

(f)         Disclosure Controls and Procedures.  The Company maintains disclosure controls and procedures required by Rule 13a-15 and 15d-15 under the Exchange Act.  Such disclosure controls and procedures are designed to ensure that all material information relating to the Company is made known to the Company’s chief executive officer and chief financial officer by others within the Company, particularly during the period in which the Company’s applicable Exchange Act report is being prepared, and effective, in that they provide reasonable assurance that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms.  The Company’s management assessment was that disclosure controls and procedures were effective as of March 31, 2008.

(g)
Information Supplied.  None of the information supplied or to be supplied by the Company in writing for inclusion or incorporation by reference in (i) the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of Parent Common Stock in the Merger (the “Form S-4”) shall, at the time the Form S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state anymaterial fact required to be stated therein or necessary to make the statements therein not misleading or (ii) the Information Statement shall, at (A) the date it is first mailed to the Company's stockholders and/or (B) at the time of the Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.  The Information Statement shall comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder, except that no representation is made by the Company with respect to statements made or incorporated by reference therein based on information supplied in writing by Parent or Merger Sub specifically for inclusion or incorporation by reference therein.

(h)       Absence of Certain Changes or Events.  Since March 31, 2008, there is not and has not been:  (i) any Material Adverse Change with respect to the Company; (ii) any condition, event or occurrence which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or give rise to a Material Adverse Change with respect to the Company; (iii) any condition, event or occurrence which, individually or in the aggregate, could reasonably be expected to prevent or materially delay the ability of the Company to consummate the transactions contemplated by this Agreement or perform its obligations hereunder.

(i) Litigation; Labor Matters; Compliance with Laws.

(i)        Except as set forth in Section 3.01(i)(i) of the Company Disclosure Letter, there is no suit, action, claim, charge, arbitration, investigation or proceeding pending before or, to the knowledge of the Company, threatened by, a Governmental Entity, in each case with respect to the Company that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect with respect to the Company or prevent or materially delay the ability of the Company to consummate the transactions contemplated by this Agreement or to perform its obligations hereunder. There is no judgment, decree, citation, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Company which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect with respect to the Company.

(ii)       Except as set forth in Section 3.01(i)(ii) of the Company Disclosure Letter (1) the Company is not a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization; (2) the Company is not the subject of any strike, grievance or other proceeding asserting that the Company has committed an unfair labor practice or seeking to compel it to bargain with any labor organization as to wages or conditions of employment; (3) there is no strike, work stoppage or other labor dispute involving the Company or, to its knowledge, threatened; (4) no grievance is pending or, to the knowledge of the Company, threatened against the Company which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect with respect to the Company; (5) the Company is in material compliance with all applicable laws (domestic and foreign), agreements, contracts and policies relating to employment, employment practices, wages, hours, immigration matters and terms and conditions of employment; (6) the Company has paid in full to all employees of the Company all wages, salaries, commissions, bonuses, benefits and other compensation due and payable to such employees under any policy, practice, agreement, plan, program, statute or other law; (7) the Company is not liable for any severance pay or other payments to any employee or former employee arising from the termination of employment under any benefit or severance policy, practice, agreement, plan or program of the Company, nor will the Company have any liability which exists or arises, or may be deemed to exist or arise, under any applicable law, contract or otherwise, as a result of or in connection with the transactions contemplated hereunder or as a result of the termination by the Company of any Persons employed by the Company on or prior to the Effective Time; and (8) the Company is in compliance with its obligations pursuant to the Worker Adjustment and Retraining Notification Act of 1988 (“WARN”) and any similar state or local laws, and all other employee notification and bargaining obligations arising under any statute or otherwise.

(iii) The business of the Company is not being conducted in violation of any law (domestic or foreign), ordinance or regulation of any Governmental Entity in any material respect.

(j) Employee Benefit Plans.

(i)         Section 3.01(j)(i) of the Company Disclosure Letter contains a true and complete list of each “employee benefit plan” (within the meaning of Section 3(3) of ERISA) (including, without limitation, multiemployer plans within the meaning of Section 3(37) of ERISA or any of its foreign equivalents)), stock purchase, stock option, severance, employment, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation and all other employee benefit plans, agreements, programs, policies or other arrangements relating to employment, benefits or entitlements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transactions contemplated by this Agreement or other activities taken by the Company on or prior to the date of this Agreement), sponsored by the Company or any other entity such as a co-employer, whether formal or informal, oral or written, legally binding or not under which any employee or former employee of the Company has any present or future right to benefits based on such employee’s employment with the Company and under which the Company has any present or future liability.  All such plans, agreements, programs, policies and arrangements are herein collectively referred to as the “Company Plans.”

(ii)        With respect to each Company Plan, the Company has delivered to the Parent a current, accurate and complete copy (or, to the extent no such copy exists, an accurate description) thereof and, to the extent applicable, (A) any related trust agreement, annuity contract or other funding instrument; (B) the most recent determination letter issued by the IRS; (C) any summary plan description and other material written communications (or a description of any material oral communications) by the Company to its employees concerning the extent of the benefits provided under a Company Plan; and (D) for the three most recent years (I) the Form 5500 and attached schedules; (II) audited financial statements; (III) actuarial valuation reports; and (IV) attorney’s response to an auditor’s request for information.

(iii)      (A) Neither the Company nor any member of its Controlled Group has or shall have, as of the Effective Time, any obligation to any multiemployer plan (within the meaning of 4001(a)(3) of ERISA) or any collective bargaining agreement; (B) neither the Company nor any member of its Controlled Group has incurred any material withdrawal liability under Title IV of ERISA; and (C) neither the Company nor any member of its Controlled Group has engaged in a transaction which could subject it to liability under ERISA Section 4212(c).

(iv)      (A) Each Company Plan which is intended to meet the requirements for Tax-favored treatment under Subchapter B of Chapter 1 of Subtitle A of the Code meets such requirements; and (B) the Company has received a favorable determination from the IRS with respect to any trust intended to be qualified within the meaning of Code Section 501(c)(9).

(v)       The Company has complied and currently complies in all material respects with the applicable continuation requirements for its welfare benefit plans, including Section 4980B of the Code and Sections 601 through 608, inclusive, of ERISA and any applicable state statutes maintaining health insurance continuation coverage for employees and beneficiaries.

(vi)       Except as otherwise disclosed in Section 3.01(j)(vi) of the Company Disclosure Letter, none of the terms of the Company Plans provides that the consummation of the transactions contemplated by this Agreement will, either alone or in combination with another event, (A) entitle any of the Company’s employees or current or former officers or directors to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement, or (B) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or officer.

(vii)      Except as otherwise disclosed in Section 3.01(j)(vii) of the Company Disclosure Letter, no payment that is owed or may become due to any director, officer, employee or agent of the Company will be non-deductible or subject to tax under Section 280G, Section 4999 or Section 162(m) of the Code; nor will the Company be required to “gross up” or otherwise compensate any such person because of the imposition of any excise tax on a payment to such person.

(viii) Each Company Plan is amendable and terminable at the sole discretion of the sponsor thereof without notice to any participant or beneficiary.

(ix)       There is no suit, action, claim, charge, arbitration, investigation or proceeding (except with respect to benefits payable in the normal operation of Company Plans and qualified domestic relations orders) against or involving any Company Plan or asserting any rights or claims to benefits under any Company Plan that could give rise to any material liability.

(x)         Except as disclosed in Section 3.01(j)(x) of the Company Disclosure Letter, there are no obligations or potential liability under any Company Plan for providing welfare benefits after termination of employment to any employee (or any beneficiary of an employee), including, but not limited to, retiree health and life insurance coverage, but excluding continuation of health coverage required to be continued under Section 4980B of the Code or other applicable law and insurance conversion privileges under state law. The assets of each Company Plan which is funded are reported on their fair market value on the books and records of such Company Plan.

(xi)        No individuals are currently providing, or have ever provided, services to the Company pursuant to a leasing arrangement or similar type of arrangement. The Company has no obligation to provide benefits under any Company Plan maintained for its employees to or for the benefit of any individual who has been treated as an independent contractor by the Company.

(k) Taxes.

(i)        The Company has timely filed with the appropriate Governmental Entity all Tax Returns required to be filed by it, each such Tax Return has been prepared in compliance with all applicable laws and regulations and all such Tax Returns are true, accurate and complete in all material respects. The Company has (A) timely paid in full all Taxes required to have been paid by it (whether or not such Taxes were shown to be due on such Tax Returns); and (B) made adequate provision for all accrued Taxes not yet due.  The Company has made accruals for Taxes on the Company SEC Financial Statements that are adequate to cover any Tax liability of the Company determined in accordance with GAAP through the date of the applicable Company SEC Financial Statements, and any Taxes of the Company arising after the date of the most recent Company SEC Financial Statements and at or before the Effective Time have been or will be incurred in the ordinary course of the Company’s business.

(ii)       As of the date of this Agreement, no federal, state, local or foreign audits, suits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes or Tax Returns of Parent, and the Company has not received a written notice of any material pending or proposed claims, audits or proceedings with respect to Taxes. The Company has not granted any outstanding extensions of the time in which any Tax may be assessed or collected by any Tax authority. There is no action, suit, proceeding or audit with respect to any Tax or, to the knowledge of the Company, threatened against or with respect to the Company.  The Company has not received any notice of deficiency or assessment from any Governmental Entity for any amount of Tax that has not been fully settled or satisfied, and to the knowledge of the Company no such deficiency or assessment is proposed.

(iii)      No claim has been made in writing by any Governmental Entity in a jurisdiction where the Company does not file Tax Returns that any such entity is, or may be, subject to taxation by that jurisdiction.

(l)       Properties. The Company (i) has good and marketable title to all the properties and assets (A) reflected in the Company Financial Statements as being owned by the Company (other than any such properties or assets sold or disposed of since such date in the ordinary course of business consistent with past practice) or (B) acquired after March 31, 2008 which are material to the Company’s business, free and clear of all Liens. The Company has good and valid leasehold interests in all real property leases, subleases and occupancy agreements to which the Company is a party (the “Company Leases”) and is in sole possession of the properties purported to be leased thereunder.  Section 3.01(l) of the Company Disclosure Letter lists and describes briefly all Company Leases. Each Company Lease is in full force and effect and constitutes a legal, valid and binding obligation of, and is legally enforceable against, the respective parties thereto. There is no uncured breach, and no default exists, on the part of landlord under any of the Company Leases, and the Company has no knowledge of breach or default or any event, condition or state of facts, which with the giving of notice or the passage of time, or both, would constitute a breach or default by the Company under any Company Lease. There is no suit, action, arbitration or other proceeding with respect to the Company Leases or the premises leased under the Company Leases. The Company has not received notice and does not otherwise have knowledge of any pending, threatened or contemplated condemnation proceeding affecting any premises leased by the Company or any part thereof or of any sale or other disposition of any such leased premises or any part thereof in lieu of condemnation. The real property leased to the Company under the Company Leases encompasses all real property used by the Company, and the Company does not own any real property and does not have any options to purchase real property. The landlord under each of the Company Leases has performed all initial improvements required to be performed by it under such Company Lease and all tenant improvements allowances have been paid to the Company as tenant under such Company Lease. All insurance required to be maintained by the Company under each of the Company Leases is in full force and effect.

(m) Environmental Matters.

(i)       The Company holds and is in compliance in all material respects with all Environmental Permits and the Company is, and has been, otherwise in compliance with all Environmental Laws in all material respects and, to the knowledge of the Company, there are no conditions that might prevent or interfere with such compliance in the future.

(ii) The Company has not received any Environmental Claim, and to the knowledge of the Company there is no threatened Environmental Claim.

(iii) The Company has not entered into any consent decree, order or agreement under any Environmental Law.

(iv)       There are no (A) underground storage tanks, (B) polychlorinated biphenyls, (C) friable asbestos or asbestos-containing materials, (D) sumps, (E) surface impoundments, (F) landfills or (G) sewers or septic systems present at any facility currently leased, operated or otherwise used by the Company that could reasonably be expected to give rise to liability of the Company under any Environmental Laws.

(v)       There are no past (including, without limitation, with respect to assets or businesses formerly owned, leased or operated by the Company) or present actions, activities, events, conditions or circumstances, including, without limitation, the release, threatened release, emission, discharge, generation, treatment, storage or disposal of Hazardous Materials, that could reasonably be expected to give rise to liability of the Company under any Environmental Laws.

(vi)       No modification, revocation, reissuance, alteration, transfer or amendment of the Environmental Permits, or any review by, or approval of, any third party of the Environmental Permits is required in connection with the execution or delivery of this Agreement or the consummation of the transactions contemplated hereby or the continuation of the business of the Company following such consummation.

(vii)     Hazardous Materials have not been generated, transported, treated, stored, disposed of, arranged to be disposed of, released or threatened to be released at, on, from or under any of the properties or facilities currently leased or otherwise used by the Company, in violation of or so as could result in liability under, any Environmental Laws.

(viii) The Company has not contractually assumed any liabilities or obligations under any Environmental Laws.

(n) Contracts; Debt Instruments.

(i)         The Company is not, and has not received any notice and has no knowledge that any other party is, in default in any material respect under any contract, agreement, commitment, arrangement, lease, policy or other instrument to which it is a party or by which it is bound; and, to the knowledge of the Company, there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a default.

(ii)        The Company has delivered to Parent and Merger Sub (x) true, complete and correct copies of all loan or credit agreements, notes, bonds, mortgages, indentures and other agreements and instruments pursuant to which any Indebtedness of the Company is outstanding and (y) accurate information regarding the respective principal amounts currently outstanding thereunder.

(iii)       The Company has delivered to Parent and Merger Sub true, complete and correct copies of all other contracts, agreements, commitments, arrangements, leases, policies or other instruments that are material to the business of the Company, including, without limitation, any non-compete agreement or any other agreement requiring expenditures above $25,000.

(o)         No Brokers.  No broker, investment banker, financial advisor or other Person (including, without limitation, SCO Capital Partners LLC and/or its affiliates) is entitled to any broker’s finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

(p) Intellectual Property.

(i)
Section 3.01(p)(i) of the Company Disclosure Letter sets forth all Intellectual Property owned by the Company, which is registered or filed with, or has been submitted to, any Governmental Entity, and all Intellectual Property licensed from third parties by the Company, and the nature of the Company’s rights therein.

(ii) The Company owns or has the right to use all Intellectual Property necessary for the Company to conduct its business as it is currently conducted and consistent with past practice.

(iii)       All of the Intellectual Property used by the Company is subsisting and unexpired, free of all Liens, has not been abandoned and, to the knowledge of the Company, does not infringe the intellectual property rights of any third party. None of the Intellectual Property to the extent used by the Company is the subject of any license, security interest or other agreement to which the Company is a party granting rights therein to any third party. No judgment, decree, injunction, rule or order has been rendered by any U.S. federal or state or foreign Governmental Entity which would limit, cancel or question the validity of, or the Company’s rights in and to any Intellectual Property in any material respect. The Company has not received notice of any pending or threatened suit, action or proceeding that seeks to limit, cancel or question the validity of, or the Company’s rights in and to any Intellectual Property. The Company takes reasonable steps to protect, maintain and safeguard its Intellectual Property, including any Intellectual Property for which improper or unauthorized disclosure would impair its value or validity, and have executed appropriate agreements and made appropriate filings and registrations in connection with the foregoing.

(q) Government Licenses; Compliance With FDC Act and Other Regulatory Requirements.

(i)         The Company holds all material authorizations, consents, approvals, franchises, licenses and permits required under applicable law or regulation for the operation of the business of the Company as presently operated (the “Company Permits”).  All the Company Permits have been duly issued or obtained and are in full force and effect, and the Company is in material compliance with the terms of all the Company Permits.  The Company has not engaged in any activity that would cause revocation or suspension of any such Company Permits.  Neither the execution, delivery nor performance of this Agreement shall adversely affect the status of any of the Company Permits.

(ii)       Without limiting the generality of the representations and warranties made in sub-paragraph (i) above, the Company represents and warrants that (i) all Pharmaceutical Products that are subject to the jurisdiction of the United States Food and Drug Administration (the “FDA”) are being developed, labelled, stored, tested and distributed directly by the Company in substantial compliance with all applicable requirements under the Federal Food, Drug and Cosmetic Act of 1938 (the “FDCA”), the Public Health Service Act of 1944 (the “PHSA”) and all applicable similar state and foreign Legal Requirements, including those relating to investigational use, premarket clearance and applications or abbreviated applications to market a new Pharmaceutical Product.  “Pharmaceutical Products” shall mean all biological and drug candidates, compounds or products being researched, tested, developed, manufactured or distributed by the Company, (ii) all preclinical studies and clinical trials conducted by the Company have been, and are being, conducted in substantial compliance with the requirements of Good Laboratory Practice and Good Clinical Practice and all requirements relating to protection of human subjects contained in Title 21, Parts 50, 54, and 56 of the United States Code of Federal Regulations (“C.F.R.”), in each case, to the extent required by applicable law and regulations, (iii) no Pharmaceutical Product has been recalled, suspended, or discontinued as a result of any action by the FDA or any other similar foreign Governmental Entity by the Company, or (iv) since December 31, 2005, neither the Company nor, to the knowledge of the Company, any of its officers, key employees or agents has been convicted of any crime or engaged in any conduct that has resulted, or would reasonably be expected to result, in debarment under 21 U.S.C. Section 335a or any similar state law or regulation under 42 U.S.C. Section 1320a-7.

(r)         Insurance. The Company maintains insurance policies (each, a “Company Insurance Policy”) with reputable insurance carriers against all risks of a character and in such amounts as are usually insured against by similarly situated companies in the same or similar businesses. Each Company Insurance Policy is in full force and effect and is set forth in Section 3.01(q) of the Company Disclosure Letter.

(s)        Disclaimer of Other Representations and Warranties.  The representations and warranties contained in this Section 3.01, and in the Officer’s Certificate and Secretary’s Certificate to be delivered by the Company under this Agreement, do not contain any untrue statement of material fact or omit to state any material fact necessary in order to make the statements and information contained therein not misleading.  Parent and Merger Sub acknowledge and agree that the Company has made no representation or warranty in connection with this Agreement or the transactions contemplated hereby other than as set forth in this Section 3.01.

3.02      Representations and Warranties of Parent and Merger Sub.  Except as set forth in the disclosure letter (to the extent each disclosure item therein is clearly marked to indicate the section, paragraph or subparagraph of this Agreement to which such disclosure is an exception, referencing the same section, paragraph and subparagraph as used in this Agreement, in each case, except to the extent that any such disclosure is reasonably discernable to apply to more than one section, paragraph or subparagraph of this Agreement) delivered by Parent and Merger Sub to Holdings and the Company at the time of execution of this Agreement (the “Parent Disclosure Letter”) or in the Parent SEC Documents filed on or after January 1, 2007, Parent and Merger Sub represent and warrant to Holdings and the Company as follows:

(a)
Organization, Standing and Corporate Power.  Each of Parent and Merger Sub is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the requisite corporate power and authority to carry on its business as now being conducted.  Each of Parent and Merger Sub is duly qualified or licensed to do business and is in good standing in each jurisdiction (domestic or foreign) in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not have a Material Adverse Effect with respect to Parent.  Parent has made available to the Company complete and correct copies of its certificate of incorporation and by-laws and the certificate of incorporation and by-laws of Merger Sub.

(b)
Capital Structure.  As of the date of this Agreement, the authorized capital stock of Parent consists of (i) 100,000,000,000 shares of Parent Common Stock and (ii) 2,000,000 shares of Parent Preferred Stock.  As of the close of business on June 30, 2008, there were: (i) 5,648,781 shares of Parent Common Stock issued and outstanding, (ii) 11,666,195 shares of Parent Common Stock issuable upon conversion of 3,227.3617 shares of Parent Preferred Stock, (iii) 163 shares of Parent Common Stock held in the treasury of Parent; (iv) 52,818 shares of Parent Common Stock reserved for issuance pursuant to Parent's stock option plans (collectively, the "Parent Stock Plans"); (v) 1,293,820 shares of Parent Common Stock issuable upon exercise of awarded but unexercised stock options; and (vi) warrants representing the right to purchase 9,461,725 shares of Parent Common Stock;  Except as set forth above, as of the close of business on June 30, 2008 there were no shares of capital stock or other equity securities of Parent issued, reserved for issuance or outstanding.  All outstanding shares of capital stock of Parent are, and all shares which may be issued as described above shall be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights.  The shares of Parent Common Stock to be issued in connection with the Merger (x) shall, when issued, be duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights, and (y) shall be issued in compliance in all material respects with all applicable federal and state securities laws and applicable rules and regulations promulgated thereunder.  As of the Effective Time of the Merger, the Board of Directors of Parent shall have reserved for issuance a number of shares of Parent Common Stock as is required by the Company Warrants to be assumed by Parent pursuant to Section 2.03.  Except as set forth above and in the Rights Agreement, dated as of October 31, 2001, between Parent and the American Stock Transfer & Trust Company, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Parent is a party or by which it is bound obligating Parent to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity or voting securities of Parent or obligating Parent to issue, grant, extend, accelerate the vesting of or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking.  There are no outstanding contractual obligations, commitments, understandings or arrangements of Parent to repurchase, redeem or otherwise acquire or make any payment in respect of any shares of capital stock of Parent.

As of the date hereof, the authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share, 100 of which have been validly issued, are fully paid and nonassessable and are owned by Parent, free and clear of any Lien, and as of the Closing Date, all the issued and outstanding shares of the common stock of Merger Sub shall be owned by Parent free and clear of any Lien.

(c)
Authority; Noncontravention.  Parent and Merger Sub have all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub.  This Agreement has been duly executed and delivered by each of Parent and Merger Sub, as applicable, and (assuming due authorization, execution and delivery by the Company) constitute valid and binding obligations of Parent and Merger Sub, as applicable, enforceable against them in accordance with their terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.  The execution and delivery of this Agreement does not, and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement and compliance by Merger Sub with the provisions of this Agreement shall not, conflict with, or result in any breach or violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of, or a "put" right with respect to any obligation under, or to a loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Parent or Merger Sub under (i) the certificate of incorporation or by-laws of Parent or Merger Sub, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to Parent or Merger Sub or any of their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule, regulation or arbitration award applicable to Parent or Merger Sub or their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, breaches, violations, defaults, rights, losses or Liens that individually or in the aggregate would not have a Material Adverse Effect with respect to Parent or prevent or materially delay the ability of Parent and Merger Sub to consummate the transactions contemplated by this Agreement or perform their respective obligations hereunder.  No consent, approval, order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Entity is required by or with respect to Parent or Merger Sub in connection with the execution and delivery of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of any of the transactions contemplated hereby, except for (i) such filings, if any, may be required under the HSR Act and the filing of any required applications, if any, by Parent and Merger Sub pursuant to antitrust or similar laws in such foreign jurisdictions as necessary, (ii) the filing with the SEC of (A) the Form S-4 and (B) such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which Parent is qualified to do business, (iv) such other consents, approvals, orders, authorizations, registrations, declarations, filings or notices as may be required under the "takeover" or "blue sky" laws of various states and (v) such other consents, approvals, orders, authorizations, registrations, declarations, filings or notices the failure of which to make or obtain, individually or in the aggregate, could not reasonably be expected to (x) prevent or materially delay consummation of the Merger or the other transactions contemplated hereby or performance of Parent's and Merger Sub's obligations hereunder or (y) have a Material Adverse Effect with respect to Parent.

(d)
Parent SEC Documents; Undisclosed Liabilities.  Parent has filed with the SEC all reports, schedules, forms, statements and other documents required pursuant to the Securities Act and the Exchange Act since January 1, 2005 (collectively, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the "Parent SEC Documents").  As of their respective dates, the Parent SEC Documents (other than the Parent SEC Financial Statements) complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Parent SEC Documents.  Except to the extent that information contained in any Parent SEC Document has been revised or superseded by a later filed Parent SEC Document, none of the Parent SEC Documents (including any Parent SEC Financial Statements included therein) contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.  The consolidated financial statements of Parent included in all Parent SEC Documents filed since January 1, 2005 (the "Parent SEC Financial Statements") comply as to form in all material respects with applicable published accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles as applied in the United States (except, in the case of unaudited consolidated quarterly statements, as permitted by Form 10-Q of the SEC), applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of Parent and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal recurring year-end audit adjustments).  Neither Parent nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by generally accepted accounting principles as applied in the United States to be recognized or disclosed on a consolidated balance sheet of Parent and its Subsidiaries or in the notes thereto, except (i) liabilities reflected in the audited consolidated balance sheet of Parent as of December 31, 2006 and (ii) liabilities incurred since December 31, 2006, in the ordinary course of business consistent with past practice.

(e)
Information Supplied.  None of the information supplied or to be supplied by Parent or Merger Sub in writing for inclusion or incorporation by reference in (i) the Form S-4 shall, at the time the Form S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) the Information Statement shall, (A) at the date it is first mailed to the Company's stockholders and/or (B) at the time of the Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they are made, not misleading.  The Form S-4 shall comply as to form in all material respects with the requirements of the Securities Act and the rules and regulations promulgated thereunder, except that no representation is made by Parent or Merger Sub with respect to statements made or incorporated by reference therein based on information supplied in writing by the Company specifically for inclusion or incorporation by reference therein.

(f)
Absence of Certain Changes or Events.  Since March 31, 2008, there is not and has not been: (i) any Material Adverse Change with respect to Parent; (ii) any condition, event or occurrence which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or give rise to a Material Adverse Change with respect to Parent; (iii) any condition, event or occurrence which, individually or in the aggregate, could reasonably be expected to prevent or materially delay the ability of Parent and Merger Sub to consummate the transactions contemplated by this Agreement or perform their respective obligations hereunder.

(g)	Litigation; Compliance with Laws.

Except as set forth on Schedule 3.02(g) of the Parent Disclosure Schedules, there is no suit, action, claim, charge, arbitration, investigation or proceeding pending before a Governmental Entity, and, to the knowledge of Parent, no suit, action, claim, charge, arbitration, investigation or proceeding pending, in each case with respect to Parent or any of its Subsidiaries that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect with respect to Parent or prevent or materially delay the ability of Parent and Merger Sub to consummate the transactions contemplated by this Agreement or to perform their respective obligations hereunder, nor is there any judgment, decree, citation, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Parent or any of its Subsidiaries which, individually or in the aggregate, could reasonably be expected to have, a Material Adverse Effect with respect to Parent.  The businesses of Parent and its Subsidiaries are not being conducted in violation of any law (domestic or foreign), ordinance or regulation of any Governmental Entity, except for possible violations which, individually or in the aggregate, do not and would not have a Material Adverse Effect with respect to Parent.

(h)
Interim Operations of Merger Sub.  Merger Sub was formed on July 10, 2008 solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

(i)
Required Vote.  This Agreement has been approved by Parent, as the sole stockholder of Merger Sub. No other vote of holders of any class or series of securities of Parent or Merger Sub is necessary to approve this Agreement, the Merger and the transactions contemplated hereby.

(j)
Taxes.  Parent has timely filed all Tax Returns required to be filed by it, each such Tax Return has been prepared in compliance with all applicable laws and regulations, and all such Tax Returns are true, accurate and complete in all respects.  Parent has paid all Taxes shown to be due on such Tax Returns.  Parent has made accruals for Taxes on the Parent SEC Financial Statements that are adequate to cover any Tax liability of Parent determined in accordance with generally accepted accounting principles through the date of the applicable Parent SEC Financial Statements, and any Taxes of Parent arising after the date of the most recent Parent SEC Financial Statements and at or before the Effective Time of the Merger have been or will be incurred in the ordinary course of Parent's business.  Parent has timely withheld and timely paid all Taxes that are required to have been withheld and paid by it in connection with amounts paid or owing to any employee, independent contractor, creditor or other person.  No outstanding deficiency or adjustment in respect of Taxes has been proposed, asserted or assessed by any Tax authority against Parent.  Parent has not granted any outstanding extensions of the time in which any Tax may be assessed or collected by any Tax authority.  There is no action, suit, proceeding, or audit with respect to any Tax now in progress, pending or, to the knowledge of Parent, threatened against or with respect to Parent.  Neither Parent nor any of its Subsidiaries has ever been a member of any affiliated group of corporations (as defined in Section 1504(a) of the Code) other than a group of which Parent was the common parent.  Neither Parent nor any of its Subsidiaries has ever filed or been included in a combined, consolidated or unitary Tax Return other than with respect to a group of which Parent was the common parent.  Parent is neither a party to nor bound by any Tax sharing agreement or Tax allocation agreement.  Neither Parent nor any of its Subsidiaries is presently liable, nor does Parent or any of its Subsidiaries have any potential liability, for the Taxes of another person (i) under Treasury Regulations Section 1.1502-6 or comparable provision of state, local or foreign law, except with respect to a group of which Parent was the common parent, (ii) as transferee or successor, or (iii) by contract or indemnity or otherwise (other than pursuant to contracts entered into with customers, vendors, real property lessors, or other third parties the principal purpose of which is not to address Tax matters).  Parent has not participated, within the meaning of Treasury Regulations Section 1.6011-4(c), in (i) any "reportable transaction" within the meaning of Section 6011 of the Code and the Treasury Regulations thereunder, (ii) any "confidential corporate tax shelter" within the meaning of Section 6111 of the Code and the Treasury Regulations thereunder, (iii) any "potentially abusive tax shelter" within the meaning of Section 6112 of the Code and the Treasury Regulations thereunder, or (iv) any transaction identified as a "transaction of interest" within the meaning of proposed Treasury Regulations Section 1.6011-4(b)(6).  Parent will not be required, as a result of a change in method of accounting for any period ending on or before or including the Effective Time of the Merger, to include any adjustment under Section 481(c) of the Code (or any similar or corresponding provision or requirement under any other Tax law) in Taxable income for any period ending on or after the Effective Time of the Merger.  Parent will not be required to include any item of income in Taxable income for any Taxable period (or portion thereof) ending after the Closing Date as a result of any (i) prepaid amount received on or prior to the Closing Date, or (ii) "closing agreement" described in Section 7121 of the Code (or any similar or corresponding provision of any other Tax law).  Parent has never been either a "distributing corporation" or a "controlled corporation" in connection with a distribution of stock qualifying for Tax-free treatment, in whole or in part, pursuant to Section 355 of the Code.  Parent is not and has not been a United States real property holding corporation within the meaning of Code Section 897(c)(2), during the applicable period specified in Code Section 897(c)(1)(A)(ii).  For purposes of this Section 3.02(j), references to Parent shall be deemed to include Parent and all of its Subsidiaries except where the context indicates otherwise.

(k)
No Brokers.  No broker, investment banker, financial advisor or other Person (including, without limitation, SCO Capital Partners LLC and its affiliates) is entitled to any broker's finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent.  Parent hereby indemnifies the Company and holds the Company harmless from and against any and all claims, liabilities or obligations with respect to any other fee, commission or expense asserted by any Person on the basis of any act or statement alleged to have been made by Parent or its affiliates.

(l)
Disclaimer of Other Representations and Warranties.  The representations and warranties contained in this Section 3.02, and in the Officer’s Certificate and Secretary’s Certificate to be delivered by the Parent under this Agreement, do not contain any untrue statement of material fact or omit to state any material fact necessary in order to make the statements and information contained therein not misleading.  The Company acknowledges and agrees that the Parent and Merger Sub have made no representation or warranty in connection with this Agreement or the transactions contemplated hereby other than as set forth in this Section 3.02.

ARTICLE IV.

COVENANTS RELATING TO CONDUCT OF BUSINESS PRIOR TO MERGER

4.01	Conduct of Business by the Company.

(a)
During the period from the date of this Agreement to the Effective Time (except as otherwise expressly contemplated by the terms of this Agreement or agreed to in writing by Parent), the Company shall, and shall cause its Subsidiaries to, act and carry on their respective businesses in the ordinary course of business consistent with past practice and use its and their respective reasonable best efforts to preserve substantially intact their current business organizations, keep available the services of their current officers and employees and preserve their relationships with customers, supplies, licensors, licensees, advertisers, distributors and others having significant business dealings with them.  Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, except as otherwise expressly contemplated by the terms of this Agreement, the Company Disclosure Schedule or agreed to in writing by Parent, the Company shall not, and shall not permit any of its Subsidiaries to:

(i)  (x) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than dividends and distributions by a direct or indirect wholly-owned domestic Subsidiary of the Company to its parent, (y) split, combine or reclassify any capital stock of the Company or any Subsidiary or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of the Company or any Subsidiary, or (z) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

(ii)  authorize for issuance, issue, deliver, sell, pledge or otherwise encumber any such shares of its capital stock or the capital stock of any of its Subsidiaries, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any shares, voting securities or convertible securities or any other securities or equity equivalents (including, without limitation, stock appreciation rights), other than the issuance of Company Common Stock upon (a) the exercise of Company Stock Options awarded but unexercised on the date of this Agreement in accordance with their present terms, or (b) the conversion of the Company Warrants awarded but unexercised on the date of this Agreement in accordance with their present terms;

(iii)  amend the Certificate of Incorporation, By-laws or other comparable charter or organizational documents of the Company or any Subsidiary;

(iv) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the stock or assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof;

(v) sell, lease, license, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any of its properties or assets, except sales of inventory and receivables in the ordinary course of business consistent with past practice;

(vi)  (A) incur any Indebtedness or guarantee any Indebtedness of another Person or amend, terminate or seek a waiver with respect to any existing agreement of the Company evidencing Indebtedness of the Company, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any "keep well" or other agreement to maintain any financial statement condition of another Person or enter to any arrangement having the economic effect of any of the foregoing, except for intercompany Indebtedness between the Company and its wholly-owned Subsidiaries or between such wholly-owned Subsidiaries, or (B) make any loans, advances or capital contributions to, or investments in, any other Person;

(vii)  acquire or agree to acquire any assets, other than inventory in the ordinary course of business consistent with past practice, or make or agree to make any capital expenditures;

(viii)  pay, discharge or satisfy any claims (including claims of stockholders), liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), except for the payment, discharge or satisfaction of (x) liabilities or obligations in the ordinary course of business consistent with past practice or in accordance with their terms as in effect on the date hereof or (y) claims settled or compromised to the extent permitted by Section 4.01(a)(xii), or, except as set forth in the Company Disclosure Letter, waive, release, grant, or transfer any rights of material value or modify or change in any material respect any existing material license, lease, contract or other document;

(ix)  adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or reorganization;

(x)  enter into or amend any collective bargaining agreement;

(xi) change any material accounting principle used by it, except as required by generally accepted accounting principles as applied in the United States;

(xii)  settle or compromise any litigation (whether or not commenced prior to the date of this Agreement);

(xiii) engage in any transaction with, or enter into any agreement, arrangement, or understanding with, directly or indirectly, any of the Company's affiliates (other than Subsidiaries of the Company);

(xiv)  transfer to any Person any rights to its Intellectual Property;

(xv)  enter into or amend any agreement pursuant to which any other party is granted exclusive marketing or other exclusive rights of any type or scope with respect to any of its products or technology;

(xvi)  make any material Tax election or settle or compromise any material federal, state, local or foreign Tax liability; or

(xvii)  authorize, or commit or agree to take, any of the foregoing actions.

(b)
Changes in Employment Arrangements.  Except as otherwise agreed to in writing by Parent, neither the Company nor any of its Subsidiaries shall adopt or amend (except as may be required by law) any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment or other employment benefit plan, agreement, trust, fund or other arrangement for the benefit or welfare of any employee, director or former director or employee or increase the compensation or fringe benefits of any director, employee or former director or employee or pay any benefit not required by any existing plan, arrangement or agreement.

(c)
Severance.  Except as set forth in Section 3.01(i)(ii) and/or 3.01(j)(vi) or (x) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries shall grant any new or modified severance or termination arrangement or increase or accelerate any benefits payable under its severance or termination pay policies in effect on the date hereof.

(d)
WARN.  Neither the Company nor any of its Subsidiaries shall effectuate a "plant closing" or "mass layoff," as those terms are defined in WARN, affecting in whole or in part any site of employment, facility, operating unit or employee of the Company or any Subsidiary, without notifying Parent in advance and without complying with the notice requirements and other provisions of WARN and any similar state or local law.

(e)
Tax Free Reorganization Treatment.  The Company and Parent shall not, and shall not permit any of their respective Subsidiaries to, intentionally take or cause to be taken any action not otherwise consistent with the transactions contemplated by this Agreement which could reasonably be expected to prevent the Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code.

(f)
Other Actions.  Neither the Company nor Parent shall, or shall permit any of its Subsidiaries to, intentionally take any action that could reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect, or in any of the conditions to the Merger set forth in Article VI not being satisfied; provided that the Company and its Board of Directors shall not be required to take or be prohibited from taking any action to the extent that such action is not required to be taken or is permitted, as applicable, pursuant to Section 5.06 of this Agreement.  The Company and Parent shall promptly advise the other party orally and in writing of (i) any representation or warranty becoming untrue, (ii) the failure by such party to comply with any covenant, condition or agreement hereunder and (iii) any event which could reasonably be expected to cause the conditions set forth in Article VI not being satisfied; provided, however, that no such notice shall affect the representations, warranties, covenants and agreement of the parties or the conditions to their obligations hereunder.

ARTICLE V.

ADDITIONAL AGREEMENTS

5.01 Preparation of Form S-4 and Information Statement; Company Financial Statements.

(a)
As soon as practicable following the date of this Agreement, Parent and the Company shall prepare the Information Statement and the Form S-4, and Parent shall file with the SEC the Form S-4, in which the Information Statement shall be included. Each party shall notify the other party promptly upon the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff or any government officials for amendments or supplements to the Form S-4 or the Information Statement, or for any other filing or for additional information and shall supply the other party with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Form S-4, the Information Statement, the Merger or any other filing.  Parent and the Company shall each use its reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing.  The Company shall use its reasonable best efforts to cause the Information Statement to be mailed to the Company's stockholders as promptly as practicable after the Form S-4 is declared effective under the Securities Act.  Parent shall also take any action (other than qualifying to do business in any state in which it is not now so qualified or filing a general consent to service of process) required to be taken under any applicable state securities laws in connection with the registration and qualification of the Parent Common Stock to be issued in the Merger, and the Company shall furnish all information relating to the Company and its stockholders as may be reasonably requested in connection with any such action.

(b)
The Company’s Board of Directors may withdraw or modify such recommendation if the Board of Directors of the Company shall have concluded in good faith on the basis of advice from outside counsel that such action is required in order to satisfy its fiduciary duties to the stockholders of the Company under applicable law.  Any such recommendation shall be included in the Information Statement.

(c)
The Company shall use its reasonable best efforts to promptly (i) prepare all financial statements of the Company required for the Parent to timely file with the SEC the financial statements required under Items 2.01 and 9.01 of Form 8-K including, without limitation, the Company Financial Statements in compliance with Regulation S-X promulgated under the Securities Act and (ii) obtain the consent of Vitale, Caturano & Company, Ltd. and any other required consents of accountants to use their opinion with respect to the Company Financial Statements in any SEC filings that may be necessary in connection with the transactions contemplated by this Agreement.

5.02 Access to Information; Confidentiality.

Each of the Company and Parent shall, and shall cause its officers, employees, counsel, financial advisors and other representatives to afford to the other party and its representatives reasonable access during normal business hours, during the period prior to the Effective Time to its properties, books, contracts, commitments, personnel and records, and, during such period, each of the Company and Parent shall, and shall cause its officers, employees and representatives to furnish promptly to the other documents filed by it during such period pursuant to the requirements of federal or state securities laws and (ii) all other information concerning its business, properties, financial condition, operations and personnel as such other party may from time to time reasonably request. Each of the Company and Parent shall hold, and shall cause its respective directors, officers, employees, accountants, counsel, financial advisors and other representatives and Affiliates to hold, any nonpublic information in confidence to the extent required by, and in accordance with, the provisions of the confidentiality agreement between Parent and the Company (the “Confidentiality Agreement”). No investigation pursuant to this Section 5.02 shall affect any representations or warranties of the parties herein or the conditions to the obligations of the parties hereto.

5.03     Reasonable Best Efforts. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including (i) obtaining all consents, approvals, waivers, licenses, permits or authorizations as are required to be obtained (or, which if not obtained, would result in an event of default, termination or acceleration of any agreement or any put right under any agreement) under any applicable law or regulation or from any Governmental Entities or third parties in connection with the transactions contemplated by this Agreement, (ii) defending any lawsuits or other proceedings challenging this Agreement, (iii) accepting and delivering additional instruments necessary to consummate the transaction contemplated by this Agreement, and (iv) satisfying the conditions to closing set forth under Article V hereof.

5.04 Indemnification of Company Directors and Officers.

(a)       From and after the Effective Time, Parent and the Surviving Corporation shall jointly and severally indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time eligible for indemnification pursuant to the Company Certificate and Company By-laws (or comparable organizational documents) of the Company or any agreement of indemnification with the Company, in each case as the same existed on the date of this Agreement (the “Indemnified Parties”) against (i) all losses, claims, fines, damages, costs, expenses (including, without limitation, reasonable attorneys’ fees), liabilities or judgments, or amounts that are paid in settlement of or in connection with any claim, action, suit, proceeding or investigation (whether civil, criminal or administrative) based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer or employee of the Company, pertaining to any matter existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, or at or after, the Effective Time (“Indemnified Liabilities”) and (ii) all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to this Agreement or the transaction contemplated hereby, in each case to the extent the Company would have been permitted under the Company Certificate and Company By-laws (or comparable organizational documents) or any agreement of indemnification with the Company to indemnify such person, in each case as the same existed on the date of this Agreement. In the event any such claim, action, suit, proceeding or investigation is brought against any Indemnified Parties (whether arising before or after the Effective Time), (i) any counsel retained by the Indemnified Parties for any period after the Effective Time shall be reasonably satisfactory to Parent; (ii) after the Effective Time, Parent or the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; and (iii) after the Effective Time, Parent and the Surviving Corporation shall cooperate in the defense of any such matter, provided that neither Parent nor the Surviving Corporation shall be liable for any settlement of any claim effected without its written consent, which consent shall not be unreasonably withheld. Any Indemnified Party wishing to claim indemnification under this Section 5.04, upon learning of any such claim, action, suit, proceeding or investigation, shall notify Parent and the Surviving Corporation (but the failure so to notify Parent and the Surviving Corporation shall not relieve either from any liability which it may have under this Section 5.04 except to the extent such failure prejudices Parent and the Surviving Corporation). Parent and the Surviving Corporation shall be liable for the fees and expenses hereunder with respect to only one law firm to represent the Indemnified Parties as a group with respect to each such matter unless there is, under applicable standards of professional conduct, a conflict between the positions of any two or more Indemnified Parties that would preclude or render inadvisable joint or multiple representation of such parties.

(b)        If Parent or the Surviving Corporation or any of their respective successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation shall assume all of the obligations set forth in this Section 5.04.

(c) The provisions of this Section 5.04 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties.

(d)       The rights of the Indemnified Parties under this Section 5.04 shall be in addition to any rights such Indemnified Parties may have under the Company Certificate or Company By-laws, or under any applicable contracts or laws.

(e)       No Circular Recovery. The obligations of the Parent and the Surviving Corporation in this Section 5.04 are subject to the condition that each Indemnified Party will not make any claim for indemnification against the Parent, the Surviving Corporation or the Company by reason of the fact that such Indemnified Party was a controlling person, director, employee or representative of the Company or the Surviving Corporation or was serving as such for another Person at the request of the Company (whether such claim is for losses of any kind or otherwise and whether such claim is pursuant to any statute, organizational document, contractual obligation or otherwise) with respect to any claim brought by the Parent or its affiliates relating to this Agreement that is finally and successfully adjudicated against such Indemnified Party. With respect to any claim brought by the Parent or its affiliates against any Indemnified Party relating to this Agreement that is finally and successfully adjudicated against such Indemnified Party, the obligations of the Parent and the Surviving Corporation in this Section 5.04 are subject to the condition that any right of subrogation, contribution, advancement, indemnification or other claim against the Company with respect to any amounts owed by any Indemnified Party shall not be applicable.

5.05     Public Announcements. Neither Parent and Merger Sub, on the one hand, nor the Company, on the other hand, shall issue any press release or public statement with respect to the transactions contemplated by this Agreement, including the Merger, without the other party’s prior consent (such consent not to be unreasonably withheld or delayed), except as may be required by applicable law, court process or by obligations pursuant to any agreement with any securities exchange or quotation system on which securities of the disclosing party are listed or quoted. In addition to the foregoing, Parent, Merger Sub and the Company shall consult with each other before issuing, and provide each other the opportunity to review and comment upon, any such press release or other public statements with respect to such transactions. The parties agree that the initial press release or releases to be issued with respect to the transactions contemplated by this Agreement shall be mutually agreed upon prior to the issuance thereof.

5.06
No Solicitation.  The Company shall not (whether directly or indirectly through advisors, agents or other intermediaries), nor shall the Company authorize or permit any of its or their officers, directors, agents, representatives or advisors to, (a) solicit, initiate or take any action knowingly to facilitate the submission of inquiries, proposals or offers from any Person (other than Merger Sub or Parent) relating to (i) any acquisition or purchase of 33.33% or more of the assets of the Company or of over 33.33% of any class of equity securities of the Company, (ii) any tender offer (including a self tender offer) or exchange offer that if consummated would result in any Person beneficially owning 33.33% or more of any class of equity securities of the Company, (iii) any merger, consolidation, business combination, sale of substantially all assets, recapitalization, liquidation, dissolution or similar transaction involving the Company whose assets, individually or in the aggregate, constitute more than 33.33% of the consolidated assets of the Company other than the transactions contemplated by this Agreement, or (iv) any other transaction the consummation of which would or could reasonably be expected to impede, interfere with, prevent or materially delay the Merger (collectively, "Transaction Proposals"), or agree to or endorse any Transaction Proposal, or (b) enter into or participate in any discussions or negotiations regarding any of the forgoing, or furnish to any other Person any information with respect to its business, properties or assets or any of the foregoing, or otherwise cooperate in any way with, or knowingly assist or participate in, facilitate or encourage, any effort or attempt by any other Person (other than Merger Sub or Parent) to do or seek any of the foregoing; provided, however, that the foregoing shall not prohibit the Company (either directly or indirectly through advisors, agents or other intermediaries) from (i) furnishing information pursuant to an appropriate confidentiality letter (which letter shall not be less favorable to the Company in any material respect than the Confidentiality Agreement, a copy of which shall be provided for informational purposes only to Parent) concerning the Company and its businesses, properties or assets to a third party who has made a bona fide Transaction Proposal, (ii) engaging in discussions or negotiations with such a third party who has made a bona fide Transaction Proposal, (iii) following receipt of a bona fide Transaction Proposal, taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) under the Exchange Act or otherwise making disclosure to its stockholders, (iv) following receipt of a bona fide Transaction Proposal, failing to make or withdrawing or modifying its recommendation referred to in Section 3.01, and/or (v) taking any action required to be taken by the Company pursuant to a non-appealable, final order by any court of competent jurisdiction, but in each case referred to in the foregoing clauses (i) through (iv) only to the extent that the Board of Directors of the Company shall have concluded in good faith on the basis of advice from outside counsel that such action is required in order to satisfy its fiduciary duties to the stockholders of the Company under applicable law; provided, further, that the Board of Directors of the Company shall not take any of the foregoing actions referred to in clauses (i) through (iv) until after prompt advance notice to Parent (which notice shall in no event be given less than two (2) business day prior to furnishing such information or entering into such discussions) with respect to such action and that such Board of Directors shall, to the extent consistent with its fiduciary duties, continue to advise Parent after taking such action and, in addition, if such Board of Directors receives a Transaction Proposal, then the Company shall promptly inform Parent of the terms and conditions of such proposal and the identity of the Person making it. The Company shall immediately cease and cause its advisors, agents and other intermediaries to cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing, and shall use its reasonable best efforts to cause any such parties in possession of confidential information about the Company that was furnished by or on behalf of the Company to return or destroy all such information in the possession of any such party or in the possession of any agent or advisor of any such party.

5.06     Shareholder Rights Plan. The Parent shall take all action necessary to render the Shareholder Rights Plan inapplicable to the execution, delivery and performance of this Agreement and the transactions contemplated hereby.

5.07     Tax Free Reorganization Treatment. The Company, Parent and Merger Sub shall not intentionally take or cause to be taken any action not consistent with the transactions contemplated by this Agreement or which could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

5.08
Termination of Company Plans.  Effective no later than the day immediately preceding the Closing Date but contingent upon the Closing, the Company shall terminate any and all Company Plans intended to include a Code Section 401(k) arrangement (collectively, the "Terminated Company Plans").  The Company shall provide Parent with evidence that such Terminated Company Plan(s) have been terminated (effective no later than the day immediately preceding the Closing Date) in accordance with each such Terminated Company Plan’s respective terms.  The Company also shall take such other actions in furtherance of terminating such Terminated Company Plan(s) as Parent may reasonably require.

ARTICLE VI.

CONDITIONS PRECEDENT

6.01     Conditions to each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a)        No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; provided, however, that the parties hereto shall use their reasonable best efforts to have any such injunction, order, restraint or prohibition vacated;

(b)       Governmental Approvals. Other than the filing of the Delaware Certificate of Merger, all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity in connection with the Merger and the consummation of the other transactions contemplated by this Agreement, the failure of which to file, obtain or occur is reasonably likely to have a Material Adverse Effect with respect to Parent or a Material Adverse Effect with respect to the Company, shall have been filed, been obtained or occurred on terms and conditions which would not reasonably be likely to have a Material Adverse Effect with respect to Parent or a Material Adverse Effect with respect to the Company;

(c)
Form S-4.  The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order, and any material "blue sky" and other state securities laws applicable to the registration and qualification of Parent Common Stock issuable or required to be reserved for issuance pursuant to this Agreement shall have been complied with;

(d)
Information Statement.  No stop order suspending the use of the Information Statement shall have been issued and no proceeding for that purpose shall have been initiated or threatened in writing by the SEC or its staff;

(e)
Flow of Funds Memorandum.  Parent and the Company shall have executed and delivered a mutually agreeable Flow of Funds Memorandum setting forth certain payments to be made by Parent concurrently with the Closing (the “Flow of Funds Memorandum”);

(f)
Stockholder Approval.  The Merger and this Agreement shall have been approved and adopted by the requisite vote of the holders of shares of Company Common Stock to the extent required pursuant to the requirements of the certificate of incorporation and the DGCL;

6.02 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are further subject to the following conditions:

(a)        Representations and Warranties. The representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date, with the same force and effect as if made on and as of the Closing Date, except for (i) changes contemplated by this Agreement or in the Company Disclosure Letter, (ii) representations and warranties that are qualified by materiality or Material Adverse Effect, in which case such representations and warranties shall be true and correct in all respects, and (iii) representations and warranties which address matters only as of a particular date, in which case such representations and warranties qualified as to materiality or Material Adverse Effect shall be true and correct in all respects, and those not so qualified shall be true and correct in all material respects, on and as of such particular date; and Parent shall have received a certificate to such effect signed by the president of the Company.

(b)        Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date. Parent shall have received a certificate dated as of the Closing Date signed on behalf of the Company by the president of the Company to the effect set forth in this paragraph.

(c)        Consents, Etc.  Parent and Merger Sub shall have received evidence, in form and substance reasonably satisfactory to Parent, that such licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and other third parties as are necessary in connection with the transactions contemplated hereby have been obtained, except where the failure to obtain such licenses, permits, consents, approvals, authorizations, qualifications and orders would not, individually or in the aggregate with all other failures, have a Material Adverse Effect with respect to the Company.

(d)        No Litigation.  There shall not be pending by any Governmental Entity or any other Person or solely with respect to any Governmental Entity, threatened by any suit, action or proceeding, (i) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement or seeking to obtain from any party hereto or any of their Affiliates any damages that are material in relation to the Company; (ii) seeking to prohibit or limit the ownership or operation by the Company of any material portion of the business or assets of the Company or to dispose of or hold separate any material portion of the business or assets of the Company, as a result of the Merger or any of the other transactions contemplated by this Agreement; (iii) seeking to impose limitations on the ability of Parent to acquire or hold, or exercise full rights of ownership of, any shares of the common stock of the Surviving Corporation, including, without limitation, the right to vote such common stock on all matters properly presented to the stockholders of the Surviving Corporation; or seeking to prohibit Parent or any of its Subsidiaries from effectively controlling in any material respect the business or operations of the Company.

(e)
Termination of Company Options and certain Company Warrants.  The Company shall have complied with the requirements of the 1994 Equity Incentive Plan and the 2001 Incentive Plan (together, the “Company Option Plans”) in connection with offering holders of the Company Options and Company Warrants (other than the In the Money Company Warrants) the opportunity to exercise all such Company Options and Company Warrants held by such holder prior to the Effective Time.  At the Effective Time, all outstanding Company Options and Company Warrants not exercised (other than the In the Money Company Warrants) shall be terminated and each such holder shall have no further rights thereunder to purchase shares of Company Common Stock.  At the Effective Time, the In the Money Company Warrants shall automatically convert into the right to receive Merger Consideration as provided in Article II above.

(f) Directors and Officers. As of the Effective Time:

(i)
Consulting and Transition Agreement. Parent and the Company’s President & Chief Business Officer shall have mutually agreed on terms to discharge the Company’s obligations and agree upon the terms of that certain Consulting and Transition Agreement, in the form attached as Exhibit A hereto; and

(g) No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect or Material Adverse Change with respect to the Company.

(h)        Dissenters’ Rights.  Any applicable period during which stockholders of the Company have the right to exercise appraisal, dissenters' or other similar rights under Section 262 of the DGCL or other applicable law shall have expired and stockholders of the Company holding in the aggregate more than five percent (5%) of the outstanding shares of Company Common Stock shall not have exercised appraisal, dissenters' or similar rights under Section 262 of the DGCL or other applicable law with respect to such shares by virtue of the Merger.

 (i)       Resignation of Directors and Officers.  Except as set forth in Sections 1.06 and 1.07, the directors and officers of the Company, in office immediately prior to the Effective Time shall have resigned as directors and officers of the Surviving Corporation effective as of the Effective Time.

(f)
FIRPTA Certificate.  The Company shall have delivered a properly executed statement, dated as of the Closing Date, in a form reasonably acceptable to Parent, conforming to the requirements of Treasury Regulations Section 1.1445-2(c)(3).

6.03 Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is further subject to the following conditions:

(a)        Representations and Warranties.  The representations and warranties of the Parent and Merger Sub contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date, with the same force and effect as if made on and as of the Closing Date, except for (i) changes contemplated by this Agreement or in the Parent Disclosure Letter, (ii) representations and warranties that are qualified by materiality or Material Adverse Effect, in which case such representations and warranties shall be true and correct in all respects, and (iii) representations and warranties which address matters only as of a particular date, in which case such representations and warranties qualified as to materiality or Material Adverse Effect shall be true and correct in all respects, and those not so qualified shall be true and correct in all material respects, on and as of such particular date; and the Company shall have received a certificate to such effect signed by an authorized officer of Parent and Merger Sub.

(b)       Performance of Obligations of Parent and Merger Sub.  Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by each of them under this Agreement at or prior to the Closing Date. Holdings and the Company shall have received a certificate dated as of the Closing Date signed on behalf of Parent and Merger Sub by an authorized officer of Parent and Merger Sub to the effect set forth in this paragraph.

(c)        No Litigation. There shall not be pending by any Governmental Entity or any other Person or solely with respect to any Governmental Entity, threatened by any suit, action or proceeding, challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement.

(d)        Parent Consents, Etc. The Company shall have received evidence, in form and substance reasonably satisfactory to the Company, that such licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and other third parties as are necessary in connection with the transactions contemplated hereby have been obtained, except where the failure to obtain such licenses, permits, consents, approvals, authorizations, qualifications and orders would not, individually or in the aggregate with all other failures, have a Material Adverse Effect with respect to the Parent.

ARTICLE VII.

TERMINATION, AMENDMENT, AND WAIVER

7.01	Termination. This Agreement may be terminated and abandoned at any time prior to the Effective Time:

(a)           by mutual written consent of Parent and the Company;

(b)          by either Parent or the Company if any Governmental Entity shall have issued an order, decree, or ruling or taken any other action permanently enjoining, restraining, or otherwise prohibiting the Merger and such order, decree, ruling, or other action shall have become final and nonappealable;

(c)          by either Parent or the Company if the Merger shall not have been consummated on or before October 31, 2008 (other than due to the failure of the party seeking to terminate this Agreement to perform in any material respect its obligations under this Agreement required to be performed at or prior to the Effective Time);

(d)          by either Parent or the Company if the Company Stockholder Approval shall not have been obtained;

(e)
by Parent, if the Company or its Board of Directors shall have (1) failed to approve, withdrawn, modified, or amended in any respect adverse to Parent its approval or recommendation of this Agreement or any of the transactions contemplated herein; (2) failed as promptly as reasonably practicable after the Form S-4 is declared effective to mail the Information Statement to its stockholders or failed to include in such statement such recommendation; (3) recommended any Transaction Proposal from a Person other than Parent or any of its affiliates; (4) resolved to do any of the foregoing; or (5) in response to the commencement of any tender offer or exchange offer for more than 10% of the outstanding shares of Company Common Stock, not recommended rejection of such tender offer or exchange offer at the time of filing of the requisite Schedule 14d-9 with the SEC;

(f)
by the Company, if the Company has received a Superior Proposal, which the Company’s Board of Directors determines in good faith (after consultation with its financial advisors) continues to constitute a Superior Proposal.  For purposes of this Agreement, a “Superior Proposal” is an Acquisition Proposal for 100% of the Company Common Stock that involves consideration to the holders of shares of Company Common Stock that is superior to the consideration offered to such holders pursuant to the Merger and that otherwise represents a superior transaction to the Merger in the reasonable discretion of the Company’s Board of Directors;

(g)
by Parent, upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 6.02(a) or Section 6.02(b) (other than with respect to the delivery of the officers' certificates required thereunder) would not be satisfied at the time of such breach or as of the time such representation or warranty shall have become untrue; provided that if such inaccuracy in the Company's representations and warranties or breach by the Company is curable by the Company through the exercise of its commercially reasonable efforts within ten (10) business days of the time such representation or warranty shall have become untrue or such breach, Parent may not terminate this Agreement under this Section 6.01(g) during such ten-day period, provided Company continues to exercise such commercially reasonable efforts; or

(h)
by the Company, upon a breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement, or if any representation or warranty of Parent shall have become untrue, in either case such that the conditions set forth in Section 6.03(a) or Section 6.03(b) (other than with respect to the delivery of the officers' certificates required thereunder) would not be satisfied at the time of such breach or as of the time such representation or warranty shall have become untrue; provided that if such inaccuracy in Parent's representations and warranties or breach by Parent is curable by Parent through the exercise of its commercially reasonable efforts within ten (10) business days of the time such representation or warranty shall have become untrue or such breach, the Company may not terminate this Agreement under this Section 6.01(h) during such ten-day period provided Parent continues to exercise such commercially reasonable effort.

7.02
Effect of Termination.  In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Merger Sub, or the Company, provided that (a) any such termination shall not relieve a party from liability for any willful breach of this Agreement and (b) the last sentence of Section 4.02(a), this Section 7.02, Section 8.07 and the Confidentiality Agreement shall remain in full force and effect and survive any such termination. Nothing contained in this paragraph shall relieve any party for any breach of the covenants or agreements set forth in this Agreement or the Confidentiality Agreement.

7.03
Amendment.  This Agreement may be amended by the parties at any time before or after any required approval of matters presented in connection with the Merger by the stockholders of the Company; provided, however, that after any such approval, there shall be made no amendment that by law requires further approval by such stockholders without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

7.04
Extension; Waiver.  At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties; (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement; or (c) subject to the provisions of Section 7.03, waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

7.05
Procedure for Termination, Amendment, Extension or Waiver.  A termination of this Agreement pursuant to Section 7.01, an amendment of this Agreement pursuant to Section 7.03 or an extension or waiver pursuant to Section 7.04 shall, in order to be effective, require in the case of any party hereto an action by its Board of Directors or a duly-authorized designee of its Board of Directors.

VIII.

GENERAL PROVISIONS

8.01
Nonsurvival of Representations and Warranties.  None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time and all such representations and warranties shall be extinguished on consummation of the Merger and no party hereto nor any officer, director or employee or stockholder of any of them shall be under any liability whatsoever with respect to any such representation or warranty after such time.  This Section 8.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after Effective Time.

8.02	Fees and Expenses.

Except as set forth in this Section 8.02, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees and expenses, whether or not the Merger is consummated; provided however, that the Company and Parent shall share equally all fees and expenses, other than accountants' and attorneys' fees, incurred with respect to the printing, filing and mailing of the S-4 and the Information Statement (including any related preliminary materials) and any amendments or supplements thereto.

8.03
Notices.  All notices, requests, claims, demands and other communications under this      Agreement shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to Parent or Merger Sub, to

Access Pharmaceuticals, Inc.
2600 Stemmons Freeway, Suite 176
Dallas, Texas 75207
Attention:  Jeffrey B. Davis
Telecopier No.:  (214) 905-5101

with a copy to:

Bingham McCutchen LLP
One Federal Street
Boston, MA  02110
Attention:  John J. Concannon III, Esq.
Telecopier No.:  (617) 951-8736

(b)           if to the Company or its Subsidiaries, to

MacroChem Corporation
80 Broad Street, 22nd Floor
New York, New York 10004
Attention:  President
Telecopier No.:  (212) 514-8613

with a copy to:

Hiscock & Barclay LLP
258 Genesee Street, Suite 305
Utica, New York 13502
Attention:  John A. Jadhon, Esq.
Telecopier No.:  (315) 624-7359

8.04 Definitions. For purposes of this Agreement:

(a)	“Acquisition Proposal” means any solicitation, initiation, encouragements, discussions, negotiations and communications regarding a similar transaction with any third party involving:
1.                 Any acquisition or purchase from the Company by any person or “group” as defined under Section 13(d) of the Exchange Act of more than a 20% interest in the Company Common Stock or any tender offer or exchange offer that if consummated would result in any person or “group” (as defined in Section 13(d) of the Exchange Act) beneficially owning 20% or more of the total outstanding voting securities of the Company;
2.  any consolidation, business combination, merger or similar transaction involving the Company;
3.  any sale, lease, exchange, transfer, license, acquisition or disposition of assets of the Company or its Subsidiaryfor consideration equal to 20% or more of the market value of all of the outstanding shares of Company Common Stock on the last trading day prior to the date of this Agreement; or
4.  Any recapitalization, restructuring, liquidation or dissolution of the Company.

(b)	“Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person;

(c)	“Agreement” has the meaning set forth in the preamble;

(d)	“Certificates” shall have the meaning ascribed thereto in Section 2.01(d);

(e)	Certificate of Merger” shall have the meaning ascribed thereto in Section 1.03;

(f)	“C.F.R.” shall have meaning ascribed thereto in Section 3.01(p)(ii);

(g)	“Closing” shall have meaning ascribed thereto in Section 1.02;

(h)	“Closing Date” shall have meaning ascribed thereto in Section 1.02;

(i)	“Code” shall have meaning ascribed thereto in the fourth recital to this Agreement;

(j)	“Common Stock Exchange Ratio” shall have meaning ascribed thereto in Section 2.01(c)(i);

(k)	“Company” shall have meaning ascribed thereto in the preamble to this Agreement;

(l)	“Company By-laws” shall have the meaning set forth in Section 3.01(a);

(m) “Company Certificate” shall have meaning ascribed thereto in Section 3.01(a);

(n) “Company Common Stock” means the common stock, par value $0.001 per share, of the Company;

(o) “Company Disclosure Letter” shall have meaning ascribed thereto in Section 3.01;

(p) “Company Financial Statements” shall have meaning ascribed thereto in Section 3.01(e);

(q) “Company Insurance Policy” shall have meaning ascribed thereto in Section 3.01(q);

(r) “Company Leases” shall have meaning ascribed thereto in Section 3.01(j);

(s)	“Company Note” or “Company Notes” shall have the meaning ascribed thereto in Section 2.01(e);

(t) “Company Options” means the options to purchase shares of Company Common Stock listed in Section 3.01(c) of the Company Disclosure Letter;

(u)	“Company Option Plans” shall have the meaning set forth in Section 6.02(e);

(v)	“Company Plans” shall have the meaning set forth in Section 3.01(i)(i);

(w) “Company Permits” shall have meaning ascribed thereto in Section 3.01(p)(i);

(x)	“Company SEC Documents” shall have the meaning ascribed thereto in Section 3.01(e);

(y) “Company Warrants” means warrants to purchase shares of Company Common Stock as listed in Section 3.01(c) of the Company Disclosure Letter;

(z) “Confidentiality Agreement” shall have meaning ascribed thereto in Section 4.02(a);

(aa) “Controlled Group” shall have meaning ascribed thereto in Section 3.01(h)(iii);

(bb) “Delaware Certificate of Merger” shall have meaning ascribed thereto in Section 1.03;

(cc)	“Dissenting Shares” shall have the meaning set forth in Section 2.04;

(dd) “DGCL” shall have meaning ascribed thereto in the second recital to this Agreement;

(ee) “Effective Time” shall have meaning ascribed thereto in Section 1.03;

(ff)       “Environmental Claim” means any written or oral notice, claims, demand, action, suit, complaint, proceeding or other communication by any Person alleging liability or potential liability (including without limitation liability or potential liability for investigatory costs, cleanup costs, governmental response costs, natural resource damages, property damage, personal injury, fines or penalties) arising out of, relating to, based on or resulting from (A) the presence, discharge, emission, release or threatened release of any Hazardous Materials at any location, whether or not owned, leased or operated by the Company or Parent (as applicable) or (B) circumstances forming the basis of any violation or alleged violation of any Environmental Law or Environmental Permit or (C) otherwise relating to obligations or liabilities under any Environmental Laws;

(gg)      “Environmental Permits” means all permits, licenses, registrations and other governmental authorizations required under Environmental Laws for the Company or Parent (as applicable) to conduct its operations and business on the date hereof and consistent with past practices;

(hh)      “Environmental Laws” means all applicable federal, state and local statutes, rules, regulations, ordinances, orders, decrees and common law relating in any manner to contamination, pollution or protection of the environment, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Solid Waste Disposal Act of 1976, the Clean Air Act, the Clean Water Act, the Toxic Substances Control Act of 1976, the Occupational Safety and Health Act of 1970, the Emergency Planning and Community-Right-to-Know Act, the Safe Drinking Water Act, all as amended, and similar state laws;

(ii) “ERISA” shall mean the Employee Retirement Income Security Act of 1974 or any successor law, and regulations and rules issued pursuant to that Act or any successor law;

(jj) “Exchange Act” shall mean the Exchange Act of 1934, as amended;

(kk)	“Exchange Agent” shall have the meaning set forth in Section 2.02;

(ll)	“Exchange Fund” shall have the meaning set forth in Section 2.02;

(mm) “FDA” shall have meaning ascribed thereto in Section 3.01(p)(ii);

(nn) “FDCA” shall have meaning ascribed thereto in Section 3.01(q)(ii);

(oo)	“Flow of Funds” shall have the meaning set forth in Section 6.01(e);

(pp)	“Form S-4” shall have the meaning set forth in Section 3.01(g);

(qq) “GAAP” shall have meaning ascribed thereto in Section 3.01(e);

(rr) “Governmental Entity” shall have meaning ascribed thereto in Section 3.01(d);

(ss)      “Hazardous Materials” means all hazardous or toxic substances, wastes, materials or chemicals, petroleum (including crude oil or any fraction thereof) and petroleum products, friable asbestos and asbestos-containing materials, pollutants, contaminants and all other materials, and substances regulated pursuant to, or that could reasonably be expected to provide the basis of liability under, any Environmental Law;

(tt)       “Indebtedness” means, with respect to any Person, without duplication, (A) all obligations of such Person for borrowed money, (B) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (C) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (D) all obligations of such Person issued or assumed as the deferred purchase price of property or services (excluding obligations of such Person to creditors for raw materials, inventory, services and supplies incurred in the ordinary course of such Person’s business), (E) all capitalized lease obligations of such Person, (F) all obligations of others secured by any Lien on property or assets owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (G) all obligations of such Person under interest rate or currency hedging transactions (valued at the termination value thereof), (H) all letters of credit issued for the account of such Person, (I) all guarantees and arrangements having the economic effect of a guarantee of such Person of any Indebtedness of any other Person and (K) all obligations with respect to compensation or other employee arrangements which become due or payable as a result of this Agreement or the transactions contemplated hereby;

(uu) “Indemnified Liabilities” shall have meaning ascribed thereto in Section 4.04(a);

(vv) “Indemnified Parties” shall have meaning ascribed thereto in Section 4.04(a);

(ww)     “Intellectual Property” means all rights, privileges and priorities provided under federal, state, foreign and multinational law relating to intellectual property, including, without limitation, all (i)(a) inventions, discoveries, processes, formulae, designs, methods, techniques, procedures, concepts, developments, research, works, technology, new and useful improvements thereof and know-how relating thereto, whether or not patented or eligible for patent protection; (b) copyrights and copyrightable works, including computer applications, programs, software, databases and related items (except for off-the-shelf commercial software); (c) trademarks, service marks, trade names, brand names, corporate names, logos and trade dress, the goodwill of any business symbolized thereby and all common-law rights relating thereto; and (d) trade secrets and other confidential information; and (ii) all registrations, applications, recordings and licenses or other similar agreements related to the foregoing;

(xx)	“In the Money Company Warrants” shall have the meaning set forth in Section 2.03;

(yy) “IRS” shall mean the U.S. Internal Revenue Service;

(zz)      “knowledge of the Company” means the actual knowledge of any officer of the Company, including James Pachence as President of the Company, assuming due inquiry, or those facts which, taking into account the scope and nature of the responsibilities of the individual in question, should have been known to such individual;

(aaa)      “knowledge of Parent” means the actual knowledge of any officer of Parent, assuming due inquiry, or those facts which, taking into account the scope and nature of the responsibilities of the individual in question, should have been known to such individual;

(bbb) “Licenses” shall have meaning ascribed thereto in Section 3.01(o)(ii);

(ccc) “Lien” or “Liens” shall have meaning ascribed thereto in Section 3.01(d);

(ddd)   “Material Adverse Change” or “Material Adverse Effect” means, when used in connection with the Company or Parent, any change, effect, event or occurrence that either individually or in the aggregate with all other such changes, effects, events and occurrences has been or is reasonably likely to be materially adverse to the business, properties, financial condition or results of operations of the Company or Parent, as the case may be, and its Subsidiaries taken as a whole, provided that (i) with respect to Section 3.01(h)(i) and (ii), shall exclude any material adverse change in the Company’s results of operations for any fiscal period prior to the Closing Date that is directly attributable to a disruption in the conduct of the Company’s business arising from the transactions contemplated by this Agreement or the public announcement thereof and (ii) with respect to Section 3.02(f)(i) and (ii), shall exclude any material adverse change in Parent’s results of operations for any fiscal period prior to the Closing Date that is directly attributable to a disruption in the conduct of Parent’s business arising from the transactions contemplated by this Agreement or the public announcement thereof; and provided, further, that Material Adverse Effect and Material Adverse Change shall not be deemed to include the impact of (a) any change in laws and regulations or interpretations thereof by courts or governmental authorities generally applicable to the Company and Parent, (b) any change in GAAP or regulatory accounting principles generally applicable to the Company and Parent, (c) any change arising or resulting from general industry, economic or capital market conditions or conditions in markets relevant to the Company or Parent, as applicable, that affects Parent or the Company, as applicable (or the markets in which Parent or the Company, as applicable, compete) in a manner not disproportionate to the manner in which such conditions affect comparable companies in the industries or markets in which Company or Parent, as applicable, compete, (d) any act or omission of the Company taken with the prior written consent of Parent or (e) the expenses reasonably incurred by the Company in entering into this Agreement and consummating the transactions contemplated by this Agreement;

(eee) “Merger” shall have meaning ascribed thereto in second recital to this Agreement;

(fff) “Merger Consideration” shall have meaning ascribed thereto in Section 2.01(c)(ii);

(ggg) “Merger Sub” shall have meaning ascribed thereto in the preamble to this Agreement;

(hhh) “Parent” shall have meaning ascribed thereto in the preamble to this Agreement;

(iii) “Parent Common Stock” means the common stock, par value $0.01 per share, of Parent;

(jjj) “Parent Disclosure Letter” shall have meaning ascribed thereto in Section 3.02;

(kkk)	“Parent Capital Stock” means the Parent Common Stock and the Parent Preferred Stock;

(lll)	“Parent Common Stock” means the common stock, par value $0.01 per share, of Parent;

(mmm) “Parent Preferred Stock” means the preferred stock, par value $0.01 per share, of Parent;

(nnn) “Parent SEC Documents” shall have meaning ascribed thereto in Section 3.02(d);

(ooo) “Parent SEC Financial Statements” shall have meaning ascribed thereto in Section 3.02(d);

(qqq)   “Permitted Lien” means statutory Liens securing payments not yet due and such Liens as do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties;

(rrr) “Person” means an individual, corporation, partnership, joint venture, association, trust, unincorporated organization or other entity;

(sss) “Pharmaceutical Products” shall have meaning ascribed thereto in Section 3.01(p)(ii);

(ttt) “PHSA” shall have meaning ascribed thereto in Section 3.01(p)(ii);

(uuu) “SEC” means the United States Securities and Exchange Commission;

(vvv) “Securities Act” shall mean the Securities Act of 1933, as amended;

(www) “Shareholder Rights Plan” shall have meaning ascribed thereto in Section 3.02(b);

(xxx)    “Subsidiary” of any Person means another Person, who holds an amount of the voting securities, other voting ownership or voting partnership interests which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) or is owned directly or indirectly by such Person;

(yyy)	“Superior Proposal” shall have the meaning ascribed thereto in Section 7.1(f);

(zzz) “Surviving Corporation” shall have meaning ascribed thereto in Section 1.01;

(aaaa)    “Tax” or “Taxes” (and with correlative meaning, “Taxable” and “Taxing” and “Tax Law”) means any United States federal, state or local, or non-United States, income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, natural resources, severance, stamp, withholding, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, net worth, intangibles, social security, unemployment, disability, payroll, license, employee or other tax or similar levy, of any kind whatsoever, including any interest, penalties or additions to tax in respect of the foregoing;

(bbbb)  “Tax Return” means any return, declaration, report, claim for refund, information return or other document (including any related or supporting estimates, elections, schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax;

(cccc)   “Technology” means all inventions, works, discoveries, innovations, know-how, information (including ideas, research and development, know-how, formulas, compositions, processes and techniques, data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, business and marketing plans and proposals, documentation and manuals), computer software, firmware, computer hardware, integrated circuits and integrated circuit masks, electronic, electrical and mechanical equipment and all other forms of technology, including improvements, modifications, works in process, derivatives or changes, whether tangible or intangible, embodied in any form, whether or not protectible or protected by patent, copyright, mask work right, trade secret law or otherwise, and all documents and other materials recording any of the foregoing;

(dddd) “WARN” shall have meaning ascribed thereto in Section 3.01(i)(ii).

8.05      Interpretation.  When reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or Section of this Agreement, unless otherwise indicated.  The table of contents, table of defined terms and headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.  The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.  Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa.  Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  No summary of this Agreement prepared by any party shall affect the meaning or interpretation of this Agreement.

8.06      Counterparts.  This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.  The delivery of a signature page of this Agreement by one party to the other via facsimile or other electronic transmission shall constitute the execution and delivery of this Agreement by the transmitting party.

8.07      Entire Agreement; No Third-Party Beneficiaries.  This Agreement (including the Company Disclosure Letter and the Parent Disclosure Letter, and the Schedules and Exhibits attached hereto) and the other agreements and instruments referred to herein constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement.  This Agreement, other than Section 5.04 (with respect to which the Indemnified Parties shall be third-party beneficiaries), is not intended to confer upon any Person other than the parties any rights or remedies.

8.08      Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws.  Each of the parties to this Agreement (a) consents to submit itself to the personal jurisdiction of any state or federal court sitting in the State of New York in any action in any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, (c) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement or any of the transaction contemplated by this Agreement in any other court.  Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto.  Any party hereto may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 7.02.  Nothing in this Section 7.07, however, shall affect the right of any party to serve legal process in any other manner permitted by law.  Each party hereto hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the transactions contemplated hereby or the actions of any party hereto in the negotiation, administration, performance and enforcement of this Agreement.

8.09      Assignment.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties.  Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

8.10      Remedies.  Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party shall be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy shall not preclude the exercise of any other remedy.  The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

ACCESS PHARMACEUTICALS, INC.

By:	/s/ Jeffrey B. Davis
	Name:	Jeffrey B. Davis
	Title:	Chief Executive Officer
MACM ACQUISITION CORP.

By:	/s/ Jeffrey B. Davis
	Name:	Jeffrey B. Davis
	Title:	President
MACROCHEM CORPORATION

By:	/s/ David P. Luci
	Name:	David P. Luci
	Title:	President & Chief Business Officer

APPENDIX B

Written Consent of Stockholders of MacroChem Corporation

WRITTEN CONSENT TO ACTION
OF A
MAJORITY-IN-INTEREST
OF THE
STOCKHOLDERS
OF
MACROCHEM CORPORATION
____________________

The undersigned, being stockholders of MacroChem Corporation, a Delaware corporation (the “Corporation”), holding a majority-in-interest of the issued and outstanding shares of common stock, par value $0.01 per share (the “Common Stock”) of the Corporation, do hereby adopt the following preambles and resolutions by written consent, without a formal meeting, pursuant to Section 228 of the Delaware General Corporation Law (“DGCL”) and in lieu of a Special Meeting of the Stockholders, effective as of the date specified herein:
I.	The following preambles and Resolutions are adopted effective as of the date hereof:

WHEREAS, the Corporation’s board of directors having approved that certain Merger Agreement, by and between Access Pharmaceuticals, Inc., a Delaware corporation (“Parent”), MACM Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and the Corporation, in the form annexed as Exhibit A hereto (the “Merger Agreement”) and the transactions contemplated thereby, which Merger Agreement is subject to the approval of the stockholders of the Corporation;
NOW, THEREFORE, it is
RESOLVED, that the form, terms and provisions of the Merger Agreement, in the form annexed as Exhibit A hereto, and the transactions contemplated thereby, is and hereby are ratified and approved in all respects; and be it further
RESOLVED, that the authorized officers of the Corporation are hereby authorized and directed to do and perform all such acts to execute, deliver and perform under the Merger Agreement and to execute, deliver, file and record, as the case may be, any and all documents, instruments, certificates or instructions (however characterized or described) as they or any of them may deem necessary or advisable to carry into effect the purpose and intent of the foregoing resolutions or the transactions contemplated therein or thereby, and all such acts of the officers and directors of this Corporation, whether heretofore or hereafter done or performed, in accordance with the purposes and intent of these resolutions are hereby ratified, confirmed and approved, and the fact that such acts are done and such expenses incurred, and the execution, delivery, filing and recording, as the case may be, of such documents, instruments, certificates or instructions, shall be conclusive evidence that such acts were necessary.

This consent of a majority-in-interest of the shares of Common Stock of the Corporation may be executed in one or more counterparts, all of which together shall constitute one and the same document and, when executed by stockholders of the Corporation holding a majority of the issued and outstanding Common Stock of the Corporation, the foregoing resolutions may be certified by the Secretary of the Corporation as and for the act of the Stockholders of MacroChem Corporation effective July 30, 2008.

Signature of Stockholder                                                                                     Number of Shares Held

/s/ Steven H. Rouhandeh                                                                           22,428,035
____________________                                                                           ____________________
SCO Capital Partners LLC

/s/ Lynn A.  Frielinghaus                                                                           446,947
____________________                                                                           ____________________
The Steven H. Rouhandeh
Family Trust

/s/ Steven H. Rouhandeh                                                                           993,941
____________________                                                                           ____________________
SCO Capital Partners, L.P.

/s/ Jeffrey B. Davis                                                                               2,973,693
____________________                                                                           ____________________
Lake End Capital LLC

/s/ Stephen H. Rouhandeh                                                                           1,872,949
____________________                                                                           ____________________
Beach Capital LLC

Total Shares Represented:                                                                           28,715,565

APPENDIX C

Notification of Appraisal Rights of MacroChem Corporation Pursuant to Section 262 of the Delaware General Corporation Law

Appendix C

NOTIFICATION OF APPRAISAL RIGHTS OF MACROCHEM CORPORATION

PURSUANT TO SECTION 262

OF THE

DELAWARE GENERAL CORPORATION LAW

If a stockholder of MacroChem Corporation (the “Company”) has not approved the merger between MacroChem Corporation (the “Company”), Access Pharmaceuticals, Inc. (“Access”) and MACM Acquisition Corp. (“Merger Sub”), he, she or it is entitled to certain appraisal rights.

This notification of appraisal rights provides our stockholders with the right within twenty (20) days of mailing hereof, to demand in writing from Access the appraisal of such holders’ shares.  The record date to determine stockholders entitled to receive this notice and consider the exercise of appraisal rights has been set for July 30, 2008.

A copy of the appraisal rights provisions of the Delaware General Corporation Law (“DGCL”) is attached as Appendix D to the Information Statement to which this Appraisal Rights Notice is attached.

MacroChem Corporation

/s/ Robert J. DeLuccia
By:           ____________________
Name: Robert J. DeLuccia
Title: Chairman

APPENDIX D

SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

Appraisal Rights

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person's own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation. (8 Del. C. 1953, § 262; 56 Del. Laws, c. 50; 56 Del. Laws, c. 186, § 24; 57 Del. Laws, c. 148, §§ 27-29; 59 Del. Laws, c. 106, § 12; 60 Del. Laws, c. 371, §§ 3-12; 63 Del. Laws, c. 25, § 14; 63 Del. Laws, c. 152, §§ 1, 2; 64 Del. Laws, c. 112, §§ 46-54; 66 Del. Laws, c. 136, §§ 30-32; 66 Del. Laws, c. 352, § 9; 67 Del. Laws, c. 376, §§ 19, 20; 68 Del. Laws, c. 337, §§ 3, 4; 69 Del. Laws, c. 61, § 10; 69 Del. Laws, c. 262, §§ 1-9; 70 Del. Laws, c. 79, § 16; 70 Del. Laws, c. 186, § 1; 70 Del. Laws, c. 299, §§ 2, 3; 70 Del. Laws, c. 349, § 22; 71 Del. Laws, c. 120, § 15; 71 Del. Laws, c. 339, §§ 49-52; 73 Del. Laws, c. 82, § 21; 76 Del. Laws, c. 145, §§ 11-16.)

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

Our Certificate of Incorporation also contains provisions to indemnify the directors, officers, employees or other agents to the fullest extent permitted by the General Corporation Law of Delaware. These provisions may have the practical effect in certain cases of eliminating the ability of shareholders to collect monetary damages from directors. We believe that these provisions will assist us in attracting or retaining qualified individuals to serve as our directors.

Item 21. Exhibits

The following is a list of exhibits filed as a part of this registration statement:

Exhibit
Number	Description of Document

2.1
Amended and Restated Agreement of Merger and Plan of Reorganization between Access Pharmaceuticals, Inc. and Chemex Pharmaceuticals, Inc., dated as of October 31, 1995 (Incorporated by reference to Exhibit A of the our Registration Statement on Form S-4 dated December 21, 1995, Commission File No. 33-64031)

2.2
Agreement and Plan of Merger, by and among Access Pharmaceuticals, Inc., Somanta Acquisition Corporation, Somanta Pharmaceuticals, Inc. Somanta Incorporated and Somanta Limited, dated April 18, 2007. (Incorporated by reference to Exhibit 2.1 to our Form 8-K dated April 18, 2007)

2.3
Agreement and Plan of Merger, by and among Access Pharmaceuticals, Inc., MACM Acquisition Corporation and MacroChem Corporation, dated July 9, 2008. (Incorporated by reference to Exhibit 2.3 of our Form 10-Q for the quarter ended June 30, 2008)

3.1	Certificate of Incorporation (Incorporated by Reference to Exhibit 3(a) of our Form 8-B dated July 12, 1989, Commission File Number 9-9134)
3.2           Certificate of Amendment of Certificate of Incorporation filed August 21, 1992
3.3	Certificate of Merger filed January 25, 1996. (Incorporated by reference to Exhibit E of our Registration Statement on Form S-4 dated December 21, 1995, Commission File No. 33-64031)
3.4
Certificate of Amendment of Certificate of Incorporation filed January 25, 1996. (Incorporated by reference to Exhibit E of our Registration Statement on Form S-4 dated December 21, 1995, Commission File No. 33-64031)

3.5	Certificate of Amendment of Certificate of Incorporation filed July 18, 1996. (Incorporated by reference to Exhibit 3.8 of our Form 10-K for the year ended December 31, 1996)
3.6	Certificate of Amendment of Certificate of Incorporation filed June 18, 1998. (Incorporated by reference to Exhibit 3.8 of our Form 10-Q for the quarter ended June 30, 1998
3.7	Certificate of Amendment of Certificate of Incorporation filed July 31, 2000. (Incorporated by reference to Exhibit 3.8 of our Form 10-Q for the quarter ended March 31, 2001)
3.8
Certificate of Designations of Series A Junior Participating Preferred Stock filed November 7, 2001 (Incorporated by reference to Exhibit 4.1.h of our Registration Statement on Form S-8, dated December 14, 2001, Commission File No. 333-75136)

3.9	Amended and Restated Bylaws (Incorporated by reference to Exhibit 3.1 of our Form 10-Q for the quarter ended June 30, 1996)
3.10	Certificate of Designation of Series A Cumulative Convertible Preferred Stock filed November 9, 2007 (Incorporated by reference to Exhibit 3.10 to our Form 10-K for the year ended December 31, 2007)
3.11
Certificate of Amendment to Certificate of Designations, Rights and Preferences of Series A Cumulative Convertible Preferred Stock filed June 11, 2008 (Incorporated by reference to Exhibit 3.11 of our Form 10-Q for the quarter ended June 30, 2008)

5.1	Opinion of Bingham McCutchen LLP
10.1*	1995 Stock Option Plan (Incorporated by reference to Exhibit F of our Registration Statement on Form S-4 dated December 21, 1995, Commission File No. 33-64031

10.2*	Amendment to 1995 Stock Option Plan (Incorporated by reference to Exhibit 10.25 of our Form 10-K for the year ended December 31, 2001)
10.3	Lease Agreement between Pollock Realty Corporation and us dated July 25, 1996 (Incorporated by reference to Exhibit 10.19 of our Form 10-Q for the quarter ended September 30, 1996)
10.4
Platinate HPMA Copolymer Royalty Agreement between The School of Pharmacy, University of London and the Company dated November 19, 1996 (Incorporated by reference to Exhibit 10.11 of our Form 10-K for the year ended December 31, 1996)

10.5*	Employment Agreement of David P. Nowotnik, PhD (Incorporated by reference to Exhibit 10.19 of our Form 10-K for the year ended December 31, 1999)

10.6*	401(k) Plan (Incorporated by reference to Exhibit 10.20 of our Form 10K for the year ended December 31, 1999)
10.7	Form of Convertible Note (Incorporated by reference to Exhibit 10.24 of our Form 10-Q for the quarter ended September 30, 2000)
10.8
Rights Agreement, dated as of October 31, 2001 between the us and American Stock Transfer & Trust Company, as Rights Agent (incorporated by reference to Exhibit 99.1 of our Current Report on Form 8-K dated October 19, 2001)

10.9	Amendment to Rights Agreement, dated as of February 16, 2006 between us and American Stock Transfer & Trust Company, as Rights Agent (2)
10.10	Amendment to Rights Agreement, dated as of November 9, 2007 between us and American Stock Transfer & Trust Company as Rights Agent
10.11*	2001 Restricted Stock Plan (Incorporated by reference to Appendix A of our Proxy Statement filed on April 16, 2001)
10.12*	2005 Equity Incentive Plan (Incorporated by reference to Exhibit 1 of our Proxy Statement filed on April 18, 2005 (2)
10.13*	Employment Agreement, dated as of June 1, 2005 by and between us and Stephen B. Thompson (1)
10.14       Asset Sale Agreement, dated as of October 12, 2005, between us and Uluru, Inc. (1)
10.15	Amendment to Asset Sale Agreement, dated as of December 8, 2006, between us and Uluru, Inc. (3)
10.16       License Agreement, dated as of October 12, 2005, between us and Uluru, Inc. (1)
10.17	Form of Warrant, dated February 16, 2006, issued by us to certain Purchasers (2)
10.18	Form of Warrant, dated October 24, 2006, issued by us to certain Purchasers (3)
10.19	Form of Warrant, December 6, 2006, issued by us to certain Purchasers (3)
10.20*	2007 Special Stock Option Plan and Agreement, dated January 4, 2007, by and between us and Stephen R. Seiler, President and Chief Executive Officer (4)
10.21	Note Purchase Agreement dated April 26, 2007 between us and Somanta Pharmaceuticals, Inc. (Incorporated by reference to Exhibit 10.42 of our Form 10-Q for the quarter ended June 30, 2007)
10.22	Preferred Stock and Warrant Purchase Agreement, dated November 7, 2007, between us and certain Purchasers (5)
10.23	Investor Rights Agreement, dated November 10, 2007, between us and certain Purchasers (5)
10.24	Form of Warrant Agreement dated November 10, 2007, between us and certain Purchasers (5)
10.25	Board Designation Agreement, dated November 15, 2007, between us and SCO Capital Partners LLC (5)
10.26	Amendment and Restated Purchase Agreement, dated February 4, 2008 between us and certain Purchasers (5)
10.27	Amended and Restated Investor Rights Agreement, dated February 4, 2008 between us and certain Purchasers (5)
10.28*	Employment Agreement, dated January 4, 2008 between us and Jeffrey B. Davis (5)
23.1        Consent of Whitley Penn LLP
23.2        Consent of Stonefield Josephson, Inc.
23.3        Consent of Vitale, Caturano & Company, Ltd.
23.4        Consent of JH Cohn LLP
23.5        Consent of Bingham McCutchen LLP (Included in Exhibit 5.1)

*	Management contract or compensatory plan required to be filed as an Exhibit to this Form pursuant to Item 15(c) of the report.

(1)	Incorporated by reference to our Form 10-K for the year ended December 31, 2005.
(2)	Incorporated by reference to our Form 10-Q for the quarter ended March 31, 2006.
(3)	Incorporated by reference to our Form 10-K for the year ended December 31, 2006.
(4)	Incorporated by reference to our Form 10-Q for the quarter ended March 31, 2007.
(5)	Incorporated by reference to our Form S-1, 333-149633.

Item 22. Undertakings

The undersigned Registrant hereby undertakes:

(a)	(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)  That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
(1) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(e)
The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means.  This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding the request.

(f)
The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(g)
Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on this 2nd day of December 2008.

ACCESS PHARMACEUTICALS, INC.

Date December 2, 2008                                                                               By: /s/ Jeffrey B. Davis
Jeffrey B. Davis
Chief Executive Officer
(Principal Executive Officer)

Date December 2, 2008                                                                               By:  /s/ Stephen B. Thompson
Stephen B. Thompson
Vice President, Chief Financial
Officer and Treasurer
(Principal Accounting Officer)

POWER OF ATTORNEY

We, the undersigned directors of Access Pharmaceuticals, Inc., hereby severally constitute and appoint Jeffrey B. Davis and Stephen B. Thompson, and both or either one of them, our true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution in for him and in his name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and any subsequent registration statements pursuant to Rule 462 of the Securities Act, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

In accordance with the Securities and Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated:

Date            December 2, 2008                                                     By:           /s/ Jeffrey B. Davis
Jeffrey B. Davis, Director,
Chief Executive Officer

Date            December 2, 2008                                                     By:           /s/ Mark J. Ahn
Mark J. Ahn, Director

Date            December 2, 2008                                                     By:           /s/ Mark J. Alvino
Mark J. Alvino, Director

Date            December 2, 2008                                                     By:           /s/ Esteban Cvitkovic
Esteban Cvitkovic, Director
Date            December 2, 2008                                                     By:           /s/ Stephen B. Howell
Stephen B. Howell, Director

Date     December 2, 2008                                                     By:           /s/ David P. Luci
David P. Luci, Director

Date            December 2, 2008                                                     By:           /s/ Steven H. Rouhandeh
Steven H. Rouhandeh, Chairman of
the Board

Exhibit
Number	Description of Document

Exhibit Number
2.1
Amended and Restated Agreement of Merger and Plan of Reorganization between Access Pharmaceuticals, Inc. and Chemex Pharmaceuticals, Inc., dated as of October 31, 1995 (Incorporated by reference to Exhibit A of the our Registration Statement on Form S-4 dated December 21, 1995, Commission File No. 33-64031)

2.2
Agreement and Plan of Merger, by and among Access Pharmaceuticals, Inc., Somanta Acquisition Corporation, Somanta Pharmaceuticals, Inc. Somanta Incorporated and Somanta Limited, dated April 18, 2007. (Incorporated by reference to Exhibit 2.1 to our Form 8-K dated April 18, 2007)

2.3
Agreement and Plan of Merger, by and among Access Pharmaceuticals, Inc., MACM Acquisition Corporation and MacroChem Corporation, dated July 9, 2008. (Incorporated by reference to Exhibit 2.3 of our Form 10-Q for the quarter ended June 30, 2008)

3.1	Certificate of Incorporation (Incorporated by Reference to Exhibit 3(a) of our Form 8-B dated July 12, 1989, Commission File Number 9-9134)
3.2           Certificate of Amendment of Certificate of Incorporation filed August 21, 1992
3.3	Certificate of Merger filed January 25, 1996. (Incorporated by reference to Exhibit E of our Registration Statement on Form S-4 dated December 21, 1995, Commission File No. 33-64031)
3.4
Certificate of Amendment of Certificate of Incorporation filed January 25, 1996. (Incorporated by reference to Exhibit E of our Registration Statement on Form S-4 dated December 21, 1995, Commission File No. 33-64031)

3.5	Certificate of Amendment of Certificate of Incorporation filed July 18, 1996. (Incorporated by reference to Exhibit 3.8 of our Form 10-K for the year ended December 31, 1996)
3.6	Certificate of Amendment of Certificate of Incorporation filed June 18, 1998. (Incorporated by reference to Exhibit 3.8 of our Form 10-Q for the quarter ended June 30, 1998
3.7	Certificate of Amendment of Certificate of Incorporation filed July 31, 2000. (Incorporated by reference to Exhibit 3.8 of our Form 10-Q for the quarter ended March 31, 2001)
3.8
Certificate of Designations of Series A Junior Participating Preferred Stock filed November 7, 2001 (Incorporated by reference to Exhibit 4.1.h of our Registration Statement on Form S-8, dated December 14, 2001, Commission File No. 333-75136)

3.9	Amended and Restated Bylaws (Incorporated by reference to Exhibit 3.1 of our Form 10-Q for the quarter ended June 30, 1996)
3.10	Certificate of Designation of Series A Cumulative Convertible Preferred Stock filed November 9, 2007 (Incorporated by reference to Exhibit 3.10 to our Form 10-K for the year ended December 31, 2007)
3.11
Certificate of Amendment to Certificate of Designations, Rights and Preferences of Series A Cumulative Convertible Preferred Stock filed June 11, 2008 (Incorporated by reference to Exhibit 3.11 of our Form 10-Q for the quarter ended June 30, 2008)

5.1	Opinion of Bingham McCutchen LLP
10.1*	1995 Stock Option Plan (Incorporated by reference to Exhibit F of our Registration Statement on Form S-4 dated December 21, 1995, Commission File No. 33-64031
10.2*	Amendment to 1995 Stock Option Plan (Incorporated by reference to Exhibit 10.25 of our Form 10-K for the year ended December 31, 2001)
10.3	Lease Agreement between Pollock Realty Corporation and us dated July 25, 1996 (Incorporated by reference to Exhibit 10.19 of our Form 10-Q for the quarter ended September 30, 1996)
10.4
Platinate HPMA Copolymer Royalty Agreement between The School of Pharmacy, University of London and the Company dated November 19, 1996 (Incorporated by reference to Exhibit 10.11 of our Form 10-K for the year ended December 31, 1996)

10.5*	Employment Agreement of David P. Nowotnik, PhD (Incorporated by reference to Exhibit 10.19 of our Form 10-K for the year ended December 31, 1999)
10.6*	401(k) Plan (Incorporated by reference to Exhibit 10.20 of our Form 10K for the year ended December 31, 1999)
10.7	Form of Convertible Note (Incorporated by reference to Exhibit 10.24 of our Form 10-Q for the quarter ended September 30, 2000)
10.8
Rights Agreement, dated as of October 31, 2001 between the us and American Stock Transfer & Trust Company, as Rights Agent (incorporated by reference to Exhibit 99.1 of our Current Report on Form 8-K dated October 19, 2001)

10.9	Amendment to Rights Agreement, dated as of February 16, 2006 between us and American Stock Transfer & Trust Company, as Rights Agent (2)
10.10	Amendment to Rights Agreement, dated as of November 9, 2007 between us and American Stock Transfer & Trust Company as Rights Agent
10.11*	2001 Restricted Stock Plan (Incorporated by reference to Appendix A of our Proxy Statement filed on April 16, 2001)
10.12*	2005 Equity Incentive Plan (Incorporated by reference to Exhibit 1 of our Proxy Statement filed on April 18, 2005 (2)
10.13*	Employment Agreement, dated as of June 1, 2005 by and between us and Stephen B. Thompson (1)
10.14       Asset Sale Agreement, dated as of October 12, 2005, between us and Uluru, Inc. (1)
10.15	Amendment to Asset Sale Agreement, dated as of December 8, 2006, between us and Uluru, Inc. (3)
10.16       License Agreement, dated as of October 12, 2005, between us and Uluru, Inc. (1)

10.17	Form of Warrant, dated February 16, 2006, issued by us to certain Purchasers (2)
10.18	Form of Warrant, dated October 24, 2006, issued by us to certain Purchasers (3)
10.19	Form of Warrant, December 6, 2006, issued by us to certain Purchasers (3)
10.20*	2007 Special Stock Option Plan and Agreement, dated January 4, 2007, by and between us and Stephen R. Seiler, President and Chief Executive Officer (4)
10.21	Note Purchase Agreement dated April 26, 2007 between us and Somanta Pharmaceuticals, Inc. (Incorporated by reference to Exhibit 10.42 of our Form 10-Q for the quarter ended June 30, 2007)
10.22	Preferred Stock and Warrant Purchase Agreement, dated November 7, 2007, between us and certain Purchasers (5)
10.23	Investor Rights Agreement, dated November 10, 2007, between us and certain Purchasers (5)
10.24	Form of Warrant Agreement dated November 10, 2007, between us and certain Purchasers (5)
10.25	Board Designation Agreement, dated November 15, 2007, between us and SCO Capital Partners LLC (5)
10.26	Amendment and Restated Purchase Agreement, dated February 4, 2008 between us and certain Purchasers (5)
10.27	Amended and Restated Investor Rights Agreement, dated February 4, 2008 between us and certain Purchasers (5)
10.28*	Employment Agreement, dated January 4, 2008 between us and Jeffrey B. Davis (5)
23.1        Consent of Whitley Penn LLP
23.2        Consent of Stonefield Josephson, Inc.
23.3        Consent of Vitale, Caturano & Company, Ltd.
23.4        Consent of JH Cohn LLP
23.5        Consent of Bingham McCutchen LLP (included in Exhibit 5.1)

*	Management contract or compensatory plan required to be filed as an Exhibit to this Form pursuant to Item 15(c) of the report.

(6)	Incorporated by reference to our Form 10-K for the year ended December 31, 2005.
(7)	Incorporated by reference to our Form 10-Q for the quarter ended March 31, 2006.
(8)	Incorporated by reference to our Form 10-K for the year ended December 31, 2006.
(9)	Incorporated by reference to our Form 10-Q for the quarter ended March 31, 2007.
(10)	Incorporated by reference to our Form S-1, 333-149633.